As filed with the Securities and Exchange Commission on November 22, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OpSec Holdings

(Exact name of registrant as specified in its charter)

Cayman Islands	3670	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o OpSec Security Group Limited

40 Phoenix Road

Washington NE38 0AD

United Kingdom

+44 (191) 417-5434

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

OpSec Online, LLC

3540 E Longwing Lane, Ste. 300

Meridian, ID 83642

+1 (925) 557-1691

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter Castellon Proskauer Rose LLP 110 Bishopsgate London EC2N 4AY United Kingdom Tel: +44 (20) 7280-2091	William B. Nelson Emily Leitch Shearman & Sterling LLP 800 Capitol Street Houston, TX 77002 Tel: +1 (713) 354-4880

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and once all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS — SUBJECT TO COMPLETION,

DATED                 , 2023

INVESTCORP EUROPE ACQUISITION CORP I

Century Yard, Cricket Square

Elgin Avenue

P.O. Box 1111, George Town

Grand Cayman, Cayman Islands

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF INVESTCORP EUROPE ACQUISITION CORP I

AND

PROSPECTUS FOR

83,880,667 ORDINARY SHARES AND

33,950,000 WARRANTS OF OPSEC HOLDINGS

The board of directors of Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company (“IVC Europe”), has unanimously approved the business combination agreement, dated as of April 25, 2023 (as it may be amended, the “Business Combination Agreement”), by and among IVC Europe, OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability (“Pubco”), Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and a wholly owned subsidiary of Pubco (“Merger Sub I”), Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and a wholly owned subsidiary of Pubco (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (“OpSec”), Orca Midco Limited, a private limited company incorporated under the laws of England and Wales (“Orca Midco”), Orca Bidco Limited, a private limited company incorporated under the laws of England and Wales and a subsidiary of OpSec (“Orca Bidco”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), and Mill Reef Capital Fund SCS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef,” and together with ITSF, the “OpSec Shareholders”), which, among other things, provides that: (i) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding ordinary shares of OpSec, par value £1.00 (“OpSec Ordinary Shares”) in exchange for (a) ordinary shares of Pubco, par value $0.0001 (“Pubco Ordinary Shares”); (b) an aggregate amount in cash equal to $10.0 million (collectively, the “Share Contribution”); and (c) if a share price target is met or a change of control of Pubco takes place within ten years of the Second Merger Effective Time (as defined below), additional Pubco Ordinary Shares; (ii) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec will cease and Merger Sub I will continue as the surviving company (the “First Merger”); and (iii) following the First Merger, IVC Europe will merge with and into Merger Sub II (the “Second Merger”), as a result of which, at the effective time of the Second Merger (the “Second Merger Effective Time): (a) the separate corporate existence of Merger Sub II will cease and IVC Europe will continue as the surviving company; (b) the issued and outstanding public units of IVC Europe (“IVC Europe Public Units) will be automatically detached the holder thereof will be deemed to hold one Class A ordinary share of IVC Europe, par value $0.0001 (“IVC Europe Class A Ordinary Shares”) and one-half of a warrant of IVC Europe (“IVC Europe Warrants”); (c) the issued and outstanding IVC Europe Class A Ordinary Shares will be exchanged for Pubco Ordinary Shares; (d) the issued and outstanding Class B ordinary shares of IVC Europe, par value $0.0001 (“IVC Europe Class B Shares”) immediately prior to the Second Merger Effective Time will be sold and transferred to Pubco in exchange for Pubco Ordinary Shares; and (e) the IVC Europe Warrants outstanding immediately prior to the Second Merger Effective Time will cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrants and will instead be assumed by Pubco and automatically converted into warrants issued by Pubco (“Pubco Warrants”) to acquire an equal number of Pubco Ordinary Shares. As a result of and upon consummation of the business combination (the “Business Combination”), each of IVC Europe and Orca Holdings Limited (after merging with and into Merger Sub I) will become a wholly owned subsidiary of Pubco, as described in this proxy statement/prospectus, and Pubco will become a new public company owned by the prior shareholders of IVC Europe and the prior shareholders of OpSec. The IVC Europe board of directors’ unanimous approval of the Business Combination was based on all of the information available and the factors presented to and considered by it, as well as the unanimous recommendation of the special committee of the board of directors that was formed to evaluate the Business Combination.

In connection with the Business Combination Agreement and the transactions contemplated thereby (the “Proposed Transactions”), Europe Acquisition Holdings Limited, a Cayman Islands exempted company (the “Sponsor”), and certain shareholders of IVC Europe (together with Sponsor, the “Sponsor Members”) entered into that certain sponsor support agreement, dated as of April 25, 2023 (the “Sponsor Support Agreement”), with Pubco and IVC Europe, pursuant to which, among other things, the Sponsor has agreed to (i) along with certain other Sponsor Members, surrender for no consideration and cancel immediately prior to the Share Contribution, but subject to the consummation of the Second Merger, an aggregate of 2,555,100 IVC Europe Class B Ordinary Shares held by such Sponsor Members immediately prior to the Share Contribution;

(ii) transfer to the OpSec Shareholders immediately following the Share Contribution, but subject to the consummation of the Second Merger, 2,050,000 IVC Europe Warrants held by the Sponsor; and (iii) reimburse IVC Europe for IVC Europe’s expenses in excess of $20.0 million on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each outstanding IVC Europe Class A Ordinary Share will be converted into one Pubco Ordinary Share; (ii) each outstanding IVC Europe Warrant will be converted into one Pubco Warrant that entitles the holder thereof to purchase one Pubco Ordinary Share in lieu of one IVC Europe Class A Ordinary Share and otherwise upon substantially the same terms and conditions; (iii) each outstanding IVC Europe Class B Ordinary Share will be transferred to Pubco in consideration for one Pubco Ordinary Share; and (iv) 100.0% of the outstanding OpSec Ordinary Shares will be transferred to Pubco in consideration for Pubco Ordinary Shares and an aggregate amount in cash equal to $10.0 million. Accordingly, this proxy statement/prospectus covers the issuance by Pubco of an aggregate of 83,880,667 Pubco Ordinary Shares and 33,950,000 Pubco Warrants.

As a result of the Business Combination, assuming that no shareholder of IVC Europe elects to redeem IVC Europe Class A Ordinary Shares issued as part of the units (“IVC Europe Units”) sold in IVC Europe’s initial public offering (the “IVC Europe IPO”) for cash as permitted by IVC Europe’s amended and restated memorandum and articles of association (the “IVC Europe Articles”), and assuming that no Pubco Warrants are exercised and no “earnout” shares have been earned, ITSF will own 49.4%, existing public shareholders of IVC Europe will own 41.7% of the Pubco Ordinary Shares, the Sponsor will own 5.4% of the Pubco Ordinary Shares, Mill Reef will own 2.3% of the Pubco Ordinary Shares, and directors and officers of IVC Europe will own 1.2% of the Pubco Ordinary Shares immediately after the completion of the Proposed Transactions.

Under the Business Combination Agreement, the consummation of the Business Combination and the Proposed Transactions is subject to a number of conditions, including, but not limited to: (i) obtaining the approval of shareholders of IVC Europe at an extraordinary general meeting called for the approval of such matters; (ii) no governmental authority having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then effect and that makes the Proposed Transactions illegal or that otherwise prevents or prohibits consummation of the Proposed Transactions; (iii) this proxy statement/prospectus having become effective, no stop order having been issued by the U.S. Securities and Exchange Commission (the “SEC”) that remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order having been threatened or initiated by the SEC that remains pending; and (iv) the Pubco Ordinary Shares and the Pubco Warrants having been approved for listing on the Nasdaq Stock Market (“Nasdaq”), subject to official notice thereof. If any of the conditions to IVC Europe’s, Pubco’s or OpSec’s obligation to consummate the Business Combination or any of the Proposed Transactions is not satisfied, then the parties to the Business Combination Agreement will not be required to consummate the Business Combination or the Proposed Transactions.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of IVC Europe scheduled to be held on                 , 2023.

IVC Europe Public Units, IVC Europe Class A Ordinary Shares and IVC Europe Public Warrants are currently listed on Nasdaq under the symbols “IVCBU,” “IVCB” and “IVCBW,” respectively. Pubco will apply for listing, to be effective at the time of the consummation of the Business Combination, of its Pubco Ordinary Shares and Pubco Warrants on Nasdaq under the symbols “OPSC” and “OPSCW,” respectively. Pubco will not have units traded following consummation of the Business Combination.

Each of IVC Europe and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

Pubco is a “foreign private issuer,” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pubco’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Pubco will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Proposed Transactions and other matters to be considered at the extraordinary general meeting of IVC Europe. Whether or not you plan to attend the extraordinary general meeting, all shareholders of IVC Europe are urged to read this entire document, including the Annexes, the accompanying financial statements of IVC Europe and OpSec and the documents incorporated by reference carefully.

Given that the existence of financial and personal interests of IVC Europe’s directors and officers may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is in the best interests of IVC Europe and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposed Transactions, the IVC Europe Board determined that it was in the best interests of the IVC Europe Public Shareholders to establish an independent special committee (the “Special Committee”) to evaluate the Proposed Transactions. The Proposed Transactions are related-party transactions. OpSec is currently a portfolio company managed by ITSF, an affiliate of Investcorp Holdings B.S.C.(c), which also indirectly owns the Sponsor. After the Business Combination, ITSF will continue to hold a controlling economic and voting interest in OpSec. See the sections titled “Proposal No. 1 — The Business Combination Proposal — Interests of IVC Europe’s Directors and Officers in the Business Combination” and “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in the accompanying proxy statement/prospectus.

You should also carefully consider the risk factors described in the section titled “Risk  Factors” beginning on page 57 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the transactions described in this proxy statement/prospectus, passed upon the merits or fairness of the transactions described in this proxy statement/prospectus or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

This proxy statement/prospectus is dated                 , 2023, and is first being mailed to shareholders of IVC Europe on or about                 , 2023.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus; and, if given or made, such information or representation must not be relied upon as having been authorized by IVC Europe, OpSec or Pubco. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of IVC Europe, OpSec or Pubco since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

INVESTCORP EUROPE ACQUISITION CORP I

Century Yard, Cricket Square

Elgin Avenue

P.O. Box 1111, George Town

Grand Cayman, Cayman Islands

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

INVESTCORP EUROPE ACQUISITION CORP I

TO BE HELD ON                 , 2023

TO THE SHAREHOLDERS OF INVESTCORP EUROPE ACQUISITION CORP I:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company (“IVC Europe”), will be held at 10:00 a.m. New York time on                , 2023, virtually via live webcast and at the offices of Shearman & Sterling LLP, located at 599 Lexington Avenue, New York, New York 10022. Shareholders of IVC Europe or their proxyholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting                 and entering their control number assigned by Continental Stock Transfer & Trust Company (“Continental”). For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of IVC Europe, the physical location of the meeting shall be at the offices of Shearman & Sterling LLP at 599 Lexington Avenue, New York, NY 10022. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

The Business Combination Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the Business Combination Agreement, dated as of April 25, 2023 (the “Business Combination Agreement”), by and among IVC Europe, OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability (“Pubco”), Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and a wholly owned subsidiary of Pubco (“Merger Sub I”), Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and a wholly owned subsidiary of Pubco (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (“OpSec”), Orca Midco Limited, a private limited company incorporated under the laws of England and Wales (“Orca Midco”), Orca Bidco Limited, a private limited company incorporated under the laws of England and Wales and a subsidiary of OpSec (“Orca Bidco”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), and Mill Reef Capital Fund ScS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “OpSec Shareholders”), which proposal shall include approval of each of the following:

•

the contribution to Pubco by the OpSec Shareholders of all the issued and outstanding ordinary shares of OpSec, par value £1.00 (“OpSec Ordinary Shares”) in exchange for (i) ordinary shares of Pubco, par value $0.0001 (“Pubco Ordinary Shares”); and (ii) an aggregate amount in cash equal to $10.0 million (collectively, the “Share Contribution”)

•	the merger of OpSec with and into Merger Sub I, as a result of which the separate corporate existence of OpSec will cease and Merger Sub I will continue as the surviving company (the “First Merger”)

•

the merger of IVC Europe with and into Merger Sub II (the “Second Merger”), as a result of which, at the Second Merger Effective Time (the “Second Merger Effective Time”): (i) the separate corporate existence of Merger Sub II will cease and IVC Europe will continue as the surviving company; (ii) the issued and outstanding public units of IVC Europe (“IVC Europe Public Units”) will be automatically detached, and the holder thereof will be deemed to hold one Class A ordinary share of IVC Europe, par value $0.0001 (“IVC Europe Class A Ordinary Share”) and one-half of a warrant of IVC Europe (“IVC Europe Warrants”); (iii) the issued and outstanding IVC Europe A Ordinary Shares shall be exchanged for Pubco Ordinary Shares; (iv) the issued and outstanding Class B ordinary shares of IVC Europe, par value $0.0001 (“IVC Europe Class B Ordinary Shares,” together with the IVC Europe Class A Ordinary Shares, the “IVC Europe Ordinary Shares”) immediately prior to the effective time of the Second Merger shall be sold and transferred to Pubco in exchange for Pubco Ordinary Shares; and (v) the IVC Europe Warrants outstanding immediately prior to the effective time of the Second Merger shall cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrants and will instead be assumed by Pubco and automatically converted into warrants issued by Pubco (the “Pubco Warrants”) to acquire an equal number of Pubco Ordinary Shares

•	the form of the amended and restated memorandum and articles of association of IVC Europe (the “IVC Europe Articles”)

•	the form of the amended and restated memorandum and articles of association of Pubco (the “Pubco Articles”)

•	the other transactions contemplated by the Business Combination Agreement (together with the First Merger, the Second Merger and the Share Contribution, the “Proposed Transactions”).

A copy of the Business Combination Agreement and a copy of the Pubco Articles are attached to the accompanying proxy statement/prospectus as Annex A and Annex B, respectively — we refer to this proposal as the “Business Combination Proposal;”

•

The Merger Proposal: to consider and vote upon, as a special resolution, a proposal to approve and authorize the Plan of Merger (the “Plan of Merger”) (made in accordance with the provisions of Section 233 of the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced and attached to the accompanying proxy statement/prospectus as Annex C) and to authorize the merger of IVC Europe with Merger Sub II — we refer to this proposal as the “Merger Proposal;” and

•

The Adjournment Proposal: to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates: (i) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote; and (ii) to the extent necessary, to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders of IVC Europe or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient IVC Europe Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting — we refer to this proposal as the “Adjournment Proposal.”

Notwithstanding the order in which the proposals are set out herein, the board of directors of IVC Europe (the “IVC Europe Board”) may put the above proposals in such order as it may determine at the extraordinary general meeting.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of IVC Europe Ordinary Shares at the close of business on                 , 2023 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments of the extraordinary general meeting.

After careful consideration of all information available and the factors presented to and considered by the IVC Europe Board and based on the unanimous recommendation of the Special Committee, the IVC Europe Board has determined that the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are advisable and in the commercial interests of IVC Europe and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the IVC Europe

Board’s recommendation of these proposals, you should keep in mind that the Initial IVC Europe Shareholders and IVC Europe’s directors and officers have interests in the Proposed Transactions that may conflict with your interests as a shareholder. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of IVC Europe’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus.

The Proposed Transactions will be consummated only with the affirmative vote of a majority of the holders of the outstanding IVC Europe Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting in favor of the Business Combination Proposal and with the affirmative vote of a majority of at least two-thirds of such holders of IVC Europe Ordinary Shares as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting in favor of the Merger Proposal. If the Business Combination Proposal and the Merger Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.

All shareholders of IVC Europe are cordially invited to attend the extraordinary general meeting. To ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of IVC Europe Ordinary Shares, you may also cast your vote at the meeting in person. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank or other nominee on how to vote your shares and such votes must be cast at the in-person meeting by the broker or by proxy in order to be counted in the quorum and for your votes to be counted for or against the resolution being voted on or as an abstention. Alternatively, if you wish to attend and vote at the meeting, you will need to obtain a proxy from your broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card promptly in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination, the Proposed Transactions and each of the proposals to be considered at the extraordinary general meeting of IVC Europe. Whether or not you plan to attend the extraordinary general meeting, all shareholders of IVC Europe are urged to read the accompanying proxy statement/prospectus, including the annexes, the accompanying financial statements of IVC Europe and OpSec and the documents incorporated by reference carefully. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 51 of the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, at (800) 662-5200; banks and brokers may call (203) 658-9400.

On behalf of the IVC Europe Board, I thank you for your support and look forward to the successful completion of the Proposed Transactions.

By Order of the Board of Directors

Hazem Ben-Gacem Chairman

IF YOU RETURN YOUR PROXY CARD(S) WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE COUNTED AS AN ABSTENTION FROM VOTING ON EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT THAT

IVC EUROPE REDEEM YOUR SHARES FOR CASH NO LATER THAN 5:00 P.M. NEW YORK TIME ON                , 2023 (TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING) BY (i) (A) CHECKING THE BOX ON THE PROXY CARD, OR (B) DELIVERING A REDEMPTION NOTICE TO IVC EUROPE’S TRANSFER AGENT AND (ii) TENDERING YOUR SHARES TO IVC EUROPE’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARE CERTIFICATE AND REDEMPTION NOTICE ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON THE BUSINESS COMBINATION PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION TITLED “EXTRAORDINARY GENERAL MEETING OF IVC EUROPE SHAREHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco, constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to the Pubco Ordinary Shares to be issued to shareholders of IVC Europe, the Pubco Warrants to purchase Pubco Ordinary Shares to be issued to holders of IVC Europe Warrants and the Pubco Ordinary Shares underlying such Pubco Warrants, in connection with the Proposed Transactions. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, with respect to the extraordinary general meeting of IVC Europe at which shareholders of IVC Europe will be asked to consider and vote upon the Business Combination Proposal, among other matters and proposals.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning IVC Europe, free of charge, by written request to IVC Europe at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands.

In order for shareholders of IVC Europe to receive timely delivery of the documents in advance of the Extraordinary General Meeting, you must request the information no later than                , 2023, or five business days prior to the date of the Extraordinary General Meeting.

FINANCIAL STATEMENT PRESENTATION

Pubco

OpSec Holdings was incorporated on April 20, 2023 for the purpose of effectuating the Proposed Transactions. Pubco has no material asset and does not operate any business. Accordingly, no historical financial statements of Pubco have been included in this proxy statement/prospectus. Following the Proposed Transactions, Pubco will qualify as a “foreign private issuer” as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in U.S. dollars and in accordance with IFRS, as adopted by the International Accounting Standards Board. Accordingly, the unaudited pro forma condensed combined financial information presented in this proxy statement/prospectus has been prepared in accordance with IFRS with its presentation currency of U.S. dollars.

IVC Europe

Investcorp Europe Acquisition Corp I (“IVC Europe”) is a Cayman Islands exempted company incorporated on March 22, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. IVC Europe will become a wholly owned subsidiary of Pubco upon the consummation of the Business Combination.

The historical financial statements of IVC Europe included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP with its presentation currency of U.S. dollars.

OpSec

Orca Holdings Limited (“OpSec”) is a Cayman Islands exempted company incorporated on January 14, 2010. OpSec will become a wholly owned subsidiary of Pubco (after merging with and into Merger Sub I) upon the consummation of the Business Combination.

The historical financial statements of OpSec included in this proxy statement/prospectus have been prepared in accordance with IFRS as issued by IASB with its presentation currency of U.S. dollars.

Zacco Acquisition

On April 17, 2023, OpSec consummated its acquisition of Zacco A/S, a Danish company. The historical financial statements of Zacco included in this proxy statement/prospectus have been prepared in accordance with IFRS as issued by IASB with its presentation currency of Danish krone.

Rounding and Negative Amounts

Certain figures in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures which precede them.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

OpSec’s financial statements included in this proxy statement/prospectus are prepared in accordance with IFRS as issued by the International Accounting Standards Board. OpSec’s interim financial statements will be prepared in accordance with “IAS 34: International Financial Reporting” as issued by the International Accounting Standards Board. OpSec may refer in various places within this proxy statement/prospectus to non-IFRS financial measures. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for OpSec’s consolidated financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

This proxy statement/prospectus contains estimates, projections and other information concerning OpSec’s industry, including market size and growth of the market in which it participates, that are based on industry publications and reports and forecasts prepared by OpSec’s management. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports.

Certain estimates of market opportunity, including internal estimates of the addressable market for OpSec and forecasts of market growth included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The estimates and forecasts in this proxy statement/prospectus relating to the size of OpSec’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market that OpSec estimates may not materialize for many years, if ever; and, even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, OpSec’s business could fail to address or compete in such markets successfully, if at all. Unless otherwise stated, OpSec obtained industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section titled “Risk Factors” in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. See the section titled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This proxy statement/prospectus includes trademarks, trade names and service marks, certain of which belong to OpSec and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

SELECTED DEFINITIONS

In this proxy statement/prospectus, unless otherwise stated or unless context otherwise requires:

“Adjournment Proposal” means a proposal to adjourn the Extraordinary General Meeting to a later date or dates, to the extent reasonable, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the Business Combination Proposal or the Merger Proposal.

“Ancillary Documents” means each agreement, instrument or document including the OpSec Shareholders Lock-Up Agreement, the First Plan of Merger (as defined in the Business Combination Agreement), the Plan of Merger, the New Registration Rights Agreement, the Backstop Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Insider Letter Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement.

“Backstop Agreement” means that certain backstop agreement, dated as of April 25, 2023, by and among the Sponsor, IVC Europe, OpSec, and Pubco.

“broker non-vote” means the failure of an IVC Europe shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the Mergers, the Share Cancellation, the Share Contribution and the other transactions contemplated by the Business Combination Agreement and the transactions contemplated by the Ancillary Documents.

“Business Combination Agreement” means that certain business combination agreement, dated as of April 25, 2023, as may be amended from time to time, by and among IVC Europe, Merger Sub I, Merger Sub II, Pubco, OpSec, Orca Midco, Orca Bidco and the OpSec Shareholders, and attached as Annex A to this proxy statement/ prospectus.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Proposed Transactions.

“Closing” means the closing of the Proposed Transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced.

“DTC” means the Depository Trust Company.

“Extraordinary General Meeting” means the extraordinary general meeting of IVC Europe to be called and held for the purpose of soliciting the vote of shareholders of IVC Europe in favor of resolutions approving the Business Combination, among other proposals.

“First Merger” means the merger of OpSec with and into Merger Sub I, with Merger Sub I continuing as the surviving entity.

“Grant Thornton” means Grant Thornton UK LLP, OpSec’s independent registered public accounting firm.

“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

“Initial IVC Europe Shareholders” means the holders of the IVC Europe Class B Ordinary Shares, including certain directors and officers who received 1,287,917 IVC Europe Class B Ordinary Shares from the Sponsor.

“Insider Letter Agreement” means that certain letter agreement, dated as of December 14, 2021, as amended on April 25, 2023, by and among IVC Europe and the Initial IVC Europe Shareholders.

“Interim Period” means the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.

“IRS” means the U.S. Internal Revenue Service.

“ITSF” means Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership.

“IVC Europe” means Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company.

“IVC Europe Articles” means the amended and restated memorandum and articles of association of IVC Europe.

“IVC Europe Board” means the board of directors of IVC Europe.

“IVC Europe Class A Ordinary Shares” means Class A ordinary shares of IVC Europe, par value $0.0001, issued as part of the IVC Europe Public Units sold in the IVC Europe IPO.

“IVC Europe Class B Ordinary Shares” means Class B ordinary shares of IVC Europe, par value $0.0001, purchased by the Sponsor in a private placement prior to the IVC Europe IPO.

“IVC Europe IPO” means the initial public offering of Units of IVC Europe, which was consummated on December 17, 2021.

“IVC Europe Ordinary Shares” means the IVC Europe Class A Ordinary Shares and the IVC Europe Class B Ordinary Shares, collectively.

“IVC Europe Private Placement Warrants” means the warrants sold by IVC Europe privately to the Sponsor simultaneously with the consummation of the IVC Europe IPO.

“IVC Europe Public Shareholders” means the holders of IVC Europe Class A Ordinary Shares.

“IVC Europe Public Units” means public units of IVC Europe, each representing one IVC Europe Class A Ordinary Shares and one-half of an IVC Europe Warrant.

“IVC Europe Public Warrants” means the warrants included in the IVC Europe Public Units sold in the IVC Europe IPO, each of which is exercisable for one IVC Europe Ordinary Share, in accordance with its terms.

“IVC Europe Securities” means IVC Europe Ordinary Shares and IVC Europe Warrants, collectively.

“IVC Europe Warrants” means the IVC Europe Private Placement Warrants and the IVC Europe Public Warrants.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Merger Closing” means the closing of the Mergers.

“Merger Proposal” means a proposal to approve the Second Merger.

“Mergers” means the First Merger, the Second Merger and the Share Contribution.

“Merger Sub I” means Opal Merger Sub I, a Cayman Islands exempted company.

“Merger Sub II” means Opal Merger Sub II, a Cayman Islands exempted company.

“New Registration Rights Agreement” means the registration rights agreement to be entered into by Pubco, the Sponsor, and the OpSec Shareholders at the Closing in connection with the Proposed Transactions.

“OpSec” means Orca Holdings Limited, a Cayman Islands exempted company.

“OpSec Earnout Shares” means 1,277,550 Pubco Ordinary Shares to be placed in escrow pursuant to an escrow agreement to be mutually agreed upon, by and among the OpSec Shareholders, Pubco, Morrow Sodali LLC and a mutually agreed upon escrow agent.

“OpSec Group” means Orca Holdings Limited and its subsidiaries.

“OpSec Options” means the options granted to certain employees and directors of the OpSec Group to purchase ordinary shares of Orca Bidco, some of which will be converted into Pubco Options following the closing of the Share Contribution.

“OpSec Option Holders” means certain employees and directors of the OpSec Group who hold the OpSec Options and who will, except as otherwise described in this proxy statement/prospectus, become holders of the Pubco Options following the consummation of the Proposed Transactions.

“OpSec Ordinary Shares” means the ordinary shares of OpSec, par value £1.00.

“OpSec Shareholders” means the shareholders of OpSec named as a party to the Business Combination Agreement.

“OpSec Shareholders Lock-Up Agreements” means the lock-up agreements to be entered into by the OpSec Shareholders at the Closing in connection with the Proposed Transactions.

“ordinary resolution” means an ordinary resolution under Cayman Islands law and the IVC Europe Articles, being a resolution passed by the affirmative vote of the holders of a simple majority of the IVC Europe Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

“Outside Date” means December 17, 2023, or such other date as determined in accordance with the terms of the Business Combination Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PFIC” means passive foreign investment company.

“Plan of Merger” means the Agreement and Plan of Merger by and between IVC Europe and Merger Sub II.

“Proposed Transactions” means the Mergers, the Share Cancellation, the Share Contribution and the other transactions contemplated by the Business Combination Agreement and the transactions contemplated by the Ancillary Documents.

“proxy statement/prospectus” means the proxy statement/prospectus included in the registration statement on Form F-4 filed with the SEC.

“Pubco” means OpSec Holdings, a Cayman Islands exempted company.

“Pubco Articles” means the amended and restated memorandum and articles of association of Pubco to be adopted prior to consummation of the Business Combination in the form attached as Annex B to this proxy statement/prospectus.

“Pubco Incentive Plan” means the OpSec 2023 Incentive Award Plan.

“Pubco Options” means the OpSec Options that are converted into options issued by Pubco to obtain Pubco Ordinary Shares.

“Pubco Ordinary Shares” means the ordinary shares of Pubco, par value $0.0001.

“Pubco Securities” means Pubco Ordinary Shares and Pubco Warrants, collectively.

“Pubco Warrant Agreement” means the warrant agreement governing Pubco’s outstanding warrants, to be adopted prior to the consummation of the Business Combination in the form attached as Annex E to this proxy statement/prospectus.

“Pubco Warrants” means warrants of Pubco, each of which is exercisable for one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the prospectus that was declared effective on December 14, 2021 in connection with the IVC Europe IPO with respect to the IVC Europe Public Warrants.

“Record Date” means                 , 2023.

“Redemption” means the right of the holders of IVC Europe Ordinary Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Registration Rights Agreement” means the registration rights agreement dated December 14, 2021, entered into by IVC Europe, the Sponsor and certain other security holders named therein.

“Second Merger” means the merger of IVC Europe with and into Merger Sub II, with IVC Europe continuing as the surviving entity.

“Second Merger Effective Time” means the effective time of the Second Merger.

“Share Cancellation” means the surrender for no consideration and immediate cancellation of, prior to the Share Contribution, but subject to the consummation of the Second Merger, 2,555,100 IVC Europe Class B Ordinary Shares held by certain Initial IVC Europe Shareholders as of immediately prior to the Share Contribution, pursuant to the Sponsor Support Agreement.

“Share Contribution” means the acquisition by Pubco all of the issued share capital of OpSec in consideration for the issue to the OpSec Shareholders of Pubco Ordinary Shares, such that OpSec will be a direct wholly owned subsidiary of Pubco after merging with and into Merger Sub I.

“Share Contribution Closing” means the closing of the Share Contribution.

“Share Contribution Closing Date” means the date of the Share Contribution Closing.

“Special Committee” means a special committee of IVC Europe’s independent directors, Adah Almutairi, Pam Jackson and Laurence Ponchaut, established to evaluate the terms of the Business Combination and to recommend to the IVC Europe Board whether to pursue the Business Combination.

“special resolution” means a special resolution under Cayman Islands law and the IVC Europe Articles, being a resolution passed by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the IVC Europe Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

“Sponsor” means Europe Acquisition Holdings Limited, a Cayman Islands exempted company.

“Sponsor Commitment” means the Sponsor’s agreement to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement.

“Sponsor Earnout Shares” means the 50.0% of the Pubco Ordinary Shares held by the Initial IVC Europe Shareholders as of immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation to be placed in escrow pursuant to an escrow agreement to be mutually agreed upon, by and among the Initial IVC Europe Shareholders, Pubco, Morrow Sodali LLC and a mutually agreed upon escrow agent.

“Sponsor Members” means the Sponsor together with certain IVC Europe shareholders.

“Sponsor Support Agreement” means that certain support agreement dated April 25, 2023, entered into by the Sponsor, IVC Europe, Pubco and certain shareholders of IVC Europe.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Trust Account” means the trust account that holds a portion of the proceeds of the IVC Europe IPO and the concurrent sale of the IVC Europe Private Placement Warrants, as reduced by redemptions in connection with a vote to approve the extension of the date by which IVC Europe must complete its business combination to December 17, 2023 at an extraordinary general meeting of shareholders of IVC Europe held on March 14, 2023.

“U.S. Holder” means a beneficial owner of IVC Europe Securities or Pubco Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity that is treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

“Warrant Transfer” means the transfer of 2,050,000 IVC Europe Public Warrants by the Sponsor to the OpSec Shareholders immediately following the Share Contribution pursuant to the Sponsor Support Agreement.

“Working Capital Loans” means the loans which have been or may be offered by the Sponsor or certain of its officers and directors and their affiliates to IVC Europe to fund working capital deficiencies.

“Zacco Acquisition” means OpSec’s acquisition of Zacco, which was consummated on April 17, 2023.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including the Business Combination Proposal. The following questions and answers may not include all the information that is important to shareholders of IVC Europe. Shareholders of IVC Europe are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes of IVC Europe, OpSec and Zacco attached hereto and the other documents referred to herein, to fully understand the Business Combination. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?

A:

Shareholders of IVC Europe are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related proposals. IVC Europe, OpSec and other parties have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus and a copy of which is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement provides that, among other things: (i) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding OpSec Ordinary Shares in exchange for (a) Pubco Ordinary Shares, (b) an aggregate amount in cash equal to $10.0 million, and (c) if a share price target is met or a change of control of Pubco takes place within ten years of the Second Merger Effective Time, additional Pubco Ordinary Shares; (ii) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec will cease and Merger Sub I will continue as the surviving company; and (iii) following the First Merger, IVC Europe will merge with and into Merger Sub II, as a result of which, at the Second Merger Effective Time: (a) the separate corporate existence of Merger Sub II will cease and IVC Europe will continue as the surviving company; (b) the issued and outstanding IVC Europe Public Units will be automatically detached the holder thereof will be deemed to hold one IVC Europe Class A Ordinary Share and one-half of one IVC Europe Warrant; (c) the issued and outstanding IVC Europe Class A Ordinary Shares will be exchanged for Pubco Ordinary Shares; (d) the issued and outstanding IVC Europe Class B Shares immediately prior to the Second Merger Effective Time will be sold and transferred to Pubco in exchange for Pubco Ordinary Shares; (e) the IVC Europe Warrants outstanding immediately prior to the Second Merger Effective Time will cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrants and will instead be assumed by Pubco and automatically converted into Pubco Warrants to purchase an equal number of Pubco Ordinary Shares. As a result of and upon consummation of the Business Combination, each of IVC Europe and Orca Holdings Limited (after merging with and into Merger Sub I) will become a wholly owned subsidiary of Pubco, and Pubco will become a new public company owned by the prior shareholders of IVC Europe and the prior shareholders of OpSec. You should read this proxy statement/prospectus and its annexes carefully and in their entirety for more information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting.

Q.	When and where is the Extraordinary General Meeting?

A.

The Extraordinary General Meeting will be held on                  , 2023, at 10:00 a.m., New York time, virtually via live webcast and at the offices of Shearman & Sterling LLP, located at 599 Lexington Avenue, New York New York 10022. Shareholders of IVC Europe will be able to attend the Extraordinary General Meeting remotely, vote and submit questions during the Extraordinary General Meeting by visiting                  and entering their control number assigned by Continental Stock Transfer & Trust Company (“Continental”).

Q.	What is being voted on at the Extraordinary General Meeting?

A.

Shareholders of IVC Europe are being asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Proposed Transactions, including the Second Merger. See the section titled “Proposal No. 1 — The Business Combination Proposal” and “Proposal No. 2 — The Merger Proposal” in this proxy statement/prospectus.

Shareholders of IVC Europe may also be asked to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, IVC Europe would not have been authorized to consummate the Business Combination. See the section titled “Proposal No. 3 — The Adjournment Proposal” in this proxy statement/prospectus.

IVC Europe will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders of IVC Europe should read the entire proxy statement/prospectus, including the annexes, the accompanying financial statements and the other documents incorporated by reference herein, carefully.

Q.	Why is IVC Europe proposing the Business Combination?

A:	IVC Europe was incorporated to effect a merger, capital share exchange, asset acquisition or other similar business combination with one or more businesses or entities.

The IVC Europe Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by IVC Europe’s management and IVC Europe’s advisors and the unanimous recommendation of the Special Committee. As a result, the IVC Europe Board concluded that a transaction with OpSec would present the most attractive opportunity to maximize value for IVC Europe’s shareholders. See the section titled “Proposal No. 1 — The Business Combination Proposal — Reasons for the Approval of the Proposed Transactions” in this proxy statement/prospectus.

Q.	Why is IVC Europe providing shareholders with the opportunity to vote on the Business Combination?

A.

Under the IVC Europe Articles, IVC Europe must provide all holders of IVC Europe Class A Ordinary Shares with the opportunity to have their IVC Europe Class A Ordinary Shares redeemed upon the consummation of IVC Europe’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, IVC Europe has elected to provide its shareholders with the opportunity to have their IVC Europe Class A Ordinary Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, IVC Europe is seeking to obtain the approval of its shareholders of the Business Combination Proposal and, in connection with such vote, will allow IVC Europe Public Shareholders to effectuate redemptions of their IVC Europe Class A Ordinary Shares in connection with the closing of the Business Combination.

Q.	Are the proposals conditioned on one another?

A.

The Adjournment Proposal (if presented) is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. However, if either of the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, then only the Adjournment Proposal will be presented to shareholders for a vote. If the Adjournment Proposal does not pass, then IVC Europe will not consummate the Business Combination. If IVC Europe does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2023 (unless the time to complete a business combination is extended pursuant to the IVC Europe Articles), IVC Europe will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to holders of IVC Europe Class A Ordinary Shares.

Q.	What will happen in the Business Combination?

A.

At the Closing, Merger Sub II will merge with IVC Europe, with IVC Europe surviving such merger. Upon consummation of the Second Merger, IVC Europe will become a wholly owned subsidiary of Pubco, and holders of IVC Europe Securities will exchange their IVC Europe Securities outstanding at the time of the Second Merger for Pubco Securities. In particular:

•	Each issued and outstanding IVC Europe Class A Ordinary Share shall be exchanged for one Pubco Ordinary Share.

•	Each issued and outstanding IVC Europe Class B Ordinary Share shall be sold and transferred to Pubco in exchange for one Pubco Ordinary Share.

•	Each IVC Europe Warrant outstanding shall be converted into one Pubco Warrant.

In connection with the Share Contribution, Pubco will acquire all of the issued and outstanding OpSec Ordinary Shares in exchange for Pubco Ordinary Shares, as a result of which OpSec will become a wholly owned subsidiary of Pubco after merging with and into Merger Sub I. The cash held in the Trust Account and the proceeds from the financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. In connection with the Closing, the board of directors of Pubco (the “Pubco Board”) and shareholders of Pubco will adopt the Pubco Articles. At the Share Contribution Closing, the OpSec Shareholder Lock-Up Agreements will be entered into. At the Second Merger Closing, the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of December 14, 2021, between IVC Europe and the Sponsor will terminate.

A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. For Pubco’s organizational structure chart upon consummation of the Business Combination, see “Proposal No. 1 — The Business Combination Agreement — Organizational Structure” in this proxy statement/prospectus.

Q.	What conditions must be satisfied to complete the Business Combination?

A.	There are a number of closing conditions to the Business Combination, including, but not limited to the following:

•	the approval of the Business Combination Agreement and the transactions contemplated thereby and related matters by the requisite vote of shareholders of IVC Europe

•	no law or order preventing or prohibiting the transactions contemplated by the Business Combination Agreement

•	the Pubco Ordinary Shares and the Pubco Warrants having been approved for listing on Nasdaq

•	the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement and Related Agreements” in this proxy statement/prospectus.

Q.	What equity stake will current shareholders of IVC Europe and the OpSec Shareholders have in Pubco after the Share Contribution Closing?

A.

It is anticipated that, upon completion of the Proposed Transactions, assuming that no existing IVC Europe Public Shareholder exercises redemption rights, rights, and assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised (i) ITSF will own 49.4% of the Pubco Ordinary Shares; (ii) existing IVC Europe Public Shareholders will own 41.7% of the

Pubco Ordinary Shares; (iii) the Sponsor will own 5.4% of the Pubco Ordinary Shares; (iv) Mill Reef will own 2.3% of the Pubco Ordinary Shares; and (v) the directors and officers of IVC Europe will own 1.2% of the Pubco Ordinary Shares. In addition, certain members of OpSec’s management will hold Pubco Options. These relative percentages also assume that no additional IVC Europe Securities or Pubco Securities are issued and that none of the Pubco Options have been exercised. If the facts are different from these assumptions, the percentage ownership retained by existing IVC Europe Public Shareholders will be different.

Assuming that all existing IVC Europe Public Shareholders exercise their redemption rights with regard to the IVC Europe Class A Ordinary Shares, and assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised: (i) ITSF will own 71.2% of the Pubco Ordinary Shares; (ii) the Sponsor will own 23.7% of the Pubco Ordinary Shares; (iii) Mill Reef will own 3.3% of the Pubco Ordinary Shares; (iv) the directors and officers of IVC Europe will own 1.8% of the Pubco Ordinary Shares; and (v) existing IVC Europe Public Shareholders will own none of the Pubco Ordinary Shares. In addition, certain members of OpSec’s management will hold Pubco Options. These relative percentages also assume that no additional IVC Europe Securities or Pubco Securities are issued, none of the Pubco Options have been exercised, and the Initial IVC Europe Shareholders subscribe for additional Pubco Ordinary Shares pursuant to the Backstop Agreement. If the facts are different from these assumptions, the percentage ownership retained by existing IVC Europe Public Shareholders will be different.

The following table illustrates three different redemption scenarios and assumes that the OpSec Earnout Shares and Sponsor Earnout shares have been earned and that all Pubco Warrants have been exercised: (i) no redemptions, which assumes that no existing IVC Europe Public Shareholder exercises redemption rights; (ii) 50% redemptions, which assumes that half of the existing IVC Europe Public Shareholders exercise their redemption rights; and (iii) maximum redemptions, which assumes that all existing IVC Europe Public Shareholders exercise their redemption rights:

	Assuming no redemption		Assuming 50% redemptions		Assuming maximum redemptions
Shareholders	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%
ITSF (1)	25,697,061	29.9%	25,697,061	33.6%	25,697,061	35.8%
Mill Reef (2)	1,208,039	1.4%	1,208,039	1.6%	1,208,039	1.7%
Sponsor (3)(4)	21,605,650	25.2%	21,605,650	28.3%	26,605,650	37.0%
IVC Europe Directors & Officers (5)	1,114,250	1.3%	1,114,250	1.5%	1,114,250	1.6%
IVC Europe Public Shareholders (6)	36,255,667	42.2%	26,752,834	35.0%	17,250,000	24.0%

Total Ordinary Shares	85,880,667	100%	76,377,834	100%	71,875,000	100%

1

Includes ITSF’s pro rata portion of the OpSec Earnout Shares and assumes the exercise of ITSF’s pro rata portion of the 2,050,000 IVC Europe Warrants transferred to the OpSec Shareholders by the Sponsor pursuant to the Sponsor Support Agreement.

2

Includes Mill Reef’s pro rata portion of the OpSec Earnout Shares and assumes the exercise of Mill Reef’s pro rata portion of the 2,050,000 IVC Europe Warrants transferred to the OpSec Shareholders by the Sponsor pursuant to the Sponsor Support Agreement.

3

Includes 2,477,825 Sponsor Earnout Shares. Assumes the exercise of 14,650,000 Pubco Warrants received by the Sponsor pursuant to the Proposed Transactions in exchange for the IVC Europe Private Placement Warrants. Assumes the maximum of 2,000,000 Pubco Warrants are issued to the Sponsor pursuant to the Working Capital Loans.

4

Pursuant to the Backstop Agreement, in the event the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares. In the maximum redemption scenario, the Sponsor will subscribe for 5,000,000 Pubco Ordinary Shares at a price of $10.00 per share pursuant to the Backstop Agreement.

5	Includes 557,125 Sponsor Earnout Shares.
6.	Assumes the exercise of 17,250,000 Pubco Warrants received by holders of IVC Europe Public Warrants pursuant to the Proposed Transactions.

Q.	Who will be the officers and directors of Pubco if the Proposed Transactions are consummated?

A.

At the consummation of the Proposed Transactions, the directors of Pubco will be Dr. Selva Selvaratnam, Bev Dew, Michael Mauer, Pam Jackson, Gilbert Kamieniecky, Roberta Vezzoli and Federico Minoli. Dr. Selva Selvaratnam is expected to serve as chief executive officer, and Bev Dew is expected to serve as chief financial officer of Pubco. See the section titled “Management of Pubco Following the Business Combination” in this proxy statement/prospectus.

Q.	What happens if I sell my IVC Europe Class A Ordinary Shares before the Extraordinary General Meeting?

A.

The Record Date will be earlier than the date that the Proposed Transactions are expected to be consummated. If you transfer your IVC Europe Class A Ordinary Shares after the Record Date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be entitled to receive any Pubco Ordinary Shares following the Merger Closing because only shareholders of IVC Europe on the date of the Merger Closing will be entitled to receive Pubco Ordinary Shares in connection with the Merger Closing.

Q.	How has the announcement of the Business Combination affected the trading price of the IVC Europe Public Units, IVC Europe Class A Ordinary Shares and IVC Europe Public Warrants?

A.

On April 25, 2023, the trading date before the public announcement of the Business Combination, the IVC Europe Public Units, IVC Europe Class A Ordinary Shares and IVC Europe Public Warrants closed at $10.52, $10.51, and $0.10, respectively. On                     , 2023, the last trading date for which a quote for the IVC Europe Public Warrants was publicly available prior to the date of this proxy statement/prospectus, the IVC Europe Public Warrants closed at $                . On                 , 2023, the trading date immediately prior to the date of this proxy statement/prospectus, the IVC Europe Public Units and IVC Europe Class A Ordinary Shares closed at $                 and $                , respectively.

Q.	Following the Business Combination, will IVC Europe’s securities continue to trade on a stock exchange?

A.

The parties anticipate that, following the Business Combination, the IVC Europe Class A Ordinary Shares and IVC Europe Public Warrants will be listed on Nasdaq under the symbols “OPSC” and “OPSCW” respectively, and IVC Europe Public Units will cease trading on Nasdaq and will be deregistered under the Exchange Act.

Q.	Did the IVC Europe Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

Yes. IVC Europe retained Duff & Phelps to provide an opinion to the Special Committee as to whether the exchange ratio provided for in the Second Merger pursuant to the Business Combination Agreement, after giving effect to the Related Transactions (as defined in the section titled “Proposal No. 1 — The Business Combination Proposal — Opinion of Duff & Phelps to the Special Committee”), was fair, from a financial point of view, to the holders of IVC Europe Class A Ordinary Shares other than the Sponsor Members and their affiliates. Duff & Phelps’ opinion was directed to the Special Committee and did not address any other aspect or implication of the Second Merger or any other agreement, arrangement or understanding. The summary of the Duff & Phelps’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in connection with the preparation of its opinion. However, neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the IVC Europe Board, any security holder or any other person as to how to act or vote or make a decision with respect to any matter relating to the Second Merger or otherwise. See the section titled “Proposal No. 1 — The Business Combination Proposal — Opinion of Duff & Phelps” in this proxy statement/prospectus.

Q.	Will IVC Europe or Pubco issue additional equity securities in connection with the consummation of the Business Combination?

A.

In addition to the Backstop Agreement, Pubco or IVC Europe may enter into equity financing in connection with the Business Combination with their respective affiliates or any third parties if the parties determine that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming shareholders of IVC Europe or the former equity holders of OpSec.

Q.	How many votes do I have at the Extraordinary General Meeting?

A.

Shareholders of IVC Europe are entitled to one vote on each of the proposals at the Extraordinary General Meeting for each IVC Europe Ordinary Share held of record as of                 , 2023, the Record Date. As of the close of business on the Record Date, there were                  IVC Europe Ordinary Shares outstanding, of which                were IVC Europe Class A Ordinary Shares and                were IVC Europe Class B Ordinary Shares.

Q.	What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A.

The approval of the Business Combination Proposal and the Adjournment Proposal (if presented) requires an ordinary resolution, which is a resolution passed by the affirmative vote of the holders of a simple majority of the issued IVC Europe Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The approval of the Merger Proposal requires a special resolution, which is a resolution passed by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued IVC Europe Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The Sponsor and IVC Europe’s directors and officers have agreed to vote their shares in favor of the Business Combination Proposal and the Merger Proposal. As of the date of this proxy statement/prospectus, the Sponsor and IVC Europe’s directors and officers beneficially owned an aggregate of 8,625,000 IVC Europe Ordinary Shares.

Q.	Do the OpSec Shareholders need to approve the Business Combination?

A.	The OpSec Shareholders have executed the Business Combination Agreement; therefore, no further approval of the Business Combination by the OpSec Shareholders is required.

Q.	May IVC Europe, the Sponsor or IVC Europe’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the shareholder vote to approve the Business Combination, the Sponsor or IVC Europe’s directors, officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions from shareholders who would have otherwise elected to have their shares redeemed in connection with the Business Combination. None of the Sponsor or IVC Europe’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or IVC Europe’s directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from IVC Europe Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

None of IVC Europe, the Sponsor or IVC Europe’s directors, officers or advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. The purpose of these purchases could be to increase the amount of cash available to IVC Europe for use in the Business Combination.

As of the date of this proxy statement/prospectus, no agreement with respect to the private purchase of IVC Europe Class A Ordinary Shares by the persons described above has been entered into with any such investor or holder. In the event of any such newly purchased shares (i) the Sponsor or its affiliates will purchase the IVC Europe Class A Ordinary Shares at a price no higher than the price offered through the redemption process; (ii) any such purchases by Sponsor or its affiliates will not be voted in favor of approving the Business Combination; and (iii) the Sponsor and its affiliates have waived their redemption rights to such shares. Prior to the Extraordinary General Meeting to approve the Business Combination, IVC Europe will disclose in a Form 8-K (i) the amount of public shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination transaction will be approved; (iv) the identities of shareholders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of shareholders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (v) the number of public shares for which IVC Europe has received redemption requests pursuant to its redemption offer. Unlike our Sponsor’s holdings currently, such newly purchased shares (if any) would not be subject to a lock-up period under the terms of the Sponsor Support Agreement.

Q.	What constitutes a quorum at the Extraordinary General Meeting?

A.

Holders of a majority of the IVC Europe Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting constitute a quorum. As of the Record Date,                  IVC Europe Ordinary Shares would be required to achieve a quorum.

Q.	How do the insiders of IVC Europe intend to vote on the proposals?

A.

IVC Europe’s Sponsor, officers and directors beneficially own and are entitled to vote an aggregate of 31.2% of the outstanding IVC Europe Ordinary Shares. These parties have agreed to vote their securities in favor of the Business Combination Proposal and the Merger Proposal. IVC Europe’s Sponsor, officers and directors have also indicated that they intend to vote their shares in favor of any other proposal presented at the Extraordinary General Meeting.

Q.	What interests do IVC Europe’s current officers and directors have in the Proposed Transactions?

A.

When you consider the IVC Europe Board’s recommendation of the proposals, which was based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, you should keep in mind that certain of the IVC

Europe’s directors and executive officers may have interests in the Proposed Transactions that are different from, in addition to or in conflict with, yours. These interests include the following:

•	The Initial IVC Europe Shareholders have agreed not to redeem any IVC Europe Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

•

The Sponsor paid an aggregate of $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $                based on the closing price of the IVC Europe Class A Ordinary Shares of $                 on Nasdaq on                 , 2023, the Record Date. On November 3, 2021, the Sponsor sold 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith, 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively.

•

The Initial IVC Europe Shareholders own 8,625,000 IVC Europe Class B Ordinary Shares, which shares would become worthless if IVC Europe does not complete a business combination within the applicable time period, because the Initial IVC Europe Shareholders waived any right to redemption with respect to these shares.

•

The Sponsor paid an aggregate $16.7 million for its 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities), which have more advantageous terms than those of the IVC Europe Public Warrants and will expire worthless if a business combination is not consummated within the Combination Period. The IVC Europe Private Placement Warrants had an estimated aggregate market value of $                 based on the closing price of $                per IVC Europe Public Unit on Nasdaq on                 , the Record Date.

•

The Initial IVC Europe Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination, assuming no existing IVC Europe Public Shareholder exercises redemption rights, the Pubco Options are not exercised and the Sponsor’s obligation under the Backstop Agreement is not triggered.

•	The Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement.

•

An affiliate of the Sponsor has entered into Loans with IVC Europe in an aggregate amount of $4.2 million to fund working capital and monthly contributions to the Trust Account until the Business Combination. Up to $2.0 million of such loans is convertible into IVC Europe Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. If IVC Europe does not consummate an initial business combination by the Outside Date, the loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. See the section titled “Information about IVC Europe — Sponsor Loans” in the proxy statement/prospectus.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Accordingly, the economic interests of the Sponsor diverge from the economic interests of the IVC Europe Public Shareholders, because the Sponsor will realize a gain on its investment from the completion of any business combination, while the IVC Europe Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share. Thus, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating IVC Europe. See the sections titled “Risk Factors — The Proposed Transactions constitute related-party transactions. Additionally, the Initial IVC Europe Shareholders and IVC Europe’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. Such interests include that the Sponsor, as well as IVC Europe’s executive officers and directors, will lose their entire investments in us if the Proposed Transactions are not completed.” and “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in this proxy statement/prospectus.

•

If the Trust Account is liquidated, including in the event IVC Europe is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IVC Europe to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share, or such lesser per share amount as in the Trust Account on the liquidation date, by the claims of prospective target businesses with which IVC Europe has entered into an acquisition agreement or claims of any third party for services rendered or products sold to IVC Europe, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	The current directors and officers of IVC Europe will continue to be indemnified and will continue to have directors’ and officers’ liability insurance after the Business Combination.

•

IVC Europe’s officers and directors are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on IVC Europe’s behalf. However, if IVC Europe fails to consummate a business combination within the required time period, they will not have any claim against the Trust Account for reimbursement. Accordingly, IVC Europe will not be able to reimburse these expenses if the Proposed Transactions or another business combination, are not completed within the required time period. The Sponsor and IVC Europe’s officers and directors will lose their entire investment in IVC Europe and will not be reimbursed for fees due or out-of-pocket expenses if the Business Combination is not consummated by the Outside Date. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no fees due or outstanding out-of-pocket expenses for which the Sponsor and IVC Europe’s officers and directors are awaiting reimbursement.

•	The New Registration Rights Agreement and OpSec Shareholder Lock-Up Agreements will be entered into by Pubco, the Sponsor, and the OpSec Shareholders.

•

OpSec is currently a portfolio company managed by ITSF, an affiliate of Investcorp Holdings B.S.C.(c), which also indirectly owns the Sponsor. After the Business Combination, ITSF will continue to hold a controlling economic and voting interest in OpSec.

•

Investcorp Funding Limited (“IFL”), an affiliate of the Sponsor, has entered into loans with OpSec in an aggregate amount of $4.7 million to enable OpSec to pay a dividend of the same amount to ITSF, which permitted ITSF to pay interest due on a credit facility between ITSF and Investec. The liability for repaying each of the loans was novated from OpSec to ITSF pursuant to certain deeds of novation, which hold that ITSF may settle the loan by directing Pubco to issue or transfer such number of Pubco Ordinary Shares that ITSF would otherwise be entitled to receive pursuant to the Business Combination Agreement to IFL as represents the value of the loans, respectively. In addition to the above loans, IFL has also entered into a loan agreement with OpSec for a principal amount of $10.0 million. The loan will be repaid by Pubco using a portion of the proceeds received by Pubco from of the Proposed Transactions. The date of repayment is to be the earlier of (i) the date of a written demand for repayment by IFL to OpSec and (ii) such other date as may be agreed between IFL and OpSec. If OpSec does not consummate an initial business combination by the Outside Date, the loans will be repaid on such date to be mutually agreed between ITSF and IFL. See the section titled “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in the proxy statement/prospectus.

•	IVC Europe plans to designate Michael Mauer and Pam Jackson as directors of Pubco following the Business Combination.

•	After the consummation of the Business Combination, directors or members of IVC Europe’s management team who remain with Pubco may receive equity grants under the Pubco Incentive Plan.

•

Hazem Ben-Gacem, who is an officer and director of IVC Europe, has previously served on the board of Orca Bidco and indirectly through an affiliate, entered into certain investment agreements with OpSec, pursuant to which he holds a 1.33% stake in ITSF, the majority shareholder of OpSec.

•

Pam Jackson, who is a director of IVC Europe and will serve on the board of directors of Pubco following the completion of the Proposed Transactions, and Hazem Ben-Gacem and Peter McKellar, who are officers and directors of IVC Europe, are directors of Investcorp Capital Plc. Investcorp Capital Plc is (a) an indirect, 100% shareholder of ITV Limited, which is the general partner of Investcorp Technology Secondary Fund 2018 GP Limited Partnership, which in turn is the general partner of ITSF, (b) an indirect holder of a 1.94% interest in ITSF, and (c) under common control with the Sponsor by Investcorp Holdings B.S.C.(c). Upon consummation of the Proposed Transactions, Hazem Ben-Gacem and Peter McKellar will step down from the IVC Europe Board.

•

The Sponsor has an aggregate dollar amount of $20,770,450 at risk dependent on the consummation of the Proposed Transactions, which includes: (a) $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $             based on the closing price of the IVC Europe Class A Ordinary Shares of $             on Nasdaq on the Record Date; (b) $16.7 million for the purchase of 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities); and (c) $4.2 million in loans to IVC Europe to fund working capital and monthly contributions to the Trust Account until the Business Combination. No out-of-pocket expenses incurred by IVC Europe’s directors and officers connection with certain activities on IVC Europe’s behalf remain outstanding. On November 3, 2021, the Sponsor sold an aggregate of 1,287,917 IVC Europe Class B Ordinary Shares for $154,550, or approximately $0.12 per share, to the following individuals, respectively: (a) 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith worth approximately $86,250; (b) 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar worth approximately $57,500, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, each worth approximately $3,600, respectively. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively. Additionally, the Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement. See the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Ancillary Documents — Backstop Agreement” in the proxy statement/prospectus for more information.

These interests may influence IVC Europe’s directors and executive officers in making their recommendation to vote in favor of the approval of the Business Combination Proposal.

Q.	What are the U.S. federal income tax consequences of the Proposed Transactions to U.S. Holders of IVC Europe Ordinary Shares and IVC Europe Warrants?

A.

As discussed more fully under the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus, the Share Contribution and First Merger, together with the share for share exchange in the Second Merger and the issuance, if any, of Pubco Ordinary Shares pursuant to the Backstop Agreement, is expected to qualify as a transfer of property to a corporation in exchange for stock under Section 351 of the Code. However, the provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond IVC Europe’s control.

Further, IVC Europe is a blank check company with no current active business as determined for purposes of the PFIC rules. Based upon the composition of its income and assets, IVC Europe believes that it was a PFIC in its 2022 taxable year and, if the Proposed Transactions occur, may be a PFIC for the current taxable year. If IVC Europe is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of IVC Europe Ordinary Shares, then any exchange by a U.S. Holder of IVC Europe Ordinary Shares for Pubco Shares pursuant to the Second Merger may be a taxable exchange notwithstanding that the Second Merger may qualify as a tax-free exchange under Section 351 of the Code, subject to certain PFIC rules and elections that a U.S. Holder may have made with respect to such holder’s IVC Europe shares.

An exchange by a U.S. Holder of IVC Europe Warrants for Pubco Warrants pursuant to the Second Merger will be a taxable exchange if the Second Merger qualifies as an exchange under Section 351 of the Code but does not also qualify as a tax-free reorganization. It is unclear whether the Second Merger will qualify as a reorganization due to both factual and legal uncertainty. Even if the Second Merger does qualify as a reorganization, the application of the PFIC rules to the IVC Europe Warrants may nonetheless cause the exchange of the IVC Europe Warrants to be taxable. See the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company” in this proxy statement/prospectus for a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders.

The U.S. federal income tax consequences of the business combination are discussed in more detail under the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. All holders of IVC Europe Ordinary Shares or IVC Europe Warrants are urged to consult their tax advisors regarding the tax consequences to them of the Proposed Transactions, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.	I am an IVC Europe shareholder. Do I have redemption rights?

A.

Yes, holders of IVC Europe Class A Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the IVC Europe Articles. As of September 30, 2023, based on funds in the Trust Account of $206.5 million (excluding interest earned, deferred underwriting fees, and dissolution expenses), this would have amounted to $10.86 per IVC Europe Class A Ordinary Share. If a holder exercises its redemption rights, then such holder will be redeeming its IVC Europe Class A Ordinary Shares for cash. Such a holder will be entitled to receive cash for its IVC Europe Class A Ordinary Shares only if it properly demands redemption and delivers its share certificates (if any) and a redemption notice (either physically or electronically) and redemption forms to IVC Europe’s transfer agent two days prior to the Extraordinary General Meeting. See the section titled “The Extraordinary General Meeting of IVC Europe Shareholders — Redemption Rights” in this proxy statement/prospectus for the procedures to be followed if you wish to redeem your shares for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether or not you are a holder of IVC Europe Ordinary Shares on the Record Date (so long as you are a holder at the time of exercise) or whether you are a holder and vote your IVC Europe Ordinary Shares on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my redemption rights?

A.

If you are a holder of IVC Europe Class A Ordinary Shares and wish to exercise your redemption rights, you must demand that IVC Europe redeem your shares for cash no later than 5:00 p.m. New York time on                  , 2023 (two business days prior to the vote on the Business Combination Proposal) by (i) (a) checking the box on the proxy card or (b) submitting your request in writing to the SPAC Redemption Team of Continental, IVC Europe’s transfer agent, at the address listed at the end of this section and (ii) delivering your share certificates (if any) together with the redemption notices and redemption forms to IVC Europe’s transfer agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or share certificates (if any) together with the redemption notices and redemption forms delivered electronically. If you do not submit a written request and deliver your share certificates and redemption forms as described above, your shares will not be redeemed. Holders of outstanding IVC Europe Public Units must separate the underlying IVC Europe Ordinary Shares and IVC Europe Public Warrants prior to exercising their rights with respect to IVC Europe Class A Ordinary Shares. See “If I am an IVC Europe Public Unit holder, can I exercise redemption rights with respect to my Units?” below. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering the share certificate (if any) together with the redemption notice and redemption forms through the DWAC system. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder of the shares being redeemed.

Any holder of IVC Europe Class A Ordinary Shares (whether or not they are a holder on the Record Date) will be entitled to demand that such shares be redeemed for cash in an amount equal to a pro rata portion of the funds then in the Trust Account (which was $206.5 million, or $10.86 per share, as of September 30, 2023). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, under Cayman Islands law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of existing IVC Europe Public Shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

If you wish to exercise your redemption rights but initially do not check the box on the proxy card providing for the exercise of your redemption rights and do not send a written request to IVC Europe to exercise your redemption rights, you may request that IVC Europe send you another proxy card on which you may indicate your intended vote or your intention to exercise your redemption rights. You may make such request by contacting IVC Europe at the phone number or address listed at the end of this section.

Any request for redemption, once made by a holder of IVC Europe Class A Ordinary Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting. If you deliver your share certificates (if any) together with the redemption notice and redemption forms for redemption to IVC Europe’s transfer agent and later decide prior to the Extraordinary General Meeting not to elect conversion, you may request that IVC Europe’s transfer agent return the shares (physically or electronically). You may make such request by contacting IVC Europe’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by IVC Europe prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) together with the redemption notice and redemption forms have been delivered (either physically or electronically) to IVC Europe’s transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.

If a holder of IVC Europe Class A Ordinary Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, IVC Europe will redeem such shares for cash in an amount equal to a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your IVC Europe Ordinary Shares for cash and will not be entitled to Pubco Ordinary Shares with respect to your IVC Europe Ordinary Shares upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of IVC Europe Class A Ordinary Shares who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the cash in the Trust Account. In such case, IVC Europe will promptly return any share certificates (if any) together with the redemption notices and redemption forms delivered by IVC Europe public holders and such holders may only share in the assets of the Trust Account upon the liquidation of IVC Europe. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors.

If you are a holder of IVC Europe Class A Ordinary Shares and you exercise your redemption rights, it will not result in the loss of any IVC Europe Public Warrants that you may hold. Your IVC Europe Public Warrants will be exchanged for Pubco Warrants, with each warrant exercisable for one Pubco Ordinary Share at a purchase price of $11.50 upon consummation of the Business Combination.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

Subject to the PFIC rules, in the event that a U.S. Holder’s IVC Europe Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Material U.S. Federal Income Tax Considerations,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the IVC Europe Ordinary Shares under Section 302 of the Code or rather as a dividend distribution.

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of IVC Europe Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning IVC Europe Warrants) relative to all IVC Europe Ordinary Shares outstanding both before and after such redemption. The redemption of IVC Europe Ordinary Shares generally will be treated as a sale of the IVC Europe Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder; (ii) results in a “complete termination” of the U.S. Holder’s interest in IVC Europe; or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution.

Subject to the PFIC rules, if the redemption is treated as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference (if any) between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in its IVC Europe Ordinary Shares so redeemed.

If the redemption is not treated as a sale of stock under Section 302 of the Code, then a U.S. Holder will be treated as receiving a corporate distribution. Subject to the PFIC rules, a U.S. Holder generally will be required to include in gross income as a dividend an amount equal to the cash received in the redemption to the extent IVC Europe has sufficient current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the distribution exceeds such earnings and profits, the excess generally will be applied against and reduce the U.S. Holder’s basis in its IVC Europe Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such IVC Europe Ordinary Shares. Any remaining tax basis of the U.S. Holder in the redeemed IVC Europe Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

All holders of IVC Europe Ordinary Shares are urged to consult their tax advisors regarding the tax consequences to them of exercising their redemption rights.

Q.	If I am an IVC Europe Warrant holder, can I exercise redemption rights with respect to my IVC Europe Warrants?

A.	No. The holders of IVC Europe Warrants have no redemption rights with respect to such securities.

Q.	If I am an IVC Europe Public Unit holder, can I exercise redemption rights with respect to my Units?

A.

No. Holders of outstanding IVC Europe Public Units must separate the underlying IVC Europe Class A Ordinary Shares and IVC Europe Warrants prior to exercising their rights with respect to the IVC Europe Class A Ordinary Shares.

If you hold IVC Europe Public Units registered in your own name, you must deliver the share certificates, the redemption notice and redemption forms for such IVC Europe Public Units to Continental, IVC Europe’s transfer agent, with written instructions to separate such Units into IVC Europe Class A Ordinary Shares and IVC Europe Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the IVC Europe Class A Ordinary Shares from the IVC Europe Public Units. See “How do I exercise my redemption rights?” above. The address of Continental is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your IVC Europe Public Units, you must instruct such nominee to separate your IVC Europe Public Units. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of IVC Europe Public Units to be split and the nominee holding such IVC Europe Public Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant IVC Europe Public Units and a deposit of an equal number of IVC Europe Class A Ordinary Shares and IVC Europe Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the IVC Europe Class A Ordinary Shares from the IVC Europe Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your IVC Europe Class A Ordinary Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.

Neither holders of IVC Europe Public Units nor IVC Europe Warrants have appraisal rights in connection with the Business Combination under the Companies Act. Shareholders of IVC Europe are entitled to give notice to IVC Europe prior to the Extraordinary General Meeting that they wish to exercise appraisal rights in connection with the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of their shares of IVC Europe if they follow the procedures set out in the Companies Act. It is IVC Europe’s view that such fair market value would equal the amount that shareholders of IVC Europe would obtain if they exercise their redemption rights as described herein. A shareholder of IVC Europe that elects to exercise appraisal rights must do so in respect of all of the shares that person holds in IVC Europe and will lose their right to exercise their redemption rights as described herein. Shareholders of IVC Europe are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Companies Act should they wish to exercise this right.

Q.	Can I exercise redemption rights and appraisal rights under the Companies Act?

A.

No. Any shareholder of IVC Europe who elects to exercise appraisal rights (which appraisal rights are discussed in the section titled “The Extraordinary General Meeting of IVC Europe Shareholders — Appraisal Rights”) will lose their right to have their shares in IVC Europe redeemed in accordance with the IVC Europe Articles. The certainty provided by the redemption process may be preferable for shareholders of IVC Europe wishing to exchange their IVC Europe Class A Ordinary Shares for cash. This is because appraisal rights under the Companies Act may be lost or extinguished, including where IVC Europe and the other parties to the Business Combination Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on appraisal rights under Section 239 of the Companies Act, in which case any shareholder of IVC Europe who has sought to exercise dissention rights would only be entitled to receive the merger consideration contemplated by the Business Combination Agreement.

Q.	I am an IVC Europe Public Warrant holder. Why am I receiving this proxy statement/prospectus?

A.

As a holder of IVC Europe Public Warrants, your IVC Europe Public Warrants will be exchanged for Pubco Warrants, with each warrant exercisable for one Pubco Ordinary Share at a purchase price of $11.50 upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of IVC Europe Public Warrants will become holders of Pubco Warrants and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.

Of the net proceeds of the IVC Europe IPO (including the underwriters’ exercise of over-allotment option) and simultaneous sale of IVC Europe Private Placement Warrants, a total of $351.9 million was placed in the Trust Account immediately following the IVC Europe IPO and the exercise of the over-allotment option. On March 14, 2023, IVC Europe held an extraordinary general meeting with respect to voting on a proposal to extend the date by which IVC Europe must complete its initial business combination from March 17, 2023 to December 17, 2023; and, in connection with such vote, the holders of 15,494,333 Class A Ordinary Shares properly exercised their rights to redeem their shares for cash at a redemption price of $10.43 per share, for an aggregate redemption amount of $161.6 million. As of September 30, 2023, there was $206.5 million held in the Trust Account. After consummation of the Business Combination, the funds in the Trust Account will be used by IVC Europe to pay IVC Europe Public Shareholders who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and to repay any loans owed by IVC Europe to Sponsor. Any remaining funds will be paid to OpSec (or as otherwise designated in writing by OpSec to IVC Europe prior to the Closing) and used for working capital and general corporate purposes.

Q.	What happens if a substantial number of IVC Europe Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.

Unlike some other blank check companies that require public shareholders to vote against a business combination in order to exercise their redemption rights, IVC Europe Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of redemption by public shareholders. With fewer public shares and public shareholders, the trading market for Pubco’s Ordinary Shares may be less liquid than the market for IVC Europe Class A Ordinary Shares were prior to the Mergers, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into OpSec’s business will be reduced.

Q.	What happens if the Business Combination is not consummated?

A.

If IVC Europe does not complete the Business Combination with OpSec or another business combination by December 17, 2023 (unless the time to complete a business combination is extended pursuant to the IVC Europe Articles), IVC Europe must redeem 100.0% of the outstanding IVC Europe Class A Ordinary Shares for cash in an amount equal to a pro rata portion of the funds then in the Trust Account (excluding interest earned and dissolution expenses).

Q.	When do you expect the Business Combination to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary General Meeting, which is set for              , 2023; however, such meeting could be adjourned, as described above. See the section titled “Proposal No. 1 — The Business Combination Agreement —  The Business Combination Agreement and Related Agreements — Closing Conditions” in this proxy statement/prospectus for a description of the conditions for the completion of the Business Combination.

Q.	What do I need to do now?

A.

IVC Europe urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, the accompanying financial statements and other documents incorporated by reference herein, and to consider how the Business Combination will affect you as a shareholder and/or holder of IVC Europe Warrants. Shareholders should then vote promptly in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.

If you are a holder of record of IVC Europe Ordinary Shares on the Record Date, you may vote in person at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares and such votes must be cast at the in-person meeting by the broker or by proxy or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal or the Merger Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Shareholders may send a later-dated, signed proxy card to IVC Europe at the address set forth in the section titled “Where You Can Find More Information” so that it is received by IVC Europe prior to the vote at the Extraordinary General Meeting or attend the Extraordinary General Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to IVC Europe, which must be received by IVC Europe prior to the vote at the Extraordinary General Meeting.

Q.	What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A.

If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or holder of Pubco Warrants. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will continue to be an IVC Europe shareholder and/or holder of IVC Europe Warrants.

Q.	What should I do with my share certificates and/or warrant certificates?

A.

Holders of IVC Europe Warrants should not submit their warrant certificates now and those shareholders who do not elect to have their IVC Europe Class A Ordinary Shares redeemed for their pro rata share of the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to shareholders of IVC Europe regarding the exchange of their IVC Europe Ordinary Shares for Pubco Ordinary Shares. Shareholders of IVC Europe who exercise their redemption rights must deliver their share certificates, redemption notice and redemption forms to IVC Europe’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Extraordinary General Meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your IVC Europe Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A.

The IVC Europe Board is soliciting your proxy to vote your IVC Europe Class A Ordinary Shares on all matters scheduled to come before the Extraordinary General Meeting. IVC Europe has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Extraordinary General Meeting. IVC Europe has agreed to pay Morrow Sodali a fee of $15,000, plus disbursements. IVC Europe will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify its affiliates against certain claims, liabilities, losses damages and expenses. IVC Europe’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Shareholders may call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: IVCB.info@investor.morrowsodali.com

You may also obtain additional information about IVC Europe from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information” in this proxy statement/prospectus. If you are a holder of IVC Europe Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates for IVC Europe Class A Ordinary Shares (if any) along with the redemption notice and redemption forms (either physically or electronically) to IVC Europe’s transfer agent at the address below prior to 5:00 p.m., New York time, on                  , 2023, at least two (2) business days prior to the vote at the Extraordinary General Meeting. If you have questions regarding the certification of your position or delivery of your share certificates, redemption notice or redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Proposed Transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

The Parties to the Proposed Transactions

Investcorp Europe Acquisition Corp I

Investcorp Europe Acquisition Corp I is a blank check company that was incorporated under the laws of the Cayman Islands as an exempted company on March 22, 2021 under the name Investcorp Asia Acquisition Corp I. On October 7, 2021, IVC Europe changed its name to Investcorp Europe Acquisition Corp I. IVC Europe was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets.

On December 17, 2021, IVC Europe consummated its IPO of 34,500,000 IVC Europe Public Units (including the full exercise of the underwriters’ option to purchase an additional 4,500,000 IVC Europe Public Units) at $10.00 per unit, generating gross proceeds of $345.0 million and incurring offering costs of $20.1 million, of which $12.1 million was for deferred underwriting fees. Simultaneously with the closing of the IVC Europe IPO, IVC Europe consummated the private placement of 16,700,000 IVC Europe Private Placement Warrants at a price of $1.00 per private placement warrant with the Sponsor, generating gross proceeds of $16.7 million. A total of $351.9 million was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The IVC Europe IPO was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-261301) that became effective on December 14, 2021.

On March 14, 2023, IVC Europe held an extraordinary general meeting to vote on the proposal to extend the date by which IVC Europe must complete its initial business combination from March 17, 2023 to December 17, 2023 and the proposal to remove the limitation that IVC Europe shall not redeem IVC Europe Class A Ordinary Shares to the extent that such redemption would cause IVC Europe’s net tangible assets to be less than $5,000,001. As of September 30, 2023, there was $206.5 million held in the Trust Account.

After consummation of the Business Combination, the funds in the Trust Account will be used by IVC Europe to pay holders of the IVC Europe Class A Ordinary Shares that exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including fees of an aggregate of $12.1 million to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by IVC Europe to the Sponsor or its affiliates. Any remaining funds will be paid to OpSec (or as otherwise designated in writing by OpSec) and used for working capital and general corporate purposes of Pubco and/or OpSec.

The IVC Europe Public Units, IVC Europe Class A Ordinary Shares and IVC Europe Public Warrants are listed on Nasdaq under the symbols “IVCBU,” “IVCB,” and “IVCBW,” respectively.

The mailing address of IVC Europe’s principal executive office is Paget-Brown Financial Services Limited, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman

Islands. After the consummation of the Business Combination, IVC Europe will become a wholly owned subsidiary of Pubco.

Orca Holdings Limited

Orca Holdings Limited was incorporated on January 14, 2010 and is the holding company of Orca Midco Limited. Orca Holdings Limited was incorporated with limited liability under the laws of the Cayman Islands as an exempted company.

The mailing address of the principal executive office of Orca Holdings Limited is 40 Phoenix Road, Washington NE38 0AD, United Kingdom, and its telephone number is +44 (191) 417-5434.

Orca Midco Limited

Orca Midco Limited was incorporated on February 17, 2023 as the holding company of Orca Bidco Limited, the operating company of the OpSec Group. Orca Midco was incorporated as a private limited company under the laws of England and Wales. Orca Midco does not operate any business and acts as a holding company of Orca Bidco.

The address of Orca Midco’s registered office is 40 Phoenix Road, Washington NE38 0AD United Kingdom. After the consummation of the Business Combination, Orca Midco’s principal executive office will remain the same, and its telephone number will be +44 (191) 417-5434.

Orca Bidco Limited

Orca Bidco Limited was incorporated on October 12, 2015 as the operating company of the OpSec Group. Orca Bidco was incorporated as a private limited company under the laws of England and Wales. The OpSec Group is a global leader in the provision of intellectual property (IP) management and brand protection solutions.

The mailing address of Orca Bidco’s registered office is 40 Phoenix Road, Washington NE38 0AD, United Kingdom, and its telephone number is +44 (191) 417-5434.

Pubco

OpSec Holdings was incorporated on April 20, 2023 solely for the purpose of effectuating the Business Combination. Pubco was incorporated with limited liability under the laws of the Cayman Islands as an exempted company. Pubco owns no material asset and does not operate any business.

The mailing address of Pubco’s registered office is Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands. After the consummation of the Business Combination, Pubco’s principal executive office will be that of OpSec, located at 40 Phoenix Road, Washington NE38 0AD, United Kingdom, and its telephone number is +44 191 417 5434.

Merger Sub I

Merger Sub I was incorporated on April 20, 2023 solely for the purpose of effectuating the Business Combination. Merger Sub I was incorporated with limited liability under the laws of the Cayman Islands as an exempted company. Merger Sub I owns no material asset and does not operate any business.

The mailing address of Merger Sub I’s registered office is Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of OpSec, located at 40 Phoenix Road, Washington NE38 0AD, United Kingdom and its telephone number is +44 (191) 417-5434.

Merger Sub II

Merger Sub II was incorporated on April 20, 2023 solely for the purpose of effectuating the Business Combination. Merger Sub II was incorporated with limited liability under the laws of the Cayman Islands as an exempted company. Merger Sub II owns no material asset and does not operate any business.

The mailing address of Merger Sub II’s registered office is Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands.

The OpSec Shareholders

The OpSec Shareholders are Investcorp Technology Secondary Fund 2018 L.P., a Cayman Islands exempted limited partnership (“ITSF”), which owns 95.51% of the outstanding equity interests of Orca Holdings Limited as of the date of this proxy statement/prospectus, and Mill Reef Capital Fund ScS, a Luxembourg société en commandite simple (“Mill Reef”), which owns 4.49% of the outstanding equity interests of Orca Holdings Limited as of the date of this proxy statement/prospectus.

Emerging Growth Company

Each of IVC Europe and Pubco is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, they are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Pubco’s securities less attractive as a result, there may be a less active trading market for Pubco’s securities and the prices of Pubco’s securities may be more volatile.

Pubco will remain an emerging growth company until the earlier of:

•

the last day of the fiscal year (a) following the fifth anniversary of the date on which Pubco Ordinary Shares were offered in connection with the Proposed Transactions (b) in which it has total annual gross revenues of at least $1.235 billion or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates equal to or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter

•	the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period.

References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Upon consummation of this offering, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after Pubco no longer qualifies as an emerging growth company, as long as it qualifies as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Pubco no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

The Proposed Transactions

The Business Combination Agreement

On April 25, 2023, IVC Europe entered into the Business Combination Agreement with Pubco, Merger Sub I, Merger Sub II, OpSec, Orca Midco Limited, Orca Bidco Limited and the OpSec Shareholders.

Pursuant to the terms of the Business Combination Agreement: (i) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding OpSec Ordinary Shares in exchange for (a) Pubco Ordinary Shares, (b) an aggregate amount in cash equal to $10.0 million and (c) the right to receive additional Pubco Ordinary Shares if a share price target is met or a change of control of Pubco takes place within ten years of Second Merger Effective Time; (ii) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec shall cease and Merger Sub I shall continue as the surviving company; and (iii) following the First Merger, IVC Europe will merge with and into Merger Sub II, as a result of which, at the Second Merger Effective Time: (a) the separate corporate existence of Merger Sub II shall cease and IVC Europe shall continue as the surviving company; (b) at the Second Merger Effective Time, the issued and outstanding IVC Europe Public Units will be automatically detached, and the holder thereof will be deemed to hold one IVC Europe Class A Ordinary Share and one-half of an IVC Europe Warrant; (c) the issued and outstanding IVC Europe Class A Ordinary Shares shall be exchanged for Pubco Ordinary Shares; (d) the issued and outstanding IVC Europe Class B Ordinary Shares shall be sold and transferred to Pubco in exchange for Pubco Ordinary Shares; and (e) the IVC Europe Warrants outstanding shall cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrant and will instead be assumed by Pubco and automatically converted into Pubco Warrants to purchase an equal number of Pubco Ordinary Shares.

In addition, except as otherwise described in this proxy statement/prospectus, OpSec Options held by the OpSec Option Holders (to the extent not previously forfeited) will convert into Pubco Options of substantially equivalent value and on substantially equivalent terms and status as regards vesting, exercise, indemnities and other provisions relating to tax as the OpSec Options. The Pubco Options will otherwise continue to be subject to the same terms and conditions as applied to the OpSec Options so converted except for terms rendered inoperative by reason of the consummation of the Proposed Transactions or for any appropriate administrative or ministerial changes. Notwithstanding the foregoing, certain OpSec Options held by OpSec Option Holders subject to taxation in the United States will not be converted into Pubco Options, but will instead (to the extent not previously forfeited) be canceled and cashed out for an amount in cash for each OpSec Option so canceled equal to the “spread value,” if any, between $1.82 (the value of an OpSec Ordinary Share underlying the OpSec

Options as implied by the transactions described in this proxy statement/prospectus) and the exercise price applicable to such OpSec Option. The aggregate amount of such cashout is estimated to be $1.2 million. OpSec will use commercially reasonable efforts to cause the OpSec Option Holders whose OpSec Options are cashed out to direct that 50% of their after-tax proceeds from such cash-out be used to subscribe for Pubco Ordinary Shares.

The total consideration to be paid by Pubco at the Share Contribution will be (i) 23,577,550 Pubco Ordinary Shares; (ii) an aggregate amount in cash equal to $10.0 million; and (iii) the right to receive in aggregate an additional 1,277,550 OpSec Earnout Shares upon the satisfaction of either of the following conditions:

•

at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time, the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period

•	at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time, there is a change of control of Pubco.

See the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement and Related Agreements” in this proxy statement/prospectus for a detailed discussion on calculation of the number of Pubco Ordinary Shares to be received by holders of OpSec Ordinary Shares in connection with the Business Combination.

In connection with the consummation of the Proposed Transactions, the following will occur:

•	Pubco will amend its memorandum and articles of association to be substantially in the form attached as Annex B to this proxy statement/prospectus.

•	At the Share Contribution Closing, the OpSec Shareholder Lock-Up Agreements will be entered into.

•

At the Second Merger Closing, the New Registration Rights Agreement will be entered into, and the registration rights agreement, dated as of December 14, 2021 between IVC Europe and the Sponsor will terminate.

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, in accordance with applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. These include, but are not limited to the following:

•	The Business Combination Agreement and the transactions contemplated thereby and related matters will have the approval by the requisite vote of IVC Europe Public Shareholders.

•	There will be no law or order preventing or prohibiting the transactions contemplated by the Business Combination Agreement.

•	This registration statement will have been declared effective by the SEC.

•	The Pubco Ordinary Shares and the Pubco Warrants will have approval for listing on Nasdaq.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement and Related Agreements” in this proxy statement/prospectus for a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination.

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Share Contribution Closing, including, among other reasons, the following:

•	by mutual written consent of IVC Europe and OpSec

•	by either IVC Europe or OpSec if any of the closing conditions set forth in the Business Combination Agreement have not been satisfied or waived by December 17, 2023

•

by either IVC Europe or OpSec if any governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable

•

by OpSec upon a material breach of any warranty, covenant or agreement on the part of IVC Europe set forth in the Business Combination Agreement, or if any warranty of IVC Europe becomes untrue or materially inaccurate, in each case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights

•

by IVC Europe upon a material breach of any warranty, covenant or agreement on the part of OpSec, Pubco or the OpSec Shareholders set forth in the Business Combination Agreement, or if any warranty of OpSec, Pubco or the OpSec Shareholders becomes untrue or inaccurate, in each case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights

•

by either IVC Europe or OpSec if the Extraordinary General Meeting is held and has concluded, IVC Europe’s shareholders have duly voted and the Business Combination Proposal has not been approved by IVC Europe’s shareholders

•

by written notice from OpSec to Pubco and IVC Europe if the IVC Europe recommendation is publicly withdrawn, modified or changed in any manner that is adverse to OpSec or the OpSec Shareholders approvals.

See the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Termination” in this proxy statement/prospectus.

Ancillary Documents Related to the Business Combination Agreement

Backstop Agreement

On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Sponsor, IVC Europe, OpSec and Pubco entered into the Backstop Agreement, pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor has committed to purchase, prior to the Second Merger Closing, Pubco Securities, in a private placement, for an aggregate purchase price not to exceed $50.0 million, to backstop certain redemptions by IVC Europe Public Shareholders should the amount of funds held in the Trust Account (after giving effect to redemptions) be less than $100.0 million.

Insider Letter Agreement

On April 25, 2023, concurrently with the execution of the Business Combination Agreement, IVC Europe and the Initial IVC Europe Shareholders entered into an amendment to that certain letter agreement, dated as of December 14, 2021, by and among IVC Europe and the Initial IVC Europe Shareholders, pursuant to which, among other things, the Insider Letter Agreement was amended to reduce period of time during which the Initial IVC Europe Shareholders have agreed not to transfer their Pubco Ordinary Shares issued in respect of the exchange of their IVC Europe Class B Ordinary Shares.

OpSec Shareholder Lock-Up Agreements

At the Share Contribution Closing, the OpSec Shareholders and Pubco shall enter into lock-up agreements, pursuant to which the OpSec Shareholders agree, subject to customary exceptions, not to transfer their Pubco Ordinary Shares during the period commencing on the date of the Share Contribution Closing and ending on the earlier of: (i) the date that is nine months after the Share Contribution Closing; and (ii) the date on which Pubco undergoes a change of control.

New Registration Rights Agreement

At the Second Merger Closing, Pubco shall enter into the New Registration Rights Agreement with the Initial IVC Europe Shareholders and the OpSec Shareholders. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the OpSec Shareholders may demand at any time or from time to time that Pubco file a registration statement with the SEC to register the Pubco Securities held by the OpSec Shareholders. The New Registration Rights Agreement will also (i) provide the OpSec Shareholders with “piggy-back” registration rights, subject to certain requirements and customary conditions and (ii) terminate the registration rights agreement, dated as of December 14, 2021, between IVC Europe and the Sponsor.

Warrant Assignment, Assumption and Amendment Agreement

At or prior to the Second Merger Effective Time, IVC Europe, Pubco and Continental will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assignment, Assumption and Amendment Agreement”), which amends that certain warrant agreement, dated December 14, 2021, by and between IVC Europe and Continental (the “Warrant Agreement”), pursuant to which, among other things: (i) IVC Europe will assign to Pubco, and Pubco will assume, all of IVC Europe’s right, title and interest in and to the Warrant Agreement; and (ii) each IVC Europe Warrant shall be modified to no longer entitle the holder thereof to purchase IVC Europe Class A Ordinary Shares and instead to purchase an equal number of Pubco Ordinary Shares.

Transaction Support Letters

In connection with the Business Combination Agreement, the Sponsor Members (as defined in the Sponsor Support Agreement), Pubco and IVC Europe have entered into the Sponsor Support Agreement, pursuant to which, among other things, each has agreed to vote their respective shares at any meeting of IVC Europe:

•	in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby

•

against approval of any SPAC Acquisition Proposal (as defined in the Business Combination Agreement) or any other proposal made in opposition to or competition with consummation of the transactions contemplated by the Business Combination Agreement

•	against any proposal that is intended to, or is reasonably likely to, result in any of the conditions to any of the parties’ obligations under the Business Combination Agreement not being satisfied

•	against any amendment of the IVC Europe Articles or Pubco Articles, respectively, that is not requested or expressly approved by OpSec.

In addition, the Sponsor Support Agreement provides for: (i) the cancellation for no consideration of 2,555,100 IVC Europe Ordinary Shares held by certain Sponsor Members; (ii) the transfer of 2,050,000 IVC Europe Warrants held by Sponsor to OpSec Shareholders for no consideration; and (iii) the reimbursement of IVC Europe for IVC Europe’s expenses in excess of $20.0 million on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Pursuant to the Sponsor Support Agreement, the Sponsor Members have agreed to place 50% of the Pubco Ordinary Shares held by them as of immediately following the consummation of the Business Combination and after giving effect to the Share Cancellation in escrow pursuant to an escrow agreement to be mutually agreed upon by and among the Sponsor Members party to the Sponsor Support Agreement, Pubco, and a mutually agreed-upon escrow agent. Such Sponsor Earnout Shares will be released from escrow upon the satisfaction of either of the following conditions:

(i)

if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period or

(ii)	if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time there is a change of control of Pubco.

The Merger Proposal

As part of the Business Combination, shareholders of IVC Europe will vote on the merger of IVC Europe with Merger Sub II, with IVC Europe being the surviving company and all the undertaking, property and liabilities of Merger Sub II vest in IVC Europe by virtue of such merger pursuant to the Companies Act and the Plan of Merger attached as Annex C to this proxy statement/prospectus. See the section titled “Proposal No. 2 — The Merger Proposal” in this proxy statement/prospectus.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Extraordinary General Meeting to authorize IVC Europe to consummate the Business Combination because the Business Combination Proposal or the Merger Proposal are not approved, the IVC Europe Board may submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section titled “Proposal No. 3 — The Adjournment Proposal” in this proxy statement/prospectus.

Initial IVC Europe Shareholders

As of                 , 2023, the Record Date, the Initial IVC Europe Shareholders, including the Sponsor, beneficially owned and are entitled to vote an aggregate of 8,625,000 IVC Europe Class B Ordinary Shares that were issued before the IVC Europe IPO. The Sponsor also purchased an aggregate of 16,700,000 IVC Europe Private Placement Warrants simultaneously with the closing of the IVC Europe IPO. The IVC Europe Class B Ordinary Shares currently constitute 31.2% of the outstanding IVC Europe Ordinary Shares.

In connection with the IVC Europe IPO, each of the Initial IVC Europe Shareholders agreed to vote their IVC Europe Class B Ordinary Shares, as well as any IVC Europe Ordinary Shares acquired in the aftermarket, in favor of the Business Combination Proposal. The Initial IVC Europe Shareholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Extraordinary General Meeting. The Sponsor Support Agreement, amongst other things, reaffirms this commitment. The IVC Europe Class B Ordinary Shares and the IVC Europe Class A Ordinary Shares underlying the IVC Europe Private Placement Warrants have no redemption rights in the event of a business combination and will be worthless if no business combination is effected by IVC Europe.

Date, Time and Place of the Extraordinary General Meeting of IVC Europe

The Extraordinary General Meeting will be held at 10:00 a.m., New York time, on                   , 2023, virtually via live webcast and at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York New

York 10022-6069 to consider and vote upon the Business Combination Proposal, the Merger Proposal, and/or if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, IVC Europe is not authorized to consummate the Business Combination. As a matter of Cayman Islands law there must be a physical location for the meeting. The Extraordinary General Meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. Shareholders of IVC Europe will be able to attend the Extraordinary General Meeting remotely, vote and submit questions during the Extraordinary General Meeting by visiting https://                          and                      entering their control number assigned by Continental.

Voting Power; Record Date

Shareholders of IVC Europe will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned IVC Europe Ordinary Shares at the close of business on                 , 2023, which is the Record Date. Shareholders will have one vote on each of the proposals at the Extraordinary General Meeting for each IVC Europe Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. IVC Europe Public Warrants do not have voting rights. On the Record Date, there were                IVC Europe Ordinary Shares outstanding, of which                were IVC Europe Class A Ordinary Shares and 8,625,000 were IVC Europe Class B Ordinary Shares.

Quorum and Vote of IVC Europe Shareholders

A quorum of shareholders of IVC Europe is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if the holders of a majority of the outstanding shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The Initial IVC Europe Shareholders hold approximately 31.2% of the outstanding IVC Europe Ordinary Shares. Such shares, as well as any IVC Europe Ordinary Shares acquired in the aftermarket by the Initial IVC Europe Shareholders, will be voted in favor of the proposals presented at the Extraordinary General Meeting. The proposals presented at the Extraordinary General Meeting will require the following votes:

•	Pursuant to the IVC Europe Articles, the approval of the Business Combination Proposal will require an “ordinary resolution” as a matter of Cayman Islands law.

•	Pursuant to the IVC Europe Articles, the approval of the Merger Proposal will require a “special resolution” as a matter of Cayman Islands law.

•	The approval of the Adjournment Proposal, if presented, will require an “ordinary resolution” as a matter of Cayman Islands law.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal (if presented).

In addition, if the Business Combination Proposal is not approved, the other proposals (other than the Adjournment Proposal) will not be presented to the shareholders for a vote.

Notwithstanding the order in which the proposals are set out in the notice of Extraordinary General Meeting of IVC Europe, the IVC Europe Board may put the above proposals in such order as it may determine at the meeting.

Redemption Rights

The IVC Europe Articles provide that a holder of IVC Europe Class A Ordinary Shares may demand that IVC Europe redeem such shares for cash in an amount equal to a pro rata portion of funds deposited in the Trust Account. Holders of IVC Europe Class A Ordinary Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that IVC Europe redeem their shares for cash no later than 5:00 p.m. New York time on                 , 2023 (two business days prior to the vote at the Extraordinary General Meeting) by (A) (i) checking the box on the proxy card, or (ii) by submitting their request in writing to the SPAC Redemption team of Continental, whose address is listed under the section titled “Questions and Answers about the Proposed Transactions — Who can help answer my questions?” and (B) delivering their shares to IVC Europe’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you do not submit a written request and deliver your share certificates, redemption notice and redemption forms as described above, your shares will not be redeemed. Holders of outstanding IVC Europe Public Units must separate the underlying IVC Europe Ordinary Shares and IVC Europe Warrants prior to exercising their rights with respect to the IVC Europe Class A Ordinary Shares. See the section titled “Questions and Answers about the Proposed Transactions — If I am an IVC Europe Public Unit holder, can I exercise redemption rights with respect to my Units?” in this proxy statement/prospectus. If the Business Combination is not completed, these shares will not be redeemed for cash. In such case, IVC Europe will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of IVC Europe. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of IVC Europe Class A Ordinary Shares properly demands Redemption, IVC Europe will redeem each IVC Europe Class A Ordinary Share for cash in an amount equal to a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of September 30, 2023, this would amount to $10.86 per share. If a holder of IVC Europe Class A Ordinary Shares exercises its redemption rights, then it will be exchanging its IVC Europe Class A Ordinary Shares for cash and will no longer own the shares. See the section titled “The Extraordinary General Meeting of IVC Europe Shareholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Holders of IVC Europe Public Warrants will not have redemption rights with respect to such securities.

Appraisal Rights

Neither holders of IVC Europe Public Units nor IVC Europe Warrants have appraisal rights in connection with the Business Combination under the Companies Act. Shareholders of IVC Europe are entitled to give notice to IVC Europe prior to the Extraordinary General Meeting that they wish to exercise appraisal rights in connection with the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of such shares of IVC Europe if they follow the procedures set out in the Companies Act. It is IVC Europe’s view that such fair market value would equal the amount that shareholders of IVC Europe would obtain if they exercise their redemption rights as described herein.

In essence, that procedure for shareholders of IVC Europe to exercise appraisal rights under the Companies Act is as follows:

•

The shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote.

•

Within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection.

•

A shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent, including, among other details, a demand for payment of the fair value of his shares.

•

Within seven days following the date of the expiration of the period set out in the second bullet above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount.

•

If the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Shareholders of IVC Europe who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein. See the section titled “Notice of Extraordinary General Meeting of Investcorp Europe Acquisition Corp I” in this proxy statement/prospectus.

Proxy Solicitation

Proxies may be solicited by mail, telephone, on the Internet or in person. IVC Europe has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. See the section titled “The Extraordinary General Meeting of IVC Europe Shareholders — Revoking Your Proxy” in this proxy statement/prospectus for a discussion of how a shareholder may also change its vote by submitting a later-dated proxy.

Interests of IVC Europe’s Directors and Officers in the Proposed Transactions

When you consider the recommendation of the IVC Europe Board, which was based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial IVC Europe Shareholders, as well as IVC Europe’s directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a shareholder or holder of IVC Warrants. These interests include, among other things, the following:

•	The Initial IVC Europe Shareholders have agreed not to redeem any IVC Europe Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

•	The Sponsor paid an aggregate of $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $ based on the

closing price of the IVC Europe Class A Ordinary Shares of $                 on Nasdaq on                 , 2023, the Record Date. On November 3, 2021, the Sponsor sold 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith, 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively.

•

The Initial IVC Europe Shareholders own 8,625,000 IVC Europe Class B Ordinary Shares, which shares would become worthless if IVC Europe does not complete a business combination within the applicable time period, because the Initial IVC Europe Shareholders waived any right to redemption with respect to these shares.

•

The Sponsor paid an aggregate $16.7 million for its 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities), which have more advantageous terms than those of the IVC Europe Public Warrants and will expire worthless if a business combination is not consummated within the Combination Period. The IVC Europe Private Placement Warrants had an estimated aggregate market value of $                 based on the closing price of $                per IVC Europe Public Unit on Nasdaq on                 , the Record Date.

•

The Initial IVC Europe Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination, assuming no existing IVC Europe Public Shareholder exercises redemption rights, the Pubco Options are not exercised and the Sponsor’s obligation under the Backstop Agreement is not triggered.

•	The Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement.

•

An affiliate of the Sponsor has entered into Loans with IVC Europe in an aggregate amount of $4.2 million to fund working capital and monthly contributions to the Trust Account until the Business Combination. Up to $2.0 million of such loans is convertible into IVC Europe Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. If IVC Europe does not consummate an initial business combination by the Outside Date, the loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. See the section titled “Information about IVC Europe — Sponsor Loans” in the proxy statement/prospectus.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Accordingly, the economic interests of the Sponsor diverge from the economic interests of the IVC Europe Public Shareholders, because the Sponsor will realize a gain on its investment from the completion of any business combination, while the IVC Europe Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share. Thus, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating IVC Europe. See the sections titled “Risk Factors — The Proposed Transactions constitute related-party transactions. Additionally, the Initial IVC Europe Shareholders and IVC Europe’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. Such interests include that the Sponsor, as well as IVC Europe’s executive officers and directors, will lose their entire investments in us if the Proposed

Transactions are not completed.” and “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in this proxy statement/prospectus.

•

If the Trust Account is liquidated, including in the event IVC Europe is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IVC Europe to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share, or such lesser per share amount as in the Trust Account on the liquidation date, by the claims of prospective target businesses with which IVC Europe has entered into an acquisition agreement or claims of any third party for services rendered or products sold to IVC Europe, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	The current directors and officers of IVC Europe will continue to be indemnified and will continue to have directors’ and officers’ liability insurance after the Business Combination.

•

IVC Europe’s officers and directors are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on IVC Europe’s behalf. However, if IVC Europe fails to consummate a business combination within the required time period, they will not have any claim against the Trust Account for reimbursement. Accordingly, IVC Europe will not be able to reimburse these expenses if the Proposed Transactions or another business combination, are not completed within the required time period. The Sponsor and IVC Europe’s officers and directors will lose their entire investment in IVC Europe and will not be reimbursed for fees due or out-of-pocket expenses if the Business Combination is not consummated by the Outside Date. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no fees due or outstanding out-of-pocket expenses for which the Sponsor and IVC Europe’s officers and directors are awaiting reimbursement.

•	The New Registration Rights Agreement and OpSec Shareholder Lock-Up Agreements will be entered into by Pubco, the Sponsor, and the OpSec Shareholders.

•

OpSec is currently a portfolio company managed by ITSF, an affiliate of Investcorp Holdings B.S.C.(c), which also owns the Sponsor. After the Business Combination, ITSF will continue to hold a controlling economic and voting interest in OpSec.

•

Investcorp Funding Limited (“IFL”), an affiliate of the Sponsor, has entered into loans with OpSec in an aggregate amount of $4.7 million to enable OpSec to pay a dividend of the same amount to ITSF, which permitted ITSF to pay interest due on a credit facility between ITSF and Investec. The liability for repaying each of the loans was novated from OpSec to ITSF pursuant to certain deeds of novation, which hold that ITSF may settle the loan by directing Pubco to issue or transfer such number of Pubco Ordinary Shares that ITSF would otherwise be entitled to receive pursuant to the Business Combination Agreement to IFL as represents the value of the loans, respectively. In addition to the above loans, IFL has also entered into a loan agreement with OpSec for a principal amount of $10.0 million. The loan will be repaid by Pubco using a portion of the proceeds received by Pubco from of the Proposed Transactions. The date of repayment is to be the earlier of (i) the date of a written demand for repayment by IFL to OpSec and (ii) such other date as may be agreed between IFL and OpSec. If OpSec does not consummate an initial business combination by the Outside Date, the loans will be repaid on such date to be mutually agreed between ITSF and IFL. See the section titled “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in the proxy statement/prospectus.

•	IVC Europe plans to designate Michael Mauer and Pam Jackson as directors of Pubco following the Business Combination.

•	After the consummation of the Business Combination, directors or members of IVC Europe’s management team who remain with Pubco may receive equity grants under the Pubco Incentive Plan.

•

Hazem Ben-Gacem, who is an officer and director of IVC Europe, has previously served on the board of Orca Bidco and indirectly through an affiliate, entered into certain investment agreements with OpSec, pursuant to which he holds a 1.33% stake in ITSF, the majority shareholder of OpSec.

•

Pam Jackson, who is a director of IVC Europe and will serve on the board of directors of Pubco following the completion of the Proposed Transactions, and Hazem Ben-Gacem and Peter McKellar, who are officers and directors of IVC Europe, are directors of Investcorp Capital Plc. Investcorp Capital Plc is (a) an indirect, 100% shareholder of ITV Limited, which is the general partner of Investcorp Technology Secondary Fund 2018 GP Limited Partnership, which in turn is the general partner of ITSF, (b) an indirect holder of a 1.94% interest in ITSF, and (c) under common control with the Sponsor by Investcorp Holdings B.S.C.(c). Upon consummation of the Proposed Transactions, Hazem Ben-Gacem and Peter McKellar will step down from the IVC Europe Board.

•

The Sponsor has an aggregate dollar amount of $20,770,450 at risk dependent on the consummation of the Proposed Transactions, which includes: (a) $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $             based on the closing price of the IVC Europe Class A Ordinary Shares of $             on Nasdaq on the Record Date; (b) $16.7 million for the purchase of 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities); and (c) $4.2 million in loans to IVC Europe to fund working capital and monthly contributions to the Trust Account until the Business Combination. No out-of-pocket expenses incurred by IVC Europe’s directors and officers connection with certain activities on IVC Europe’s behalf remain outstanding. On November 3, 2021, the Sponsor sold an aggregate of 1,287,917 IVC Europe Class B Ordinary Shares for $154,550, or approximately $0.12 per share, to the following individuals, respectively: (a) 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith worth approximately $86,250; (b) 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar worth approximately $57,500, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, each worth approximately $3,600, respectively. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively. Additionally, the Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement. See the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Ancillary Documents — Backstop Agreement” in the proxy statement/prospectus for more information.

These interests may influence IVC Europe’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding IVC Europe or its securities, the Initial IVC Europe Shareholders, or the OpSec Shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire IVC Europe Ordinary Shares or vote their shares in favor of the Business Combination Proposal and the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the shareholders of IVC Europe approve the Business Combination Proposal and the Merger

Proposal, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of the shares, including the granting of put options and the transfer to such investors or holders of IVC Europe Ordinary Shares or IVC Europe Warrants owned by the Initial IVC Europe Shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on IVC Europe Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that IVC Europe will have in excess of the required amount of net assets available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. IVC Europe will file a current report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal, the Merger Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Ownership of Pubco after the Proposed Transactions

We expect that, upon completion of the Proposed Transactions, assuming that no IVC Europe Public Shareholder exercises redemption rights, and assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised: (i) ITSF will own 49.4% of the Pubco Ordinary Shares; (ii) existing IVC Europe Public Shareholders will own 41.7% of the Pubco Ordinary Shares; (iii) the Sponsor will own 5.4% of the Pubco Ordinary Shares; (iv) Mill Reef will own 2.3% of the Pubco Ordinary Shares; and (v) the directors and officers of IVC Europe will own 1.2% of the Pubco Ordinary Shares. In addition, certain members of OpSec’s management will hold Pubco Options. These relative percentages also assume that no additional IVC Europe Securities or Pubco Securities are issued and that none of the Pubco Options has been exercised. If the facts are different from these assumptions, the percentage ownership retained by existing IVC Europe Public Shareholders will be different.

Assuming that all existing IVC Europe Public Shareholders exercise their redemption rights with regard to the IVC Europe Class A Ordinary Shares, and assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised: (i) ITSF will own 71.2% of the Pubco Ordinary Shares; (ii) the Sponsor will own 23.7% of the Pubco Ordinary Shares; (iii) Mill Reef will own 3.3% of the Pubco Ordinary Shares; (iv) the directors and officers of IVC Europe will own 1.8% of the Pubco Ordinary Shares; and (v) existing IVC Europe Public Shareholders will own none of the Pubco Ordinary Shares. In addition, certain members of OpSec’s management will hold Pubco Options. These relative percentages also assume that no additional IVC Europe Securities or Pubco Securities are issued, none of the Pubco Options has been exercised, and the Initial IVC Europe Shareholders subscribe for additional Pubco Ordinary Shares pursuant to the Backstop Agreement. If the facts are different from these assumptions, the percentage ownership retained by existing IVC Europe Public Shareholders will be different.

The following table illustrates three different redemption scenarios and assumes that the OpSec Earnout Shares and Sponsor Earnout shares have been earned and that all Pubco Warrants have been exercised: (i) no redemptions, which assumes that no existing IVC Europe Public Shareholder exercises redemption rights; (ii) 50% redemptions, which assumes that half of the existing IVC Europe Public Shareholders exercise their redemption rights; and (iii) maximum redemptions, which assumes that all existing IVC Europe Public Shareholders exercise their redemption rights:

	Assuming no redemption		Assuming 50% redemptions		Assuming maximum redemptions
Shareholders	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%
ITSF(1)	25,697,061	29.9%	25,697,061	33.6%	25,697,061	35.8%
Mill Reef(2)	1,208,039	1.4%	1,208,039	1.6%	1,208,039	1.7%
Sponsor(3)(4)	21,605,650	25.2%	21,605,650	28.3%	26,605,650	37.0%
IVC Europe Directors & Officers(5)	1,114,250	1.3%	1,114,250	1.5%	1,114,250	1.6%
IVC Europe Public Shareholders(6)	36,255,667	42.2%	26,752,834	35.0%	17,250,000	24.0%

Total Ordinary Shares	85,880,667	100%	76,377,834	100%	71,875,000	100%

1

Includes ITSF’s pro rata portion of the OpSec Earnout Shares and assumes the exercise of ITSF’s pro rata portion of the 2,050,000 IVC Europe Warrants transferred to the OpSec Shareholders by the Sponsor pursuant to the Sponsor Support Agreement.

2

Includes Mill Reef’s pro rata portion of the OpSec Earnout Shares and assumes the exercise of Mill Reef’s pro rata portion of the 2,050,000 IVC Europe Warrants transferred to the OpSec Shareholders by the Sponsor pursuant to the Sponsor Support Agreement.

3

Includes 2,477,825 Sponsor Earnout Shares. Assumes the exercise of 14,650,000 Pubco Warrants received by the Sponsor pursuant to the Proposed Transactions in exchange for the IVC Europe Private Placement Warrants. Assumes the maximum of 2,000,000 Pubco Warrants are issued to the Sponsor pursuant to the Working Capital Loans.

4

Pursuant to the Backstop Agreement, in the event the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares. In the maximum redemption scenario, the Sponsor will subscribe for 5,000,000 Pubco Ordinary Shares at a price of $10.00 per share pursuant to the Backstop Agreement.

5.	Includes 557,125 Sponsor Earnout Shares.
6.	Assumes the exercise of 17,250,000 Pubco Warrants received by holders of IVC Europe Public Warrants pursuant to the Proposed Transactions.

Investcorp’s Ownership of Pubco Following the Proposed Transactions

OpSec is currently a portfolio company managed by ITSF. After the Business Combination, ITSF may hold a controlling economic and voting interest in Pubco, assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised. ITSF will own 22,518,918 Pubco Ordinary Shares, or 49.4% of the total amount of outstanding Pubco Ordinary Shares assuming that no IVC Europe Public Shareholders elect to redeem their shares of IVC Europe Class A Ordinary Shares in connection with the Business Combination, or 71.2% assuming that all IVC Europe Public Shareholders elect to redeem their shares of IVC Europe Class A Ordinary Shares in connection with the Business Combination. When aggregated with Mill Reef’s ownership of Pubco Ordinary Shares following the Business Combination under the same assumptions, the OpSec Shareholders will hold 51.7% in the “no redemption” scenario and 74.6% in the “maximum redemption” scenario.

Assuming that all OpSec Earnout Shares and Sponsor Earnout Shares are earned and all Pubco Warrants are exercised, including 2,000,000 Pubco Warrants issued to the Sponsor pursuant to the Working Capital Loans, and in the “maximum redemption” scenario, assuming that the Sponsor subscribes for an additional 5,000,000 Pubco Ordinary Shares pursuant to the Backstop Agreement, ITSF will own 25,697,061 Pubco Ordinary Shares, or 29.9% in the “no redemptions” scenario and 35.8% in the “maximum redemption” scenario. When aggregated with Mill Reef’s ownership of Pubco Ordinary Shares following the Business Combination under the same assumptions, the OpSec Shareholders will hold 31.3% in the “no redemption” scenario and 37.5% in the “maximum redemption” scenario.

To the extent that ITSF continues to hold a controlling economic and voting interest in the post-Business Combination entity, it will have the ability to control the outcome of matters submitted to Pubco’s shareholders for approval, including, but not limited to, the election of directors, amendments to Pubco’s organizational documents, and any merger, consolidation, or sale of all or substantially all of Pubco’s assets. Additionally, this concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of Pubco’s assets that other Pubco shareholders support, or, conversely, this concentrated control could result in the consummation of such a transaction that Pubco’s other shareholders do not support. This concentrated control could also discourage a potential investor from acquiring Pubco Ordinary Shares due to the limited voting power of such shares.

Moreover, Investcorp Holdings B.S.C.(c) is an affiliate of both ITSF and the Sponsor. Consequently, following the Business Combination, and assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised, Investcorp Holdings B.S.C.(c) will beneficially own 24,996,743 Pubco Ordinary Shares, or 54.8% of the total amount of outstanding Pubco Ordinary Shares assuming that no IVC Europe Public Shareholders elect to redeem their shares of IVC Europe Class A Ordinary Shares in connection with the Business Combination, and 29,996,743 Pubco Ordinary Shares, or 94.9% of the total amount of outstanding Pubco Ordinary Shares assuming that all IVC Europe Public Shareholders elect to redeem their shares of IVC Europe Class A Ordinary Shares in connection with the Business Combination and the Sponsor subscribes for an additional 5,000,000 Pubco Ordinary Shares pursuant to the Backstop Agreement.

Assuming that all OpSec Earnout Shares and Sponsor Earnout Shares are earned and all Pubco Warrants are exercised, including 2,000,000 Pubco Warrants issued to the Sponsor pursuant to the Working Capital Loans, and in the “maximum redemptions” scenario, assuming that the Sponsor subscribes for an additional 5,000,000 million Pubco Ordinary Shares pursuant to the Backstop Agreement, Investcorp Holdings B.S.C.(c) will beneficially own 47,302,711 Pubco Ordinary Shares, or 55.1% in the “no redemption” scenario and 52,302,711 Pubco Ordinary Shares, or 72.8% in the “maximum redemption” scenario.

Simplified Structure Following the Proposed Transactions

The following diagram depicts the organizational structure of IVC Europe, OpSec and Pubco after the Proposed Transactions. It assumes that none of the IVC Europe Public Shareholders redeem their IVC Europe Class A Ordinary Shares in connection with the Proposed Transactions, in which case the Initial IVC Europe Shareholders’ obligations under the Backstop Agreement would not be triggered.

[1]

Certain officers of Zacco and Dr. Selvaratnam own an aggregate of 3,794,120 Class B ordinary shares of Orca Midco. It is currently expected that these individuals will exchange their shares for Pubco Ordinary Shares on a date following April 17, 2025 (or such earlier date as may be determined by OpSec).

The percentages exclude the following:

•	Pubco Ordinary Shares issuable upon the exercise of 33,950,000 Pubco Warrants to be outstanding upon completion of the Proposed Transactions

•	Pubco Ordinary Shares issuable pursuant to the Pubco Incentive Plan

•	Pubco Ordinary Shares underlying the Pubco Options

•	Sponsor Earnout Shares and OpSec Earnout Shares.

Following the Share Contribution, OpSec (Orca Holdings Limited) will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec will cease, and Merger Sub I will continue as the surviving company. Following the First Merger, IVC Europe will merge with and into Merger Sub II, as a result of which, at the Second Merger Effective Time:

•	the separate corporate existence of Merger Sub II will cease and IVC Europe will continue as the surviving company

•

the issued and outstanding IVC Europe Public Units will be automatically detached, and the holder thereof will be deemed to hold one IVC Europe Class A Ordinary Share and one-half of an IVC Europe Warrant

•	the issued and outstanding IVC Europe Class A Ordinary Shares will be exchanged for Pubco Ordinary Shares

•	the issued and outstanding IVC Europe Class B Ordinary Shares will be sold and transferred to Pubco in exchange for Pubco Ordinary Shares, and

•

the outstanding IVC Europe Warrants will cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrants and will instead be assumed by Pubco and automatically converted into Pubco Warrants to purchase an equal number of Pubco Ordinary Shares.

As a result of and upon consummation of the Business Combination, each of IVC Europe and Orca Holdings Limited (after merging with and into Merger Sub I) will become wholly owned subsidiaries of Pubco, and Pubco will become a new public company owned by the prior shareholders of IVC Europe, the prior shareholders of OpSec and shareholders pursuant to the Backstop Agreement.

Board of Directors of Pubco Following the Proposed Transactions

At the consummation of the Proposed Transactions, the directors of Pubco will be Dr. Selva Selvaratnam, Bev Dew, Michael Mauer, Pam Jackson, Gilbert Kamieniecky, Roberta Vezzoli and Federico Minoli. Dr. Selva Selvaratnam is expected to serve as chief executive officer, and Bev Dew is expected to serve as chief financial officer of Pubco. See the section titled “Management of Pubco Following the Business Combination” of this proxy statement/prospectus.

Reasons for the Approval of the Proposed Transactions

After careful consideration, and based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, the IVC Europe Board recommends that shareholders of IVC Europe vote “FOR” each proposal being submitted to a vote of the shareholders of IVC Europe at the Extraordinary General Meeting. In considering the Proposed Transactions, the IVC Europe Board and a Special Committee of independent directors gave considerable weight to several positive factors, including, but not limited to, the following:

•

Operating History and Strong Management Team: The IVC Europe Board considered the OpSec Group’s forty-year operating history, which has enabled it to develop in 16 jurisdictions and build a strong management team, led by the Chief Executive Officer Dr. Selva Selvaratnam. OpSec has focused on building an experienced and senior team in the brand protection industry who have over 285 combined years of experience.

•

Business Model and Economics: The IVC Europe Board considered OpSec’s integrated business model, demonstrated by its end-to-end product lifecycle with solutions across online and physical brand protection.

•

Scale and Market Share: The IVC Europe Board noted OpSec’s strength as a global leader in the provision of intellectual property management and brand protection solutions and the potential for future growth that has been further bolstered by growth in intangible and globalization of brands that requires a more expansive approach to establishing and protecting brands and intellectual property rights that have opened new markets or expanded opportunities in existing markets.

•

Financial Condition: The IVC Europe Board also considered factors such as OpSec’s outlook, pipeline and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent combinations and combination targets in similar and adjacent markets.

•

Fairness Opinion: The IVC Europe Board considered the fact that the Special Committee received the opinion from Duff & Phelps to the effect that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, the exchange ratio provided for in the Second Merger pursuant to the Business Combination Agreement, after giving effect to the Related Transactions, was fair, from a financial point of view, to the holders of IVC Europe Class A Ordinary Shares other than the Initial IVC Europe Shareholders and their affiliates.

•

Other Alternatives: The belief of the IVC Europe Board, after a thorough review of other business combination opportunities reasonably available to IVC Europe, that the Proposed Transactions represent the best potential business combination for IVC Europe based upon the process utilized to evaluated and assess other potential acquisition targets.

•

Terms of the Business Combination Agreement and Related Agreements: Because the independent Special Committee had been formed to review and evaluate the Proposed Transactions and had done so with the assistance of financial and legal advisors, as well as IVC Europe management to whom it delegated authority to negotiate key terms of the Proposed Transactions on the Special Committee’s behalf, the IVC Europe Board reviewed the financial and other terms of the Business Combination Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties despite the related-party nature of the Proposed Transactions. Additionally, the IVC Europe Board considered the potential value to IVC Europe Public Shareholders, including the transaction value, the total consideration payable to the OpSec Shareholders (including the cash consideration) and the Sponsor Earnout Shares and OpSec Earnout Shares. In addition, the IVC Europe Board considered the fact that even though the Proposed Transactions did not include a committed PIPE financing, the Sponsor’s obligations under the Backstop Agreement to backstop certain redemptions by the IVC Europe Public Shareholders, subject to and in accordance with the terms and conditions set forth therein, would guarantee at least $50.0 million of available cash to the combined company in the event there are maximum redemptions by the IVC Europe Public Shareholders and the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million. The IVC Europe Board determined that the Proposed Transactions are advisable and in the commercial interests of IVC Europe and the IVC Europe Public Shareholders.

The IVC Europe Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:

•

Litigation Risk: The possibility of litigation challenging the Business Combination Agreement or that an adverse judgment granting permanent injunctive relief could delay or prevent consummation of the Business Combination.

•

Fees and Expenses Risk: The risk of the expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination Agreement is consummated.

•	Growth Risk: The risk that OpSec expects to invest in growth for the foreseeable future, and the risk that OpSec may fail to manage that growth effectively.

•

Competitive Risk: The risk that OpSec currently faces competition from a number of companies and expects to face significant competition in the future as the market for intellectual property management and brand protection solutions develops.

•	Supplier and Manufacturer Risk: The risk that OpSec relies on a limited number of suppliers and manufacturers for its products, services and solutions.

•

Redemption Risk: The risk that a significant number of shareholders of IVC Europe may elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the gross proceeds to OpSec from the Business Combination, which would reduce the gross proceeds to OpSec from the Business Combination, which could affect its results of operations, as well as the fact that on March 14, 2023, in connection with the vote to extend the business combination deadline to December 17, 2023, holders of 15,494,333 out of 34,500,000 IVC Europe Class A Ordinary Shares elected to redeem their shares, leaving 19,005,667 IVC Europe Class A Ordinary Shares remaining outstanding and a Trust Account balance of approximately $198.2 million.

•

Liquidation of IVC Europe Risk: IVC Europe may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case IVC Europe would cease all operations except for the purpose of winding up and IVC Europe would redeem the IVC Europe Class A Ordinary Shares and liquidate.

•	Public Company Risk: The risks that are associated with being a publicly traded company.

•	Shareholder Vote Risk: The risk that IVC Europe’s shareholders may fail to provide the votes necessary to approve the Business Combination.

•	Listing Risks: Nasdaq may not list the securities, which could limit investors’ ability to sell their securities.

•	Benefits Not Achieved Risk: The risk that the potential benefits of the Proposed Transactions may not be fully achieved, or may not be achieved within the expected timeframe.

•	Closing Conditions Risk: The fact that the consummation of the Proposed Transactions is conditioned on the satisfaction of certain closing conditions that are not within IVC Europe’s control.

•

Other Risks: Various other risks associated with the Proposed Transactions, the business of IVC Europe and the business of OpSec described under the section titled “Risk Factors” in this proxy statement/prospectus.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Reasons for the Approval of the Proposed Transactions” in this proxy statement/prospectus for more information on IVC Europe’s reasons for the approval of the Proposed Transactions and the recommendation of the IVC Europe Board.

Recommendation to Shareholders

Based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, the IVC Europe Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are advisable and in the commercial interests of IVC Europe and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and, if presented, “FOR” the Adjournment Proposal.

Opinion of Duff & Phelps

On December 3, 2022, IVC Europe retained Kroll, LLC, operating through its Duff & Phelps Opinions Practice, to provide to the Special Committee a fairness opinion in connection with the Proposed Transactions. On April 23, 2023, Duff & Phelps delivered its opinion, dated April 23, 2023 (the “Opinion”), to the Special Committee to the effect that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the exchange ratio provided for in the Second Merger pursuant to the Business Combination Agreement, after giving effect to the Related Transactions, was fair, from a financial point of view, to the holders of IVC Europe Class A Ordinary Shares other than the Initial IVC Europe Shareholders and their affiliates (without giving effect to any impact of the Mergers or the Related Transactions on any particular holder of IVC Europe Class A Ordinary Shares other than in its capacity as a holder of IVC Europe Class A Ordinary Shares).

The full text of the Opinion is attached as Annex D to this proxy statement/prospectus. The Opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Duff & Phelps in rendering its opinion. The summary of the Duff & Phelps’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in connection with the preparation of its opinion. However, neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the IVC Europe Board, any security holder or any other person as to how to act or vote or make a decision with respect to any matter relating to the Second Merger or otherwise.

In selecting Duff & Phelps, the Special Committee considered, among other things, that Duff & Phelps is a reputable investment banking firm and a global leader in providing fairness opinions to boards of directors. See the section titled “Proposal No. 1 — The Business Combination Proposal – Opinion of Duff & Phelps” in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS as adopted by the International Accounting Standards Board. Under this method of accounting, IVC Europe will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of OpSec issuing shares at the closing of the Business Combination for the net assets of IVC Europe as of the closing date, accompanied by a recapitalization. The net assets of IVC Europe will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination was primarily based on the following factors: (i) OpSec’s existing operations will comprise the ongoing operations of the combined company; (ii) OpSec’s senior management will comprise the senior management of the combined company; and (iii) the former owners and management of OpSec will have control of the Pubco Board after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of OpSec issuing shares for the net assets of IVC Europe, accompanied by a recapitalization. Any excess of fair value of shares issued over the fair value of IVC Europe’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Business Combination will be those of OpSec.

Regulatory Approvals

The Proposed Transactions are not subject to any additional U.S. federal or state regulatory requirement or approval.

Upon the Merger Closing, IVC Europe and Pubco will cause the Second Merger to be consummated by filing the Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Companies Act or by any other law to make the Second Merger effective with the Registrar of Companies of the Cayman Islands. The Second Merger shall become effective when the Plan of Merger is approved by the Registrar of Companies of the Cayman Islands.

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors” in this proxy statement/prospectus. These risks include, but are not limited to, the following:

•

OpSec’s business may suffer if its customers reduce their demand for OpSec’s products or services, or if governments or their agencies reduce their demand for OpSec’s products or services or discontinue or curtail their funding. Moreover, if OpSec fails to comply with government contracting regulations, OpSec could suffer a loss of revenues or incur price adjustments or other penalties.

•

OpSec’s end customers, primarily in the authentication business, may have lower volumes than anticipated in their annual forecasts, and such lower sales could cause OpSec’s interim revenues to decrease and OpSec to miss its annual revenue targets.

•

OpSec relies on its investment in new technology to remain competitive with the offerings of its competitors and to remain effective against the technology and methods of bad actors. If OpSec is unable to continue to invest in the research and development of new technologies and processes, or if its research and development does not yield sufficient results, OpSec’s results of operations and reputation may be harmed.

•

OpSec generates a significant percentage of its revenues from recurring subscription-based arrangements, and if OpSec is unable to maintain a high annual revenue renewal rate, its results of operations could be adversely affected.

•

OpSec’s government contracts are typically multi-year contracts. Renewals may involve unpredictable delays and other unexpected changes, and such volatility and uncertainty might limit OpSec’s revenue in any given period.

•	OpSec operates in highly competitive markets and may be adversely affected by this competition.

•

Failure of any of OpSec’s key suppliers on which OpSec is dependent for specialist components to deliver products on time or to specification could lead to OpSec’s inability to fulfill customer contractual requirements, which could result in penalties, forfeit of performance awards, loss of customer contracts, and reputational damage, which could materially adversely affect its business, financial condition, and results of operations.

•

OpSec is dependent on third parties to incorporate its physical authentication products onto the target products, and those third parties may not properly incorporate OpSec’s products, which could adversely affect OpSec’s reputation.

•

OpSec’s strategy includes increased growth in emerging markets, including the Asia Pacific region, which could create greater exposure to unstable political conditions, civil unrest, economic volatility, contagious disease, and other risks applicable to international operations.

•

Some of OpSec’s customers perform contractually mandated security audits on the products OpSec supplies them with and OpSec’s back-end systems to ensure they meet their standards of security and functionality. OpSec cannot guarantee that OpSec will satisfy the requirements of its customers with regard to the security audits, which may put OpSec’s business relationships with those customers and OpSec’s reputation in jeopardy.

•

OpSec intends to grow its business rapidly and expects to expand its operations significantly. Any failure to manage OpSec’s growth effectively could adversely affect its business, prospects, results of operations and financial condition.

•

OpSec is dependent on its senior management team and other highly skilled personnel; and, if OpSec is not successful in attracting or retaining highly qualified personnel, OpSec may not be able to implement its business strategy successfully, which could adversely affect its business, financial condition, and results of operations.

•

OpSec’s gross margins have fluctuated historically, and OpSec expects those fluctuations to continue. Changes in OpSec’s gross margins could adversely affect its business, financial condition, results of operations or cash flows.

•

OpSec’s forecasted financial results and results of operations rely in large part upon assumptions and analyses developed by OpSec as of December 2022. Today, the assumptions underlying these forward-looking statements may be outdated and, as a result, are not indicative of future results.

•

OpSec has made significant investments in automation of its processes and systems, including moving its internal servers and moving certain personnel to low cost centers. Any operational improvements OpSec expects from these decisions may not be realized, which could reduce its forecasted economies of scale and negatively impact its results of operations.

•

Part of OpSec’s revenue and Zacco’s revenue is seasonal by nature of the intellectual property solutions business, with historical performance indicating that the fourth and third financial quarters are OpSec’s and Zacco’s strongest, respectively, which may cause OpSec’s results of operations to fluctuate significantly.

•

Any legal proceedings, investigations or claims against OpSec or any of its subsidiaries could be costly and time-consuming to defend and could harm its business, results of operations and reputation, regardless of the outcome of such proceedings, investigations or claims, and OpSec’s insurance coverage may be insufficient to cover all costs related to such claims.

•	OpSec may be unable to achieve some or all of the operational cost improvements and other benefits that OpSec expects to realize.

•

OpSec incurs a material interest burden, which represents an ongoing cost. If other risk factors are realized so that OpSec’s free cash generation is impeded, it could adversely affect OpSec’s ability to service its debt or obtain additional financing.

•

If OpSec or its third-party service providers experience a security breach, or if unauthorized parties otherwise obtain access to its data, including OpSec’s customers’ data, partners’ data or other personal data, OpSec’s reputation may be harmed, demand for services may be reduced and OpSec may incur significant liabilities.

•

Any significant disruption in or unauthorized access to OpSec’s information technology networks or systems or those of third parties that OpSec utilizes in its operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of OpSec’s products or services, unauthorized disclosure of data, or theft or tampering of intellectual property or technology, which could adversely impact OpSec’s business.

•

OpSec relies upon third-party cloud computing services and other data centers to support its operations, and any disruption of or interference with OpSec’s use of such service or material change to its arrangement with these providers could adversely affect its business.

•	The international scope of OpSec’s operations and OpSec’s corporate and financing structure may expose OpSec to potentially adverse tax consequences.

•	OpSec’s intellectual property rights, know-how and innovations may not be adequately protected, which may adversely affect OpSec’s financial results.

•	OpSec may face intellectual property infringement or misappropriation claims that could be costly to defend and result in OpSec’s loss of significant rights.

•	OpSec is subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase OpSec’s costs or materially and adversely affect its business.

•

OpSec is subject to laws and regulations concerning its collection, storage, sharing, disclosure, use and other processing of customer information and other sensitive data, and OpSec’s actual or perceived failure to comply with data privacy and security laws and regulations could result in enforcement actions against OpSec, damage OpSec’s reputation and brand and harm its business and results of operations.

•

OpSec is subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws could subject OpSec to criminal or civil liability and harm its business, financial condition and results of operations.

•	The price of Pubco Ordinary Shares may be volatile, and the value of Pubco Ordinary Shares may decline.

•	A market for the securities may not develop or be sustained, which would adversely affect the liquidity and price of OpSec’s securities.

•	OpSec’s issuance of additional share capital in connection with financings, acquisitions, investments, its equity incentive plans or otherwise will dilute all other shareholders.

•

OpSec will be a foreign private issuer; and, as a result, OpSec will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•

OpSec has identified material weaknesses in its internal control over financial reporting. If OpSec’s remediation of these material weaknesses is not effective, or if OpSec experiences additional material weaknesses or otherwise fails to maintain an effective system of internal controls in the future, OpSec may not be able to report its financial results accurately, prevent fraud or file its periodic reports as a public company in a timely manner.

•

Beginning in January 2022, there has been a drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as OpSec may be more volatile than other securities and may involve special risks.

•

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for OpSec’s unaffiliated investors.

•

The Initial IVC Europe Shareholders and IVC Europe’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.

•

The ability of IVC Europe Public Shareholders to exercise redemption rights with respect to a large number of IVC Europe Class A Ordinary Shares may not allow OpSec and IVC Europe to complete the most desirable business combination or optimize the capital structure of Pubco.

•	The other matters described in the section titled “Risk Factors” beginning on page 51 of this proxy statement/prospectus.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The summary unaudited pro forma condensed combined financial information was prepared giving effect to the Proposed Transactions and the Zacco Acquisition. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives pro forma effect to the Proposed Transactions and the Zacco Acquisition as if they were consummated on March 31, 2023. The unaudited pro forma condensed combined statements of profit or loss for the year ended March 31, 2023 give pro forma effect to the Proposed Transactions and the Zacco Acquisition as if they had occurred on April 1, 2022.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Proposed Transactions and the Zacco Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with IVC Europe’s, OpSec’s and Zacco’s audited financial statements and related notes, as applicable, and the sections titled “IVC Europe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Zacco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of cash redemptions:

•

Assuming No Redemptions: This presentation assumes that no shareholder of IVC Europe exercises redemption rights with respect to their IVC Europe Class A Ordinary Shares for cash in an amount equal to a pro rata portion of the funds deposited in the Trust Account.

•

Assuming 50% Redemptions: This presentation gives effect to redemption of 9,502,834 IVC Europe Class A Ordinary Shares for aggregate redemption payments of $101.4 million at a redemption price of $10.67 per share based on the investments held in the Trust Account as of June 30, 2023.

•

Assuming Maximum Redemptions: This presentation assumes that all 19,005,667 IVC Europe Class A Ordinary Shares are redeemed for aggregate redemption payments of $202.8 million at a redemption price of $10.67 per share based on the investments held in the Trust Account as of June 30, 2023. Pursuant to the Backstop Agreement, in the event the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares. In the maximum redemption scenario, the Sponsor will subscribe for 5,000,000 Pubco Ordinary Shares at a price of $10.00 per share.

The unaudited pro forma condensed combined financial information also assumes that none of the OpSec Earnout Shares or Sponsor Earnout Shares have been earned by the OpSec Shareholders or the Sponsor, as applicable.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

							As of March 31, 2023
	As of March 31, 2023	As of June 30, 2023	As of December 31, 2022				(Assuming No Redemptions)			(Assuming 50% Redemptions)			(Assuming Maximum Redemptions)
	OpSec (IFRS Historical)	IVC Europe (U. S. GAAP Historical )	Zacco (IFRS Historical)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments for Zacco Acquisition (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS:
Property, plant and equipment	$11,531	$—	$711	$—	$—		$—		$12,242	$—		$12,242	$—		$12,242
Right-of-use assets	4,482	—	8,082	—	—		—		12,564	—		12,564	—		12,564
Intangible assets	67,334	—	3,074	553	31,195	b	—		161,642	—		161,642	—		161,642
					(643)	c
					60,129	c
Goodwill	—	—	553	(553)	—		—		—	—		—	—		—
Investment in joint venture	355	—	—	—	—		—		355	—		355	—		355
Deferred tax assets	5,046	—	675	—	—		—		5,721	—		5,721	—		5,721
Other financial assets	—	—	832	(565)	—		—		267	—		267	—		267
Other receivables	831	—	—	954	—		—		1,785	—		1,785	—		1,785
Lease receivables	—	—	389	(389)	—		—		—	—		—	—		—
Marketable securities held in Trust Account	—	202,761	—	—	—		(202,761)	A	—	—		—	—		—

Non-current assets	89,579	202,761	14,316	—	90,681		(202,761)		194,576	—		194,576	—		194,576
Prepaid expenses	—	272	513	—	—		—		785	—		785	—		785
Inventories	9,409	—	—	—	—		—		9,409	—		9,409	—		9,409
Trade and other receivables	27,624	—	25,868	484	—		—		53,976	—		53,976	—		53,976
Contract asset	795	—	4,893	—	—		—		5,688	—		5,688	—		5,688
Lease receivables	—	—	484	(484)	—		—		—	—		—	—		—
Tax receivable	1,117	—	—	—	—		—		1,117	—		1,117	—		1,117
Derivative financial instrument	25	—	—	—	—		—		25	—		25	—		25
Cash and cash equivalents	10,131	234	10,621	—	(102,699)	b	202,761	A	192,055	(101,381)	J	90,674	(101,381)	J	39,293
					92,888	e	(6,538)	D					50,000	J
					2,051	f	(10,000)	G
							(7,394)	I

Current assets	49,101	506	42,379	—	(7,760)		178,829		263,055	(101,381)		161,674	(51,381)		110,293

TOTAL ASSETS	$138,680	$203,267	$56,695	$—	$82,921		$(23,932)		$457,631	$(101,381)		$356,250	$(51,381)		$304,869

COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption	—	202,761	—	(202,761)	—		—		—	—		—	—		—
EQUITY
Share capital	$2	$—	$8,391	—	$(8,391)	a	2	F	$5	$(1)	J	$4	$(1)	J	$3
					27	b	(40)	G
					14	f
Share premium	61,873	—	—	—	3,945	b	(3,682)	C	283,481	(2,675)	I	179,426	2,074	I	130,120
					2,037	f	202,759	E		(101,380)	J		(101,379)	J
							1	F					49,999	J
							(9,960)	G
							(27,104)	H
							53,612	I
Class A ordinary shares	—	—	—	—	—		2	E	—	—		—	—		—
							(2)	F
Class B ordinary shares	—	1	—	—	—		(1)	F	—	—		—	—		—
Merger reserve	11,052	—	—	—	—		—		11,052	—		11,052	—		11,052
Translation reserve	(18,747)	—	—	—	—		—		(18,747)	—		(18,747)	—		(18,747)
Treasury Shares	—	—	(107)	—	107	a	—		—	—		—	—		—
Retained earnings (Accumulated deficit)	(5,756)	(27,104)	21,739	—	(21,739)	a	12,075	B	(57,118)	2,675	I	(54,443)	(2,074)	I	(56,517)
					(488)	d	(1,943)	C
							27,104	H
							(61,006)	I

							As of March 31, 2023
	As of March 31, 2023	As of June 30, 2023	As of December 31, 2022				(Assuming No Redemptions)			(Assuming 50% Redemptions)		(Assuming Maximum Redemptions)
	OpSec (IFRS Historical)	IVC Europe (U. S. GAAP Historical )	Zacco (IFRS Historical)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments for Zacco Acquisition (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Capital redemption reserve	—	—	—	—	—		—		—	—	—	—	—
Non-controlling interest	—	—	—	—	744	b	—		744	—	744	—	744

Total equity	48,424	(27,103)	30,023	—	(23,744)		191,817		219,417	(101,381)	118,036	(51,381)	66,655
LIABILITIES:
Provisions	1,039	—	321	—	—		—		1,360	—	1,360	—	1,360
Deferred tax liabilities	1,114	—	656	—	13,289	c	—		15,059	—	15,059	—	15,059
Warrant liabilities	—	6,817	—	—	—		—		6,817	—	6,817	—	6,817
Deferred underwriting fee payable	—	12,075	—	—	—		(12,075)	B	—	—	—	—	—
Ordinary shares subject to possible redemption	—	—	—	202,761	—		(202,761)	E	—	—	—	—	—
Interest-bearing loans and borrowings	37,785	—	—	—	92,888	e	—		130,673	—	130,673		130,673
Lease liabilities	3,060	—	6,323	—	—		—		9,383	—	9,383	—	9,383

Non-current liabilities	42,998	18,892	7,300	202,761	106,177		(214,836)		163,292	—	163,292	—	163,292
Provisions	490	—	—	—	—		—		490	—	490	—	490
Contract liabilities	14,511	—	1,826	—	—		—		16,337	—	16,337	—	16,337
Interest-bearing loans and borrowings	1,400	—	—	—	—		—		1,400	—	1,400	—	1,400
Lease liabilities	3,480	—	3,074	—	—		—		6,554	—	6,554	—	6,554
Tax payable	258	—	60	—	—		—		318	—	318	—	318
Notes payable to Sponsor	—	2,000	—	—	—		—		2,000	—	2,000	—	2,000
Accounts payable and accrued expenses	—	6,717	—	(6,717)	—		—		—	—	—	—	—
Trade and other payables	27,119	—	14,412	6,717	488	d	5,625	C	47,823	—	47,823	—	47,823
							(6,538)	D

Current liabilities	47,258	8,717	19,372	—	488		(913)		74,922	—	74,922	—	74,922

Total liabilities	90,256	27,609	26,672	202,761	106,665		(215,749)		238,214	—	238,214	—	238,214

TOTAL EQUITY AND LIABILITIES	$138,680	$203,267	$56,695	$—	$82,921		$(23,932)		$457,631	$(101,381)	$356,250	$(51,381)	$304,869

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

(in thousands, except share and per share data)

							Year Ended March 31, 2023
	Year Ended March 31, 2023	Twelve- months Ended June 30, 2023	Year Ended December 31, 2022				(Assuming No Redemptions)			(Assuming 50% Redemptions)			(Assuming Maximum Redemptions)
	OpSec (IFRS Historical)	IVC Europe (U. S. GAAP Historical)	Zacco (IFRS Historical)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments for Zacco Acquisition (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$119,521	$—	$98,386	$—	$—		$—		$217,907	$—		$217,907	$—		$217,907
Cost of sales	(60,840)	—	—	(78,007)	—		—		(138,847)	—		(138,847)	—		(138,847)

Gross profit	58,681	—	—	—	—		—		79,060	—		79,060	—		79,060
Other expenses	—	—	(45,661)	45,661	—		—		—	—		—	—		—
Distribution expenses	(19,132)	—	—	(7,040)	—		—		(26,172)	—		(26,172)	—		(26,172)
Other administrative expense	(25,315)	—	—	(6,273)	(200)	k	(61,006)	CC	(92,794)	2,675	CC	(90,119)	(2,074)	CC	(92,193)
Exceptional administrative expenses	(8,510)	—	—	—	(488)	h	(1,943)	BB	(10,941)	—		(10,941)	—		(10,941)
Exceptional credit	5,235	—	—	—	—		—		5,235	—		5,235	—		5,235
Intangible amortization	(9,879)	—	—	(1,148)	(5,524)	g	—		(16,462)	—		(16,462)	—		(16,462)
					89	g
Total administrative expenses	(38,469)	—	—	(7,421)	(6,123)		(62,949)		(114,962)	2,675		(112,287)	(2,074)		(114,361)
Work performed by the entity and capitalized	—	—	839	(839)	—		—		—	—		—	—		—
Staff costs	—	—	(43,016)	43,016	—		—		—	—		—	—		—
Other operating income	—	—	131	(131)	—		—		—	—		—	—		—
Other operating expenses	—	—	(231)	231	—		—		—	—		—	—		—
Amortization and depreciation	—	—	(4,530)	4,530	—		—		—	—		—	—		—
Formation and operating costs	—	(8,239)	—	—	—		—		(8,239)	—		(8,239)	—		(8,239)
Interest earned on Marketable securities held in Trust Account	—	10,556	—	—	—		(10,556)	AA	—	—		—	—		—
Change in fair value of warrant liabilities	—	(2,355)	—	—	—		—		(2,355)	—		(2,355)	—		(2,355)

Operating profit/(loss)	1,080	(38)	5,918 *	—	(6,123)		(73,505)		(72,668)	2,675		(69,993)	(2,074)		(72,067)
Finance income	20	—	2,734	—	—		—		2,754	—		2,754	—		2,754
Finance expenses	(4,172)	—	(3,273)	—	(9,270)	j	—		(16,715)	—		(16,715)	—		(16,715)
Share of profit of joint venture	342	—	—	—	—		—		342	—		342	—		342

(Loss)/profit before tax	(2,730)	(38)	5,379	—	(15,393)		(73,505)		(86,287)	2,675		(83,612)	(2,074)		(85,686)
Taxation	(657)	—	(1,249)	—	1,221	g	—		(685)	—		(685)	—		(685)

(Loss)/profit for the year	$(3,387)	$(38)	$4,130	$—	$(14,172)		$(73,505)		$(86,972)	$2,675		$(84,297)	$(2,074)		$(86,371)

(Loss)/profit attributed to:
Controlling interests	$(3,387)	$(38)	$4,130	$—	$(13,803)	i	$(73,505)		$(86,603)	$2,675		$(83,928)	$(2,074)		$(86,002)
Non-controlling interests	—	—	—	—	(369)	i	—		(369)	—		(369)	—		(369)
Net loss per share – basic and diluted	$(3.39)
Pro Forma weighted average ordinary shares outstanding—basic and diluted									45,618,167			36,115,334			31,612,500

Pro Forma net loss per share—basic and diluted									$(1.91)			$(2.33)			$(2.73)

*	This is defined as “Results before financial income and expenses” in the Zacco’s historical financial information

RISK FACTORS

The following risk factors will apply to the business and operations of IVC Europe, OpSec and Pubco. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of IVC Europe, OpSec and Pubco and their respective businesses, financial conditions and prospects prior to or following the completion of the Business Combination, as the case may be. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements” before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. IVC Europe, OpSec and Pubco may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their respective businesses or financial conditions. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. The following discussion should be read in conjunction with the sections titled “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “IVC Europe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Zacco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of IVC Europe, OpSec and Zacco and notes to the financial statements included herein, as applicable.

Risks Related to OpSec’s Business and Industry

As used in the risks described in this section, references to “we,” “our,” “us,” “OpSec” and “OpSec Group” are intended to refer to Orca Holdings Limited and its subsidiaries with respect to the period prior to the consummation of the Business Combination and to Pubco and its subsidiaries with respect to the period following the consummation of the Business Combination, unless the context clearly indicates otherwise.

Our business may suffer if our customers reduce their demand for our products or services, or if governments or their agencies reduce their demand for our products or services or discontinue or curtail their funding. Moreover, if we fail to comply with government contracting regulations, we could suffer a loss of revenues or incur price adjustments or other penalties.

Our revenues fluctuate depending on the volume of orders from our customers. Our customers may reduce their demand for our products or services at any time for a number of reasons, including their results of operations, market headwinds or changes in their business plans. Therefore, even if customers renew their arrangements with us, if they reduce the amount of spending on our products or services for reasons that they may not be able to control, this could lead to a significant decline in our revenues. We have no control over the amount of sales our customers are able to generate and may have limited visibility into such a decline.

Moreover, the principal customers for certain of our products and services, such as our tax program solutions, are government agencies, which fund purchases of these products and services from limited budgets that are sensitive to changes in governmental sources of funding. Recession, economic uncertainty or austerity have contributed, and may in the future contribute, to reductions in spending by such government entities. Accordingly, any further decreases in budget of government agencies, which have remained under pressure, or changes in the spending patterns of governmental sources that fund such agencies, are likely to adversely affect our results of operations.

Our end customers, primarily in the authentication business, may have lower volumes than anticipated in their annual forecasts, and such lower sales could cause our interim revenues to decrease and us to miss our annual revenue targets.

The demand of some of our customers for our products and services, primarily in our authentication sector, is based heavily on the volume of products that those customers sell. If our customers sell lower volumes than they anticipate in their annual forecasts, this could result in a reduction in their production efforts and, consequently, reduced demand for our products and services. There are a number of factors that could result in our customers’ sales volumes being lower than annual projections, including reduced consumer interest in our customers’ products, global economic conditions, and our customers’ products failing to achieve market acceptance. If the demand of our customers for our products and services is reduced and they decline to renew their supply contracts with us, or renew their contracts with us but at a reduced size, our revenues may decrease and we may miss our previously disclosed revenue targets (which we expect to occur in the current financial year). For more information on known trends affecting OpSec’s results, see the section titled “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the subsection titled “Current Trends and Key Factors Affecting Operating Results” in this proxy statement/prospectus.

We rely on our investment in new technology to remain competitive with the offerings of our competitors and to remain effective against the technology and methods of bad actors. If we are unable to continue to invest in the research and development of new technologies and processes, or if our research and development does not yield sufficient results, our results of operations and reputation may be harmed.

The marketplaces in which we operate are constantly evolving. Our competitors are constantly improving the efficiency with which they manufacture physical authentication and brand protection products, designing new physical products with enhanced security and aesthetic features, improving existing software or developing new software and technology to address online brand protection concerns, and enhancing the functions of artificial intelligence, sometimes known as “AI,” and machine learning, sometimes known as “ML,” in online brand protection products. Our business is dependent on the continued acceptance by our customers of our existing products and services and the value placed on them. If these products and services do not maintain market acceptance, our revenues may decrease. Additionally, new products or services that we invest in and introduce may not achieve market acceptance if current or potential customers do not value their benefits, do not achieve favorable results using such new products or services, use their budgets for different products or services or experience technical difficulties in using such new products or services. Moreover, market acceptance of any new products or services, or changes to our existing products and services, may be affected by customer confusion surrounding the introduction of such products and services by us and comparison of the benefits of our products and services to those of other solutions. If we are unable to achieve market acceptance for new and existing products and services, we may experience cost overruns, delays in delivery or performance problems, demand for our products and services may decline and/or we may not be able to grow our business or growth may occur more slowly than we anticipate.

Additionally, we are constantly competing with the bad actors that our products and services combat against. Those bad actors, such as unauthorized manufacturers of counterfeit apparel, unlicensed distributors of protected content, unlicensed exhibitors of live events, and peer-to-peer network users sharing pirated video content, are constantly innovating to develop new methods of mimicking the goods of established brands for profit, exhibiting protected content while avoiding detection online and posing as established brands in order to scam customers through phishing campaigns.

We also use consolidation, management and reporting techniques to allow patent, trademark and intellectual property asset creation and management. These techniques are evolving, and we may not be able to make the investments in platform technologies required to realize the full benefit of these techniques.

We invest heavily in research and development activities to develop new technologies and processes and iterate on our existing products and services, but we cannot guarantee that our research and development activities will be successful in keeping pace with our competition or with bad actors. We may be unable to improve our existing offerings in a way that competes with the products our competitors offer, or create new offerings that address existing or new concerns of our customers. If we are unable to do so, we may lose market share to our competitors. Additionally, if we are unable to develop our technologies and products in a way that effectively counters the efforts of bad actors, our reputation may be harmed.

We generate a significant percentage of our revenues from recurring subscription-based arrangements, and if we are unable to maintain a high annual revenue renewal rate, our results of operations could be adversely affected.

In financial year 2023, approximately 91% of our revenues were recurring. To maintain existing revenues and generate higher revenues, we are dependent on a significant number of our customers renewing their arrangements with us. Although many of these arrangements have automatic renewal provisions, with appropriate notice these arrangements are cancellable and our customers have no obligation to renew their subscriptions after the expiration of their existing subscription period. As a result, our past annual revenue renewal rates may not be indicative of our future annual revenue renewal rates, and our annual revenue renewal rates may decline or fluctuate in the future as a result of a number of factors, including customer satisfaction with our products and services, our prices and the prices offered by competitors, reductions in customer spending levels and general economic conditions. See the section titled “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Current Trends and Key Factors Affecting Operating Results” in this proxy statement/ prospectus.

In addition, because most of the revenues we report in each quarter are the result of subscription agreements entered into or renewed in previous quarters, a decline in subscriptions in any one quarter may not affect our results in that quarter but could reduce revenues in future quarters. We may not be able to adjust our cost structure in response to sustained or significant downturns in revenues. Moreover, renewal dates for our subscription agreements are typically concentrated in our third and fourth quarters. Adverse events impacting us or our customers occurring in the first quarter may result in us failing to secure subscription agreement renewals, which would have a disproportionately adverse effect on our financial condition and results of operations in future periods.

Our government contracts are typically multi-year contracts. Renewals of those contracts may involve unpredictable delays and other unexpected changes, and such volatility and uncertainty might limit revenue in any given period.

Certain of our contracts for our products and services are with government agencies that purchase such products and services from limited budgets that are sensitive to changes in governmental sources of funding. When our contracts with government agencies are up for renewal, the ability of our government agency customers to renew the contracts, or renew them on terms favorable to us, is subject to a variety of factors outside of our or their control. For example, government funding could be curtailed, resulting in an inability for agencies to renew their contracts. Economic uncertainty has contributed, and may in the future contribute, to reductions in spending by such government entities. Additionally, global or regional political instability may further affect the ability of our government agency customers to renew their contracts with us. Such volatility might limit our revenue in periods during which those contracts are up for renewal.

For some of our products and services sold to certain customer types, such as government customers who require us to follow official procurement rules, we typically face a long selling cycle to secure new contracts that requires significant resource commitments, resulting in a long lead time before we receive revenues.

We may incur significant business development expenses to secure new contracts during long selling cycles for some of our products and services sold to certain customer types such as government customers who require us to follow official procurement rules, and we may not succeed in winning a new customer’s business. Current selling cycle periods could lengthen, causing us to incur even higher business development expenses with no guarantee of winning a new customer’s business. Even if we succeed in developing a relationship with a potential new customer, we may not be successful in obtaining contractual commitments after the selling cycle or in maintaining contractual commitments after the implementation cycle, which may have a material adverse effect on our business, results of operations and financial condition.

Failure to protect the reputation of our brands could impact our ability to remain a trusted source of high-quality brand protection solutions.

The reputation of our brands is key to our ability to remain a trusted source of high-quality brand protection solutions and to attract and retain customers. Negative publicity or actual, alleged or perceived issues regarding our products or services could harm our relationship with customers. Failure to protect the reputation of our brands may adversely impact our credibility as a trusted source of high-quality brand protection solutions and may have a negative impact on our business. In addition, in certain jurisdictions we engage contractors and independent agents in connection with the sale of certain of our products and services. It is difficult to monitor whether such contractors’ and agents’ representation of our products and services is accurate. Poor representation of our products and services by contractors, agents, or entities acting without our permission, could have an adverse effect on our reputation and our business.

If we experience design defects, errors, failures, or delays associated with our products or services or migration of an existing product or service to a new system, our business could suffer serious harm.

Despite extensive testing, our products and services may contain design defects or errors after release to our customers. In addition, if we release new products or services, migrate existing software products or services to new systems or upgrade outdated software or infrastructure, our products and services may contain design defects or errors. We may introduce an error that causes the product or service to operate incorrectly or less effectively. Some of our products and services also rely on data and services provided by third-party providers over which we have limited or no direct control and which may be provided to us with defects, errors or failures. Our customers may also use our products or services together with their own materials, apparel, software, data or technology, or with products or services from third parties. As a result, when a problem occurs, it might be difficult to identify the source of the problem. If design defects, errors or failures are discovered in our current or future products or services, we may not be able to correct them or find a workaround in a timely manner, if at all.

The existence of design defects, errors, failures or delays in our products or services that are significant, or are perceived to be significant, could also result in rejection or delay in market acceptance of our products or services, damage to our reputation, loss of customers or investors and related revenues, a lower rate of subscription renewals or upgrades, diversion of resources, product liability claims or regulatory actions or increases in costs, any of which could materially adversely affect our business, financial condition or results of operations. We may also need to expend significant capital resources to eliminate or work around design defects, errors, failures or delays. In each of these ways, our business, financial condition or results of operations could be materially adversely impacted.

We operate in highly competitive markets and may be adversely affected by this competition.

The markets for our products and services are highly competitive and are subject to rapid technological changes and evolving customer demands and needs across the brand protection and intellectual property management markets. We compete on the basis of various factors, including the effectiveness of our products and services, customers’ perception of our products and services relative to the value that they deliver, the user interface of our software products, our technical expertise, surety of supply, global reach, service responsiveness and the quality of our overall product and services offerings.

Some of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors sometimes have more established positions in certain product lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and we face competition from other Internet services companies and search providers.

Our competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. New and emerging technologies can also allow start-up companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of customers or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings.

Our ability to compete successfully is also affected by competitors that aggressively market their products or services as a lower cost alternative. Because some of our competitors are able to offer products and services that may be more cost effective than ours, including through the provision of price incentives for new customers, and because some of our competitors’ products and services may be seen as having greater functionality or performance than ours, the relative value of some of our products or services could be diminished. In addition, some of our competitors combine competing products or services with complementary offerings as packaged solutions, which could pre-empt use of our products or solutions. Competition from such free or lower cost sources may require us to reduce the price of some of our products or services (which may result in lower revenues) or make additional capital investments (which might result in lower profit margins). If we are unable or unwilling to reduce prices or make additional investments in the future, we may lose customers and our financial results may be adversely affected. In addition, implementation of annual price increases by us from time to time may also, in some cases, cause customers to use lower-cost competitors.

Failure of any of our key suppliers of specialist components to deliver products on time or to specification could lead to our inability to fulfill customer contractual requirements, which could result in penalties, forfeit of performance awards, loss of customer contracts, and reputational damage, which could materially adversely affect our business, financial condition, and results of operations.

If we cannot replace or engage suppliers that meet our specifications and standards in a short period of time, we could encounter increased expenses, shortages of items, disruptions or delays in customer shipments. Such consequence could be further exacerbated due to our use of a small number of key suppliers to provide specialist components for our physical authentication products and for some component purchases. We may not be able to maintain amicable relationships with each of our key suppliers. In the event that any of our key suppliers decide to terminate their relationship with us, cease supplying the components, fail to deliver the necessary volume of such components on time and to our specification, or otherwise fail to meet our demand, such suppliers may be difficult to replace and/or the components offered by alternative suppliers may be more expensive or of lesser quality, which could adversely affect our business, financial condition and results of operations. It can take a significant amount of time and resources to identify, develop and maintain relationships with key suppliers. The termination of, or material changes to, arrangements with key suppliers, disagreements with key suppliers, including as to payment or other terms, or the failure of a key supplier to meet its contractual obligations to us may require us to contract with alternative suppliers. If we have to replace key suppliers, we may be subject to pricing or other terms less favorable than those we currently enjoy, and it may be difficult to identify and secure relationships with alternative suppliers that are able to meet our volume requirements and quality or other standards. If any of the above were to occur, we could experience delays in shipments, cancellations and a reduction in sales revenue, any of which could adversely affect our business, financial condition, and results of operations.

We are dependent on third parties to incorporate our physical authentication products onto the target products, and those third parties may not properly incorporate our products, which could adversely affect our reputation.

Substantially all of our physical authentication and brand protection products are incorporated onto our customers’ products by third parties. We depend on those third-party product manufacturers and licensees to incorporate our products onto the target products properly. Any failure to incorporate our products may result in our authentication and brand protection products failing to operate as intended, by either being less aesthetically integrated into the products, or being unable to fulfill the intended security function. Any such failure by those third parties may result in our reputation being harmed and market acceptance of our products being diminished.

If we fail to achieve and maintain key industry or technical certifications, our customers and business partners may stop doing business with us and we may not be able to win new business, which would negatively affect our revenue.

We are required by customers and business partners to obtain and maintain various industry or technical certifications. Such certifications are critical to our business because certain of our current and prospective customers and the contracts governing certain customer relationships, as well as certain of our data suppliers, require us to maintain them as a requirement of doing business. If we fail to obtain or maintain key industry or technical certifications for any reason, customers and business partners may stop doing business with us, and we may not be able to win new business, which would negatively affect our revenue.

Our strategy includes increased growth in emerging markets, including the Asia Pacific region, which could create greater exposure to unstable political conditions, civil unrest, economic volatility, contagious disease, and other risks applicable to international operations.

The growth of our business in emerging markets is a significant focus of our long-term growth strategy. Our regional results have and can fluctuate significantly based on economic conditions of a given region. Our business operations have been and may be adversely affected by the current and future political environment in the Asia Pacific region, including in China, and including as a result of China’s response to tariffs instituted by the U.S. government on goods imported from China, tariffs imposed by China on U.S. goods, more active use of economic sanctions and export control restrictions, any trade agreements entered into between the U.S. and China, and increasing tensions as a result of the two countries’ relationships with Hong Kong and Taiwan. Our ability to operate in China or other Asia Pacific countries may be adversely affected by changes in the laws and regulations of these jurisdictions or the interpretation thereof, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property, foreign currency conversion and the regulation of private enterprises.

Additionally, we operate in jurisdictions that heavily regulate the use of the Internet, such as China. These jurisdictions are typically also jurisdictions in which counterfeiting and intellectual property infringement are prevalent, in part due to underdeveloped or atypical intellectual property laws. The intellectual property rights of our customers are sometimes difficult to enforce in such jurisdictions, and the presence of restrictive Internet regulations can make it harder for us to effectively communicate with our customers and other relevant parties in those jurisdictions. Accordingly, we sometimes have to engage third parties to act on behalf of us and our customers in certain jurisdictions to carry out our business, and we have limited control over these third parties and the extent to which they carry out their obligations, which could result in harm to our reputation and results of operations.

If we are unable to expand our business successfully in emerging markets, if we encounter difficulties in conducting our business in emerging markets due to local law, or if we cannot achieve the return on capital that we expect as a result of our investments in these countries, our financial performance could be materially adversely affected. In addition to the risks applicable to our international operations, factors that could have a material adverse effect on our operations in these emerging markets include the less established or reliable legal systems and possible disruptions due to unstable political conditions, civil unrest or economic volatility. These factors could have a material adverse effect on our business by decreasing consumer purchasing power, reducing demand for our products or increasing our costs.

Some of our customers perform contractually mandated security audits on the products we supply them with and our back-end systems to ensure they meet their standards of security and functionality. We cannot guarantee that we will satisfy the requirements of our customers with regard to the security audits, which may put our business relationships with those customers and our reputation in jeopardy.

Some of our larger customers have contractual rights to perform extensive security audits on the products and services that we provide them with as well as audits on our back-end systems. These customers include government agencies, financial services providers, and some technology companies. The level of scrutiny that the security audits entail is often high due to the level of sophistication of our customers, and can range from inspection of the security features of our backend systems and inspection of our manufacturing processes. We cannot guarantee that we will be able to satisfy the requirements of one or more of the security audits, which are performed periodically. Such audits may expose security flaws in our offerings or back-end systems that we are not aware of, which could result in those customers declining to renew their contracts with us and our reputation being harmed. Additionally, the results of an audit may grant our customers termination rights pursuant to the terms of their agreements with us.

We intend to grow our business rapidly and expect to expand our operations significantly. Any failure to manage our growth effectively could adversely affect our business, prospects, results of operations and financial condition.

Any failure to manage our growth effectively could materially and adversely affect our business, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:

•	expanding our management team

•	hiring and training new personnel

•	using consultants to assist with our growth and development.

We intend to continue to hire a significant number of additional personnel, including software engineers, design and production personnel and service technicians for our products. Because our services and products are highly specialized, individuals with sufficient training may not be available to hire, and as a result, we will need to expend significant time and expense training any newly hired employees. Competition for individuals with the desired experience is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, financial condition and results of operations.

Our ability to manage growth and expansion of our operations effectively will also require us to enhance our operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.

In addition, most of our revenue growth has been attributable to the efforts of our sales force, which consists of both in-house personnel and independent contractors and agents. To increase our revenue and to sustain profitability, we intend to increase the size of our sales force to generate additional revenue from new and existing markets.

Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of in-house and independent sales personnel and increasing the productivity, effectiveness, and efficiency of existing sales personnel to support our growth. New sales personnel require significant training and can take a number of months to achieve full productivity. Our recent hires and planned hires may not become productive as quickly as expected, and if new sales employees, contractors and independent agents do not become fully productive on the timelines that have been projected or at all, our revenue may not increase at the anticipated levels and our ability to achieve long-term projections may be negatively affected. In addition, as we continue to grow, a larger percentage of our sales force will be new to OpSec and our business, which may adversely affect our sales if we cannot train our sales force quickly or effectively. Attrition rates may increase, and we may face integration challenges as we continue to seek to expand our sales force. There is significant competition for sales personnel with the skills that we require in the industries in which we operate, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we operate or plan to operate. If we are unable to hire and train sufficient numbers of effective sales personnel or agents, or if the sales personnel or agents are not successful in obtaining new location partners or promoting activity within our existing location partners, our business may be adversely affected.

In addition, we restructured our sales force in January 2023. We periodically change and adjust our sales organization in response to market opportunities, competitive threats, management changes, product and service introductions or enhancements, acquisitions, sales performance, increases in sales headcount, and cost levels. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect our rate of growth. In addition, any significant change to the way we structure the compensation of our sales organization may be disruptive and may affect our revenue growth.

We are dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to implement our business strategy successfully, which could adversely affect our business, financial condition, and results of operations.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including software engineers, finance, marketing, sales, and technology and support personnel. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and harm our business, financial condition and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth.

Our forecasted financial results and results of operations rely in large part upon assumptions and analyses developed by us as of December 2022. Today, the assumptions underlying these forward-looking statements may be outdated and, as a result, are not indicative of future results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus are based on information as of December 2022 and reflect numerous assumptions (including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors) that may now be outdated and as a result, are not indicative of future results. Such factors include, but are not limited to, the following:

•	whether we can obtain sufficient capital to begin production and grow our business

•	our ability to manage our growth

•	whether we can manage relationships with our partners and suppliers

•	the ability to obtain necessary regulatory approvals and certifications

•	demand for our products and services

•	the timing and costs of new and existing marketing and promotional efforts

•	inflationary pressures in labor markets and for other resources

•	competition, including from established and future competitors

•	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel

•	our ability to continue to introduce our products and services in new markets

•	the overall strength and stability of the economies in the markets in which we operate or intend to operate in the future

•	customer acceptance and adoption of our technologies

•	our ability to comply with existing local regulations in key markets where we operate

•	regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, financial condition and results of operations. As a result, you are cautioned not to place undue reliance our forecasted financial results and results of operations in making a decision regarding the Business Combination, as they may now be outdated and as a result, are not indicative of future results. For more information on known trends affecting OpSec’s results, see the section titled “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the subsection titled “Current Trends and Key Factors Affecting Operating Results” in this proxy statement/ prospectus.

Our gross margins have fluctuated historically, and we expect those fluctuations to continue. Changes in our gross margins could adversely affect our business, financial condition, results of operations or cash flows.

Our gross margins have fluctuated from period to period, and we expect that they will continue to fluctuate in the future. Our gross margins have been and may continue to be adversely affected by numerous factors, including:

•	bonus accruals

•	foreign exchange rate movements

•	changes to the foreign trade policies of the countries in which we operate

•	inflationary pressures

•	service costs

•	changes in customer, geographic, or product mix

•	our ability to maintain or reduce production costs

•	changes in production volume driven by demand for our products

•	changes in material, labor or other manufacturing-related costs

•	general market conditions.

If we are unable to offset the unfavorable effect of the above factors by increasing the volume of products shipped and services sold, reducing product manufacturing costs or otherwise, our business, financial condition, results of operations, or cash flows may be materially adversely affected.

We have made significant investments in automation of our processes and systems, including moving our internal servers and expanding our support personnel in low cost centers. Any operational improvements we expect from these decisions may not be realized, which could reduce our forecasted economies of scale and negatively impact our results of operations.

Since 2010, we have made significant investments to automate our processes and systems, including moving our internal servers and expanding our support personnel in low cost centers in India, the Dominican Republic and Lithuania to aid automation and systems improvements. These changes are costly and may require further investment in the future, or we may make similar operational improvements that could result in more expenditure. Any operational improvements that we expect to derive from these decisions may not be realized if, among other things, automation does not provide the projected increased efficiencies or if automation increases the cost of maintenance of our processes and systems. Additionally, low cost centers may not remain cost-effective places for our personnel, and the cost of operating from these low cost centers may increase in the future. Consequently, our forecasted economies of scale and results of operations may suffer.

Our acquisition of Zacco was financed by debt, and our resulting indebtedness may adversely affect our available cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

The Zacco Acquisition was financed by $94.6 million of incremental financing from facilities from HSBC Banking Group and Lloyds Banking Group, part of which was drawn down after March 31, 2023. On April 4, 2023 (the date of the subsequent drawdown), our total outstanding debt was $133.3 million. Our substantial indebtedness resulting from the Zacco Acquisition increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry

•

place us at a competitive disadvantage compared to our competitors that are less highly leveraged and therefore able to take advantage of opportunities that our indebtedness prevents us from exploiting

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Furthermore, our interest expense could increase if interest rates increase, because our debt bears interest at floating rates, which could adversely affect our cash flows. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, which we might not be able to do.

Part of our revenue and Zacco’s revenue is seasonal by nature of the intellectual property solutions business, with historical performance indicating that the fourth and third financial quarters are our and Zacco’s strongest, respectively, which may cause our results of operations to fluctuate significantly.

Our intellectual property solutions business and that of Zacco’s is seasonal in nature, with patent and trademark filings tending to occur more often at the end of a calendar year and most of our contracts being one-year contracts that come up for renewal in the third fiscal quarter each year. Consequently, our historical performance indicates that OpSec’s strongest quarter is the fourth quarter and that Zacco’s strongest quarter is the third quarter. These trends may result in significant periodic fluctuations to our results of operations. Moreover, our results of operations could also suffer if we do not achieve revenue consistent with our expectations for periods of high renewals because many of our expenses are based on anticipated levels of annual revenue that we may not meet if our renewal rates are lower than excepted.

As an international business, we are exposed to fluctuations in currency exchange rates, which could adversely affect our cash flows and results of operations.

International markets are a substantial portion of our revenue, and we intend to expand our international presence. International revenue and costs are subject to the risk that fluctuations in exchange rates could adversely affect our reported revenue and profitability when translated into U.S. dollars for financial reporting purposes. Although the majority of our revenue is expected to be reported in U.S. dollars and our costs are primarily in U.S. dollars, as an international business, our businesses may occasionally invoice third-party customers in currencies other than the one in which they primarily do business, or in the customers’ functional currency. Movements in the invoiced currency relative to the functional currency could adversely impact our cash flows and our results of operations. As our international sales grow, exposure to fluctuations in currency exchange rates could have a larger effect on our financial results. Our management intends to use financial instruments to hedge against currency fluctuations, but such actions may be ineffective or insufficient.

We have broad discretion in how we use the net proceeds from the Business Combination, and we may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive pursuant to the Business Combination with IVC Europe. Pubco’s management will have broad discretion in applying the net proceeds we receive upon consummation of the Business Combination. We may use the net proceeds for general corporate purposes, including working capital, operating expenses, possible acquisitions, and capital expenditures. We may also spend or invest these proceeds in a way with which our shareholders disagree. Pubco may invest the net proceeds from the offering in a manner that does not produce income or that loses value. The failure by Pubco’s management to use these funds effectively could harm our business and financial condition.

Any legal proceedings, investigations or claims against us or any of our subsidiaries could be costly and time-consuming to defend and could harm our business, results of operations and reputation, regardless of the outcome of such proceedings, investigations or claims, and our insurance coverage may be insufficient to cover all costs related to such claims.

We may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by our customers or partners in connection with commercial disputes, claims by end-users, claims or investigations brought by regulators or employment claims made by our current or former employees. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial condition, and results of operations.

The Pubco Articles provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, but there is uncertainty as to whether a court would enforce this provision.

The Pubco Articles, which will become effective upon the Closing, provide that U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, there is uncertainty as to whether a court would enforce this provision. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act, and we may incur additional costs defending such claims in a court not of our choosing.

Our reputation and/or business could be negatively impacted by ESG matters and/or our reporting of such matters.

There is an increasing focus from regulators, certain investors, and other stakeholders concerning environmental, social and governance (“ESG”) matters, both in the United States and internationally. We communicate certain ESG-related initiatives, goals, and/or commitments regarding environmental matters, diversity, responsible sourcing and social investments, and other matters, on our website, in our filings with the

SEC, and elsewhere. These initiatives, goals, or commitments could be difficult to achieve and costly to implement. For example, we are undertaking energy reduction measures through the installation of more efficient equipment. We could fail to achieve, or be perceived to fail to achieve, our energy reduction targets or other ESG-related initiatives, goals or commitments. In addition, we could be criticized for the timing, scope or nature of these initiatives, goals or commitments, or for any revisions to them. To the extent that our required and voluntary disclosures about ESG matters increase, we could be criticized for the accuracy, adequacy or completeness of such disclosures. Our actual or perceived failure to achieve our ESG-related initiatives, goals or commitments could negatively impact our reputation or otherwise materially harm our business.

We may be adversely affected by uncertainty, downturns, and changes in the markets that we serve.

Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines in the U.S. and global economies or continued economic uncertainty may lead customers to delay or reduce purchases of our products and services as they take measures to reduce their operating costs, including by delaying the development or launch of new products and brands and/or reducing brand integrity spending generally.

In addition, mergers or consolidations among our customers could reduce the number of our customers and potential customers. Continued consolidation could adversely affect our revenues even if these events do not reduce the activities of the consolidated entities. For example, when entities consolidate, overlapping services previously purchased separately are usually purchased only once by the combined entity, leading to loss of revenues. Other services that were previously purchased by one of the merged or consolidated entities may be deemed unnecessary or cancelled. Any such developments among our customers could materially and adversely affect our business, financial condition, results of operations and cash flows.

We may be unable to achieve some or all of the operational cost improvements and other benefits that we expect to realize.

We may not be able to realize all of the cost savings we expect to achieve. In connection with the Zacco acquisition, we have estimated the costs we will need to incur in order to operate as a combined company after the Zacco acquisition, as well as the annual cost savings derived from synergies with Zacco. While we intend to achieve additional annual cost savings through certain initiatives (e.g., operational cost improvements, automation of our processes using artificial intelligence, sometimes known as “AI,” and machine learning, sometimes known as “ML,” increased overall focus on cost control as a standalone company), we cannot assure you that we will be able to successfully realize the expected benefits of these initiatives. Higher than expected standalone overhead expenses, delays in the anticipated timing of activities related to such initiatives, increased difficulty and cost in operating as a combined company after the Zacco acquisition, lack of sustainability in cost savings over time, unexpected costs associated with operating our business, inability to eliminate duplicative back office overhead or redundant selling and general and administrative functions and inability to avoid labor disruptions in connection with any integration of the foregoing could cause us not to realize some or all of the expected benefits of our initiatives. Our ability to successfully manage organizational changes is important for our future business’s success. In particular, our reputation and results of operations could be harmed if employee morale, engagement or productivity decline as a result of organizational or other changes.

Moreover, our implementation of these initiatives may disrupt our operations and performance, and our estimated annual cost savings from these initiatives are based on several assumptions that may prove to be inaccurate; and, as a result, we might not realize these cost savings. If, for any reason, the benefits we realize are less than our estimates or our improvement initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove inaccurate, our results of operations may be materially adversely affected.

We may be unable to derive fully the anticipated benefits from organic growth, existing or future acquisitions, joint ventures, investments, or dispositions.

We seek to achieve our growth objectives by (i) optimizing our offerings to meet the needs of our customers through organic development, including by delivering integrated workflow platforms, cross-selling our products across our existing customer base, acquiring new customers and implementing operational efficiency initiatives; and (ii) through acquisitions, joint ventures, investments and dispositions. If we are unable to successfully execute on our strategies to achieve our growth objectives or drive operational efficiencies, or if we experience higher than expected operating costs that cannot be adjusted accordingly, our growth rates and profitability could be adversely affected.

Acquisitions have historically been a significant part of our growth strategy. To the extent we continue to seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to our company from a commercial perspective. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may increase costs of acquisitions or cause us to refrain from making certain acquisitions. We may also be subject to increasing regulatory scrutiny from competition and antitrust authorities in connection with acquisitions. Achieving the expected returns and synergies from existing and future acquisitions will depend in part upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our product lines in an efficient and effective manner. We cannot assure you that we will be able to do so, or that our acquired businesses will perform at anticipated levels or that we will be able to obtain these synergies. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.

In addition, we may incur earn-out and contingent consideration payments in connection with future acquisitions, which could result in a higher than expected impact on our future earnings. We may also finance future transactions through debt financing, the issuance of our equity securities, the use of existing cash, cash equivalents or investments or a combination of the foregoing. Acquisitions financed with debt could require us to dedicate a substantial portion of our cash flows to principal and interest payments and could subject us to restrictive covenants. Future acquisitions financed with our own cash could deplete the cash and working capital available to fund our operations adequately. Difficulty borrowing funds, selling securities or generating sufficient cash from operations to finance our activities may have a material adverse effect on our results of operations.

We may also decide from time to time to dispose of assets or product lines that are no longer aligned with strategic objectives and we deem to be non-core, and any failures or delays in completing divestitures could have an adverse effect on our financial results and on our ability to execute our strategy. Once a decision to divest has been made, there can be no assurance that a transaction will occur, or if a transaction does occur, there can be no assurance as to the potential value created by the transaction. The process of exploring strategic alternatives or selling a business could negatively impact customer decision-making and cause uncertainty and negatively impact our ability to attract, retain and motivate key employees. In addition, we expend costs and management resources to complete divestitures. Any failures or delays in completing divestitures could have an adverse effect on our financial results and on our ability to execute our strategy.

Our business may be affected by changes in general economic conditions.

Concerns over inflation, geopolitical issues, the U.S. financial markets, foreign exchange rates, capital and exchange controls, unstable global credit markets and financial conditions, the COVID-19 pandemic, supply chain disruptions and economic issues, have led to periods of significant economic instability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, and increased unemployment rates. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive. In addition, there is a risk that one or more of our current or future third-party suppliers and other partners could be negatively affected by difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives. If our future customers significantly reduce spending in areas in which our products and services are utilized, or prioritize other expenditures over our products and services, our business, financial condition, results of operations and prospects would be materially adversely affected.

In addition, the occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations.

We incur a material interest burden, which represents an ongoing cost. If other risk factors are realized so that our free cash generation is impeded, it could adversely affect our ability to service our debt or obtain additional financing.

We bear a substantial interest burden, including $1.5 million of interest in fiscal year that ended March 31, 2022 and $3.4 million of interest in the fiscal year that ended March 31, 2023. The majority of this interest is attributable to the interest on our term loan facility with HSBC that was refinanced in April 2022. If and to the extent the other risk factors discussed in this proxy statement/prospectus are realized in a way that impedes are free cash generation, our ability to service our debt obligations could be harmed. Additionally, if our free cash generation is impeded and if interest rates generally increase or we are otherwise required to bear higher interest rates for our future borrowings, our interest burden could increase and we may be unable to refinance our debt obligations on terms favorable to us, which may adversely affect our financial condition and results of operations.

Any material disruption in our information technology networks or systems could adversely affect our business.

We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit and store personal and financial data and proprietary information of our business, allow us to coordinate our business across our offices and allow us to communicate with our employees and externally with customers, suppliers, partners and other third parties. These information technology networks and systems, and the data processed, transmitted and stored thereon, may be susceptible to cyberattacks, viruses, malware or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, personal or financial data or our proprietary information. Any of the foregoing could cause substantial harm to our business, require us to make notifications to governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, or subject us to penalties, fines and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to our information technology systems and networks.

If we or our third-party service providers experience a security breach, or if unauthorized parties otherwise obtain access to our data, including our customers’ data, partners’ data or other personal data, our reputation may be harmed, demand for services may be reduced and we may incur significant liabilities.

Our services involve the storage, processing, collection and transmission of intellectual property and data, including confidential and sensitive information of our customers and suppliers, our proprietary business information and personal data of our employees and customers. Similar to other global multinational companies that provide services online, we experience cyber-threats, cyber-attacks and other attempts to breach the security of our systems. Any security breach, including those resulting from a cybersecurity attack, phishing attack, human error, hacking, natural disasters, fire, terrorism, war, electrical failures or any unauthorized access, unauthorized usage, virus or similar breach or disruption could result in any of the following:

•	unauthorized access to, or the loss, destruction, use, alteration, disclosure, or acquisition of, data

•	damage to our reputation

•	litigation

•	regulatory investigations

•	other liabilities.

These attacks may come from individual hackers, criminal groups and state-sponsored organizations. If our security measures are breached as a result of third-party action, employee error, a defect or bug in our products or those of our third-party suppliers or partners, malfeasance or otherwise and, as a result, someone obtains unauthorized access to our data, including our confidential, sensitive, personal or other information about individuals, or any proprietary information about our products, or any of these types of information is stolen, lost, destroyed or used, altered, disclosed or acquired without authorization, our reputation may be damaged, our business may suffer, and we could incur significant liability and regulatory enforcement. Cyberattacks could include the deployment of harmful malware, “phishing attacks”, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. The use of cloud-based computing also creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our or our third-party providers’ systems, portable media or storage devices. Furthermore, as a result of the COVID-19 pandemic, we may also face increased cybersecurity risks due to our reliance on Internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. If any of these cyberattacks were successful, they could lower our revenue and operating income and increase costs.

Even the perception of inadequate security may damage our reputation and negatively impact our ability to win new customers and retain and receive timely payments from existing customers. Further, we could be required to expend significant capital and other resources to address any data security incident or breach, which may not be covered or fully covered by our insurance and which may involve payments for investigations, forensic analyses, legal advice, public relations advice, system repair or replacement or other services.

We engage third-party service providers to store and otherwise process some of our data, including personal data and confidential and sensitive information. Our service providers may also be the targets of cyberattacks, malicious software, phishing schemes and fraud. Our ability to monitor our vendors and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration or destruction of our data, including confidential data and personal and sensitive information.

Cyber-threats in particular vary in technique and sources, are persistent, frequently change and are becoming increasingly more sophisticated, targeted, difficult to detect and prevent against and, in some instances, are not identified until after they have been launched against a target. Some of our products, in particular those used to detect and protect against domain name infringements, have been, and will continue to be, the targets of cyber-attacks due to the nature of the services they provide. We and our service providers may be unable to anticipate these threats, react in a timely manner, or implement adequate preventative and mitigating measures. If we are unable to efficiently and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access or disruption.

Any significant disruption in or unauthorized access to our information technology networks or systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of our products or services, unauthorized disclosure of data, or theft or tampering of intellectual property or technology, which could adversely impact our business.

Our reputation and ability to attract, retain and serve our customers is dependent upon the reliable performance and security of our computer systems and other technology and those of third parties that we utilize in our operations. If such third parties do not maintain adequate security measures or do not perform as anticipated and in accordance with contractual requirements, we may be impacted by cybersecurity risks that include cyber-attacks, computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions, operational difficulties and increased costs. Furthermore, these systems may be subject to damage or interruption from natural disasters, terrorist attacks, power loss or telecommunications failures.

Significant disruptions of our information technology systems or security breaches could adversely affect our business operations and/or result in the loss, misappropriation, and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal data), and could result in financial, legal, business and reputational harm to us. Despite our efforts to ensure the security, privacy, integrity, confidentiality and availability of our information technology networks and systems, processing and information, we may not be able to anticipate or implement effective preventive and remedial measures against all data security and privacy threats. We cannot guarantee that the recovery systems, security protocols, network protection mechanisms and other security measures that we or our third-party providers have integrated into our or their systems, networks and physical facilities, which are designed to protect against, detect and minimize security breaches will be adequate to prevent or detect service interruption, system failures, data loss or theft, or other material adverse consequences. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures has been heightened by advances in computer and software capabilities, including the general availability of generative AI systems, and the increasing sophistication of hackers who employ complex techniques, including without limitation, the theft or misuse of personal and financial data, counterfeiting, “phishing” or social engineering, ransomware, extortion, publicly announcing security breaches, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Furthermore, because the techniques used to sabotage, disrupt or obtain unauthorized access to our systems, networks, or physical facilities in which data is stored or through which data is transmitted change frequently and often are not recognized until launched against a target, we or our third-party providers may be unable to implement adequate preventative measures or stop security breaches while they are occurring. We or our third-party providers may also experience security breaches that may remain undetected for an extended period. Even if identified, we or our third-party providers may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence, or we or our third-party providers may be unable to repair our or their systems in an efficient and timely manner. In addition, laws, regulations, government guidance, and industry standards and practices are rapidly evolving to combat these threats. We may face increased compliance burdens regarding such requirements from regulators and incur additional costs for oversight and monitoring of security risks relating to our own supply chain.

If we or our third-party providers were to experience a significant cybersecurity breach of our or their information technology systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counterparties and data subjects could be material. Unauthorized access to our systems, networks or physical facilities could result in litigation with our customers or other relevant stakeholders, which may result in a loss of customers and adversely affect our business. These proceedings could also force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation.

Further, we may not have adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that may arise out of incidents or breaches. Depending on the facts and circumstances of such an incident, the damages, penalties and costs could be significant and may not be covered by insurance or could exceed our applicable insurance coverage limits. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us, exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms, or at all, or that our insurers will not deny coverage as to all or part of any future claim or loss.

Further, the COVID-19 pandemic has resulted in a significant number of our employees and partners working remotely, which increases the risk of a data breach or issues with data or cybersecurity. To the extent that any disruption or security breach results in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our future product candidates could be delayed.

We rely upon third-party cloud computing services and other data centers to support our operations, and any disruption of or interference with our use of such service or material change to our arrangement with these providers could adversely affect our business.

We currently host the majority of our computing on distributed computing infrastructure platforms for business operations, or what is commonly referred to as “cloud” computing services. We do not have control over the operations of the facilities of the third-party cloud computing services that we use. These facilities are vulnerable to damage or interruption from natural disasters, cyber security attacks, terrorist attacks, power losses, telecommunications failures, or other unanticipated problems which could result in lengthy interruptions to our operations. In the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These facilities could also be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Our uninterrupted use of these third-party cloud computing services is critical to our success. This, coupled with the fact that we cannot easily switch our cloud computing operations to another cloud provider, means that any disruption of or interference with our use of our current third-party cloud computing services could disrupt our operations and our business would be adversely impacted.

Our third-party cloud computing service providers provide us with their standard computing and storage capacity, service level agreements, and related support in exchange for timely payment by us under the terms of our agreements, which continue until terminated by either party. Such providers may terminate the agreement with or without cause by providing written notice, including any material default or breach of the agreement by us that we do not cure. If any of our arrangements with our third-party cloud computing service providers are terminated, we could experience interruptions in our products and services, as well as delays and additional expenses in arranging new facilities and services.

Our third-party cloud computing service providers also do not have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements on commercially reasonable terms, our agreements are prematurely terminated, or we add additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If these providers increase the cost of their services, we may have to increase fees to our customers, and our results of operations may be adversely impacted.

The international scope of our operations and our corporate and financing structure may expose us to potentially adverse tax consequences.

We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to intercompany pricing laws, including those relating to the flow of funds between our companies pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation of these laws or regulations in any applicable jurisdiction, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, changes in the tax laws or tax treaties (or their interpretation, for example, see below in relation to the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting) of the countries in which we operate may severely and adversely affect our ability to efficiently realize income or capital gains or mitigate withholding taxes and may subject us to tax and return filing obligations in such countries. Such changes may increase our tax burden and/or may cause us to incur additional costs and expenses in compliance with such changes. In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions, including the tax treatment or characterization of our indebtedness. If any applicable tax authorities were to successfully challenge the tax treatment or characterization of any of our transactions, it could result in the disallowance of deductions, the imposition of withholding taxes, the reallocation of income or other consequences that could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Congress, the U.K. Government, the Organization for Economic Co-operation and Development (the “OECD”), and other government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of  “base erosion and profit shifting” where payments are made between affiliates in different jurisdictions, sometimes for tax optimization reasons. The OECD’s base erosion and profit shifting (“BEPS”) initiative is aimed at addressing some of these issues, which includes introducing provisions limiting the deductibility of interest for tax purposes by reference to the percentage of relevant EBITDA of the paying entity or the relevant group and disallowing deductibility arising out of so-called “hybrid mismatches.”

The BEPS initiative also proposes to transpose certain measures into existing tax treaties of participating states. Such measures include the inclusion in tax treaties of one, or both, of a “limitation-on-benefit” (“LOB”) rule and a “principle purposes test” (“PPT”) rule. The application of the LOB rule or the PPT rule could deny the availability of tax treaty benefits (such as a reduced rate of withholding tax) under tax treaties on which we currently rely. Such changes are to be implemented by the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting, which currently has been signed by over 75 jurisdictions.

Also, within the European Union, the European Council Directive 2016/1164 (Anti-Tax Avoidance Directive (“ATAD”)) required EU member states to transpose certain measures into national legislation by December 31, 2018, including provisions similar to those outlined above. ATAD has been supplemented by European Council Directive 2017/952 (“ATAD II”). EU member states were required to transpose ATAD II into national legislation by December 31, 2019.

Another example of the extended focus on issues related to the taxation of multinational corporations are the proposals by the European Commission, the United Kingdom, the United States, and other jurisdictions to introduce a digital services tax, which at the date hereof are generally still either under consultation or have not yet been formally implemented. The scope of any future changes in this area are likely to be wide-ranging and may result in companies being subject to tax in jurisdictions in which they may not otherwise have a taxable presence on revenues generated by reference to certain digital services, including the supply of advertising space, the supply of online marketplaces and the transmission of collected user data. The full impact of these initiatives, directives and tax rules remains unclear but the outcome may increase our tax burden (and in addition, may also necessitate additional expenditure on compliance and result in other costs and expenses being incurred) which, as a result, could adversely affect our business, financial condition and results of operations. In addition to this, the OECD and relevant jurisdictions are in the process of implementing rules, expected to be effective from January 2024, to ensure that a “minimum level of tax” of 15% is paid by multinational groups on their profits for groups with a consolidated revenue of 750 million euros or more.

Our international operations require us to comply with various trade restrictions, such as sanctions and export controls.

We are subject to various trade restrictions, including trade and economic sanctions and export controls (collectively, “Trade Controls”), imposed by governments around the world with jurisdiction over our operations. Such Trade Controls prohibit or restrict transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea, Russia and the Crimea Region of Ukraine, the Donetsk People’s Republic, and the Luhansk People’s Republic. Our failure to successfully comply with applicable Trade Controls may expose us to legal, business or reputational harm, possibly including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts and other measures. Investigations of alleged violations can be expensive and disruptive.

We endeavor to conduct our activities in compliance with applicable Trade Controls and maintain policies and procedures reasonably designed to promote compliance, especially in situations where our business requires us to act on behalf of our clients in sanctioned countries, particularly in Russia. However, we cannot guarantee that our policies and procedures will be effective in preventing violations, which could adversely affect our business, reputation, financial condition and results of operations. Further, we cannot predict the nature, scope or effect of future regulatory requirements, including changes that may affect existing regulatory exceptions, and we cannot predict the manner in which existing laws and regulations might be administered or interpreted.

Our international operations subject us to increased risks.

We have international operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments in a variety of jurisdictions. We have expanded our presence in a number of major regions, including certain emerging markets such as India and the Asia Pacific region, and we plan to continue such expansion. Our international operations are subject to the following risks, among others:

•	political instability

•	international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions

•	differing economic cycles and adverse economic conditions

•	unexpected changes in regulatory environments and government interference in the economy

•	changes to economic sanctions laws and regulations, including regulatory exemptions that currently authorize certain of our limited dealings involving sanctioned countries

•	varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries

•	differing labor regulations, particularly in India where we have a significant number of employees

•	foreign exchange controls and restrictions on repatriation of funds

•	fluctuations in currency exchange rates

•	exposure to currency control laws and regulations

•	inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws

•	insufficient protection against product piracy and differing protections for intellectual property rights

•	varying attitudes towards censorship and the treatment of information service providers by foreign governments, in particular in emerging markets

•	difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce

•	differing business practices, which may require us to enter into agreements that include non-standard terms

•	difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products and services.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially affected.

We are subject to import and other international risks as a result of our reliance on foreign manufacturers and vendors to supply a significant portion of our merchandise.

We rely on foreign manufacturers and vendors to supply a significant portion of the components used in our physical brand security products. Our significant international supply chain increases the risk that we will not have adequate and timely supplies of various components due to local political, economic, social or environmental conditions, political instability, international conflicts, acts of terrorism, natural disasters, epidemics (including the COVID-19 pandemic), transportation delays, dock strikes, inefficient freight requirements, restrictive actions by foreign governments, changes in foreign laws, trade policy and regulations affecting exports, or changes in U.S. laws, trade policy and regulations affecting imports or domestic distribution.

All of our products manufactured overseas and imported into the United States are subject to duties collected by the U.S. Customs Service. We may be subjected to additional duties or tariffs, significant monetary penalties, the seizure and forfeiture of the products we are attempting to import or the loss of import privileges if we or our vendors are found to be in violation of U.S. laws and regulations applicable to the importation of our products. Tariffs also can impact our or our vendors’ ability to source product efficiently or create other supply chain disruptions. The U.S. government has enacted certain tariffs and proposed additional tariffs on many items sourced from China. We may not be able to fully or substantially mitigate the impact of these or future tariffs, pass price increases on to our clients or secure adequate alternative sources of components, which would have a material adverse effect on our business, results of operations and financial performance.

Actions by governments that restrict access to our platform in their countries could substantially harm our business and financial results.

Governments of one or more countries in which we operate from time to time seek to censor the Internet, restrict access to selected foreign websites from their country, or otherwise impose restrictions if they consider such information or the provision thereof is in violation of their laws or regulations.

Governmental authorities in other countries may seek to restrict user access to our products if they consider us to be in violation of their laws or for other reasons. In the event that the information and analytics provided on our platform is subject to censorship, or any governmental authorities restrict access to our products, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face restrictions, our ability to maintain or expand our geographical markets may be adversely affected, and our business operations and financial results could be adversely affected.

Our intellectual property rights, know-how and innovations may not be adequately protected, which may adversely affect our financial results.

We believe that our product development, brand recognition and reputation, and the technological and innovative skills of our personnel are essential to establishing and maintaining our leadership position. We rely on a combination of patent, copyright, trademark, trade secret protection, confidentiality procedures, technical measures and contractual agreements with our customers, employees and service providers to establish and protect our intellectual property rights, know-how and innovations in our products and services. If we fail to protect our intellectual rights, know-how or innovations, our competitive position could suffer, which could adversely affect our business, financial condition and results of operations.

Piracy and unauthorized use of proprietary rights is a prevalent problem in general. We may be forced to initiate litigation or other enforcement actions against third parties to protect our know-how and innovations or enforce our intellectual property rights. Litigating claims related to the enforcement of intellectual property rights is very expensive and can be burdensome in terms of management time and resources, which could adversely affect our business, financial condition and results of operations. The risk of not adequately protecting our intellectual property rights and our exposure to competitive pressures may be increased if a competitor should resort to unlawful means in competing against us or design around our intellectual property rights. Moreover, the scope of our intellectual property rights may not prevent competitors from designing around such rights.

In addition, our legal rights and contractual agreements may provide only limited protection. Some of the content and data we use in our products and services is not proprietary to us, and can be obtained for free from public sources. Additionally, third parties may be able to copy, infringe or otherwise profit from our products and services without authorization and the Internet may facilitate these activities. Moreover, it is technically possible for customers of certain of our products or services to make unauthorized copies of the content and data and distribute them beyond our control.

We also conduct business in some countries where the extent of effective legal protection for intellectual property rights is uncertain. Even if we have intellectual property rights, there is no guarantee that such rights will provide adequate protection of our databases, software or other items we consider proprietary. If we are not able to protect our intellectual property rights, our business, financial condition, and results of operations may be adversely affected.

Some of our competitors may also be able to develop new products or services that are similar to ours without infringing our intellectual property rights, which could adversely affect our financial condition and results of operations.

We may face intellectual property infringement or misappropriation claims that could be costly to defend and result in our loss of significant rights.

From time to time, we may receive notices from third parties claiming infringement by our products and services of third-party patent and other intellectual property rights. As the number of products and services in our markets increases and the functionality of these products and services further overlaps with third-party products and services, we may become increasingly subject to claims by a third party that our products and services infringe, misappropriate or otherwise violate such party’s intellectual property rights. In addition, there is a growing occurrence of patent suits being brought by non-practicing organizations that use patents to generate revenues without manufacturing, promoting or marketing products or services or investing in R&D to commercialize products or services. These organizations continue to be active and target whole industries as defendants. We may not prevail in any such suit given the complex technical issues and inherent uncertainties in intellectual property litigation. If a suit against us is successful for infringement, misappropriation or other violation of intellectual property, we may be required to compensate the third party bringing the suit either by paying a lump sum or ongoing license fees to be able to continue selling a particular product or service. This type of compensation could be significant. We might also be prevented or enjoined by a court from continuing to provide the affected product or service and may be forced to significantly increase our development efforts and resources to redesign such product or service. We may also be required to defend or indemnify any customers, partners, contractors or agents who have been sued for allegedly infringing a third party’s patent in connection with using one of our products or services. Responding to intellectual property claims, regardless of the validity or such claims, can be time-consuming for our personnel and management, result in costly litigation, cause product shipment delays, cause unavailability of our products or services delivered electronically and harm our reputation, any of which could adversely affect our results of operations.

Risks Related to OpSec’s Regulatory Environment

We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business.

We are subject to a variety of laws internationally that affect our business, including, but not limited to, laws regarding patents, trademarks, employment, safety, anti-money laundering and taxation, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make our products and services less attractive to our customers or cause us to change or limit our ability to sell our products and services. We expect to put in place policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures.

It is difficult to predict how existing or new laws may be applied. If we become liable, directly or indirectly, under these laws or regulations, our reputation and results of operations could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our solutions and offerings, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

We are subject to laws and regulations concerning our collection, storage, sharing, disclosure, use and other processing of customer information and other sensitive data, and our actual or perceived failure to comply with data privacy and security laws and regulations could result in enforcement actions against us, damage our reputation and brand and harm our business and results of operations.

In the ordinary course of business, we collect, store, transmit and otherwise process information, including personal data, in relation to our current, past or potential customers, business partners, employees and contractors. We face particular privacy, data security, and data protection risks in connection with requirements of the European General Data Protection Regulation 2016/679 (known as the “GDPR”), national implementing legislation of the GDPR, and U.K. Data Protection Act 2018 (known as the “U.K. GDPR”) and other data protection regulations in the European Economic Area and the United Kingdom. Among other stringent requirements, the GDPR and U.K. GDPR restrict transfers of data outside of the European Economic Area and United Kingdom to third countries deemed to lack adequate privacy protections (such as the United States), unless an applicable valid data transfer mechanism is implemented or an Article 49 GDPR or U.K. GDPR derogation applies. A July 16, 2020 decision of the European Court of Justice invalidated a key mechanism for lawful data transfer to the United States and called into question the viability of its primary alternative, the standard contractual clauses. While the European Commission has since then published revised standard contractual clauses and the United Kingdom has implemented its own U.K.-specific international data transfer agreement and addendum to the European Commission’s standard contractual clauses, each of which must be used for relevant new and existing data transfers, we and many other companies may need to implement different or additional measures to establish or maintain legitimate means for the transfer of personal data from the European Economic Area or the United Kingdom to the United States and other third countries, and we may, in addition to other impacts, experience additional costs associated with increased compliance burdens. We currently rely on the standard contractual clauses to transfer personal data outside the European Economic Area and the United Kingdom, including to the United States among other data transfer mechanisms pursuant to the GDPR and U.K. GDPR. Other countries have enacted or are considering enacting similar cross-border data transfer rules or data localization requirements. Since this area and the enforcement landscape relating to it further develop, we could (i) suffer additional costs, complaints and/or regulatory investigations or fines; (ii) have to stop using certain tools and vendors and make other operational changes; or (iii) have to implement revised standard contractual clauses for existing intragroup, customer and vendor arrangements within required time frames. These developments could also limit or otherwise affect our future ability to deliver our products or services in the European Economic Area, the United Kingdom and other markets.

Fines for certain breaches of the GDPR and the U.K. GDPR are significant: administrative fines for certain breaches of the GDPR or the U.K. GDPR are up to the greater of 20 million euros or £17.5 million or 4 percent of total global annual turnover. Since the GDPR and U.K. GDPR are separate regimes, fines could arise under each in respect of a single incident, to the extent it affects European Economic Area and United Kingdom personal data. In addition to the foregoing, a breach of the GDPR or U.K. GDPR could result in regulatory investigations, reputational damage, orders to cease or change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

We are also subject to evolving EU and U.K. privacy laws on cookies and e-marketing. In the European Union and United Kingdom, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR and the U.K. GDPR also impose conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. Recent European court and regulatory decisions, regulatory guidance and campaigns by a not-for-profit organization are driving increased attention to cookies and other tracking technologies. If the trend of increasing enforcement by regulators of the strict approach to opt-in consent for all but essential use cases in recent guidance and decisions continues, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. The current EU laws on e-marketing are highly likely to be replaced across the European Union (but not the U.K.) with a European Union regulation known as the e-Privacy Regulation which, though still in development, will if adopted, impose new obligations on the use of personal data in the context of electronic communications, particularly in relation to online tracking technologies and direct marketing, and significantly increase regulators’ ability to impose fines for non-compliance.

In the United States, there are numerous federal and state data privacy and protection laws and regulations governing the collection, use, disclosure, protection and other processing of personal data, including federal and state data privacy laws, data breach notification laws and consumer protection laws. We are, or may become, subject to these laws and regulations. A number of state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security and data breaches. Such legislation includes the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020, created new privacy rights for consumers residing in the state and imposes obligations on companies relating to the access to, deletion of, sharing of and processing of personal data, including an obligation to provide certain new disclosures to such residents. Specifically, among other things, the CCPA creates new consumer rights, and imposes corresponding obligations on covered businesses, relating to the access to, deletion of, and sharing of personal data collected by covered businesses, including California residents’ right to access and delete their personal data, opt out of certain sharing and sales of their personal data, and receive detailed information about how their personal data is used. The scope of personal data regulated by the CCPA is broad, and the CCPA allows for the state regulator to impose civil penalties for violations, as well as providing a private right of action for certain data breaches that result in the loss of certain categories of personal data. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. California voters also passed the California Privacy Rights Act (“CPRA”), which came into effect on January 1, 2023. The CPRA significantly modified the CCPA, including by imposing additional obligations on covered companies and expanding California residents’ rights with respect to personal data, including certain categories of sensitive personal data, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. More recently, multiple states have enacted, or are expected to enact, similar laws. For example, similar general privacy laws have been adopted and come into effect in Virginia, Connecticut and Colorado, and similar laws have been adopted and will come into effect in several other states, including Utah, Oregon, Iowa and Indiana. There is also discussion in Congress of a new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted. Such new laws and proposed legislation, if passed, could have conflicting requirements that could make compliance challenging, require us to expend significant resources to come into compliance, and restrict our ability to process certain personal data.

We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We may be subject to certain anti-corruption, anti-bribery, anti-money-laundering, and economic and trade sanctions laws, including those that are administered by the United Kingdom, European Union, United States and the U.N. Security Council, and other relevant governmental authorities.

We are also subject to the U.K. Bribery Act 2010 (the “U.K. Bribery Act”), the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other anti-bribery laws in countries in which we conduct our activities. The FCPA prohibits us and our officers, directors, employees, contractors, agents and business partners acting on our behalf, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or otherwise securing an improper advantage to obtain or retain business. The FCPA further requires companies listed on U.S. stock exchanges to make and keep books and records that accurately reflect transactions and dispositions of assets and to maintain a system of internal accounting controls. The U.K. Bribery Act also prohibits: (i) “commercial” bribery” of private parties, in addition to bribery involving domestic or foreign officials; (ii) the acceptance of bribes, as well as the giving of bribes, and (iii) “facilitation payments”, meaning generally low-level payments designed to secure or expedite routine governmental actions or other conduct to which persons are already under obligations to perform. The U.K Bribery Act also creates an offence applicable to corporate entities for failure to prevent bribery by our employees, officers, directors and other third parties acting on our behalf, to which the only defense is to maintain “adequate procedures” designed to prevent such acts of bribery.

As we increase our global sales and business, we may engage with partners and third-party intermediaries to market our products and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities (in addition to private customers). We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

Our customers may be subject to sanction laws of the United Kingdom, European Union and United States, and other applicable jurisdictions, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.N. Security Council, His Majesty’s Treasury and other relevant sanctions authorities, which may prohibit the sale of products or provision of services to embargoed jurisdictions or to individuals and entities targeted by such sanctions. If we are found to be in violation of any applicable sanctions regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.

We have in place internal controls commensurate with our stage of development, and, as our business matures and evolves, we intend to implement further necessary controls, policies, procedures and systems to promote compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws. Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws or with our policies, procedures, systems and controls, or that our internal controls will effectively detect and prevent all violations of applicable law by our employees, consultants, contractors, agents or other third parties acting on our behalf, and we may be held responsible. Non-compliance or even suspected non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, prosecution, or other enforcement actions, which could lead to disclosures, sanctions, settlements, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. As a general matter, enforcement actions and sanctions could harm our business, financial condition and results of operations.

We are subject to government procurement and contracting regulations, including the Federal Acquisition Regulation (the “FAR”).

We may be subject to government procurement and contracting regulations, including the FAR. The FAR governs U.S. government contract pricing, including the establishment of fixed prices and labor categories/fixed hourly rates for the performance of certain of our U.S. government contracts. Under the FAR, certain contract pricing may be subject to change. Additionally, under the FAR, the U.S. government is entitled, after final payment on certain negotiated contracts, to examine our cost records with respect to such contracts and to seek a downward adjustment to the price of the contract if it determines that we failed to furnish complete, accurate and current cost or pricing data in connection with the negotiation of the price of the contract.

In connection with our U.S. government contracts, we are also subject to government inquiries, audits and review of our performance under contracts, our related cost structure and compliance with applicable laws, regulations and standards. The U.S. government contracting entity may also review the adequacy of and our compliance with our internal policies, procedures and internal controls. The U.S. government contracting party may modify, curtail or terminate its contracts and subcontracts with us, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to our U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changing U.S. priorities or due to other reasons. Further, as a U.S. government contractor, we are subject to U.S. government inquiries, investigations, legal actions and liabilities that would not apply to a non-U.S. government contractor. In certain circumstances, if we do not comply with the terms of a contract or with regulations or statutes, our U.S. government contracts could be terminated, we could be subject to downward contract price adjustments or refund obligations, we could be assessed civil or criminal penalties (including under the False Claims Act) or we could be debarred or suspended from obtaining future contracts with the U.S. government for a specified period of time. Any such termination, adjustment, sanction, debarment or suspension could have an adverse effect on our business. We also could suffer reputational harm if allegations of impropriety were made against us, even if such allegations are later determined to be false.

We may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit our ability to sell our products and services or otherwise operate our business.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit our ability to make, use, develop or sell our products or services, which could make it more costly or difficult for us to operate our business.

We may receive inquiries and claims from patent, copyright, trademark or other intellectual property owners or holders inquiring whether, or alleging that, we infringe upon, misappropriate or otherwise violate their proprietary rights or have misappropriated their confidential information or trade secrets. In response to any determination that we have infringed upon, misappropriated or otherwise violated a third party’s intellectual property rights, we and our partners and/or suppliers may be required to do one or more of the following:

•	cease or delay development, production, sales or use of our products that incorporate the asserted intellectual property in general or certain jurisdictions

•	pay substantial damages

•	divert significant resources towards litigation or dispute resolution

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms (including royalties) or available at all or

•	re-design one or more aspects or systems of our products or services.

A successful claim of infringement, misappropriation or other violation against us or any of our suppliers could harm our business, prospects, financial condition and results of operations. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

We may be unable to protect our proprietary information and intellectual property rights from unauthorized use by third parties.

Our success depends, in part, on our ability to protect our proprietary information and intellectual property rights, including certain technologies deployed in our products and services. We hold a number of patents in a number of countries, including the United States, United Kingdom, China, Germany, and France. The agreements that we enter into, or will enter into in the future, with our partners, suppliers, consultants and other third parties include relevant provisions to protect our intellectual property rights and proprietary information including non-disclosure, assignment or license terms, as well as take other measures such as limiting access to our trade secrets and other confidential information and including confidentiality clauses in our employment contracts. We intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property and proprietary information may be inadequate, and unauthorized parties may attempt to copy aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially harm our ability to compete, accelerate the development programs of our competitors, and/or result in a deteriorated competitive position in the market. Moreover, our non-disclosure agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours, and there can be no assurance that our competitors or third parties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached. Additionally, there can be no assurance that the intellectual property rights we own or license will provide competitive advantages or will not be challenged, revoked, invalidated, opposed or circumvented by our competitors.

Further, obtaining and maintaining patent, copyright and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our existing or future technology, which could harm our ability to maintain our competitive advantage in such jurisdictions. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, that we will be unable to devote the resources to file and prosecute all patent applications for such technology, or that we will inadvertently lose protection for failing to comply with all procedural, documentary, payment and similar obligations during the patent prosecution process. The laws of some countries do not protect proprietary rights or confidential information to the same extent as the laws of the United States or the United Kingdom, and mechanisms for enforcement of intellectual property rights and breaches of confidentiality in some foreign countries may be inadequate to prevent other parties from infringing or misappropriating our intellectual property or proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information, and the limitations of our ability to prevent this, may increase. We may also fail to detect unauthorized use of our intellectual property or proprietary information, or be required to expend significant resources to monitor and protect our intellectual property rights and third-party uses thereof, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If we fail to meaningfully establish, maintain, protect our proprietary information and enforce our intellectual property rights, our business, financial condition and results of operations could be adversely affected.

Risks Related to the Pubco Ordinary Shares and the Pubco Public Warrants

The price of Pubco Ordinary Shares may be volatile, and the value of Pubco Ordinary Shares may decline.

We cannot predict the prices at which Pubco Ordinary Shares will trade. The price might not bear any relationship to the market price at which Pubco Ordinary Shares will trade after the Proposed Transactions or to any other established criteria of the value of our business and prospects, and the market price of Pubco Ordinary Shares following the Proposed Transactions may fluctuate substantially and may be lower than the price agreed by IVC Europe and OpSec in connection with the Proposed Transactions. In addition, the trading price of Pubco Ordinary Shares following the Proposed Transactions is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment, because you might be unable to sell your shares at or above the price you paid in the Proposed Transactions. Factors that could cause fluctuations in the trading price of Pubco Ordinary Shares include the following:

•	actual or anticipated fluctuations in our financial condition or results of operations

•	variance in our financial performance from expectations of securities analysts

•	changes in the pricing of our products and services

•	changes in our projected financial results and results of operations

•	changes in applicable laws or regulations

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings

•	significant data breaches, disruptions to or other incidents

•	our involvement in litigation

•	conditions or developments affecting our industry

•	future sales of Pubco Ordinary Shares by us or our shareholders, as well as the anticipation of lock-up releases

•	changes in senior management or key personnel

•	the trading volume of our securities

•	changes in the anticipated future size and growth rate of our markets

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts

•	general economic and market conditions

•	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also affect the market price of Pubco Ordinary Shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and could divert our management’s attention.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

Following the consummation of the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination might never develop or, if developed, it might not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are delisted from Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the combined company’s securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

In connection with the Business Combination, in order to list Pubco’s securities on Nasdaq, Pubco will be required to demonstrate compliance with Nasdaq’s listing requirements. Pubco has applied to have Pubco’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that Pubco will be able to meet all listing requirements. Even if Pubco’s securities are listed on Nasdaq, Pubco may be unable to maintain the listing of its securities in the future.

If Pubco fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, either party would not be required to consummate the Business Combination. In the event that OpSec or IVC Europe elect to waive this condition, and the Business Combination was consummated without Pubco’s securities being listed on Nasdaq or on another national securities exchange, Pubco could face significant material adverse consequences, including: a limited availability of market quotations for Pubco Securities; reduced liquidity for Pubco Securities; a determination that Pubco Ordinary Shares is a “penny stock,” which would require brokers trading in Pubco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco Securities; a limited amount of news and analyst coverage; and a decreased ability to issue additional securities or obtain additional financing in the future.

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade Pubco Ordinary Shares, the price of Pubco Ordinary Shares could decline.

The trading market for Pubco Ordinary Shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and might be different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of Pubco Ordinary Shares could decline. Moreover, the price of Pubco Ordinary Shares could decline if one or more securities analysts downgrade Pubco Ordinary Shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may make or receive investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of Pubco Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of Pubco Ordinary Shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of the Pubco Board. Accordingly, you may need to rely on sales of Pubco Ordinary Shares after price appreciation, which might never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies might make Pubco Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest of the following:

•	the last day of the fiscal year following the fifth anniversary of the Proposed Transactions

•	the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more

•	the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

Investors might find Pubco Ordinary Shares less attractive if we choose to rely on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market for Pubco Ordinary Shares, and our share price may be more volatile.

We are a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the closing of the Proposed Transactions, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on September 30, 2024. In the future, we would lose our foreign private issuer status if (i) more than 50% of our outstanding voting securities are owned by U.S. residents; and (ii) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

Since we are a foreign private issuer and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members, meetings of independent board members without executive management present, and independent director oversight of executive compensation, nomination of directors and corporate governance matters, and the audit committee is required to have at least three members. Additionally, Nasdaq’s rules require that a listed company obtain, in specified circumstances, shareholder approval to adopt and materially revise equity compensation plans, as well as shareholder approval prior to an issuance (i) of more than 1% of its ordinary shares (including derivative securities thereof) in either number or voting power to related parties; (ii) of more than 20% of its outstanding ordinary shares (including derivative securities thereof) in either number or voting power; or (iii) that would result in a change of control. As a foreign private issuer, we are permitted, and we intend, to follow certain home country corporate governance practices in lieu of the foregoing Nasdaq requirements, provided that we disclose the requirements we are not following and describe the corporate governance practices of the Cayman Islands that we are following.

As long as we rely on the foreign private issuer exemptions under the rules of Nasdaq, a majority of the directors on the Pubco Board are not required to be independent directors, our compensation committee is not required to be comprised entirely of independent directors, we are not required to have a nominating and corporate governance committee composed of entirely independent directors, our audit committee is not required to have at least three members, our independent directors are not required to meet without executive management present, and shareholder approval is neither required for equity compensation plans and material revisions to those plans nor the issuance of more than 1% of outstanding Pubco Ordinary Shares (including derivative securities thereof) in either number or voting power, the issuance of 20% or more of our outstanding ordinary shares (including derivative securities thereof) in either number or voting power or an issuance that would result in a change of control. Therefore, the Pubco Board’s approach to governance and securities issuances may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, the management oversight of our Company may be more limited than if we were subject to all of the Nasdaq corporate governance standards and shareholder approval requirements.

We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to increase further after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq listing requirements, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

In addition, shareholder activism, the current political and social environment, and the current high level of government intervention and regulatory reform, may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate. We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Pubco Board and qualified executive officers.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We have limited internal accounting personnel to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the preparation of our consolidated financial statements for the years ended March 31, 2022 and 2023, we identified material weaknesses in our internal control over financial reporting environment driven by the lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience, which led to our inability to: (i) design, document and maintain formal accounting policies, procedures and controls over financial reporting whereby individuals may perform processes differently or changes to process are not understood or properly communicated and (ii) analyze, record and disclose complex and judgmental accounting matters timely and accurately, namely with respect to management’s annual impairment test for goodwill, specifically in relation to discount rates used and estimation of cash flows for OpSec’s cash generating units.

We are presently a private company with limited accounting personnel to adequately execute our accounting processes and other supervisory resources with which to address our internal control over financial reporting. We are progressing with the activities necessary to implement the appropriate accounting policies, processes and controls required to comply with Section 404 of the Sarbanes-Oxley Act. We intend and have taken steps to remediate the material weaknesses described above through implementing measures designed to improve and remediate the deficiencies that are causing these material weaknesses through initiating a formal program of documentation and process review and engaging a third-party valuations firm to support our goodwill impairment testing process, analysis and review procedures.

To date, we have not identified that these control weaknesses have led to any errors in our consolidated financial statements, however, there can be no assurance that we will not identify any such errors in the future. We cannot provide assurance that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting nor that they will prevent or avoid potential future material weaknesses. In addition, we cannot provide assurance that all of our existing material weaknesses have been identified, or that we will not in the future identify additional material weaknesses.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of Pubco Ordinary Shares.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post- implementation issues that may arise.

There might be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective and identify material weaknesses, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of Pubco Ordinary Shares could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our platform, solutions and our internal controls and procedures may not be adequate to support our operations. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and results of operations and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

Pubco is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.

As a holding company, Pubco’s principal source of cash flow will be distributions or payments from its operating subsidiaries. Therefore, our ability to fund and conduct our business, service our debt and pay dividends, if any, in the future will depend on the ability of our subsidiaries and intermediate holding companies to make upstream cash distributions or payments to us, which may be affected, for example, by their ability to generate sufficient cash flow or limitations on the ability to repatriate funds whether as a result of currency liquidity restrictions, monetary or exchange controls or otherwise. Our operating subsidiaries and intermediate holding companies are separate legal entities, and although they are directly or indirectly owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. To the extent the ability of any of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt and pay dividends, if any, could be harmed.

Pubco may be a PFIC for U.S. federal income tax purposes as a result of which U.S. Holders may suffer adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income; or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

If Pubco is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco Securities, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Based on the expected post-Business Combination composition of the income and assets, the estimated value of Pubco’s assets, including goodwill, and the nature of Pubco’s business, Pubco currently does not expect to be a PFIC for the taxable year that includes the Business Combination. However, because Pubco’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of Pubco’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of Pubco Ordinary Shares from time to time, which could be volatile), there can be no assurances Pubco will not be a PFIC for its taxable year ending December 31, 2023 or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. In the event that Pubco meets the PFIC income or asset test for the current taxable year ending

December 31, 2023, the “start-up exception” may not be available for Pubco. Furthermore, if a U.S. Holder holds Pubco securities and Pubco is a PFIC during such U.S. Holder’s holding period, unless the U.S. Holder makes certain elections, Pubco will continue to be treated as a PFIC with respect to such U.S. Holder, even if Pubco ceases to be a PFIC in future taxable years.

For a further discussion, see the section titled “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company” in this proxy statement/prospectus. U.S. Holders of Pubco Ordinary Shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of Pubco Ordinary Shares.

The OpSec Shareholders will control Pubco following the Proposed Transactions, and their interests may conflict with Pubco’s or yours in the future.

Immediately following the Proposed Transactions, assuming that no IVC Europe Public Shareholder exercises redemption rights, and assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised (i) ITSF will own 49.4% of the outstanding Pubco Ordinary Shares, and 51.7% when aggregated with Mill Reef’s ownership of Pubco Ordinary Shares, (ii) the Sponsor will own 5.4% of the outstanding Pubco Ordinary Shares, and (iii) Investcorp B.S.C.(c), when aggregating the ownership of ITSF and the Sponsor, will own 54.8% of the outstanding Pubco Ordinary Shares. Assuming that all IVC Europe Public Shareholders exercise their redemption rights, and assuming that none of the OpSec Earnout Shares or Sponsor Earnout Shares is earned and that none of the Pubco Warrants is exercised, (i) ITSF will own 71.2% of the outstanding Pubco Ordinary Shares, and 74.5% when aggregated with Mill Reef’s ownership of Pubco Ordinary Shares, (ii) the Sponsor will own 23.7% of the outstanding Pubco Ordinary Shares, and (iii) Investcorp B.S.C.(c), when aggregating the ownership of ITSF and the Sponsor, will own 94.9% of the outstanding Pubco Ordinary Shares. In addition, holders of Pubco Options would hold a further 3.7% if the Pubco Options are exercised, assuming that none of the Pubco Warrants have been exercised and none of the OpSec Earnout Shares or Sponsor Earnout Shares have been earned. Even if and when these shareholders cease to own a majority of the outstanding Pubco Ordinary Shares, for so long as they continue to own a significant percentage of Pubco Ordinary Shares, these shareholders might still be able to influence or control the composition of the Pubco Board and the approval of actions requiring shareholder approval through their voting power. Accordingly, for such period of time, these shareholders may have significant influence with respect to Pubco’s management, business plans and policies, including the appointment and removal of Pubco’s officers. In particular, for so long as these shareholders continue to own a significant percentage of the outstanding Pubco Ordinary Shares, these shareholders may be able to cause or prevent a change of control of Pubco or a change in the composition of the Pubco Board and could preclude any unsolicited acquisition of Pubco. The concentration of ownership could deprive you of an opportunity to receive a premium for your Pubco Ordinary Shares as part of a sale of Pubco and ultimately might affect the market price of the Pubco Ordinary Shares.

The grant and future exercise of registration rights may adversely affect the market price of Pubco Ordinary Shares upon consummation of the Proposed Transactions.

Pursuant to the New Registration Rights Agreement to be entered into in connection with the Proposed Transactions and which is described elsewhere in this proxy statement/prospectus, the Sponsor and the OpSec Shareholders can each demand that Pubco register their registrable securities under certain circumstances and will each have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Pubco will bear the cost of registering these securities.

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares following the consummation of the Proposed Transactions.

After the Closing, Pubco will be able to issue additional Ordinary Shares upon the exercise of outstanding Pubco Public Warrants, the exercise of the Pubco Options, and pursuant to grants under the Pubco Incentive Plan, all of which would increase the number of shares eligible for future resale in the public market and result in dilution to Pubco’s shareholders.

If the Proposed Transactions are completed, the IVC Europe Public Warrants and (except as otherwise described in this proxy statement/prospectus) outstanding OpSec Options will convert automatically into Pubco Public Warrants and Pubco Options, respectively, to purchase Pubco Ordinary Shares, and Pubco will adopt the Pubco Incentive Plan. The aggregate number of Pubco Ordinary Shares available for issuance under the Pubco Incentive Plan is equal to the sum of (x) 1,939,130 Pubco Ordinary Shares, plus (y) an additional number of Pubco Ordinary Shares such that, immediately following the consummation of the Proposed Transactions, the aggregate number of Pubco Ordinary Shares available for issuance under the Pubco Incentive Plan is equal to eight percent (8%) of the total number of Pubco Ordinary Shares then-outstanding, calculated on a fully diluted, as-converted basis, plus (z) on January 1, 2024 and each January 1 thereafter, an additional number of Pubco Ordinary Shares equal to the lower of (i) a number of Pubco Ordinary Shares such that, as of the end of the day on such January 1, the aggregate number of Pubco Ordinary Shares reserved and available for issuance under the Pubco Incentive Plan is equal to eight percent (8%) of the total number of Pubco Ordinary Shares then-outstanding, calculated on a fully diluted, as-converted basis, or (ii) such lesser number of Pubco Ordinary Shares determined by the administrator of the Pubco Incentive Plan. The Pubco Public Warrants will become exercisable on the later of 30 days after the completion of the Proposed Transactions and one year from the closing of the IPO, and will expire at 5:00 p.m., New York City time, five years after the completion of the Proposed Transactions or earlier upon redemption or liquidation. To the extent the warrants or options are exercised, or awards are made under the Pubco Incentive Plan, additional Pubco Ordinary Shares will be issued, which will result in dilution to Pubco’s shareholders and increase the number of Pubco Ordinary Shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such securities may be exercised could adversely affect the market price of the Pubco Ordinary Shares.

If Pubco does not maintain a current and effective prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants issued in exchange for the IVC Europe Public Warrants, you will only be able to exercise such Pubco Public Warrants on a “cashless basis.”

If Pubco does not maintain a current and effective prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants issued in exchange for the IVC Europe Public Warrants as part of the Proposed Transactions, at the time that holders wish to exercise such IVC Europe Public Warrants, they will only be able to exercise them on a “cashless basis.” As a result, the number of Pubco Ordinary Shares that holders will receive upon exercise of the IVC Europe Public Warrants will be fewer than it would have been had such holders exercised their Pubco Public Warrants for cash. Under the terms of the Pubco Warrant Agreement, Pubco has agreed to use its commercially reasonable efforts to maintain a current and effective prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants until the expiration of the Pubco Public Warrants. However, Pubco might not be able to do so. If Pubco is unable to do so, the potential “upside” of the holder’s investment in Pubco may be reduced.

An investor will be able to exercise a Pubco Public Warrant only if the issuance of Pubco Ordinary Shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Pubco Public Warrants.

No Pubco Public Warrants will be exercisable for cash, and we will not be obligated to issue Pubco Ordinary Shares unless the shares issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Pubco Public Warrants. At the time that the Pubco Public Warrants become exercisable, Pubco expects that its securities will be listed on a national securities exchange, which would provide an exemption from registration in every state. Accordingly, OpSec believes holders in every state will be able to exercise their Pubco Public Warrants as long as Pubco’s prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants is current. If the

Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the Pubco Public Warrants reside, the Pubco Public Warrants may be deprived of any value, the market for the Pubco Public Warrants may be limited, and they may expire worthless if they cannot be sold.

Beginning in January 2022, there has been a drop in the market value of growth-oriented companies. Accordingly, securities of growth companies such as OpSec may be more volatile than other securities and may involve special risks.

Since January 2022, there has been a drop in the market values of growth-oriented companies like OpSec. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. Such downward pressures may result in high redemptions by the IVC Europe’s shareholders. If there are substantial redemptions, there will be a lower float of Pubco Ordinary Shares outstanding after the Business Combination, and such lower float may cause further volatility in the price of our securities after the Business Combination and may adversely impact our ability to secure financing following the closing of the Business Combination.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

As with most SPAC initial public offerings in recent years, IVC Europe issued shares for $10.00 per share upon the closing of the IVC Europe IPO. As with other SPACs, the $10.00 per share price of IVC Europe reflected each share having a one-time right to redeem such share for cash in an amount equal to a pro rata portion funds deposited in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the Business Combination.

Risks Related to IVC Europe and the Proposed Transactions

IVC Europe may not be able to complete the Proposed Transactions or any other business combination within the prescribed time frame, in which case IVC Europe would cease all operations except for the purpose of winding up, and IVC Europe would redeem the IVC Europe Class A Ordinary Shares and thereafter commence a voluntary liquidation, in which case the IVC Europe Public Shareholders may receive only $10.20 per share, or less than such amount in certain circumstances, and its warrants will expire worthless.

IVC Europe must complete a business combination by December 17, 2023 (unless the time to complete a business combination is extended pursuant to the IVC Europe Articles). IVC Europe may not be able to consummate the Proposed Transactions or any other business combination by that date. If IVC Europe have not completed a business combination by that date, IVC Europe will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem IVC Europe Class A Ordinary Shares for cash in an amount equal to a pro rata portion of the funds then in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to IVC Europe to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding IVC Europe Class A Ordinary Shares, which redemption will completely extinguish IVC Europe Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of IVC Europe’s remaining shareholders and the IVC Europe Board, liquidate or dissolve, subject in clauses (ii) and (iii) to IVC Europe’s obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. In such case, IVC Europe Public Shareholders may receive only $10.20 per share, or less than $10.20 per share, on the redemption of their shares, and IVC Europe’s warrants will expire worthless. In certain circumstances, IVC Europe Public Shareholders may receive less than $10.20 per share on the redemption of their shares. See “— If third parties bring claims against IVC Europe, the proceeds held in the Trust Account could be reduced and the pro rata share redemption amount received by IVC Europe Public Shareholders may be less than $10.20 per IVC Europe Class A Ordinary Share” and other risk factors in this section.

The Sponsor, directors, executive officers, advisors or any of their affiliates may elect to purchase shares from IVC Europe Public Shareholders, which may influence a vote on the Proposed Transactions and reduce the public “float” of IVC Europe Ordinary Shares.

The Sponsor, directors, executive officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of IVC Europe’s initial business combination, although they are under no obligation to do so. See the section titled “Information Related to IVC Europe — Permitted Purchases of IVC Europe’s Securities” in this proxy statement/prospectus for a description of how such persons will determine from which shareholders to seek to acquire shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of IVC Europe Ordinary Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, executive officers, advisors or any of their affiliates purchase its public shares in privately negotiated transactions from IVC Europe Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of IVC Europe’s initial business combination and thereby increase the likelihood of obtaining shareholder approval of the Proposed Transactions where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of IVC Europe Ordinary Shares and the number of beneficial holders of IVC Europe Securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of IVC Europe Securities on a national securities exchange.

IVC Europe will incur significant transaction and transition costs in connection with the Proposed Transactions.

IVC Europe has incurred and expects to incur significant, non-recurring costs in connection with consummating the Proposed Transactions. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Proposed Transactions), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

IVC Europe’s transaction expenses as a result of the Proposed Transactions are estimated at $14.3 million as of August 9, 2023, including deferred underwriting fees to the underwriters in the IVC Europe IPO.

If third parties bring claims against IVC Europe, the proceeds held in the Trust Account could be reduced and the pro rata share redemption amount received by IVC Europe Public Shareholders may be less than $10.20 per IVC Europe Class A Ordinary Share.

IVC Europe’s placing of funds in the Trust Account may not protect those funds from third-party claims against IVC Europe. Although IVC Europe will seek to have all vendors, service providers, prospective target businesses and other entities with which IVC Europe does business, except its independent registered public accounting firm, execute agreements with IVC Europe waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of IVC Europe Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against IVC Europe’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, IVC Europe’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to IVC Europe than any alternative.

Examples of possible instances where IVC Europe may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where IVC Europe is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with IVC Europe and will not seek recourse against the Trust Account for any reason. Upon redemption of IVC Europe Class A Ordinary Shares, if IVC Europe is unable to complete an initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with an initial business combination, IVC Europe will be required to provide for payment of claims of creditors that were not waived that may be brought against IVC Europe within the ten years following redemption. Accordingly, the per-share redemption amount received by IVC Europe Public Shareholders could be less than the $10.20 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed it will be liable to IVC Europe if and to the extent any claims by a third party for services rendered or products sold to IVC Europe, or a prospective target business with which IVC Europe has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under IVC Europe’s indemnity of the underwriters of the IVC Europe IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. IVC Europe has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and has not asked the Sponsor to reserve for such indemnification obligations. Therefore, IVC Europe cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for IVC Europe’s initial business combination and redemptions could be reduced to less than $10.20 per IVC Europe Class A Ordinary Share. In such event, IVC Europe may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your IVC Europe Class A Ordinary Shares. None of IVC Europe’s officers or directors will indemnify IVC Europe for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

IVC Europe’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to IVC Europe’s shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, IVC Europe’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While IVC Europe currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to IVC Europe, it is possible that IVC Europe’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If IVC Europe’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to IVC Europe’s shareholders may be reduced below $10.20 per share.

If IVC Europe is unable to consummate an initial business combination by December 17, 2023, or during any extension period, IVC Europe Public Shareholders may be forced to wait beyond the ten business day period thereafter before redemption from the Trust Account.

If IVC Europe is unable to consummate an initial business combination by December 17, 2023, or during an extension period, IVC Europe will, as promptly as reasonably possible but not more than ten business days thereafter, redeem all the IVC Europe Class A Ordinary Shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to IVC Europe to pay its taxes, if any, less up to $100,000 of interest for its dissolution expenses, divided by the number of the then outstanding IVC Europe Class A Ordinary Shares and cease all operations except for the purposes of winding up of IVC Europe’s affairs by way of a voluntary liquidation, as further described herein. Any redemption of IVC Europe Public Shareholders from the Trust Account would be effected automatically by function of the IVC Europe Articles prior to our commencing any voluntary liquidation. If IVC Europe is required to liquidate prior to distributing the aggregate amount then on deposit in the Trust Account, then such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond the ten business days following December 17, 2023, or the expiry of an extension period, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their portion of the proceeds from the Trust Account. IVC Europe has no obligation to return funds to investors prior to the date of IVC Europe’s redemption or liquidation unless, prior thereto, IVC Europe consummates an initial business combination or amend certain provisions of the IVC Europe Articles and then only in cases where investors have sought to redeem their IVC Europe Class A Ordinary Shares. Only upon IVC Europe’s redemption or any liquidation will IVC Europe Public Shareholders be entitled to distributions if IVC Europe is unable to complete an initial business combination.

If deemed to be insolvent, distributions made to IVC Europe Public Shareholders, or part of them, from the Trust Account may be subject to claw back in certain circumstances.

If IVC Europe does not complete an initial business combination by December 17, 2023, or during an extension period, and instead distribute the aggregate amount then on deposit in the Trust Account (less interest previously released to IVC Europe to pay taxes, if any, and less up to $100,000 in interest reserved for expenses in connection with our dissolution) to IVC Europe Public Shareholders by way of redemption, it will be necessary for IVC Europe’s directors to pass a board resolution approving the redemption of those IVC Europe Class A Ordinary Shares and the payment of the proceeds to IVC Europe Public Shareholders. The IVC Europe Board is required to confirm that IVC Europe satisfies the solvency test prescribed by the Companies Act (namely that IVC Europe’s assets exceed their liabilities; and that IVC Europe are able to pay their debts as they fall due). If, after the redemption proceeds are paid to IVC Europe Public Shareholders, it transpires that IVC Europe’s financial position at the time were such that it did not satisfy the solvency test, the Companies Act provides a mechanism by which those proceeds could be recovered from IVC Europe Public Shareholders.

If, before distributing the proceeds in the Trust Account to IVC Europe shareholders, IVC Europe files a bankruptcy petition or an involuntary bankruptcy petition is filed against IVC Europe that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of IVC Europe’s shareholders and the per-share amount that would otherwise be received by IVC Europe’s shareholders in connection with IVC Europe’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the IVC Europe Public Shareholders, IVC Europe files a bankruptcy petition or an involuntary bankruptcy petition is filed against IVC Europe that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of IVC Europe Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by IVC Europe Public Shareholders in connection with its liquidation may be reduced.

IVC Europe Public Shareholders may be held liable for claims by third parties against IVC Europe to the extent of distributions received by them upon redemption of their public shares.

If IVC Europe is forced to enter into an insolvent liquidation, any distributions received by IVC Europe Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, IVC Europe was unable to pay its debts as they fell due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by IVC Europe Public Shareholders. Furthermore, IVC Europe’s directors may be viewed as having breached their fiduciary duties to IVC Europe or its creditors and/or may have acted in bad faith, and thereby exposing themselves and IVC Europe to claims, by paying IVC Europe Public Shareholders from the Trust Account prior to addressing the claims of creditors. IVC Europe cannot assure you that claims will not be brought against IVC Europe for these reasons. IVC Europe and their directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while it was unable to pay its debts as they fell due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

If, after IVC Europe distributes the proceeds in the Trust Account to IVC Europe Public Shareholders, IVC Europe files a bankruptcy petition or an involuntary bankruptcy petition is filed against IVC Europe that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the IVC Europe Board may be viewed as having breached their fiduciary duties to IVC Europe’s creditors, thereby exposing the members of the Pubco Board and the IVC Europe Board to claims of punitive damages.

If, after IVC Europe distributes the proceeds in the Trust Account to the IVC Europe Public Shareholders, IVC Europe files a bankruptcy petition or an involuntary bankruptcy petition is filed against IVC Europe that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by IVC Europe Public Shareholders. In addition, the IVC Europe Board may be viewed as having breached its fiduciary duty to IVC Europe’s creditors and/or having acted in bad faith, thereby exposing itself and IVC Europe to claims of punitive damages, by paying IVC Europe Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Because each of IVC Europe and Pubco is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

IVC Europe and Pubco are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for IVC Europe Public Shareholders, or shareholders of Pubco following the Proposed Transactions, to effect service of process within the United States upon the directors or executive officers of IVC Europe or Pubco, or enforce judgments obtained in the United States courts against the directors or officers of IVC Europe or Pubco.

The corporate affairs of IVC Europe and Pubco are governed by their respective amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the directors of IVC Europe and Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of IVC Europe and Pubco shareholders and the fiduciary responsibilities of IVC Europe and Pubco directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like IVC Europe and Pubco have no general right under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, special resolutions, the register of directors and the register of mortgages and charges of such companies) or to obtain copies of the register of members. IVC Europe and Pubco directors have discretion under the respective articles of association to determine whether, and under what conditions, corporate records may be inspected by shareholders, but are not obliged to make them available to IVC Europe Public Shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against IVC Europe or Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, impose liabilities against IVC Europe or Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any state. In those circumstances, although there is no Cayman Islands statute which provides for automatic recognition or statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgements), the courts of the Cayman Islands may recognize and enforce an in personam foreign money judgment of a foreign court of competent jurisdiction by an action commenced on the judgment obtained in the United States in the courts of the Cayman Islands without retrial on the merits at common law based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be one in respect of which the relevant United States Court had jurisdiction over the IVC Europe or Pubco according to Cayman Islands conflict of law rules, final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty or similar fiscal or revenue obligations or, in certain circumstances for in personam non-money relief, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the courts of the Cayman Islands are unlikely to enforce a judgment obtained from a court of the United States under civil liability provisions of the federal securities laws of the United States if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from courts of the United States would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, IVC Europe Public Shareholders, or shareholders of Pubco following the Proposed Transactions, may have more difficulty in protecting their interests in the face of actions taken by IVC Europe’s management or the IVC Europe Board than they would as public shareholders of a United States company.

The Sponsor, officers and directors have agreed to vote in favor of the Proposed Transactions, regardless of how IVC Europe Public Shareholders vote.

Unlike many other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Initial IVC Europe Shareholders have agreed to vote their IVC Europe Class B Ordinary Shares, as well as any IVC Europe Ordinary Shares purchased after the IVC Europe IPO, in favor of the Proposed Transactions, and own 31.2% of the outstanding IVC Europe Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval to complete the Proposed Transactions will be received than would be the case if the Initial IVC Europe Shareholders agreed to vote their IVC Europe Ordinary Shares in accordance with the majority of the votes cast by IVC Europe Public Shareholders.

The Proposed Transactions constitute related-party transactions. Additionally, the Initial IVC Europe Shareholders and IVC Europe’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. Such interests include that the Sponsor, as well as IVC Europe’s executive officers and directors, will lose their entire investments in us if the Proposed Transactions are not completed.

When you consider the recommendation of the IVC Europe Board in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal (if presented), which was based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, you should keep in mind that the Proposed Transactions are related party transactions and that the Initial IVC Europe Shareholders, as well as IVC Europe’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things, the following:

•	The Initial IVC Europe Shareholders have agreed not to redeem any IVC Europe Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

•

The Sponsor paid an aggregate of $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $                based on the closing price of the IVC Europe Class A Ordinary Shares of $                 on Nasdaq on                 , 2023, the Record Date. On

November 3, 2021, the Sponsor sold 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith, 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively.

•

The Initial IVC Europe Shareholders own 8,625,000 IVC Europe Class B Ordinary Shares, which shares would become worthless if IVC Europe does not complete a business combination within the applicable time period, because the Initial IVC Europe Shareholders waived any right to redemption with respect to these shares.

•

The Sponsor paid an aggregate $16.7 million for its 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities), which have more advantageous terms than those of the IVC Europe Public Warrants and will expire worthless if a business combination is not consummated within the Combination Period. The IVC Europe Private Placement Warrants had an estimated aggregate market value of $                 based on the closing price of $                per IVC Europe Public Unit on Nasdaq on                 , the Record Date.

•

The Initial IVC Europe Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination, assuming no existing IVC Europe Public Shareholder exercises redemption rights, the Pubco Options are not exercised and the Sponsor’s obligation under the Backstop Agreement is not triggered.

•	The Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement.

•

An affiliate of the Sponsor has entered into Loans with IVC Europe in an aggregate amount of $4.2 million to fund working capital and monthly contributions to the Trust Account until the Business Combination. Up to $2.0 million of such loans is convertible into IVC Europe Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. If IVC Europe does not consummate an initial business combination by the Outside Date, the Loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. See the section titled “Information about IVC Europe — Sponsor Loans” in the proxy statement/prospectus.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Accordingly, the economic interests of the Sponsor diverge from the economic interests of the IVC Europe Public Shareholders, because the Sponsor will realize a gain on its investment from the completion of any business combination, while the IVC Europe Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share. Thus, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating IVC Europe. See the sections titled “Risk Factors — The Proposed Transactions constitute related-party transactions. Additionally, the Initial IVC Europe Shareholders and IVC Europe’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. Such interests include that the Sponsor, as well as IVC Europe’s executive officers and directors, will lose their entire investments in us if the Proposed Transactions are not completed.” and “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in this proxy statement/prospectus.

•

If the Trust Account is liquidated, including in the event IVC Europe is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IVC Europe to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share, or such lesser per share amount as in the Trust Account on the liquidation date, by the claims of prospective target businesses with which IVC Europe has entered into an acquisition agreement or claims of any third party for services rendered or products sold to IVC Europe, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	The current directors and officers of IVC Europe will continue to be indemnified and will continue to have directors’ and officers’ liability insurance after the Business Combination.

•

IVC Europe’s officers and directors are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on IVC Europe’s behalf. However, if IVC Europe fails to consummate a business combination within the required time period, they will not have any claim against the Trust Account for reimbursement. Accordingly, IVC Europe will not be able to reimburse these expenses if the Proposed Transactions or another business combination, are not completed within the required time period. The Sponsor and IVC Europe’s officers and directors will lose their entire investment in IVC Europe and will not be reimbursed for fees due or out-of-pocket expenses if the Business Combination is not consummated by the Outside Date. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no fees due or outstanding out-of-pocket expenses for which the Sponsor and IVC Europe’s officers and directors are awaiting reimbursement.

•	The New Registration Rights Agreement and OpSec Shareholder Lock-Up Agreements will be entered into by Pubco, the Sponsor, and the OpSec Shareholders.

•

OpSec is currently a portfolio company managed by ITSF, an affiliate of Investcorp Holdings B.S.C.(c), which also indirectly owns the Sponsor. After the Business Combination, ITSF will continue to hold a controlling economic and voting interest in OpSec.

•

Investcorp Funding Limited (“IFL”), an affiliate of the Sponsor, has entered into loans with OpSec in an aggregate amount of $4.7 million to enable OpSec to pay a dividend of the same amount to ITSF, which permitted ITSF to pay interest due on a credit facility between ITSF and Investec. The liability for repaying each of the loans was novated from OpSec to ITSF pursuant to certain deeds of novation, which hold that ITSF may settle the loan by directing Pubco to issue or transfer such number of Pubco Ordinary Shares that ITSF would otherwise be entitled to receive pursuant to the Business Combination Agreement to IFL as represents the value of the loans, respectively. In addition to the above loans, IFL has also entered into a loan agreement with OpSec for a principal amount of $10.0 million. The loan will be repaid by Pubco using a portion of the proceeds received by Pubco from of the Proposed Transactions. The date of repayment is to be the earlier of (i) the date of a written demand for repayment by IFL to OpSec and (ii) such other date as may be agreed between IFL and OpSec. If OpSec does not consummate an initial business combination by the Outside Date, the loans will be repaid on such date to be mutually agreed between ITSF and IFL. See the section titled “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in the proxy statement/prospectus.

•	IVC Europe plans to designate Michael Mauer and Pam Jackson as directors of Pubco following the Business Combination.

•	After the consummation of the Business Combination, directors or members of IVC Europe’s management team who remain with Pubco may receive equity grants under the Pubco Incentive Plan.

•

Hazem Ben-Gacem, who is an officer and director of IVC Europe, has previously served on the board of Orca Bidco and indirectly through an affiliate, entered into certain investment agreements with OpSec, pursuant to which he holds a 1.33% stake in ITSF, the majority shareholder of OpSec.

•

Pam Jackson, who is a director of IVC Europe and will serve on the board of directors of Pubco following the completion of the Proposed Transactions, and Hazem Ben-Gacem and Peter McKellar, who are officers and directors of IVC Europe, are directors of Investcorp Capital Plc. Investcorp

Capital Plc is (a) an indirect, 100% shareholder of ITV Limited, which is the general partner of Investcorp Technology Secondary Fund 2018 GP Limited Partnership, which in turn is the general partner of ITSF, (b) an indirect holder of a 1.94% interest in ITSF, and (c) under common control with the Sponsor by Investcorp Holdings B.S.C.(c). Upon consummation of the Proposed Transactions, Hazem Ben-Gacem and Peter McKellar will step down from the IVC Europe Board.

•

The Sponsor has an aggregate dollar amount of $20,770,450 at risk dependent on the consummation of the Proposed Transactions, which includes: (a) $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $             based on the closing price of the IVC Europe Class A Ordinary Shares of $             on Nasdaq on the Record Date; (b) $16.7 million for the purchase of 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities); and (c) $4.2 million in loans to IVC Europe to fund working capital and monthly contributions to the Trust Account until the Business Combination. No out-of-pocket expenses incurred by IVC Europe’s directors and officers connection with certain activities on IVC Europe’s behalf remain outstanding. On November 3, 2021, the Sponsor sold an aggregate of 1,287,917 IVC Europe Class B Ordinary Shares for $154,550, or approximately $0.12 per share, to the following individuals, respectively: (a) 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith worth approximately $86,250; (b) 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar worth approximately $57,500, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, each worth approximately $3,600, respectively. On December 17, 202,1 at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively. Additionally, the Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement. See the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Ancillary Documents — Backstop Agreement” in the proxy statement/prospectus for more information.

These interests may influence IVC Europe’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section titled “Summary of the Proxy Statement/Prospectus — The Proposed Transactions” in this proxy statement/prospectus.

The shares beneficially owned by the Sponsor, IVC Europe’s officers and directors will not participate in liquidation distributions and, therefore, IVC Europe’s officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for IVC Europe’s initial business combination.

The Sponsor, officers, directors and director nominees have entered into a letter agreement with IVC Europe, pursuant to which the Sponsor, officers, directors and director nominees, as the Initial IVC Europe Shareholders, have agreed to waive their redemption rights with respect to their IVC Europe Class B Ordinary Shares and any IVC Europe Ordinary Shares that they may acquire in connection with the completion of the Proposed Transactions or any other initial business combination. The Initial IVC Europe Shareholders have also waived their right to receive distributions with respect to their IVC Europe Class B Ordinary Shares upon IVC Europe’s liquidation if IVC Europe is unable to consummate an initial business combination. Accordingly, the IVC Europe Class B Ordinary Shares will be worthless if IVC Europe does not consummate an initial business combination. The IVC Europe Private Placement Warrants and any other IVC Europe Warrants the Initial IVC Europe Shareholders acquire will also be worthless if IVC Europe does not consummate an initial business combination. The personal and financial interests of the Sponsor, officers and directors may influence their motivation in timely identifying and selecting a target business and completing a business combination, especially if the Proposed Transactions are not approved. Consequently, IVC Europe’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in IVC Europe’s shareholders’ best interest. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of IVC Europe’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

Activities taken by shareholders of IVC Europe to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on IVC Europe Ordinary Shares.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding IVC Europe or IVC Europe Securities, the Initial IVC Europe Shareholders, OpSec or the OpSec Shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of IVC Europe Class A Ordinary Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Proposed Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on IVC Europe Class A Ordinary Shares.

The exercise of discretion by IVC Europe’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the commercial interests of shareholders of IVC Europe.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require IVC Europe to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that IVC Europe is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of OpSec’s business, a request by OpSec to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, the occurrence of events that would have a material adverse effect on OpSec’s business and would entitle IVC Europe to terminate the Business Combination Agreement, or other reasons. In any of such circumstances, it would be in IVC Europe’s discretion, acting through the IVC Europe Board, to grant IVC Europe’s consent or waive its rights.

The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for IVC Europe and its shareholders and what they may believe is best for themselves or their affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, IVC Europe does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Proposed Transactions has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the shareholders, IVC Europe will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal.

Since the Sponsor and IVC Europe’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.

At the closing of IVC Europe’s initial business combination, the Sponsor and IVC Europe’s executive officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on IVC Europe’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on IVC Europe’s behalf. These financial interests of the Sponsor and IVC Europe’s executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Proposed Transactions.

IVC Europe Warrants are accounted for as liabilities and the changes in value of IVC Europe Warrants could have a material effect on IVC Europe’s financial results.

On April 12, 2021, the staff of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies,” wherein the staff of the SEC expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. The SEC focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing IVC Europe Warrants. As a result of the SEC statement, and pursuant to the guidance in ASC 815, Derivatives and Hedging, IVC Europe determined the warrants should be classified as derivative liabilities measured at fair value on its balance sheet, with any changes in fair value to be reported each period in earnings on its statement of operations.

As a result of the recurring fair value measurement, IVC Europe’s financial statements may fluctuate quarterly, based on factors outside of IVC Europe’s control. Due to the recurring fair value measurement, IVC Europe expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.

The termination of Credit Suisse’s engagement as financial and equity capital markets advisor and PIPE placement agent to IVC Europe in connection with the Proposed Transactions resulted in a waiver of Credit Suisse’s deferred underwriting fee and may indicate that Credit Suisse is unwilling to be associated with the disclosure in this proxy statement/prospectus, and no shareholder or investor should place any reliance on the fact that Credit Suisse was involved with any aspect of the Proposed Transactions.

Pursuant to a termination letter, dated June 9, 2023, IVC Europe terminated its engagement with Credit Suisse as a financial and equity capital markets advisor and PIPE placement agent pursuant to the Key Member Provision in its engagement letters with Credit Suisse. As a result of the termination, and in accordance with the terms of the engagement letters, Credit Suisse’s contractual right to the deferred underwriting fee from IVC Europe’s IPO was waived, as further described in the section titled “Proposal No. 1 — The Business Combination Proposal — Termination of Credit Suisse Engagement” in this proxy statement/prospectus. As a result, Credit Suisse no longer acts in any capacity or relationship contemplated under their engagement letters or in which Credit Suisse has otherwise been described in this proxy statement/prospectus as acting or agreeing to act with respect to the Proposed Transactions. As is customary, certain provisions of Credit Suisse’s engagement letter survive termination, including IVC Europe’s obligations to indemnify Credit Suisse from and against any losses and claims arising out of, or in connection with, the services provided under the engagement letter.

Credit Suisse did not participate in the preparation of the disclosure in this proxy statement/prospectus and shareholders should not assume from the engagement of Credit Suisse that Credit Suisse has ever agreed to assume any responsibility therefor. The termination of Credit Suisse’s engagement as financial and equity capital markets advisor and PIPE placement agent to IVC Europe may indicate that it is unwilling to be associated with the disclosure in this proxy statement/prospectus. Therefore, there can be no assurances that Credit Suisse agrees with such disclosure, and no inference can be drawn to this effect. Investors should not put any reliance on the fact that Credit Suisse was involved with any aspect of the Proposed Transactions.

Legal proceedings in connection with the Proposed Transactions, the outcomes of which would be uncertain, may delay or prevent the completion of the Business Combination and adversely affect Pubco’s business, financial condition, and results of operations.

While IVC Europe has not received demand letters, they may in the future receive demand letters or complaints, from purported shareholders of IVC Europe regarding certain actions taken in connection with the Business Combination and the adequacy of the registration statement, of which this proxy statement/prospectus forms a part. These demand letters or complaints may lead to litigation against IVC Europe or its directors and officers in connection with the Business Combination. Defending against any lawsuits could require IVC Europe to incur significant costs and draw the attention of IVC Europe’s management away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Closing may adversely affect Pubco’s business, financial condition and results of operations. Such legal proceedings could also delay or prevent the Closing from occurring within the contemplated timeframe.

The Proposed Transactions may not meet the qualifications under Section 351 or 368 of the Code, which could result in adverse U.S. federal income tax consequences to our IVC Europe Public Shareholders who are U.S. shareholders.

As discussed under the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus, the Share Contribution and the First Merger, together with the share for share exchange in the Second Merger and the issuance, if any, of Pubco Ordinary Shares pursuant to the Backstop Agreement, is expected to qualify as a transfer of property to a corporation in exchange for stock under Section 351 of the Code.

The provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond IVC Europe’s control. Moreover, there can be no assurance that the IRS will not successfully challenge this position.

It is also possible that the Second Merger may qualify as a “reorganization” under Section 368 of the Code (a “tax-free reorganization”). However, there are many requirements that must be satisfied in order for the Second Merger to qualify as a tax-free reorganization, some of which are based upon factual determinations and others that are fundamental to all corporate reorganizations are based on judicial determinations and lack statutory certainty. It is unclear whether the Second Merger will qualify as a tax-free reorganization due to both factual uncertainty and a lack of technical legal authority.

Assuming the exchanges of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as an exchange under Section 351 of the Code or the Second Merger qualifies as a tax-free reorganization or both, a U.S. Holder that exchanges its IVC Europe Ordinary Shares in the Second Merger for Pubco Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to certain important exceptions such as the PFIC rules as explained more fully under the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Material U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination” in this proxy statement/prospectus.

The appropriate U.S. federal income tax treatment of IVC Europe Warrants in connection with the Second Merger is uncertain because such treatment depends on whether the exchanges of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as an exchange under Section 351 of the Code or the Second Merger qualifies as a tax-free reorganization or both.

If the exchanges of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as an exchange under Section 351 of the Code, but the Second Merger does not qualify as a tax-free reorganization:

•

A U.S. Holder of IVC Europe Warrants and IVC Europe Ordinary Shares that transfers those IVC Europe Securities in exchange for Pubco Warrants and Pubco Ordinary Shares would generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values on the date of the exchange of the Pubco Warrants and Pubco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the IVC Europe Warrants and IVC Europe Ordinary Shares treated as having been exchanged therefor); and (ii) the fair market value on the date of the exchange of the Pubco Warrants received by such holder in such exchange.

•

A U.S. Holder of IVC Europe Warrants that exchanges only IVC Europe Warrants for Pubco Warrants, and does not also exchange IVC Europe Ordinary Shares for Pubco Ordinary Shares, will recognize gain or loss on the warrants’ exchange. The amount of gain or loss will be the excess of the fair market value of the Pubco Warrants received over the U.S. Holder’s tax basis in the IVC Europe Warrants surrendered.

U.S. Holders of IVC Europe Ordinary Shares and IVC Europe Warrants are urged to consult their own tax advisors to determine the tax consequences of the Second Merger, including the consequences if the Second Merger does not qualify as a tax-free reorganization and the application of the PFIC rules to their specific situation in connection with the Second Merger. For a full discussion of the tax consequences of the Second Merger, see the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination” in this proxy statement/prospectus.

Risks Related to Redemptions of IVC Europe Class A Ordinary Shares

If a shareholder fails to receive notice of IVC Europe’s offer to redeem the IVC Europe Class A Ordinary Shares in connection with the Proposed Transactions, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order to validly tender or redeem the IVC Europe Class A Ordinary Shares. For example, shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to either tender their certificates to the transfer agent at least two business days prior to the vote on the proposal to approve the Proposed Transactions, or to deliver their shares to the transfer agent electronically. In the event that a shareholder fails to comply with these or any other procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your IVC Europe Class A Ordinary Shares and/or warrants, potentially at a loss.

IVC Europe Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of the following:

•

the completion of the Proposed Transactions (or an alternative initial business combination if the Proposed Transactions are not consummated for any reason), and then only in connection with those IVC Europe Class A Ordinary Shares that such shareholder properly elected to redeem

•

the redemption of any IVC Europe Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the IVC Europe Articles (i) to modify the substance or timing of IVC Europe’s obligation to allow redemption in connection with IVC Europe’s initial business combination or to redeem 100% of IVC Europe Class A Ordinary Shares if IVC Europe does not complete an initial business combination by December 17, 2023 (unless the time to complete a business combination is extended pursuant to IVC Europe’s amended and restated memorandum and articles of association) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity

•

the redemption of IVC Europe Class A Ordinary Shares if IVC Europe has not completed an initial business combination by December 17, 2023 (unless the time to complete a business combination is extended pursuant to the IVC Europe Articles), subject to applicable law and as further described herein.

Shareholders that redeem their IVC Europe Class A Ordinary Shares in connection with a shareholder vote described in the second bullet point above will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if IVC Europe has not completed the Proposed Transactions by December 17, 2023, with respect to such IVC Europe Class A Ordinary Shares so redeemed. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of IVC Europe Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the IVC Europe Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your IVC Europe Class A Ordinary Shares or IVC Europe Public Warrants, potentially at a loss.

A public shareholder’s decision whether to redeem shares for a pro rata portion of the Trust Account might not put such shareholder in a better future economic position.

No assurance can be given as to the price at which a shareholder may be able to sell Pubco Ordinary Shares in the future following the completion of the Business Combination. Certain events following the consummation the Business Combination may cause an increase in the share price of Pubco Ordinary Shares, and may result in a lower value realized now than a shareholder might realize in the future had the Public Shareholder not elected to redeem their IVC Europe Class A Ordinary Shares. Similarly, if a shareholder does not redeem their shares, such shareholder will bear the risk of ownership of Pubco Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell such Pubco Ordinary Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Any shareholder should consult their own tax and/or financial advisor for assistance on how this may affect their individual situation.

The ability of IVC Europe Public Shareholders to exercise redemption rights with respect to a large number of IVC Europe Class A Ordinary Shares may not allow IVC Europe and OpSec to complete the most desirable business combination or optimize the capital structure of Pubco.

At the time that IVC Europe and OpSec entered into the Business Combination Agreement, they did not know how many shareholders may exercise their redemption rights, and therefore structured the transaction based on their reasonable expectations as to the number of shares that will be submitted for redemption. If a larger number of shares is submitted for redemption than initially expected, the parties may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit the parties’ ability to complete the most desirable business combination available or optimize Pubco’s capital structure.

IVC Europe may be a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem IVC Europe Ordinary Shares.

IVC Europe is a blank check company with no current active business (as determined for purposes of the PFIC rules). Based upon the composition of its income and assets, IVC Europe believes that it was a PFIC in its 2022 taxable year and, if the Proposed Transactions occur, may be a PFIC for the current taxable year. If IVC Europe is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of IVC Europe Ordinary Shares, the U.S. Holder may be subject to adverse U.S. federal income tax consequences upon the redemption of IVC Europe Ordinary Shares and may be subject to additional reporting requirements. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of IVC Europe Ordinary Shares and IVC Europe Warrants. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company” in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	the benefits of the Business Combination

•	costs related to the Business Combination

•

the potential inability of Pubco to meet the initial listing standards of the applicable stock exchange following the Business Combination, including due to excessive redemptions of IVC Europe Class A Ordinary Shares by IVC Europe Public shareholders

•	Pubco’s financial performance following the Business Combination

•

the risk that Pubco may be adversely affected by other economic, business and/or competitive factors, or adverse macroeconomic conditions, including inflation, supply chain delays and increasing interest rates

•	the ability to obtain or maintain the listing of Pubco Ordinary Shares or Pubco Warrants on Nasdaq following the Business Combination

•	OpSec’s ability to continue to invest in the research and development of new technologies and processes

•	OpSec’s ability to maintain its current retention rates

•

the demand of OpSec’s customers for OpSec’s products or services, including the possibility of governments or their agencies reducing their demand for OpSec’s products or services or curtailing their funding

•	OpSec’s ability to realize operational improvements from its automation investments

•	the effectiveness and profitability of OpSec’s collaborations and partnerships, its ability to maintain current collaborations and partnerships and enter into new collaborations and partnerships

•

OpSec’s ability to achieve some or all of the operational cost improvements and other benefits that it expects to realize as a result of organic growth, existing or future acquisitions, joint ventures, investments or dispositions, including from the Zacco acquisition

•	estimates regarding future revenue, expenses, capital requirements and need for additional financing

•	estimates of market opportunity for OpSec’s products and services

•	OpSec’s strategic advantages and the impact those advantages may have on future financial and operational results

•	OpSec’s expansion plans and opportunities

•	the potential disruption of OpSec’s management’s time from ongoing business operations due to the Business Combination

•	OpSec’s ability to grow its business in a cost-effective manner

•	OpSec’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others

•	Risks related to trends and developments in the IP/brand optimization, monetization and protection industry

•	the impact of the COVID-19 pandemic, macroeconomic factors and other global events, such as the Russia-Ukraine conflict, on OpSec’s business

•	changes in applicable laws or regulations

•	the outcome of any known and unknown litigation and regulatory proceedings

•	the potential occurrence of a material adverse change with respect to the financial position, performance, operations or prospects of OpSec, Pubco or IVC Europe

•

the expected timing and likelihood of completion of the Business Combination, including the risk that the Business Combination may not close due to one or more closing conditions to the Business Combination in the Business Combination Agreement not being satisfied or waived on a timely basis or otherwise, or that the required approval of the Business Combination Agreement and related matters by the shareholders of IVC Europe may not be obtained.

•	other risks and uncertainties, including those listed in this proxy statement/prospectus in the section entitled “Risk Factors.”

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and are based on potentially inaccurate assumptions. Forward-looking statements are not guarantees of future performance. The risks outlined above and others described in the section titled “Risk Factors” in this proxy statement/prospectus are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the results of operations, financial condition, liquidity and the development of IVC Europe, OpSec and Pubco, the industry OpSec operates in and risks relating to the Business Combination. New risks can emerge from time to time, and it is not possible to predict all such risks, nor can it be assessed the impact of all such risks on OpSec’s business or to the extent which any such risks or combinations of risks and other factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these results and uncertainties, you should not rely on forward-looking statements as a prediction of actual results.

Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. None of IVC Europe, OpSec or Pubco undertakes any obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks described in the reports filed by IVC Europe (prior to the Merger Closing) or Pubco (after the Merger Closing) from time to time with the SEC after the date of this proxy statement/prospectus.

THE EXTRAORDINARY GENERAL MEETING OF IVC EUROPE SHAREHOLDERS

The IVC Europe Extraordinary General Meeting

IVC Europe is furnishing this proxy statement/prospectus to shareholders of IVC Europe as part of the solicitation of proxies by the IVC Europe Board for use at the Extraordinary General Meeting to be held on                 , 2023. This proxy statement/prospectus is first being furnished to shareholders of IVC Europe on or about                 , 2023. This proxy statement/prospectus provides shareholders of IVC Europe with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting will be held on                 , 2023 at 10:00 a.m., New York time, virtually via live webcast and at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York New York 10022. As a matter of Cayman Islands law, there must be a physical location for the meeting. Shareholders of IVC Europe will be able to attend the Extraordinary General Meeting remotely, vote and submit questions during the Extraordinary General Meeting by visiting                  and entering their control number assigned by Continental.

Purpose of the IVC Europe Extraordinary General Meeting

At the Extraordinary General Meeting, IVC Europe will ask the shareholders of IVC Europe to vote in favor of the following proposals:

•

the Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adopt the Business Combination Agreement and approve the Business Combination contemplated by the Business Combination Agreement

•	the Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve the Merger of IVC Europe with Merger Sub II as contemplated by the Business Combination Agreement

•

the Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Extraordinary General Meeting, IVC Europe would not have been authorized to consummate the Business Combination.

Recommendation of the IVC Europe Board

After careful consideration and based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, the IVC Europe Board has unanimously determined that the Business Combination Proposal is advisable and in the commercial interests of IVC Europe and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” an Adjournment Proposal if presented at the Extraordinary General Meeting.

The Adjournment Proposal will only be presented to shareholders of IVC Europe in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting of IVC Europe to approve the Business Combination Proposal or the Merger Proposal at the Extraordinary General Meeting. If the Adjournment Proposal is presented at the Extraordinary General Meeting, the IVC Europe Board believes that the Adjournment Proposal is advisable and in the commercial interests of IVC Europe, its shareholders and unanimously recommends that its shareholders vote “FOR” each of the Adjournment Proposal.

When you consider the recommendation of the IVC Europe Board in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, you should keep in mind that the Initial IVC Europe Shareholders, as well as IVC Europe’s directors and officers, have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•	The Initial IVC Europe Shareholders have agreed not to redeem any IVC Europe Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

•

The Sponsor paid an aggregate of $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $                based on the closing price of the IVC Europe Class A Ordinary Shares of $                 on Nasdaq on                 , 2023, the Record Date. On November 3, 2021, the Sponsor sold 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith, 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively.

•

The Initial IVC Europe Shareholders own 8,625,000 IVC Europe Class B Ordinary Shares, which shares would become worthless if IVC Europe does not complete a business combination within the applicable time period, because the Initial IVC Europe Shareholders waived any right to redemption with respect to these shares.

•

The Sponsor paid an aggregate $16.7 million for its 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities), which have more advantageous terms than those of the IVC Europe Public Warrants and will expire worthless if a business combination is not consummated within the Combination Period. The IVC Europe Private Placement Warrants had an estimated aggregate market value of $                 based on the closing price of $                per IVC Europe Public Unit on Nasdaq on                 , the Record Date.

•

The Initial IVC Europe Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination, assuming no existing IVC Europe Public Shareholder exercises redemption rights, the Pubco Options are not exercised and the Sponsor’s obligation under the Backstop Agreement is not triggered.

•	The Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement.

•

An affiliate of the Sponsor has entered into Loans with IVC Europe in an aggregate amount of $4.2 million to fund working capital and monthly contributions to the Trust Account until the Business Combination. Up to $2.0 million of such loans is convertible into IVC Europe Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. If IVC Europe does not consummate an initial business combination by the Outside Date, the loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. See the section titled “Information about IVC Europe — Sponsor Loans” in the proxy statement/prospectus.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Accordingly, the economic interests of the Sponsor diverge from the economic interests of the IVC Europe Public Shareholders, because the Sponsor will realize a gain on its investment from the completion of any business combination, while the IVC Europe Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share. Thus, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating IVC Europe. See the sections titled “Risk Factors — The Proposed Transactions constitute related-party transactions. Additionally, the Initial IVC Europe Shareholders and IVC Europe’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. Such interests include that the Sponsor, as well as IVC Europe’s executive officers and directors, will lose their entire investments in us if the Proposed Transactions are not completed.” and “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in this proxy statement/prospectus.

•

If the Trust Account is liquidated, including in the event IVC Europe is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IVC Europe to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share, or such lesser per share amount as in the Trust Account on the liquidation date, by the claims of prospective target businesses with which IVC Europe has entered into an acquisition agreement or claims of any third party for services rendered or products sold to IVC Europe, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	The current directors and officers of IVC Europe will continue to be indemnified and will continue to have directors’ and officers’ liability insurance after the Business Combination.

•

IVC Europe’s officers and directors are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on IVC Europe’s behalf. However, if IVC Europe fails to consummate a business combination within the required time period, they will not have any claim against the Trust Account for reimbursement. Accordingly, IVC Europe will not be able to reimburse these expenses if the Proposed Transactions or another business combination, are not completed within the required time period. The Sponsor and IVC Europe’s officers and directors will lose their entire investment in IVC Europe and will not be reimbursed for fees due or out-of-pocket expenses if the Business Combination is not consummated by the Outside Date. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no fees due or outstanding out-of-pocket expenses for which the Sponsor and IVC Europe’s officers and directors are awaiting reimbursement.

•	The New Registration Rights Agreement and OpSec Shareholder Lock-Up Agreements will be entered into by Pubco, the Sponsor, and the OpSec Shareholders.

•

OpSec is currently a portfolio company managed by ITSF, an affiliate of Investcorp Holdings B.S.C.(c), which also indirectly owns the Sponsor. After the Business Combination, ITSF will continue to hold a controlling economic and voting interest in OpSec.

•

Investcorp Funding Limited (“IFL”), an affiliate of the Sponsor, has entered into loans with OpSec in an aggregate amount of $4.7 million to enable OpSec to pay a dividend of the same amount to ITSF, which permitted ITSF to pay interest due on a credit facility between ITSF and Investec. The liability for repaying each of the loans was novated from OpSec to ITSF pursuant to certain deeds of novation, which hold that ITSF may settle the loan by directing Pubco to issue or transfer such number of Pubco Ordinary Shares that ITSF would otherwise be entitled to receive pursuant to the Business Combination Agreement to IFL as represents the value of the loans, respectively. In addition to the above loans, IFL has also entered into a loan agreement with OpSec for a principal amount of $10.0 million. The loan will be repaid by Pubco using a portion of the proceeds received by Pubco from of the Proposed Transactions. The date of repayment is to be the earlier of (i) the date of a written demand for repayment by IFL to OpSec and (ii) such other date as may be agreed between IFL and OpSec. If OpSec does not consummate an initial business combination by the Outside Date, the loans will be repaid on such date to be mutually agreed between ITSF and IFL. See the section titled

“Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in the proxy statement/prospectus.

•	IVC Europe plans to designate Michael Mauer and Pam Jackson as directors of Pubco following the Business Combination.

•	After the consummation of the Business Combination, directors or members of IVC Europe’s management team who remain with Pubco may receive equity grants under the Pubco Incentive Plan.

•

Hazem Ben-Gacem, who is an officer and director of IVC Europe, has previously served on the board of Orca Bidco and indirectly through an affiliate, entered into certain investment agreements with OpSec, pursuant to which he holds a 1.33% stake in ITSF, the majority shareholder of OpSec.

•

Pam Jackson, who is a director of IVC Europe and will serve on the board of directors of Pubco following the completion of the Proposed Transactions, and Hazem Ben-Gacem and Peter McKellar, who are officers and directors of IVC Europe, are directors of Investcorp Capital Plc. Investcorp Capital Plc is (a) an indirect, 100% shareholder of ITV Limited, which is the general partner of Investcorp Technology Secondary Fund 2018 GP Limited Partnership, which in turn is the general partner of ITSF, (b) an indirect holder of a 1.94% interest in ITSF, and (c) under common control with the Sponsor by Investcorp Holdings B.S.C.(c). Upon consummation of the Proposed Transactions, Hazem Ben-Gacem and Peter McKellar will step down from the IVC Europe Board.

•

The Sponsor has an aggregate dollar amount of $20,770,450 at risk dependent on the consummation of the Proposed Transactions, which includes: (a) $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $                 based on the closing price of the IVC Europe Class A Ordinary Shares of $ on Nasdaq on the Record Date; (b) $16.7 million for the purchase of 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities); and (c) $4.2 million in loans to IVC Europe to fund working capital and monthly contributions to the Trust Account until the Business Combination. No out-of-pocket expenses incurred by IVC Europe’s directors and officers connection with certain activities on IVC Europe’s behalf remain outstanding. On November 3, 2021, the Sponsor sold an aggregate of 1,287,917 IVC Europe Class B Ordinary Shares for $154,550, or approximately $0.12 per share, to the following individuals, respectively: (a) 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith worth approximately $86,250; (b) 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar worth approximately $57,500, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, each worth approximately $3,600, respectively. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively. Additionally, the Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement. See the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Ancillary Documents — Backstop Agreement” in the proxy statement/prospectus for more information.

These interests may influence IVC Europe’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

IVC Europe has fixed the close of business on                 , 2023, as the “Record Date” for determining the number of shareholders of IVC Europe entitled to notice of and to attend and vote at the Extraordinary General

Meeting. As of the close of business on the Record Date, there were                 IVC Europe Ordinary Shares outstanding and entitled to vote. Each IVC Europe Ordinary Share is entitled to one vote per share at the Extraordinary General Meeting on each of the proposals at the Extraordinary General Meeting.

Pursuant to the Insider Letter Agreement, the Initial IVC Europe Shareholders have agreed to vote the 8,625,000 IVC Europe Class B Ordinary Shares and any additional IVC Europe Ordinary Shares purchased after the IVC Europe IPO in favor of the Business Combination Proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the Extraordinary General Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of all the outstanding IVC Europe Ordinary Shares entitled to vote constitutes a quorum at the Extraordinary General Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to IVC Europe but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Merger Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of each of the Business Combination Proposal and the Adjournment Proposal (if presented) will require an “ordinary resolution” as a matter of Cayman Islands law and, therefore, each of the aforementioned proposals require the affirmative vote of the holders of a majority of the issued IVC Europe Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. If any of the condition precedent proposals are not approved, then only the Adjournment Proposal will be presented to the shareholders for a vote. Approval of each of the condition precedent proposals is cross-conditioned on the approval of the other condition precedent proposals. Approval of the Adjournment Proposal is not conditioned on any the approval of any other proposal.

The approval of the Merger Proposal will require a “special resolution” as a matter of Cayman Islands law.

Voting Your Shares

Each IVC Europe Ordinary Share that you own in your name entitles you to one vote. Your one or more proxy cards shows the number of IVC Europe Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are three ways to vote your IVC Europe Ordinary Shares at the Extraordinary General Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the IVC Europe Board “FOR” the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way IVC Europe can be sure that the broker, bank or nominee has not already voted your shares.

You Can Virtually Attend the Extraordinary General Meeting and Vote Virtually. You will be able to attend the Extraordinary General Meeting remotely, vote and submit questions during the Extraordinary General Meeting by visiting                  and entering your control number assigned by Continental.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Share Ownership of and Voting by IVC Europe Directors and Officers

As of the date of this proxy statement/prospectus, the IVC Europe Board and IVC Europe’s officers beneficially own an aggregate of 1,545,500 IVC Europe Class B Ordinary Shares. Each current director and officer has agreed to vote their IVC Europe Class B Ordinary Shares in favor of the Business Combination Proposal and the Merger Proposal.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date.

•	You may notify IVC Europe in writing before the Extraordinary General Meeting that you have revoked your proxy.

•	You may attend the Extraordinary General Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your IVC Europe Ordinary Shares, you may call IVC Europe’s proxy solicitor Morrow Sodali LLC of 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 or at (800) 662-5200.

Redemption Rights

Holders of IVC Europe Class A Ordinary Shares may seek to redeem their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Extraordinary General Meeting, but no later than 5:00 p.m. (New York time) on                 , 2023 (two business days prior to the Extraordinary General Meeting) by (i) (a) checking the box on the proxy card or (b) submitting your request in writing to the SPAC Redemption Team of Continental, at the address listed at the end of this section; and (ii) delivering your share certificates (if any) together with the redemption notice and redemption forms to Continental physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or share certificates (if any) together with the redemption notice and redemption forms delivered electronically. If you do not submit a written request and deliver your share certificates, redemption notice and redemption forms as described above, your shares will not be redeemed. Holders of outstanding IVC Europe Public Units must separate the underlying IVC Europe Class A Ordinary Shares and IVC Europe Warrants prior to exercising their rights with respect to the IVC Europe Class A Ordinary Shares. See the section titled “Questions and Answers about the Proposed Transactions—If I am an IVC Europe Public Unit holder, can I exercise redemption rights with respect to my Units?” in this proxy statement/prospectus. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering the share certificate (if any) together with the redemption notice and redemption forms through the DWAC system. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder of the shares being redeemed.

Any shareholder holding IVC Europe Class A Ordinary Shares may demand that IVC Europe redeem such shares for cash in an amount equal to a pro rata portion of the cash in the Trust Account (which was $10.86 per share as of September 30, 2023), calculated as of two business days prior to the anticipated consummation of the Business Combination. Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, under Cayman Islands law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of existing IVC Europe Public Shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights. IVC Europe’s Sponsor, officers and directors will not have redemption rights with respect to any IVC Europe Ordinary Shares owned by them, directly or indirectly.

If you wish to exercise your redemption rights but initially do not check the box on the proxy card providing for the exercise of your redemption rights and do not send a written request to IVC Europe to exercise your redemption rights, you may request that IVC Europe send you another proxy card on which you may indicate your intended vote or your intention to exercise your redemption rights. You may make such request by contacting IVC Europe at the phone number or address listed elsewhere in this proxy statement/prospectus.

Any request for redemption, once made by a holder of IVC Europe Class A Ordinary Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting. If you deliver your share certificates (if any) together with the redemption notice and redemption forms for redemption to IVC Europe’s transfer agent and later decide prior to the Extraordinary General Meeting not to elect redemption conversion, you may request that IVC Europe’s transfer agent return the shares (physically or electronically). You may make such request by contacting IVC Europe’s transfer agent at the phone number or address listed elsewhere in this proxy statement/prospectus.

Any corrected or changed proxy card or written demand of redemption rights must be received by IVC Europe prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) together with the redemption notice and redemption forms have been delivered (either physically or electronically) to IVC Europe’s transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.

If a holder of IVC Europe Class A Ordinary Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, IVC Europe will redeem these shares for cash in an amount equal to a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your IVC Europe Ordinary Shares for cash and will not be entitled to Pubco Ordinary Shares with respect to your IVC Europe Ordinary Shares upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of IVC Europe Class A Ordinary Shares who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the cash in the Trust Account. In such case, IVC Europe will promptly return any share certificates (if any) together with the redemption notice and redemption forms delivered by IVC Europe public holders and such holders may only share in the assets of the Trust Account upon the liquidation of IVC Europe. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors.

If you are a holder of IVC Europe Class A Ordinary Shares and you exercise your redemption rights, it will not result in the loss of any IVC Europe Public Warrants that you may hold. Your IVC Europe Public Warrants will be exchanged for Pubco Warrants, with each warrant exercisable for one Pubco Ordinary Share at a purchase price of $11.50 upon consummation of the Business Combination.

The closing price of the IVC Europe Class A Ordinary Shares on the Record Date was $                . The cash held in the Trust Account on such date was approximately $                million ($                per share). Prior to exercising redemption rights, shareholders should verify the market price of the IVC Europe Class A Ordinary Shares as they may receive higher proceeds from the sale of their IVC Europe Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption price. IVC Europe cannot assure its shareholders that they will be able to sell their IVC Europe Class A Ordinary Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

None of the holders of IVC Europe Public Units or IVC Europe Public Warrants have appraisal rights in connection with the Business Combination under the Companies Act. Shareholders of IVC Europe are entitled to give notice to IVC Europe prior to the Extraordinary General Meeting that they wish to exercise appraisal rights in connection with the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of their shares of IVC Europe if they follow the procedures set out in the Companies Act (as summarized below). It is IVC Europe’s view that such fair market value would equal the amount that shareholders of IVC Europe would obtain if they exercise their redemption rights as described herein.

In essence, that procedure for shareholders of IVC Europe to exercise dissention rights under the Companies Act is as follows: (i) the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Shareholders of IVC Europe who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

Proxy Solicitation Costs

IVC Europe is soliciting proxies on behalf of the IVC Europe Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. IVC Europe and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. IVC Europe will bear the cost of the solicitation, and IVC Europe’s directors, officers and employees will not be paid any additional amounts for soliciting proxies.

IVC Europe has engaged Morrow Sodali to assist in the solicitation of proxies for the Extraordinary General Meeting. IVC Europe has agreed to pay Morrow Sodali a fee of $             plus disbursements. IVC Europe will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnity its affiliates against certain claims, liabilities, losses, damages and expenses.

IVC Europe will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. IVC Europe will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

General

Holders of IVC Europe Ordinary Shares are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. IVC Europe shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. See the section titled “— The Business Combination Agreement and Related Agreements” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because IVC Europe is holding a shareholder vote on the Business Combination, IVC Europe may consummate the Business Combination only if it is approved by an ordinary resolution.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination. Capitalized terms used in this section but not defined have the meanings ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Structure of the Proposed Transactions

On April 25, 2023, IVC Europe, Pubco, Merger Sub I, Merger Sub II, OpSec, Orca Midco, Orca Bidco and the OpSec Shareholders entered into the Business Combination Agreement.

Prior to the completion of the Proposed Transactions, Pubco will be wholly owned by Dr. Selva Selvaratnam, the CEO of Orca Bidco, who is not a U.S. citizen or resident.

Pursuant to the terms of the Business Combination Agreement: (i) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding OpSec Ordinary Shares in exchange for (a) Pubco Ordinary Shares, and (b) an aggregate amount in cash equal to $10.0 million and (c) the right to receive additional Pubco Ordinary Shares if a share price target is met or a change of control of Pubco takes place within ten years of Second Merger Effective Time; (ii) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec shall cease and Merger Sub I shall continue as the surviving company; and (iii) following the First Merger, IVC Europe will merge with and into Merger Sub II, as a result of which, at the Second Merger Effective Time:

•	the separate corporate existence of Merger Sub II shall cease and IVC Europe shall continue as the surviving company

•

at the Second Merger Effective Time, the issued and outstanding IVC Europe Public Units will be automatically detached, and the holder thereof will be deemed to hold one IVC Europe Class A Ordinary Share and one-half of an IVC Europe Warrant

•	the issued and outstanding IVC Europe Class A Ordinary Shares shall be exchanged for Pubco Ordinary Shares

•	the issued and outstanding IVC Europe Class B Ordinary Shares shall be sold and transferred to Pubco in exchange for Pubco Ordinary Shares

•

the IVC Europe Warrants outstanding shall cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrant and will instead be assumed by Pubco and automatically converted into Pubco Warrants to purchase an equal number of Pubco Ordinary Shares.

In addition, except as otherwise described in this proxy statement/prospectus, OpSec Options held by the OpSec Option Holders (to the extent not previously forfeited) will convert into Pubco Options of substantially equivalent value and on substantially equivalent terms and status as regards vesting, exercise, indemnities and other provisions relating to tax as the OpSec Options. The Pubco Options will otherwise continue to be subject to the same terms and conditions as applied to the OpSec Options so converted except for terms rendered inoperative by reason of the consummation of the Proposed Transactions or for any appropriate administrative or ministerial changes. Notwithstanding the foregoing, certain OpSec Options held by OpSec Option Holders subject to taxation in the United States will not be converted into Pubco Options, but will instead (to the extent not previously forfeited) be canceled and cashed out for an amount in cash for each OpSec Option so canceled equal to the “spread value,” if any, between $1.82 (the value of an OpSec share underlying the OpSec Options as implied by the transactions described in this proxy statement/prospectus) and the exercise price applicable to such OpSec Option. The aggregate amount of such cashout is estimated to be $1.2 million. OpSec will use commercially reasonable efforts to cause the OpSec Option Holders whose OpSec Options are cashed out to direct that 50% of their after-tax proceeds from such cash-out be used to subscribe for Pubco Ordinary Shares.

Consideration

Each IVC Europe Public Unit outstanding immediately prior to the Second Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one IVC Europe Class A Ordinary Share and one-half of an IVC Europe Warrant, which underlying securities shall be converted as set forth below and in accordance with the terms and conditions of the Business Combination Agreement.

At the Second Merger Effective Time, by virtue of the Second Merger and without any further action required on the part of any Party or the holders of securities of the IVC Europe or Merger Sub II:

•

IVC Europe Class A Ordinary Shares: Each IVC Europe Class A Ordinary Share issued and outstanding immediately prior to the Second Merger Effective Time (after giving effect to redemptions) shall be exchanged for one Pubco Ordinary Share.

•

IVC Europe Warrants: Each IVC Europe Warrant outstanding immediately prior to the Second Merger Effective Time shall cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrant and will be exchanged for a warrant to purchase one Pubco Ordinary Share. Each of the Pubco Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the IVC Europe Public Warrants.

Concurrently with the Second Merger and after giving effect to the Share Cancellation described below, the Sponsor will sell and transfer to Pubco, and Pubco will purchase, the outstanding IVC Europe Class B Ordinary Shares in exchange for an equal number of Pubco Ordinary Shares and immediately after the Second Merger Effective Time each such IVC Europe Class B Ordinary Share will be converted into an IVC Europe Class A Ordinary Share.

Any forfeiture of shares of a Cayman Islands exempted company described in this proxy statement/ prospectus will take effect as a surrender of shares for no consideration of such shares as a matter of Cayman Islands law. Any share dividends of a Cayman Islands exempted company described in this proxy statement/ prospectus will take effect as share capitalizations as a matter of Cayman Islands law. Any share capitalization of a Cayman Islands exempted company described in this proxy statement/prospectus will take effect as an issuance of shares from share premium as a matter of Cayman Islands law.

In connection with the Share Contribution, the OpSec Shareholders will receive, in aggregate: (i) 23,577,550 Pubco Ordinary Shares; (ii) an aggregate amount in cash equal to $10.0 million; and (iii) the right to receive in aggregate an additional 1,277,550 OpSec Earnout Shares upon the satisfaction of either of the following conditions (each, “Triggering Event”):

•

if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period or

•	if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time there is a change of control of Pubco.

Closing

The Share Contribution Closing will occur on the third business day following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, as discussed further in the section entitled “— Closing Conditions” below (other than those conditions that by their nature are to be fulfilled (i) at the Share Contribution Closing, but subject to the satisfaction or waiver of such conditions; (ii) at the First Merger Closing; or (iii) at the Second Merger Closing), or at such other date as IVC Europe, Pubco and OpSec may agree in writing. Subject to the consummation of the Share Contribution Closing and the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than (i) those conditions that by their nature are to be fulfilled at the First Merger Closing, but subject to the satisfaction or waiver of such conditions; and (ii) those conditions that by their nature are to be fulfilled at the Second Merger Closing) the First Merger Closing will occur on the same day as, but immediately following, the Share Contribution Closing. Subject to the consummation of the Share Contribution Closing and the First Merger Closing and the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be fulfilled at the Second Merger Closing, but subject to the satisfaction or waiver of such conditions) the Second Merger Closing will occur on the same day as, but immediately following, the First Merger Closing.

Each of the Share Contribution Closing, First Merger Closing and Second Merger Closing shall take place virtually by telephone or video conference and/or through the electronic exchange of transaction document or at such other place or form as IVC Europe, Pubco and OpSec may agree in writing, and at such times on the Share Contribution Closing Date and the date of the Merger Closing as IVC Europe, Pubco and OpSec agree in writing.

Warranties

The Business Combination Agreement contains warranties of IVC Europe, Pubco, Merger Sub, Merger Sub II, OpSec and the shareholders of OpSec party thereto, certain of which are qualified by materiality and may be further modified and limited by certain disclosure schedules. See the section titled “— Material Adverse Effect” below. The warranties of IVC Europe are also qualified by the information included in IVC Europe’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement.

Warranties of IVC Europe

IVC Europe has made representations and warranties to OpSec, Pubco, Merger Sub I, Merger Sub II, Orca Midco, Orca Bidco and the OpSec Shareholders relating to, among other things, organization and standing, authorization and standing, governmental approvals, non-contravention, capitalization, SEC filings, financial statements, internal controls, absence of certain changes, compliance with laws, actions, orders and permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with affiliates, Investment Company Act, JOBS Act, finders and brokers, certain business practices, insurance, information supplied, the Trust Account, investigation, warranties, and litigation.

Warranties of Pubco, Merger Sub I, and Merger Sub II

Pubco, Merger Sub I, and Merger Sub II have made representations and warranties to IVC Europe, OpSec, Orca Midco, Orca Bidco and the OpSec Shareholders relating to, among other things, organization and standing, authorization and binding agreement, governmental approvals, non-contravention, Pubco’s capitalization, Merger Sub’s capitalization, activities, finders and brokers, Investment Company Act, information supplied, taxes and returns, certain subscription agreements that may be entered into by and between IVC Europe, Pubco and investors, pursuant to which the investors would agree to purchase securities of Pubco, investigation, warranties, and litigation.

Warranties of OpSec, Orca Midco, and Orca Bidco

OpSec, Orca Midco, and Orca Bidco have made representations and warranties to IVC Europe and Pubco relating to, among other things, organization and standing, authorization and binding agreement, capitalization, governmental approvals, non-contravention, financial statements, absence of certain changes, compliance with laws, company permits, litigation, material contracts, intellectual property, information technology systems, taxes and returns, real property, personal property, title and sufficiency of assets, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, data protection and cybersecurity, certain business practices, customers and suppliers, Investment Company Act, finders and brokers, information supplied, the Zacco acquisition, investigation, and warranties.

Warranties of the OpSec Shareholders

The OpSec Shareholders have made representations and warranties to IVC Europe, Pubco, Merger Sub I, Merger Sub II, and OpSec relating to, among other things, organization and standing, authorization and binding agreement, ownership, governmental approvals, non-contravention, no litigation, investment warranties, finders and brokers, information supplied, investigation, and warranties.

Survival of Warranties

No representation, warranty or covenant of Pubco, Merger Sub I, Merger Sub II, IVC Europe, OpSec, Orca Midco, Orca Bidco, or the OpSec Shareholders contained in the Business Combination Agreement or in any other Ancillary Document (including, in each case, all schedules and exhibits thereto and all certificates, documents and instruments furnished pursuant thereto) will survive the Share Contribution Closing, except that fraud claims will survive the Second Merger Closing indefinitely.

Material Adverse Effect

Pursuant to the Business Combination Agreement, a “Material Adverse Effect” means, with respect to any specified Person, any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (i) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole;

or (ii) does or would reasonably be expected to prevent or materially adversely affect the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by the Business Combination Agreement; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect pursuant to clause (i) has occurred: (a) war (whether or not declared), acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (b) earthquakes, hurricanes, tornados, tsunamis, pandemics or other natural or man-made disasters; (c) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (d) changes or proposed changes in IFRS or other applicable accounting principles (or any interpretation thereof) after the date of the Business Combination Agreement; (e) general, global, national, regional, state or local economic, regulatory, political or social conditions, or conditions generally affecting the credit, debt, securities or financial markets (including changes in interest or exchange rates); (f) events or conditions generally affecting the industries and markets in which such Person or any of its Subsidiaries operates; (g) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Material Adverse Effect; (h) changes attributable to the public announcement or pendency of the Proposed Transactions (including the impact thereof on relationships with customers, suppliers or employees); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (a), (b), (c), (d), (e) or (f) above materially and disproportionately adversely affect the business, assets, financial condition or results of operations of such Person or any of its Subsidiaries relative to similarly situated persons in the industries and jurisdictions in which such Person or any of its Subsidiaries conducts its operations, then such impact may be taken into account in determining whether a Material Adverse Effect has occurred.

Covenants and Agreements

Conduct of Business by OpSec, Orca Midco, Orca Bidco and OpSec Shareholders

OpSec has agreed that, from the date of the Business Combination Agreement until the earlier of termination of the Business Combination Agreement and the Merger Closing (the “Interim Period”), except as otherwise expressly contemplated by the terms of the Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable law, OpSec will, and will cause the subsidiaries: (i) to conduct their respective businesses, in all material respects, in the ordinary course of business; and (ii) comply with all laws applicable to the subsidiaries and their respective businesses, assets and employees.

During the Interim Period, OpSec has also agreed, except as otherwise explicitly contemplated by the terms of Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable law, without the prior written consent of IVC Europe (which consent will not be unreasonably withheld, conditioned or delayed), not to, and to cause its subsidiaries not to:

•	amend, waive or otherwise change, in any respect, its organizational documents or

•

other than issuances of shares pursuant to exercises of OpSec Options or intercompany issuances, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, in each case other than in the ordinary course of business of OpSec where recruitment involves these being offered or

•

other than issuances of shares pursuant to exercise of OpSec Options, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities or

•

incur, create, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $4.0 million individually or $8.0 million in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person in excess of $4.0 million individually or $8.0 million in the aggregate or

•

except (i) as required pursuant to the terms of any benefit plan in effect on the date of the Business Combination Agreement; or (ii) as required by applicable law (a) increase the wages, salaries or compensation of its employees other than in the ordinary course of business for employees with annual target cash compensation of less than $300,000, (b) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth in the Target Companies Disclosure Schedules or in the ordinary course of business, (c) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any benefit plan in effect on the date of the Business Combination Agreement, (d) establish any trust or take any other action to secure the payment of any compensation payable by OpSec, (e) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any company benefit plan with, for or in respect of any current consultant, officer, manager, director or employee other than as set forth in the Target Companies Disclosure Schedules in connection with the transactions contemplated under the Business Combination Agreement, (f) hire any employee or engage an independent contractor (who is a natural person) with annualized compensation greater than or equal to $300,000 or (g) terminate the employment of any employee with an annual base salary greater than $300,000 other than for cause or in the ordinary course of business or

•

unless required by applicable law, (i) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body, other than as required pursuant to a collective bargaining agreement for purposes of annual salary increases for unionized employees subject to collective bargaining; or (ii) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the OpSec Group or

•

make, amend, or change any material claim, election, or disclaimer relating to taxes, settle or otherwise compromise any action relating to material taxes, file any amended income or other material tax return, surrender any right to claim a refund of material taxes accrued in the ordinary course of business, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return) or enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any governmental authority or

•

other than in the ordinary course of business, (i) sell, transfer or license any intellectual property to any Person, other than immaterial licenses; (ii) abandon, withdraw, dispose of, permit to lapse or fail to preserve any company registered intellectual property (other than in connection with non-material company registered intellectual property the maintenance of which is uneconomic); or (iii) disclose any trade secrets owned or held by OpSec Group to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations or

•

other than in the ordinary course of business, terminate, or waive or assign any material right under, any company material contract or enter into any contract that would be a company material contract or

•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business or

•	establish any subsidiary or enter into any material new line of business that requires capital investment exceeding $5.0 million or

•

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect in a manner materially detrimental to OpSec Group or

•

except in accordance with PCAOB preparedness and Section 404 of the Sarbanes-Oxley Act, revalue any of its material assets or make any change in accounting methods, principles or practices, other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or U.S. securities laws or

•

waive, release, assign, settle or compromise any claim or action (including any action relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $1.0 million (individually or in the aggregate), or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the consolidated company financial statements, as applicable or

•	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities other than in the ordinary course of business or

•

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business or

•

make any capital expenditures in excess of $1.0 million (individually for any project (or set of related projects) or $5.0 million in the aggregate), other than in respect of any capitalized software development capital expenditure that does not exceed 20% of the Target Companies’ current budget or

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or

•	enter into, amend, breach or terminate any company real property lease other than in the ordinary course of business or

•

voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2.0 million in the aggregate, other than pursuant to the terms of a company material contract or other contract not required to be disclosed as a company material contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business or in accordance with the terms of this provision during the Interim Period, or pursuant to a company benefit plan, in each case other than in the ordinary course of business of OpSec or

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of or create a lien over any material portion of its properties, assets or rights, other than licensing of intellectual property in the ordinary course of business or

•

other than in connection with the Orca Executive Share Option Plan 2015, enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of OpSec Group, in each case other than in the ordinary course of business accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business or

•

enter into any contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any Ancillary Document or

•

enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business) or

•

authorize or agree (whether in writing or orally) to do any of the foregoing actions or authorize or agree (whether in writing or orally) any action or omission that would result in any of the foregoing.

Additionally, during the Interim Period, except as expressly contemplated the terms of the Business Combination Agreement, including the schedules thereto, without the prior written consent of IVC Europe, the OpSec Shareholders may not sell, transfer or dispose of, or create any lien over, any securities of OpSec owned by the OpSec Shareholders, and, to the extent possible within their capacity as OpSec Shareholders (including through the exercise of voting rights and by requiring directors of the OpSec Group nominated for appointment by them): (i) cause the OpSec Group to comply with the covenants described above; and (ii) cause the OpSec Group not to take any action, or commit or agree to take any action, that would be prohibited by the covenants described above.

Conduct of Business by IVC Europe

IVC Europe has agreed that, during the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable law, IVC Europe shall: (i) conduct its business, in all material respects, in the ordinary course of business; and (ii) comply with all laws applicable to IVC Europe and its business, assets and employees.

During the Interim Period, IVC Europe has also agreed, except as contemplated by the terms of the Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable Law, or as consented to by OpSec in writing (which consent will not be unreasonably withheld, conditioned or delayed), not to:

•	amend, waive or otherwise change, in any respect, its organizational documents or

•

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities or

•

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities or

•

incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2.0 million in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person (provided, that this provision shall not prevent IVC Europe from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Proposed Transactions from the Sponsor) or

•	amend, waive or otherwise change the Trust Agreement or

•	terminate, waive or assign any material right under any material agreement to which it is a party or

•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business or

•	establish any Subsidiary or enter into any new line of business or

•

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect or

•

revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting IVC Europe’s outside auditors or

•

waive, release, assign, settle or compromise any claim or action (including any action relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, IVC Europe) not in excess of $100,000 (individually or in the aggregate) or

•

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business or

•	make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2.0 million in the aggregate (excluding for the avoidance of doubt, incurring expenses or

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Second Merger) or

•

voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2.0 million in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business or in accordance with the terms of this provision during the Interim Period or

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights or

•	enter into any agreement, understanding or arrangement with respect to the voting of its equity securities or

•

make, amend, or change or rescind any material claim, election, or disclaimer relating to taxes, settle or otherwise compromise any action relating to material taxes, file any amended income or other material tax return, surrender any right to claim a refund of material taxes accrued in the ordinary course of business, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return), or enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any governmental authority or

•	authorize or agree to do any of the foregoing actions.

Conduct of Business by Pubco, Merger Sub I and Merger Sub II

Pubco, Merger Sub I and Merger Sub II have agreed that, during the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement or any Ancillary Document, or as required by applicable law, each of Pubco, Merger Sub I and Merger Sub II shall conduct its business, in all material respects, in the ordinary course of business.

Pubco, Merger Sub I and Merger Sub II have also agreed, except as contemplated by the terms of the Business Combination Agreement or any Ancillary Document or as required by applicable law, during the Interim Period, or as consented to by IVC Europe in writing (which consent will not be unreasonably withheld, conditioned or delayed), not to:

•	amend, waive or otherwise change, in any respect, its organizational documents or

•

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities or

•

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities or

•

incur, create, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any Person or

•	establish any subsidiary or enter into any new line of business or

•

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case or

•	make any capital expenditures or

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or

•	enter into any agreement, understanding or arrangement with respect to its voting of equity securities or

•	authorize or agree to do any of the foregoing actions.

Other Covenants of OpSec

Pursuant to the Business Combination Agreement, OpSec has agreed, among other things, to:

•

During the period from the Relevant Date and continuing until the earlier of the termination of the Business Combination Agreement in accordance or the Share Contribution Closing, without the prior written consent of IVC Europe (such consent not to be unreasonably withheld, conditioned or delayed), OpSec shall, and shall cause the other Target Companies (i) to manage their respective working capital in the ordinary course of business; and (ii) not to (a) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (b) make a loan or advance to or investment in any third party (other than advancement of expenses or loans to employees in the ordinary course of business) or (c) guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business.

•

Deliver to IVC Europe and Pubco as soon as reasonably practicable following the date of the Business Combination Agreement a true and complete copy of (i) the audited consolidated financial statements (including any related notes thereto) of OpSec for the fiscal years ended March 31, 2023 and 2022, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by Grant Thornton (or such other internationally recognized audit firm as is reasonably acceptable to IVC

Europe), and (ii) pro forma financial statements in respect of OpSec as of and for the year ended March 31, 2021, prepared in accordance with IFRS and the PCAOB standards.

•

Deliver to IVC Europe and Pubco as soon as reasonably practicable following the date of the Business Combination Agreement (i) a true and complete copy of the audited consolidated statement of financial positions and statements of comprehensive income, changes in equity and cash flows (including any related notes thereto) of Zacco for the fiscal years ended of as of December 31, 2022, audited by KPMG (or such other internationally recognized audit firm as is reasonably acceptable to IVC Europe); and (ii) such pro forma consolidated financial statements of OpSec, taking into account the Zacco Acquisition, as may be required to be included in the Registration Statement pursuant to applicable Law.

•

While it is in possession of such material non-public information, it shall not purchase or sell any securities of IVC Europe, communicate such information to any third party, take any other action with respect to IVC Europe in violation of such laws, or cause or encourage any third party to do any of the foregoing.

Other Covenants of IVC Europe

Pursuant to the Business Combination Agreement, IVC Europe has agreed during the Interim Period, among other things, to:

•

keep current and timely file all of its public filings with the SEC and otherwise comply with applicable securities laws and use reasonable endeavors prior to the Second Merger to maintain the listing of the IVC Europe Class A Ordinary Shares, the IVC Europe Public Warrants and the IVC Europe Public Units on Nasdaq

•	keep OpSec and the OpSec Shareholders periodically informed of the total amount of deferred and accrued expenses of IVC Europe from time to time

•

consult with OpSec and the OpSec Shareholders (who, however, shall have no veto rights) each time the total amount of such expenses exceeds any of the monetary thresholds set out in the Business Combination Agreement and schedules thereto.

Other Covenants of Pubco

Pursuant to the Business Combination Agreement, Pubco has agreed, among other things, to:

•	appoint, with effect from the Second Merger Closing, seven members to the Pubco Board, four of whom will be appointed by OpSec and IVC Europe

•	prior to the Share Contribution Closing, approve and, subject to approval of the shareholders of Pubco, adopt an equity incentive plan

•

while it is in possession of such material non-public information, not to purchase or sell any securities of IVC Europe, communicate such information to any third party, take any other action with respect to IVC Europe in violation of such laws, or cause or encourage any third party to do any of the foregoing.

Other Covenants of the OpSec Shareholders

Pursuant to the Business Combination Agreement, the OpSec Shareholders have agreed, while they are in possession of such material non-public information, they shall not purchase or sell any securities of IVC Europe, communicate such information to any third party, take any other action with respect to IVC Europe in violation of such laws, or cause or encourage any third party to do any of the foregoing.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements made among the various parties, including that each of the parties will use its reasonable endeavors, and will cooperate fully with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making any filing or application required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

Furthermore, the Business Combination Agreement contains additional customary covenants and agreements among the various parties pertaining to, among other matters:

•	the preparation and filing of this registration statement on Form F-4 and the proxy statement/prospectus included herein (and any amendments and supplements)

•

the Extraordinary General Meeting and approval of the Business Combination Proposal by IVC Europe’s shareholders, including (i) based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, the IVC Europe Board recommendation that IVC Europe’s shareholders approve the proposals; and (ii) IVC Europe’s ability to make one or more successive postponements or adjournments of the Extraordinary General Meeting of IVC Europe if necessary or desirable in the reasonable determination of IVC Europe

•	exclusivity with respect to the transactions contemplated by the Business Combination Agreement and matters relating to alternative transactions

•	confidentiality and public announcements and other communications regarding the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby and related matters

•

give notice to the other parties as promptly as practicable to such party of facts, circumstances and conditions which, among other things, would, or would reasonably be expected to cause any conditions to each of the Merger Closing and Share Contribution Closing to not be satisfied, or the satisfaction of certain conditions to be delayed

•	termination of certain agreements, if applicable

•	director and officer indemnification.

Closing Conditions

The consummation of the Proposed Transactions is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions summarized below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Proposed Transactions may not be consummated. There can be no assurance that the parties to the Business Combination Agreement will waive any such provisions therein.

Conditions to the Obligations of Each Party

The obligations of each Party to consummate the Proposed Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by OpSec and IVC Europe of the following conditions:

•

The IVC Europe shareholder approval matters that are submitted to the vote of shareholders of IVC Europe at the Extraordinary General Meeting in accordance with the proxy statement shall have been approved by the requisite vote of shareholders of IVC Europe at the Extraordinary General Meeting in accordance with the proxy statement and the applicable provisions of the Companies Act.

•

No governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Proposed Transactions illegal or which otherwise prevents or prohibits consummation of the Proposed Transactions.

•

The registration statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the registration statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

•	The Pubco Ordinary Shares and Pubco Warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

Conditions to the Obligations of Pubco, Merger Sub I and Merger Sub II

The obligations of Pubco, Merger Sub I and Merger Sub II to consummate the Proposed Transactions are subject to the satisfaction or written waiver (by OpSec) of the following conditions:

•

All of the representations and warranties in the Business Combination Agreement of (i) IVC Europe relating to organization and standing, authorization and finders and brokers); (ii) the Target Companies relating to organization and standing), authorization, subsidiaries and finders and brokers); and (iii) the OpSec Shareholders relating to organization and standing, authorization and finders and brokers, will in each case be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

•

The representations and warranties in the Business Combination Agreement of (i) IVC Europe relating to capitalization; (ii) the Target Companies relating to capitalization; and (iii) the OpSec Shareholders relating to ownership, will be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

•

All of the other representations and warranties of IVC Europe, the Target Companies and the OpSec Shareholders set forth in the Business Combination Agreement, in each case, without giving effect to any qualifications or limitations as to materiality or material adverse effect, will be true and correct on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for (i) those that address matters only as of a particular date (which representations and warranties shall have been true correct as of such date); and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect, Target Company Material Adverse Effect or material adverse effect on, or with respect to, an OpSec Shareholder’s ability to consummate the Transactions, as applicable.

•

Each of IVC Europe, OpSec and the OpSec Shareholders having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Share Contribution Closing Date.

•	No SPAC Material Adverse Effect or Target Company Material Adverse Effect shall have occurred that is continuing.

•

IVC Europe having delivered to Pubco a certificate, duly executed by an authorized officer of the IVC Europe, dated as of Share Contribution Closing Date, confirming that certain conditions set out the Business Combination Agreement having been satisfied.

•

OpSec having delivered to IVC Europe a certificate, duly executed by an authorized officer of OpSec, dated as of Share Contribution Closing Date, confirming that certain conditions set out in the Business Combination Agreement have been satisfied by OpSec.

The OpSec Shareholders shall have delivered to Pubco and IVC Europe and Pubco shall have delivered to IVC Europe and the OpSec Shareholders, copies of the documents required by the Business Combination Agreement.

Conditions to the Obligations of OpSec, Orca Midco, Orca Bidco and the OpSec Shareholders

The obligations of OpSec and the OpSec Shareholders to consummate the Proposed Transactions are subject to the satisfaction or written waiver (by OpSec) of the following conditions:

•

All of the representations and warranties in the Business Combination Agreement of (i) IVC Europe relating to organization and standing), authorization, and finders and brokers; and (ii) Pubco, Merger Sub I and Merger Sub II relating to organization and standing, authorization and finders and brokers), will in each case be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

•

The representations and warranties in the Business Combination Agreement of (i) IVC Europe relating to capitalization; and (ii) Pubco and the Merger Subs relating to capitalization, will be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

•

All of the other representations and warranties of IVC Europe, Pubco, Merger Sub I and Merger Sub II set forth in the Business Combination Agreement, in each case, without giving effect to any qualifications or limitations as to materiality or material adverse effect, will be true and correct on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been true correct as of such date); and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect or material adverse effect on, or with respect to, Pubco, Merger Sub I and Merger Sub II, taken together, as applicable.

•

Each of IVC Europe, Pubco, Merger Sub I, and Merger Sub II will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Share Contribution Closing Date.

•	No SPAC Material Adverse Effect will have occurred that is continuing.

•

IVC Europe will have delivered to OpSec and the OpSec Shareholders a certificate, duly executed by an authorized officer of the IVC Europe, dated as of Share Contribution Closing Date, confirming that the conditions set out in the Business Combination Agreement having been satisfied.

•

Pubco will have delivered to OpSec and the OpSec Shareholders a certificate, duly executed by an authorized officer of the Pubco, dated as of Share Contribution Closing Date, confirming that the conditions set out in the Business Combination Agreement having been satisfied.

•

Pubco will have delivered to IVC Europe and the OpSec Shareholders copies of the documents listed in f the Business Combination Agreement and IVC Europe shall have delivered to the OpSec Shareholders and Pubco copies of the documents listed in the Business Combination Agreement.

Conditions to the Obligations of IVC Europe

The obligations of IVC Europe, Pubco, Merger Sub I and Merger Sub II to consummate the Proposed Transactions are subject to the satisfaction or written waiver (by IVC Europe) of the following conditions:

•

All the representations and warranties in the Business Combination Agreement of (i) Pubco, Merger Sub I and Merger Sub II relating to organization and standing, authorization and finders and brokers; (ii) the Target Companies relating to organization and standing, authorization, subsidiaries and finders and brokers; and (iii) the OpSec Shareholders relating to organization and standing, authorization and finders and brokers) will in each case be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

•

The representations and warranties in the Business Combination Agreement of (i) Pubco, the Merger Subs, and the Target Companies relating to capitalization; and (ii) the OpSec Shareholders relating to ownership, shall, in each case, will be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

•

All of the other representations and warranties of Pubco, Merger Sub I, Merger Sub II, the Target Companies and the OpSec Shareholders set forth in the Business Combination Agreement, in each case, without giving effect to any qualifications or limitations as to materiality or material adverse effect, will be true and correct on and as of the date of the Business Combination Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for (i) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date); and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Material Adverse Effect or material adverse effect on, or with respect to, Pubco, Merger Sub I and Merger Sub II, taken together, or a material adverse effect on, or with respect to, an OpSec Shareholder’s ability to consummate the Transactions, as applicable.

•

Pubco, Merger Sub I, Merger Sub II, OpSec and the OpSec Shareholders will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Share Contribution Closing Date.

•	No Target Company Material Adverse Effect shall have occurred that is continuing.

•

OpSec will have delivered to IVC Europe a certificate, duly executed by an authorized officer of OpSec, dated as of Share Contribution Closing Date, confirming that the conditions set out in the Business Combination Agreement have been satisfied by OpSec.

•

Pubco will have delivered to IVC Europe a certificate, duly executed by an authorized officer of Pubco, dated as of Share Contribution Closing Date, confirming that the conditions set out in the Business Combination Agreement have been satisfied by OpSec.

•

The OpSec Shareholders shall have delivered to Pubco and IVC Europe, and Pubco shall have delivered to IVC Europe and the OpSec Shareholders, copies of the documents required by the Business Combination Agreement.

Conditions to the Obligations of Merger Sub I and OpSec to Consummate the First Merger

The obligations of Merger Sub I to consummate the First Merger shall in all respects be subject to the satisfaction or written waiver by Merger Sub I of the following conditions:

•	the Share Contribution Closing having occurred

•

the conditions set forth in the Business Combination Agreement with respect to OpSec having been satisfied (replacing for purposes of this provision the phrase “Share Contribution Closing Date” with “First Merger Closing Date”).

The obligations of OpSec to consummate the First Merger shall in all respects be subject to the satisfaction or written waiver by OpSec of the following conditions:

•	the Share Contribution Closing having occurred

•

the conditions set forth in the Business Combination Agreement with respect to Merger Sub I having been satisfied (replacing for purposes of this provision the phrase “Share Contribution Closing Date” with “First Merger Closing Date”).

Conditions to the Obligations of Pubco, Merger Sub II and IVC Europe to Consummate the Second Merger

The obligations of Pubco and Merger Sub II to consummate the Second Merger shall in all respects be subject to the satisfaction or written waiver by Pubco of the following conditions:

•	the Share Contribution Closing and the First Merger Closing having occurred

•

the conditions set forth in the Business Combination Agreement with respect to IVC Europe having been satisfied (replacing for purposes of this provision the phrase “Share Contribution Closing Date” with “Second Merger Closing Date”)

•	the holders of IVC Europe Class B Ordinary Shares having delivered to Pubco copies of the documents required by the Business Combination Agreement

•	to the extent required under the Sponsor Support Agreement, the escrow agreement referenced therein having been executed and delivered by the parties thereto.

The obligations of IVC Europe to consummate the Second Merger shall in all respects be subject to the satisfaction or written waiver by IVC Europe of the following conditions:

•	the Share Contribution Closing and the First Merger Closing having occurred

•

the conditions set forth in the Business Combination Agreement with respect to Pubco and Merger Sub II having been satisfied (replacing for purposes of this provision the phrase “Share Contribution Closing Date” with “Second Merger Closing Date”).

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Share Contribution Closing as follows:

•	by mutual written consent of IVC Europe and OpSec

•

by written notice by either IVC Europe or OpSec to the other if any of the closing conditions set forth in the Business Combination Agreement have not been satisfied or waived by December 17, 2023 (the “Outside Date”); provided, however, that to the extent the SPAC Business Combination Deadline is extended to a subsequent date pursuant to the Business Combination Agreement, then such subsequent date shall be deemed to be the Outside Date; provide, further, however, that the right to terminate the

Business Combination Agreement under such provision of the Business Combination Agreement shall not be available to a party if the breach or violation by such party or its affiliates (or with respect to OpSec, the OpSec Shareholders) of any warranty, covenant or obligation under the Business Combination Agreement was the proximate cause of, or proximately resulted in, the failure of the Share Contribution Closing to occur on or before the Outside Date

•

by written notice by either IVC Europe or OpSec to the other if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement under such provision shall not be available to a party if the failure by such party or its affiliates (or with respect to OpSec, the OpSec Shareholders) to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority

•

by written notice by OpSec to IVC Europe if (i) there has been a material breach by IVC Europe, Pubco, Merger Sub I or Merger Sub II of any of its warranties, covenants or agreements contained in the Business Combination Agreement, or if any warranty of IVC Europe, Pubco, Merger Sub I or Merger Sub II shall have become untrue or materially inaccurate, in each case which would result in a failure of a closing condition of OpSec or the OpSec Shareholders set forth in the Business Combination Agreement to be satisfied (treating the Second Merger Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (a) twenty (20) business days after written notice of such breach or inaccuracy is provided to IVC Europe by OpSec or (b) the Outside Date; provided, that OpSec shall not have the right to terminate the Business Combination Agreement under such provision of the Business Combination Agreement if at such time any of OpSec or the OpSec Shareholders is in material uncured breach of the Business Combination Agreement which would result in a failure of any closing condition of IVC Europe set forth in the Business Combination Agreement from being satisfied

•

by written notice by IVC Europe to OpSec if (i) there has been a material breach by OpSec or the OpSec Shareholders of any of their respective warranties, covenants or agreements contained in the Business Combination Agreement, or if any warranty of such parties shall have become untrue or inaccurate, in each case which would result in a failure of a closing condition of OpSec of the OpSec Shareholders set forth in the Business Combination Agreement to be satisfied (treating the Second Merger Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (a) twenty (20) business days after written notice of such breach or inaccuracy is provided to OpSec by IVC Europe or (b) the Outside Date; provided, that IVC Europe shall not have the right to terminate the Business Combination Agreement under such provision of the Business Combination Agreement if at such time IVC Europe, Pubco, Merger Sub I or Merger Sub II is in material uncured breach of the Business Combination Agreement which would result in a failure of any closing condition of OpSec or the OpSec Shareholders set forth in the Business Combination Agreement from being satisfied

•

by written notice by either IVC Europe or OpSec to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, IVC Europe’s shareholders have duly voted, and the required IVC Europe shareholders approval was not obtained

•	by written notice from OpSec to IVC Europe if the IVC Europe recommendation is publicly withdrawn, modified, or changed in any manner that is adverse to OpSec or the OpSec Shareholders approvals.

Upon termination of the Business Combination Agreement, the Business Combination Agreement will become null and void and of no further force and effect (other than certain customary provisions that will survive a termination) and there shall be no liability on the part of any party to another party thereto (other than liability for any willful or material breach of the Business Combination Agreement or any fraud claim by a party occurring prior to the termination of the Business Combination Agreement).

Specific Performance

Each party to the Business Combination Agreement shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of the Business Combination Agreement and to seek to enforce specifically the terms and provisions thereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Fees and Expenses

Unless otherwise provided for in the Business Combination Agreement or the Sponsor Support Agreement, all expenses incurred in connection with entering into the Business Combination Agreement or the Transactions shall be paid by the party incurring such expenses; provided, that if the Share Contribution is consummated, all third-party expenses of the Target Companies and the OpSec Shareholders incurred in connection with entering into the Business Combination Agreement or the Transactions shall be borne by Pubco.

Amendments

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by IVC Europe, Pubco, OpSec, and the OpSec Shareholders.

Governing Law; Jurisdiction

The Business Combination Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the state of New York. The parties irrevocably agree that the courts of the state of New York and the United States District Court for the Southern District of the State of New York shall have exclusive jurisdiction to hear, determine and settle any disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

Ancillary Documents

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the ancillary documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. IVC Europe shareholders and other interested parties are urged to read such ancillary documents in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.

Backstop Agreement

On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Sponsor, IVC Europe, OpSec and Pubco entered into the Backstop Agreement, pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor has committed to purchase, prior to the Second Merger Closing, Pubco Securities, in a private placement, for an aggregate purchase price not to exceed $50.0 million, to backstop certain redemptions by the IVC Europe Public Shareholders should the amount of funds held in the Trust Account (after giving effect to redemptions) be less than $100.0 million.

Insider Letter Agreement

On April 25, 2023, concurrently with the execution of the Business Combination Agreement, IVC Europe and the Initial IVC Europe Shareholders entered into an amendment to that certain Insider Letter Agreement, dated as of December 14, 2021, by and among IVC Europe and the Initial IVC Europe Shareholders, pursuant to which, among other things, the Insider Letter Agreement was amended to reduce period of time during which the Initial IVC Europe Shareholders have agreed not to transfer their Pubco Ordinary Shares issued in respect of the exchange of their IVC Europe Class B Ordinary Shares.

OpSec Shareholder Lock-Up Agreements

At the Share Contribution Closing, the OpSec Shareholders and Pubco shall enter into the OpSec Shareholder Lock-Up Agreements, pursuant to which the OpSec Shareholders agree, subject to customary exceptions, not to transfer their Pubco Ordinary Shares during the period commencing on the date of the Share Contribution Closing and ending on the earlier of (i) the date that is nine months after the Share Contribution Closing; and (ii) the date on which Pubco undergoes a change of control.

New Registration Rights Agreement

At the Second Merger Closing, Pubco shall enter into the New Registration Rights Agreement with the Initial IVC Europe Shareholders and the OpSec Shareholders. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the OpSec Shareholders may demand at any time or from time to time that Pubco file a registration statement with the SEC to register the Pubco Securities held by the OpSec Shareholders. The New Registration Rights Agreement will also (i) provide the OpSec Shareholders with “piggy-back” registration rights, subject to certain requirements and customary conditions and (ii) terminate the registration rights agreement, dated as of December 14, 2021, between IVC Europe and the Sponsor.

Warrant Assignment, Assumption and Amendment Agreement

In connection with the Transactions, at or prior to the Second Merger Effective Time, IVC Europe, Pubco and Continental will enter into the Warrant Assignment, Assumption and Amendment Agreement, which amends the Warrant Agreement, pursuant to which, among other things, (i) IVC Europe will assign to Pubco, and Pubco will assume, all of IVC Europe’s right, title and interest in and to the Warrant Agreement and (ii) each IVC Europe Warrant shall be modified to no longer entitle the holder thereof to purchase IVC Europe Class A Ordinary Shares and instead acquire an equal number of Pubco Ordinary Shares.

Sponsor Support Agreement

On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Sponsor Members, Pubco and IVC Europe entered into the Sponsor Support Agreement, pursuant to which, among other things, (1) the Initial IVC Europe Shareholders agreed (a) to vote all IVC Europe Ordinary Shares held by such Initial IVC Europe Shareholder in favor of the Business Combination Agreement and the Transactions, (b) that 50% of the Pubco Ordinary Shares held by such Initial IVC Europe Shareholders as of immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation shall be placed in escrow pursuant to an escrow agreement to be mutually agreed upon, by and among the Initial IVC Europe Shareholders, Pubco and a mutually agreed upon escrow agent (the “Sponsor Earnout Shares”) and (c) to abstain from exercising any redemption rights in connection with the redemption of any IVC Europe Class A Ordinary Shares, and (2) the Sponsor further agreed to (a) along with certain other Initial IVC Europe Shareholders, surrender for nil consideration and cancel immediately prior to the Share Contribution, but subject to the consummation of the Second Merger, in aggregate, 2,555,100 IVC Europe Class B Ordinary Shares held by such Initial IVC Europe Shareholders as of immediately prior to the Share Contribution, (b) transfer to the OpSec Shareholders immediately following the Share Contribution, but subject to the consummation of the Second Merger, 2,050,000 IVC Europe Warrants held by the Sponsor and (c) reimburse IVC Europe for IVC Europe’s expenses in excess of $20.0 million on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Such Sponsor Earnout Shares will be released from escrow upon the satisfaction of either of the following conditions:

(i)

if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period or

(ii)	if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time there is a change of control of Pubco.

Organizational Structure

Prior to the Proposed Transactions

The following diagram depicts the organizational structure of Pubco, OpSec and IVC Europe before the Proposed Transactions.

OpSec

[1]

Certain officers of Zacco and Dr. Selvaratnam own an aggregate of 3,794,120 Class B ordinary shares of Orca Midco. It is currently expected that these individuals will exchange their shares for Pubco Ordinary Shares on a date following April 17, 2025 (or such earlier date as may be determined by OpSec).

Pubco

IVC Europe

Simplified Structure Following the Proposed Transactions

The following diagram depicts the organizational structure of IVC Europe, OpSec and Pubco after the Proposed Transactions. It assumes that none of the IVC Europe Public Shareholders redeem their IVC Europe Class A Ordinary Shares in connection with the Proposed Transactions, in which case the Initial IVC Europe Shareholders’ obligations under the Backstop Agreement would not be triggered.

[1]

Certain officers of Zacco and Dr. Selvaratnam own an aggregate of 3,794,120 Class B ordinary shares of Orca Midco. It is currently expected that these individuals will exchange their shares for Pubco Ordinary Shares on a date following April 17, 2025 (or such earlier date as may be determined by OpSec).

The percentages exclude the following:

•	Pubco Ordinary Shares issuable upon the exercise of 33,950,000 Pubco Warrants to be outstanding upon completion of the Proposed Transactions

•	Pubco Ordinary Shares issuable pursuant to the Pubco Incentive Plan

•	Pubco Ordinary Shares underlying the Pubco Options

•	The Sponsor Earnout Shares and OpSec Earnout Shares.

These relative percentages assume: (i) that no existing IVC Europe Public Shareholder exercises their redemption rights; (ii) that no additional equity securities of IVC Europe or Pubco are issued; and (iii) that none of the Pubco Options have been exercised. If the facts are different from these assumptions, the percentage ownership retained by existing shareholders of IVC Europe will be different.

Following the Share Contribution, OpSec (Orca Holdings Limited) will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec will cease and Merger Sub I will continue as the surviving company. Following the First Merger, IVC Europe will merge with and into Merger Sub II, as a result of which, at the Second Merger Effective Time:

•	the separate corporate existence of Merger Sub II will cease and IVC Europe will continue as the surviving company

•

the issued and outstanding IVC Europe Public Units will be automatically detached, and the holder thereof will be deemed to hold one IVC Europe Class A Ordinary Share and one-half of an IVC Europe Warrant

•	the issued and outstanding IVC Europe Class A Ordinary Shares will be exchanged for Pubco Ordinary Shares

•	the issued and outstanding IVC Europe Class B Ordinary Shares will be sold and transferred to Pubco in exchange for Pubco Ordinary Shares, and

•

the outstanding IVC Europe Warrants will cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrants and will instead be assumed by Pubco and automatically converted into Pubco Warrants to purchase an equal number of Pubco Ordinary Shares.

As a result of and upon consummation of the Business Combination, each of IVC Europe and Orca Holdings Limited (after merging with and into Merger Sub I) will become wholly owned subsidiaries of Pubco, and Pubco will become a new public company owned by the prior shareholders of IVC Europe, the prior shareholders of OpSec and shareholders pursuant to the Backstop Agreement.

Charter Documents of Pubco Following the Business Combination

Pursuant to the Business Combination Agreement, upon the Closing of the Business Combination, the Pubco Articles will be amended and restated promptly to:

•	reflect necessary changes and to be consistent with the proposed amended charter

•	make certain other changes that the Pubco Board deems appropriate for a public company.

For a description of the proposed amendments to Pubco’s Articles, see the section titled “Proposal No. 1 — The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association” in this proxy statement/prospectus.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•	the corporate headquarters and principal executive offices of Pubco will be located at 40 Phoenix Road, Washington NE38 0AD, United Kingdom

•	if Pubco’s applications for listing are approved, Pubco Ordinary Shares and Pubco Warrants will be traded on Nasdaq under the symbols “OPSC” and “OPSCW,” respectively.

Background of the Business Combination

On December 17, 2021, IVC Europe closed its IPO of 34,500,000 IVC Europe Public Units, which included the full exercise of the underwriters’ over-allotment option of 4,500,000 IVC Europe Public Units, with each IVC

Europe Public Unit consisting of one IVC Europe Class A Ordinary Share and one-half of one IVC Europe Public Warrant, with each whole IVC Europe Public Warrant exercisable for one IVC Europe Class A Ordinary Share at a price of $11.50 per share. Simultaneously with the closing of the IVC Europe IPO, IVC Europe consummated the sale of 16,700,000 IVC Europe Private Placement Warrants at a price of $1.00 per IVC Europe Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $16.7 million. Following the closing of the IVC Europe IPO, $351.9 million ($10.20 per unit) from the net proceeds of the sale of the IVC Europe Public Units in the IVC Europe IPO and the sale of the IVC Europe Private Placement Warrants was placed in the Trust Account.

Promptly following the IVC Europe IPO, IVC Europe commenced consideration of potential target businesses with the objective of consummating an initial business combination. As disclosed in its IPO prospectus, IVC Europe was particularly focused on opportunities in Western Europe, including the United Kingdom and Northern Europe, and, opportunistically, in Turkey, and on businesses focusing on business services, consumer and lifestyle, niche manufacturing and technology. IVC Europe sought out potential target businesses based on internal research and through the networks of relationships of IVC Europe’s management, the IVC Europe Board and with professional service providers (lawyers, accountants, consultants and investment bankers). IVC Europe educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. IVC Europe also responded to inquiries from investment bankers and other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, IVC Europe’s Board was updated with respect to the status of the business combination search. The input received from IVC Europe’s Board and its directors was material to management’s evaluation of a potential business combination.

From the closing of the IVC Europe IPO through the signing of the Business Combination Agreement on April 25, 2023, representatives of IVC Europe contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities and engaged in discussions with several possible target businesses with respect to potential transactions.

IVC Europe reviewed over 90 target opportunities and engaged in detailed discussions directly with the senior executives, shareholders or sponsors of approximately 20 target opportunities, including OpSec, in a wide range of industry sectors. IVC Europe entered into eight non-disclosure agreements in order to receive further detailed information about these potential targets and conducted preliminary due diligence on several prospective businesses. As part of its acquisition strategy, IVC Europe focused on bilateral discussions with the key decision makers of each of the other potential acquisition targets regarding a potential transaction.

Of the over 90 potential acquisitions identified by IVC Europe, IVC Europe ultimately focused its resources and efforts on three potential targets, including OpSec, that IVC Europe believed, based on the preliminary evaluation and the expertise of its officers and directors, were most suitable for a business combination. The two potential targets other than OpSec were in the luxury hospitality industry (“Company A”) and the food & beverage industry (“Company B”).

Between January 2022 and September 2022, IVC Europe engaged in varying levels of due diligence, evaluation, analysis and discussions with Company A and Company B. This due diligence, evaluation and analysis included review of materials in virtual data rooms, participation in presentations and discussions with such potential business combination targets’ management teams, site visits, review and analysis of market research in the relevant industries, review and analysis of certain financial and operating information of the potential business combination targets and evaluation of other financial metrics and analyses to better understand the valuations and potential growth opportunities of each potential business combination target.

After conducting such due diligence and analysis, IVC Europe was not able to agree on transaction terms with either Company A or Company B, and, accordingly, IVC Europe terminated discussions with Company A and Company B and focused its resources and attention on other potential business combination targets.

In 2010, Investcorp Holdings B.S.C.(c) began acquiring ownership of the OpSec Group in a series of on-market transactions, resulting in 100% ownership by 2016 and a de-listing from the London Stock Exchange. Orca Bidco became a portfolio company of investment funds that Investcorp Holdings B.S.C.(c) owns. In 2019, Investcorp Holdings B.S.C.(c) sold the fund that owns OpSec to HarbourVest, and an affiliate of Investcorp Holdings B.S.C.(c) continued to be the manager of the fund. IVC Europe’s Chairman, Hazem Ben-Gacem, retained an interest in OpSec. See the section titled “Certain Relationships and Related-Party Transactions” in this proxy statement/prospectus.

In August 2022, discussions between IVC Europe and OpSec began regarding a potential business combination. On August 16, 2022, the IVC Europe management team and Peter McKellar, the Vice Chairman of IVC Europe, attended a presentation by the OpSec management team on the OpSec business.

IVC Europe’s evaluation of and discussions with OpSec extended from August 2022 to the signing of the Business Combination Agreement on April 25, 2023. IVC Europe’s due diligence, evaluation and analysis of OpSec included review of materials in a virtual data room, review and analysis of market research in the brand security industry, review and analysis of certain financial and operating information, evaluation of other financial metrics and analyses to better understand the valuation and potential growth opportunities of OpSec, and participation in presentations and discussions with OpSec’s management team.

On September 27 and 30, 2022, Gilbert Kamieniecky, Mouna Sarih, and Roberta Vezzoli, as representatives of OpSec, held conferences with Alptekin Diler, IVC Europe’s Chief Investment Officer, and Michael Mauer, as representative of IVC Europe.

On September 30, 2022, Dr. Selvaratnam, Mr. Kamieniecky and Ms. Vezzoli, as representatives of OpSec, held a conference with representatives of Citi to discuss the Proposed Transactions. Citi asked representatives of OpSec to defer having additional discussions regarding the Proposed Transactions until a letter of intent had been executed.

The IVC Europe Board held a meeting on November 10, 2022 at which Mr. Diler gave an overview of the negotiation status with OpSec, including IVC Europe management’s initial valuation of OpSec at $253 million pre-money enterprise value, which represented 11x expected fiscal year 2023 EBITDA, and then Mr. Diler invited Dr. Selvaratnam, the Chief Executive Officer of OpSec, to join the meeting to present on the business of the OpSec Group and answer questions from the IVC Europe Board. At this IVC Europe Board meeting, Shearman & Sterling gave a presentation on legal considerations for related-party transactions, which recognized that because the Sponsor and ITSF are both affiliates of Investcorp Holdings B.S.C.(c), the Proposed Transactions are related-party transactions for IVC Europe. Given the related-party nature of a potential transaction with OpSec, the IVC Europe Board determined that it was in the best interest of the IVC Europe shareholders to establish an independent special committee to evaluate the Proposed Transactions.

On November 18, 2022, the IVC Europe Board met and evaluated any potential interests the directors had with respect to a potential transaction with OpSec and determined that each of Peter McKellar, Baroness Ruby McGregor-Smith, Pam Jackson, Laurence Ponchaut and Adah Almutairi did not have any material conflicts of interest related to the proposed transaction with OpSec and reconfirmed the independence of Ms. Jackson, Ms. Ponchaut and Ms. Almutairi. The IVC Europe Board approved the establishment of a special committee (the “Special Committee”) of independent and disinterested members of the Board to review and evaluate a proposed business combination with OpSec and designated Ms. Jackson, Ms. Ponchaut and Ms. Almutairi as the members of the Special Committee. The IVC Europe Board delegated to the Special Committee the exclusive power and authority to, among other things, (i) consider whether to pursue the OpSec transaction; (ii) establish and direct the process related to the evaluation of the OpSec transaction; (iii) negotiate all elements of the OpSec transaction; and (iv) retain legal, financial and such other advisors as the Special Committee deemed appropriate to assist the Special Committee in discharging its responsibilities in overseeing the negotiations by IVC Europe management and certain advisors authorized to negotiate the terms of, and the transactions contemplated by, the Business Combination Agreement.

A Special Committee meeting followed the IVC Europe Board meeting on November 18, 2022, at which the Special Committee members appointed Ms. Jackson as the Chair of the Special Committee and discussed the expected terms of the OpSec transaction and potential independent advisors.

On November 18, 2022, IVC Europe entered into a non-disclosure agreement with representatives of OpSec.

On November 29, 2022, at a meeting of the Special Committee, the Special Committee interviewed legal and financial advisors. The Special Committee also considered the negotiation of the Business Combination Agreement and, after analyzing all of the relationships that Baroness Ruby McGregor-Smith, the Chief Executive Officer of IVC Europe, and Peter McKellar, the Vice Chairman of IVC Europe, had relating to the Proposed Transactions, including the belief that they had the appropriate skills to evaluate the Proposed Transactions given their experience and background and concluding that they had no material interest in the Proposed Transactions, resolved to delegate authority to Baroness Ruby McGregor-Smith and Mr. McKellar to negotiate the key terms of the Proposed Transactions on the Special Committee’s behalf, to be discussed and, if appropriate, approved at a later Special Committee meeting.

On December 1, 2022, IVC Europe management held a conference call to discuss the OpSec opportunity, including status updates on the negotiations and concurrent workstreams.

On December 5, 2022, representatives of OpSec held a meeting with representatives of the majority holder of ITSF, OpSec’s majority shareholder, HarbourVest, and obtained HarbourVest’s informal consent to pursue a business combination with IVC Europe.

On December 7, 2022, the Special Committee met and approved the engagement of Maples and Calder (Dubai) LLP (“Maples”), as the Special Committee’s independent Cayman Islands legal counsel, and Duff & Phelps, as the Special Committee’s independent Cayman Islands financial advisor. At that meeting, the Special Committee also discussed proposed terms of a draft non-binding term sheet prepared by IVC Europe management, in connection with Shearman & Sterling, including, among other things, a pre-money enterprise valuation in the range of $230 million to $276 million (consistent with the initial valuation of $253 million pre-money enterprise value as the midpoint), a pre-money equity valuation as adjusted for net debt in the range of $195 million to $241 million, up to 30% of the Sponsor’s economic interest in IVC Europe being shared with OpSec, agreement by the Sponsor to commit up to $50.0 million to backstop of a combination of cash in trust and any potential PIPE offering, and certain post-transaction governance terms. Up to 30% of the Sponsor’s economics being shared with the OpSec Shareholders and the $50.0 million backstop commitment were included by IVC Europe to address concerns expressed by the OpSec Shareholders regarding the dilutive effect of IVC Europe Class B Ordinary Shares and the IVC Europe Private Placement Warrants owned by the Sponsor and to have more certainty around minimum cash levels given uncertainty regarding potential redemptions in connection with the Proposed Transactions and the weak status of the PIPE market. The draft term sheet also provided for a binding mutual 30-day exclusivity period, with such period of exclusivity being automatically renewed for successive 30-day periods if the parties continued to negotiate the transaction. The initial enterprise valuation reflected in this non-binding term sheet was consistent with IVC Europe management’s evaluation of the OpSec business, which was based on management’s analysis of the historical and projected financials of OpSec, the valuations of public companies that are comparable to OpSec, the financial model and other materials provided by OpSec management. At that meeting, the Special Committee approved the proposed terms and directed the IVC Europe management team to continue negotiating the transaction with OpSec. Shearman & Sterling was in attendance at such meeting.

On December 8, 2022, Mr. Diler, a representative of IVC Europe, sent a draft non-binding term sheet reflecting the terms approved by the Special Committee to Gilbert Kamieniecky, a representative of ITSF.

On December 12, 2022, OpSec sent a revised draft of the non-binding term sheet to the Special Committee with the only material change being the inclusion of an additional proviso that the Sponsor’s $50.0 million backstop commitment could be reduced, at the election of the Sponsor, on a dollar-for-dollar basis to the extent that the combination of cash in trust after redemptions, the $50.0 million backstop commitment and any PIPE proceeds is more than $100.0 million.

Between December 8 and December 14, 2022, representatives of IVC Europe and representatives of OpSec exchanged drafts of the non-binding term sheet and held calls to negotiate the terms of the non-binding term sheet in respect of a potential business combination. Over this time, IVC Europe was advised by Shearman & Sterling (acting as legal counsel to IVC Europe and the Sponsor), the Special Committee was advised by Maples (acting as Cayman Islands legal counsel) and Duff & Phelps (acting as financial advisor), and OpSec was advised by Proskauer (acting as legal counsel). Negotiations of the terms of the non-binding term sheet resulted in, among other things, (i) an agreed pre-money enterprise valuation in the range of $230 million to $276 million, (ii) an adjusted equity value in the range of $210 million to $256 million, (iii) 30% of the Sponsor’s IVC Europe Class B Ordinary Shares and 12.5% of the Sponsor’s IVC Europe Private Placement Warrants being given to OpSec (OpSec had requested 30% of each of the Sponsor’s IVC Europe Class B Ordinary Shares and Private Placement Warrants; IVC Europe argued the IVC Europe Class B Ordinary Shares comprised the Sponsor economics and the Private Placement Warrants were merely upside; the parties settled on 30% of the Sponsor’s IVC Europe Class B Ordinary Shares and 12.5% of the Private Placement Warrants), (iv) a $15.0 million cap on transaction expenses to be borne by the surviving public entity (requested by OpSec to limit their expense exposure), with the rest to be borne by the Sponsor, (v) the additional proviso that the Sponsor’s $50.0 million backstop commitment could be reduced, at the election of the Sponsor, on a dollar-for-dollar basis to the extent that the combination of cash in trust after redemptions, the $50.0 million backstop commitment and any PIPE proceeds is more than $100.0 million, (vi) the right of the OpSec Shareholders to receive up to $5.0 million of their consideration in cash (requested by OpSec to satisfy certain intercompany interest payments and other fees) and (vii) agreement that 50% of the Pubco Ordinary Shares held by the Initial IVC Europe Shareholders as of immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation (the “Sponsor Earnout Shares”) would be subject to earnout and become fully vested if, during a ten-year earnout period, the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30-day trading period or in the event that there is a change of control of Pubco.

On December 14, 2022, IVC Europe management held a conference call to discuss the OpSec opportunity, including status updates on the negotiations and concurrent workstreams.

On December 14, 2022, the Special Committee held a meeting to discuss the updated terms and authorized IVC Europe’s management to enter into the updated non-binding term sheet. On December 14, 2022, the OpSec Group and IVC Europe entered into the non-binding term sheet.

On December 16, 2022, Mr. Diler, as representative of IVC Europe, sent Ms. Sarih, as representative of OpSec, a due diligence request list prepared by Shearman & Sterling.

On December 20, 2022, Dr. Selvaratnam, as representative of OpSec, Mr. Diler, Mr. Mauer, and other representatives of IVC Europe, and representatives of Citi held a conference call to discuss the Proposed Transactions.

On January 4, 2023, Dr. Selvaratnam, Ms. Sarih and Mr. Dew, as representatives of OpSec, held a conference with representatives of IVC Europe, Credit Suisse and Citi to discuss potential financial modeling methodologies in connection with the Proposed Transactions. A further conference on the potential financial modeling methodologies was held on January 5, 2023 with the same participants.

On January 6, 2023, IVC Europe sent representatives of Citi the executed non-binding term sheet with respect of the Proposed Transactions. Additionally, on January 6, 2023, Ms. Sarih, Mr. Dew, Dr. Selvaratnam and Ms. Vezzoli, as representatives of OpSec, and Mr. Diler and Mr. Mauer, as representatives of IVC Europe, held a conference to discuss financial reporting in connection with the Proposed Transactions. Following receipt of the executed non-binding term sheet, Credit Suisse (acting as a potential financial advisor and capital markets advisor with respect to IVC Europe) and Citi (acting as a potential capital markets advisor with respect to IVC Europe) began (i) to conduct initial diligence for purposes of initiating their engagement as an advisor, including know-your-client (KYC) and anti-money laundering (AML) procedures, (ii) to negotiate formal engagement letters with IVC Europe and (iii) to provide advice on capital markets strategy, investor meetings and presentations and other matters related to the capital markets, including with respect to market conditions, in connection with the Proposed Transactions.

On January 9, 2023, the Special Committee met and discussed updates from Mr. Diler regarding the progress of workstreams of the Proposed Transactions, including, among other things, discussions with potential investment banks to act as PIPE placement agents.

On January 11, 2023, Mr. Dew, as representative of OpSec, held a conference with representatives of Kroll to discuss a fairness opinion in connection with the Proposed Transactions.

On January 18, 2023, Shearman & Sterling, Maples and Duff & Phelps were provided with access to a virtual data room of OpSec materials and began conducting their respective due diligence reviews of certain of the materials contained therein, including information and documents relating to governance, financial, tax, related-party transactions and other matters.

On January 20, 2023, a representative of Shearman & Sterling, legal advisor to IVC Europe, forwarded a draft of a proposed indemnity agreement with Credit Suisse to a representative of Proskauer, legal advisor to OpSec. Because the indemnity terms were covered by the engagement letter entered into on April 24, 2023, by and between IVC Europe and Credit Suisse (as further discussed below) the proposed indemnity agreement was not entered into.

On January 23, 2023, the Special Committee held a meeting with the IVC Europe management team to discuss updates on the progress of the Business Combination. IVC Europe management, Shearman & Sterling and Maples also attended the meeting.

On January 26, 2023, Baroness McGregor-Smith, as representatives of IVC Europe, held a conference with Mr. Dew to discuss public company readiness and the status of the appointment of OpSec’s auditors.

On January 27, 2023, Mr. Mauer, as representative of IVC Europe, held a conference with Gilbert Kamieniecky, a representative of OpSec, to discuss the proposed indemnity agreement with Credit Suisse.

On January 30, 2023, Mr. Mauer, as representative of IVC Europe, held a further conference with Mr. Kamieniecky, as representative of OpSec, regarding the proposed Credit Suisse indemnity letter.

On February 17, 2023, IVC Europe and OpSec teams held a kick-off organizational call involving a working group with multiple parties including Credit Suisse, Citi, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden,” legal advisor to Credit Suisse and Citi) and Proskauer, aligning the teams on deliverables and timelines towards executing a potential business combination agreement. After the organizational call, the working group continued to hold regular calls to update and establish materials needed to launch the Business Combination.

Between February 7, 2023 and April 21, 2023, representatives of IVC Europe, OpSec, Credit Suisse, Citi, Shearman & Sterling, Proskauer, and Skadden participated in conferences with respect to the Proposed Transactions. The main topics for discussion included an update on the general transaction timeline and process, the structure of the Proposed Transactions, the timing for PIPE capital raising, the audit process, the Business Combination Agreement and other related documentation. Other topics included the division of drafting responsibilities for the transaction documents and an update on legal due diligence.

On February 13, 2023, the Special Committee held a meeting with the IVC Europe management team to discuss updates on the progress of the Business Combination. IVC Europe management, Shearman & Sterling and Maples also attended the meeting.

On February 14, 2023, representatives of IVC Europe sent a due diligence request list to OpSec.

On February 14 and February 15, 2023, Dr. Selvaratnam, Mr. Kamieniecky and Ms. Sarih, as representatives of OpSec, held a conference with Mr. Diler and Mr. Michael Mauer, as representatives of IVC Europe, to discuss certain aspects of the Proposed Transactions, including timing and structure.

On February 15, 2023, ITSF engaged Deloitte Touche Tohmatsu Limited (“Deloitte”) as its tax advisor in connection with the Proposed Transactions.

On February 16, 2023, Credit Suisse and Citi held a business due diligence call with Dr. Selvaratnam and Mr. Dew, as representatives of OpSec, on which Dr. Selvaratnam and Mr. Dew responded to a set of customary due diligence questions regarding OpSec’s business and operations, with Proskauer, Shearman & Sterling and Skadden in attendance. On the same day, Mr. Diler and Mr. Mauer, as representatives of the IVC Europe, and Dr. Selvaratnam and Mr. Dew, as representatives of OpSec, held a conference with representatives of Credit Suisse, Citi, Skadden, Proskauer, and Shearman & Sterling to discuss the transaction structure.

On February 20, 2023, Mr. Dew, Mr. Kamieniecky, and Ms. Sarih, as representatives of OpSec, Mr. Diler and Mr. Mauer, as representatives of IVC Europe, and representatives of Shearman & Sterling, Proskauer, and Deloitte held a conference to discuss the structure of the Proposed Transactions.

On February 20, 2023, Mr. Dew, as representative of OpSec, held a conference with Mr. Diler and Mr. Mauer, as representatives of IVC Europe, and representatives of Grant Thornton, Proskauer, and Shearman & Sterling to discuss the preparation of audited financial statements included as part of this proxy statement/prospectus.

Between February 21, 2023 and April 25, 2023, representatives of IVC Europe and its legal, financial, tax and other advisors, including Shearman & Sterling, Maples, Duff & Phelps and PricewaterhouseCoopers (“PwC”) conducted business, legal, tax and financial due diligence with respect to OpSec. During that time period, Shearman & Sterling and Proskauer exchanged correspondence in respect of the legal due diligence.

On February 21, 2023, Credit Suisse and Citi held an additional business due diligence call with Dr. Selvaratnam and Mr. Dew, as representatives of OpSec, with Proskauer, Shearman & Sterling and Skadden in attendance, on which Dr. Selvaratnam and Mr. Dew responded to a set of customary due diligence questions regarding OpSec’s business and operations.

On February 23, 2023, Mr. Diler and Mr. Mauer, as representatives of IVC Europe, held a conference with Mr. Kamieniecky, as representative of OpSec, to discuss the structure of the Proposed Transactions.

On February 27, 2023, the Special Committee held a meeting with the IVC Europe management team to discuss updates on the progress of the Business Combination. IVC Europe management, Shearman & Sterling and Maples also attended the meeting.

On March 1, 2023, Dr. Selvaratnam, Mr. Dew, Mr. Kamieniecky, Ms. Sarih and Christine Ma, as representatives of OpSec, held a conference with Mr. Diler and Mr. Mauer, as representatives of IVC Europe, and representatives of Proskauer to discuss Grant Thornton’s status as an independent auditor.

On March 1, 2023, Shearman & Sterling circulated the initial draft of the Business Combination Agreement and Sponsor Support Agreement to Proskauer, which, among other things: (i) increased the cap on transaction expenses to be borne by the surviving public entity from $15.0 million to $20.0 million (proposed by IVC Europe and agreed to by OpSec given the higher estimates of IVC Europe’s legal and advisory costs incurred to that point in time) and (ii) provided for the cancellation of 2,555,100 IVC Europe Class B Ordinary Shares, representing the number of IVC Europe Class B Ordinary Shares to be transferred the OpSec Shareholders in accordance with the with the terms of the initial non-binding term sheet, and the issuance of an equal number of Pubco Ordinary Shares to the OpSec Shareholders in connection with the closing of the Business Combination. Between March 1, 2023 and April 23, 2023, Shearman & Sterling and Proskauer exchanged revised drafts of the Business Combination Agreement and the related ancillary agreements. During such period, representatives and advisors for IVC Europe and OpSec engaged in negotiations of such documents, agreements and the terms of the Business Combination. As a result of such negotiations, IVC Europe and OpSec agreed to certain additions and modifications to the transaction terms initially contemplated by the non-binding term sheet, including that (a) 50% of the 2,555,100 Pubco Ordinary Shares to be issued to the OpSec Shareholders in respect of the IVC Europe Class B Ordinary Shares that were to be transferred to the OpSec Shareholders would be vested at the Closing and the remaining 50% of such shares, or 1,277,550 OpSec Earnout Shares, would be subject to the same earnout terms as the Sponsor Earnout Shares held by the Initial IVC Europe Shareholders (IVC Europe proposed to increase from 30% to 50% to account for the Zacco Acquisition, which increased the size of OpSec’s business and increased EBITDA), and (b) the amount of consideration that the OpSec Shareholders would be entitled to receive in cash would be increased to $10.0 million (proposed by OpSec given their higher expected interest payments due to the Zacco Acquisition).

On March 5, 2023, the IVC Europe Board held a meeting to discuss updates in relation to the Business Combination, to discuss and approve the extension of the Business Combination deadline to December 17, 2023 and monthly payments by the Sponsor into the Trust Account in connection with the extension, and to discuss and approve a $2.0 million loan from the Sponsor to IVC Europe to provide additional working capital and fund the extension payments. IVC Europe management, Shearman & Sterling and Maples also attended the meeting.

On March 6, 2023, representatives of OpSec met with representatives of the funds that are limited partners of ITSF (the “HarbourVest Funds”) to obtain formal consent to undertake the Proposed Transactions. The HarbourVest Funds provided such consent in writing thereafter.

Also on March 6, 2023, representatives of OpSec, IVC Europe, Credit Suisse, and Citi held a series of conferences to discuss the drafting of the investor presentation and to understand the modeling of prospective financial information of OpSec.

On March 7, 2023, Mr. Dew, Mr. Clint, and Mr. Currie, as representatives of OpSec, held two conferences with representatives of PwC and KPMG, in its capacity as OpSec’s independent auditor prior to the entering into of the Business Combination Agreement, on which Mr. Dew, Mr. Clint, and Mr. Currie responded to certain customary tax due diligence questions.

On March 8, 2023, IVC Europe retained PwC to conduct financial and tax due diligence.

Between March 8, 2023 and April 24, 2023, representatives from IVC Europe, Shearman & Sterling, Credit Suisse, Citi and Skadden exchanged updated drafts of engagement letters between IVC Europe and Credit Suisse to serve as financial advisor and equity capital markets advisor in connection with the Business Combination and as placement agent for a PIPE and IVC Europe and Citi to serve as capital markets advisor in connection with the Business Combination and as placement agent for a PIPE.

On March 10, 2023 Mr. Dew, Mr. Currie and Mr. Clint, as representatives of OpSec, and representatives of PwC, KPMG, Credit Suisse and Skadden held a conference on which Mr. Dew, Mr. Currie and Mr. Client responded to certain customary tax due diligence questions.

Also on March 10, 2023, Dr. Selvaratnam, Mr. Dew and Mr. Walker, as representatives of OpSec, Mr. Diler and Mr. Mauer, as representatives of IVC Europe, and representatives of Credit Suisse and Citi held a conference to discuss the drafting of the investor presentation.

On March 10, 2023, Citi and Credit Suisse reviewed and commented on the initial draft of the investor presentation with representatives of OpSec and IVC Europe. The parties circulated comments and revised drafts on multiple occasions and held a series of conference calls in order to discuss the drafting thereof between March 10, 2023 and April 26, 2023, at which time the final form of the investor presentation was agreed.

On March 11, 2023, April 6, 2023 and June 26, 2023, Deloitte provided to IVC Europe, OpSec, Proskauer and Shearman & Sterling their draft tax structure paper for the Proposed Transactions and subsequent follow-up calls were held between respective advisers to discuss the tax structure.

On March 13, 2023, the Special Committee held a meeting with the IVC Europe management team to discuss updates on the progress of the Business Combination, and advisers to the Special Committee presented their initial due diligence findings. IVC Europe management, Shearman & Sterling, Maples, PwC and Duff & Phelps also attended the meeting. Shearman & Sterling and PwC presented updates on legal due diligence and tax due diligence, respectively. Duff & Phelps also updated the Special Committee on the status of the fairness opinion.

On March 14, 2023, Mr. Diler, Craig Sinfield-Hain, Baroness McGregor-Smith, as representatives of IVC Europe, attended a due diligence call hosted by Skadden, on which they responded to a series of customary due diligence questions regarding IVC Europe. Also present on the call were representatives of Proskauer, Shearman & Sterling and Credit Suisse. Marcum LLP joined the due diligence call and responded to a series of customary due diligence questions regarding its role as IVC Europe’s independent registered public accounting firm.

On March 14, 2023, IVC Europe held an extraordinary general meeting, with respect to voting on the proposal to extend the date by which IVC Europe must complete its initial business combination from March 17, 2023 to December 17, 2023, among other proposals (the “Proposals”). In connection with the Proposals, holders of 15,494,333 out of 34,500,000 public shares elected to redeem their shares, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the Trust Account was approximately $198.2 million.

On March 15, 2023 and March 17, 2023, Dr. Selvaratnam, Mr. Dew, Mr. Walker, Ms. Sarih and Ms. Ma, as representatives of OpSec, held conferences with Mr. Diler and Mr. Mauer, as representatives of IVC Europe, and representatives of Credit Suisse and Citi to discuss the drafting of the investor presentation.

On March 20, 2023, Mr. Dew, as representative of OpSec, attended a conference with representatives of Skadden, Shearman and Proskauer to discuss the Proposed Transactions.

On March 23, 2023, representatives of OpSec attended a series of due diligence conference calls hosted by Skadden, on which the representatives of OpSec responded to due diligence questions concerning intellectual property, cybersecurity, environmental concerns, independent contractors and employment, and legal and regulatory. Also present on the conference call were representatives of Proskauer, Shearman & Sterling, Citi and Credit Suisse.

On March 27, 2023, the Special Committee held a meeting with the IVC Europe management team to discuss updates on the progress of the Business Combination. IVC Europe management, Shearman & Sterling and Maples also attended the meeting.

On March 28, 2023, Dr. Selvaratnam and Mr. Dew, as representatives of OpSec, attended a financial and business due diligence call with representatives of Citi, Shearman & Sterling and Skadden, on which they responded to a series of customary due diligence questions regarding OpSec’s business and operations.

On March 30, 2023, Dr. Selvaratnam and Mr. Dew, as representatives of OpSec, held a conference with Mr. Diler and Mr. Mauer, as representatives of IVC Europe, to discuss the announcement of the Proposed Transactions.

On April 5, 2023, Dr. Selvaratnam, Mr. Dew, Kevin Fraser, Mr. Walker Ms. Sarih and Ms. Ma, as representatives of OpSec, held a conference with Mr. Diler and Mr. Mauer, as representatives of IVC Europe, and representatives of ICR to discuss the Proposed Transactions.

On April 6, 2023, Mr. Diler, as representative of IVC Europe, held a conference with representatives of PwC and Deloitte to discuss tax issues related to the Proposed Transactions.

On April 6, 2023, representatives of OpSec attended a conference with representatives of Duff & Phelps regarding Duff & Phelps’ review of OpSec for purposes of its financial analyses.

On April 11, 2023, representatives of IVC Europe, OpSec, Citi, Credit Suisse, Proskauer, Shearman & Sterling, and Skadden attended a conference to discuss the status of the Business Combination Agreement.

Between April 11, 2023 and April 20, 2023, the parties exchanged updated drafts of the Business Combination Agreement and related agreements, as well as updated drafts of the investor presentation.

On April 17, 2023, the OpSec Group completed its acquisition of Zacco, which resulted in an increase to the pre-money enterprise valuation of the OpSec Group of $94.5 million, resulting in a post-money enterprise valuation of the OpSec Group of $426.0 million. The completion of the Zacco acquisition did not result in an adjustment to the pre-money equity valuation of the OpSec Group.

On April 20, 2023, the Special Committee held a meeting to obtain diligence updates from advisors to the Special Committee. Shearman & Sterling presented legal due diligence findings, PwC presented financial and tax due diligence findings, and Duff & Phelps reviewed with the Special Committee its preliminary financial analyses with respect to OpSec and the proposed Business Combination. Representatives from Shearman & Sterling also provided a summary of the key terms and conditions of the proposed Business Combination, a summary of the principal transaction documents and an update on negotiations related thereto. Maples (as Cayman Islands legal counsel to the Special Committee) was also in attendance at the meeting.

On April 21, 2023, representatives of OpSec, IVC Europe, Citi, Credit Suisse, Proskauer, Shearman & Sterling, and Skadden attended a conference to discuss the status of the Business Combination Agreement and the investor presentation.

Also on April 21, 2023, Mr. Dew, as representative of OpSec, Mr. Diler, as representative of IVC Europe, and representatives of Citi and Credit Suisse held a conference to discuss the Proposed Transactions.

On April 22, 2023, Dr. Selvaratnam, Mr. Dew, Mr. Kamieniecky and Ms. Sarih, as representatives of OpSec, held a conference with Mr. Diler and Mr. Mauer, as representatives of IVC Europe, to discuss the Proposed Transactions.

Also on April 22, 2023, Mr. Dew, as representative of OpSec, met with representatives of Citi to discuss the Proposed Transactions.

The Special Committee met on April 23, 2023, with representatives of Shearman & Sterling, Maples, and Duff & Phelps in attendance. At the meeting, representatives of Shearman & Sterling and Maples reviewed the terms of the Business Combination Agreement. Representatives of Shearman & Sterling also reviewed with the Special Committee their fiduciary duties in the context of the proposed Business Combination. Representatives of Duff & Phelps reviewed with the Special Committee Duff & Phelps’ financial analyses of OpSec and the proposed Business Combination. Thereafter, at the request of the Special Committee, representatives of Duff & Phelps rendered Duff & Phelps’s Opinion, dated April 23, 2023, to the Special Committee to the effect that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the exchange ratio provided for in the Second Merger pursuant to the Business Combination Agreement, after giving effect to the Related Transactions, was fair, from a financial point of view, to the holders of IVC Europe Class A Ordinary Shares other than the Initial IVC Europe Shareholders and their affiliates. After discussion among the members of the Special Committee, the Special Committee noted that it had evaluated and overseen the negotiations by IVC Europe management and certain advisors authorized to negotiate the terms of, and the transactions contemplated by the, Business Combination Agreement, and unanimously declared it advisable and in the commercial interests of IVC Europe and its shareholders that IVC Europe enter into the Business Combination and Ancillary Documents and recommended that the IVC Europe Board and the shareholders of IVC Europe approve the Proposed Transactions.

The IVC Europe Board subsequently met on April 23, 2023 and IVC Europe’s management team presented to the IVC Europe Board an overview of the Proposed Transactions (including the potential benefits and the risks related thereto), the key terms of the definitive documentation related thereto, and the due diligence process and findings with respect to OpSec, including a brief summary of the key findings from the due diligence review conducted by representatives and advisors of IVC Europe.

The verbal presentation provided to the IVC Europe Board on April 23, 2023 was derived from financial, legal and tax due diligence that IVC Europe’s management team conducted on OpSec and included: (i) a review of OpSec’s historical financials and projected financials; (ii) OpSec’s agreements with its strategic partners and their commitment to OpSec; (iii) commercial and market research conducted by IVC Europe Management; (iv) discussions with OpSec’s management and investors; (v) certain qualitative and quantitative evaluations of OpSec by IVC Europe’s management team; (vi) a review of Duff & Phelps’ fairness opinion commissioned by the Special Committee; and (vii) the valuations of public companies that are comparable to OpSec in order to assist the IVC Europe Board in confirming the reasonableness of the consideration being paid. No other advisors to the Proposed Transactions assisted in the preparation of such presentation. Prior to the meeting on April 23, 2023, the IVC Europe Board had been provided with substantially final forms of the proposed Business Combination Agreement and other related ancillary documents, as well as a summary of the key terms of the Business Combination Agreement prepared by Shearman & Sterling.

Based on the factors cited in the section titled“— Reasons for the Approval of the Proposed Transaction” in this proxy statement/prospectus at the meeting of the IVC Europe Board on April 23, 2023, and on the unanimous recommendation of the Special Committee, the IVC Europe Board then unanimously adopted, among other resolutions, resolutions: (i) determining that it is advisable and in the commercial interests of IVC Europe and its shareholders to enter into the Business Combination Agreement and the ancillary agreements and the transactions contemplated by each of the foregoing; (ii) approving the execution and delivery of the Business Combination Agreement and ancillary agreements and approving IVC Europe’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary agreements to which IVC Europe is a party; and (iii) recommending the adoption and approval of the Business Combination Proposal and the other proposals described herein by the shareholders of IVC Europe. Shearman & Sterling, Maples, and, at the request of the Special Committee, Duff & Phelps were in attendance at such IVC Europe Board meeting.

On April 23, 2023, Dr. Selvaratnam and Mr. Dew, as representatives of OpSec, Mr. Diler and Mr. Mauer, as representatives of IVC Europe, and representatives of Citi and Credit Suisse held a conference to discuss the Proposed Transactions.

On April 24, 2023 and April 25, 2023, respectively, Credit Suisse and Citi executed the previously negotiated engagement letters with IVC Europe to serve as placement agents for a PIPE. Credit Suisse also executed the previously negotiated engagement letter with IVC Europe to serve as financial advisor and equity capital markets advisor in connection with the Business Combination. Citi also executed the previously negotiated engagement letter with IVC Europe to serve as capital markets advisor in connection with the Business Combination. The engagement letters contained customary provisions regarding fees, expense reimbursements and indemnification.

On April 25, 2023, representatives of IVC Europe, Citi, Credit Suisse, Proskauer, Shearman & Sterling and Skadden attended a conference to discuss the financial information contained in the investor presentation and the finalization of the investor presentation. A representative from Credit Suisse distributed the final version of investor presentation to the entire working group, including the IVC Europe Board. The investor presentation included five additional comparable companies from the comparable companies included in the Duff & Phelps analysis with respect to its Opinion. These were included in the investor presentation to provide investors with a more complete set of information; however, the IVC Europe Board did not consider the additional five comparables as impactful to the valuation of the Proposed Transactions and therefore did not consider the additional five comparables as a factor in its assessment of the Proposed Transactions.

The Business Combination Agreement and certain ancillary agreements were signed on April 25, 2023. On April 26, 2023, the press release announcing the Proposed Transactions was issued, and IVC Europe’s current report on Form 8-K relating to the Proposed Transactions was filed with the SEC on the same day.

From March 2023 until June 2023, IVC Europe engaged in several discussions with Stifel, Nicolaus & Company, Incorporated (“Stifel”), given Stifel’s reputation, and its knowledge of, and involvement in, recent transactions in the industry in which IVC Europe operates.

On June 9, 2023, IVC Europe terminated both of its engagement letters with Credit Suisse pursuant to the Key Member Provision (as defined below), following the resignation of certain key members of the Credit Suisse team. Following the termination of Credit Suisse, on June 9, 2023, IVC Europe approached Stifel to discuss its involvement in the Business Combination.

On June 20, 2023, Stifel entered into an engagement letter with IVC Europe to serve as capital markets advisor. The engagement letter contained customary provisions regarding fees, expense reimbursements and indemnification.

Termination of Credit Suisse Engagement

On June 9, 2023, following the resignation of certain key members of the Credit Suisse team, IVC Europe exercised its right to terminate its engagement letters with Credit Suisse to act as financial and equity capital markets advisor and PIPE placement agent. Pursuant to the terms of the Credit Suisse letters, if certain key members of the Credit Suisse team ceased to remain actively involved in their capacities at Credit Suisse, IVC Europe had the right to terminate such engagements (the “Key Member Provision”), and (i) no fees would be due or become payable under either engagement letter and (ii) the deferred underwriting fee from IVC Europe’s IPO payable to Credit Suisse pursuant to the underwriting agreement, dated as of December 14, 2021, by and among, IVC Europe, and Credit Suisse and Citi, as representatives of the several underwriters named therein, would be waived. Consequently, on June 9, 2023, as a result of the termination of Credit Suisse’s engagement pursuant to the Key Member Provision, and in accordance with the terms of the Credit Suisse letters, Credit Suisse’s contractual right to the deferred underwriting fee from IVC Europe’s IPO was waived.

Credit Suisse did not prepare, and neither IVC Europe nor OpSec can provide any assurance that Credit Suisse agrees with, the disclosure in this proxy statement/prospectus. Additionally, some investors may believe that when a financial institution, such as Credit Suisse, is named in a registration or proxy statement, the involvement of such institution implies a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institution generally means that the financial institution has completed a level of due diligence ordinarily associated with a professional engagement. Investors should not place any reliance on the fact that Credit Suisse was involved with any aspect of the transactions described in this proxy statement/prospectus.

Reasons for the Approval of the Proposed Transactions

In evaluating the Proposed Transactions and making the above determinations and its recommendation, the IVC Europe Board consulted with its advisors, IVC Europe management and the Special Committee considered a number of factors, including, but not limited to, the factors discussed below. In light of the wide number and complexity of the factors considered in connection with its evaluation of the Proposed Transactions the IVC Europe Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The IVC Europe Board viewed its decision as being based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee. In addition, individual directors may have given different weight to different factors. This explanation of IVC Europe Board’s reasons for the Proposed Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.

The IVC Europe Board considered the fact that the Special Committee obtained a fairness opinion from Duff & Phelps in connection with the Proposed Transactions. In addition, the officers and directors of IVC Europe have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and the IVC Europe Board concluded that their experience and background, together with the financial analysis of Duff & Phelps reviewed with the Special Committee in connection with its opinion to the Special Committee, enabled the Special Committee and the IVC Europe Board to make the necessary analyses and determinations regarding the Business Combination.

Before reaching its decision, the IVC Europe Board was presented with a verbal presentation by IVC Europe management, which included an overview of the Proposed Transactions (including the potential benefits and risks related thereto), the key terms of the definitive documentation related thereto, and the results of the due diligence conducted by IVC Europe’s management and IVC Europe’s advisors and consultants, which included:

•	meetings and calls with OpSec’s management regarding its business model, operations and forecasts

•

a legal due diligence review conducted by each of Shearman & Sterling and Maples, which included, among other things, a review of material contracts, intellectual property matters and other legal matters and documents posted to a virtual data room, conference calls with OpSec and its attorneys and certain public record searches regarding OpSec

•	a tax due diligence review conducted by PwC

•

comparisons to select public companies in the same business sector as OpSec, including Avery Dennison Corporation, Brady Corporation, CCL Industries Inc., De La Rue plc, Paragon ID SA and Zebra Technologies Corporation

•	consultation with legal and financial advisors and industry experts

•

financial and valuation analysis of OpSec and the Business Combination prepared by IVC Europe’s management team, including an analysis of the transaction value, the total consideration payable to the OpSec Shareholders (including the cash consideration), the Sponsor Earnout Shares and OpSec Earnout Shares, and the Sponsor’s obligations under the Backstop Agreement to backstop certain redemptions by the IVC Europe Public Shareholders subject to and in accordance with the terms and conditions set forth therein

•	review of the financial statements of OpSec and Zacco.

The IVC Europe Board ultimately determined that the decision to pursue a business combination with OpSec over other potential acquisitions was generally the result of, but not limited to, one or more of the following reasons:

•

the determination of IVC Europe’s management that: (i) the market opportunity was substantial; (ii) OpSec was an attractive investment opportunity because of its depth and breadth of offerings and industry expertise; (iii) strong growth potential; and (iv) an impressive management team

•	the determination that the combination of IVC Europe and OpSec has the potential to increase substantially the likelihood of OpSec achieving its growth potential and thereby create shareholder value

•	the determination of IVC Europe’s management that the OpSec was a more viable opportunity than other potential acquisitions

•	a difference in valuation expectations between IVC Europe and the senior executives or shareholders of other potential acquisitions.

Specifically, IVC Europe Board considered a number of factors pertaining to the Proposed Transactions as generally supporting its decision to approve the entry into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Operating History and Strong Management Team: The IVC Europe Board considered the OpSec Group’s forty-year operating history, which has enabled it to develop in 16 jurisdictions and build a strong management team, led by the Chief Executive Officer Dr. Selva Selvaratnam. OpSec has focused on building an experienced and senior team in the brand protection industry who have over 285 combined years of experience.

•

Business Model and Economics: The IVC Europe Board considered OpSec’s integrated business model, demonstrated by its end-to-end product lifecycle with solutions across online and physical brand protection.

•

Scale and Market Share: The IVC Europe Board noted OpSec’s strength as a global leader in the provision of intellectual property management and brand protection solutions and the potential for future growth that has been further bolstered by growth in intangible and globalization of brands that requires a more expansive approach to establishing and protecting brands and intellectual property rights that have opened new markets or expanded opportunities in existing markets.

•

Financial Condition: The IVC Europe Board also considered factors such as OpSec’s outlook, pipeline and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent combinations and combination targets in similar and adjacent markets.

•

Fairness Opinion: The IVC Europe Board considered the fact that the Special Committee received the opinion from Duff & Phelps to the effect that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, the exchange ratio provided for in the Second Merger pursuant to the Business Combination Agreement, after giving effect to the Related Transactions, was fair, from a financial point of view, to the holders of IVC Europe Class A Ordinary Shares other than the Initial IVC Europe Shareholders and their affiliates.

•

Other Alternatives: The belief of the IVC Europe Board, after a thorough review of other business combination opportunities reasonably available to IVC Europe, that the Proposed Transactions represent the best potential business combination for IVC Europe based upon the process utilized to evaluated and assess other potential acquisition targets.

•

Terms of the Business Combination Agreement and Related Agreements: Because the independent Special Committee had been formed to review and evaluate the Proposed Transactions and had done so with the assistance of financial and legal advisors, as well as IVC Europe management to whom it delegated authority to negotiate key terms of the Proposed Transactions on the Special Committee’s behalf, the IVC Europe Board reviewed the financial and other terms of the Business Combination Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties despite the related party nature of the Proposed Transactions. Additionally, the IVC Europe Board considered the potential value to IVC Europe Public Shareholders, including the transaction value, the total consideration payable to the OpSec Shareholders (including the cash consideration) and the Sponsor Earnout Shares and OpSec Earnout Shares. In addition, the IVC Europe Board considered the fact that even though the Proposed Transactions did not include a committed PIPE financing, the Sponsor’s obligations under the Backstop Agreement to backstop certain redemptions by the IVC Europe Public Shareholders, subject to and in accordance with the terms and conditions set forth therein, would guarantee at least $50.0 million of available cash to the combined company in the event there are maximum redemptions by the IVC Europe Public Shareholders and the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million. The IVC Europe Board determined that the Proposed Transactions are advisable and in the commercial interests of IVC Europe and the IVC Europe Public Shareholders.

The IVC Europe Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:

•

Litigation Risk: The possibility of litigation challenging the Business Combination Agreement or that an adverse judgment granting permanent injunctive relief could delay or prevent consummation of the Business Combination.

•

Fees and Expenses Risk: The risk of the expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination Agreement is consummated.

•	Growth Risk: The risk that OpSec expects to invest in growth for the foreseeable future, and the risk that OpSec may fail to manage that growth effectively.

•

Competitive Risk: The risk that OpSec currently faces competition from a number of companies and expects to face significant competition in the future as the market for intellectual property management and brand protection solutions develops.

•	Supplier and Manufacturer Risk: The risk that OpSec relies on a limited number of suppliers and manufacturers for its products, services and solutions.

•

Redemption Risk: The risk that a significant number of shareholders of IVC Europe may elect to redeem their IVC Europe Class A Ordinary Shares prior to the consummation of the Business Combination, which would reduce the gross proceeds to OpSec from the Business Combination, which could affect its results of operations, as well as the fact that on March 14, 2023, in connection with the vote to extend the business combination deadline to December 17, 2023, holders of 15,494,333 out of 34,500,000 IVC Europe Class A Ordinary Shares elected to redeem their shares, leaving 19,005,667 IVC Europe Class A Ordinary Shares remaining outstanding and a Trust Account balance of approximately $198.2 million.

•

Liquidation of IVC Europe Risk: IVC Europe may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case IVC Europe would cease all operations except for the purpose of winding up and IVC Europe would redeem IVC Europe’s public shares and liquidate.

•	Public Company Risk: The risks that are associated with being a publicly traded company.

•	Shareholder Vote Risk: The risk that shareholders of IVC Europe may fail to provide the votes necessary to approve the Business Combination.

•	Listing Risks: The risk that Nasdaq may not list the securities, which could limit investors’ ability to sell their securities.

•	Benefits Not Achieved Risk: The risk that the potential benefits of the Proposed Transactions may not be fully achieved, or may not be achieved within the expected timeframe.

•	Closing Conditions Risk: The fact that the consummation of the Proposed Transactions is conditioned on the satisfaction of certain closing conditions that are not within IVC Europe’s control.

•	Other Risks: Various other risks associated with the Proposed Transactions, the business of IVC Europe and the business of OpSec described under “Risk Factors” in this proxy statement/prospectus.

In addition to considering the factors described above, the IVC Europe Board also considered that the officers and some of the directors of IVC Europe may have interests in the Proposed Transactions as individuals that are different from, or in addition to, those of other shareholders and warrant holders generally (see “— Interests of IVC Europe’s Directors and Officers in the Proposed Transactions” in this proxy statement/prospectus). IVC Europe’s independent directors reviewed and considered these interests during their evaluation of the Proposed Transactions and in unanimously approving, as members of the IVC Europe Board, the Business Combination Agreement and the transactions contemplated therein, including the Proposed Transactions.

The IVC Europe Board concluded that the potential benefits that it expected IVC Europe and its shareholders to achieve as a result of the Proposed Transactions outweighed the potentially negative factors associated with the Proposed Transactions. Accordingly, based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, the IVC Europe Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Proposed Transactions, were advisable and in the commercial interests of IVC Europe and its shareholders.

Opinion of Duff & Phelps to the Special Committee

On December 3, 2022, IVC Europe retained Kroll, LLC, operating through its Duff & Phelps Opinions Practice, to provide to the Special Committee a fairness opinion in connection with the Proposed Transactions. On April 23, 2023, Duff & Phelps delivered the Opinion, dated April 23, 2023, to the Special Committee to the effect that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the exchange ratio provided for in the Second Merger pursuant to the Business Combination Agreement, after giving effect to the sale and transfer of all IVC Europe Class B Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time, the Share Contribution, the Share Cancellation and the other transactions contemplated by the Sponsor Support Agreement, the PIPE Subscriptions, the Backstop Agreement, and the exchange of equity of Orca Midco for Pubco Ordinary Shares pursuant to an exchange agreement to be entered into by and between equity holders of Orca Midco and Pubco (collectively, the “Related Transactions”), was fair, from a financial point of view, to the holders of IVC Europe Class A Ordinary Shares other than the Sponsor Members and their affiliates (without giving effect to any impact of the Mergers or the Related Transactions on any particular holder of IVC Europe Class A Ordinary Shares other than in its capacity as a holder of IVC Europe Class A Ordinary Shares).

In selecting Duff & Phelps, the Special Committee considered, among other things, the fact that Duff & Phelps is a reputable investment banking firm and a global leader in providing fairness opinions to boards of directors. Duff & Phelps is continuously engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion, which is attached hereto as Annex D, and describes the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Duff & Phelps in connection with such Opinion. However, neither the Opinion nor the summary of the Opinion set forth herein constitutes a recommendation as to how the Special Committee, the IVC Europe Board or any equity holder of IVC Europe should vote or act with respect to any matters relating to the Transaction including, without limitation, whether any holder of IVC Europe Class A Ordinary Shares should redeem their IVC Europe Class A Ordinary Shares, or whether to proceed with the Transaction or any related transaction.

Duff & Phelps’ Opinion was approved by its opinion review committee. The Opinion was provided to the Special Committee for its information and assistance in connection with its consideration of the financial terms of the Transaction.

In connection with its Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

•	Reviewed the following documents:

•

IVC Europe’s audited balance sheet as of December 31, 2021 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from March 22, 2021 (inception) through December 31, 2021 on Form 10-K filed with the SEC on April 1, 2022 and IVC Europe’s unaudited interim financial statements for March 31, 2022, June 30, 2022 and September 30, 2022 included in IVC Europe’s Forms 10-Q filed with the SEC on May 16, 2022, August 4, 2022 and November 14, 2022, respectively.

•

Audited financial information for Orca Bidco for the fiscal years ended March 31, 2020 to March 31, 2022, and unaudited financial information for OpSec for the fiscal year ended March 31, 2023, which OpSec’s management identified as being the most current financial statements available and on which Duff & Phelps was instructed to rely by management of IVC Europe and by the Special Committee.

•

Capitalization information for Pubco, prepared by IVC Europe, pro forma for the Transaction, provided to Duff & Phelps by management of IVC Europe and on which Duff & Phelps was instructed to rely by management of IVC Europe and by the Special Committee.

•

Other internal documents relating to the history, current operations, and probable future outlook of OpSec, including financial projections for the years ended March 31, 2024 through March 31, 2025, prepared by OpSec and provided to Duff & Phelps by management of IVC Europe (the “Financial Projections”) and on which Duff & Phelps was instructed to rely by the management of IVC Europe and by the Special Committee.

•

A letter dated April 23, 2023 from the management of IVC Europe which made certain representations as to historical financial statements, the Financial Projections and the assumptions underlying the Financial Projections.

•	The Investor Presentation dated April 26, 2023.

•	A draft of the Business Combination Agreement, dated April 21, 2023.

•	Discussed the information referred to above and the background and other elements of the Transaction with the management of IVC Europe and with the management of OpSec.

•	Discussed with management of OpSec the plans and intentions with respect to the management and operation of OpSec following the completion of the Transaction.

•	Performed certain financial and comparative analyses, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant.

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering its Opinion with respect to the Transaction, Duff & Phelps, with the Special Committee’s consent:

•

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information.

•

Relied upon the fact that the Special Committee and IVC Europe were advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction had been duly, validly and timely taken.

•

Assumed that any estimates, evaluations, forecasts and projections and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions, including the assumption that the Related Transactions would be completed substantially concurrently with or prior to the consummation of the Mergers.

•

Assumed that information supplied by and representations made by Company and Target management regarding IVC Europe, OpSec, and the Transaction were accurate in all respects, except as would not be material to Duff & Phelps’ analyses or Opinion.

•	Assumed that the representations and warranties made in the Business Combination Agreement were accurate in all respects, except as would not be material to Duff & Phelps’ analyses or Opinion.

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form would conform in all material respects to the drafts reviewed.

•

Assumed that there had been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of IVC Europe or OpSec since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there was no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading.

•

Assumed that all of the conditions required to implement the Transaction would be satisfied and that the Transaction would be completed in accordance with the Business Combination Agreement without any amendments thereto or waivers of any terms or conditions thereof that would be material to Duff & Phelps’ analyses or Opinion.

•

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without any adverse effect on IVC Europe, OpSec, or the contemplated benefits expected to be derived in the Transaction.

With the Special Committee’s consent, Duff & Phelps evaluated the fairness, from a financial point of view, to the holders of IVC Europe Class A Ordinary Shares other than the Sponsor Members and their affiliates of the exchange ratio provided for in the Second Merger based solely on a comparison of (a)(i) the implied aggregate equity value reference ranges Duff & Phelps believed were indicated by its financial analyses of Pubco after giving effect to the Transaction, multiplied by (ii) the aggregate ownership percentage of such holders in Pubco after giving effect to the Transaction assuming a range of redemptions by such holders, all as provided to Duff & Phelps by Company management, and without taking into account the potential dilutive or other effects of warrants to purchase Pubco Ordinary Shares or any Pubco Ordinary Shares issued or issuable to OpSec Shareholders or the Sponsor Members as contingent consideration, and (b) the aggregate amount of the Trust Account established by IVC Europe for the benefit of such holders that would be payable to such holders in a redemption of their IVC Europe Class A Ordinary Shares. In addition, given IVC Europe’s nature as a special purpose acquisition company, for informational purposes in reviewing the value implied for Pubco by the Transaction, Duff & Phelps assumed that each Pubco Ordinary Share had a value of $10.00 per share, with such $10.00 value being based on the exchange ratio of one Pubco Ordinary Share for one IVC Europe Class A Ordinary Share, the sale price of the Units sold in the Initial Public Offering, and the approximate amount of cash contained in IVC Europe’s Trust Account per outstanding IVC Europe Class A Ordinary Share (which assumption did not take into account dilution from IVC Europe Class B Ordinary Shares, the Pubco Ordinary Shares to be issued in the Transaction, warrants to purchase OpSec Ordinary Shares, warrants to purchase Pubco Ordinary Shares, or any securities issued to investors pursuant to the Subscription Agreements, the Backstop

Agreement or other financing and does not reflect or purport to reflect the amount of cash per Pubco Ordinary Share or per Company Ordinary Share to be available to Pubco or IVC Europe on the consummation of the Transaction) .

In Duff & Phelps’ analysis and in connection with the preparation of its Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. At the Special Committee’s direction, for purposes of its analyses and Opinion, Duff & Phelps evaluated OpSec as though all of the shares of Orca Midco were owned by OpSec.

Duff & Phelps prepared the Opinion effective as of the date thereof. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date of the Opinion.

Duff & Phelps did not evaluate the solvency of IVC Europe, OpSec, Pubco or any other party to the Transaction or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor was Duff & Phelps furnished with any such appraisals. Duff & Phelps was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of IVC Europe or OpSec, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from IVC Europe’s perspective and that of the holders IVC Europe Class A Ordinary Shares other than the Sponsor Members and their affiliates, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Transaction, or (c) advise the Special Committee or any other party with respect to alternatives to the Transaction.

Duff & Phelps did not express any opinion as to the market price or value of IVC Europe Ordinary Shares, the Pubco Ordinary Shares, OpSec Ordinary Shares or any other securities of IVC Europe, Pubco or OpSec or other securities (or anything else) or how any such shares may trade at any time. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of IVC Europe’s, OpSec’s or Pubco’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of Pubco’s, IVC Europe’s, OpSec’s or any other party’s officers, directors, or employees, or any class of such persons, whether relative to the consideration to be issued by Pubco in the Transaction pursuant to the Business Combination Agreement or otherwise, or with respect to the fairness of any such compensation.

The Opinion (a) did not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (b) other than assuming the consummation thereof in accordance with the Business Combination Agreement, did not address any of the Related Transactions; (c) was not a recommendation as to how the Special Committee, the IVC Europe Board or any equity holder of IVC Europe or OpSec should vote or act with respect to any matters relating to the Transaction including, without limitation, whether any holder of IVC Europe Class A Ordinary Shares should redeem their shares, or whether to proceed with the Transaction or any related transaction, and (d) did not indicate that the exchange ratio provided for in the Second Merger pursuant to the Business Combination Agreement (or the Pubco Ordinary Shares issued as consideration in the IVC Europe Class B Share Sale or Share Contribution) was the best possibly attainable by IVC Europe under any circumstances. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based.

Except as expressly set forth in its Opinion, Duff & Phelps did not express any view or opinion as to (a) any other term, aspect or implication of (i) the Transaction (including, without limitation, the form or structure of the Transaction) or the Business Combination Agreement or (ii) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Transaction or (b) the fairness, financial or otherwise, of the Transaction and/or the Business Combination Agreement to, or of any consideration to be paid to or received by, the holders of any class of securities of IVC Europe, Pubco or OpSec (including, without limitation, the fairness of the exchange ratio relative to the fairness of the number of Pubco Ordinary Shares to be issued in IVC Europe Class B Sale or the Share Contribution). The Opinion did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of IVC Europe or any other party or person). Duff & Phelps also did not address, or express a view with respect to, any acquisition of control or effective control of IVC Europe or Pubco by any equity holder or group of shareholders of OpSec.

The Opinion did not in any way address the appropriate capital structure of Pubco, whether Pubco should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction, including, without limitation PIPE financing, or the likelihood of obtaining such financing, or whether or not IVC Europe, Pubco, OpSec, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its Opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering its Opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Financial Analysis Methodologies

Income Approach (Discounted Cash Flow Analysis)

The Income Approach is a valuation technique that provides an estimation of the fair market value of an asset (or business) based on the cash flows that an asset (or business) can be expected to generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value (if any) of the asset (or business) at the end of the discrete projection period to arrive at an estimate of fair market value.

For business valuations, the Income Approach is typically applied through a Discounted Cash Flow (“DCF”) Analysis. Under the DCF analysis, the valuation is based on the present value of estimated future cash flows for the expected life of the asset (or business) discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money.

Market Approach (Selected Public Companies Analysis)

The Market Approach is a valuation technique that provides an estimation of fair market value based on market prices in actual transactions and on asking prices for assets (or businesses). The valuation process is a comparison and correlation between the subject asset (or business) and other similar assets (or businesses). Considerations such as time and condition of sale and terms of agreements are analyzed for similar assets and are adjusted to arrive at an estimation of the fair market value of the subject asset (or business).

Due to limited recent relevant M&A transactions, Duff & Phelps relied on the selected public companies in the Market Approach.

Financial Analysis Methodologies Utilized

In applying the Income Approach, Duff & Phelps relied on the Financial Projections, as prepared by OpSec, provided to Duff & Phelps by the management of IVC Europe and on which Duff & Phelps was instructed to rely upon by the management of IVC Europe and the Special Committee, as the basis for the DCF analysis.

Duff & Phelps utilized the Market Approach (Selected Public Companies Analysis) to select multiples to OpSec’s estimated 2024 and 2025 EBITDA less capital expenditures figures, and to select a terminal EBITDA multiple for the DCF analysis, with “EBITDA” defined as earnings before interest, taxes, depreciation and amortization, and “EBITDA less capital expenditures” defined as earnings before interest, taxes, depreciation and amortization, less capital expenditures. Duff & Phelps reviewed the selected public companies’ valuation multiples when selecting its multiples. In making these selections, Duff & Phelps considered OpSec’s size, growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies.

Income Approach (Discounted Cash Flow Analysis) Summary

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to OpSec for the fiscal years ending March 31, 2024 through March 31, 2025, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Financial Projections provided to it, which are described in the section of this proxy statement/prospectus titled – “Certain Unaudited Prospective Financial Information of OpSec.”

Duff & Phelps estimated the net present value of all cash flows attributable to OpSec after fiscal year 2025 (the “Terminal Value”) using a terminal EBITDA multiple range of 11.5x to 12.5x. Duff & Phelps reviewed selected public companies that it deemed relevant to its analysis to select the terminal EBITDA multiple range (as described in further detail in the Market Approach section below). Duff & Phelps used discount rates ranging from 12.0% to 13.0% based on Duff & Phelps estimate of the weighted-average cost of capital of OpSec, to discount the projected free cash flows and the Terminal Value.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value range for OpSec (and after giving effect to the Transaction, Pubco) of $405 million to $445 million.

Market Approach (Selected Public Companies Analysis) Summary

Duff & Phelps analyzed selected public companies for purposes of estimating valuation multiples with which to select (i) multiples to apply to OpSec’s estimated 2024 and 2025 EBITDA less capital expenditures figures and (ii) a terminal last twelve months (or “LTM”) EBITDA multiple range for OpSec to utilize in the DCF analysis. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to OpSec. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of OpSec and the Transaction cannot rely solely upon a quantitative review of the selected public companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of OpSec. Therefore, the selected public companies analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of OpSec to corresponding data and ratios from publicly traded companies that were deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The companies included in the selected public company analysis were:

•	Avery Dennison Corporation

•	Brady Corporation

•	CCL Industries Inc.

•	De La Rue plc

•	Paragon ID SA

•	Zebra Technologies Corporation.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies.

	Revenue Growth				EBITDA Growth
Company Name	3-YR CAGR	LTM	2023	2024	3-YR CAGR	LTM	2023	2024
Avery Dennison Corporation	8.5%	7.5%	2.1%	4.9%	10.8%	4.3%	2.0%	7.6%
Brady Corporation	3.9	5.7	2.6	NA	6.9	16.8	-4.7	NA
CCL Industries Inc.	6.2	11.3	5.0	2.2	5.0	4.6	10.8	4.5
De La Rue plc	-12.8	-8.6	-8.8	4.7	-12.0	-19.5	-11.1	12.4
Paragon ID SA	6.6	64.3	20.3	12.8	-8.8	105.5	31.5	21.1
Zebra Technologies Corporation	8.8	2.7	-1.0	5.0	7.8	-5.4	4.6	10.0

Mean	3.6%	13.8%	3.4%	5.9%	1.6%	17.7%	5.5%	11.1%
Median	6.4%	6.6%	2.3%	4.9%	5.9%	4.4%	3.3%	10.0%

OpSec	4.8%	1.2%	12.4%	11.0%	20.5%	14.1%	27.8%	19.9%

LTM = Latest Twelve Months as of December 31, 2022 for the selected public companies and as of March 31, 2023 for OpSec

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: 2023 and 2024 metrics for the selected public companies are as of December 31. The corresponding OpSec metrics are as of March 31, 2024 and March 31, 2025, respectively.

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

	EBITDA Margin				EBITDA-CapEx Margin
Company Name	3-YR AVG	LTM	2023	2024	3-YR AVG	LTM	2023	2024
Avery Dennison Corporation	15.3%	15.1%	15.1%	15.5%	12.3%	12.0%	11.6%	12.2%
Brady Corporation	16.8	18.3	17.0	NA	14.1	15.7	14.9	NA
CCL Industries Inc.	19.6	18.5	19.5	19.9	13.4	11.5	13.4	14.0
De La Rue plc	12.6	12.9	13.3	14.3	8.4	8.4	8.2	10.2
Paragon ID SA	4.3	4.1	8.4	9.0	1.3	1.5	0.9	1.6
Zebra Technologies Corporation	20.1	19.7	20.8	21.8	18.9	18.4	19.4	20.4

Mean	14.8%	14.8%	15.7%	16.1%	9.4%	11.3%	9.5%	9.3%
Median	16.1%	16.7%	16.1%	15.5%	10.9%	11.7%	10.8%	10.2%

OpSec	12.2%	12.1%	13.8%	14.9%	7.8%	7.7%	10.7%	12.4%

LTM = Latest Twelve Months as of December 31, 2022 for the selected public companies and as of March 31, 2023 for OpSec

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: 2023 and 2024 metrics for the selected public companies are as of December 31. The corresponding OpSec metrics are as of March 31, 2024 and March 31, 2025 respectively.

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Company Name	Common Stock Price (Primary) on April 21, 2023	% of 52- Week High	Market Capitalization	Enterprise Value
Avery Dennison Corporation	178.09	87.1%	$14,445	$17,380
Brady Corporation	52.45	93.1	2,605	2,600
CCL Industries Inc.	65.55	94.5	8,575	9,641
De La Rue plc	0.40	33.4	96	236
Paragon ID SA	30.40	94.7	66	150
Zebra Technologies Corporation	287.90	73.5	14,798	16,690

Mean		79.4%	$6,764	$7,783
Median		90.1%	$5,590	$6,121

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-U.S. GAAP companies only) + Preferred Stock + Non-Controlling Interest]—[Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

	Enterprise Value as Multiple of
Company Name	LTM EBITDA		2023 EBITDA		2024 EBITDA		L EBIT–A - CapEx		20 EBIT–A - CapEx		22 EBITA - CapEx		LTM Revenue
Avery Dennison Corporation	12.7	x	12.5	x	11.6	x	16.0	x	16.2	x	14.8	x	1.92	x
Brady Corporation	10.8		11.4		NA		12.7		13.0		NA		1.98
CCL Industries Inc.	11.1		10.0		9.6		17.8		14.5		13.6		2.04
De La Rue plc	4.1		4.5		4.0		6.2		5.8		4.8		0.53
Paragon ID SA	NM		8.9		7.4		NM		NM		23.7		0.83
Zebra Technologies Corporation	14.7		14.0		12.7		15.7		15.0		13.6		2.89

Mean	10.7	x	10.2	x	9.1	x	13.7	x	12.9	x	14.1	x	1.70	x
Median	11.1	x	10.7	x	9.6	x	15.7	x	14.5	x	13.6	x	1.95	x

LTM = Latest Twelve Months

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-U.S. GAAP companies only) + Preferred Stock + Non-Controlling Interest]—[Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: 2023 and 2024 multiples are based on the calendar years ending December 31, 2023 and December 31, 2024 respectively

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Summary of Selected Public Companies Analysis

In order to select a multiple range for OpSec, Duff & Phelps took into consideration projected financial performance metrics of OpSec relative to such metrics of the selected public companies. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to their historical and projected revenue, EBITDA and EBITDA less capital expenditures.

Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected OpSec’s size, growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies. For example, Duff & Phelps considered the EBITDA less capital expenditures multiples of Avery Dennison Corporation given its comparability to OpSec from both a business profile and financial profile perspective. OpSec’s projected financial metrics for 2024 and 2025, which are based on the periods ending March 31, 2024 and March 31, 2025, respectively, were compared to the projected financial metrics for Avery Dennison Corporation for 2023 and 2024, which are based on the periods ending December 31, 2023, and December 31, 2024, respectively. Duff & Phelps considered such periods sufficiently comparable for purposes of its analysis. OpSec’s projected revenue growth and EBITDA growth in 2024 and 2025 exceeded Avery Dennison Corporation’s projected revenue growth and EBITDA growth in 2023 and 2024. OpSec’s projected 2024 EBITDA less capital expenditures margin was slightly lower than Avery Dennison Corporation’s projected EBITDA less capital expenditures margin in 2023, and OpSec’s projected 2025 EBITDA less capital expenditures margin was slightly higher than Avery Dennison Corporation’s projected EBITDA less capital expenditures margin in 2024. Duff & Phelps also considered OpSec’s size as compared to Avery Dennison Corporation. Based on these analyses, Duff & Phelps selected (i) a 2024 EBITDA less capital expenditures multiple range of 15.5x to 16.5x to apply to OpSec’s estimated 2024 EBITDA less capital expenditures, (ii) a 2025 EBITDA less capital expenditures multiple range of 12.0x to 13.0x to apply to OpSec’s estimated 2025 EBITDA less capital expenditures, and (iii) a terminal LTM EBITDA multiple range of 11.5x to 12.5x, which was utilized in the DCF analysis to estimate the enterprise value range of OpSec.

Based on these assumptions, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value range for OpSec (and after giving effect to the Transaction, Pubco) of $410.0 million to $440.0 million.

Summary of Financial Analysis

Taking into account the results of its selected public companies analysis and DCF analysis, Duff & Phelps estimated the enterprise value of Pubco to be in the range of $407.5 million to $442.5 million, as compared to the enterprise value of Pubco implied by the Transaction of $413.4 million (which assumed that each Pubco Ordinary Share had a value of $10.00). Based on this enterprise value range, Duff & Phelps estimated the range of aggregate equity value of Pubco under two scenarios, by subtracting the face value of estimated pro forma net debt of $109.7 million and adding estimated pro forma cash of $170.0 million (which assumes no redemptions) or $20.0 million (which assumes 90% redemptions). After making these adjustments, the estimated aggregate equity value range for Pubco was $467.8 million to $502.8 million (assuming no redemptions) and $317.8 million to $352.8 million (assuming 90% redemptions), in each case without taking into account any dilutive or other effects of any warrants to purchase Pubco Ordinary Shares or any Pubco Ordinary Shares issued or issuable as contingent consideration, as compared to the aggregate equity value of Pubco implied by the Transaction of $473.7 million (assuming no redemptions) and $323.7 million (assuming 90% redemptions).

Duff & Phelps noted that the holders of IVC Europe Class A Ordinary Shares other than the Sponsor Members and their affiliates would, based on information regarding the pro forma capitalization of Pubco provided by Company management, and on which Duff & Phelps was instructed to rely, own 42.2% of Pubco (assuming no redemptions) or 6.2% of Pubco (assuming 90% redemptions), in each case without taking into account any dilutive or other effects of any warrants to purchase Pubco Ordinary Shares or any Pubco Ordinary Shares issued or issuable as contingent consideration. Taking into account the estimated aggregate equity value ranges for Pubco indicated by its financial analyses, Duff & Phelps estimated the aggregate equity value of the portion of Pubco to be owned by the holders of IVC Europe Class A Ordinary Shares other than the Sponsor Members and their affiliates to be $197.5 million to $212.3 million (assuming no redemptions), as compared to the proceeds from IVC Europe’s Trust Account that would otherwise be paid in redemption of such shares of $200.0 million, and $19.6 million to $21.8 million (assuming 90% redemptions), as compared to the proceeds from IVC Europe’s Trust Account that would otherwise be paid in redemption of such shares of $20.0 million, in each case without taking into account any dilutive or other effects of any warrants to purchase Pubco Ordinary Shares or any Pubco Ordinary Shares issued or issuable as contingent consideration.

Duff & Phelps’ Opinion was only one of the many factors considered by the Special Committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its Opinion to the Special Committee, IVC Europe agreed to pay Duff & Phelps a fee of $500,000. The entirety of Duff & Phelps’ fee was deemed to be earned upon the delivery by Duff & Phelps of its Opinion to the Special Committee, with a portion of such fee payable upon the delivery of its Opinion to the Special Committee and a substantial portion payable upon the earliest to occur of (a) the closing of the Transaction, (b) the closing of a business combination or transaction, other than the Transaction, involving IVC Europe, or (c) the dissolution of IVC Europe. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in its Opinion. To date, $200,000 of the $500,000 fee has been paid to Duff & Phelps, and $300,000 of the $500,000 fee is payable upon the earliest to occur of (a) the closing of the Transaction, (b) the closing of a business combination or transaction, other than the Transaction, involving IVC Europe, or (c) the dissolution of IVC Europe. To date, $31,099 in expense reimbursements have been paid to Duff & Phelps by IVC Europe.

Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its

Opinion. IVC Europe has also agreed to reimburse Duff & Phelps for its documented reasonable out-of-pocket expenses and documented out-of-pocket reasonable fees and expenses of counsel retained by Duff & Phelps in connection with the engagement. IVC Europe has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which IVC Europe believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee is aware of and approved these fee arrangements.

Disclosure of Prior Relationships

Other than its Opinion to the Special Committee, during the two years preceding the date of its Opinion, Duff & Phelps has provided and continues to provide valuation advisory services to affiliates of IVC Europe. For these engagements, Duff & Phelps receives customary fees, expense reimbursement, and indemnification. In addition, Duff & Phelps may seek to provide IVC Europe, OpSec, Pubco and their respective affiliates and equity holders with financial advisory and other services in the future, for which services Duff & Phelps would expect to receive compensation.

Certain Unaudited Prospective Financial Information of OpSec

We do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of our future performance, revenue, financial condition or other results, nor do we expect or undertake to do so in the future. Nonetheless, the below summary of certain financial projections (the “OpSec Projections”), which were prepared based on OpSec’s historical financial information for the period ended December 31, 2022, is provided in this proxy statement/prospectus because we provided certain internally prepared unaudited prospective financial information, including certain forecasts for each of the fiscal years ending March 31, 2023 through 2025, to IVC Europe and the IVC Europe Board in connection with the IVC Europe Board’s review of the Proposed Transactions. The OpSec Projections provided to IVC Europe and the IVC Europe Board covered three fiscal years of forecasted results because we believed that forecasts beyond three years would be too speculative and would have a low likelihood of accuracy, given the nature of our business.

We prepared the OpSec Projections solely for internal use and not with a view toward public disclosure or toward complying with IFRS, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of the OpSec Projections in this proxy statement/prospectus should not be regarded as an indication that IVC Europe, OpSec, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results. These financial projections have not been included in this proxy statement/prospectus in order to induce any IVC Europe shareholders to vote for or against the Business Combination. No person has made or makes any representation or warranty regarding the information included in the OpSec Projections. The OpSec Projections are not fact and were based on numerous assumptions that may now be outdated and as a result, are not indicative of future results. For more information on known trends affecting OpSec’s results, see the section titled – “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the subsection titled “Current Trends and Key Factors Affecting Operating Results” in this proxy statement/ prospectus. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The OpSec Projections should not be viewed as public guidance and you are cautioned not to place undue reliance on the OpSec Projections in making a decision regarding the Business Combination, as they may be materially different than actual results. We do not intend to refer back to the OpSec Projections in its future periodic reports filed under the Exchange Act.

Furthermore, the OpSec Projections do not take into account any circumstances or events occurring after April 23, 2023, the date the OpSec Projections were presented to the IVC Europe Board. We have prepared the unaudited prospective financial information included in this proxy statement/prospectus, and it is our responsibility. None of Grant Thornton UK, our independent registered public accounting firm, nor Marcum, IVC Europe’s independent registered public accounting firm nor any other independent accountants have audited, reviewed, compiled, examined or performed any agreed-upon procedures with respect to the OpSec Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the OpSec Projections. The Grant Thornton report included in this proxy statement/prospectus relates to our historical financial statements. It does not extend to the OpSec Projections and should not be read to do so.

While the OpSec Projections at the time they were presented to the IVC Europe Board were in line with historic operating trends, they reflected numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. Today, the assumptions underlying these forward-looking statements may be outdated. Accordingly, there can be no assurance that the projections, or the assumptions underlying the projections, will be realized. For more information on known trends affecting OpSec’s results, see the section titled “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the subsection titled “Current Trends and Key Factors Affecting Operating Results” in this proxy statement/ prospectus. Since the OpSec Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The OpSec Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the OpSec Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. As a result, you are cautioned not to place undue reliance on the OpSec Projections in making a decision regarding the Business Combination, as they may be materially different than actual results.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE OPSEC PROJECTIONS, NONE OF IVC EUROPE OR OPSEC UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE OPSEC PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE OPSEC PROJECTIONS AND THEIR PRESENTATION TO THE IVC EUROPE BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The OpSec Projections set out below reflect the final version of the financial projection model, which were based on internal projections for OpSec prepared in December 2022. The OpSec Projections were reviewed by Duff & Phelps in connection with its Opinion and included in the investor presentation filed by IVC Europe and Pubco with the SEC on April 25, 2023, the date of the announcement of the Proposed Transactions. We developed the OpSec Projections based upon assumptions as of the date such information was prepared with respect to future business decisions and conditions that are subject to change, including the execution of our strategies and offerings development, our supply chains, as well as growth in the markets in which we currently operate and proposes to operate. The OpSec Projections also do not take into account any strategic transactions, acquisitions or investments that we may pursue or consummate in the future, whether or not publicly announced. As a result, you are cautioned not to place undue reliance on the OpSec Projections set out below, as they may be materially different than actual results. See also “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors.”

We intend to use the funds from the Trust Account to support the following activities, among other things:

•	realizing current and future acquisitions

•	investing in OpSec’s digital and physical operational infrastructure

•	funding the rationalization of back-end office functions.

We constructed a thorough, bottom-up budget on a contract-by-contract basis, guided by direct customer input, existing contractual commitments, and a probability-weighted pipeline, for each of our historical business plan sectors. These factors were supplemented by assumptions around macro developments and external commercial due diligence reports. As of the date such information was presented to the IVC Europe Board, our forecasts were also supported by recent successful initiatives, such as the online related sales force restructuring, which led to a notable improvement in customer retention. A parallel exercise was constructed for Zacco, the recent acquisition.

The OpSec Projections are based on OpSec’s historical financial information for the period ended December 31, 2022 and reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, that may now be outdated, all of which are difficult to predict and many of which are beyond our control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Our management prepared the OpSec Projections based on assumptions they believed to be reasonably achievable and supportable as of the date such information was presented to the IVC Europe Board. The most significant assumptions upon which our management based its forecasts and the reasonable and supportable basis for those assumptions are, among other things:

•	revenue from existing contracts, based on historical retention rates and expected customer activity levels, which can be based on expected renewals or customer volume projections

•	growth in new contracts based on historic rates of earning and new business applied to the sales pipeline

•	expected margins based on expected pricing increases and the budgeted cost base.

Our management believes that the assumptions used to derive its forecasts were both reasonable and supportable at the time that the OpSec Projections were created and at the time the OpSec Projections were presented to the IVC Europe Board. Our management derived its forecasts based on modeling of growth assumptions and estimates of controllable expenditures. In preparing the models, our management relied on a number of factors, including the executive team’s experience in the brand protection industry.

The following table presents selected measures from the OpSec Projections for the years ended March 31, 2023, 2024 and 2025.

	Plan			CAGR
(in millions of Dollars)(1)	FY2023E(2)	FY2024E	FY2025E	2021-2023	2023-2025
OpSec Solutions	120	134	148	3%	11%
Growth %	(5%)	12%	10%	—	—
Zacco Solutions	98	113	127	5%	14%
Growth %	6%	16%	12%	—	—
Total Revenue	218	248	275	4%	12%
Growth %	0%	14%	11%	—	—
OpSec Solutions	59	71	79	3%	16%
Margin %	49%	53%	54%	—	—
Zacco Solutions	26	30	34	11%	15%
Margin %	26%	27%	27%	—	—
Gross Profit	84	101	113	6%	16%
Margin %	39%	41%	41%	—	—
Opex	(51)	(62)	(66)	1%	14%
% Revenues	23%	25%	24%	—	—
OpSec Solutions	20	23	28	10%	18%
Margin %	17%	17%	19%	—	—
Zacco Solutions	14	17	19	21%	18%
Margin %	14%	15%	15%	—	—
EBITDA(3)	34	40	47	14%	18%
Margin %	15%	16%	17%	—	—
Capex(4)	(10)	(8)	(7)	(3%)	(17%)
% Revenues	5%	3%	2%	—	—
Other Costs(5)	(7)	(7)	(7)	31%	(2%)
% Revenues	3%	3%	2%	—	—
UFCF(6)	17	25	33	21%	40%
Cash Conversion(7) %	50%	64%	71%	—	—

[1]

Financials converted to U.S. dollars using spot rate of DKK/USD 0.143. Audited financials may differ due to different exchange rate applied for audit purposes. Zacco’s financials are calendarized to OpSec’s fiscal year-end by taking one quarter of the current calendar year’s financials and adding back three-quarters of the previous year’s financials.

[2]

The OpSec Projections were prepared before OpSec’s financial statements for the financial year ended March 31, 2023 were available. As such, these figures may differ from the actual figures contained in those financial statements, which are included as part of this proxy statement/prospectus. We encourage you to read OpSec’s financial statements for the financial year ended March 31, 2023 to see the actual results for that period, which differ from the figures contained in the OpSec Projections.

[3]	Excludes costs associated with running a publicly-listed company.
[4]	New production capability for transaction card solutions and an enhanced digital printer in terms of size and capability for the European market.
[5]	Includes rental costs.
[6]	Defined as EBITA – Capex – Other Costs.
[7]	Defined as (EBITDA – Capex – Other Costs) / EBITDA.

The inclusion of a summary of the OpSec Projections in this proxy statement/prospectus should not be regarded as an indication that any of IVC Europe, OpSec or their respective officers, directors, affiliates, advisors or other representatives considered the OpSec Projections to necessarily be predictive of actual future events, and the OpSec Projections should not be relied upon as such nor should the information contained in the OpSec Projections be considered appropriate for other purposes. None of IVC Europe, OpSec or their respective officers, trustees, directors, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from the OpSec Projections. Except as required by applicable law, we undertake no obligation to update or otherwise revise or reconcile the OpSec Projections to reflect circumstances existing after the date the OpSec Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such information are shown to be in error. Since the OpSec Projections cover multiple years, such information by its nature becomes less predictive with each successive year. We encourage you to review the financial statements of OpSec and Zacco included elsewhere in this proxy statement/prospectus and not to place undue reliance on the OpSec Projections.

Satisfaction of 80% Test

It is a requirement under the IVC Europe Articles that any business acquired by IVC Europe have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination.

As of April 25, 2023, the date of the execution of the Business Combination Agreement, and following shareholder redemptions in relation to the extraordinary meeting of shareholders held on March 14, 2023, the balance of the funds in the Trust Account was $198.2 million and 80% thereof represents $158.6 million. In reaching its conclusion on the 80% asset test, the IVC Europe Board used as a fair market value for OpSec of $365.7 million enterprise value, which is before giving any effect for the Mergers and was implied based on the terms of the Business Combination agreed to by parties in negotiating the Business Combination Agreement. The parties to the Business Combination Agreement considered factors such as OpSec’s historical financial results, the future growth outlook and financial plan, the Opinion delivered by Duff & Phelps, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.

The IVC Europe Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of OpSec met the 80% requirement. Based on the fact that the $365.7 million fair market value of OpSec as described above, is in excess of the threshold of $158.6 million, representing 80% of the balance of the funds in the Trust Account, the IVC Europe Board determined that the fair market value of OpSec was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Interests of IVC Europe’s Directors and Officers in the Business Combination

In considering the recommendation of the IVC Europe Board, which was based on all information available and the factors presented to and considered by the IVC Europe Board and the unanimous recommendation of the Special Committee, to vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, shareholders should keep in mind that the Initial IVC Europe Shareholders, as well as IVC Europe’s directors and executive officers, have interests in such proposals that are different from, or in addition to, those of IVC Europe shareholders generally. In particular:

•	The Initial IVC Europe Shareholders have agreed not to redeem any IVC Europe Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

•

The Sponsor paid an aggregate of $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $                based on the closing price of the IVC Europe Class A Ordinary Shares of $                 on Nasdaq on                 , 2023, the Record Date. On November 3, 2021, the Sponsor sold 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith, 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby

McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively.

•

The Initial IVC Europe Shareholders own 8,625,000 IVC Europe Class B Ordinary Shares, which shares would become worthless if IVC Europe does not complete a business combination within the applicable time period, because the Initial IVC Europe Shareholders waived any right to redemption with respect to these shares.

•

The Sponsor paid an aggregate $16.7 million for its 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities), which have more advantageous terms than those of the IVC Europe Public Warrants and will expire worthless if a business combination is not consummated within the Combination Period. The IVC Europe Private Placement Warrants had an estimated aggregate market value of $                 based on the closing price of $                per IVC Europe Public Unit on Nasdaq on                 , the Record Date.

•

The Initial IVC Europe Shareholders are expected to hold an aggregate of approximately 6% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination, assuming no existing IVC Europe Public Shareholder exercises redemption rights, the Pubco Options are not exercised and the Sponsor’s obligation under the Backstop Agreement is not triggered.

•	The Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement.

•

An affiliate of the Sponsor has entered into Loans with IVC Europe in an aggregate amount of $4.2 million to fund working capital and monthly contributions to the Trust Account until the Business Combination. Up to $2.0 million of such loans is convertible into IVC Europe Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. If IVC Europe does not consummate an initial business combination by the Outside Date, the loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. See the section titled “Information about IVC Europe — Sponsor Loans” in the proxy statement/prospectus.

•

The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. Accordingly, the economic interests of the Sponsor diverge from the economic interests of the IVC Europe Public Shareholders, because the Sponsor will realize a gain on its investment from the completion of any business combination, while the IVC Europe Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share. Thus, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating IVC Europe. See the sections titled “Risk Factors — The Proposed Transactions constitute related-party transactions. Additionally, the Initial IVC Europe Shareholders and IVC Europe’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. Such interests include that the Sponsor, as well as IVC Europe’s executive officers and directors, will lose their entire investments in us if the Proposed Transactions are not completed.” and “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in this proxy statement/prospectus.

•

If the Trust Account is liquidated, including in the event IVC Europe is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify IVC Europe to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share, or such lesser per share amount as in the Trust Account on the liquidation date, by the claims of prospective target businesses with which IVC Europe has entered into an acquisition agreement or claims of any third party for services rendered or products sold to IVC Europe, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	The current directors and officers of IVC Europe will continue to be indemnified and will continue to have directors’ and officers’ liability insurance after the Business Combination.

•

IVC Europe’s officers and directors are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on IVC Europe’s behalf. However, if IVC Europe fails to consummate a business combination within the required time period, they will not have any claim against the Trust Account for reimbursement. Accordingly, IVC Europe will not be able to reimburse these expenses if the Proposed Transactions or another business combination, are not completed within the required time period. The Sponsor and IVC Europe’s officers and directors will lose their entire investment in IVC Europe and will not be reimbursed for fees due or out-of-pocket expenses if the Business Combination is not consummated by the Outside Date. As of the date of this proxy statement/prospectus, other than as described in this proxy statement/prospectus, there are no fees due or outstanding out-of-pocket expenses for which the Sponsor and IVC Europe’s officers and directors are awaiting reimbursement.

•	The New Registration Rights Agreement and OpSec Shareholder Lock-Up Agreements will be entered into by Pubco, the Sponsor, and the OpSec Shareholders.

•

OpSec is currently a portfolio company managed by ITSF, an affiliate of Investcorp Holdings B.S.C.(c), which also indirectly owns the Sponsor. After the Business Combination, ITSF will continue to hold a controlling economic and voting interest in OpSec.

•

Investcorp Funding Limited (“IFL”), an affiliate of the Sponsor, has entered into loans with OpSec in an aggregate amount of $4.7 million to enable OpSec to pay a dividend of the same amount to ITSF, which permitted ITSF to pay interest due on a credit facility between ITSF and Investec. The liability for repaying each of the loans was novated from OpSec to ITSF pursuant to certain deeds of novation, which hold that ITSF may settle the loan by directing Pubco to issue or transfer such number of Pubco Ordinary Shares that ITSF would otherwise be entitled to receive pursuant to the Business Combination Agreement to IFL as represents the value of the loans, respectively. In addition to the above loans, IFL has also entered into a loan agreement with OpSec for a principal amount of $10.0 million. The loan will be repaid by Pubco using a portion of the proceeds received by Pubco from of the Proposed Transactions. The date of repayment is to be the earlier of (i) the date of a written demand for repayment by IFL to OpSec and (ii) such other date as may be agreed between IFL and OpSec. If OpSec does not consummate an initial business combination by the Outside Date, the loans will be repaid on such date to be mutually agreed between ITSF and IFL. See the section titled “Certain Relationships and Related-Party Transactions — OpSec Relationships and Related-Party Transactions” in the proxy statement/prospectus.

•	IVC Europe plans to designate Michael Mauer and Pam Jackson as directors of Pubco following the Business Combination.

•	After the consummation of the Business Combination, directors or members of IVC Europe’s management team who remain with Pubco may receive equity grants under the Pubco Incentive Plan.

•

Hazem Ben-Gacem, who is an officer and director of IVC Europe, has previously served on the board of Orca Bidco and indirectly through an affiliate, entered into certain investment agreements with OpSec, pursuant to which he holds a 1.33% stake in ITSF, the majority shareholder of OpSec.

•

Pam Jackson, who is a director of IVC Europe and will serve on the board of directors of Pubco following the completion of the Proposed Transactions, and Hazem Ben-Gacem and Peter McKellar, who are officers and directors of IVC Europe, are directors of Investcorp Capital Plc. Investcorp Capital Plc is (a) an indirect, 100% shareholder of ITV Limited, which is the general partner of Investcorp Technology Secondary Fund 2018 GP Limited Partnership, which in turn is the general partner of ITSF, (b) an indirect holder of a 1.94% interest in ITSF, and (c) under common control with the Sponsor by Investcorp Holdings B.S.C.(c). Upon consummation of the Proposed Transactions, Hazem Ben-Gacem and Peter McKellar will step down from the IVC Europe Board.

•

The Sponsor has an aggregate dollar amount of $20,770,450 at risk dependent on the consummation of the Proposed Transactions, which includes: (a) $25,000 for 8,625,000 IVC Europe Class B Ordinary Shares at $0.003 per share, which have an aggregate market value of approximately $             based on

the closing price of the IVC Europe Class A Ordinary Shares of $             on Nasdaq on the Record Date; (b) $16.7 million for the purchase of 16,700,000 of IVC Europe Private Placement Warrants (and the underlying securities); and (c) $4.2 million in loans to IVC Europe to fund working capital and monthly contributions to the Trust Account until the Business Combination. No out-of-pocket expenses incurred by IVC Europe’s directors and officers connection with certain activities on IVC Europe’s behalf remain outstanding. On November 3, 2021, the Sponsor sold an aggregate of 1,287,917 IVC Europe Class B Ordinary Shares for $154,550, or $0.12 per share, to the following individuals, respectively: (a) 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith worth approximately $86,250; (b) 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar worth approximately $57,500, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, each worth approximately $3,600, respectively. On December 17, 2021, at the IPO closing, the underwriters exercised their full over-allotment option of 4,500,000 Units, at which time each of the Initial IVC Europe Shareholders received certain additional shares to maintain 20.0% of the total IVC Europe Ordinary Shares issued and outstanding. The Sponsor, Baroness Ruby McGregor-Smith, Peter McKeller and each of Pam Jackson, Laurence Ponchaut and Adah Almutairi hold 7,079,500, 862,500, 575,000 and 36,000 IVC Europe Class B Ordinary Shares, respectively. Additionally, the Sponsor has agreed to subscribe for and purchase a number of Pubco Ordinary Shares for an aggregate purchase price not to exceed $50.0 million pursuant to the terms of the Backstop Agreement. See the section titled “Proposal No. 1 — The Business Combination Agreement Proposal — Ancillary Documents — Backstop Agreement” in the proxy statement/prospectus for more information.

These interests may influence IVC Europe’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Recommendation of the IVC Europe Board

After careful consideration of the matters described above, particularly OpSec’s potential for growth, the experience of OpSec’s management, OpSec’s competitive positioning and technical skills, as well as the unanimous recommendation of the Special Committee, the IVC Europe Board unanimously determined that each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal (if presented) is advisable and in the commercial interests of IVC Europe and its shareholders; and unanimously recommends that shareholders vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the IVC Europe Board is not meant to be exhaustive but includes the material information and factors considered by the IVC Europe Board.

Pubco’s Amended and Restated Memorandum and Articles of Association

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the Pubco Board and shareholders of Pubco will amend and restate the Pubco Articles. The Pubco Articles will reflect the following material differences from the IVC Europe Articles:

•	The name of the new public entity will be “OpSec Holdings.”

•

Pubco will have 500,000,000 authorized ordinary shares, as opposed to IVC Europe having 400,000,000 authorized IVC Europe Class A Ordinary Shares, 40,000,000 authorized IVC Europe Class B Ordinary Shares and 1,000,000 authorized preferred shares.

•	Pubco’s corporate existence will be perpetual as opposed to IVC Europe’s corporate existence which terminates if IVC Europe is unable to consummate a business combination.

•	The Pubco Articles will not include the various provisions applicable only to special purpose acquisition companies that the IVC Europe Articles contain.

As noted above, certain provisions of the IVC Europe Articles will not be included in the Pubco Articles. The following provisions are proposed to be deleted as they apply only during the period that will terminate upon the consummation of the Business Combination:

•	Article 17.1, which outlines the rights attaching to the IVC Europe Class A Ordinary Shares and IVC Europe Class B Ordinary Shares.

•

Articles 17.2 to 17.7, which outline the terms applicable to the automatic conversion of IVC Europe Class B Ordinary Shares into IVC Europe Class A Ordinary Shares on the day of the closing of the Business Combination.

•	Within Article 1.1, the definitions of “Business Combination,” “Class A Share,” “Class B Share,” “Equity-linked Securities,” “IPO” and “Trust Account.”

Some provisions of the Pubco Articles may discourage, delay or prevent a change of control of Pubco or management that shareholders may consider favorable, including a provision that authorizes the Pubco Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by IVC Europe’s shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If the Pubco Board decides to issue these preference shares, the price of the Pubco Ordinary Shares may fall and the voting and other rights of the holders of Pubco Ordinary Shares may be materially adversely affected.

However, under Cayman Islands law, the directors may only exercise the rights and powers granted to them under the Pubco Articles with care and skill for a proper purpose and for what they believe in good faith to be in the best interests of Pubco.

Material U.S. Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of IVC Europe Ordinary Shares or IVC Europe Warrants of (i) the Business Combination; (ii) the ownership of Pubco Ordinary Shares or Pubco Warrants following the Business Combination; and (iii) the election to have IVC Europe Ordinary Shares redeemed for cash. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of IVC Europe Ordinary Shares or IVC Europe Warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only

U.S. Holders that hold IVC Europe Securities and (unless they exercise redemption rights), after the completion of the Business Combination, will hold Pubco Securities as “capital assets” within the meaning of Section 1221 of the Code.

This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities

•	broker-dealers

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code

•	tax-exempt entities

•	governments or agencies or instrumentalities thereof

•	insurance companies

•	regulated investment companies

•	real estate investment trusts

•	certain expatriates or former long-term residents of the United States

•	persons that acquired IVC Europe Ordinary Shares or IVC Europe Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation

•	persons that hold IVC Europe Ordinary Shares or IVC Europe Warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction

•	persons whose functional currency is not the U.S. dollar

•	controlled foreign corporations

•	passive foreign investment companies

•	persons required to accelerate the recognition of any item of gross income with respect to IVC Europe Ordinary Shares as a result of such income being recognized on an applicable financial statement

•	persons who actually or constructively own 5 percent or more, by vote or value, of IVC Europe Ordinary Shares or will hold five percent or more, by vote or value, of Pubco Ordinary Shares

•	the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws. Additionally, this discussion does not address the tax treatment of partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold IVC Europe Ordinary Shares or IVC Europe Warrants through such entities. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of IVC Europe Ordinary Shares or IVC Europe Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought and do not intend to seek any ruling from the IRS regarding any aspect of the Business Combination or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would be sustained by a court.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF IVC EUROPE ORDINARY SHARES OR IVC EUROPE WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF IVC EUROPE ORDINARY SHARES WHO CHOOSE TO HAVE THEIR ORDINARY SHARES REDEEMED FOR CASH OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF PUBCO SECURITIES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights

Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s IVC Europe Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “The Extraordinary General Meeting of IVC Europe Shareholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the IVC Europe Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described below under the heading “—Treatment of redemption as a sale under Section 302 of the Code”) or rather as a dividend distribution (in which case such redemption would be treated as described under the heading “—Treatment of redemption as a dividend distribution”).

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of IVC Europe Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning IVC Europe Warrants) relative to all IVC Europe Ordinary Shares outstanding both before and after such redemption. The redemption of IVC Europe Ordinary Shares generally will be treated as a sale of the IVC Europe Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder; (ii) results in a “complete termination” of the U.S. Holder’s interest in IVC Europe; or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only IVC Europe Ordinary Shares actually owned by the U.S. Holder, but also any IVC Europe Ordinary Shares that are constructively owned by such U.S. Holder. In addition to shares owned directly, a U.S. Holder may constructively own shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include IVC Europe Ordinary Shares that could be acquired pursuant to the exercise of IVC Europe Warrants.

In order to meet the substantially disproportionate test, the percentage of outstanding voting shares of IVC Europe actually and constructively owned by the U.S. Holder immediately following the redemption of IVC Europe Ordinary Shares must, among other requirements, be less than 50% of the total combined voting power in IVC Europe and be less than 80% of outstanding voting shares of IVC Europe actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Proposed Transactions, the IVC Europe Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable.

There will be a complete termination of a U.S. Holder’s interest if either (i) all IVC Europe Ordinary Shares actually and constructively owned by the U.S. Holder prior to the Proposed Transactions are redeemed or (ii) all

IVC Europe Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of IVC Europe. In addition, a U.S. Holder may not hold any other interest, such as an interest as an officer, director or employee, among others, in IVC Europe other than an interest as a creditor.

The redemption of the IVC Europe Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in IVC Europe. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in IVC Europe will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

Treatment of redemption as a sale under Section 302 of the Code

Subject to the PFIC rules discussed below, if the redemption is treated as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference (if any) between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in its IVC Europe Ordinary Shares so redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such IVC Europe Ordinary Shares exceeds one year at the time of such disposition. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates and the deductibility of capital losses is subject to certain limitations.

Treatment of redemption as a dividend distribution

If the redemption is not treated as a sale of stock under Section 302 of the Code, then a U.S. Holder will be treated as receiving a corporate distribution. Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend an amount equal to the cash received in the redemption to the extent IVC Europe has sufficient current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, if the distribution exceeds such earnings and profits, the excess generally will be applied against and reduce the U.S. Holder’s basis in its IVC Europe Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such IVC Europe Ordinary Shares. Any remaining tax basis of the U.S. Holder in the redeemed IVC Europe Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder. Because IVC Europe may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by IVC Europe will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, a redemption treated as a dividend generally will be taxed at the lower applicable long-term capital gains rate only if the IVC Europe Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the IVC Europe Ordinary Shares.

U.S. HOLDERS OF IVC EUROPE ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination

The Share Contribution and the First Merger, together with the share for share exchange in the Second Merger and the issuance, if any, of Pubco Ordinary Shares pursuant to the Backstop Agreement, is expected to qualify as a transfer of property to a corporation in exchange for stock under Section 351 of the Code.

The provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond the control of either IVC Europe or Pubco. For example, if more than 20% of the Pubco Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance as part of the Proposed Transactions, one of the requirements for Code Section 351 treatment would be violated. Moreover, the closing of the Business Combination is not conditioned on an opinion of counsel as to the tax treatment of the share for share exchange in the Second Merger, and there can be no assurance that the IRS will not successfully challenge this position. If so challenged, the exchange of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the share for share exchange in the Second Merger will be a taxable exchange, and the consequences to holders will be materially different from those described herein, unless the Second Merger qualifies as a tax-free reorganization (discussed below).

Assuming the exchanges of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as a Section 351 transaction, a U.S. Holder that exchanges IVC Europe Ordinary Shares in the Second Merger for Pubco Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to the discussions below of the IVC Europe Warrants, the PFIC rules and the treatment of U.S. Holders that exchange both IVC Europe Ordinary Shares and IVC Europe Warrants. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Second Merger by a U.S. Holder should be equal to the adjusted tax basis of the IVC Europe Ordinary Shares surrendered in the Second Merger in exchange therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the IVC Europe Ordinary Shares surrendered in the Second Merger in exchange therefor.

It is also possible that the Second Merger may qualify as a tax-free reorganization. However, there are many requirements that must be satisfied in order for the Second Merger to qualify as a tax-free reorganization, some of which are based upon factual determinations and others that are fundamental to all corporate reorganizations are based on judicial determinations and lack statutory certainty. It is unclear whether the Second Merger will qualify as a tax-free reorganization due to both factual uncertainty and a lack of technical legal authority. For example, it is unclear as a matter of law whether a special purpose acquisition company such as IVC Europe can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, tax-free reorganization treatment could be adversely affected by events or actions that occur in connection with or following the consummation of the Second Merger, some of which are outside the control of IVC Europe. For example, the requirements for reorganization treatment could be affected by the magnitude of IVC Europe Ordinary Share redemptions that occur in connection with the Second Merger. Accordingly, due to this factual uncertainty and this lack of technical legal authority, Shearman & Sterling is unable to opine with respect to the Second Merger’s qualification as a tax-free reorganization. If the Second Merger qualifies as a tax-free reorganization, the consequences to U.S. Holders of IVC Europe Ordinary Shares would generally be the same as described in the preceding paragraph, except that if a U.S. Holder holds IVC Europe Ordinary Shares with differing tax bases and/or holding periods, the tax basis and holding period rules described in the preceding paragraph must be applied separately to each identifiable block of IVC Europe Ordinary Shares.

The appropriate U.S. federal income tax treatment of IVC Europe Warrants in connection with the Second Merger is uncertain because such treatment depends on whether the exchanges of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as an exchange under Section 351 of the Code or the Second Merger qualifies as a tax-free reorganization or both.

If the exchanges of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as an exchange under Section 351 of the Code, but the Second Merger does not qualify as a tax-free reorganization:

•

A U.S. Holder of IVC Europe Warrants and IVC Europe Ordinary Shares that transfers those IVC Europe Securities in exchange for Pubco Warrants and Pubco Ordinary Shares would generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values on the date of the exchange of the Pubco Warrants and Pubco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the IVC Europe Warrants and IVC Europe Ordinary Shares treated as having been exchanged therefor) and (ii) the fair market value on the date of the exchange of the Pubco Warrants received by such holder in such exchange.

•

A U.S. Holder of IVC Europe Warrants that exchanges only IVC Europe Warrants for Pubco Warrants, and does not also exchange IVC Europe Ordinary Shares for Pubco Ordinary Shares, will recognize gain or loss on the exchange of warrants. The amount of gain or loss will be the excess of the fair market value of the Pubco Warrants received over the U.S. Holder’s tax basis in the IVC Europe Warrants surrendered.

Alternatively, if the transfers of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as a Section 351 transaction and the Second Merger qualifies as a tax-free reorganization, then, subject to the PFIC rules (discussed below), a U.S. Holder of IVC Europe Warrants generally should not recognize any gain or loss on any exchange of those IVC Europe Warrants for Pubco Warrants, whether or not such U.S. Holder also exchanges IVC Europe Ordinary Shares for Pubco Ordinary Shares, and such U.S. Holder’s basis in the Pubco Warrants deemed received should be equal to the U.S. Holder’s basis in its IVC Europe Warrants deemed transferred.

U.S. Holders of IVC Europe Warrants are urged to consult with their tax advisors regarding the treatment of their IVC Europe Warrants in connection with the Second Merger.

Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distributions paid on the Pubco Ordinary Shares to the extent the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Pubco Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Pubco Ordinary Shares. Because Pubco may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by Pubco will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares or Warrants” below) only if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Pubco Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares or Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the Pubco Ordinary Shares or Pubco Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Pubco Ordinary Shares or Pubco Warrants exceeds one year at the time of such disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pubco Ordinary Shares or Pubco Warrants so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See the heading “—Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a Pubco Ordinary Share acquired pursuant to the exercise of a warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. Holder’s tax basis in a Pubco Ordinary Share received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Pubco Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Pubco Ordinary Share received generally would equal the U.S. Holder’s tax basis in the warrants. If the cashless exercise was not treated as a recapitalization (or realization event), it is unclear whether a U.S. Holder’s holding period for the Pubco Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Share would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered warrants with an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Pubco Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Pubco Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of Pubco Ordinary Shares for which such warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the warrant holders’ proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Pubco Ordinary Shares that is taxable to the U.S. Holders of such Pubco Ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Pubco equal to the fair market value of the increase in the interest. For certain information reporting purposes, Pubco is required to determine the date and amount of any such constructive distributions and may do so in its sole discretion.

Passive Foreign Investment Company

Generally

The treatment of U.S. Holders of IVC Europe Securities and Pubco Securities could be materially different from that described herein if IVC Europe or Pubco is or was treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are passive assets.

The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (collectively, “PFIC Elections”). Further detail about each PFIC Election is provided below under the heading “—Pubco Securities”.

IVC Europe Securities

IVC Europe is a blank check company with no current active business (as determined for purposes of the PFIC rules). Based upon the composition of its income and assets, IVC Europe believes that it was a PFIC in its 2022 taxable year and, if the Proposed Transactions occur, may be a PFIC for the current taxable year.

Application of the PFIC Rules to the Redemption

Assuming IVC Europe is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of IVC Europe Ordinary Shares and that the U.S. Holder has not made an applicable PFIC Election, such U.S. Holder generally will be subject to the special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the redemption of its IVC Europe Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder. For this purpose, a U.S. Holder of IVC Europe Ordinary Shares will be treated as receiving an “excess distribution” if (a) the U.S. Holder held the IVC Europe Ordinary Shares for more than one of its taxable years and (b) the amount a U.S. Holder receives upon a redemption of IVC Europe Ordinary Shares is treated as a distribution because the redemption does not satisfy the Section 302 tests described above under the heading “—Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights”. In that case, all of the redemption proceeds would be treated as an “excess distribution” that is subject to the rules set forth below. Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the IVC Europe Ordinary Shares. The amounts allocated to the taxable year of the redemption will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Redemption proceeds taxable as dividends that are not “excess distributions” with respect to the U.S. Holder will not be eligible for taxation at the favorable rates described above in the heading “—Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares—Taxation of Distributions” if IVC Europe is a PFIC in the taxable year the dividends are paid or in the preceding taxable year.

Application of the PFIC Rules to the Second Merger

Even if the transfers of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger qualify as an exchange under Section 351 of the Code and the Second Merger qualifies as a tax-free reorganization, a U.S. Holder that transfers IVC Europe Securities pursuant to the Second Merger could nevertheless recognize gain if IVC Europe is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of IVC Europe Ordinary Shares may recognize gain in connection with the Second Merger if: (i) such U.S. Holder has not made a PFIC Election and (ii) Pubco is not a PFIC in the taxable year that includes the day after the Second Merger. Any such gain generally would be subject to the rules described below.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations.

Therefore, U.S. Holders of IVC Europe Ordinary Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Second Merger to the extent their IVC Europe Ordinary Shares have a fair market value in excess of their tax basis therein.

The application of the PFIC rules to the IVC Europe Warrants is unclear. A proposed regulation issued under the PFIC rules (that has a 1992 effective date) generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled to make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of IVC Europe Warrants for Pubco Warrants pursuant to the Second Merger.

Moreover, if the transfers of IVC Europe Ordinary Shares for Pubco Ordinary Shares pursuant to the Second Merger do not qualify as an exchange under Section 351 of the Code and the Second Merger does not qualify as a tax-free reorganization, then any exchange by a U.S. Holder of IVC Europe Securities for Pubco Securities pursuant to the Second Merger will be a taxable exchange and subject to the rules described above under the heading “—Application of the PFIC Rules to the Redemption.”

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE SECOND MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Application of the PFIC Rules to Pubco Securities

Based on the expected post-Business Combination composition of Pubco’s income and assets, the estimated value of Pubco’s assets, including goodwill, and the nature of Pubco’s business, Pubco currently does not expect to be a PFIC for its taxable year ending December 31, 2023. However, because Pubco’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of Pubco’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Pubco Ordinary Shares from time to time, which could be volatile), there can be no assurances that Pubco will not be a PFIC for its taxable year ending December 31, 2023 or any future taxable year.

If Pubco is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns Pubco Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described below on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

If Pubco is, or is treated as, a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its Pubco Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of the sale or disposition and to any year before Pubco became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its Pubco Ordinary Shares exceed 125% of the average of the annual distributions on the Pubco Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. Dividends paid by Pubco will not be eligible for taxation at the favorable rates described above in the heading “—Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares—Taxation of Distributions” if Pubco is a PFIC in the taxable year the dividends are paid or in the preceding taxable year.

In general, a U.S. Holder of shares in a PFIC may avoid the adverse PFIC tax consequences described above in respect of such shares by making and maintaining a timely and valid QEF election to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a “PFIC Annual Information Statement” from the PFIC. Pubco does not intend, however, to determine its earnings and profits or net capital gain under U.S. federal income tax principles, nor does it intend to provide any U.S. Holder with a PFIC Annual Information Statement. Therefore, U.S. Holders should not expect to be eligible to make this election.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire Pubco Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Pubco was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury Regulations that have not been finalized could be interpreted as providing that any gain generally will be treated as an excess distribution, taxed as described above. If Pubco was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, it is possible that the adverse tax consequences relating to PFIC shares may apply with respect to such newly acquired Pubco Ordinary Shares, unless Pubco ceases to be (or to be treated as) a PFIC and the U.S. Holder makes a purging election. A purging election creates a deemed sale of the U.S. Holder’s Pubco Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain as a result of the purging election, and such gain is subject to the special PFIC tax and interest charge rules described above. If a purging election is made, the U.S. Holder will have a new basis and holding period in the Pubco Ordinary Shares to which the purging election relates.

Alternatively, if Pubco is a PFIC and if the Pubco Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. Pubco Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the Pubco Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the Pubco Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of Pubco Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Pubco Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Pubco Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the Pubco Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Pubco Ordinary Shares in a year in which Pubco is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury Regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of Pubco, even if the U.S. Holder made a mark-to-market election with respect to the Pubco Ordinary Shares. Currently, a mark-to-market election may not be made with respect to the warrants.

If Pubco is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any Pubco Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury Regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to Pubco and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the determination of whether Pubco is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of Pubco Ordinary Shares.

The rules dealing with PFICs and with PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of IVC Europe Securities and Pubco Securities should consult their own tax advisors concerning the application of the PFIC rules under their particular circumstances.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of Pubco Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of the United States information reporting and backup withholding rules and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the Second Merger, ownership and disposition of Pubco Ordinary Shares and Pubco Warrants and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Cayman Islands Tax Considerations

Under the current laws of the Cayman Islands, entities incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Sources and Uses of the Proceeds for the Proposed Transactions

The following table summarizes the sources and uses of proceeds from the Proposed Transactions. Where actual amounts are not known or knowable, the figures below represent IVC Europe’s good faith estimate of such amounts.

Sources	Assuming No Redemption	Assuming 50% Redemptions(1)	Assuming Maximum Redemptions(2)
	(in millions)
Committed Capital(3)	$—	$—	$50.0
Proceeds from Trust Account	$206.5	$103.3	$—
Total	$206.5	$103.3	$50.0

[1]	Assumes that 9,502,834 IVC Europe Public Shareholders redeem their IVC Europe Class A Ordinary Shares in connection with the Extraordinary General Meeting.
[2]	Assumes that all IVC Europe Public Shareholders redeem their IVC Europe Class A Ordinary Shares in connection with the Extraordinary General Meeting.
[3]

Pursuant to the Backstop Agreement, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares in the event that the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million. In this maximum redemption scenario, the Sponsor will subscribe for 5,000,000 Pubco Ordinary Shares at a price of $10.00 per share.

Uses	Assuming No Redemption	Assuming 50% Redemptions(1)	Assuming Maximum Redemptions(2)
Cash to Balance Sheet	$176.5	$72.3	$20.0
Secondary Proceeds	$10.0	$10.0	$10.0
Estimated Fees and Expenses	$20.0	$20.0	$20.0

Total	$206.5	$103.3	$50.0

[1]	Assumes that 9,502,834 IVC Europe Public Shareholders redeem their IVC Europe Class A Ordinary Shares in connection with the Extraordinary General Meeting.
[2]	Assumes that all IVC Europe Public Shareholders redeem their IVC Europe Class A Ordinary Shares in connection with the Extraordinary General Meeting.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, IVC Europe will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of OpSec issuing shares at the closing of the Business Combination for the net assets of IVC Europe as of the closing date, accompanied by a recapitalization. The net assets of IVC Europe will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination was primarily based on OpSec comprising the ongoing operations of the combined company, OpSec senior management comprising the senior management of the combined company, and the former owners and management of OpSec having control of the Pubco Board after the Second Merger by virtue of being able to appoint at least a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Second Merger will be treated as the equivalent of OpSec issuing shares for the net assets of IVC Europe, accompanied by a recapitalization. The net assets of IVC Europe will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued over the fair value of IVC Europe’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Second Merger will be those of OpSec.

Regulatory Approvals

The Proposed Transactions are not subject to any additional U.S. federal or state regulatory requirement or approval.

Upon Merger Closing, IVC Europe and Pubco shall cause the Second Merger to be consummated by filing the Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Companies Act or by any other law to make the Second Merger effective with the Registrar of Companies of the Cayman Islands. The Second Merger shall become effective when the Plan of Merger is approved by the Registrar of Companies of the Cayman Islands.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of April 25, 2023, attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Agreement”), by and among the Company, Pubco, Merger Sub I, Merger Sub II, Orca Holdings and certain shareholders of OpSec and the transactions contemplated thereby be confirmed, ratified and approved in all respects.”

Required Vote and Recommendation of the Board

The approval of the Business Combination Proposal will require an ordinary resolution as a matter of Cayman Islands law and in accordance with the IVC Europe Articles. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.

THE IVC EUROPE BOARD UNANIMOUSLY RECOMMENDS THAT THE IVC EUROPE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, IVC Europe will merge with Merger Sub II, with IVC Europe continuing as the surviving entity. See “The Business Combination Proposal” in this proxy statement/prospectus for a description of the Second Merger and its structure as it relates to the Business Combination.

The Merger Proposal, if approved, will authorize the Plan of Merger and the Second Merger.

The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the Extraordinary General Meeting.

A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex C.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that (i) IVC Europe be and is hereby authorized to merge with Merger Sub II so that IVC Europe be the surviving company and all the undertaking, property and liabilities of the Merger Sub II vest in IVC Europe by virtue of such merger pursuant to the provisions of the Companies Act (As Revised); (ii) the Plan of Merger in respect of the Second Merger in the form appended at Annex C be and is hereby approved, ratified, confirmed and adopted in all respects; (iii) IVC Europe be and is hereby authorized to enter into the Plan of Merger, (iv) the Plan of Merger be executed by any one Director of IVC Europe on behalf of IVC Europe and any Director of IVC Europe be authorized to submit the Plan of Merger, together with any supporting documentation, for approval to the Registrar of Companies of the Cayman Islands and (v) all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of IVC Europe in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Required Vote and Recommendation of the Board

The approval of the Merger Proposal will require a special resolution as set out above as a matter of Cayman Islands law. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes will not have an effect on the Merger Proposal. The Merger Proposal will not be submitted if the Business Combination Proposal is not approved.

THE IVC EUROPE BOARD UNANIMOUSLY RECOMMENDS THAT IVC EUROPE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the IVC Europe Board to submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Business Combination Proposal or the Merger Proposal. In no event will IVC Europe solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the Initial IVC Europe Shareholders, OpSec and the OpSec Shareholders to make purchases of IVC Europe Class A Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal or the Merger Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of IVC Europe’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented at the Extraordinary General Meeting and is not approved by the shareholders, the IVC Europe Board will not be able to adjourn the Extraordinary General Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting that more time is necessary or appropriate to approve one or more proposals of the Extraordinary General Meeting be approved in all respects.”

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an “ordinary resolution” as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals (save as described above).

THE IVC EUROPE BOARD UNANIMOUSLY RECOMMENDS THAT IVC EUROPE PUBLIC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Pubco is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and related transactions. The unaudited pro forma condensed combined financial information was prepared giving effect to the Proposed Transactions and the Zacco Acquisition.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives pro forma effect to the Proposed Transactions and the Zacco Acquisition as if they were consummated on March 31, 2023. The unaudited pro forma condensed combined statements of profit or loss for the year ended March 31, 2023 give pro forma effect to the Proposed Transactions and the Zacco Acquisition as if they had occurred on April 1, 2022.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Proposed Transactions and the Zacco Acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with IVC Europe’s, OpSec’s and Zacco’s audited financial statements and related notes, as applicable, and the sections titled “IVC Europe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Zacco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Proposed Transactions

On April 25, 2023, IVC Europe, OpSec, Pubco, Merger Sub I and Merger Sub II entered into the Business Combination Agreement. Pursuant to the terms, and subject to the conditions, contained in the Business Combination Agreement, the parties to the Business Combination Agreement will affect the following transactions:

•	Immediately prior to the Second Merger, IVC Europe will cancel 2,555,110 of the issued and outstanding IVC Europe Class B Ordinary Shares.

•	The OpSec Shareholders will transfer all of their OpSec Ordinary Shares in exchange for Pubco Ordinary Shares.

•	OpSec will merge into Merger Sub I, with Merger Sub I being the surviving entity.

•	The Sponsor will transfer beneficial ownership of 12.5% of its IVC Europe Warrants to the OpSec Shareholders.

•	Merger Sub II will merge into IVC Europe, with IVC Europe being the surviving entity. Shareholders of IVC Europe will exchange their IVC Europe Class A Ordinary Shares for Pubco Ordinary Shares.

Accounting for the Proposed Transactions

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, IVC Europe will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of OpSec issuing shares at the closing of the Business Combination for the net assets of IVC Europe as of the closing date, accompanied by a recapitalization. The net assets of IVC Europe will be stated at historical cost, with no goodwill or other intangible assets recorded.

OpSec has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	OpSec’s shareholders will have the majority voting interest in Pubco under the no redemption, 50% redemption and maximum redemption scenarios.

•	The board of directors of the combined company has seven members, and OpSec has the ability to nominate the majority of the members of the board of directors.

•	OpSec’s senior management is the senior management of the combined company.

•	The business of OpSec will comprise the ongoing operations of Pubco.

•	OpSec is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since IVC Europe does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of Pubco Ordinary Shares issued over the fair value of IVC Europe’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes that public warrants will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss. However, OpSec’s evaluation of the post-Business Combination accounting for the public warrants is ongoing, including the possibility of accounting for the public warrants as equity in accordance with IFRS 2 following consummation of the Business Combination.

The Zacco Acquisition

On April 17, 2023, OpSec acquired 99.9724% of the issued capital stock in Zacco followed by acquisition of the remaining 0.0276% of the shares held by minority shareholders on May 26, 2023 pursuant to a statutory redemption process such that as of that date 100% of the issued and outstanding securities of Zacco is held by OpSec. Zacco is an intellectual property consultancy firm providing services from patent filing, trademark registration and online protection to dispute resolution, information security and portfolio management. The consideration consists of cash paid and shares issued to Zacco’s shareholders. As such, the historical financial information has been adjusted to provide the pro forma effect to the Zacco acquisition. The unaudited pro forma condensed combined balance sheet assumes that the Zacco acquisition occurred as of March 31, 2023 and the unaudited pro forma condensed combined statement of profit and loss assumes that the Zacco acquisition occurred on April 1, 2022.

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 — Business Combinations. OpSec has performed a preliminary purchase price allocation as detailed analysis of assets and liabilities has not been finalized (see note 4 of notes to the unaudited pro forma condensed combined financial information) and subject to finalization.

Reorganization — Division of OpSec Ordinary shares

On April 19, 2023, OpSec effected a share split of its authorized share capital from 25,000 OpSec Ordinary Shares of £1 par value each to 25,000,000 OpSec Ordinary Shares of £0.001 par value each. The issued share capital of 1,000 OpSec Ordinary Shares at £1 par value each was divided into 1,000,000 OpSec Ordinary Shares of £0.001 par value each. As a result of the share split, all of the OpSec Ordinary Shares, and net loss per share amounts have been adjusted retroactively for all periods presented in the unaudited pro forma condensed combined financial information.

Basis of Pro Forma Presentation

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of OpSec upon consummation of the Proposed Transactions and the Zacco Acquisition.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). OpSec has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

IVC Europe’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. OpSec’s historical consolidated financial statements were prepared in accordance with IFRS and presented in U.S. dollars. Zacco’s historical consolidated financial statements were prepared in accordance with IFRS and presented in Danish Krone (“DKK”).The unaudited pro forma condensed combined financial information includes adjustments to convert the financial information of IVC Europe from U.S. GAAP to IFRS as well as reclassifications to conform IVC Europe’s historical accounting presentation to OpSec’s accounting presentations, in each case for the relevant periods. The unaudited pro forma condensed combined financial information includes adjustments to translate the Zacco’s financial information into OpSec’s reporting currency of U.S. dollars from DKK using the following exchange rates:

•	at the period end exchange rate as of December 31, 2022, of DKK 1.00 to $0.14644 for the balance sheet;

•	the average exchange rate for the period from January 1, 2022, through December 31, 2022, of DKK 1.00 to $0.14469 for the statement of profit or loss for the period ending on that date.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by IVC Europe’s public shareholders of IVC Europe Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•

Assuming No Redemption: This presentation assumes that no shareholder of IVC Europe exercises redemption rights with respect to their IVC Europe Class A Ordinary Shares for cash in an amount equal to a pro rata portion of the funds deposited in the Trust Account.

•

Assuming 50% Redemption: This presentation gives effect to redemption of 9,502,834 IVC Europe Class A Ordinary Shares for aggregate redemption payments of $101.4 million at a redemption price of $10.67 per share based on the investments held in the Trust Account as of June 30, 2023.

•

Assuming Maximum Redemption: This presentation assumes that all 19,005,667 IVC Europe Class A Ordinary Shares are redeemed for aggregate redemption payments of $202.8 million at a redemption price of $10.67 per share based on the investments held in the Trust Account as of June 30, 2023. Pursuant to the Backstop Agreement, in the event the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares. In the maximum redemption scenario, the Sponsor will subscribe for 5,000,000 Pubco Ordinary Shares at a price of $10.00 per share pursuant to the Backstop Agreement.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by IVC Europe’s public shareholders is unknowable prior to the Extraordinary General Meeting. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.

The aggregate consideration to be received by the ITSF and Mill Reef (or “OpSec Shareholders”) in connection with the Business Combination is expected to be in the form of 23,577,550 Pubco Ordinary Shares, cash consideration of $10 million and the right to receive 1,277,550 Pubco Ordinary Shares upon the occurrence of triggering events described below.

Under the Business Combination Agreement, holders of 50% of the Pubco Ordinary Shares to be held by each Sponsor Member immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation shall be fully vested and freely tradable. The remaining 50% Sponsor Earnout Shares held by Sponsor Members, totaling 3,034,950 Sponsor Earnout Shares and 1,277,550 OpSec Earnout Shares held by OpSec Shareholders become fully vested in the event the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30-day trading period and in the event that there is a change of control of Pubco (each, a “Triggering Event”). The Triggering Events must occur within the time between the Second Merger Effective Time and the date that is ten years following the Second Merger Effective Time.

The following summarizes the number of Pubco Ordinary Shares outstanding under the three redemption scenarios:

	Assuming no redemptions		Assuming 50% redemptions		Assuming maximum redemptions
Shareholders	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares		%
ITSF (1)	22,518,918	49.4%	22,518,918	62.4%	22,518,918		71.2%
Mill Reef (1)	1,058,632	2.3%	1,058,632	2.9%	1,058,632		3.3%
IVC Europe Public Shareholders	19,005,667	41.7%	9,502,834	26.3%	—		0%
Sponsor (2)	2,477,825	5.4%	2,477,825	6.9%	7,477,825	(3)	23.7%
IVC Europe Directors and Officers (2)	557,125	1.2%	557,125	1.5%	557,125		1.8%

Total Ordinary Shares (4)	45,618,167	100%	36,115,334	100%	31,612,500		100%

1	Excludes ITSF and Mill Reef’s pro rata portion of the OpSec Earnout Shares.
2	Excludes the Initial IVC Europe Shareholders’ pro rata portion of the Sponsor Earnout Shares.
3

Pursuant to the Backstop Agreement, in the event the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares. In the maximum redemption scenario, the Sponsor will subscribe for 5,000,000 Pubco Ordinary Shares at a price of $10.00 per share.

4	Excludes shares underlying Pubco Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

							As of March 31, 2023
	As of March 31, 2023	As of June 30, 2023	As of December 31, 2022				(Assuming No Redemptions)			(Assuming 50% Redemptions)			(Assuming Maximum Redemptions)
	OpSec (IFRS Historical)	IVC Europe (U. S. GAAP Historical )	Zacco (IFRS Historical)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments for Zacco Acquisition (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS:
Property, plant and equipment	$11,531	$—	$711	$—	$—		$—		$12,242	$—		$12,242	$—		$12,242
Right-of-use assets	4,482	—	8,082	—	—		—		12,564	—		12,564	—		12,564
Intangible assets	67,334	—	3,074	553	31,195	b	—		161,642	—		161,642	—		161,642
					(643)	c
					60,129	c
Goodwill	—	—	553	(553)	—		—		—	—		—	—		—
Investment in joint venture	355	—	—	—	—		—		355	—		355	—		355
Deferred tax assets	5,046	—	675	—	—		—		5,721	—		5,721	—		5,721
Other financial assets	—	—	832	(565)	—		—		267	—		267	—		267
Other receivables	831	—	—	954	—		—		1,785	—		1,785	—		1,785
Lease receivables	—	—	389	(389)	—		—		—	—		—	—		—
Marketable securities held in Trust Account	—	202,761	—	—	—		(202,761)	A	—	—		—	—		—

Non-current assets	89,579	202,761	14,316	—	90,681		(202,761)		194,576	—		194,576	—		194,576
Prepaid expenses	—	272	513	—	—		—		785	—		785	—		785
Inventories	9,409	—	—	—	—		—		9,409	—		9,409	—		9,409
Trade and other receivables	27,624	—	25,868	484	—		—		53,976	—		53,976	—		53,976
Contract asset	795	—	4,893	—	—		—		5,688	—		5,688	—		5,688
Lease receivables	—	—	484	(484)	—		—		—	—		—	—		—
Tax receivable	1,117	—	—	—	—		—		1,117	—		1,117	—		1,117
Derivative financial instrument	25	—	—	—	—		—		25	—		25	—		25
Cash and cash equivalents	10,131	234	10,621	—	(102,699)	b	202,761	A	192,055	(101,381)	J	90,674	(101,381)	J	39,293
					92,888	e	(6,538)	D					50,000	J
					2,051	f	(10,000)	G
							(7,394)	I

Current assets	49,101	506	42,379	—	(7,760)		178,829		263,055	(101,381)		161,674	(51,381)		110,293

TOTAL ASSETS	$138,680	$203,267	$56,695	$—	$82,921		$(23,932)		$457,631	$(101,381)		$356,250	$(51,381)		$304,869

COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption	—	202,761	—	(202,761)	—		—		—	—		—	—		—
EQUITY
Share capital	$2	$—	$8,391	—	$(8,391)	a	2	F	$5	$(1)	J	$4	$(1)	J	$3
					27	b	(40)	G
					14	f
Share premium	61,873	—	—	—	3,945	b	(3,682)	C	283,481	(2,675)	I	179,426	2,074	I	130,120
					2,037	f	202,759	E		(101,380)	J		(101,379)	J
							1	F					49,999	J
							(9,960)	G
							(27,104)	H
							53,612	I
Class A ordinary shares	—	—	—	—	—		2	E	—	—		—	—		—
							(2)	F
Class B ordinary shares	—	1	—	—	—		(1)	F	—	—		—	—		—
Merger reserve	11,052	—	—	—	—		—		11,052	—		11,052	—		11,052
Translation reserve	(18,747)	—	—	—	—		—		(18,747)	—		(18,747)	—		(18,747)
Treasury Shares	—	—	(107)	—	107	a	—		—	—		—	—		—
Retained earnings (Accumulated deficit)	(5,756)	(27,104)	21,739	—	(21,739)	a	12,075	B	(57,118)	2,675	I	(54,443)	(2,074)	I	(56,517)
					(488)	d	(1,943)	C
							27,104	H
							(61,006)	I

							As of March 31, 2023
	As of March 31, 2023	As of June 30, 2023	As of December 31, 2022				(Assuming No Redemptions)			(Assuming 50% Redemptions)		(Assuming Maximum Redemptions)
	OpSec (IFRS Historical)	IVC Europe (U. S. GAAP Historical )	Zacco (IFRS Historical)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments for Zacco Acquisition (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Capital redemption reserve	—	—	—	—	—		—		—	—	—	—	—
Non-controlling interest	—	—	—	—	744	b	—		744	—	744	—	744

Total equity	48,424	(27,103)	30,023	—	(23,744)		191,817		219,417	(101,381)	118,036	(51,381)	66,655
LIABILITIES:
Provisions	1,039	—	321	—	—		—		1,360	—	1,360	—	1,360
Deferred tax liabilities	1,114	—	656	—	13,289	c	—		15,059	—	15,059	—	15,059
Warrant liabilities	—	6,817	—	—	—		—		6,817	—	6,817	—	6,817
Deferred underwriting fee payable	—	12,075	—	—	—		(12,075)	B	—	—	—	—	—
Ordinary shares subject to possible redemption	—	—	—	202,761	—		(202,761)	E	—	—	—	—	—
Interest-bearing loans and borrowings	37,785	—	—	—	92,888	e	—		130,673	—	130,673		130,673
Lease liabilities	3,060	—	6,323	—	—		—		9,383	—	9,383	—	9,383

Non-current liabilities	42,998	18,892	7,300	202,761	106,177		(214,836)		163,292	—	163,292	—	163,292
Provisions	490	—	—	—	—		—		490	—	490	—	490
Contract liabilities	14,511	—	1,826	—	—		—		16,337	—	16,337	—	16,337
Interest-bearing loans and borrowings	1,400	—	—	—	—		—		1,400	—	1,400	—	1,400
Lease liabilities	3,480	—	3,074	—	—		—		6,554	—	6,554	—	6,554
Tax payable	258	—	60	—	—		—		318	—	318	—	318
Notes payable to Sponsor	—	2,000	—	—	—		—		2,000	—	2,000	—	2,000
Accounts payable and accrued expenses	—	6,717	—	(6,717)	—		—		—	—	—	—	—
Trade and other payables	27,119	—	14,412	6,717	488	d	5,625	C	47,823	—	47,823	—	47,823
							(6,538)	D

Current liabilities	47,258	8,717	19,372	—	488		(913)		74,922	—	74,922	—	74,922

Total liabilities	90,256	27,609	26,672	202,761	106,665		(215,749)		238,214	—	238,214	—	238,214

TOTAL EQUITY AND LIABILITIES	$138,680	$203,267	$56,695	$—	$82,921		$(23,932)		$457,631	$(101,381)	$356,250	$(51,381)	$304,869

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

(in thousands, except share and per share data)

							Year Ended March 31, 2023
	Year Ended March 31, 2023	Twelve- months Ended June 30, 2023	Year Ended December 31, 2022				(Assuming No Redemptions)			(Assuming 50% Redemptions)			(Assuming Maximum Redemptions)
	OpSec (IFRS Historical)	IVC Europe (U. S. GAAP Historical)	Zacco (IFRS Historical)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments for Zacco Acquisition (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$119,521	$—	$98,386	$—	$—		$—		$217,907	$—		$217,907	$—		$217,907
Cost of sales	(60,840)	—	—	(78,007)	—		—		(138,847)	—		(138,847)	—		(138,847)

Gross profit	58,681	—	—	—	—		—		79,060	—		79,060	—		79,060
Other expenses	—	—	(45,661)	45,661	—		—		—	—		—	—		—
Distribution expenses	(19,132)	—	—	(7,040)	—		—		(26,172)	—		(26,172)	—		(26,172)
Other administrative expense	(25,315)	—	—	(6,273)	(200)	k	(61,006)	CC	(92,794)	2,675	CC	(90,119)	(2,074)	CC	(92,193)
Exceptional administrative expenses	(8,510)	—	—	—	(488)	h	(1,943)	BB	(10,941)	—		(10,941)	—		(10,941)
Exceptional credit	5,235	—	—	—	—		—		5,235	—		5,235	—		5,235
Intangible amortization	(9,879)	—	—	(1,148)	(5,524)	g	—		(16,462)	—		(16,462)	—		(16,462)
					89	g
Total administrative expenses	(38,469)	—	—	(7,421)	(6,123)		(62,949)		(114,962)	2,675		(112,287)	(2,074)		(114,361)
Work performed by the entity and capitalized	—	—	839	(839)	—		—		—	—		—	—		—
Staff costs	—	—	(43,016)	43,016	—		—		—	—		—	—		—
Other operating income	—	—	131	(131)	—		—		—	—		—	—		—
Other operating expenses	—	—	(231)	231	—		—		—	—		—	—		—
Amortization and depreciation	—	—	(4,530)	4,530	—		—		—	—		—	—		—
Formation and operating costs	—	(8,239)	—	—	—		—		(8,239)	—		(8,239)	—		(8,239)
Interest earned on Marketable securities held in Trust Account	—	10,556	—	—	—		(10,556)	AA	—	—		—	—		—
Change in fair value of warrant liabilities	—	(2,355)	—	—	—		—		(2,355)	—		(2,355)	—		(2,355)

Operating profit/(loss)	1,080	(38)	5,918 *	—	(6,123)		(73,505)		(72,668)	2,675		(69,993)	(2,074)		(72,067)
Finance income	20	—	2,734	—	—		—		2,754	—		2,754	—		2,754
Finance expenses	(4,172)	—	(3,273)	—	(9,270)	j	—		(16,715)	—		(16,715)	—		(16,715)
Share of profit of joint venture	342	—	—	—	—		—		342	—		342	—		342

(Loss)/profit before tax	(2,730)	(38)	5,379	—	(15,393)		(73,505)		(86,287)	2,675		(83,612)	(2,074)		(85,686)
Taxation	(657)	—	(1,249)	—	1,221	g	—		(685)	—		(685)	—		(685)

(Loss)/profit for the year	$(3,387)	$(38)	$4,130	$—	$(14,172)		$(73,505)		$(86,972)	$2,675		$(84,297)	$(2,074)		$(86,371)

(Loss)/profit attributed to:
Controlling interests	$(3,387)	$(38)	$4,130	$—	$(13,803)	i	$(73,505)		$(86,603)	$2,675		$(83,928)	$(2,074)		$(86,002)
Non-controlling interests	—	—	—	—	(369)	i	—		(369)	—		(369)	—		(369)
Net loss per share – basic and diluted	$(3.39)
Pro Forma weighted average ordinary shares outstanding—basic and diluted									45,618,167			36,115,334			31,612,500

Pro Forma net loss per share—basic and diluted									$(1.91)			$(2.33)			$(2.73)

*	This is defined as “Results before financial income and expenses” in the Zacco’s historical financial information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 is prepared giving effect to the Proposed Transactions and the Zacco Acquisition as if they were consummated on March 31, 2023. The unaudited pro forma condensed combined statement of profit or loss for the year ended March 31, 2023 is prepared giving effect to the Proposed Transactions and the Zacco Acquisition as if they had been consummated on April 1, 2022.

The historical financial information of OpSec as of and for the year ended March 31, 2023 was derived from OpSec’s audited consolidated financial statements as of and for the year ended March 31, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of IVC Europe as of June 30, 2023 included was derived from IVC Europe’s unaudited financial statements as of and for the three and six months ended June 30, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of IVC Europe for the twelve months ended June 30, 2023 was calculated by adding the historical financial information of IVC Europe for the year ended December 31, 2022 (derived from the IVC Europe’s audited financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021, included elsewhere in this proxy statement/prospectus) and for the six months ended June 30, 2023 (derived from the IVC Europe’s unaudited financial statements as of June 30, 2023 and December 31, 2022 and for the three and six months ended June 30, 2023 and 2022, included elsewhere in this proxy statement/prospectus) and then subtracting the historical financial information of IVC Europe for the six months ended June 30, 2022 (derived from the IVC Europe’s unaudited financial statements as of June 30, 2023 and December 31, 2022 and for the three and six months ended June 30, 2023 and 2022, included elsewhere in this proxy statement/prospectus). The historical financial information of Zacco was derived from Zacco’s audited consolidated financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, included elsewhere in this proxy statement/prospectus. This information should be read together with OpSec’s, IVC Europe’s and Zacco’s audited financial statements and related notes, the sections titled “IVC Europe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “OpSec’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Zacco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

IVC Europe’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars OpSec’s historical consolidated financial statements were prepared in accordance with IFRS and presented in U.S. dollars. Zacco’s historical consolidated financial statements were prepared in accordance with IFRS and presented in DKK. The unaudited pro forma financial information includes adjustments to convert the financial information of IVC Europe from U.S. GAAP to IFRS as well as reclassifications to conform IVC Europe’s historical accounting presentation to OpSec’s accounting presentations, in each case for the relevant periods. The unaudited pro forma condensed combined financial information includes adjustments to translate the Zacco’s financial information into U.S. dollars from DKK using the following exchange rates:

•	at the period end exchange rate as of December 31, 2022, of DKK 1.00 to $0.14644 for the balance sheet;

•	the average exchange rate for the period from January 1, 2022, through December 31, 2022, of DKK 1.00 to $0.14469 for the statement of profit or loss for the period ending on that date.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Pubco after giving effect to the Proposed Transactions and the Zacco Acquisition. OpSec’s management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Proposed Transactions and the Zacco Acquisition are based on certain currently available information and certain assumptions and methodologies that OpSec’s management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. OpSec believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Proposed Transactions and the Zacco Acquisition based on information available to OpSec’s management at this time and that the pro form adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that public warrants will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss. However, Pubco’s evaluation of the post-Business Combination accounting for the Pubco Warrants is ongoing, including the possibility of accounting for the Pubco Warrants as equity in accordance with IFRS 2 following consummation of the Business Combination. To the extent that the Pubco Warrants are accounted for as equity pursuant to IFRS 2, pro forma liabilities would be decreased by $6.8 million and pro forma equity would be increased by a corresponding amount as of June 30, 2023.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Proposed Transactions and the Zacco Acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of OpSec, IVC Europe and Zacco.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. OpSec’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the pro forma combined entity incurred significant cumulative net losses during the historical periods presented, resulting in the OpSec concluding that any deferred taxes recognized would not be probable of being realized per IAS 12.

OpSec has a management incentive plan, the Orca Executive Share Option Plan 2015 (the “ESOS”) whereby it grants OpSec Options to the management team and Directors to acquire, at a specified price per Ordinary Share, up to the number of Ordinary Shares set out in their award. Further information on share award arrangements is given in the notes to the OpSec’s audited consolidated financial statements as of and for the year ended March 31, 2023, included elsewhere in this proxy statement/prospectus.

Pursuant to the Business Combination Agreement, OpSec Options will be generally replaced with Pubco Options (except for certain OpSec Options held by OpSec Option Holders subject to taxation in the United States that will instead (to the extent not previously forfeited) be canceled and cashed out, as further described elsewhere in this proxy statement/prospectus), however the finalization of the terms and conditions of the new plan is still ongoing, and therefore no new assumptions or awards have been considered in this unaudited pro forma condensed combined financial information assumes. This information assumes the Business Combination will not be considered as a qualifying change of control event, therefore no adjustment has been reflected for the acceleration of the awards and the unvested portion will follow the historical vesting period.

Note 2 — IFRS Policy and Presentation Alignment

The historical financial information of IVC Europe has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert IVC Europe’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify IVC Europe’s ordinary shares subject to redemption to non-current financial liabilities under IFRS 2.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align IVC Europe and Zacco’s historical financial information in accordance with the presentation of OpSec’s historical financial information.

Note 3 —  Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Balance Sheet as of March 31, 2023

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023, are as follows:

(A)

Reflects the liquidation and reclassification of $202.8 million of Marketable securities held in the Trust Account to Cash and cash equivalents that become available following the Business Combination.

(B)

Reflects the reversal of Deferred underwriting fee payable of $12.1 million which were capitalized as of June 30, 2023 in IVC Europe’s historical financial information since all of the underwriters agreed to waive their right to underwriting fees upon consummation of Business Combination.

(C)

Represents unpaid preliminary estimated transaction costs expected to be incurred by OpSec of $5.6 million, for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination. Out of this $3.7 million is capitalized as equity issuance costs and $1.9 million is charged as an expense and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended March 31, 2023, as discussed in (BB).

(D)	Reflects payment of outstanding and accrued transaction costs amounting to $6.5 million upon consummation of Business Combination.

(E)	Represents the reclassification of the IVC Europe’s redeemable ordinary shares.

(F)

Represents the exchange of IVC Europe’s 19,005,667 Class A Ordinary Shares into 19,005,667 Pubco Ordinary Shares and 8,625,000 IVC Europe Class B Ordinary Shares into 3,034,950 Pubco Ordinary Shares after cancellation of 2,555,100 IVC Europe Class B Ordinary Shares for Nil consideration and remaining 3,034,950 Pubco Ordinary Shares to be fully vested subject to meeting the earnout conditions.

(G)	Represents the exchange of 1,000,000 OpSec Ordinary Shares into 23,577,550 Pubco Ordinary Shares and cash consideration of $10.0 million paid to OpSec Shareholders.

(H)	Reflects the elimination of IVC Europe’s historical accumulated deficit.

(I)

Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Pubco Ordinary Shares issued over the fair value of IVC Europe’s identifiable net assets at the date of the Business Combination, resulting in a $61.0 million, $58.3 million and $60.4 million increase to accumulated deficit assuming no redemptions, 50% and maximum redemptions, respectively. The net assets of IVC Europe is reduced by $7.4 million being the amount of expected transaction costs to be paid by IVC Europe not accrued in the historical accounts presenting equity issuance cost capitalized in share premium and further increased by the reversal of $12.1 million of deferred underwriting fees and the amount to be received from Sponsor for subscription of additional Pubco Ordinary Shares. This entire amount of expected transaction cost is payable on the happening of the Business Combination event and is reflected as a cash reduction in the unaudited pro forma condensed combined balance sheet. OpSec has determined that the fair value of the Sponsor Earnout Shares should be accounted for as a component of the deemed cost of the listing services upon consummation of the Business Combination. However, OpSec also determined that no separate adjustment is necessary as the fair value of the Sponsor Earnout Shares will be inherently reflected within the quoted price of IVC Europe Ordinary Shares used in valuing the consideration given to shareholders of IVC Europe, in deriving the deemed cost of the listing services. The fair value of shares issued was estimated based on a market price of $10.95 per IVC Europe Class A Ordinary Share on November 7, 2023. The value is preliminary and will change based on fluctuations in the share price of IVC Europe Class A Ordinary Shares and IVC Europe Public Warrants through Closing. A one percent change in the market price per share would result in a change of $2.4 million, $1.4 million and $0.9 million in the estimated expense assuming no redemptions, 50% and maximum redemptions respectively.

	Assuming no redemptions		Assuming 50% redemptions		Assuming maximum redemptions
	Shares	(in 000s)	Shares	(in 000s)	Shares	(in 000s)
IVC Europe Public Shareholders	19,005,667		9,502,834		—
Sponsor	2,477,825		2,477,825		7,477,825
IVC Europe Directors & Officers	557,125		557,125		557,125

Total Pubco Shares to be issued to IVC Europe Shareholders	22,040,617		12,537,784		8,034,950
Fair value of shares as of November 7, 2023	$10.95		$10.95		$10.95
Estimated market value of shares		$241,345		$137,289		$87,983
Net assets of IVC Europe as of June 30, 2023		175,658		175,658		175,658
Less: Effect redemption of IVC Europe’s public shares		—		(101,381)		(202,761)
Add: Subscription of additional shares by Sponsors		—		—		50,000
Less: IVC Europe’s transaction costs		(7,394)		(7,394)		(7,394)
Add: Reversal of deferred underwriting fee payable		12,075		12,075		12,075

Adjusted net assets of IVC Europe as of June 30, 2023		$180,339		$78,958		$27,578

Difference – being IFRS 2 charge for listing services		$61,006		$58,331		$60,405

(J)

Reflects the redemption of IVC Class A Ordinary Shares at a redemption price of approximately $10.67 per share out of the investments held in the Trust Account as of June 30, 2023, under the 50% and maximum redemption scenarios and the additional Sponsor subscription for Pubco Ordinary Shares at $10.00 per share.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss for the year ended March 31, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended March 31, 2023, are as follows:

(AA)	Represents the elimination of interest income generated from the Trust Account for twelve months ended June 30, 2023.

(BB)	Reflects preliminary estimated transaction costs of $1.9 million incurred by OpSec as part of the Business Combination. These costs are a non-recurring item.

(CC)

Represents $61.0 million, $58.3 million and $60.4 million of expense recognized assuming no redemptions, 50% and maximum redemptions, respectively, in accordance with IFRS 2, for the excess of the fair value of Pubco Shares and Pubco Public Warrants issued over the fair value of IVC Europe’s identifiable net assets. These costs are a non-recurring item.

Note 4 —  Preliminary Allocation of Purchase Price related Zacco Acquisition

On April 17, 2023, OpSec acquired 99.9724% of the issued capital stock in Zacco, followed by acquisition of the remaining 0.0276% of the shares held by minority shareholders on May 26, 2023 pursuant to a statutory redemption process such that as of that date 100% of the issued and outstanding securities of Zacco is held by OpSec. Zacco is an IP consultancy firm providing services from patent filing, trademark registration and online protection to dispute resolution, information security and portfolio management. The consideration consists of cash paid and shares issued to Zacco’s shareholders. The shares issued represent Orca Midco’s shares, a subsidiary of OpSec before the Zacco Acquisition. In addition, several Zacco’s management also reinvested the cash to purchase Orca Midco’s shares with fair value of $2.1 million, which affects the calculation of non-controlling interest. For the purpose of pro forma we have presented the cash reinvestment separately from the consideration paid.

The Zacco Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations and assuming OpSec closed the Zacco Acquisition as a subsidiary purchased for a consideration with a fair value of $106.7 million. The consideration consists of cash and non-cash consideration. OpSec recognized non-controlling interests at the non-controlling interest’s proportionate share of the Orca Midco’s net assets since Zacco’s management have ownership in Orca Midco.

The following table summarizes the fair value of the consideration transferred and the preliminary estimated fair values of the major classes of assets acquired and liabilities assumed at the acquisition date. The fair value of the intangible assets acquired has been determined using the Relief from Royalty method for Trademarks and Multi-Period Excess Earnings Methodology for Customer Relationships.

(in thousands of dollars)
Preliminary Purchase Price Allocation
Cash consideration	$102,699
Shares issued as consideration	3,972

Total consideration transferred under IFRS 3	$106,671
Non-controlling interest	744
Cash and cash equivalent	10,621
Trade and other receivables	25,868
Contract assets	4,893
Property, plant and equipment	711
Right-of-use assets	8,082
Intangible assets	63,113
Contract liabilities	(1,826)
Trade and other payables	(14,412)
Deferred tax liability	(13,945)
Lease liabilities	(9,397)
Other assets and liabilities, net	2,512

Net Assets Acquired	76,220

Amount Allocated to Goodwill	$31,195

The goodwill allocation of $31.2 million reflects expectations of the workforce in place to deliver the future growth potential of the Digital Brands Service line and the ability of Zacco A/S to win new customers.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary fair value	Estimated Useful life
	(in thousands of dollars)
Trademark	$9,768	20 years
Customer Relationships	$50,361	10 years

The identifiable intangible assets and related amortization are preliminary and are based on review of the relevant transaction documentation and our historical experiences. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Proposed Transactions may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset and liability.

The following pro forma adjustments were added to give effect to Zacco Acquisition as if it occurred as of March 31, 2023 for the purpose of the unaudited pro forma condensed combined balance sheet and on April 1, 2022 for the purpose of the unaudited pro forma condensed combined statement of profit or loss for the year ended March 31, 2023:

(a)	Represents the elimination of Zacco’s historical equity.

(b)

Reflects the consideration payment in the form of $102.7 million in cash, shares issued as consideration with an estimated fair value of $4.0 million and non-controlling interest estimated using proportionate share of Orca Midco’s net assets of $0.7 million, resulting in an addition to goodwill of $31.2 million.

(c)

Reflects the elimination of historical intangible assets of $0.6 million along with the recognition fair value of the intangible assets acquired of $60.1 million and its respective impact on Deferred Tax Liabilities of $13.3 million. This results in a net reduction of the addition to goodwill by $46.2 million. Our preliminary estimate of the weighted average useful lives of the acquired intangible assets were determined to be 20 years for Zacco Trademark and 10 years for Customer Relationships based on the useful lives assigned to comparable historical acquisitions.

(d)

Reflects preliminary estimated transaction costs expected to be incurred by OpSec of approximately $0.5 million for legal and advisory fees incurred as part of the Zacco Acquisition and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended March 31, 2023 as discussed in (h).

(e)

Reflects $94.5 million of Term Loan from Banks net with $1.6 million arrangement fees incurred for the period as of March 31, 2023. Further information on Term Loan from Banks is given in the notes to the OpSec’s audited consolidated financial statement as of and for the year ended March 13, 2023, included elsewhere in this proxy statement/prospectus.

(f)

Reflects $2.1 million of cash reinvestment from some Zacco’s managements to Orca Midco (a subsidiary of OpSec before the acquisition) which also affects the non-controlling interest calculation, as described in (b).

(g)	Reflects the elimination $90 thousand of historical Customer Rights’ amortization, the recognition the newly acquired Trademark and Customer Relationships’ amortization resulting in an additional expense of $5.5 million for the year ended March 31,2023, and unwinding $1.2 million of Deferred Tax Liability related the newly acquired intangible assets.

(h)	Reflects the estimated transaction costs of $0.5 million be expensed as part of the Zacco Acquisition, as described in (d). These costs are a non-recurring item.

(i)	Reflects profit or loss attributable to non-controlling interest as if the Zacco Acquisition had occurred as of April 1, 2022.

(j)

Recognition $9.3 million of interest expense related to borrowings in connection to the Zacco Acquisition. The interest is calculated using the effective interest method by assuming the initial SOFR/SONIA + Margin for each facility using the actual drawn down date on April 4, 2023.

A sensitivity analysis on interest expense for the year ended March 31, 2023 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest would have on the new debt. Stated interest rates related to the financing facilities are as follows:

Interest rate
Capex/Acquisition facility (U.S. dollars)	SOFR + 3.25%
Incremental facility (U.S. dollars)	SOFR + 5.50%
Incremental facility (GBP)	SONIA + 5.50%

The following table shows the change in interest expense for the financing facilities:

Interest expense assuming:
Increase of 0.125%	$119
Decrease of 0.125%	(119)

(k)	Reflects employee costs incurred related to Zacco warrants that are subject to service condition and will vest in seven months after the Zacco Acquisition.

Note 5 —  Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Proposed Transactions, assuming the shares were outstanding since April 1, 2022. As the Proposed Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Proposed Transactions have been outstanding for the entire period presented. The 3,034,950 Sponsor Earnout Shares and 1,277,550 OpSec Earnout Shares are subject to restrictions such that they are not determined to be participating securities at issuance and are not included in the calculation of pro forma net loss per share for the year ended March 31, 2023. OpSec Option Holders and Pubco Warrants issued in connection with the Business Combination are not included in the basic net loss per share calculation as the options are not exercised at the date of the consummation of the Business Combination Agreement.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of IVC Europe Class A Ordinary Shares

	For the Year Ended March 31, 2023
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming 50% Redemptions	Scenario 3 Assuming Maximum Redemptions
(in thousands, except share and per share data)
Numerator:
Pro forma net loss	$(86,972)	$(84,297)	$(86,371)
Denominator:
ITFS	22,518,918	22,518,918	22,518,918
Mill Reef	1,058,632	1,058,632	1,058,632
IVC Europe Public Shareholders	19,005,667	9,502,834	—
Sponsor	2,477,825	2,477,825	2,477,825
IVC Europe Directors & Officers	557,125	557,125	557,125

Total weighted average shares outstanding – basic and diluted	45,618,167	36,115,334	31,612,500
Net loss per share – basic and diluted (1)	$(1.91)	$(2.33)	$(2.73)
Potential anti-dilutive instruments not considered:
Sponsor Earnout Shares	3,034,950	3,034,950	3,034,950
OpSec Earnout Shares	1,277,550	1,277,550	1,277,550
OpSec Option Holders	10,657,554	10,657,554	10,657,554
Pubco Public Warrants	17,250,000	17,250,000	17,250,000
Pubco Private Warrants	16,700,000	16,700,000	16,700,000

Total	48,920,054	48,920,054	48,920,054

(1)	Diluted net loss per share is the same as basic net loss per share because the effect of dilutive instruments was anti-dilutive given Pubco’s net loss position.

PRO FORMA COMBINED PER SHARE INFORMATION

The following table sets forth the historical comparative per share information for OpSec and IVC Europe on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination, assuming:

•	no shareholder of IVC Europe exercises redemption rights with respect to their shares of IVC Europe Class A Ordinary Shares in connection with the Business Combination

•	Shareholders of IVC Europe exercise their redemption rights with respect to 50% of IVC Europe Class A Ordinary Shares in connection with the Business Combination, and

•	Shareholders of IVC Europe exercise their redemption rights with respect to all of the IVC Europe Class A Ordinary Shares in connection with the Business Combination.

IVC Europe’s historical financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. OpSec’s historical consolidated financial statements were prepared in accordance with IFRS and are presented in U.S. dollars.

This information should be read together with OpSec’s and IVC Europe’s audited financial statements and related notes and other financial information included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

The pro forma combined per share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project the post-combination company’s results of operations or earnings per share for any future date or period. The pro forma combined book value per share information below does not purport to represent what the value of OpSec and IVC Europe would have been had the companies been combined during the periods presented.

			Pubco
	IVC Europe (historical)	OpSec (historical)	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming 50% Redemptions	Scenario 3 Assuming Maximum Redemptions
	As of and for the twelve months ended June 30, 2023	As of and for the year ended March 31, 2023
Book value per share (1)	$(0.91)	$48.42	$4.81	$3.27	$2.11
Weighted average shares – basic
Weighted average Class A share outstanding	29,872,925	1,000,000	45,618,167	36,115,334	31,612,500
Weighted average Class B share outstanding	8,625,000	—	—	—	—
Effect of dilutive securities Class A share
SPAC Warrants	33,950,000	—	—	—	—
Weighted average shares – diluted
Weighted average Class A share outstanding	63,822,925	1,000,000	45,618,167	36,115,334	31,612,500
Weighted average Class B share outstanding	8,625,000	—	—	—	—
Net loss per share – basic:
Net loss per Class A share – basic	$(0.001)	$(3.39)	$(1.91)	$(2.33)	$(2.73)
Net loss per Class B share – basic	$(0.001)	—	—	—	—
Net loss per share – diluted:
Net loss per Class A share – diluted (2)	$(0.001)	$(3.39)	$(1.91)	$(2.33)	$(2.73)
Net loss per Class B share – diluted	$(0.001)	—	—	—	—

(1)	Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding. Total shares outstanding are stated after giving to effect redemptions.
(2)

IVC Europe, OpSec and Pubco’s diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive given IVC Europe, OpSec and Pubco’s net loss position.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on April 20, 2023. Pubco was formed for the sole purpose of entering into and consummating the Proposed Transactions. Pubco owns no material asset and does not operate any business.

Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares of a par value of $0.0001 per share. On April 20, 2023, Pubco issued one ordinary share to one shareholder. See the section titled “Description of Pubco’s Securities” in this proxy statement/prospectus for a description of Pubco’s securities following the completion of the Proposed Transactions.

Prior to the consummation of the Proposed Transactions, the directors of Pubco are Gilbert Kamieniecky and The Director Ltd., and the sole shareholder of Pubco is Dr. Selva Selvaratnam. The mailing address of Pubco’s registered office is c/o Paget-Brown Financial Services, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands. After consummation of the Proposed Transactions, its principal executive office will be that of 40 Phoenix Road, Washington NE38 0AD, United Kingdom.

INFORMATION RELATED TO IVC EUROPE

References in this section to “IVC Europe” or the “Company” refer to Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company. References to our “management” or our “management team” refer to IVC Europe’s officers and directors, and references to the “Sponsor” refer to Europe Acquisition Holdings Limited.

Introduction

On March 22, 2021, IVC Europe was incorporated as a blank check Cayman Islands exempted company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. IVC Europe has neither engaged in any operations nor generated any revenue to date. Based on its business activities, IVC Europe is a “shell company” as defined under the Exchange Act, because IVC Europe has no operations and has nominal assets consisting almost entirely of cash. Before executing the Business Combination Agreement with OpSec, IVC Europe’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Initial Public Offering

On December 17, 2021, IVC Europe consummated its IPO of 34,500,000 IVC Europe Public Units, which included 4,500,000 IVC Europe Public Units from the underwriters’ full exercise of their overallotment option, with each IVC Europe Public Unit consisting of one IVC Europe Class A Ordinary Share and one-half of one redeemable IVC Europe Public Warrant. Each whole IVC Europe Public Warrant is exercisable for one IVC Europe Class A Ordinary Share at a price of $11.50 per share. The IVC Europe Public Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $345.0 million. Citi and Credit Suisse acted as the underwriters for the IVC Europe IPO. The IVC Europe Class A Ordinary Shares and IVC Europe Public Warrants comprising the IVC Europe Public Units commenced separate trading on February 3, 2022.

Before the consummation of the IVC Europe IPO, on April 1, 2021, the Sponsor purchased an aggregate of 8,625,000 IVC Europe Class B Ordinary Shares for $25,000, or $0.003 per share. The Sponsor surrendered 1,437,500 IVC Europe Class B Ordinary Shares for no consideration, such that the total number of IVC Europe Class B Ordinary Shares would represent 20.0% of the total number of IVC Europe Ordinary Shares outstanding upon completion of the IVC Europe IPO. Before the Sponsor’s initial investment in IVC Europe, IVC Europe had no asset, tangible or intangible.

Simultaneously with the closing of the IVC Europe IPO, IVC Europe completed the private sale of an aggregate of 16,700,000 IVC Europe Private Placement Warrants to the Sponsor, generating gross proceeds to the Company of $16.7 million (the “Private Placement”). The issuance of the IVC Europe Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The IVC Europe Private Placement Warrants are identical to the IVC Europe Public Warrants, except as follows:

•	The IVC Europe Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a business combination, subject to certain limited exceptions.

•	The IVC Europe Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option.

•	The IVC Europe Private Placement Warrants are non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

No underwriting discount or commission was paid with respect to such sale.

If the IVC Europe Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the IVC Europe Private Placement Warrants will be redeemable by IVC Europe and exercisable by the holders on the same basis as the IVC Europe Public Warrants. If IVC Europe does not consummate its initial business combination by December 17, 2023 (or later, if IVC Europe extends the time to complete a business combination pursuant to the IVC Europe Articles), the IVC Europe Private Placement Warrants will expire worthless.

In April 2023, IVC Europe entered into two agreements with each of its underwriters, each to act as a capital markets advisor and as a placement agent in relation to the Business Combination. On June 9, 2023, IVC Europe terminated its two engagement letters with Credit Suisse. The terms of such engagement letters provided IVC Europe with the right to terminate Credit Suisse’s engagement if certain key members of the Credit Suisse team ceased to remain actively involved in their capacities at Credit Suisse, and no fees would be due under the engagement letters. On June 9, 2023, Credit Suisse waived its right to the deferred underwriting fees from IVC Europe’s IPO pursuant to the termination of the financial and equity capital markets advisor engagement letter.

The indemnification and contribution obligations of IVC Europe to Credit Suisse with respect to the Proposed Transactions as set forth in the underwriting agreement dated December 14, 2021, by and between IVC Europe, Citi and Credit Suisse, and as set forth in or incorporated into the engagement letters with Credit Suisse, as applicable, expressly survived the termination of the engagement letters with Credit Suisse.

Offering Proceeds Held in Trust

Upon the closing of the IVC Europe IPO and the Private Placement, $351.9 million was placed in the Trust Account, with Continental acting as trustee. On March 14, 2023, IVC Europe held an extraordinary general meeting with respect to voting on a proposal to extend the date by which IVC Europe must complete its initial business combination from March 17, 2023 to December 17, 2023. In connection with such vote, the holders of 15,494,333 IVC Europe Class A Ordinary Shares properly exercised their rights to redeem their shares for cash at a redemption price of $10.43 per share, for an aggregate redemption amount of $161.6 million.

Except for the withdrawal of interest to pay taxes, if any, the IVC Europe Articles provide that none of the funds held in trust will be released from the Trust Account until the earliest of:

•	the completion of its initial business combination

•

the redemption of IVC Europe Class A Ordinary Shares if IVC Europe is unable to complete its initial business combination by December 17, 2023 (or later if IVC Europe extends the time to complete a business combination), subject to applicable law

•

the redemption of IVC Europe Class A Ordinary Shares properly submitted in connection with a shareholder vote to the IVC Europe Articles (A) to modify the substance or timing of IVC Europe’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the IVC Europe Class A Ordinary Shares if IVC Europe has not consummated an initial business combination by December 17, 2023 (or later, if IVC Europe extends the time to complete a business combination) or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity.

As of September 30, 2023, there was $206.5 million held in the Trust Account. The proceeds deposited in the Trust Account could become subject to the claims of IVC Europe’s creditors, if any, which could have priority over the claims of IVC Europe Public Shareholders. While the funds in the Trust Account have, since the IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations, to mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), IVC Europe would, on or prior to the 24-month anniversary of the effective date of the registration statement relating to the IPO, instruct Continental to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (which may include demand deposit accounts) until the earlier of consummation of the initial business combination or liquidation.

Except as described in the prospectus for IVC Europe’s IPO and in the section titled “Information Related to IVC Europe — IVC Europe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus, these proceeds will not be released until the earlier of the completion of an initial business combination and IVC Europe’s Redemption of 100% of the outstanding IVC Europe Class A Ordinary Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that IVC Europe acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although IVC Europe may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The IVC Europe Board determined that this test was met in connection with the Business Combination with OpSec.

Shareholder Approval of Business Combination

Under the IVC Europe Articles, in connection with any proposed business combination, IVC Europe must seek shareholder approval of an initial business combination at a meeting called for such purpose at which IVC Europe shareholders may seek to redeem their IVC Europe Class A Ordinary Shares for cash, regardless of whether they vote for or against a proposed business combination, subject to the limitations described in the prospectus for the IVC Europe IPO. Accordingly, in connection with the Business Combination with OpSec, IVC Europe Public Shareholders may seek to redeem their IVC Europe Class A Ordinary Shares in accordance with the procedures set forth in this proxy statement/prospectus in the section titled “Redemption Rights” in this proxy statement/prospectus.

Permitted Purchases of IVC Europe’s Securities

The Initial IVC Europe Shareholders have agreed to vote their IVC Europe Class B Ordinary Shares, as well as any IVC Europe Class A Ordinary Shares purchased during or after the IVC Europe IPO, in favor of the Business Combination Proposal.

The Sponsor, directors, officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either before or following the completion of the Proposed Transactions. There is no limit on the number of shares such persons may purchase. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from IVC Europe Public Shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against the Business Combination Proposal, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business Combination Proposal. IVC Europe does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such transaction could be any of the following:

•	to vote in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination

•

to reduce the number of IVC Europe Public Warrants outstanding or vote such warrants on any matters submitted to the holders of IVC Europe Warrants for approval in connection with IVC Europe’s initial business combination

•

to satisfy a closing condition in an agreement with a target that requires IVC Europe to have a minimum net worth or a certain amount of cash at the closing of the Proposed Transactions, where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of IVC Europe Class A Ordinary Shares or IVC Europe Public Warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of IVC Europe Securities on a national securities exchange.

The Sponsor, officers, directors and/or any of their affiliates anticipate that they may identify the shareholders with whom the Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting IVC Europe directly or by its receipt of redemption requests submitted by shareholders following our mailing of proxy materials in connection with the Proposed Transactions. To the extent that the Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal, whether or not such shareholder has already submitted a proxy with respect to the Business Combination Proposal but only if such shares have not already been voted at the general meeting related to the Business Combination Proposal. The Sponsor, executive officers, directors, advisors or their affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.

The Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Voting Restrictions in Connection with the Extraordinary General Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Initial IVC Europe Shareholders, as well as all of IVC Europe’s officers and directors, have agreed to vote their IVC Europe Class B Ordinary Shares as well as any IVC Europe Ordinary Shares acquired in the aftermarket in favor of the Business Combination.

No director or officer of IVC Europe has purchased IVC Europe Securities in any open market transactions. However, at any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding IVC Europe or IVC Europe Securities, the Initial IVC Europe Shareholders, OpSec or OpSec’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of IVC Europe or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by IVC Europe’s affiliates pursuant to such arrangements would be voted in favor of the Business Combination. As of the date of this proxy statement/prospectus, there has been no such discussion and no agreement to such effect has been entered into with any such investor or holder.

Sponsor Loans

On April 1, 2021, the Sponsor issued an unsecured promissory note to IVC Europe (the “Promissory Note”), pursuant to which IVC Europe could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 (which was amended to March 31, 2022 on November 3, 2021) or the consummation of the IPO. On December 23, 2021, IVC Europe paid the remaining balance on the Promissory Note.

On March 7, 2023, IVC Europe entered into a non-interest bearing convertible unsecured loan (the “March 2023 Loan”) in the principal amount of up to $2.0 million from one of the Sponsor’s affiliates to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. If IVC Europe does not consummate an initial business combination by December 17, 2023, the March 2023 Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. The March 2023 Loan is convertible into IVC Europe Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the IVC Europe Private Placement Warrants.

In addition, on July 6, 2023 and November 15, 2023, IVC Europe entered into non-interest bearing unsecured loans in the principal amount of up to $1.7 million (the “July 2023 Loan”) and in the principal amount of up to $500,000 (the “November 2023 Loan”, collectively, together with the March 2023 Loan and the July 2023 Loan, the “Loans”) with an affiliate of the Sponsor to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. The July 2023 Loan and the November 2023 Loan bear no interest and shall be due and payable on the earlier of (i) the date on which IVC Europe consummates a business combination or (ii) the date of that the winding up of IVC Europe is effective. If IVC Europe does not consummate an initial business combination by December 17, 2023, the July 2023 Loan and the November 2023 Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. If at any time the IVC Europe Board determines that IVC Europe will not be able to consummate an initial business combination by December 17, 2023 and that IVC Europe shall instead liquidate, the Sponsor’s obligation to continue to make contributions shall cease immediately upon such determination.

As of September 30, 2023, the Loans amounted to a total principal amount of up to $4.2 million, and IVC Europe had made seven contribution payments to the Trust Account, each in the amount of $350,000 under the Loans as described above, and no additional amounts remained outstanding under any of the Loans.

Redemption Rights for IVC Europe Public Shareholders

On February 28, 2023, IVC Europe filed a definitive proxy statement concerning a vote of the IVC Europe Public Shareholders to extend the time in which IVC Europe has to complete a business combination. On

March 14, 2023, IVC Europe held an extraordinary general meeting, in which holders of 15,494,333 IVC Europe Class A Ordinary Shares elected to redeem their shares for cash in an amount equal to a pro rata portion of the funds held in the Trust Account, totaling $161.6 million in redemptions.

On November 9, 2023, IVC Europe filed a definitive proxy statement (the “Extension Proxy”) concerning a vote of the IVC Europe Public Shareholders to further extend the time in which IVC Europe has to complete a business combination from December 17, 2023 to June 17, 2024, the proposal of which is more fully described in the Extension Proxy.

IVC Europe will also provide our IVC Europe shareholders with the opportunity to redeem all or a portion of their IVC Europe Ordinary Shares upon the completion of the Proposed Transactions at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to IVC Europe to pay its taxes, if any, divided by the number of then outstanding IVC Europe Ordinary Shares, subject to the limitations described herein.

Based on funds in the Trust Account of $206.5 million on September 30, 2023, the estimated per share redemption price would have been $10.86 (excluding interest earned and dissolution expenses). The per-share amount that IVC Europe will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting fees that IVC Europe will pay to the underwriters of its IPO. The Initial IVC Europe Shareholders have entered into a letter agreement with IVC Europe, pursuant to which the Initial IVC Europe Shareholders have agreed to waive their redemption rights with respect to their IVC Europe Class B Ordinary Shares, and the Initial IVC Europe Shareholders have agreed to waive their redemption rights with respect to any IVC Europe Class A Ordinary Shares they may acquire in connection with the completion of the Proposed Transactions.

Limitation on Redemption Rights

If IVC Europe seeks shareholder approval of its initial business combination and accordingly does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the IVC Europe Articles provides that an IVC Europe Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to excess shares without IVC Europe’s prior consent. IVC Europe believes that this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force IVC Europe or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, an IVC Europe Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by IVC Europe, the Sponsor or IVC Europe’s management at a premium to the then-current market price or on other undesirable terms. By limiting the shareholders’ ability to redeem no more than 15% of the shares sold in its IPO, IVC Europe believes it will limit the ability of a small group of shareholders to unreasonably attempt to block its ability to complete its initial business combination.

However, IVC Europe will not restrict its shareholders’ ability to vote all of their shares for or against its initial business combination.

Liquidation if No Business Combination

Under the IVC Europe Articles, if IVC Europe does not complete the Business Combination with OpSec or another initial business combination by December 17, 2023, IVC Europe will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding IVC Europe Class A Ordinary Shares for cash in an amount equal to a pro rata portion of the funds held in the Trust Account (currently anticipated to be $10.86 per share based on funds in the Trust Account as of September 30, 2023 of $206.5 million but excluding interest earned and dissolution expenses); and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of IVC Europe’s remaining shareholders and the IVC Europe Board, dissolve and liquidate, subject in the case of (ii) and (iii) above) to IVC Europe’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the IVC Europe Warrants will expire. Holders of IVC Europe Warrants will receive nothing upon a liquidation with respect to such securities, and they will be worthless.

Each of the Initial IVC Europe Shareholders has agreed to waive its rights to participate in any distribution from IVC Europe’s Trust Account or other assets with respect to the IVC Europe Class B Ordinary Shares and shares underlying the IVC Europe Private Placement Warrants. There will be no distribution from the Trust Account with respect to IVC Europe Warrants, which will expire worthless if IVC Europe is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of IVC Europe’s creditors, which would be prior to the claims of IVC Europe Public Shareholders. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to IVC Europe if and to the extent any claims by a third party for services rendered or products sold to IVC Europe, or a prospective target business with which IVC Europe has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per IVC Europe Class A Ordinary Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay franchise and income taxes. This liability will not apply with respect to claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under IVC Europe’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. IVC Europe will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for IVC Europe’s independent registered public accounting firm), prospective target businesses or other entities with which IVC Europe does business execute agreements with IVC Europe waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Accordingly, the actual per-share Redemption price could be less than $10.00, plus interest, due to claims of creditors. Additionally, if IVC Europe is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in IVC Europe’s bankruptcy estate and subject to the claims of third parties with priority over the claims of IVC Europe Public Shareholders.

To the extent any bankruptcy claims deplete the Trust Account, IVC Europe might not be able to return to IVC Europe Public Shareholders at least $10.20 per IVC Europe Class A Ordinary Share. IVC Europe Public Shareholders are entitled to receive funds from the Trust Account only in the event of IVC Europe’s failure to complete a business combination within the required time periods or if the shareholders properly seek to have IVC Europe redeem their respective shares for cash upon a business combination which is actually completed by IVC Europe. In no other circumstances does an IVC Europe Public Shareholder have any right or interest of any kind to or in the Trust Account.

Facilities

IVC Europe currently uses office space at Century Yard, Cricket Square, Elgin Avenue, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands from the Sponsor and the members of its management team as its executive offices. IVC Europe believes, based on rents and fees for similar services in the Cayman Islands, that the fee charged by Sponsor is at least as favorable as IVC Europe could have obtained from an unaffiliated person. IVC Europe considers its current office space, combined with the other office space otherwise available to its executives, adequate for its current operations.

Employees

IVC Europe currently has three executive officers. These individuals are not obligated to devote any specific number of hours to IVC Europe’s matters, but they intend to devote as much of their time as they deem necessary to IVC Europe’s affairs until IVC Europe has completed its initial business combination. IVC Europe does not intend to have any full-time employees prior to the consummation of a business combination. IVC Europe will continue to exist as a wholly owned subsidiary of Pubco for potential business purposes. The Pubco Board may, however, in its judgment, determine to dissolve IVC Europe at any time.

Directors and Executive Officers

IVC Europe’s directors and officers are as follows:

Name	Age	Position
Hazem Ben-Gacem	52	Chairman
Peter McKellar	58	Vice-Chairman
Pam Jackson	65	Director
Laurence Ponchaut	53	Director
Adah Almutairi	46	Director
Baroness Ruby McGregor-Smith	60	Chief Executive Officer
Alptekin Diler	45	Chief Investment Officer
Craig Sinfield-Hain	50	Chief Financial Officer

Hazem Ben-Gacem. Hazem Ben-Gacem has been the Chairman of the IVC Europe Board since October 19, 2021. Hazem is Investcorp’s Co-Chief Executive Officer and Co-Chief Executive Officer of CP Holdings Limited with over 25 years of experience in successfully leading private equity investments across North America, Europe, the Middle East and Asia. Prior to Hazem’s appointment as Co-Chief Executive Officer of Investcorp and CP Holdings Limited in 2018, Hazem was the head of the European and Technology Private Equity platforms at Investcorp International from 2014 through 2018 and, before joining Investcorp International in 1994, worked at Credit Suisse First Boston’s M&A team from 1992 through 1994. Today, Hazem chairs the investment committees of the firm’s Private Equity activities in Europe, Middle East and Asia and is involved in multiple board directorships of reputable companies. In addition, as of November 2023, Hazem serves as a member of the Board of Investcorp Capital plc, which is an indirect subsidiary of Investcorp Holdings B.S.C.(c) and is listed on the Abu Dhabi Securities Exchange. Hazem is well-qualified to serve as our Chairman due to his extensive experience in private equity along with his leadership experience.

Peter McKellar. Peter McKellar has been the Vice-Chairman of the IVC Europe Board since October 27, 2021. Peter McKellar is Deputy Chairman of AssetCo plc, an AIM-quoted company, since January 2021, a non-executive director of 3i Group, a FTSE 100 listed company, since June 2021, and a member of the Board of Scottish Enterprise since February 2021. He is a director of a number of other privately held companies. In addition, as of November 2023, Peter serves as a member of the Board of Investcorp Capital plc, which is an indirect subsidiary of Investcorp Holdings B.S.C.(c) and is listed on the Abu Dhabi Securities Exchange. Previously, Peter held roles as Executive Chairman and Global Head of Private Markets at Standard Life Aberdeen, the international asset and wealth manager, from 2017 through 2020 and Head of Private Equity and Infrastructure at Standard Life, from 2012 through 2017. Peter was also lead manager of Standard Life Private Equity Trust, a London-listed investment company, from 2001 through 2015. Peter is well-qualified to serve as our Vice-Chairman due to his extensive experience in private equity, along with his leadership experience.

Pam Jackson. Pam Jackson currently serves as a member of the IVC Europe Board and chairs its Audit Committee and its Special Committee. Pam was the CEO of WPEI (trading as Level 20), a not-for-profit organization focused on improving gender diversity in the private equity industry from 2019 to 2023 and remains as a non-executive director of the company. In addition, as of November 2023, Pam serves as a member of the Board of Investcorp Capital plc, which is an indirect subsidiary of Investcorp Holdings B.S.C.(c) and is listed on the Abu Dhabi Securities Exchange. Before Pam’s appointment to Level 20 in 2019, Pam was a partner and supervisory board member at PwC where she held various roles including Middle East Deals leader, private equity and corporate M&A partner from 1990 through 2019. She is a chartered accountant and a chartered tax advisor. She served as a non-executive director of ArtsEd International from 2019 to 2022. Pam is well-qualified to serve as director due to her extensive experience in private equity and governance along with her leadership experience.

Laurence Ponchaut. Laurence Ponchaut serves as a member of the IVC Europe Board. Laurence is the Founder and Managing Director of the consultancy firm Distinct Communication. Previously, Laurence was an economic expert for the European Commission (the Directorate-General for International Partnerships) (1993-1995), a Big4 strategy consultant and the Head of Corporate Reputation for ArcelorMittal (2004-2009). Laurence is involved in multiple board directorships including Letzpact (2021), ProRSE (2017) and was previously a non-executive director of Merlux Maritime (2019-2020). Laurence is well-qualified to serve as director due to her extensive business and leadership experience.

Adah Almutairi. Adah Almutairi serves as a member of the IVC Europe Board. Adah is a member of the board of directors of eLux Medical, a medical technology company, since January 2013, a member of the board of trustees of Future Investment Initiative Institute, a non-profit organization focusing on start-up technology investments, since January 2020, and a member of the board of directors of Pharmaceutical Investment Company, a pharmaceuticals and biotechnology company, since January 2021. Previously, Adah was founder and chief executive officer of eLux Medical from January 2013 through August 2016. Adah is a professor of pharmaceutical chemistry, faculty in the departments of bioengineering and nanoengineering and director of the Center for Excellence in nanomedicine and engineering in the Institute of Engineering in Medicine at the University of California, San Diego. Adah’s work focuses on nanomedicine, nanotechnology, chemistry and polymer science. Adah is a 2016 Kavli Fellow and has received numerous honors and awards such as the NIH director’s new innovator award in 2009 for her work on “Chemically Amplified Response Strategies for Medical Sciences.” Adah’s work was highlighted by U.S. NIH director Francis Collins to Congress as one of the 4 most important American technology breakthroughs of the year 2012. Adah is well-qualified to serve as director due to her extensive business and leadership experience.

Baroness Ruby McGregor-Smith. Baroness Ruby McGregor-Smith has been our Chief Executive Officer since October 27, 2021. Her current Chair appointments are Mind Gym, the Institute of Apprenticeships and Technical Education and the Airport Operators Association. She is a non-executive director for the Thames Tideway Tunnel, SNC-Lavalin and Everyman Media Group. Ruby was formerly the Chief Executive of the Mitie Group from 2007 through 2016, Business Ambassador for the UK Government from 2012 through 2019 and Senior Independent director and non-executive director at Page Group from 2007 through 2017.

Alptekin Diler. Alptekin Diler has been our Chief Investment Officer since October 27, 2021. Alptekin is a senior member of Investcorp’s Private Equity MENA team and its Investment Committee. Previously, Alptekin was a director in Investcorp’s Global Capital Management team from 2011 through 2014, Investment Manager at ADM Capital from January 2011 through June 2011, FinansInvest from 2005 through 2008 and business development and M&A associate at Akenerji from 2002 through 2005. Alptekin is a board member of Turkey-based Namet Gida Sanayi ve Ticaret A.S., a meat producer, as of 2018 Arvento M2M Elektronik Sistemler Sanayi Ticaret A.S., as of 2015, and Arvento Mobil Sistemler A.S. (2015), a MENA telematics company, as of 2015.

Craig Sinfield-Hain. Craig Sinfield-Hain has been our Chief Financial Officer since October 27, 2021. Craig has been with Investcorp for 18 years. During his career at Investcorp he has held various roles within the Finance department including Group Financial Controller from 2009 through 2012. Craig is currently the Head of Business Analysis and Planning and also Head of Investment Structuring and Business Support in Europe. Craig joined Investcorp after completing an MBA with distinction at INSEAD in France in 2002. Prior to Investcorp he worked as an actuarial consultant for Watson Wyatt (now Willis Towers Watson) for nine years. Craig is a Fellow of the Society of Actuaries and holds a bachelor of sciences degree in Actuarial Science from the University of Illinois, from which he graduated summa cum laude with highest departmental distinction. Craig is also involved in multiple board directorships of Investcorp group companies and of holding companies for Investcorp’s investments in private equity and real estate.

Number and Terms of Office of Officers and Directors

The IVC Europe Board consists of five members. Each of our directors holds office for a two-year term.

IVC Europe’s officers are appointed by the IVC Europe Board and serve at the IVC Europe Board, rather than for specific terms of office. The IVC Europe Board is authorized to appoint officers as it deems appropriate pursuant to the IVC Europe Articles.

Director Independence

The rules of Nasdaq require that a majority of the IVC Europe Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the IVC Europe Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. IVC Europe has three “independent directors” as defined in the Nasdaq rules and applicable SEC rules. The IVC Europe Board has determined that each of Pam Jackson, Laurence Ponchaut and Adah Almutairi is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. IVC Europe’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Committees

The IVC Europe Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Each committee operates under a charter that has been approved by the IVC Europe Board and has the composition and responsibilities described below. The charter of each committee is available on IVC Europe’s website.

Audit Committee

IVC Europe has established an audit committee of the IVC Europe Board. Pam Jackson, Laurence Ponchaut and Adah Almutairi serve as members of the audit committee, and Pam Jackson chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent.

Each member of the audit committee is financially literate and the IVC Europe Board has determined that Pam Jackson qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

IVC Europe has adopted an audit committee charter, which details the principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of IVC Europe’s financial statements, (2) IVC Europe’s compliance with legal and regulatory requirements, (3) IVC Europe’s independent auditor’s qualifications and independence, and (4) the performance of IVC Europe’s internal audit function and independent auditors

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by IVC Europe

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by IVC Europe, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with IVC Europe in order to evaluate their continued independence

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues

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meeting to review and discuss IVC Europe’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing its specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to IVC Europe entering into such transaction

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reviewing with management, the independent auditors, and its legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding its financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

IVC Europe has established a compensation committee of the IVC Europe Board. Pam Jackson, Laurence Ponchaut and Adah Almutairi serve as members of the compensation committee. Adah Almutairi chairs the compensation committee. Under the Nasdaq listing standards, all the directors on the compensation committee must be independent.

IVC Europe has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to IVC Europe’s chief executive officer’s compensation, evaluating IVC Europe’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of IVC Europe’s chief executive officer’s based on such evaluation

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reviewing and making recommendations to the IVC Europe Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of IVC Europe’s other officers

•	reviewing IVC Europe’s executive compensation policies and plans

•	implementing and administering IVC Europe’s incentive compensation equity-based remuneration plans

•	assisting management in complying with IVC Europe’s proxy statement and annual report disclosure requirements

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for IVC Europe’s officers and employees

•	producing a report on executive compensation to be included in IVC Europe’s annual proxy statement

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of IVC Europe’s existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

IVC Europe has established a nominating and corporate governance committee of the IVC Europe Board. The members of the nominating and corporate governance are Pam Jackson, Laurence Ponchaut and Adah Almutairi. Laurence Ponchaut serves as chair of the nominating and corporate governance committee. Under the Nasdaq listing standards, all the directors on the nominating and corporate governance committee must be independent.

IVC Europe has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the IVC Europe Board

•	developing and recommending to the board of directors and overseeing implementation of IVC Europe’s corporate governance guidelines

•	coordinating and overseeing the annual self-evaluation of the IVC Europe Board, its committees, individual directors and management in the governance of IVC Europe

•	reviewing on a regular basis IVC Europe’s overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

IVC Europe has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of IVC Europe’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of IVC Europe’s shareholders. Prior to IVC Europe’s initial business combination, holders of IVC Europe Class A Ordinary Shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Business Conduct and Ethics

IVC Europe has adopted a Code of Business Conduct and Ethics applicable to IVC Europe’s directors, officers and employees. You may review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of the IVC Europe Board will be provided without charge upon request from IVC Europe. If IVC Europe makes any amendments to its Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, IVC Europe will disclose the nature of such amendment or waiver on its website. The information included on IVC Europe’s website is not incorporated by reference herein or in any other report or document IVC Europe file with the SEC, and any references to IVC Europe’s website are intended to be inactive textual references only.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires IVC Europe’s officers, directors and persons who beneficially own more than ten percent of IVC Europe Class A Ordinary Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish IVC Europe with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, IVC Europe believes that, during the year ended December 31, 2022, there was no delinquent filer.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose

•	directors should not improperly fetter the exercise of future discretion

•	duty to exercise powers fairly as between different sections of shareholders

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of skill and care not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Investors should also be aware of the following other potential conflicts of interest:

•	IVC Europe’s officers and directors are not required to, and will not, commit their full time to IVC Europe’s affairs, which may result in a conflict of interest in allocating their time between IVC

Europe’s operations and IVC Europe’s search for a business combination and their other businesses. IVC Europe does not intend to have any full-time employees prior to the completion of our initial business combination. Each of its officers is engaged in several other business endeavors for which they may be entitled to substantial compensation, and IVC Europe’s officers are not obligated to contribute any specific number of hours per week to IVC Europe’s affairs.

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The Initial IVC Europe Shareholders purchased IVC Europe Class B Ordinary Shares prior to the IVC Europe IPO and purchased IVC Europe Private Placement Warrants in a transaction that closed simultaneously with the closing of the IVC Europe IPO. The Sponsor, officers and directors have entered into a letter agreement with IVC Europe, pursuant to which they have agreed to waive their redemption rights with respect to their IVC Europe Class B Ordinary Shares and public shares in connection with the completion of IVC Europe’s initial business combination. Additionally, the Sponsor, the IVC Europe Board and IVC Europe’s officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their IVC Europe Class B Ordinary Shares if IVC Europe fails to complete its initial business combination within the prescribed time frame. If IVC Europe does not complete its initial business combination within the prescribed time frame, the IVC Europe Private Placement Warrants will expire worthless. Furthermore, the Sponsor, the IVC Europe Board and IVC Europe’s officers have agreed not to transfer, assign or sell any of their IVC Europe Class B Ordinary Shares and any IVC Europe Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our initial business combination; or (ii) the date following the completion of IVC Europe’s initial business combination on which IVC Europe completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their IVC Europe Class A Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the IVC Europe Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after IVC Europe’s initial business combination, the IVC Europe Class B Ordinary Shares will be released from the lockup. The IVC Europe Private Placement Warrants (including the IVC Europe Class A Ordinary Shares issuable upon exercise of the IVC Europe Private Placement Warrants) are not transferable until 30 days following the completion of our initial business combination. Because each of IVC Europe’s officers and directors own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate IVC Europe’s initial business combination.

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IVC Europe’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to IVC Europe’s initial business combination. In addition, Investcorp Holdings B.S.C.(c) or any of its affiliates, including the Sponsor (“Investcorp Group”), the IVC Europe Board and IVC Europe’s officers may sponsor, form or participate in other special purpose acquisition companies similar to IVC Europe’s during the period in which IVC Europe is seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

IVC Europe is not prohibited from pursuing an initial business combination with a company that is affiliated with Investcorp Group, the IVC Europe Board or IVC Europe’s officers or completing the Business Combination through a joint venture or other form of shared ownership with Investcorp Group, the IVC Europe Board or IVC Europe’s officers. Because IVC Europe is seeking to complete its initial business combination with a company that is affiliated with Investcorp Group, the IVC Europe Board or IVC Europe’s officers, IVC Europe, or the Special Committee, has obtained an opinion from an independent investment banking firm that is a member of FINRA that such an initial business combination is fair to IVC Europe’s company from a financial point of view. Shareholders of IVC Europe may not be provided with a copy of such opinion, and they may not be able to rely upon such opinion. IVC Europe is not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor, the IVC Europe Board or IVC Europe’s officers, or any of their respective affiliates, be paid by IVC Europe any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of IVC Europe’s initial business combination.

IVC Europe cannot assure you that any of the above-mentioned conflicts will be resolved in its favor.

In the event that IVC Europe submits its initial business combination to the IVC Europe Public Shareholders for a vote, the Sponsor, the IVC Europe Board and IVC Europe’s officers have agreed to vote their IVC Europe Class B Ordinary Shares, and they and the other members of our management team have agreed to vote their IVC Europe Class B Ordinary Shares and any shares purchased during or after the offering in favor of IVC Europe’s initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The IVC Europe Articles provide for exculpation and indemnification of IVC Europe’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. IVC Europe entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in the IVC Europe Articles. IVC Europe has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures IVC Europe against its obligations to indemnify its officers and directors. IVC Europe has also entered into indemnity agreements with them.

IVC Europe’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to IVC Europe and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by IVC Europe if: (i) IVC Europe has sufficient funds outside of the Trust Account; or (ii) IVC Europe consummates an initial business combination.

IVC Europe’s indemnification obligations may discourage shareholders from bringing a lawsuit against IVC Europe’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against IVC Europe’s officers and directors, even though such an action, if successful, might otherwise benefit IVC Europe and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent IVC Europe pays the costs of settlement and damage awards against IVC Europe’s officers and directors pursuant to these indemnification provisions.

IVC Europe believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

None of IVC Europe’s officers or directors has received any cash compensation for services rendered to IVC Europe. None of the Sponsor, IVC Europe’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on IVC Europe’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. IVC Europe’s audit committee will review on a quarterly basis all payments that were made to the

Sponsor, the IVC Europe Board or IVC Europe’s officers, or IVC Europe or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, IVC Europe does not expect to have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with our activities on IVC Europe’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by IVC Europe to its Sponsor, officers and directors, or any of their respective affiliates, prior to completion of IVC Europe’s initial business combination.

Legal Proceedings

To the knowledge of IVC Europe’s management, there is no material litigation, arbitration or governmental proceeding pending against IVC Europe or any members of its management team in their capacity as such, and IVC Europe and the members of its management team have not been subject to any such proceedings.

Periodic Reporting and Audited Financial Statements

IVC Europe has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, IVC Europe’s annual reports contain financial statements audited and reported on by IVC Europe’s independent registered public accounting firm. IVC Europe has filed with the SEC its annual report on Form 10-K covering the years ended December 31, 2021 and December 31, 2022 and its quarterly reports on Form 10-Q covering the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 and March 31, 2023, June 30, 2023 and September 30, 2023.

IVC EUROPE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “IVC Europe” or the “Company” refer to Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company. References to our “management” or our “management team” refer to IVC Europe’s officers and directors, and references to the “Sponsor” refer to Europe Acquisition Holdings Limited. The following discussion and analysis of IVC Europe’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this section. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this proxy statement/prospectus. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings.

Overview

IVC Europe is a blank check company incorporated as a Cayman Islands exempted company on March 22, 2021. IVC Europe was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. IVC Europe is an emerging growth company; and, as such, IVC Europe is subject to all of the risks associated with emerging growth companies.

IVC Europe’s sponsor is Europe Acquisition Holdings Limited, a Cayman Islands exempted company. The registration statement for the IVC Europe IPO was declared effective on December 14, 2021. On December 17, 2021, IVC Europe consummated its IPO of 34,500,000 IVC Europe Public Units at $10.00 per unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $20.0 million, inclusive of approximately $12.1 million in deferred underwriting fees.

Simultaneously with the closing of the IVC Europe IPO, IVC Europe consummated the private placement of 16,700,000 IVC Europe Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $16.7 million.

Upon the closing of the IVC Europe IPO and the private placement of the IVC Europe Private Placement Warrants, $351.9 million ($10.20 per unit) of the net proceeds of the IVC Europe IPO and certain of the proceeds of the private placement was placed in the Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental acting as trustee, and was invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account. While the funds in the Trust Account have, since the IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations, to mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), IVC Europe would, on or prior to the 24-month anniversary of the effective date of the registration statement relating to the IPO, instruct Continental to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (which may include demand deposit accounts) until the earlier of consummation of the initial business combination or liquidation.

IVC Europe’s management has broad discretion with respect to the specific application of the net proceeds of the IVC Europe IPO and the sale of IVC Europe Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

If IVC Europe is unable to complete a business combination by December 17, 2023, IVC Europe will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the IVC Europe Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding IVC Europe Class A Ordinary Shares, which redemption will completely extinguish IVC Europe Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the IVC Europe Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

As of September 30, 2023, a total of $206.5 million was held in the Trust Account.

Recent Developments

Extension Meeting

On March 7, 2023, IVC Europe entered into a non-interest bearing convertible unsecured loan (the “March 2023 Loan”) in the principal amount of up to $2.0 million from one of the Sponsor’s affiliates to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. If IVC Europe does not consummate an initial business combination by December 17, 2023, the March 2023 Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. The March 2023 Loan is convertible into IVC Europe Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the IVC Europe Private Placement Warrants.

On March 14, 2023, IVC Europe held an extraordinary general meeting, solely with respect to voting on the proposal to extend the date by which IVC Europe must complete its initial business combination from March 17, 2023 to December 17, 2023 (the “Extension Amendment Proposal”) and the proposal to remove the limitation that IVC Europe shall not redeem public shares to the extent that such redemption would cause IVC Europe’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment Proposal”, and together with the Extension Limitation Proposal, the “Proposals”). In connection with the Proposals, holders of public shares were afforded the opportunity to require IVC Europe to redeem their public shares for their pro rate share of the Trust Account. 15,494,333 out of 34,500,000 public shares were redeemed at a redemption price of $10.43 per share, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the

Trust Account was approximately $198.2 million. In connection with the approval of the Extension Amendment Proposal, the Sponsor has agreed, by making monthly advancements on the March 2023 Loan, to contribute (each such contribution, a “Contribution”) into the Trust Account the lesser of (x) an aggregate of $350,000 or (y) $0.03 per share for each public share that was not redeemed at the extraordinary general meeting for each monthly period (commencing on March 17, 2023 and ending on the 17th day of each subsequent month), or prior thereof, until the earlier of the completion of the initial business combination and the end of the Combination Period. While the funds in the Trust Account have, since the IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations, to mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), IVC Europe would, on or prior to the 24-month anniversary of the effective date of the registration statement relating to the IPO, instruct Continental to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (which may include demand deposit accounts) until the earlier of consummation of the initial business combination or liquidation.

In addition, on July 6, 2023 and November 15, 2023, IVC Europe entered into non-interest bearing unsecured loans in the principal amount of up to $1.7 million (the “July 2023 Loan”) and in the principal amount of up to $500,000 (the “November 2023 Loan”, collectively, together with the March 2023 Loan and the July 2023 Loan, the “Loans”) with an affiliate of the Sponsor to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. The July 2023 Loan and the November 2023 Loan bear no interest and shall be due and payable on the earlier of (i) the date on which IVC Europe consummates a business combination or (ii) the date of that the winding up of IVC Europe is effective. If IVC Europe does not consummate an initial business combination by December 17, 2023, the July 2023 Loan and the November 2023 Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. If at any time the IVC Europe Board determines that IVC Europe will not be able to consummate an initial business combination by December 17, 2023 and that IVC Europe shall instead liquidate, the Sponsor’s obligation to continue to make contributions shall cease immediately upon such determination. As of September 30, 2023, the Loans amounted to a total principal amount of up to $4.2 million, and IVC Europe had made seven Contribution payments to the Trust Account, each in the amount of $350,000, under the Loans as described above, and no additional amounts remained outstanding under any of the Loans.

On November 9, 2023, IVC Europe filed a definitive proxy statement (the “Extension Proxy”) concerning a vote of the IVC Europe Public Shareholders to further extend the time in which IVC Europe has to complete a business combination from December 17, 2023 to June 17, 2024, the proposal of which is more fully described in the Extension Proxy.

Business Combination Agreement

On April 25, 2023, IVC Europe entered into a business combination agreement with Pubco, Merger Sub I, Merger Sub II, OpSec, Orca Midco, Orca Bidco and the OpSec Shareholders, pursuant to which, among other things and subject to certain terms and conditions, (i) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding OpSec Ordinary Shares in exchange for (a) Pubco Ordinary Shares and (b) an aggregate amount in cash equal to $10.0 million and (c) the right to receive additional Pubco Ordinary Shares if a share price target is met or a change of control of Pubco takes place within ten years of Second Merger Effective Time, (ii) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec shall cease and Merger Sub I shall continue as the surviving company, and (iii) following the First Merger, IVC Europe will merge with and into Merger Sub II, as a result of which, at the Second Merger Effective Time (a) the separate corporate existence of Merger Sub II shall cease and IVC Europe shall continue as the surviving company, (b) at the Second Merger Effective Time, the issued and outstanding IVC Europe Public Units will be automatically detached, and the holder thereof will be deemed to hold one IVC

Europe Class A Ordinary Share and one-half of an IVC Europe Warrant, (c) the issued and outstanding IVC Europe Class A Ordinary Shares shall be exchanged for Pubco Ordinary Shares, (d) the issued and outstanding IVC Europe Class B Ordinary Shares shall be sold and transferred to Pubco in exchange for Pubco Ordinary Shares a (e) the IVC Europe Warrants outstanding shall cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrant and will instead be assumed by Pubco and automatically converted into Pubco Warrants to purchase an equal number of Pubco Ordinary Shares.

Following consummation of the transactions, IVC Europe will be a wholly owned subsidiary of Pubco and OpSec will be a wholly owned subsidiary of Pubco (after merging with and into Merger Sub I). OpSec will hold approximately 97% of the issued and outstanding equity of its underlying operating subsidiaries. The Transactions are expected to close in the second half of 2023, subject to customary closing conditions, including the required approval by the shareholders of IVC Europe.

Each IVC Europe Public Unit outstanding immediately prior to the Second Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one IVC Europe Class A Ordinary Share and one-half of an IVC Europe Public Warrant, which underlying securities shall be converted as set forth below and in accordance with the terms and conditions of the Business Combination Agreement.

At the Second Merger Effective Time, by virtue of the Second Merger and without any further action required on the part of any Party or the holders of securities of IVC Europe or Merger Sub II:

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IVC Europe Class A Ordinary Shares: Each IVC Europe Class A Ordinary Share issued and outstanding immediately prior to the Second Merger Effective Time (after giving effect to redemptions) shall be exchanged for one Pubco Ordinary Share.

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IVC Europe Warrants: Each IVC Warrant outstanding immediately prior to the Second Merger Effective Time shall cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such warrant and will be exchanged for a warrant to purchase one Pubco Ordinary Share. Each of the Pubco Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the IVC Europe Public Warrants.

Concurrently with the Second Merger and after giving effect to the Share Cancellation described below, the Initial IVC Europe Shareholders will sell and transfer to Pubco, and Pubco will purchase, the outstanding IVC Europe Class B Ordinary Shares in exchange for an equal number of Pubco Ordinary Shares and immediately after the Second Merger Effective Time each such IVC Europe Class B Ordinary Share will be converted into a IVC Europe Class A Ordinary Share.

In connection with the Share Contribution, the OpSec Shareholders will receive, in aggregate, (1) 23,577,550 Pubco Ordinary Shares, (2) an aggregate amount in cash equal to $10.0 million and (3) the right to receive in aggregate an additional 1,277,550 OpSec Earnout Shares upon the satisfaction of either of the following Triggering Events:

•

If at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period; and

•	If at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time there is a change of control of Pubco.

Results of Operations and Known Trends or Future Events

IVC Europe has neither engaged in any operations nor generated any revenues to date. IVC Europe’s only activities since inception have been organizational activities, activities necessary to prepare and complete for the IVC Europe IPO; and, since the IVC Europe IPO, activities related to searching for a target for its business combination. Following the IVC Europe IPO, IVC Europe will not generate any operating revenues until after completion of its initial business combination. IVC Europe generates non-operating income in the form of interest income on cash and cash equivalents.

For the three months ended September 30, 2023, IVC Europe had a net loss of $1,707,201, which consisted of a $3,292,000 loss on the change in fair value of warrant liabilities, $1,058,457 in formation and operating costs and a loss on exchange rate of $4,595, offset by $2,647,851 in interest income on marketable securities held in Trust Account. For the nine months ended September 30, 2023, we had a net loss of $7,576,235, which consisted of a $8,556,750 loss on the fair value of warrant liabilities, $7,653,872 in formation and operating costs and a loss on exchange rate of $4,595, offset by $8,638,982 in interest income on marketable securities held in the Trust Account. The high level of operating costs in the three month and nine month periods reflects due diligence work related to evaluating the proposed Business Combination ahead of the announcement in April 2023, legal expenses related to finalizing the Business Combination Agreement and additional legal expenses related to the proposed Business Combination in the period since the Business Combination Agreement was signed.

For the three months ended September 30, 2022, IVC Europe had had net income of $2,794,665, which consisted of a $2,067,000 gain on the change in fair value of warrant liabilities and $1,588,336 in interest income on marketable securities held in the Trust Account, offset by $860,671 in formation and operating costs. For the nine months ended September 30, 2022, IVC Europe had net income of $23,929,062, which consisted of a $23,443,500 gain on the fair value of warrant liabilities, $2,098,957 in interest income on marketable securities held in Trust Account and $9,239 in foreign exchange gain, offset by $1,622,634 in formation and operating costs.

Liquidity and Capital Resources

Our liquidity needs have been satisfied through receipt of $25,000 from the sale of the IVC Europe Class B Ordinary Shares to the Sponsor to cover for certain expenses on our behalf in exchange for the issuance of the 8,625,000 IVC Europe Class B Ordinary Shares, and up to $300,000 in loans available from the Sponsor or an affiliate of the Sponsor.

The net proceeds from the sale of the units in the IVC Europe IPO and the sale of the IVC Europe Private Placement Warrants for an aggregate purchase price of $16.7 million after deducting offering expenses of approximately $1.1 million and underwriting fees of $6.9 million (excluding deferred underwriting fees of $12.1 million), was $351.9 million, which is held in the Trust Account and includes the deferred underwriting fees described above. The remaining $31,052 is not held in the Trust Account. While the funds in the Trust Account have, since the IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations, to mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), IVC Europe would, on or prior to the 24-month anniversary of the effective date of the registration statement relating to the IPO, instruct Continental to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (which may include demand deposit accounts) until the earlier of consummation of the initial business combination or liquidation.

IVC Europe intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred underwriting fees) net of any redemptions, to complete our initial business combination. We may withdraw interest to pay our taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Prior to the completion of IVC Europe’s initial business combination, as of September 30, 2023, we have available to us approximately $31,052 of proceeds held outside the Trust Account, as well as any funds from loans from the Sponsor, its affiliates or members of our management team. IVC Europe will use these funds to primarily identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

If IVC Europe’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, IVC Europe may have insufficient funds available to operate its business prior to its initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and IVC Europe Board members may, but are not obligated to, loan IVC Europe funds as may be required. If IVC Europe completes its initial business combination, IVC Europe would repay such loaned amounts out of the proceeds of the Trust Account released to IVC Europe. In the event that IVC Europe’s initial business combination does not close, IVC Europe may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from IVC Europe’s Trust Account would be used for such repayment. Up to $2.0 million of such loans may be convertible into IVC Europe Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the IVC Europe Private Placement Warrants. Prior to the completion of IVC Europe’s initial business combination, IVC Europe does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as IVC Europe does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. As of September 30, 2023, there was $206.5 million held in the Trust Account.

On March 7, 2023, IVC Europe entered into a non-interest bearing convertible unsecured loan (the “March 2023 Loan”) in the principal amount of up to $2.0 million from one of the Sponsor’s affiliates to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. The March 2023 Loan is convertible into IVC Europe Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the IVC Europe Private Placement Warrants. The conversion option represents an embedded derivative under ASC 815-15, “Embedded Derivatives.” IVC Europe has determined that based on the valuation of its IVC Europe Private Placement Warrants and the fact that a business combination is not considered probable until such time as it is consummated, the value of this conversion option is de minimis.

On March 14, 2023, IVC Europe held an extraordinary general meeting at which the Sponsor agreed, by making monthly advancements on the March 2023 Loan, to contribute (each such contribution, a “Contribution”) into the Trust Account the lesser of (x) an aggregate of $350,000 or (y) $0.03 per share for each public share that was not redeemed at the extraordinary general meeting for each monthly period (commencing on March 17, 2023 and ending on the 17th day of each subsequent month), or prior thereof, until the earlier of the completion of the initial business combination and the end of the Combination Period.

In addition, on July 6, 2023 and November 15, 2023, IVC Europe entered into non-interest bearing unsecured loans in the principal amount of up to $1.7 million (the “July 2023 Loan”) and in the principal amount of up to $500,000 (the “November 2023 Loan”, collectively, together with the March 2023 Loan and the July 2023 Loan, the “Loans”) with an affiliate of the Sponsor to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. The July 2023 Loan and the November 2023 Loan bear no interest and shall be due and payable on the earlier of (i) the date on which IVC Europe consummates a business combination or (ii) the date of that the winding up of the Company is effective. If IVC Europe does not consummate an initial business combination by December 17, 2023, the July 2023 Loan and the November 2023 Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. If at any time the IVC Europe Board determines that the Company will not be able to consummate an initial business combination by December 17, 2023 and that the Company shall instead liquidate, the Sponsor’s obligation to continue to make contributions shall cease immediately upon such determination.

As of September 30, 2023, the Loans amounted to a total principal amount of up to $4.2 million, and IVC Europe had made seven Contribution payments to the Trust Account, each in the amount of $350,000, under the Loans as described above, and no additional amounts remained outstanding under any of the Loans. There was no amount outstanding under any Working Capital Loans as of December 31, 2022.

IVC Europe expects its future primary liquidity requirements during the period until the Business Combination to include legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting successful business combinations; legal and accounting fees related to regulatory reporting requirements; Nasdaq and other regulatory fees; consulting, travel and miscellaneous expenses incurred during the search for initial business combination target; and general working capital that will be used for miscellaneous expenses and reserves.

In addition, IVC Europe could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist IVC Europe with its search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although IVC Europe does not have any current intention to do so. If IVC Europe entered into an agreement where IVC Europe paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. IVC Europe’s forfeiture of such funds (whether as a result of our breach or otherwise) could result in IVC Europe not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

These conditions raise substantial doubt about IVC Europe’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that IVC Europe’s plan to consummate a business combination will be successful within the business combination period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If IVC Europe is not able to consummate a business combination before the end of the business combination period, IVC Europe will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a business combination not occur, and potential subsequent dissolution also raises substantial doubt about IVC Europe’s ability to continue as a going concern. While management intends to complete a business combination, it is uncertain whether IVC Europe will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities.

Controls and Procedures

IVC Europe is required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. Only in the event that IVC Europe is deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company would IVC Europe be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as IVC Europe remains an emerging growth company as defined in the JOBS Act, IVC Europe intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

IVC Europe expects to assess the internal controls of its target business or businesses prior to the completion of its initial business combination and, if necessary, to implement and test additional controls as IVC Europe may determine are necessary in order to state that IVC Europe maintains an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses IVC Europe may consider for its initial business combination may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties

•	reconciliation of accounts

•	proper recording of expenses and liabilities in the period to which they relate

•	evidence of internal review and approval of accounting transactions

•	documentation of processes, assumptions and conclusions underlying significant estimates

•	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for IVC Europe to meet regulatory requirements and market expectations for its operation of a target business, IVC Europe may incur significant expenses in meeting its public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than IVC Europe expects, thus increasing its exposure to financial fraud or erroneous financing reporting.

Off-Balance Sheet Arrangements

As of September 30, 2023, IVC Europe did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Commitments and Contractual Obligations

Registration Rights

The holders of the IVC Europe Class B Ordinary Shares and IVC Europe Private Placement Warrants (and any IVC Europe Class A Ordinary Shares issuable upon the exercise of the IVC Europe Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the IVC Europe Class B Ordinary Shares) will be entitled to registration rights pursuant to a registration rights and shareholder agreement to be signed prior to or on the effective date of the IVC Europe IPO, requiring IVC Europe to register such securities for resale (in the case of the IVC Europe Class B Ordinary Shares, only after conversion to IVC Europe Class A Ordinary Shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that IVC Europe register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. IVC Europe will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Subject to the terms of the underwriting agreement, Citi and Credit Suisse, the underwriters of IVC Europe’s IPO, were entitled to a deferred underwriting fee, payable upon the completion of a business combination. However, in connection with the Proposed Transactions, IVC Europe entered into engagement letters with Credit Suisse to act as financial and equity capital markets advisor and PIPE co-placement agent, pursuant to which IVC Europe had the right to terminate, if certain key members of the Credit Suisse team ceased to remain actively involved in their capacities at Credit Suisse. As a result of such key members ceasing to be employed by Credit Suisse, IVC Europe terminated such engagement letters on June 9, 2023. As further described in the section titled “Proposal No. 1 — The Business Combination Proposal — Termination of Credit Suisse Engagement” in this proxy statement/prospectus, IVC Europe is not liable to Credit Suisse for any fees, including its portion of the deferred underwriting fees from IVC Europe’s IPO. Additionally, on April 25, 2023, in connection with the Proposed Transaction, IVC Europe entered into engagement letters with Citi to act as equity capital markets advisor and PIPE co-placement agent, pursuant to which Citi agreed to waive the deferred underwriting fee from the IVC Europe IPO, in exchange for a transaction fee, upon the closing of the Business Combination.

The indemnification and contribution obligations of IVC Europe to Credit Suisse as set forth in the underwriting agreement, with respect to the IVC Europe IPO, and as set forth in or incorporated into the engagement letters with Credit Suisse, as applicable, with respect to the transactions described in this proxy statement/prospectus expressly survived the termination of the engagement letters with Credit Suisse.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. IVC Europe will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. IVC Europe is electing to delay the adoption of new or revised accounting standards, and as a result, IVC Europe may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, IVC Europe’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, IVC Europe is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” IVC Europe chooses to rely on such exemptions IVC Europe may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of its IPO or until IVC Europe is no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Policies

Management’s discussion and analysis of IVC Europe’s results of operations and liquidity and capital resources are based on its financial statements. IVC Europe describes its significant accounting policies in Note 2—Summary of Significant Accounting Policies, of the Notes to Financial Statements of its Annual Report on Form 10-K for the fiscal year ended December 31, 2022. IVC Europe’s financial statements have been prepared in accordance with U.S. GAAP. Certain of IVC Europe’s accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that IVC Europe’s financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from IVC Europe’s estimates.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt-Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at amortized cost and more convertible preference shares will be accounted for as a single equity instrument measured at historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. IVC Europe adopted ASU No. 2020-06 upon its incorporation. The impact to the balance sheet, statement of operations and cash flows was not material.

IVC Europe has considered all new accounting pronouncements and have concluded that there are no new pronouncements that may have a material impact on its results of operations, financial condition, or cash flows, based on the current information.

Factors That May Adversely Affect Our Results of Operations

IVC Europe’s results of operations and its ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. IVC Europe’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. IVC Europe cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact IVC Europe’s business and its ability to complete an initial business combination.

OPSEC’S BUSINESS

In this section, references to “we,” “us,” “OpSec,” “OpSec Group,” and “our” are intended to refer to Orca Holdings Limited and its subsidiaries with respect to the period prior to the consummation of the Business Combination and to Pubco and its subsidiaries with respect to the period following the consummation of the Business Combination, unless the context clearly indicates otherwise.

Overview

OpSec Group was founded in 1983 and has grown into a global leader in the provision of intellectual property (IP) management and brand protection solutions. We help enterprises to optimize, monetize, and protect the value of their IP assets and brands through a portfolio of technology-enabled platforms, products and services. Building and safeguarding IP and brands throughout their lifespan covers multiple forms of assets, including patents, trademarks, designs, products, identity, reputation, content, and domain names, as well as multiple activities, including filing, registration, monitoring, validation, enforcement, enhancement, authentication, traceability, and compliance.

Our products and services address discrete aspects of these assets and activities, such as filing a single patent, protecting a sports event from online piracy, or adding an authentication feature to a product. These products and services are delivered through our technology-enabled platforms, which encompass tools, methods, and expertise and span digital, optical, materials, and other technologies. By combining our products and services together into solutions, we address the needs of IP and brand owners with more expansive requirements, such as a complete solution for brand licensing that spans the registration of trademarks, the management of licensing programs and collection of royalties, the enhancement and authentication of licensed products, and the detection and takedown of unofficial or counterfeit products. Many of the solutions we offer are adapted for and customized to the key industry sectors in which many of our customers operate. By addressing the end-to-end IP and brand lifecycle with a vertically integrated approach, we can expedite workflows and integrate aspects of these solutions.

We operate in four main business sectors, which reflect distinct customer needs, critical scale of revenues and business operations, and a distinct combination of products, services, and solutions from our portfolio:

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Within our Management of IP Portfolios sector, we provide advisory and managed services to help brands manage their IP assets, from developing IP portfolio strategies and registering new IP assets to delivering IP services, such as validations, renewals, or related digital services (e.g., domain name management).

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Within our Authentication and Enhancement (Brand Solutions) sector, we provide licensing management, supply chain traceability, brand enhancement, and product authentication, which allow customers to trace and report on royalties and product movements, and reassure consumers that products they are purchasing are not counterfeited.

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Within our Authentication and Enhancement (High Security Solutions) sector, we provide resilient authentication products and traceability systems to meet the needs of customers from financial payments networks to government agencies. The specific offerings include:

Transaction Cards: security holograms, the standards for which are specified by global payment networks to ensure a consistent symbol of brand identity and authenticity across multiple issuers.

Government Solutions: traceability systems, unique product identifiers (e.g., tax stamps or printed codes on products), security documents (e.g., vehicle registration certificates), and security features that enable governments to tax or control products and secure official documents.

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Within our Online and IP Brand Protection sector, we provide technology-enabled monitoring and enforcement services that detect and enforce against trademark infringements of IP or other brand abuse. The specific offerings for protecting brand identity or reputation and digital media include:

Online Brand Protection: trademark infringements (most notably counterfeit selling), damage to brand reputation resulting from brand imitation or fraud, and unauthorized product selling or diversion.

Online Media Protection: infringements of copyrighted digital media, such as video and music, including measures to make pirated content less accessible online and measures to redirect advertising revenues to legitimate owners.

Across our six principal business sectors, we use technology-enabled platforms, which combine proprietary features, methods, and expertise, to deliver our products and services. For example, our IP Portfolio Management platform is a software portal that helps organize and routinize IP maintenance tasks, such as renewals of patents or trademarks. Similarly, our Licensing and Engagement Marketing platform incorporates software that automates brand licensing workflows, reconciles and reports royalties, generates unique identifiers for licensed products, and enables licensors to engage directly with their consumers. Platforms may be digital or physical in nature, and they may be used by our own teams (e.g., online brand analysts) or by customers and their partners (e.g., licensors and licensees). Platforms can be used in isolation to create and deliver a single product or service, or in conjunction with one or more other platforms to deliver multiple products and services as part of a solution.

The following graphic displays the revenue profiles and our market position for each of the above sectors:

Note: Percentages are a fraction of the combined revenues of OpSec and Zacco.

1. In 2023, 3.9% of our total revenue was derived from the United Kingdom, 12.2% from the European Union, 2.2% from other European countries, 50.1% from North America, 4% from South America, 24.4% from Asia and Australia, and 3.1% from the rest of the world.

2. In 2022, 4.2% of our total revenue was derived from the United Kingdom, 11.6% from the European Union, 3.9% from other European countries, 52.6% from North America, 3.2% from South America, 22.5% from Asia and Australia, and 1.9% from the rest of the world.

3. In 2021, 5.2% of our total revenue was derived from the United Kingdom, 12.4% from the European Union, 4.8% from other European countries, 53.3% from North America, 3.1% from South America, 18.9% from Asia and Australia, and 2.2% from the rest of the world.

4. Based on internal management estimates and not indicative of third-party research.

5. This principal business sector is solely represented by Zacco solutions. The revenue presented in this row for FY23, FY22 and FY21 relates to Zacco’s revenue results for each of the years ended December 31, 2022, 2021 and 2020, respectively, and are converted to U.S. dollars using a constant foreign exchange rate of DKK/USD 0.1409.

Our customer base comprises approximately 5,000 of the world’s most recognized brands in the sports and apparel, media and technology, and consumer and industrial sectors, as well as government agencies and financial institutions. Many of our customer relationships have been established for several years, and we have become integral to their businesses by integrating our products and services into their business operations. This may be in the form of the renewal of patents and trademarks, the reporting and reconciliation of licensing royalties, the production of transaction cards, the supply and integration of products, or the recovery of indirect tax revenues. When our products and services are closely coupled with our customers’ production lines, revenue cycles, and working practices, our products and services may be critical to, and difficult to extract from, such customers’ operations.

At OpSec, material scientists, optical engineers, and designers work alongside software engineers, online analysts, and IP professionals. As of April 1, 2023, we employed 1,292 people globally, operating from secure production facilities, design labs, service hubs, and an online security operations center. Our senior management team has many years of combined experience across the security, technology, business services, and legal sectors, bringing together a differentiated blend of expertise. Innovation is at the heart of OpSec, with an emphasis on the nurturing of engineering talent and development of new products and services. OpSec’s research and development efforts include areas such as artificial intelligence, machine learning, network integration, and optical science.

Market Opportunity

Intangible assets accounted for approximately 90% of the market value of companies in the S&P 500 as of 2020, according to Ocean Tomo. This is an increase from 17% in 1975 and 68% in 1995. At the same time, brands remain a fundamental part of what and how consumers buy, from brand recognition and values to a guarantee of trust. Consequently, creating and protecting intellectual property and brand identities has become a priority for most leading businesses. Rapid developments in technology are a major driver of intangible asset growth, with large technology firms accounting for significant concentrations of intangible value. However, other sectors, such as the continued growth in luxury goods and digital entertainment, are good examples of how intangible valuable spans multiple forms of innovation, creativity, and design. Within consumer markets, factors such as sustainability and authenticity are becoming more valued by consumers, adding significant intangible value to even basic products and services.

Sources: 1. Global Intangible Finance Tracker, Brand Finance, 2. World Intellectual Property Indicators 2017 and 2023, World Intellectual Property Organization, 3. OpSec Security Consumer Confidence Barometer 2021 (Internal survey conducted by OpSec).

The development of new brands, products and content brings new opportunities for brands and rights owners, but it also exposes them to growing threats and vulnerabilities. Brands are subjected to a variety of risks, including imitation and counterfeiting, content piracy, and fraud. In 2022, the global value of counterfeit and piracy was estimated at $2.8 trillion, with the growth in global e-commerce, online customer service, and online content distribution accelerating infringements and fraud as online activity increases. Continued growth of online counterfeit and piracy is making the IP and brand protection response more closely tied to technology, as counterfeiters, content pirates, imitators, and fraudsters exploit the anonymity, ubiquity, digital toolsets, and relative lack of regulation of online channels and environments. This threat requires an increasingly sophisticated, multi-disciplinary response to detect and enforce against high volumes of IP asset misuse and brand identity abuse that are occurring worldwide.

Sources: 1. Economic Impacts of Counterfeiting and Piracy, Frontier Economics, 2. Brand Phishing Report Q3 2023, Checkpoint, 3. E-Commerce Worldwide, Statistics and Facts, Statista, 4. OpSec Security Consumer Confidence Barometer 2021 (Internal survey conducted by OpSec), 5. The Future of Online Brand Protection, MarkMonitor Online Barometer.

In most instances, this multi-disciplinary response is enabled by technology. In some cases, technology helps deal with growing volumes associated with IP and brands, such as large and diverse portfolios of IP assets, or monitoring the many thousands of online marketplaces used to sell fake goods. In others, it might detect the threat signatures of bad actors that are increasingly adept at concealing their activities, such as attempts to obscure the misuse of trademarks online, organized criminals that are responsible for multiple fake products listings, or media pirates that appear intermittently on different sites. Responses include the use of text and image-based artificial intelligence (AI) to detect misuse of brand assets, network analysis techniques to identify connections between bad actors and threats, and a global proxy network that recreates the online experience of audiences and consumers around the world. A sophisticated technological response is also required to protect physical products, as counterfeiters learn how to simulate or access less advanced technologies. Responses include high resolution optical security effects (such as those created by electron beam micro lithography), use of digital as well as conventional security print and features, and multi-layered security design. While technology is playing a more significant role, other measures remain important in managing IP and brands, including the following:

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Conventional IP management practices, such as patent filing and trademark registration that establish the legal ownership and rights associated with innovations, identities, designs, digital assets, and content.

•	Monitoring and licensing IP assets, such as patents, trademarks, or copyrights to ensure that commercial partners are paying agreed upon royalties and operating within defined policies and boundaries.

•	Product traceability and reporting systems, such as those used in supply chains or government revenue programs to ensure compliance with policies or regulations and the payment of royalties or taxes.

•	Monitoring of online product sales, brand use and digital content to expose infringements of IP and brand abuse that informs enforcement action by or on behalf of legitimate brand and rights owners.

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Brand enhancement and authentication techniques that help create and assure product authenticity and distinguish genuine products from fake products through the use of distinctive materials, hard to replicate security components (often using optical and materials science), and digital verification measures.

These responses must be managed to avoid disrupting innovation or commercial agility, adding cost and complexity to products or operations, damaging commercial relationships, or harming consumer experience. Growth in intangibles and globalization of brands is requiring a more expansive approach to establishing and protecting IP rights and brands, with the global appeal of mega brands and premium content requiring them to be sold, licensed, and protected across a wider range of digital marketplaces and online channels. The IP enforcement environment has also evolved to incorporate international treaties and conventions and cover new forms of IP assets, although IP laws and practices often remain specific to individual jurisdictions. Given these various complexities, a combination of expert services and technology is required, including IP management software and services, IP rights and royalty management software and services, brand and content protection software and services, and product authentication measures. The following graphic depicts some of the macro trends driving growth in our key markets:

Sources: 1. Intellectual Property Management Software Market Analysis 2022, Mordor Intelligence, 2. 2024 IP Law Firm Services Market Insights Report, AR Market, 3. Intellectual Property Rights and Royalty Management: Global Strategic Business Report 2023, Research and Markets, 4. Brand Protection Software Market Size, Share & Growth by 2031, Growth Market Reports, 5. Authentication and Brand Protection Market Forecast to 2030, The Insight Partners.

Most of our products, services, and solutions align to the above markets. However, IP and brand protection overlap with several adjacent markets, sometimes because products and services in these markets are used primarily to solve needs other than IP and brand protection. For example, product traceability systems support multiple supply chain objectives, with brand protection concerns around product origin, partner monitoring, and authentication being just some of them. Products used primarily for IP and protection may enable other outcomes. For example, adding an authentication measure and traceable product identity can help enable consumer engagement programs for brand marketing teams. Finally, customers in some industry sectors view IP and brand protection differently. For example, luxury brands may seek to establish product authenticity through use of specialty materials that may have optical elements but may not be considered as conventional product authentication. As intangible value, authenticity, and brand integrity take on wider meaning, these market definitions will inevitably blur further.

Intangible value is fundamental to our Media and Technology sector, in terms of the IP related to content and innovation. Media and technology companies both rely on online protection of brand identities, while media companies have multiple forms of content to protect, and technology companies may seek product authentication and enhancement for their devices and software. Our Sports and Apparel sector similarly derives significant value from intangibles, from licensed merchandise and performance clothing to the broadcasting of live sporting events. Our Consumer and Industrial sector represents a diverse range of brands, but most require both online and on-product protection to tackle counterfeit and stop unauthorized selling practices. Our Regulated and Security sector requires product, document, and supply chain integrity. Customers in this sector include product brands that require higher security levels, such as transaction cards, and government regulatory agencies, such as customs authorities.

Technology-Enabled Products, Services and Solutions

We deliver our products and services to our customers through our technology-enabled platforms, which embody our tools, methods, and expertise. Examples include software with functionality that underpins our managed services, and optical engineering techniques that create our authentication products. The platforms include features that may underpin a single product or service, or multiple products and services. For example, our platform to protect online content is primarily configured to counter media piracy. However, it also enables our licensing compliance service to help sports brands tackle misuse of copyrighted materials. Similarly, our platform to protect brands online supports a range of related outcomes, from taking down online sellers of counterfeited products or brand imitators to detecting and acting against online fraudsters. In these instances, many underlying technologies, such as online threat monitoring and detection, are common, but enforcement measures are distinct to threats. We use the latest technological methods, including machine learning (ML) and broader artificial intelligence (AI), to augment and continually optimize our services and products.

We bring together our products and services into our industry solutions, which are configured to deliver against a broad customer requirement and customized to meet the specific needs of an industry sector, such as sports or media. For example, for sports licensors, we can address their licensing lifecycle, from managing licensee proposals and royalty to reporting to enhancing and authenticating licensed products to protecting against unofficial or counterfeited products to engagement marketing for followers and fans. Individual aspects of the solution are customized to the requirements of sports brands, such as optical security effects that are designed to reflect the dynamic characteristics of sports or clothing components that are designed specifically for sports apparel.

Technology-Enabled Platforms

The table below is a summary of our technology-enabled platforms, describing the types of outcomes that each helps to enable through our products and services, and some examples of how outcomes support certain industries:

Platforms that Support the Optimization of Brands and IP

Our IP Portfolio Management software platform provides a repository, workflow, and reporting tool for managing multiple IP assets (e.g., patents and trademarks), and activities (e.g., filings and renewals). The platform is integrated with case management software to maintain case data and streamline legal submissions. With our recent acquisition of Zacco, we have gained a diverse team of experienced patent, trademark, and industrial design IP professionals and a proprietary IP management portal. These elements combine to allow onshore and offshore teams to provide specialist advisory services, such as technology patent filing or licensing, along with more routinized IP management services, such as renewals or validations. This broad approach provides our customers with an optimal combination of expert advice and cost-effective services, which is differentiated in the IP management industry.

Platforms that Support the Monetization of Brands and IP

Our Licensing and Engagement Marketing platform optimizes licensing programs by automating workflows, establishing controls, and providing insightful reporting across multiple licenses, licensees, and users. It can support large-scale programs for brands in sports, entertainment, and consumer and industrial products. The platform contains software modules that help licensors maximize and control the opportunities and returns from their licensing and associated consumer engagement programs. It covers the full licensing lifecycle, from review and approval of licensee proposals to contract and artwork markup to royalty reconciliation and reporting. The platform also generates unique identifiers that can be added to merchandising labels and hangtags to enable product traceability, assure commercial compliance by channel partners, and facilitate direct-to-consumer engagement marketing campaigns, providing unique product identifiers that can be used for personalized promotions.

We also help brands build enhanced aesthetic appeal and authenticity into their products and packaging through our Product Impact and Authenticity Platform. The platform includes a portfolio of brand enhancement components that can be incorporated into and onto clothing and apparel, and many components can also incorporate security features that enable authentication. These include clothing components (such as bespoke trims, badges, and fastenings), merchandising and packaging (such as labels, hangtags, header cards, and garment holders), and unique product identifiers (such as simple numeric or QR codes or by using NFC or RFID). We can offer bespoke designs to suit the needs of each customer and industry, in particular sports apparel. The ability to add security and unique identifiers, either in finished components or at the point of production, is a critical factor in serving a global customer base and their international and third-party manufacturing operations. With the demand for sustainable products, we also offer environmentally friendly components that use recycled materials and organic inks.

Platforms that Support the Protection of Brands and IP

We are a market leader in product authentication, supply chain integrity, and online brand and content protection, based on our relatively large share of the fragmented product authentication market (0.8% in 2023), the recognition of our government and brand product serialization and traceability customers, and our large share of the online brand protection software market (approximately 10% in 2023). OpSec has its origins in optical security, developing security holograms (also known as secure micro lithography) for brand protection. Optical security technologies remain an important component for product authentication as well as high security applications, from banknotes to government identity documents.

Our Product Identity and Integrity platform uses the latest optical design and origination methods, including secure electron beam (e-beam) lithography for ultra-high-resolution effects. These are typically used for authentication by consumers and law enforcement. The platform also includes digital security print capabilities and features that allow variable data, such as unique product identifiers, to be combined with digital or conventional optical security features. In addition, a range of other overt, covert, and forensic authentication technologies can be incorporated into security labels, onto packaging, or into clothing components, including taggants, securely printed codes, and security yarns. Importantly, we have the design integration ability to incorporate multiple security technologies into a single multi-layered label or component, in line with brand guidelines and characteristics.

Our Product Traceability and Compliance platform generates and records unique product identifiers using serialization, and records and reports on product movements and partner declarations throughout the supply chain. It also handles aggregation/disaggregation as products are packed and unpacked into cartons and containers. Unique product identifiers can be placed on security labels via digital print or direct-to-product where cost or practicalities dictate. These can be combined with functional components from our other platforms, including security foils or RFID. The platform helps support governments and enterprises in assuring the integrity of supply and distribution chains. For government tax agencies, our platform helps facilitate the collection of indirect product taxes and helps prevent sales of untaxed products. For enterprise supply chains, our platform supports the verification of origin, destination, and materials for spare parts, or the countering of unauthorized product selling or distribution.

Our Online Brand Identity and Reputation platform operates across critical online channels globally, using advanced technologies to detect and enforce against multiple forms of online brand abuse, with early warning of threats and timely and effective enforcement interventions. The platform protects against trademark and patent infringements, online counterfeit selling, unauthorized product sales, channel compliance issues, and fraudulent imitation, and it offers brand owners an enterprise-scale approach to tackling real world threats and complications. For sophisticated online sellers of fake goods, the platform can identify related accounts and product listings that are often associated with organized criminals. For fraud, the platform can handle high volume takedowns for the most phished brands, as well as early warning for less frequent but equally damaging scams. The platform uses artificial intelligence (AI) to detect visual as well as text-based references to brands and properties, and we use a global proxy network that allows us to gather marketplace listings and social media feeds from across the world. By adopting a user-centric approach, our platform focuses on the threats that consumers are most likely to be exposed to. Our brand analysts are located around the world and use the platform to target enforcements and deliver insightful reporting to customers, which bolsters the ongoing online response and is a defining feature of the OpSec approach.

Our Digital Content Protection Online platform offers protection against online copyright infringement, including video content for entertainment and sports, music and gaming, and academic and recreational publishing. It is designed to detect piracy across multiple online channels and types of threats, from sharing on peer-to-peer networks to access via Internet protocol television (IPTV), as well as content formats that each require a different anti-piracy approach. As such, the platform adapts its focus according to content type, for example focusing on peer-to-peer networks to detect music piracy or searching IPTV services to identify illegally broadcasted content. For live and newly released content, detecting and taking down pirated streams quickly is essential, given that the premium value of this content is inherently time limited. For academic content, piracy can include extracts of content that is plagiarized and posted online, requiring a bespoke approach to detection. In addition, the platform targets links to pirated content that are served up in search results to make it harder for audiences to find illegitimate sources of material. We maintain strong industry relationships to enable more timely enforcement against pirated content.

Industry Solutions

Given the breadth of our portfolio and our ability to customize our products and services, we offer solutions that are adapted for and customized to the key industry sectors in which many of our customers operate.

Sports and Apparel Solutions

We have been a supplier of brand protection solutions to sports and apparel businesses for over two decades. Sports and Apparel is characterized by a complex series of commercial relationships and some of the most acute issues with counterfeiting and content piracy. Our customers include global sports apparel brands, professional sports leagues and clubs, and sports media rights owners. We provide five principal industry solutions:

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Licensing and Merchandising for Sports helps monetize, manage, and protect sports licenses and authentic merchandise on behalf of sports brands, including some of the world’s most notable leagues and clubs.

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Fashion Technology for Apparel provides components, enhancements, and security for clothing, footwear, and accessories, along with packaging, hangtags, and unique identifiers for authentication or traceability.

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Online Protection for Sports Brands is a comprehensive response to infringement and imitation, such as fake promotions or competitions, as well as the takedown of unauthorized non-fungible tokens (NFTs).

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Protection for Sports Media helps sports rights owners safeguard live content and recover ad revenues, with near real-time takedown of pirated streams and through life content protection for highlights and clips.

•	Media Licensing Compliance for Sports helps clubs and other sports brands avoid costly copyright infringements, by helping them identify and self-report on their use of background music in media.

Media and Technology Solutions

We are a leading supplier of brand protection solutions to our Media and Technology customers, from broadcasters and content publishers to high technology products and components manufacturers. Our customers include major content producers and streaming channels, entertainment brands, consumer and industrial electronics manufacturers, and online services and platform providers. We offer five principal industry solutions:

•	Content Protection for Video safeguards television and cinematic content against media piracy, from premium new releases and series to through-life protection of content titles in back catalogues.

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Content Protection for Publishers helps the publishers of gaming, music, academic, and recreational content to tackle piracy online, particularly peer-to-peer based piracy and specialist content formats.

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Online Protection for Brands safeguards brand identity and reputation online, by tackling online counterfeit sales, brand imitation, unauthorized selling practices, and high-volume consumer frauds such as phishing.

•	Product Authentication and Enhancement provides technology brands with options to bring greater aesthetic appeal and distinctiveness to products, as well as combatting fakes with security measures.

•	Licensing for Character Properties provides entertainment brands with an end-to-end approach to licensing, merchandising, and engagement marketing programs, with software and physical elements.

Consumer and Industrial Solutions

We operate across the Consumer and Industrial industry sectors, from luxury goods and toys to automotive and equipment suppliers. Despite the diversity of goods being offered across these different sectors, product brands share many common needs. Most obvious is the tackling of counterfeits but, in many cases, they are high-profile brands with identities that are also imitated and compromised. We offer five principal industry solutions:

•	Online Protection for Brands tackles fake goods in toys, cosmetics, luxury goods, and other product categories, as well as brand imitation, and more intermittent consumer fraud scams.

•	Licensing and Merchandising for Brands is a comprehensive response to global licensing programs for consumer and industrial products brands, spanning program automation and reporting to merchandising.

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Supply Chain Integrity for Industrial combines functional and secure labels with traceability software to tackle counterfeiting of parts, unauthorized distribution, and compliance for suppliers and distributors.

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Fashion Technology for Apparel includes components and merchandising items for footwear and clothing, with optional security and product identifiers that can be pre-applied or incorporated during production.

•	Authentication for Consumer Brands helps consumers and brand inspectors distinguish genuine products from counterfeits, with a wide range of overt and covert authentication measures.

Regulated and Security Solutions

We have been a supplier to governments and brands in the Regulated and Security sector for over two decades. Customers demand high levels of product, software, and supply chain integrity. The products and services we supply use our core platforms but often include high security elements, such as optical security features created using the most sophisticated optical and materials science techniques. We offer five principal industry solutions.

•	Managing Product Excise Tax Programs provides governments with software, product markers and deployment support to implement indirect taxation of controlled goods, notably tobacco and alcohol.

•	Type Approval ensures that all manufactured and imported products meet the strictest government safety regulations or commercial standards, from government programs to commercial compliance policies.

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Assuring Vehicle Identity offers specialist components and systems for administering vehicles, particularly US state administered programs that are designed to prevent fraudulent registrations of vehicle.

•	Protecting Financial Services Brands combines high-security components for financial transaction cards, with online brand and fraud protection, which may be required for commercial insurance purposes.

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High Security Films and Foils is a portfolio of security components and materials for governments, security printers and convertors, for use in identity documents, currency, ticketing, tax stamps, and certificates.

Strategy

We aim to be an innovator in the management of intangible assets to help enterprises build and protect the value of their IP and brands. By bringing together our technology-enabled platforms and industry solutions, we aim to positively disrupt and serve established markets and define new standards in the management of intangible assets.

We will provide a lifecycle solution that helps brands identify, enhance, monetize, and protect their innovations, designs, identity, digital assets, and business operations. The goal of this holistic approach is to help our customers to capture value, mitigate vulnerabilities, and successfully navigate macro trends. Working with the world’s best brands, including established market leaders and challengers, we endeavor to ultimately help manage a significant proportion of the intangible value that is created across industries and around the world. The caliber of our customers will also drive us to reinvent our approach in line with the needs of these leading brands.

We aim to differentiate ourselves by combining industry and domain expertise, bringing together a portfolio of multidisciplinary skills and an understanding of how to apply these to the needs of key industries. This will require us to develop diverse world-class workforces in multiple disciplines, representing some of the best talent across IP consulting, technology innovation, product design, managed services, and solutions integration. We will remain technology-enabled and driven, combining innovation and operational expertise to bring the ingenuity, flexibility, efficiency, and scale required to meet the needs of the best brands in an ever-changing world.

Across IP and brands, the interplay between optimization, monetization, and protection is being driven by technology developments, shifting consumer behaviors, complexity in IP rights and commercial relationships, and continued globalization of brands and content. Many of the activities related to this require efficient routinization and scalability, such as the maintenance of IP rights and assets, the reconciliation of royalties, or the monitoring of brands online. Customers also demand creativity, in the form of insightful IP strategies, unified brand enhancement and security approaches, and engagement marketing. Our strategy focuses concurrently on delivering operational effectiveness, adding new capabilities and skills, and expansive and acquisitive growth into adjacent markets.

While the three disciplines of IP and brand optimization, monetization, and protection often require a broadly comparable approach regardless of industry, certain sectors demand more specific solutions. Our approach is therefore based on the belief that within certain industries, such as Sports and Apparel or Media and Technology, the caliber of our customers and the scale of the opportunity will demand a more industry-specific response to outcompete the alternatives. As such, we simultaneously pursue a horizontal strategy, to deliver a suite of world class technology-enabled platforms, products, and services, and a vertical strategy, which combines and adapts these products and services to the needs of key industries through a series of customized sector-specific solutions.

Develop an Optimized Portfolio of Products and Services

As part of our horizontal strategy, we provide a broad portfolio of products and services for IP and brand optimization, monetization, and protection that are designed to address common customer needs. Examples include the management and optimization of licensing programs, the creation of authentic product experiences, and the protection of brand identities and reputations online. To remain competitive, each element of these products and services must be highly repeatable, responsive to customer needs, cost-effective, and differentiated. For example, a defining aspect of our online brand protection services is our high level of customer support and reporting.

For online brand protection, our horizontal strategy means continuing to pursue automation of routinized aspects of workflows, in particular through the application of machine learning (ML) and wider artificial intelligence (AI) techniques, adding enhanced reporting insights and data products, optimizing our analyst footprint, and integrating online and on-product brand protection – for example a printed code that could be detected in an online listing. For product security labels, for example, we create templated product designs that reduce lead times, using agile techniques such as digital security print, and offering specialized security features and optical effects.

Drive Organic Growth by Cross-selling a Wider Range of Products and Services

As we develop an increasingly broad portfolio of products and services, the scope to cross-sell and up-sell to existing customers increases. The typical buyer for many of our offerings is a corporate IP legal team. From there, we are often able to sell into marketing and licensing teams, business operations teams, and IT security teams at the same customer. By offering an integrated suite of products and services to multiple teams, we can displace smaller, fragmented competitors that supply a narrow offering to only one area of that customer. We have been successful at cross-selling and up-selling, including in a major American sports league with more than 50% uplift in revenue, a global cosmetics manufacturer with a 100% uplift, and leading printer manufacturer with an 89% uplift. Given the scale and caliber of accounts we typically work with, the opportunity to cross-sell and up-sell is often significant.

Expand Products and Services via Internal Development and Acquisition

As we have done most recently with the acquisition of Zacco in the IP portfolio management market, we have the opportunity to continue to expand into significant adjacent and synergistic markets. Given our exposure to software, managed services, and physical products, the range of options and pivots is widespread. There are five obvious areas to augment our core proposition.

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Domain Registration and Management: we currently offer domain registration as part of our IP services but on a resale basis. Domain registration is a relatively slow growth market but is typically profitable and is closely coupled with other aspects of digital brand identities, as well as online fraud.

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Case Management: this is relevant for both IP optimization and brand protection. We currently use third-party software, but we could develop or acquire functionality and offer this service as an extension of our IP platform. We could also explore opportunities to build business intelligence on top of case management workflows and data, which could provide insights to help improve outcomes in IP enforcements.

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Supply Chain Traceability and Product Identity: this is a broad area where we currently have a platform but could extend into specialist areas such as product material assurance. Given the growing importance of sustainability, compliance, and certifications, product traceability and product identity are becoming ever more attractive opportunities. Traceability and product identity could also include component technologies that play a role in product identity, such as RFID or digital coding, or innovative new approaches.

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Marketing and Licensing: This is a similarly broad and diverse market that could include digital brand asset management software that relates to the assets and artwork approval functionality in our licensing platform. Marketing and licensing could also include an expansion into digital marketing, where we already offer consumer engagement software. Brand design and licensing agencies would add professional offerings such as strategic engagement and advisory services in this area, in a similar manner to the intellectual property licensing capability we have added by acquiring Zacco.

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Specialty and Luxury Packaging: This is a large market that would serve to scale up our exposure to brand enhancement considerably and offer a route to market for our optical technologies. As consumer experience increasingly spans physical and digital elements, this could allow us to combine our strengths in both.

Build Industry Positions to Address the Specific Demands of Key Industries

As part of our vertical strategy, we intend to adapt and augment our solutions to meet the needs of customers in key industries. These include Sports & Apparel, Media & Technology, and Regulated and Security. While our core offerings, such as online brand protection, meet many of the needs of these industries with limited adaptation, we believe we can capitalize on our strong positions in these sectors by expanding into more bespoke offerings. The vertical strategy involves three initiatives. First, we adapt our offerings to industry-specific needs, such as the distinct brand enhancement needs of sports licensors. Second, we develop features to address the specific concerns or characteristics of the industry. An example is our dynamic injunctions feature for anti-piracy, allowing near real-time takedown of pirate streams during live sports events. Third, we acquire capabilities that are industry-specific, with limited use in other industries. An example would be a specialist sports brand protection agency.

As noted above, we have already developed industry-specific features and adaptations and these already play an important role in our competitive positioning in these industries. Within the Regulated and Security sector, there are two key examples. First, the solution for excise collection and protection has been refined to meet the needs of these government programs, which is anticipated to continue given the role of international conventions in these programs. Second, the optical security features created for transaction cards are typically developed through research and development efforts that are initially targeted at this market. Within Media and Technology, we have developed a bespoke solution for academic publishers to detect misuse of content on learning support sites.

Building Industry Positions via Acquisition in Adjacent Markets

As noted above, one of the principles of the vertical strategy model is the development of more customized offerings for key industries or customers. This tailored approach could involve acquisition of specialist companies in core proposition areas, such as brand protection, or in adjacent areas, such as marketing. The sports industry is a good example, with sector-specific companies already identified in brand protection enforcement and education, licensing strategy, digital content monetization on social media, fan experience, brand enhancement, and brand development. Such acquisitions would expose us to a wider range of buyer personas, create synergies with existing capabilities, and create critical scale in key areas such as marketing. Similar opportunities exist in the media sector, such as publishing content protection and digital fingerprinting, as well as other sectors. We have used this approach to build some of our existing positions, including our historical entry into the transaction card security market.

Competitive Dynamics and Competitors

Across our six sectors, we compete with competitors of varying sizes. Many of these companies provide IP and brand protection services alongside their other core products and services. For example, Kurz is a large provider of decorative and functional foils that also originates and manufactures security foils for governments and brands. Avery Dennison is a very large packaging, labels, and materials science business that also provides authentication and brand enhancement components. In the online media protection sector, Nagra Kudeski provides anti-piracy and content watermarking services, as part of its much wider entertainment technology and security portfolio. We also compete with smaller, more specialist players, such as FriendMTS in the online content protection sector, ProofTag and AT&T in brand solutions, and Smart Protection and Tracer in online brand protection, to name a few.

We hold a leading position in the market that spans brand and IP management, monetization, and protection. We are further distinguished by both our global presence and customer profile. We work with more than 60% of the world’s most valuable global brands, based on the top 100 brands listed in the Interbrand Best Global Brands 2022. These customers demand a high level of technology expertise, surety of supply, global reach and market knowledge, practical knowhow, and service responsiveness, regardless of whether they require a security label or online brand protection. We have an exemplary track record of physical and cyber security, which is essential to supplying security products and working in business-critical aspect of customer operations. This critical scale and reputation is a defining feature of our position and credibility with leading brands.

Our key characteristics and competitive strengths have been largely dictated and refined through working with many of the world’s largest and most recognized brands. In addition to our strong and extensive portfolio of products, services, and solutions, we place an emphasis on exceptional customer service, flexibility, responsiveness, and reliability. Within our physical products, this means maintaining consistent and secure delivery to customers and their third-party manufacturers globally, where production lines are dependent on our authentication and enhancement components. A good example is the transaction cards sector, where reliability and security are critical, along with ongoing product innovation. Within our brand protection services, this means providing consistently high takedown and compliance rates for infringing listings, websites, and content, as well as coverage plans and reporting that help customers target the most significant threats and understand how these are evolving.

While we do provide many standardized and late customized products and services, our ability to work closely with individual brand owners and government agencies to develop more customized responses is a defining aspect of our approach. A good example is in the specialist publishing segment, where non-standard approaches to detecting and enforcing against infringing content are required. Many of our competitors are not vertically integrated to the extent we are within numerous sectors, including materials, finished components, software, and services. This allows us to bring together products and services quickly into solutions, as well as control production and supply, which is important for operational agility and security. We also operate globally and able to support regional manufacturing operations, as well as provide global coverage of online marketplaces and channels.

As noted, we do not have a common competitor across all six of our principal market sectors and few that are present in multiple sectors. Kurz competes with us across four sectors (brand solution, transaction cards, brand enhancement, and government solutions), Corsearch competes with us across three sectors (online brand protection, online content protection, and IP management software/services), and Authentix competes with us in two sectors (brand solutions and government solutions). Other competitors are typically limited to only one of the sectors, with most of the larger competitors having their primary operations in markets outside of IP and brand protection.

IP Portfolio Management: this market includes the traditional legal IP services firms, often regional or local, and the IP management software and data services providers. In recent times, some of these have moved into online brand protection, typically through acquisition, notably Corsearch and Questel. Within IP services, notable competitors include, AWA, Marks & Clerk, and Bryn Aarflot, based on the geographic footprint of Zacco in Europe. We compete with these players through our technology-enabled approach and blended delivery model that leverages offshore teams. Within the IP software market, we compete with the likes of Clarivate, Questel, RWS, and Anaqua. We compete with them by bringing together a software platform with advisory and routinized IP services.

Brand Solutions: this is a broad market that includes licensing, brand enhancement, product authentication and traceability. It spans physical components and materials, from security labels and foils to clothing accessories and trim, as well as software solutions for managing licensing, engagement marketing, and traceability. In licensing and authentication segments, competitors include Kurz Scribos, JPatton, Octane 5, Cuservi, Flowhaven, and AT&T. We compete with them by integrating on-product and software solutions. Within the brand enhancement segment our competitors include Avery Dennison, Rudholm, The Emblem Source, and Kurz. We compete with them by adding security to enhancement components and being highly responsive to customer needs. Within the product traceability and identity segment, competitors include Antares Vision, Authentix, Kurz Scribos, and Proof. We compete with them by offering a comprehensive physical and software portfolio along with responsive deployment support.

Transaction Cards: this is a specialist high security brand protection market. It demands innovation in optical security and application technologies, as well as high security standards for production and supply. Within the top tier of customers, the only major competitor to us is Kurz. We also compete with ZSST/CBPM and Toppan in the broader market. We compete with these companies by offering a compelling combination of innovation, price competitiveness and reliable supply, which we have sustained with our customers.

Government Solutions: this is another relatively specialist market, where customer references, strong corporate reputation, and high security standards are a prerequisite for bidding for government contracts. The excise solutions market requires a highly scalable serialization and traceability solution to recover and protect tax receipts, along with practical know-how to deploy these systems into the product manufacturers themselves. Competitors include Sicpa, De La Rue, Authentix, Madras, and Dentsu. We compete with these companies by being agile, responsive, and price competitive. In the wider security document segment, competitors include ITW, Kurz, De La Rue, and Surys. We compete with them through selective partnering and optical design and innovative origination.

Online Brand Protection: this market includes online brand protection software and services (spanning full service to software-as-a-service for self-service), anti-fraud specialists, and larger companies that offer adjacent services such as IP software and data, IT security, or corporate registration services. Competitors include RedPoints, Tracer, Corsearch (and its Incopro business), CSC, Smart Protection, Phishlabs, Netcraft, and RSA. We compete with them by offering a differentiated combination of online brand and reputation protection, spanning multiple online threats including fraud. We also offer industry leading levels of support and reporting, using artificial intelligence (AI) tools to augment and optimize the work of our skilled analyst teams, in contrast to some providers that are principally software only. The global scale afforded by our platform is also essential for some major brand customers.

Online Media Protection: this market includes a small number of dedicated anti-piracy providers, but many of the enterprises offer these services as an augmentation of their wider media infrastructure services, which includes offerings such as conditional access systems for broadcasters. Competitors include FriendMTS, Synamedia, Vobile, Irdeto, and Nagra Kudeski. We compete with them through our comprehensive coverage of channels and content formats, our specialist services for live content, our proprietary features (such as advanced search link delisting), our ability to tackle bespoke piracy challenges, and our renowned reporting and analysis, including audience insights.

Our History

Our forty-year history makes us one of the longest standing companies in the industry. We were formed originally in England and began operating as Applied Holographics in 1983. In 1984, Applied Holographics listed on the London Stock Exchange. Separately, in 1994, TSL, a Colorado company specializing in tamper-proof labelling for products, was acquired by Optical Security Group. Optical Security Group also acquired the Diffraction Company – a Maryland company that manufactured diffraction patterns and embossed holographic foils, labels, and laminates – and ELEF, an English corporation. Between 1994 and 2000, Optical Security Group acquired several companies specializing in security products.

The first transformative event in our business came in 2000 when Applied Holographics acquired Optical Security Group and renamed to Applied Optical Technologies. Between 2000 and 2008, we continued to acquire security companies that were consolidated under the OpSec Security Group. In 2016, we acquired API Group’s

Security Holographics division, providing access to sophisticated foil production technology. In 2020, we acquired the MarkMonitor brand protection division from Clarivate Analytics; and, in 2023, we completed the acquisition of Zacco, bringing intellectual property management and optimization services into the OpSec Group.

Beginning in 2010, Investcorp Holdings B.S.C.(c) began acquiring ownership of OpSec Security Group in a series of on-market transactions, resulting in 100% ownership by 2015 and a delisting from the London Stock Exchange. Before the Proposed Transactions, our shareholders are ITSF and Mill Reef.

Zacco Acquisition

On April 17, 2023, we completed our acquisition of 99.9724% of the shares of Zacco. The remaining 0.276% of the shares of Zacco held by minority shareholders were acquired on May 26, 2023 pursuant to a statutory redemption process such that as of May 26, 2023, 100% of the issued and outstanding securities of Zacco are held by us. The consideration paid for the securities of Zacco was 660.0 million Danish krone, a portion of which consisted of 3,620,810 shares of Orca Midco at a price of $1.82 per share, as further described below.

As part of the acquisition, employees of Zacco who were selling shareholders of Zacco were given the opportunity to reinvest a portion of their sale proceeds to acquire Class B ordinary shares in Orca Midco. In addition, employees of Zacco who were not selling shareholders were given the same opportunity to acquire Class B ordinary shares in Orca Midco. In total, employees of Zacco acquired 3,620,810 Class B ordinary shares in Orca Midco across a series of closings during April and May 2023, as a result of which such individuals hold a minority interest representing in aggregate 3.0% of the shares of Orca Midco. A small number of such individuals elected to hold their shares through personal companies.

Zacco was founded in 1870. As of April 1, 2023, Zacco had a staff of nearly 500 employees who serve more than 5,000 customers. Zacco offers a suite of products and services designed to help its customers identify and protect their intellectual property and other intangible assets. Zacco’s solutions cover three categories of assets, which include innovation assets, digital assets and identity assets.

Innovation assets are connected to the development of an idea, including patents, copyrights, licenses, trade secrets, virtual engineering, testing simulations, technical knowhow, and some development processes. Zacco helps companies identify commercially valuable ideas and protect them by drafting and filing international patents, enforcing and defending intellectual property rights, monitoring specific technological areas and competitors, and assisting with the protection and ownership of strategic technologies. They develop strategies to enhance the intangible value within portfolios and manage assets on behalf of clients, and also to help monetize these assets through licensing and other commercial arrangements.

Digital assets include data, algorithms, business intelligence, software licensing, and domain names. Zacco offers audit and advisory services, such as security and secure code reviews, secure cloud configuration, penetration and network testing, investigative or digital forensic services and training designed to improve risk and threat awareness. For software, Zacco offers secure development services including quality assurance and application security, as well as technology law services covering IT due diligence, end-user agreements, licensing, open-source software, and privacy regulations. Zacco’s services provide customers with actionable insight allowing them to manage current and emerging threats to their digital assets, and increase security awareness so that customers can manage sensitive information confidently.

Identity assets are anything that allows a customer to recognize an organization, a product or a service, and include trademarks and designs. Zacco offers intellectual property services, such as strategy development, freedom to operate, IP due diligence, risk management and trademark and design protection in combination with a broad range of digital brand services. Zacco helps customers register, optimize and protect identity portfolios, from trademarks to domain names, as well as enforcing international rights through copyright protection, customs enforcement and licensing negotiation. In addition, Zacco manages secure DNS and SSL services and protect brand identity and reputation online.

Zacco’s products and services cover the lifecycle of the intellectual property and brand protection process.

•	First, Zacco assists its customers in identifying their core intangible business assets.

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Second, Zacco designs a comprehensive strategy for how to protect those assets, including protecting data and software, registering domain names and trademarks, drafting and filing patent applications and managing renewals, registering trademarks, and addressing cyber security related vulnerabilities.

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Next, Zacco monitors the secured assets and the markets in which they are used in order to detect any potential unauthorized use or misappropriation. Zacco may also help in licensing intellectual property to third-parties.

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Finally, if any unauthorized use is detected, Zacco assists its clients in taking enforcement action to protect against that unauthorized use. Zacco offers a comprehensive range of intellectual property enforcement services that covers new registrations, annuities, renewals, monitoring, oppositions, litigation, and intellectual property portfolio consultancy.

In the twenty-first century, it has become increasingly important for brands to protect their IP and other intangible assets. As such, we identified intellectual property enforcement consulting services as an adjacency to our existing brand and content protection services. Like us, Zacco manages risks around its customers’ brand identities and intangible asset portfolios, but where we currently focus on protecting downstream aspect of brand identity (i.e. imitation, fraud, or other unauthorized uses), Zacco works in the upstream aspect through the identification of assets and the filing, registration, and renewal of patents, trademarks, and designs. We aim to deploy our existing technologies, processes, and offerings, combined with Zacco’s expertise and brand protection solutions to solidify our position as a leading company in the intellectual property and brand management and protection markets by allowing us to offer a full-scope solution for intellectual property management to our customers. Acquiring Zacco’s portfolio of over 5,000 customers also presents the opportunity for us to cross-sell our existing products and services to those customers and to present Zacco’s solutions to our own customers. We will also gain the knowledge and experience of Zacco’s team of nearly 500 employees.

On October 11, 2023, we acquired Global Trim Sales, a clothing trim manufacturer based in California. This small acquisition was undertaken to complement our brand enhancement offering for clothing apparel. Global Trim Sales has a strong customer base and a complementary product range to OpSec. The amount of the purchase price is not material to our results of operations or financial condition. For more information about the acquisition, please see the section titled “Certain Relationships and Related-Party Transactions—OpSec Relationships and Related-Party Transactions” in this proxy statement/prospectus.

Research and Development

Our research and development (“R&D”) is focused on creating new physical and digital products that enhance our capabilities and extend the functionality and performance of our solutions. Our R&D efforts address critical customer issues, such as bringing new levels of security to product authentication, combatting the increasing sophistication of online counterfeit selling and content piracy, tackling persistent consumer fraud, and managing complex licensing ecosystems and supply chains. These developments principally manifest in our three solution areas of IP and Brand Management, Brand Operations, and IP and Brand Protection. Our understanding of the industries we serve ensures we deliver R&D products that work effectively in target industry areas.

In the area of physical security, we carry out R&D into emerging technologies and areas of expertise that are designed to be more advanced than those that might be available to bad actors from commercial sources. New technologies and techniques are developed to create unique feature effects that can be inspected both visually and digitally to increase consumer confidence in the authenticity of goods and enable professional inspection. To ensure access to the broadest range of novel materials and techniques, we partner with emerging technology companies, universities, and research companies. These partnerships are combined with in-house research and development to create new products, processes, and methods that can create layered (i.e. overt, covert, and forensic) security features. Many of these features can be combined to create appealing, visually intriguing effects that facilitate simple verification of genuine products or used in conjunction with digital platforms for enhanced security.

Proprietary software is an integral part of our suite of solutions, both for use by customers and to enable managed services that are provided in the intellectual property management, online brand protection, antifraud, and content protection domains. We are flexible in our development process to deliver solutions according to detailed, customer-validated development roadmaps. These roadmaps include both optimization and enhancement of existing software solutions as well as development of new functionality to meet customer use cases. This software development has delivered the proprietary network analysis feature in our online brand platform, as well as an advanced search delisting capability to reduce the availability of pirated content. Short-, medium-, and long-term roadmaps guide ongoing digital R&D, ensuring new sources of functionality, value, and differentiation for customers. In the area of intellectual property management, we continue to develop our proprietary intellectual property portal to automate routine intellectual property lifecycle tasks.

Intellectual Property

Our intellectual property rights are valuable to our business, including rights existing under patent, trademark, copyright, and trade secret law. As a matter of course, we evaluate and pursue intellectual property registration, including patent filings in areas that are commercially, competitively, and/or technologically beneficial. We have confidentiality and other defined procedures to protect our intellectual property rights, including, but not limited to, technological access limitations, non-disclosure agreements, standard contractual restrictions, intellectual property assignment agreements, and employee non-disclosure covenants. We hold over 100 patents across critical technologies and processes in key jurisdictions including the United Kingdom, the United States of America, Canada, China, and Europe. Examples of current physical technology-related patents include: optically variable device (“OVD”) mastering systems; methods of authenticating OVDs using smart phones, and methods of creating OVDs exhibiting non-diffractive three-dimensional effects. Such patents are filed to protect proprietary technologies and processes against use by competitive parties and are monetized through a combination of direct sales and indirect business-to-business channels.

In addition to physical technology patents, we pursue patents for proprietary digital technology developments. A recent example is a system and method to map a networked environment with cross-account clustering, in order to detect unauthorized selling or fraudulent entity networks. This third-generation patent-pending technology underpins a key network analysis feature. We also have patents pending for a system and methods of detecting search links to pirated media, specifically a localization technology that enables global replication of multi-language, multi-location consumer search, which helps identify search links to pirated content. Outside of patents held by the business, we safeguard intellectual property and/or technology and process know-how and expertise. In certain instances, we opt not to expose technology and process via patents, due to risk of reverse engineering by nefarious parties, such as counterfeiters or pirates. We have adequate trademark and copyright protections in place to protect our own operating brands and logos.

Our Employees

As of April 1, 2023, we had 1,292 staff. In the year ended March 31, 2023, OpSec had an average of 775 staff, with 503 in production functions and 272 in administrative functions. In the year ended March 31, 2022, OpSec had an average of 748 staff, with 483 in production and 265 in administrative. In the year ended March 21, 2021, OpSec had an average of 768 staff, with 506 in production and 262 in administrative. In the years ended December 31, 2022, 2021 and 2020, Zacco had an average of 509, 475 and 494 staff, respectively. We regularly review our organization to ensure it is aligned to market needs, and we continue to actively recruit new employees as we scale up our operations. As of April 1, 2023 the majority of our staff (55%) were based in Europe with 27% in the Americas and 18% in the Asia-Pacific region. We also use contractors, especially in software development to align headcount and payroll costs to levels of activity. We support part-time working and have a mix of full-time and part-time staff. Salaries are benchmarked using Willis Towers Watson data and we target market median pay rates in each country in which we operate. Our global footprint enables us to tap into talent pools in the disciplines required to build, deliver, and maintain high-quality product offerings and high levels of customer satisfaction.

U.K. factory employees and staff in Denmark and Sweden are represented by labor unions and the works council in Lithuania was reinstated in April 2023. We maintain good relationships with employees and the unions and have not experienced any interruptions of operations due to labor disagreements. Salary and benefit packages reward high performance through a structured performance management program, which is linked to bonus and salary progression. Sales teams are paid commission and bonuses to reward delivery of sales targets. We use standardized employment contracts for all staff, including executives, which include appropriate provisions on confidentiality/non-disclosure and terms to protect our rights on termination or resignation.

Regulatory Environment

We are subject to various laws and regulations as a result of our business operations. Some of these laws and regulations govern the rules directly related to our business, such as labor and employment, consumer protection, data protection, intellectual property, competition, insurance, environmental health and safety, taxation, advertising, promotional materials and licensing. We operate entities in 16 jurisdictions and are fully registered and compliant with applicable laws in each territory in all material respects. Key regulations that apply to us include the UK Bribery Act and the U.S. Foreign Corrupt Practices Act, which are provided to employees and third-party partners through the Code of Ethics and Anti-Bribery Policy, forming part of the employee induction and training program. We are governed by sanctions policies applied by the U.S. Office of Foreign Assets Control, the U.K. Office of Financial Sanctions Implementation, and EU equivalents. Our businesses have recently reviewed exposure to entities and individuals sanctioned as a result of the Russian invasion of Ukraine and have ceased sales to sanctioned countries to comply fully with sanctions regimes in our controlling jurisdictions.

We are also subject to a number of laws and regulations specifically governing the Internet and mobile devices that are constantly evolving, including the laws and regulations concerning information technologies. As holders of personal and confidential data on our employees, customers, and citizens in the European Union, the United Kingdom and California, we are also governed by the General Data Protection Regulations (GDPR) in the European Union and the UK equivalent, and by the California Consumer Privacy Act of 2018, as modified by California Privacy Rights Act of 2020 (CPRA). We have policies in place, covering data classification, encryption and transmittance to ensure compliance with its data protection obligations and is registered with the Information Commissioner’s Office in the United Kingdom, as required by the UK Data Protection Act 2018.

Our manufacturing facilities use chemicals covered by the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) and Restriction of Hazardous Substances (RoHS) regulations in the European Union and the business has procedures in place to ensure chemicals are stored, used and disposed of in compliance with the regulations. The factory Health, Safety, and Environment (HSE) teams carry out periodic monitoring of environmental emissions to ensure compliance with the UK and US emissions permits granted by the responsible authorities in the jurisdictions in which we operate manufacturing facilities.

As a supplier of solutions to help customers comply with regulations and enforce their rights under IP protections, we track upcoming regulations, including developments in the Framework Convention on Tobacco Control, EU Digital Product Passport, Right to Repair legislation in various countries, the EU Unified Patent Court, Shop Safe and INFORM Consumers Act. We expect each of these regulations to have a positive impact on customer demand for our solutions. We are not aware of any breaches of any of the regulations that we are subject to, nor do we have any current investigations from any government or regulatory authorities in any of the regulated areas set out above.

See the section titled “Risk Factors – Risks Related to OpSec’s Regulatory Environment” in this proxy statement/prospectus for a discussion of risks relating to regulation.

Our Facilities

We are headquartered in Washington, England. We have a global presence, with offices and operations in the United States, the Dominican Republic, the United Kingdom, Malta, Germany, Lithuania, Denmark, Sweden, Norway, India, China, Japan, Hong Kong, Vietnam, Lebanon, Italy, France, Mozambique, Estonia, Angola and Egypt. Physical authentication solutions are manufactured at our facilities in the United Kingdom and the United States, from where they ship securely to customers all around the world. Holographic design and origination are based in the United Kingdom, where a team of holographers create novel and secure designs that are transmitted securely to the factories for replication into labels for customers.

Software development is undertaken in India, the Dominican Republic and the United States. Our online brand protection solutions are cloud hosted and typically sold in conjunction with a related managed service. After identification of suspect goods and digital media by our software, expert teams of analysts based in the United States, Lithuania, Germany, and China work with customers to enforce their intellectual property rights and remove counterfeit listing and pirated media. Zacco intellectual property professionals are based in Denmark, Germany, Sweden, Norway, and the United Kingdom, where they are supported by intellectual property services, software development, and customer support resources located in India.

All of our property is leased from third parties and appropriate dilapidation provisions have been made in the accounts for the manufacturing facilities. We regularly review our real property estate to ensure it reflects the needs of our business in terms of location, size and cost. Within our manufacturing facilities, we own or lease all equipment required to produce the physical authentication products that we sell. Over the past two years, we have invested in new plant and equipment to bring new products to market. For example, a new digital printing capability and a new holographic process was implemented for a long-term customer.

Both new investments are fully operational and generating sales revenue. Over the plan period, we do not anticipate further material capital spending on plant and equipment and is planning on a capital budget that reflects spend for asset maintenance and Health Safety and Environmental (HSE) modifications that are required in the normal course of business. While we regularly monitor regulatory changes that may affect the processes, raw materials, and chemicals used to manufacture physical products, we are not aware of any environmental regulation changes in the near future that will have any material impact on our business.

Organizational Structure

The organization structure below reflects the top level of the OpSec Group and holding companies:

Legal Proceedings

From time to time, we may be subject to legal proceedings, such as claims brought by our customers or partners in connection with commercial disputes, claims by end-users, claims or investigations brought by regulators or employment claims made by our current or former employees. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

OPSEC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, as references in this section to the “Company,” “OpSec,” “OpSec Group,” “we,” “us,” or “our” refer to the business of Orca Holdings Limited and its subsidiaries with respect to the period prior to the consummation of the Business Combination, which will be the business of OpSec and its subsidiaries following the consummation of the Business Combination.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial Data” and the consolidated financial statements for the years ended March 31, 2023 and 2022 and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information as of and for the year ended March 31, 2023. See the section titled “Selected Unaudited Pro Forma Financial Statements” in this proxy statement/prospectus. The information contained in this discussion and analysis, including information with respect to our planned investments in our research and development, sales and marketing and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained in the following discussion and analysis.

Overview

OpSec Group was founded in 1983 and has grown into a global leader in the provision of intellectual property (IP) management and brand protection solutions. We help enterprises to optimize, monetize, and protect the value of their IP assets and brands through a portfolio of technology-enabled platforms, products and services. Building and safeguarding IP and brands throughout their lifespan covers multiple forms of assets, including patents, trademarks, designs, products, identity, reputation, content, and domain names, as well as multiple activities, including filing, registration, monitoring, validation, enforcement, enhancement, authentication, traceability, and compliance.

Our products and services address discrete aspects of these assets and activities, such as filing a single patent, protecting a sports event from online piracy, or adding an authentication feature to a product. These products and services are delivered through our technology-enabled platforms, which encompass tools, methods, and expertise and span digital, optical, materials, and other technologies. By combining our products and services together into solutions, we address the needs of IP and brand owners with more expansive requirements, such as a complete solution for brand licensing that spans the registration of trademarks, the management of licensing programs and collection of royalties, the enhancement and authentication of licensed products, and the detection and takedown of unofficial or counterfeit products. Many of the solutions we offer are adapted for, and customized to, the key industry sectors in which many of our customers operate. By addressing the end-to-end IP and brand lifecycle with a vertically integrated approach, we can expedite workflows and integrate aspects of these solutions.

The Business Combination

On April 25, 2023, IVC Europe entered into the Business Combination Agreement with Pubco, Merger Sub I, Merger Sub II, OpSec, Orca Midco, Orca Bidco and the OpSec Shareholders. Pursuant to the terms of the Business Combination Agreement: (i) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding OpSec Ordinary Shares in exchange for (a) Pubco Ordinary Shares, (b) an aggregate amount in cash equal to $10.0 million and (c) the right to receive additional Pubco Ordinary Shares if a share price target is met or a change of control of Pubco takes place within ten years of the Second Merger Effective Time, (ii) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec shall cease and Merger Sub I shall continue as the surviving company, and (iii) following the First Merger, IVC Europe will merge with and into Merger Sub II, as a result of which at the Second Merger Effective Time (a) the separate corporate existence of Merger Sub II shall cease and IVC Europe shall continue as the surviving company, (b) at the Second Merger Effective Time, the issued and outstanding IVC Europe Public Units will be automatically detached, and the holder thereof will be deemed to hold one IVC Europe Class A Ordinary Share and one-half of an IVC Europe Warrant, (c) the issued and outstanding IVC Europe Class A Ordinary Shares shall be exchanged for Pubco Ordinary Shares, (d) the issued and outstanding IVC Europe Class B Ordinary Shares shall be sold and transferred to Pubco in exchange for Pubco Ordinary Shares and (e) the IVC Europe Warrants outstanding shall cease to represent a right to acquire the number of IVC Europe Class A Ordinary Shares set forth in such IVC Europe Warrant and will instead be assumed by Pubco and automatically converted into Pubco Warrants to purchase an equal number of Pubco Ordinary Shares.

Following the consummation of the Business Combination, the Pubco Ordinary Shares and Pubco Warrants will be listed on Nasdaq under the symbols “OPSC” and “OPSCW,” respectively, and we will be required to develop the functions and resources necessary to operate as a public company, including employee-related costs and equity compensation, which may result in increased operating expenses.

The Zacco Acquisition

On April 17, 2023, we completed our acquisition of 99.9724% of the shares of Zacco, and, on May 26, 2023, we acquired the remaining shares (the “Zacco Acquisition”), bringing intellectual property management and optimization services into the OpSec Group. Zacco manages risks around its customers’ brand identities and intellectual property portfolios. While we have historically protected the downstream aspect of brand identity (i.e., from misappropriation and other unauthorized uses), Zacco works in the upstream aspect through the identification of assets and registration and renewal of patents, trademarks, and designs. Zacco’s advisory services for intellectual property management and protection support the development and protection of patents, trademarks, and other intellectual property assets throughout their lifecycle. This also includes the development, management, and assurance of digital assets associated with intellectual property, including secure software development and domain names.

Our Operating Segments

Prior to April 1, 2023, we operated our business in two operating segments (authentication and online), as presented in the consolidated financial statements and related notes for the years ended March 31, 2023 and 2022, included elsewhere in this proxy statement/prospectus:

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Authentication: primarily delivered the physical, software and hybrid solutions. Physical products are manufactured in one of our two production sites located in the United Kingdom and United States. Revenue is generally recognized at the point of delivery to the customer, with some high-security products retained and stored on-site for our customers. Our hybrid solutions combine physical components, such as labels and hangtags, with licensing and royalty management software, or product traceability and tax assurance software. These support customers in generating income and reporting on products

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Online: provided the technology-enabled services. These include online brand protection, anti-fraud, and online content protection services, are generally billed periodically in advance. They are delivered by trained analysts that use proprietary OpSec software to monitor and enforce against websites, marketplaces, social media platforms, and sources of malicious phishing and related attacks.

Starting from April 1, 2023, we integrated these segments into one operating segment, OpSec Solutions, which we believe reflects a growing trend to provide hybrid physical/software and software/services capabilities to our brand customers and strengthens our ability to offer an end-to-end suite of solutions, products, and services. In addition, following the Zacco Acquisition, the financial information related to the Zacco’s operations is presented in a separate operating segment, Zacco Solutions, which is consistent with how the chief operating decision maker reviews financial information for purposes of making operating decisions, allocating resources and evaluating financial performance. Under our new structure, the two operating segments are:

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OpSec Solutions: includes advisory and managed services across the intellectual property lifecycle, across intellectual property portfolio audits and strategies, intellectual property asset filings and registrations, validations and renewals, and related digital services, such as domain name management

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Zacco Solutions: includes solutions and components for licensing and merchandising, brand enhancement and authentication, and product traceability and compliance. These solutions also include assurance of indirect tax revenue and product certification programs for governments.

We have described six principal business sectors discussed in the section titled “OpSec’s Business,” in this proxy statement/prospectus, the first of the sectors (Management of IP Portfolios) represents the Zacco Solutions operating segment. The other five sectors provide additional sub-divisions of the OpSec Solutions segment. These sectors provide additional information on our business, but are not required as part of the presentation of our financial information.

Current Trends and Key Factors Affecting Operating Results

The broader economic environment

In the year ended March 31, 2023, approximately 91% of our revenues were reoccuring. However, our revenues fluctuate depending on the volume of orders from our customers, which in turn is driven by consumer demand that is variable, especially in the sports and leisure industries. We have no control over our customers’ business decisions or the amount of sales they are able to generate, and may have limited visibility into changes in their business.

If our customers sell lower volumes than they anticipate in their annual forecasts, this could result in a reduction in their production efforts and, consequently, reduced demand for our products and services. There are a number of factors that could result in our customers’ sales volumes not being in line with annual projections, including the level of consumer interest in our customers’ products and overall global economic conditions, both of which have deteriorated in the current financial year. As a result, our revenues have decreased from prior expectations, and we do not expect to meet our previously disclosed revenue targets in the current financial year.

While consumer demand in some of the industries we serve is highly variable, we also operate in the government revenue assurance (i.e., tax stamps) and financial transaction card markets. In both these markets, volumes are more highly correlated to product capability, innovation, and the consequential securing of long-term sole or dual source contracts. These markets are relatively stable, with revenue growth dependent upon winning new contracts (generally multi-year in nature) or the provision of new products with a higher unit price (such as an upgrade of a security feature).

Our ability to access new customers, as well as increase the number and scale of solutions, products, and services offered to existing customers

Historically, we operated in two segments: authentication, in which we provide customers with a range of physical products, online, and hybrid of physical and digital products, in which we protect our customers’ products, contents and brands from online counterfeit selling, content piracy and reputational damage from online imitation and fraud. Over time, we have found that our authentication products are significantly enhanced by associated digital platforms, which allow us to offer services such as licensing management and product traceability. We believe that as consumer behavior evolves, the shift towards online selling, marketing and customer service will continue to increase. As a result, exposure to online consumer fraud, counterfeit sales, unauthorized selling and copyright infringement will also grow, and customer focus on protection against such online threats will increase.

We believe we are well positioned to capitalize on the growing trend towards hybrid physical/software and software/online services capabilities, since unlike many of our competitors we aim to offer customers with a diversified offering. We also innovate and invest in research and development to offer products and services that address emerging issues. With growing consumer concerns, commercial policies, and government regulations around the ESG agenda and the control and traceability of products, customers are also seeking solutions to assure their supply chains, and we are well-equipped to help our customers in this area.

However, given the reduced level of economic activity described above, we have not been able to attract new customers and generate sales from them in line with our expectations, which were derived from our historic performance, customer guidance and forecasts..

Unitary European Patent

In June 1, 2023, a regulatory change went into effect under which it is now possible to obtain a European patent with unitary effect in 17 participating member states of the European Union. Infringement and revocation proceedings are conducted before the Unified Patent Court (UPC) and UPC decisions have a uniform effect for the unitary patent across the participating member states rather than in each country individually. The unitary patent’s stated aims are to make access to the patent system “easier, less costly and legally secure within the European Union” and “the creation of uniform patent protection throughout the Union.”

In the twelve-month period prior to June 1, 2023, the number of patent applications, and consequently the number of granted patents in Europe, were lower than the number of filings in previous periods, since many applicants chose to defer their applications until the unitary regime went into effect. Since June 1, 2023, we have seen an increase in the number of patent applications and granted patents as a result of the clearing of the backlog, which is leading to increased revenue in our Zacco Solutions segment. Over time, we expect the number of patent applications and granted patents to revert to historic levels.

Gross Margin

In the first half of the calendar year 2022, our gross margin, contracted as a result of supply chain inflation, U.K. energy price inflation and salary inflation. Wage inflation, energy prices and other costs across our supply chain have stabilized and reverted to historic levels in the current financial year, as a result of which we expect our gross margins to remain consistent.

Key Business and Financial Metrics

We monitor the following key business and financial metrics to evaluate financial performance, identify trends and make strategic decisions. The financial information presented for the years ended March 31, 2023 and 2022 is based on the organizational structure and segmental basis applicable for the respective periods and therefore does not reflect the new organization structure implemented from April 1, 2023.

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Revenue
Authentication revenue	$75,942	$74,993	949	1.27%
Online revenue	43,579	50,748	(7,169)	(14.13)%
Total revenue	119,521	125,741	(6,220)	(4.95)%
(Loss)/profit for the year	(3,387)	2,536	(5,923)	(233.56)%
Gross profit percentage(1)	49.10%	51.35%	—	(2.25)%
Adjusted EBITDA(2)	20,273	17,880	2,392	13.38%

(1)	Gross profit percentage is defined as the gross profit margin as a percentage of revenue.

(2)

Adjusted EBITDA is a non-IFRS measure and is calculated as (loss)/profit before tax adjusted for amortization and depreciation, financial income and finance expenses, exceptional administrative expenses, exceptional credits and share-based compensation.

Revenue

Revenue is derived from the sale of goods and services from the authentication and online businesses.

Gross Profit Percentage

Gross profit percentage is defined as the gross profit margin as a percentage of revenue. We monitor gross profit movement from period to period and expect our gross profit to fluctuate in line with the revenue trend.

EBITDA and Adjusted EBITDA

The following table presents a reconciliation of EBITDA and Adjusted EBITDA from the most comparable IFRS measure, profit for the year, for the years ended March 31, 2023, and 2022:

(in thousands of dollars)	Year Ended March 31,
	2023	2022
(Loss)/profit for the year	$(3,387)	$2,536
Adjusted for:
Depreciation of right of use assets	2,730	3,160
Depreciation of property, plant and equipment	2,640	2,592
Amortization of intangible assets	9,879	7,911
Finance income	(20)	(73)
Finance expenses	4,172	1,822
Taxation	657	(248)

EBITDA	16,671	17,700
Share-based compensation	327	149
Exceptional administrative expenses	8,510	899
Exceptional credit	(5,235)	(868)

Adjusted EBITDA	$20,273	$17,880

EBITDA and Adjusted EBITDA are useful metrics for investors to understand and evaluate our operating results and ongoing profitability, because they provide investors with greater comparability of our operating performance without the effects of unusual, non-repeating or non-cash adjustments. EBITDA and Adjusted EBITDA presented have certain limitations and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under IFRS.

Both depreciation of right of use assets and property, plant and equipment are recorded as administrative expenses in the consolidated statement of profit and loss and other comprehensive income.

We have granted options to the management team and directors whereby they have been entitled to acquire, at a specified price per ordinary share, up to the number of ordinary shares set out in their award. Share-based compensation is recorded as administrative expenses in the consolidated statement of profit and loss and other comprehensive income.

Exceptional expenses, such as administrative expenses or credits, are those that are material in size and/or by nature, not representative of our normal business activities and therefore including them in the assessment of a performance would lead to a distortion of trends (for further detail refer to the total administrative expenses section below).

Key Components of Our Results of Operations

Revenue

Revenue is derived from the sale of goods and services from the authentication and online businesses:

Authentication Revenue. Our Authentication operations provide customers with a range of physical products, including security films and foils, security labels and trim, and digital authenticators and identifiers, which are enhanced significantly by associated digital platforms, such as licensing management, product traceability and consumer engagement.

Online Revenue. Our Online operations protect customers’ products, content and brands globally from online counterfeit selling, content piracy and reputational damage from online imitation and fraud (such as phishing attacks).

Revenue is recognized in line with IFRS 15 with material elements of online operations invoiced in advance of service performance and with revenue recognition deferred until the delivery of the associated performance obligation. IFRS 15 requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for transferring those goods or services to the customer.

Cost of Sales

Our cost of sales primarily consists of those costs directly and solely associated with the manufacture of our products or the direct provision of our services.

In our Authentication operations, direct costs include raw materials, factory labor and overhead, third-party costs directly associated with contracts, shipping or transport costs, site expenses, plant and equipment depreciation and factory and production leadership.

In our Online operations, direct costs include the technical costs of software provision, notably cloud computing and storage, as well as direct analyst and customer services staff costs and associated support costs including premises.

Distribution Expenses

Distribution expenses are sales costs that are incurred, which includes the salaries, incentives and associated travel and subsistence costs of our sales team and costs associated with sales support and marketing. In addition, any agent costs or third-party royalty payments are also recorded within distribution expenses.

Administrative Expenses

Administrative expenses include employee-related expenses, contractors and consultants’ expense, share-based compensation, property and facility related expenses, IT and hosting, insurance, training and recruiting expenses. Functional costs included within administrative expenses include finance, HR, IT, R&D, product development and senior management. R&D costs represent those costs expensed in the year that do not qualify for capitalization. Product development costs are those associated with the identification of implementation of new products and their pricing and market positioning. Our general and administrative expenses also include the depreciation of property, fixtures and fittings and amortization of acquired intangible assets. We expect our general and administrative expenses to increase for the foreseeable future due to costs that we incur as a new public company, as well as other costs associated with continuing to grow our business. However, we expect our general and administrative expenses to decrease as a percentage of our total revenue over the next several years.

Our total administrative expenses also include exceptional administrative expenses. These exceptional costs are non-recurring and relate to a number of acquisitions, related post-acquisition integration costs, reorganization, recapitalizations, COVID-19 related costs, impairment and other legal and professional costs. We review such costs and credits on a case-by-case basis and, where appropriate, conclude on classifying them as exceptional costs.

Results of Operations – Year Ended March 31, 2023 compared to the Year Ended March 31, 2022

The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The following table presents data from our audited consolidated statements of profit and loss and other comprehensive income for the years ended March 31, 2023, and 2022, and related notes thereto:

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Authentication revenue	$75,942	$74,993	949	1.27%
Online revenue	43,579	50,748	(7,169)	(14.13)%

Total revenue	119,521	125,741	(6,220)	(4.95)%
Cost of sales	(60,840)	(61,178)	(338)	(0.55)%
Distribution expenses	(19,132)	(22,870)	(3,738)	(16.34)%
Other administrative expenses	(25,315)	(30,137)	(4,822)	(16.00)%
Exceptional administrative expenses	(8,510)	(899)	7,611	846.61%
Exceptional credit	5,235	868	4,367	503.11%
Intangible amortization	(9,879)	(7,911)	1,968	24.88%
Total administrative expenses	(38,469)	(38,079)	(390)	(1.02)

Operating profit	1,080	3,614	(2,534)	(70.12)%
Finance income	20	73	(53)	(72.60)%
Finance expenses	(4,172)	(1,822)	2,345	128.70%
Share of profit of joint venture	342	423	(81)	(19.15)%

(Loss)/profit before tax	(2,730)	2,288	(5,018)	(219.32)%
Taxation	(657)	248	(905)	(364.92)%

(Loss)/profit for the year	$(3,387)	$2,536	(5,923)	(233.56)%

The following table sets forth our results of operations as a percentage of total revenue for each period presented preceding:

	Year Ended March 31,
	2023	2022
Authentication revenue	63.54%	59.64%
Online revenue	36.46%	40.36%
Total revenue	100%	100%
Cost of sales	(50.90)%	(48.65)%
Distribution expenses	(16.01)%	(18.19)%
Other administrative expenses	(21.18)%	(23.97)%
Exceptional administrative expenses	(7.12)%	(0.71)%
Exceptional credit	4.38%	0.69%
Intangible amortization	(8.27)%	(6.29)%
Total administrative expenses	(32.19)%	(30.28)%
Operating profit	0.90%	2.87%
Finance income	0.02%	0.06%
Finance expenses	(3.49)%	(1.45)%
Share of profit of joint venture	0.29%	0.34%
(Loss)/profit before tax	(2.28)%	1.82%
Taxation	(0.55)%	0.20%
(Loss)/profit for the year	(2.83)%	2.02%

Revenue

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Authentication revenue	$75,942	$74,993	949	1.27%
Online revenue	43,579	50,748	(7,169)	(14.13)%

Total revenue	$119,521	$125,741	(6,220)	(4.95)%

Total revenue decreased to $119.5 million for the year ended March 31, 2023, compared to $125.7 million for the year ended March 31, 2022. We exited Belarusian and Russian operations in the first quarter of the year ended March 31, 2023 with a year-on-year adverse impact of $1.0 million. In addition, we experienced foreign exchange fluctuations, such that sales denominated in pounds or euros were adversely impacted by exchange movements in the period by $1.1 million.

Total authentication revenue increased for the year ended March 31, 2023, by $0.9 million compared to the year ended March 31, 2022. The strong performance of the brand protection business in the year ended March 31, 2022, was followed by a softening of the end-user market in the year ended March 31, 2023, driven by the macroeconomic slowdown and a consequential reduction of 1.3% in brand authentication revenue. This was compensated for by increased volumes from the Government Solutions sector where strong revenue growth, driven by new contracts secured in the year ended March 31, 2022, increased government authentication revenue by 58.0% in the year ended March 31, 2023. In addition, the launch of certain products in the financial cards sector offset the reversion to normal levels of activity following the increased volumes experienced in the year ended March 31, 2022 as customers increased their inventory levels.

Total online revenue decreased for the year ended March 31, 2023, by $7.2 million compared to the year ended March 31, 2022. Online revenue was adversely impacted by the restructuring of the sales team of the Mark Monitor business. While the Mark Monitor business was acquired in January 2020, integration of the operations, leadership and sales functions was delayed as a result of the COVID-19 pandemic and did not conclude until August 2022. Online revenue stabilized in the Brand Protection sector across the year ended March 31, 2022, and a number of significant clients were acquired in the subsequent period. Since revenue recognition tends to lag contract determination (as contracts tend to be annual in nature) the reduction in orders impacted revenue through the year ended March 31, 2023.

Cost of Sales

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Cost of sales	$(60,840)	$(61,178)	(338)	(0.55)%

Cost of sales decreased by $0.3 million from $61.2 million for the year ended March 31, 2022, to $60.8 million for the year ended March 31, 2023. Cost of sales was adversely impacted by supply chain inflation, U.K. energy price rises and salary inflation during the year ended March 31, 2023. As a result, the cost of sales decreased by 0.6%, whereas the associated revenue fell by 5.0% in total. The impact of these three factors was significant in the first half of calendar year 2022. Stabilization of inflation has seen the gross margins increase in the second half of the year ended March 31, 2023.

Distribution Expenses

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Distribution expenses	$(19,132)	$(22,870)	(3,738)	(16.34)%

Distribution expenses decreased to $19.1 million in the year ended March 31, 2023, from $22.9 million in the year ended March 31, 2022. This decrease was as a result of a restructuring of the marketing and sales functions and reduced performance-based sales incentive payments compared to the $22.9 million incurred in the year ended March 31, 2022. The marketing and sales functions previously operated separately, but in the year ended March 31, 2023, they were consolidated under one functional body.

Administrative Expenses

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Other administrative expenses	$(25,315)	$(30,137)	(4,822)	(16.00)%
Exceptional administrative expenses	(8,510)	(899)	7,611	846.61%
Exceptional credit	5,235	868	4,367	503.11%
Intangible amortization	(9,879)	(7,911)	1,968	24.88%

Total administrative expenses	$(38,469)	$(38,079)	(390)	(1.02)%

Other administrative expenses of $25.3 million for the year ended March 31, 2023, represents a 16.0% decrease from the prior year due to increased levels of capitalized software development expenses resulting in a reduced residual cost, increased R&D tax credits in the United Kingdom, reductions in personnel costs across all categories and savings across recruitment costs. This resulted in a significant reduction in finance and central administration charges as process efficiencies, exchange rate movements, a reduced senior team and reduction in staff costs drove the reduction in the period.

Exceptional Administrative Expenses

The table below outlines the exceptional costs included in the total administrative expenses for each of the years ended March 31, 2022 and 2023:

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Reorganization costs	$(276)	$(185)	91	49.19%
Write off of prepaid financing costs	(468)	—	468	—
Employee retention credit associated costs	(590)	—	590	—
Acquisition costs	(2,252)	—	2,252	—
Corporate project costs—1	(1,019)	—	1,019	—
Corporate project costs—2	(1,700)	—	1,700	—
Other personnel costs	(785)	—	785	—
Post-acquisition integration costs	(522)	(334)	188	56.29%
COVID-related costs	—	(16)	(16)	—
Employee claims	—	(250)	(250)	—
Other legal and professional costs	(898)	(114)	784	687.72%

Total exceptional administrative expenses	$(8,510)	$(899)	7,611	846.61%

Reorganization costs relate to various management changes that took place in the periods presented principally in relation to the Mark Monitor acquisition.

Write off of pre-paid refinancing costs related to pre-paid term loan arrangement fees carried forward, which were written off as a result of the refinancing undertaken in April 2022.

Employee retention credit associated costs related to related advisor and other costs associated with the preparation and collation of data for employee retention credit claims, which have been treated as an exceptional expense.

Acquisition costs related to costs incurred as part of the Zacco Acquisition.

Corporate project costs—1 related to advisor and consulting fees in respect of a potential acquisition during the year ended March 31, 2023 that did not follow through to final acquisition.

Corporate project costs – 2 related to advisor and consulting fees incurred in respect of the Business Combination.

Other personnel costs related to a discretionary one-off subsidy payment made to certain employees and other project management personnel costs as a result of cost of living increases in the year ended March 31, 2023.

Post-acquisition integration costs related to datacenter and hosting migration activity costs associated with the Mark Monitor acquisition.

COVID-related costs represents one-off costs due to compliance with COVID site protocols.

Employee claims related to a potential U.S. related issue in respect of additional charges payable to certain employees in respect of overtime.

Other legal and professional costs in the year ended March 31, 2023, relates to various legal and professional costs covering third-party witness costs on customer copyright claims and costs associated with some ad hoc employee claims. In the year ended March 31, 2022, other legal costs represent the cost of property surveys, share option advice and transfer pricing project support costs.

Exceptional Credit

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Employee retention credit	$5,235	$—	5,235	100%
ROU asset reversal/(impairment)	—	868	(868)	(100)%
Total exceptional credit	$5,235	$868	4,367	503.11%

The employee retention credit relates to an amount claimed under a U.S. refundable tax credit program against certain employment taxes paid to employees during the years ended March 31, 2020 and 2021 due to the COVID-19 pandemic. Related advisor and other costs associated with the preparation and collation of data for the claim have been netted off the gross value of the credit of $5.2 million.

ROU asset reversal/(impairment) refers to the reversal of a write off in respect of the Boston office following the office closure. The reason for the partial reversal is that the office has been sublet for the remaining term of the lease.

Finance Income and Finance Expenses

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Finance Income	$20	$73	53	(72.60)%
Finance Expenses	(4,172)	(1,822)	2,350	128.98%

Finance expenses increased to $4.2 million in the year ended March 31, 2023 due to a combination of factors. Our term loan with HSBC Banking Group, Lloyds Banking Group and PDL Europe Holdings for $35.0 million in the year ended March 31, 2022 increased to $40.0 million. In addition, the associated interest rate, including variable component (linked to SOFR) increased from 4.0% in the first quarter of the year ended March 31, 2023 to 8.2% in the fourth quarter. Net finance expense was also adversely impacted by commitment fees on the $40.0 million acquisition facility that was committed in the year ended March 31, 2023 (although it was used afterwards).

Share of Profit of Joint Venture

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Share of profit of joint venture	$342	$423	(81)	(19.15)%

Share of profit of joint venture decrease to $0.3 million in the year ended March 31, 2023 from $0.4 million compared to the year ended March 31, 2022 due to a decrease in revenues of the investee company and subsequent reduction in our share of the profits. 3DCD LLC, the investee company, is a joint venture through which we provide certification and track-and-trace functions for computer operating system installation CDs.

Taxation

(in thousands of dollars)	Year Ended March 31,		Change
	2023	2022	$	%
Taxation	$(657)	$248	(905)	(364,92)%

We had a total tax charge of $0.7 million for the year ended March 31, 2023, compared to a total tax credit of $0.2 million in the year ended March 31, 2022.

Liquidity and Capital Resources

Our principal liquidity needs are for working capital requirements, debt servicing and repayment obligations, capital expenditures related to the research and development and costs associated with acquisitions. We are exposed to liquidity risk, which is the risk that we will not have sufficient cash resources to meet financial obligations as they come due in the normal course of business. In addition, we require a bonding and guarantee line provided under our revolving credit facility to fulfil some of our bidding and contractual guarantee obligations.

We meet day-to-day working capital requirements through cash balances and facilities with HSBC Banking Group, Lloyds Banking Group and PDL Europe Holdings. We held $10.1 million of cash and cash equivalents at March 31, 2023 and $40.0 million of gross interest bearing loans and borrowings due to HSBC Banking Group, Lloyds Banking Group and PDL Europe Holdings, which are repayable in full in April 2027 with no repayments before maturity.

In addition, we extended our credit facilities from $40.0 million to approximately $135.0 million, including our revolving credit facility of $5.0 million, of which $2.4 million was committed at March 31, 2023 with a maturity date of April 2027. The facilities have covenants that are predicated on adjusted leverage ratio of total debt on the last day of a measurement period to Adjusted EBITDA for the measurement period. The measurement periods are typically on a quarterly basis, and we have complied with these covenants throughout the reporting period. On March 17, 2023, we also received a short-term principal loan of $1.4 million from Investcorp Funding Limited. The principal loan carries an interest rate calculated at the Secured Overnight Financing Rate (SOFR) plus 300 basis points per annum.

Zacco has entered into a bank commitment facility with Skandinaviska Enskilda Banken. The bank commitment facility has been secured with outstanding debtors and all other assets in Zacco Denmark A/S and Zacco Sweden AB amounting to DKK 58 million ($8.4 million) and SEK 37.9 million ($3.6 million), respectively. Zacco’s bank facilities remained undrawn as at June 30, 2023.

As of March 31, 2023, our cash and cash equivalents balance was $10.1 million. Our cash reserves are sufficient, among other things, to fund our working capital requirements and make capital expenditures. Our future capital requirements will depend on many factors, including the cost of future acquisitions, the scale of our increases in headcount, and the timing and extent of spending to support product development efforts. We could be required, or could elect, to seek additional funding through public or private equity or debt financings, however additional funds may not be available on terms acceptable to us.

The Zacco Acquisition was financed by $94.6 million of incremental financing from facilities from HSBC and Lloyds, part of which was drawn down after March 31, 2023. On April 4, 2023 (the date of the subsequent drawdown), our total outstanding debt was $133.3 million. The acquisition of Global Trim Sales on October 10, 2023, has been financed by a loan from Investcorp Funding Limited which will be repaid using a portion of the proceeds received by Pubco from the Proposed Transactions.

As of March 31, 2023, our cash and cash equivalents amounted to $10.1 million. On a pro forma basis, assuming consummation of the Proposed Transactions on or before December 17, 2023, the transaction is expected to deliver $202.8 million in cash proceeds from cash held in the Trust Account, assuming no redemption, $101.4 million assuming 50% redemption, and $50.0 million assuming all IVC Europe Public Shareholders redeem. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus. We expect our cash and cash equivalents, on a pro forma basis, to be approximately $181.9 million higher at Closing (assuming no redemption), which the final amount will depend on the extent of redemptions by IVC Europe Public Shareholders, the timing of the Closing and other factors. We have based our estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. For example, after the closing of the Business Combination, we (in the form of Pubco) may need to raise additional funds more quickly if we choose to expand our operations or if we consider additional acquisitions or other strategic transactions. For more information regarding the risks and factors that could influence our and Pubco’s future capital requirements and the timing thereof, see the section titled “Risk Factors” in this proxy statement/prospectus.

Cash Flows

The following table discloses our consolidated cash flows provided by/(used in) operating, investing, and financing activities for each of the years presented:

	Years Ended March 31,
(in thousands of dollars)	2023	2022
Net cash from operating activities	$3,628	$13,341
Net cash used in investing activities	(10,641)	(9,599)
Net cash used in financing activities	(1,011)	(9,141)
Net decrease in cash and cash equivalents	(8,024)	(5,399)
Cash and cash equivalents at the beginning of the year	17,653	23,124
Effect of exchange rate fluctuations on cash held	502	(72)

Cash and cash equivalents at the end of the year	$10,131	$17,653

Cash Flows From Operating Activities

Net cash from operating activities was $3.6 million for the year ended March 31, 2023, compared to $13.3 million for the year ended March 31, 2022, a decrease of $9.7 million. (Loss)/profit for the year, adjusted for non-cash items, decreased by $0.8 million, from $17.4 million for the year ended March 31, 2022, to $16.6 million for the year ended March 31, 2023. This (loss)/profit for the year adjusted for non-cash items was largely offset by the unfavorable movement in working capital of $9.3 million.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $10.6 million for the year ended March 31, 2023, compared to $9.6 million for the year ended March 31, 2022. This increase was primarily a result of increased investment in the production capabilities of the U.K. manufacturing site and in the proprietary software used in our digital and hybrid products.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $1.0 million for the year ended March 31, 2023, compared to $9.1 million for the year ended March 31, 2022. The decrease reflects the proceeds of $4.1 million received in the year ended March 31, 2023 of a refinancing agreement entered into in April 2022, and $5.0 million of dividend payments in the year ended March 31, 2022 compared to the $1.4 million dividend payment in the year ended March 31, 2023.

Funding Requirements

The board of directors of Orca Holdings performed a going concern assessment for a period of twelve months from the date of approval of the consolidated financial statements for the year ended March 31, 2023. This assessment indicates that, taking account of severe but plausible downside scenarios, we will have sufficient funds to meet our liabilities as they fall due for that period. For the year ended March 31, 2023, we had a net asset position of $48.2 million, including cash and cash equivalents of $10.1 million. We believe our cash flows from operations, cash and cash equivalents on hand and incremental borrowing capacity available under the terms of our loan agreements will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of such assessment. Based on this, we believe it remains appropriate to prepare our consolidated financial statements on a going concern basis. We believe our cash flows from operations, cash and cash equivalents on hand, our ability to reduce or defer cashflows, which are within our control by reducing the pace of growth (including headcount), incremental borrowing capacity available under the terms of our convertible loan note agreement and other funding options that we are pursuing, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this assessment.

The board of directors of Orca Holdings has assessed the impact of the Zacco Acquisition and the cashflows associated with the Business Combination, and we continue to believe that our cash flows from operations, cash and cash equivalents on hand, our ability to reduce or defer cash flows, which are within our control by reducing the pace of growth (including headcount), incremental borrowing capacity available under the terms of our convertible loan note agreement and other funding options that we are pursuing, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this assessment.

Capital Expenditure

Capital expenditure (which represents acquisition of property, plant and equipment and capitalized development expenditure) increased to $11.2 million in the year ended March 31, 2023, from $9.9 million in the year ended March 31, 2022. The increase was primarily due to a significant increase in our investment in software and digital assets reflected as an increase in capitalized development expenditure during the year ended March 31, 2023.

Contractual Obligations and Commitments

In the normal course of business, we enter into obligations and commitments that require future contractual payments. The commitments result primarily from operating leases. The following table summarizes our contractual obligations and commercial commitments as of March 31, 2023:

	Payments due by Period
	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years
Lease liabilities	$(3,631)	$(2,470)	$(722)	$—
Borrowings	(3,268)	(3,268)	(45,730)	—

Off-Balance Sheet Arrangements

We did not have, during the periods presented or currently, any off-balance sheet financing arrangement or any relationship with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Research and Development

We undertake significant research and development activity across all product lines annually. Where this investment qualifies under IAS 38 as an intangible asset, we capitalize the expenditure at cost and amortize the asset over a three-year period. In the year ended March 31, 2023, we spent $19.3 million on research and development, compared to $19.2 million in the prior year, of which $11.2 million and $13.0 million respectively, were treated as an expense under administrative expenses in the consolidate statement of profit and loss and other comprehensive income and the balance ($8.1 million and $6.2 million respectively) was capitalized. Investment in research and development increased in the years ended March 31, 2023 and March 31, 2022 as we updated and enhanced operating platforms and solutions. We expect to reduce the capital expenditure element of R&D by approximately 26% in future financial years.

Seasonality

Of our core markets, brand solutions and online media protection are both impacted by seasonal changes. Brand solution activity supports consumer demand and experiences peak activity in the third and fourth financial quarters as sports league activity increases in the United States and New Year’s fashion lines are launched in combination with supplier constraints around the Lunar New Year. In online media protection, there usually is a similar slowdown in new content production and live sports protection in the summer, followed by an increase through the second half of the financial year in line with league activity. Zacco Solutions is a relatively stable business albeit with a reduction in billable hours, and hence revenue, over the holiday period in the summer and an increase in activity in line with clients’ year end in patent and trademark registration around the calendar New Year.

Critical Accounting Policies, Estimates and Assumptions

The preparation of the consolidated financial statements in accordance with IFRS as issued by IASB requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

On an ongoing basis, we evaluate estimates based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The following accounting policies include estimates that require management’s subjective or complex judgments about the effects of matters that are inherently uncertain. For information on our significant accounting policies, including the policies discussed below, see Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

We apply IFRS 15 Revenue from Contracts with Customers to recognition revenue from contracts with customers. Management exercises judgement in respect of digital services contracts where the provision of services are the principal performance obligations. Management reviews revenue contracts on a case-by-case basis to determine the valuation and timing of satisfaction of the performance obligation. The difference in timing of provision of the services and cash receipts from customers can result in the recognition of a deferred revenue liability when, as is normally the case, invoicing occurs prior to service provision and consequential revenue recognition. Digital service revenue recognition is determined systematically within the finance function and reviewed on a monthly basis alongside the sales and operational functions.

Capitalization of Development Costs

We capitalize expenditures for the development of technology to the extent that it is expected to meet the criteria in accordance with IAS 38, Intangible Assets. The decision to capitalize is based on significant judgments made by management, including the technical feasibility of completing the intangible asset so that it will be available for use or sale and assumptions used to demonstrate that the asset will generate probable future economic benefits (e.g., projected cash flow projections and discount rate). Development costs of $8.1 million in the year ended March 31, 2023 and of $6.2 million in the year ended March 31, 2022 were capitalized.

Impairment of Goodwill, and Intangible Assets

Goodwill is reviewed for impairment annually on March 31 of each financial year or more frequently if changes in circumstances indicate that the carrying value may be impaired. Determining whether an impairment has occurred requires the valuation of the respective assets or cash generating units. We estimate the recoverable amount using a discounted cash flow method. The key estimates and assumptions used are revenue growth, gross margin, and discount rate. These estimates are based on experience and management’s expectations of future changes in the market and forecasted growth initiatives.

Share-Based Payments

We use a binomial lattice model for the time-based options and a Monte Carlo simulation model for the performance-based options to determine the fair value of stock options and other equity instruments where the goods and services cannot be valued. In estimating the fair value, management is required to make certain assumption and estimates, such as expected life of options, volatility of the company’s future share price, risk-free rate, future dividend yields and estimated forfeitures at the initial grant measurement date. Changes in assumptions used to estimate fair value could result in different outcomes.

Non-IFRS Measures

In addition to the separation of non-recurring or exceptional items noted above, we also report underlying EBITDA as one of our primary financial measures. We elect to do this, because we believe that, alongside our clear investment in both digital and physical operational assets, it provides the best measure of our cash generating capabilities and the associated aid to investors in valuation.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Credit Risk

We are mainly exposed to credit risk from credit sales. Management monitors the creditworthiness of our customers by performing background checks on all new customers, requesting payment in advance should this be considered necessary and getting a letter of credit where deemed appropriate. Further, management monitors the frequency of payments from ongoing customers and performs frequent reviews of outstanding balances. Management assesses the necessity for impairment on an item-by-item basis. Management incorporates, amongst other criteria, their knowledge and understanding of the business along with the age of the item.

Currency Risk

Our reporting currency is the U.S. dollar. Some of our international operations are denominated in other currencies, principally the British Pound Sterling, euro and Hong Kong dollar. As a result, we are exposed to foreign exchange risk, because our revenue and results of operations may be affected by fluctuations in exchange rates. We manage currency risk through natural hedges (offsetting of receivables and payables). We also have consolidated entities that operate in foreign countries and, therefore, our net assets are exposed to the risk associated with translating foreign currencies.

We entered into a series of linked interest rate and foreign currency swaps in May 2023, to fix the variable element of our interest rates, normally aligned to SOFR or SONIA, at a blended rate of 8.7% for 3 years. In addition, our debt is effectively split between U.S. dollars and Danish krone to better reflect our earnings over the same period.

Interest Rate Risk

We are exposed to interest rate risk on our revolving credit facility and lease liability. We monitor this risk closely. We believe that our high level of liquidity affords significant flexibility in interest rate management.

As noted above, we have now entered into an interest rate and foreign currency swap to fix the interest rate to provide cash flow certainty following the Zacco Acquisition and associated lending facility increases.

Implications of being an “Emerging Growth Company” and a “Foreign Private Issuer”

We are an emerging growth company, as defined in the JOBS Act, which provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Recently Issued and Adopted Accounting Pronouncements

For recently issued and adopted accounting pronouncements, see Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

ZACCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Zacco’s financial condition and results of operations should be read in conjunction with the section titled “Summary Unaudited Pro Forma Condensed Financial Information” and the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis, including information with respect to Zacco’s planned investments in its research and development, sales and marketing and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Zacco was founded in 1870. As of April 1, 2023, Zacco had nearly 500 employees who serve more than 5,000 customers. Zacco offers a suite of products and services designed to help its customers identify and protect their intellectual property and other intangible assets. Zacco’s solutions cover three categories of assets: innovation assets, digital assets and identity assets.

Innovation assets are connected to the development of an idea, including patents, copyrights, licenses, trade secrets, virtual engineering, testing simulations, technical knowhow, and some development processes. Digital assets include data, algorithms, business intelligence, software licensing, and domain names. Identity assets are anything that allows a customer to recognize an organization, a product or a service, and include trademarks and designs. Zacco helps companies identify commercially valuable ideas and protect them by drafting and filing international patents, enforcing and defending intellectual property rights, monitoring specific technological areas and competitors, and assisting with the protection and ownership of strategic technologies. They develop strategies to enhance the intangible value within portfolios and manage assets on behalf of clients, and also to help monetize these assets through licensing and other commercial arrangements.

Key Business and Financial Metrics

Zacco monitors the following key business and financial metrics to evaluate financial performance, identify trends and make strategic decisions.

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Revenue	679,981	631,586	48,395	7.66%
EBITDA	72,210	59,341	12,869	21.69%
Adjusted EBITDA	75,921	59,341	16,580	27.94%
Result before financial income and expenses	40,905	27,988	12,917	46.15%
Net finance expenses	(3,723)	(4,469)	(746)	(16.69)%
Profit for the year	28,548	21,392	7,156	33.45%

Revenue

Revenue is derived from the provision of intellectual property consultation, intellectual property services and digital services.

EBITDA and Adjusted EBITDA

The following table presents a reconciliation of EBITDA and Adjusted EBITDA from the most comparable IFRS measure, profit for the financial year, for the years ended December 31, 2022 and 2021:

(In thousands of DKK unless otherwise indicated)	Year Ended December 31,
	2022	2021
Profit for the year	28,548	21,392
Add:
Depreciation and amortization expenses	31,305	31,482
Finance costs and income	3,723	4,469
Taxation	8,634	1,998

EBITDA	72,210	59,341

Transaction costs(1)	3,711	—

Adjusted EBITDA	75,921	59,341

(1)	Transaction cost incurred by Zacco in relation to the Zacco Acquisition, including preparation for and administration of the sales process.

EBITDA and Adjusted EBITDA are useful metrics for investors to understand and evaluate Zacco’s operating results and ongoing profitability, because they provide investors with greater comparability of Zacco’s operating performance without the effects of unusual, non-repeating or non-cash adjustments. EBITDA and Adjusted EBITDA have certain limitations and should not be considered in isolation or as a substitute for analysis of Zacco’s results of operations as reported under IFRS. Adjusted EBITDA is determined by adding back one-off transaction costs associated with the preparation for and administration of the sales process which resulted in the acquisition of Zacco by OpSec as described elsewhere in this proxy statement/prospectus.

Key Components of Zacco’s Results of Operations

Revenue

Revenue is derived from the provision of intellectual property consultation, intellectual property services and digital services.

Intellectual property consultation includes services for application, support, filing, and approval of patents; and trademarks.

Intellectual property services (IPS) includes validation, translation, and renewals of patents and trademarks for its customers, including IPS outsourcing.

Digital services includes secure development, cybersecurity, online brand protection, domain name acquisitions, and digital brand due diligence services.

Other Expenses

Other expenses primarily consists of individual expert and third-party advice procured for clients in the creation and filing of patents and trademarks. These third-party disbursements are rebilled to the client, and the costs associated with them are treated as other expenses.

Work Performed by the Entity and Capitalized

Work performed by the entity and capitalized consists of the capitalization of expenses related to development activities. Expenses related to development activities are capitalized if the product or process is technically and commercially feasible and Zacco intends to and has the technical ability and sufficient resources to complete development, future economic benefits are probable and if Zacco can measure reliably the expenses attributable to the intangible asset during its development.

Staff Costs

Staff costs comprise wages and salaries, including holiday allowance, employee incentive plans, pension and other social security costs and other employee related costs, excluding reimbursements from public authorities.

Net Financing Income/Expenses

Net financing income/expenses comprise interest income and expense, financial costs regarding leases, gains and losses on securities, payables and transactions denominated in foreign currencies, amortization of financial assets and liabilities, as well as surcharges and refunds under the on-account tax program.

Taxation

Taxation comprises current corporation tax for the year calculated at prevailing Danish corporate income tax rates and changes in deferred tax arising from temporary differences and recognition differences between tax laws and accounting methods, including changes in tax rates. Zacco forms a tax group with all of its Danish subsidiaries in which it owns, directly or indirectly more than 50% of the share capital, enabling taxable profits and losses to be offset subject to certain limits and conditions.

Results of Operations – Year Ended December 31, 2022, compared to the Year Ended December 31, 2021

The results of operations presented below should be reviewed in conjunction with the Zacco consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The following table presents data from Zacco’s audited consolidated statements of profit and loss for the years ended December 31, 2022, and 2021:

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Revenue	679,981	631,586	48,395	7.66%
Other expenses	(315,580)	(280,441)	(35,139)	12.53%
Work performed by the entity and capitalized	5,798	12,279	(6,481)	(52.78)%
Staff costs	(297,300)	(304,754)	(7,454)	(2.45)%
Other operating income	907	1,911	(1,004)	(52.54)%
Other operating expense	(1,596)	(1,111)	(485)	43.65%
Amortization and depreciation	(31,305)	(31,482)	(177)	(0.56)%

Result before financial income and expenses	40,905	27,988	12,917	46.15%
Financial income	18,899	8,843	10,056	113.72%
Financial expenses	(22,622)	(13,312)	(9,310)	69.94%

Result before tax	37,182	23,519	13,663	58.09%
Tax on profit for the year	(8,634)	(1,998)	(6,636)	332.13%

Profit for the year (Group share)	28,548	21,521	7,027	32.65%
Non-controlling interests	—	(129)	129	100.00%

Profit for the year	28,548	21,392	7,156	33.45%

The following table sets forth Zacco’s results of operations as a percentage of total revenue for each period presented:

	Year Ended December 31,
	2022	2021
Revenue	100.00%	100.00%
Other expenses	(46.41)%	(44.40)%
Work performed by the entity and capitalized	0.85%	1.94%
Staff costs	(43.72)%	(48.25)%
Other operating income	0.13%	0.30%
Other operating expenses	(0.23)%	(0.18)%
Amortization and depreciation	(4.60)%	(4.98)%

Result before financial income and expenses	6.02%	4.43%
Financial income	2.78%	1.40%
Financial expenses	(3.33)%	(2.11)%

Result before tax	5.47%	3.72%
Tax on profit for the year	(1.27)%	(0.32)%

Profit for the year (Group share)	4.20%	3.41%
Non-controlling interests	-%	(0.02)%

Profit for the year	4.20%	3.39%

Revenue

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Revenue	679,981	631,586	48,395	7.66

Total revenue increased to DKK 680.0 million for the year ended December 31, 2022, compared to DKK 631.6 million for the year ended December 31, 2021. This growth was driven by a robust performance across the majority of Zacco’s income streams, with the most significant area being patent annuities, deriving from Zacco’s portfolio of periodic patent renewals that it manages for clients on an ongoing basis. Revenue in Patent Annuities increased from DKK 34.1 million for the year ended December 31, 2021 compared to DKK 67.0 million for the year ended December 31, 2022. In addition, Zacco’s IPS outsourcing offering generated DKK 6.7 million in the period compared to zero in the prior year.

Other Expenses

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Other Expenses	(315,580)	(280,441)	(35,139)	(12.53)

Other Expenses increased to DKK 315.6 million for the year ended December 31, 2022, compared to DKK 280.4 million for the year ended December 31, 2021. The increase was mainly driven by the increase of official fees of DKK 21.4 million and disbursements of DKK 13.2 million due to the activity growth.

Work performed by the entity and capitalized

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Worked performed by the entity and capitalized	5,798	12,279	(6,481)	(52.78)

This item relates to the capitalization of expenses incurred in connection with internally generated intangible assets. The impact results in recognition of DKK 12.3 million and DKK 5.8 million in the consolidated income statements for the twelve months ended December 31, 2021 and 2022, respectively.

Staff Costs

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Staff costs	(297,300)	(304,754)	7,454	2.45

Staff costs decreased slightly to DKK 297.3 million for the year ended December 31, 2022 compared to DKK 304.8 million for the year ended December 31, 2021, because Zacco was able to deliver increased revenue while benefiting from an investment in back-office systems and increased investment in its Indian base of operations, where staff costs are lower. This increase in efficiency was driven by the platform investments over previous years.

Other Operating Income

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Other operating income	907	1,911	(1,004)	(52,54)

Other operating income decreased to DKK 0.9 million for the year ended December 31, 2022. Other operating income contained various non-recurring items in both years. Other operating income in 2022 included income of DKK 0.9 million regarding an investment grant received in connection with moving to new office premises in Sweden. Other operating income included income of DKK 1.9 million for the year ended December 31, 2021, resulting from negative goodwill related to an acquisition regarding trademark renewals and patent annuities.

Other Operating Expenses

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Other operating expenses	(1,596)	(1,111)	(485)	(43.65)

Other operating expenses relate to IFRS 16 adjustment reversal of credits posted for the receipt of property sublease income. The reversals increase by 43.65% from DKK 1.1 million for the year ended December 31, 2021 to DKK 1.6 million for the year ended December 31, 2022. The increase was in line with higher sublease income in 2022.

Net Finance Expense

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Net finance expense	(3,723)	(4,469)	746	16.69

Net finance expense decreased to DKK 3.7 million for the year ended December 31, 2022 due to an increase in Other financial income to DKK 1.9 million for the year ended December 31, 2022 from DKK 0.3 million for the year ended December 31, 2021 as a result of the sale of Other investments in 2022. The impact from increase in Other financial income was partially offset by an increase in net financial expenses related to exchange adjustments.

Tax on profit

(In thousands of DKK)	Year Ended December 31,		Change
	2022	2021	DKK	%
Tax on Profit	(8,634)	(1,998)	6,636	332.1%

Tax on profit of DKK 8.6 million for the year ended December 31, 2022, an increase of DKK 6.6 million, from a tax provision of DKK 2.0 million, when compared to the prior year. For the years ended December 31, 2022, and 2021, Zacco’s effective tax rates were 23% and 8%, respectively. The effective tax rate in 2021 was very low as a result of the acquisition of Tandberg Innovation and the use of its tax loss carryforward, which has been fully utilized. Zacco’s controlled 92% of Tandberg Innovation as of January 1, 2022, and purchased the remaining shares in 2022, bringing control of the entity to 100%. Tandberg Innovation was merged into its parent company Zacco Norway AS on November 1, 2022.

Liquidity and Capital Resources

The principal liquidity needs of Zacco are for working capital requirements and capital expenditures related to research and development.

Zacco meets its day-to-day working capital requirements through its cash balances. Zacco held DKK 72.5 million of cash and cash equivalents on December 31, 2022 and had undrawn secured financing facilities of DKK 30 million.

Cash Flows

The following table discloses Zacco’s consolidated cash flows provided by (used in) operating, investing, and financing activities for the periods presented:

	Years Ended December 31,
(In thousands of DKK)	2022	2021
Cash flows from operating activities	36,253	7,625
Cash flows from investing activities	(6,136)	(18,666)
Cash flows from financing activities	(14,234)	(22,581)
Effects of movements in foreign exchange rates on cash held	(7,170)	116
Total change in cash and cash equivalents	8,713	(33,506)
Cash and cash equivalents at January 1	63,817	97,322

Cash and cash equivalents at December 31	72,530	63,817

Cash Flows Provided by (Used in) Operating Activities

Cash flows from by operating activities was DKK 36.3 million for the year ended December 31, 2022, compared to cash flows from operating activities of DKK 7.6 million for the year ended December 31, 2021. Profit for the year, after adjusting for non-cash items such as share-based payments, amortization and depreciation, other adjustments, net finance cost and tax for the year, increased by DKK 10.7 million, from DKK 57.8 million for the year ended December 31, 2021, to DKK 68.5 million for the year ended December 31, 2022. This adjusted profit was largely offset by the unfavorable net effect of changes in working capital of DKK 27.2 million.

Cash Flows Provided by (Used in) Investing Activities

Cash flows from investing activities was DKK 6.1 million for the year ended December 31, 2022, compared to DKK 18.7 million for the year ended December 31, 2021. The decrease in cash used in investing activities were primarily a result of significant investment in intangible assets in 2021 while in 2022, DKK 10.6 million of investment in purchase of other intangible assets, purchase of property, plant and equipment, and acquisition of other investments were netted off with DKK 4.8 million of cash received from sale of shares.

Cash Flows Provided by (Used in) Financing Activities

Net cash used in financing activities was DKK 14.2 million for the year ended December 31, 2022, compared to DKK 22.6 million for the year ended December 31, 2021. The decrease in net cash used in financing activities was a result of capital increase in 2022 and decrease in repayment of lease liabilities.

Capital expenditure

Capital expenditure (which represents purchase of property, plant and equipment, net and purchased of other intangible assets, net) decreased to DKK 8.7 million in 2022 from DKK 13.8 million in 2021. The decrease was primarily due to significant capitalization development costs in 2021 related to digital assets.

Critical Accounting Policies, Estimates and Assumptions

The preparation of the consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

On an ongoing basis, the management of Zacco evaluates estimates, which are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The following accounting policies include estimates that require management’s subjective or complex judgments about the effects of matters that are inherently uncertain. For information on Zacco’s significant accounting policies, including the policies discussed below, see Note 2 to the Zacco audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Capitalization of Development Costs

Zacco capitalizes the development cost of digital assets expenditures to the extent that it is expected to meet the criteria in accordance with IAS 38, Intangible Assets. The decision to capitalize is based on significant judgments made by management, including the technical feasibility of completing the digital assets so that they will be available for use and assumptions used to demonstrate that the assets will generate probable future economic benefits (e.g., cash flow projections and discount rate). Additions for the year (development projects) of DKK 5.8 million were capitalized in the year ended December 31, 2022, compared to DKK 12.3 million in the year ended December 31, 2021.

Impairment of Goodwill and Other Intangible Assets

Goodwill and other intangible assets are reviewed annually on December 31 of each financial year, or more frequently if changes in circumstances indicate that the carrying value may be impaired. Determining whether an impairment has occurred requires the valuation of the respective assets or cash-generating units. The management of Zacco estimates the recoverable amount using a discounted cash flow method. The key estimates and assumptions used are revenue growth, gross margin, and discount rate. These estimates are based on experience and management’s expectations of future changes in the market and forecasted growth initiatives.

Share-Based Payments

Zacco uses the Black-Scholes formula to determine the fair value of call options. In estimating the fair value, management is required to make certain assumptions and estimates, such as the expected life of options, volatility of Zacco’s future share price, risk-free rate, future dividend yields and estimated forfeitures at the initial grant measurement date.

Leases – Determining the lease terms

Zacco defines a lease’s term as the non-cancellable term of the lease under the applicable agreement, together with any periods covered by an option to extend the lease if such option is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if such option is reasonably certain not to be exercised. Zacco has several lease contracts that include extension and termination options. Zacco applies judgment in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date of a lease, Zacco reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. Zacco does not include optional periods because it is not reasonably certain that renewal option will be exercised, considering the further development of Zacco, the evolution of the business model and integration of subsidiaries.

Deferred tax – Movements in Deferred Tax Balance

Availability of future taxable profit against which deductible temporary differences can be used as well as the future utilization of tax losses carried forward according to IAS 12, Income Taxes. Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits.

Other Financial Assets – Fair value measurement of Other Financial Assets

When the fair values of financial assets recorded in the consolidated statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using appropriate valuation techniques. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. Judgments include considerations of inputs such as credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments.

Provisions

The recognition and measurement of provisions are influenced by the assumptions made on the probability of occurrence, timing, discount factor applied if any, and absolute amount of the risk.

Non-IFRS Measures

In addition to the separation of non-recurring or exceptional items noted above, Zacco also reported underlying EBITDA and Adjusted EBITDA as one of its primary financial measures. Zacco elected to do this, because it believed they provide the best measure of cash generating capabilities, and its associated aid to investors in valuation.

Qualitative and Quantitative Disclosures About Market Risk

Zacco is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Zacco’s financial position due to adverse changes in financial market prices and rates.

Zacco operates in a growing, evolving market. Its position as an international, dynamic, and market-oriented organization ensures that it is in a good position to adapt to most changes. Globalization has resulted in the long-term trend of legislation becoming more and more harmonized, such as unitary patents, which add pressure and increase competition, because the need for local agencies will be reduced. On June 1, 2023, a regulatory change went into effect under which it is now possible to obtain a European patent with unitary effect in 17 participating member states of the European Union.

Credit risk

Zacco’s policy of assessment of credit risks results in current credit assessments of large customers and trading partners. Zacco’s credit risk arises mainly from trade receivables. Since the risk exposure is spread over many well-diversified counterparties and customers, Zacco has a low credit risk on its operations. The carrying amounts of trade receivables disclosed in note 16 represent Zacco’s maximum exposure to credit risk. The effects from COVID-19 have been limited. At the end of 2022, no significant credit risk had been noted.

Currency risk

Zacco’s reporting currency is the Danish Krone. Some of its international operations are denominated in other currencies, principally the Swedish Krona, Norwegian Krone, Indian Rupees, British Pound Sterling, euro and the U.S. dollar. Zacco is exposed to foreign exchange risk, because its revenues and results of operations may be affected by fluctuations in exchange rates. Zacco also has consolidated entities that operate in different countries and therefore, their net assets are exposed to the risk associated with translating foreign currencies.

Interest rate risk

Zacco is not materially affected by interest rate risk, because it has no outstanding financial debt.

Recently Issued and Adopted Accounting Pronouncements

For recently issued and adopted accounting pronouncements, see Note 2.2 to the Zacco audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

IFRS 1

For an explanation of how Zacco applied IFRS 1, see Note 2.2 to the audited consolidated financial statements of Zacco for the years ended December 31 2022 and 2021 included elsewhere in this proxy statement/prospectus. IFRS 1 requires an entity applying IFRS for the first time to apply it retrospectively in principle and provides certain exemptions where an entity may voluntarily choose not to apply retrospectively or where a retrospective application is prohibited.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

As of the date of this proxy statement/prospectus, the directors of Pubco are Gilbert Kamieniecky and The Director Ltd.

Following the completion of the Proposed Transactions, the total number of directors of Pubco will be increased to seven persons. The following sets forth certain information concerning the persons who will serve as Pubco’s executive officers and directors upon completion of the Proposed Transactions.

Name	Age	Position
Dr. Selva Selvaratnam	62	Chief Executive Officer and Director
Bev Dew	52	Chief Financial Officer and Director
Bill Birnie	60	Chief Revenue Officer
Peter Waker	57	Chief Operating Officer
Lisa Arrowsmith	37	Chief Product Officer
Giles Walker	47	Chief Marketing and Strategy Officer
Thomas Peistrup	57	General Counsel
Michael Mauer	62	Chairman of the Board of Directors
Pam Jackson	65	Director
Gilbert Kamieniecky	42	Director
Federico Minoli	74	Director
Roberta Vezzoli	37	Director

The current business address for Pubco’s executive officers and the Pubco Board is that of OpSec Security Group Limited, 40 Phoenix Road, Washington NE38 0AD, United Kingdom.

Selva Selvaratnam will serve as our Chief Executive Officer and as a member of the Pubco Board. Dr. Selvaratnam has served as Orca Bidco’s Chief Executive Officer since February 2020. Before joining Orca Bidco, Dr. Selvaratnam served as the Chief Technology Officer at De La Rue from March 2015 until October 2019. From 2007 until 2015, Dr. Selvaratnam served as the Chief Technology Officer, Chief Information Officer and Senior Vice President at HID Global Corporation. Prior to joining HID Global, Dr. Selvaratnam served as the Managing Director for EMEA operations and Chief Technology Officer for global operations at Indala from August 2004 until 2005. Dr. Selvaratnam holds a BSc in Electrical Engineering and a Ph.D from University College Cardiff.

Bev Dew will serve as our Chief Financial Officer and as a member of the Pubco Board. Mr. Dew has served as Orca Bidco’s Chief Financial Officer since July 2020. Before joining Orca Bidco, Mr. Dew was the Group Finance Director of Kier Group from January 2015. Mr. Dew served as the Finance Director of Balfour Beatty from May 2013 until December 2014 and the Chief Financial Officer of Lend Lease Limited from February 2006 until January 2013. Mr. Dew holds a Master’s degree in Physics from the University of Warwick and is a Fellow of the Institute of Charted Accountants in England and Wales.

Bill Birnie will serve as our Chief Revenue Officer. Mr. Birnie has served as Orca Bidco’s Chief Revenue Officer since September 2020. Before joining Orca Bidco, Mr. Birnie was the Vice President and General Manager for Guided Workflow Solutions at Honeywell from May 2018. From June 2016 until May 2018, Mr. Birnie served as Vice President and General Manager of Email Security and Compliance SaaS Solutions at j2 Global. Before that, Mr. Birnie served as CMO and Executive Vice President of Sales & Marketing at Momentum Telecom from May 2012 until June 2016. Mr. Birnie has also held senior management roles at Panasonic and Motorola. Mr. Birnie holds a Bachelor’s Degree in Marketing and Finance from Rutgers University.

Peter Waker will serve as our Chief Operating Officer. Mr. Waker has served as Orca Bidco’s Chief Operating Officer since April 2023. Before that, Mr. Waker served as Orca Bidco’s Senior Vice President and

General Manager of Authentication. Before joining Orca Bidco, Mr. Waker was the Managing Product Director of De La Rue from January 2017 until December 2019. From November 2005 until January 2017, Mr. Waker held multiple roles at DuPont, including President of Authentication and Display Enhancements and Global Business Manager of Digital Printing. Mr. Waker holds a Bachelor of Science degree in Accounting from Green Mountain College.

Lisa Arrowsmith will serve as our Chief Product Officer. Ms. Arrowsmith has served as Orca Bidco’s Chief Product Officer since January 2021. Before joining Orca Bidco, Ms. Arrowsmith was the Chief Product Officer of Omdia, a B2B technology data services provider, from January 2020 until December 2020. Previously, Ms. Arrowsmith held senior leadership positions, including Vice President and Executive Director of Consumer Technology Solutions, at IHS Markit from 2008 until January 2020. Ms. Arrowsmith holds a Bachelor of Science Degree in Business Management from the University of Surrey, and a Master’s in Business Administration from Warwick Business School.

Giles Walker will serve as our Chief Marketing and Strategy Officer. Mr. Walker has served as Orca Bidco’s Chief Marketing Officer since January 2022 and before that was responsible for group strategy. Between May 2021 and November 2021, Mr. Walker held the position of Strategy and M&A Director at Smiths Detection. Prior to joining OpSec, Mr. Walker served as Group Strategy Director of De La Rue, joining the business in September 2015. From August 2010 until June 2015, Mr. Walker was Director of Market Development for Digital Barriers. Mr. Walker also served as Corporate Development Director of Detica from November 2006 to July 2010. Mr. Walker holds a Bachelor’s degree in Commerce from the University of Birmingham.

Thomas Peistrup will serve as our General Counsel. Mr. Peistrup has served as Orca Bidco’s General Counsel since January 2023. Before joining Orca Bidco, Mr. Peistrup was General Counsel of the InStyler Group from June 2014. Mr. Peistrup also served as “Of Counsel” at the law firms of Leech Tishman, et al. from March 2015 to March 2017, and Tantalo & Adler from January 2010 to March 2015. Mr. Peistrup served as Associate General Counsel & IP Counsel of Beachbody in 2009, and as an associate at the firm Leopold, Petrich & Smith (now Ballard, Spahr) from March 2001 to June 2009. Mr. Peistrup holds a juris doctor degree from the University of California, Los Angeles.

Michael Mauer will serve as a member of the Pubco Board. Mr. Mauer is Managing Partner and Co-CIO of CM Investment Partners LLC. Mr. Mauer co-founded the Investment Manager with Mr. Jansen in 2012. Mr. Mauer currently serves as Chief Executive Officer and the Chairman of the Board of Directors of Investcorp Credit Management BDC. Mr. Mauer served as Senior Managing Director and head of leveraged loans at Cyrus Capital Partners from September 2011 to February 2014 and thereafter with the Investment Manager. Mr. Mauer formerly worked for Icahn Capital from 2009 to 2010 where he was a Senior Managing Director and a member of the investment team. In addition, he was in charge of the firm’s Marketing and Investor Relations. Prior to that, Mr. Mauer spent over eight years at Citicorp from 2001 to 2009, where he was a Managing Director. During that time, he led several businesses including roles as the Global Co-Head of Leverage Finance and Global Co-Head of Fixed Income Currency and Commodity Distribution. In addition, during this period he was a senior member of Citigroup’s credit committee responsible for all underwriting and principal commitments of leverage finance capital worldwide. From 1988 to 2001, Mr. Mauer held several positions at JPMorgan, including Head of North America Investment Grade and Leverage Loan Syndicate, Sales and Trading businesses. Mr. Mauer began his career in 1982 at Price Waterhouse & Co. where he was a Senior Accountant and held the Certified Public Accountant designation. Mr. Mauer received a B.S. from the University of Scranton and an M.B.A. from Columbia University.

Pam Jackson will serve as a member of the Pubco Board. Ms. Jackson was the CEO of WPEI (trading as Level 20), a not-for-profit organization focused on improving gender diversity in the private equity industry from 2019 until 2023, and remains as a non-executive director of the Company. Before Ms. Jackson’s appointment to Level 20 in 2019, she was a partner and supervisory board member at PwC where she held various roles, including Middle East Deals leader, private equity and corporate M&A partner from 1990 through 2019.

Ms. Jackson is a chartered accountant and a chartered tax advisor. She served as a non-executive director of ArtsEd International from 2019 to 2022.

Gilbert Kamieniecky will serve as a member of the Pubco Board. Mr. Kamieniecky has served as the Head of Private Equity Technology and Managing Director of Investcorp International since August 2005 and as a member of the board of directors of Orca Bidco since September 2018. Mr. Kamieniecky serves on the boards of several companies, including Impero Software, Ageras, Calligo, softgarden, Ubisense and Eviivo. Mr. Kamieniecky holds a degree in Business Studies from Cass Business School and a Master’s degree in International Relations from the University of Cambridge.

Federico Minoli will serve as a member of the Pubco Board. Mr. Minoli has served as an Advisory Director of Investcorp since 2016. Before joining Investcorp, Mr. Minoli served as the Chief Executive Officer of Ducati Motor Holdings between 1996 and 2007. Mr. Minoli has also served as the Chief Executive Officer of Bally International, Worldwide Vice President of Marketing of Playtex International, General Manager of Benetton USA, consultant for McKinsey and a partner of Bain & Co. Mr. Minoli currently serves as the chairman of Dainese and POC Sweden, and holds advisory board positions at 9Ren and Ca’ Foscari Business School.

Roberta Vezzoli will serve as a member of the Pubco Board. Since September 2013, Ms. Vezzoli has held several roles at Investcorp, including Principal for Technology Investments and Vice President of European Private Equity. Ms. Vezzoli serves on the boards of directors of several companies, including the board of directors of Orca Bidco. Ms. Vezzoli holds a degree in Economics and Management and a Master’s degree in International Management from the University of Bocconi and a Master’s degree in Banking and Finance from the University of St. Gallen.

Furthermore, the operational leadership of Orca Bidco is coordinated through its executive leadership team (known as the “ELT”), which is comprised of eleven individuals, including the executive officers (the CEO, CFO, the Chief Revenue Officer, the Chief Operating Officer, the Chief Product Officer, the Chief Marketing and Strategy Officer and the General Counsel), plus the following: Chief Software Development Officer, General Manager of IP Services, Chief Human Resources Officer and Chief Information Systems Officer.

Foreign Private Issuer Status

As a foreign private issuer whose shares will be listed on Nasdaq, we will have the option to follow certain home country corporate governance practices rather than those of Nasdaq, except to the extent that such laws would be contrary to U.S. securities laws and provided that we disclose the practices we are not following and describe the home country practices we are following.

We intend to follow corporate governance practices as contained in the Companies Act and other Cayman Islands laws and regulations in lieu of Nasdaq corporate governance rules as follows, none of which is required under the laws of the Cayman Islands:

•	We do not intend to follow Nasdaq Listing Rule 5605(b)(1), which requires that a listed company must have a majority of independent directors.

•

We do not intend to follow Nasdaq Listing Rule 5605(b)(2), which requires that independent directors must meet at regularly scheduled executive sessions at which only independent directors are present; our directors may choose to meet in executive sessions at their discretion.

•	We do not intend to follow Nasdaq Listing Rule 5605(e)(1)(B), which requires that a listed company must have a nomination committee composed of entirely independent directors.

•	We do not intend to follow Nasdaq Listing Rule 5605(d)(2)(A), which requires that a listed company have a compensation committee composed entirely of independent directors.

•

We do not intend to follow Nasdaq Listing Rule 5605(c)(2)(A), which requires that a listed company have an audit committee that is composed of at least three members, each of whom must be an independent director.

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We do not intend to follow Nasdaq Listing Rule 5620(c), which requires that a listed company’s by-laws provide for a quorum of at least 33 1/3 percent of the outstanding shares of the company’s common voting stock.

The Nasdaq Listing Rules also require that a listed company obtain, in specified circumstances, (1) shareholder approval to adopt or materially revise equity compensation plans, as well as (2) shareholder approval prior to an issuance (a) of more than 20% of its outstanding common stock (including derivative securities thereof) in either number or voting power or (b) that would result in a change of control, none of which requires shareholder approval under the laws of the Cayman Islands. We intend to follow home country law in determining whether shareholder approval is required.

Nasdaq Listing Rule 5620 also requires that a listed company hold an annual shareholders’ meeting for holders of securities during each fiscal year. We intend to follow home country law in determining when such shareholders’ meetings are required.

We may in the future decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq listing requirements. Following our home country governance practices may provide less protection than is accorded to investors under the Nasdaq listing requirements applicable to domestic issuers.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq listing standards. Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Board Composition

Director Independence

Upon completion of the Proposed Transactions, the size of the Pubco Board will be seven directors, one of whom, Federico Minoli, will qualify as an independent director, as defined in the Nasdaq listing rules.

Audit committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Pubco anticipates that each of Pam Jackson, Federico Minoli and Michael Mauer will be an “independent director” under Rule 10A-3 of the Exchange Act.

The Business Combination Agreement provides for the Pubco Board to consist of nine members, four of whom are independent under Rule 10A-3. We have decided that a seven-member board is more appropriate. Consequently, three directors will be independent under Rule 10A-3.

Committees of the Board of Directors

Upon consummation of the Proposed Transactions, Pubco will establish an audit committee, nominations and corporate governance committee and compensation committee.

Audit Committee

Listing Requirements

Following the completion of the Proposed Transactions, Pubco’s audit committee is expected to consist of Michael Mauer, Pam Jackson and Federico Minoli. Pam Jackson will serve as the chairperson of the audit committee. All members of Pubco’s audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq rules. The Pubco Board has determined that Pam Jackson is an audit committee financial expert as defined by Rule 10A-3 under the Exchange Act.

The Pubco Board has determined that each member of the audit committee will be independent, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

The Pubco Board will adopt an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and Nasdaq rules. These responsibilities include:

•	retaining and terminating our independent auditors, subject to ratification by the Pubco Board, and in the case of retention, subject to ratification by the shareholders

•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms

•	overseeing the accounting and financial reporting processes of Pubco

•	managing audits of Pubco’s financial statements

•	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act

•	reviewing with management and Pubco’s independent auditor its annual and quarterly financial statements prior to publication, filing, or submission to the SEC

•

recommending to the Pubco Board the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, as well as approving the yearly or periodic work plan proposed by the internal auditor

•	reviewing with Pubco’s general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements

•

identifying irregularities in Pubco’s business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the Pubco Board

•

reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between Pubco and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of business and deciding whether to approve such acts and transactions.

The audit committee will meet as often as one or more members of the audit committee deem necessary, but in any event will meet at least four times per year. The audit committee will meet at least once per year with our independent registered public accounting firm, without our executive officers being present.

Nominations and Corporate Governance Committee

Following the completion of the Proposed Transactions, Pubco’s nominations and corporate governance committee will consist of Roberta Vezzoli, Federico Minoli, Dr. Selva Selvaratnam and Bev Dew. The Pubco Board will adopt a nominations and corporate governance committee charter setting forth the responsibilities of the committee, which include the following:

•	overseeing and assisting the Pubco Board in reviewing and recommending nominees for election of directors

•	assessing the performance of the members of the Pubco Board

•

establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the Pubco Board a set of corporate governance guidelines applicable to Pubco’s business.

Compensation Committee

Following the completion of the Proposed Transactions, our compensation committee will consist of Federico Minoli and Gilbert Kamieniecky. The Pubco Board will adopt a compensation committee charter setting forth the responsibilities of the committee. The purpose of the compensation committee will be to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans.

Code of Ethics

Pubco will adopt a code of ethics that applies to all of its employees, officers, and directors. This includes Pubco’s principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Pubco intends to disclose on its website, www.opsecsecurity.com, any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or directors from provisions in the code of ethics.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The amended and restated memorandum and articles of association of Pubco that will be adopted upon completion of the Proposed Transactions provide for indemnification of Pubco’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, Pubco intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. Pubco will also purchase a policy of directors’ and officers’ liability insurance to be effective upon completion of the Proposed Transactions that insures Pubco’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pubco against its obligations to indemnify its officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against Pubco’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Pubco’s officers and directors, even though such an action, if successful, might otherwise benefit Pubco and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Pubco pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Pubco believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Historical Executive Officer and Director Compensation

The aggregate cash compensation paid by the OpSec Group to its executive officers and directors who are expected to serve as executive officers and directors of Pubco following the completion of the Proposed

Transactions for the year ended March 31, 2023 was $2.8 million. This amount includes $74,572 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses. In addition, an aggregate of 950,000 options were awarded by the OpSec Group to the same individuals during the year ended March 31, 2023.

As a foreign private issuer, we will comply with home country compensation disclosure requirements and certain exemptions thereunder rather than the SEC disclosure requirements applicable to U.S. domestic issuers. Under Cayman Islands law, Pubco is not required to disclose compensation paid to its executive officers and directors on an individual basis and this information has not otherwise been publicly disclosed.

Executive Officer and Director Compensation Following Completion of the Proposed Transactions

Pubco’s policies with respect to the compensation of its executive officers following completion of the Proposed Transactions will be administered by the Pubco Board in consultation with the compensation committee. The compensation decisions regarding Pubco’s executives will be based on the need to attract individuals with the skills necessary for Pubco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Pubco’s expectations. To that end, following completion of the Proposed Transactions, Pubco intends to establish an executive compensation program that is competitive with other similarly situated companies in its industry. This is expected to include establishment of base salary, cash annual bonus and long-term equity or cash-based compensation awards under the Pubco Incentive Plan that are, in each case, designed to incentivize, motivate and retain key employees. The Pubco Incentive Plan is described in this proxy statement/prospectus under the section titled “Executive Compensation—Pubco Executive Officer and Director Compensation Following the Proposed Transactions” in this proxy statement/prospectus.

SUBSIDIARIES OF OPSEC

The table below reflects the entities in the OpSec Group and their ownership structure.

Entity Name	Registered Office	Activity	Ownership Interest	Owned by
OpSec Security Group Limited	40 Phoenix Road Washington NE38 0AD	Holding company	100%	Orca Bidco Limited

Orca Delta (HK) Limited	Room 1001-1010 10/F Prosperity Center 25 Chong Yip Street Kwun Tong Hong Kong	Representative office	100%	OpSec Security Group Limited

Orca Bidco Limited Shanghai Representative Office	Unit 4, 30th Floor Azia Centre 1233 Lujoazio Ring Road Luziazui Huan Road, 200120 Shanghai, China	Representative office	100%	Orca Bidco Limited

Orca Bidco Limited Beijing Representative Office	Raycom Info Tech Park North Tower, 100190 Beijing, China	Representative office	100%	Orca Bidco Limited

OpSec Online Limited	40 Phoenix Road Washington NE38 0AD	Holding company	100%	Orca Bidco Limited

OpSec Online Aps	c/o Regus Frederiksborgarde 15 1360 Copenhagen Denmark	Operating	100%	OpSec Online Limited

OpSec Online Limited Japan Branch Office	Tokyo Square Garden 3-1-1 Kyobashi Chuo-ku, Tokyo, 104-0031	Branch	100%	OpSec Online Limited

OpSec Online India Private Limited	108, HSIDC Industrial Estate Sector 31 Faridabad HR 121008 IN	Software development	100%	OpSec Online Limited

UAB OpSec Online	Lvovo g. 101 Vilnius Lithuania	Online operations	100%	OpSec Online Aps

Shanghai OpSec Security Information Technology Co Ltd	Room 205, West Zone, 2nd Floor No. 707 Zhangyang Road China (Shanghai)	Distribution	100%	OpSec Security Group Limited

OpSec Security Group Holdings (Europe) Limited	40 Phoenix Road Washington NE38 0AD	Holding company	100%	OpSec Security Group Limited

OpSec Security Group Employee Trust Company Limited	40 Phoenix Road Washington NE38 0AD	Dormant	100%	OpSec Security Group Limited

Entity Name	Registered Office	Activity	Ownership Interest	Owned by

OpSec Security Group Inc	1857 Colonial Village Lane Lancaster, PA 17601 United States	Holding company	100%	OpSec Security Group Limited

OpSec Security GMBH	Inselkammerstrasse 2 82008 Munich Germany	Operating	100%	OpSec Security Group Holdings (Europe) Limited

OpSec Security Mozambique LDA	Avenida Albert Luthuli Okapi Plaza, 15 Maputo Mozambique	Operating	35%	OpSec Security Group Holdings (Europe) Limited (35%) Humberto Jose Jao (50%) Nelson Marques Alimo (15%)

OpSec Security Limited	40 Phoenix Road Washington NE38 0AD	Operating	100%	OpSec Security Group Holdings (Europe) Limited

OpSec Security Malta Limited	33 Triq Carini Santa Venera Malta	Operating	100%	OpSec Security Limited

OpSec Security Vietnam Company Limited	Floor 16, Becamex Tower Building 230 Bong Duong Boulevard Thus Dau Mot City Vietnam	Operating	100%	OpSec Security Limited

OpSec Security Inc	1857 Colonial Village Lane Lancaster, PA 17601	Operating	100%	OpSec Security Group Inc.

OpSec DR, SRL	Amelia Francasci esq. Jose Lopez #26 Los Prados Santa Domingo 10132 Dominican Republic	Software development	100%	OpSec Security Inc.

OpSec Online LLC	1857 Colonial Village Lane Lancaster, PA 17601	Operating	100%	OpSec Security Group Inc.

3DCD, LLC	3233 E Mission Oaks Blvd Camarillo, CA 93012	Joint Venture, operations	50%	OpSec Security Group Inc. (50%) Technicolor (50%)

OpSec Investigative Services LLC	4113 Neptune Road Saint Cloud, FL 34769	Operating	100%	OpSec Online LLC

Orca Holdings Denmark Aps	Gustav Adolfs Gade 5, Copenhagen Denmark	Holding	100%	Orca Bidco Limited

Entity Name	Registered Office	Activity	Ownership Interest	Owned by

Zacco A/S	Arne Jacobsens Allé 15 DK-2300 Copenhagen S Denmark	Holding company	100%	Orca Bidco Limited

Zacco Denmark A/S	Arne Jacobsens Allé 15 DK-2300 Copenhagen S Denmark	IP management	100%	Zacco A/S

Zacco Norway AS	Askekroken 11 0277 Oslo Norway	IP management	100%	Zacco A/S

Zacco Sweden AB	Löjtnantsgatan 21 115 50 Stockholm Sweden	IP management	100%	Zacco A/S

Zacco GmbH	Bayerstrasse 83, 2nd floor D-80335 Munich Germany	IP management	100%	Zacco A/S

Zacco India R&D Private Limited	78, Salarpuria pearl Field Marshal Cariappa Road Ashok Nagar, Bangalore, Karnataka 560025 India	Software development	100%	Zacco A/S

Zacco UK Ltd	Unit 60, Surrey Technology Centre 40 Occam Road Guildford, Surrey GU2 7YG	IP management	100%	Zacco A/S

Zacco Digital Trust Denmark A/S	Arne Jacobsens Allé 15 DK-2300 Copenhagen S Denmark	IP management	100%	Zacco A/S

Zacco IP Services	Arne Jacobsens Allé 15 DK-2300 Copenhagen S Denmark	IP management	100%	Zacco A/S

Zacco Digital Trust Sweden AB	Löjtnantsgatan 21 115 50 Stockholm Sweden	IP management	100%	Zacco A/S

Zacco Cyber Security Private Limited	78, Salarpuria pearl Field Marshal Cariappa Road Ashok Nagar, Bangalore, Karnataka 560025 India	Software development	100%	Zacco India R&D Private Limited

EXECUTIVE COMPENSATION

IVC Europe Executive Officer and Director Compensation

IVC Europe is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of IVC Europe has received any cash compensation for services rendered to IVC Europe. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of IVC Europe’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Business Combination. Since its formation, IVC Europe has not granted any share options, share appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

Upon completion of IVC Europe’s initial business combination or our liquidation, IVC Europe will cease making these payments. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on IVC Europe’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. IVC Europe’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of IVC Europe’s initial business combination.

OpSec’s Executive Officer and Director Compensation

The aggregate cash compensation paid by the OpSec Group to its executive officers and directors who are expected to serve as executive officers and directors of Pubco following the consummation of the Business Combination for the year ended March 31, 2023 was $2.8 million. This amount includes $74,572 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses. In addition, an aggregate of 950,000 options were awarded by the OpSec Group to the same individuals during the year ended March 31, 2023.

Pubco Executive Officer and Director Compensation Following the Proposed Transactions

Overview

The policies of Pubco with respect to the compensation of its executive officers and following the Proposed Transactions will be administered by the Pubco Board in consultation with its compensation committee. The compensation decisions regarding Pubco’s executives will be based on Pubco’s need to retain those individuals who continue to perform at or above Pubco’s expectations and to attract individuals with the skills necessary for Pubco to achieve its business plan. Pubco intends to offer competitive compensation opportunities as compared with other similarly situated companies in its industry following completion of the Proposed Transactions.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages. Pubco believes that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Pubco’s executive officers will receive a combination of cash and equity compensation. Pubco’s compensation committee will be charged with performing an annual review of Pubco’s executive officers’ cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by its compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Since Pubco’s compensation committee will not be formed until Closing, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and equity compensation, or among different forms of compensation.

Pubco Incentive Plan

Pubco intends to adopt the Pubco Incentive Plan, which is intended to provide participants an opportunity to share in long-term value creation through the grant of equity, equity-based and other stock-based awards.

Purpose of the Pubco Incentive Plan

The purpose of the Pubco Incentive Plan is to promote the success and enhance the value of Pubco by linking the individual interests of non-employee directors, employees, and consultants to those of Pubco’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Pubco shareholders. The Pubco Incentive Plan is further intended to provide flexibility to Pubco in its ability to motivate, attract, and retain the services of non-employee directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of Pubco’s operation is largely dependent. Pubco believes that grants of incentive awards are necessary to enable it to attract and retain top talent; if the Pubco Incentive Plan is not approved, Pubco believes its recruitment and retention capabilities will be adversely affected.

Material Terms of the Pubco Incentive Plan

The material terms of the Pubco Incentive Plan are summarized below, which is qualified in its entirety by reference to the full text of the Pubco Incentive Plan, which is filed as an exhibit to this proxy statement/prospectus.

Administration; Share Reserve. The Pubco Board or the Committee (as defined below) will have authority to interpret the terms of the Pubco Incentive Plan, determine eligibility of participants and the type or types (and amount) of awards to be granted to participants, determine the terms and conditions of any award granted under the Pubco Incentive Plan (including, but not limited to, vesting and forfeiture provisions), and otherwise to make all other decisions and determinations that may be required pursuant to the Pubco Incentive Plan. The aggregate number of Pubco Ordinary Shares available for issuance under the Pubco Incentive Plan is equal to the sum of (x) 1,939,130 Pubco Ordinary Shares, plus (y) an additional number of Pubco Ordinary Shares such that, immediately following the consummation of the Proposed Transactions, the aggregate number of Pubco Ordinary Shares available for issuance under the Pubco Incentive Plan is equal to eight percent (8%) of the total number of Pubco Ordinary Shares then-outstanding, calculated on a fully diluted, as-converted basis (the sum of (x) and (y), the “Initial Reserve”), plus (z) on January 1, 2024 and each January 1 thereafter, an additional number of Pubco Ordinary Shares equal to the lower of (i) a number of Pubco Ordinary Shares such that, as of the end of the day on such January 1, the aggregate number of Pubco Ordinary Shares reserved and available for issuance under the Pubco Incentive Plan is equal to eight percent (8%) of the total number of Pubco Ordinary Shares then-outstanding, calculated on a fully diluted, as-converted basis, or (ii) such lesser number of Pubco Ordinary Shares determined by the administrator of the Pubco Incentive Plan (as applicable pursuant to this clause (z), the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of Shares that may be issued in the form of Incentive Stock Options shall not exceed the Initial Reserve, as cumulatively increased by each applicable Annual Increase, to the maximum extent permitted by Section 422 of the Code. If any shares subject to an award granted under the Pubco Incentive Plan shall for any reason be forfeited, expire, or terminate, or are settled in cash, such shares shall again become available for issuance under the Pubco Incentive Plan. In addition, the following shares shall be added back to the shares authorized for grant under the Pubco Incentive Plan: shares tendered or withheld in payment of the exercise price of a stock option or to satisfy any tax withholding obligation with respect to an award; shares subject to a stock appreciation right (or other stock-settled award, including awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise of the applicable award; shares purchased on the open market by Pubco with the cash proceeds received from the exercise of options; and shares repurchased by Pubco at the same price paid by a holder of an applicable award. We expect that the compensation committee of the Pubco Board will be the initial administrator of the Pubco Incentive Plan (such applicable administrator, the “Committee”). Under the Pubco Incentive Plan, the Pubco Board may delegate administration of the Pubco Incentive Plan to another committee or a subcommittee of the Pubco Board.

Eligibility. We expect that employees, non-employee directors, and consultants or advisers (who are eligible to receive shares registered on a Form S-8 registration statement with the Securities and Exchange Commission) of Pubco and its subsidiaries will generally be eligible to participate in the Pubco Incentive Plan. However, the plan administrator may provide that other groups of employees, including without limitation those who do not meet designated service requirements or those whose participation would be in violation of applicable foreign laws, will not be eligible to participate in the Pubco Incentive Plan. Approximately 1,300 employees and seven members of the Pubco Board following the closing will be eligible to receive future awards under the Pubco Incentive Plan. Under the Pubco Incentive Plan, the sum of the grant date fair value of awards (as determined in accordance with Accounting Standards Codification Topic 718 or its successor) under the Pubco Incentive Plan and the amount of any other fees granted to a non-employee director generally will not exceed $1.0 million; however, the Committee may make exceptions to this limit in accordance with the Pubco Incentive Plan.

Awards Available for Grant. The Committee may grant awards of nonqualified share options, ISOs, share appreciation rights (“SARs”), restricted share awards, restricted share units, other share-based awards, other cash-based awards, and/or dividend equivalents, or any combination of the foregoing.

Options. The Committee will be authorized to grant options to purchase Pubco Ordinary Shares that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Pubco Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. In general, the exercise price per share of Pubco Ordinary Shares for each option granted under the Pubco Incentive Plan will not be less than the fair market value of such share at the time of grant or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of Pubco’s classes of shares, or of any parent or subsidiary (a “10% Stockholder”), less than 110% of the fair market value of such share at the time of grant. The maximum term of an option granted under the Pubco Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% Stockholder). However, if a nonqualified option would expire at a time when its exercise would violate applicable securities laws or is prohibited by an applicable insider trading policy (including blackout periods) or “lock-up” agreement undertaken in connection with an issuance of securities by Pubco, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date the applicable prohibition lapses, but not later than the expiration of the original ten-year term of the option. In addition, payment in respect of the exercise of an option may be made by any method permitted by the Committee, which may include by cash, by check or other cash equivalent, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by Pubco, through a broker-assisted cashless exercise mechanism, a net exercise method, other form of legal consideration acceptable to the Committee in its sole discretion, or by any combination of the foregoing.

Share Appreciation Rights. The Committee will be authorized to award SARs under the Pubco Incentive Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of

Pubco Ordinary Shares or any combination of cash and shares of Pubco Ordinary Shares, the appreciation, if any, in the value of a Pubco Ordinary Share over a certain period of time. The exercise price of SARs cannot be less than 100% of the fair market value of a share of Pubco ordinary share at the time of grant.

Restricted Shares. The Committee will be authorized to grant restricted share awards under the Pubco Incentive Plan. Restricted share awards are Pubco Ordinary Shares that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Each award of restricted shares will be subject to the terms and conditions established by the Committee, including any dividend or voting rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted shares will be forfeited.

Restricted Share Unit Awards. The Committee will be authorized to award restricted share unit awards under the Pubco Incentive Plan. The Committee will determine the terms of such restricted share unit awards. At the election of the Committee, a participant will receive a number of Pubco Ordinary Shares equal to the number of units earned or vested (or an amount in cash equal to the fair market value of that number of Pubco Ordinary Shares earned or vested) upon vesting of the applicable restricted share unit award or at a later date selected by the Committee (subject to any applicable requirement under Section 409A of the Code).

Other Share-Based Awards. The Committee may grant to participants other share-based awards under the Pubco Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, Pubco Ordinary Shares. The form of any other share-based awards will be determined by the Committee and may include a grant or sale of unrestricted Pubco Ordinary Shares. The number of Pubco Ordinary Shares related to other share-based awards and the terms and conditions, including vesting conditions, of such other share-based awards will be determined by the Committee when the award in made. Other share-based awards will be paid in cash, Pubco Ordinary Shares, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other share-based awards.

Other Cash-Based Awards. The Committee may grant to participants a cash award that is not otherwise described by the terms of the Pubco Incentive Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Pubco Incentive Plan. The form, terms, and conditions, including vesting conditions, of any other cash-based awards will be established by the Committee when the award is made, and any other cash-based awards will be paid to participants in cash. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-based awards.

Dividend Equivalents. The Committee may provide for the payment of dividend equivalents, either alone or with respect to Pubco Ordinary Shares subject to another award. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents with respect to an award based on dividends paid prior to the vesting of such award, will not be payable unless and until the shares underlying the award vest. Dividend equivalents shall be converted to cash or additional Pubco Ordinary Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by the Committee.

Amendment and Termination. In general, the Pubco Board may wholly or partially amend, modify, suspend, or terminate the Pubco Incentive Plan at any time. However, shareholder approval to amend the Pubco Incentive Plan may be necessary if applicable law. No amendment, suspension, or termination will materially and adversely affect any rights or obligations under any award granted prior to such amendment, suspension, or termination without the consent of the applicable participant or recipient, unless the terms of an award expressly provide otherwise.

Change in Control. In the event of a “Change in Control” (as defined in the Pubco Incentive Plan), unless the Committee elects to terminate an award in exchange for cash, rights or property, or cause an award to become fully exercisable and no longer subject to any forfeiture restrictions, awards under the Pubco Incentive Plan (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent award may be substituted, and the portion of such award subject to performance-based vesting shall be subject to the terms and conditions of the applicable award agreement and, in the absence thereof, the Committee’s discretion.

Adjustments for certain corporate events. In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation or certain other corporate events, in general the Committee may adjust the number of Pubco Ordinary Shares or other securities of Pubco (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure or other terms and conditions, and may provide for the substitution or assumption of outstanding awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards or the termination of outstanding awards in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of the award or realization of the holder’s rights (which may include the consideration received by holders of the Pubco Ordinary Shares in connection with such Change in Control transaction).

Form S-8 Registration Statement

At least 60 days following the Closing, we intend to file one or more registration statements on Form S-8 under the Securities Act to register Pubco Ordinary Shares issuable under the Pubco Incentive Plan.

Material U.S. Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to awards under the Pubco Incentive Plan. The description is based on current U.S. federal income tax laws, rules, and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Pubco Incentive Plan. The summary below does not address any payroll tax or state, local, or non-U.S. tax issues, and participants in the Pubco Incentive Plan are encouraged to consult their own tax advisers with respect to the tax consequences of receiving an award under the Pubco Incentive Plan.

Non-Qualified Share Options

If a participant is granted a non-qualified stock option under the Pubco Incentive Plan, the participant should generally not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the shares on the date the participant exercises such option. Pubco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction, subject to applicable limitations, at the same time and for the same amount as the participant recognizes as ordinary income. Any subsequent gain or loss with respect to the shares acquired pursuant to an option generally will be taxable as long-term or short-term capital gain or loss for which Pubco generally should not be entitled to a deduction.

Incentive Share Options

A participant receiving ISOs should generally not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should generally not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

If shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and the ISO otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the share will generally be treated as a long-term capital gain or loss, and Pubco will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified stock option, and the participant will generally recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss generally being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified stock options. Pubco is not generally entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Share Appreciation Rights

Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares received. Subject to applicable limitations, Pubco or its subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Shares

A participant should generally not have taxable income on the grant of unvested restricted stock, nor will Pubco or its subsidiaries or affiliates generally then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and Pubco or its subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted stock.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted stock, and Pubco or its subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.

Restricted Stock Units

A participant generally will not recognize taxable income at the time of the grant of restricted stock units, and neither Pubco nor its subsidiaries or affiliates will generally be entitled to a deduction at that time. When a restricted stock unit is settled, whether in cash or shares, the participant will generally have ordinary income equal to the fair market value of the shares or the cash paid, and Pubco or its subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.

Other Share-Based Awards; Other Cash-Based Awards; Dividend Equivalents

Generally, the granting of other stock-based awards, other cash-based awards, or dividend equivalent rights should not result in the recognition of taxable income by the recipient or a tax deduction by Pubco or its subsidiaries or affiliates. The payment or settlement of other stock-based awards, other cash-based awards, or dividend equivalent rights generally should result in immediate recognition of taxable ordinary income by the recipient, equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of any shares received, and a corresponding tax deduction by Pubco or its subsidiaries or affiliates, subject to applicable limitations. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to us generally will be similar to the tax consequences of restricted stock awards, as described above. If any other stock-based award consists of unrestricted shares, the recipient of those shares generally will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and Pubco or its subsidiaries or affiliates generally will be entitled to a corresponding tax deduction, subject to applicable limitations.

Deductibility Limit on Compensation in Excess of $1.0 Million

Section 162(m) of the Code generally limits the deductible amount (for U.S. federal income tax purposes) of total annual compensation paid by a public company to each “covered employee” to no more than $1.0 million.

Tax Withholding

As a condition to the delivery of any shares to the recipient of an award, Pubco may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

Importance of Consulting a Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon Federal income tax rules as of the date hereof and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on their particular situation, each recipient should consult their tax adviser as to the Federal, state, local, non-U.S. and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of an award.

Interest of Directors and Executive Officers

All of the individuals who are expected to serve as directors and executive officers of Pubco following the completion of the Proposed Transactions are eligible for awards under the Pubco Incentive Plan and, thus, have a personal interest in the approval of the Pubco Incentive Plan. Nevertheless, the IVC Europe Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Pubco Incentive Plan.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of IVC Europe

The following table sets forth information regarding the beneficial ownership of IVC Europe Ordinary Shares as of the date of this proxy statement/prospectus based on information obtained from the persons named below:

•	each person known by IVC Europe to be the beneficial owner of more than 5% of outstanding IVC Europe Ordinary Shares

•	each of IVC Europe’s executive officers and directors that beneficially owns IVC Europe Ordinary Shares

•	all IVC Europe executive officers and directors as a group.

Unless otherwise indicated, IVC Europe believes that all persons named in the table have sole voting and investment power with respect to all IVC Europe Ordinary Shares beneficially owned by them.

In the table below, percentage ownership is based on 27,630,667 IVC Europe Ordinary Shares outstanding as of the date of this proxy statement/prospectus, of which 19,005,667 were IVC Europe Class A Ordinary Shares and 8,625,000 were IVC Europe Class B Ordinary Shares. Unless otherwise indicated, it is believed that all persons named in the table below have sole voting and investment power with respect to all IVC Europe Ordinary Shares beneficially owned by them.

	Class A Ordinary Shares		Class B Ordinary Shares
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Total Ordinary Shares
Europe Acquisition Holdings Limited (2)(3)(4)	7,079,500	37.2%	7,079,500	82.1%	16.4%
Saba Capital Management, L.P.(5)	1,951,051	10.3%	—	—	4.2%
Adage Capital Partners, L.P. (6)	2,000,000	10.5%	—	—	4.6%
Hazem Ben-Gacem (2)	—	—	—	—	—
Peter McKellar (2)(7)	575,000	3.0%	575,000	6.7%	1.3%
Pam Jackson (2)(6)	36,000	*	36,000	*	*
Laurence Ponchaut (2)(5)	36,000	*	36,000	*	*
Adah Almutairi (2)(5)	36,000	*	36,000	*	*
Baroness Ruby McGregor-Smith (2)(5)	862,500	4.5%	862,500	10.0%	2.0%
Alptekin Diler	—	—	—	—	—
Craig Sinfield-Hain	—	—	—	—	—
All officers and directors as a group (8 individuals)	1,545,500	8.1%	1,545,500	17.9%	3.6%

*	Less than one percent.
[1]

Unless otherwise noted, the business address of each of the beneficial owners named in the table below is Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town Grand Cayman, Cayman Islands KY1-1102.

[2]

Interests shown consist solely of IVC Europe Class B Ordinary Shares, classified as Class B ordinary shares. Such shares will convert into Class A ordinary shares following the consummation of our initial business combination on a one-for-one basis, subject to adjustment and in accordance with the promote schedule.

[3]

Europe Acquisition Holdings Limited, the Sponsor, is the record holder of the shares reported herein. The Sponsor is directly controlled by Investcorp European Acquisition Splitter Limited (the “Splitter”), which is directly controlled by Investcorp Cayman Holdings Limited (“ICHL”). Investcorp S.A. (“ISA”) directly controls ICHL. Investcorp Holdings Limited (“IHL”) directly controls ISA. SIPCO Holdings Limited (“SIPCO”) may be deemed to indirectly control IHL through its control of a majority of the voting interests in a company that indirectly controls a majority of the voting interests in IHL.

[4]

Pursuant to the Backstop Agreement, in the event the amount of funds help in the Trust Account (after giving effect to redemptions) is less than $100.0 million, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares.

[5]

Based on a Schedule 13G/A filed on February 14, 2023, the shares are beneficially owned by Saba Capital Management, L.P., Saba Capital Management GP, LLC and Boaz R. Weinstein, whose business address is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

[6]

Based on a Schedule 13G filed on December 27, 2021, the shares are beneficially owned by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross, whose business address is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

[7]	Such shares shall vest and the forfeiture restrictions with respect to such shares shall lapse, upon the successful completion of our initial business combination.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Pubco Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by:

•

each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding IVC Europe Ordinary Shares and is expected to be the beneficial owner of more than 5% of Pubco Ordinary Shares following the Closing

•	each person who will become a named executive officer or director of Pubco following the Closing

•	all executive officers and directors of Pubco following the Closing, as a group.

The expected beneficial ownership of Pubco’s Ordinary Shares post-combination assumes three scenarios:

•

Assuming No Redemptions: This presentation assumes that no shareholder of IVC Europe exercises redemption rights with respect to their IVC Europe Class A Ordinary Shares for cash in an amount equal to a pro rata portion of the funds deposited in the Trust Account.

•

Assuming 50% Redemptions: This presentation gives effect to redemption of 9,502,834 IVC Europe Class A Ordinary Shares for aggregate redemption payments of $103.3 million at a redemption price of $10.86 per share based on the investments held in the Trust Account as of September 30, 2023.

•

Assuming Maximum Redemptions: This presentation assumes that all 19,005,667 IVC Europe Class A Ordinary Shares are redeemed for aggregate redemption payments of $206.5 million at a redemption price of $10.86 per share based on the investments held in the Trust Account as of September 30, 2023. Pursuant to the Backstop Agreement, in the event the amount of funds held in the Trust Account (after giving effect to redemptions) is less than $100.0 million, the Sponsor has agreed to subscribe for up to an additional 5,000,000 Pubco Ordinary Shares. In the maximum redemption scenario, the Sponsor will subscribe for 5,000,000 Pubco Ordinary Shares at a price of $10.00 per share.

Based on the foregoing assumptions, we estimate that there would be 45,618,167 Pubco Ordinary Shares issued and outstanding immediately following the Closing in the “no redemption” scenario, 36,115,334 Pubco Ordinary Shares issued and outstanding immediately following the Closing in the “50% redemption” scenario and 31,612,500 Pubco Ordinary Shares issued and outstanding immediately following the Closing in the “maximum redemption” scenario, in each case excluding the Sponsor Earnout Shares, the OpSec Earnout Shares, the shares underlying the Pubco Warrants and the shares issuable upon exercise of the Pubco Options. If the facts are different from the foregoing assumptions, ownership figures in the combined company will be different.

	Pre-Business Combination		Post Business Combination
			Assuming No Redemption		Assuming 50% Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
5% Holders
Dr. Selva Selvaratnam	1	100%	—	—	—	—	—	—
Investcorp Technology Secondary Fund 2018, L.P.(1)	—	—	22,518,918	49.40%	22,518,918	62.40%	22,518,918	71.20%
Sponsor	—	—	2,477,825	5.40%	2,477,825	6.90%	7,477,825	23.70%
Saba Capital Management, L.P.	—	—	1,951,051	4.30%	1,951,051	5.40%	—	—
Adage Capital Partners, L.P.	—	—	2,000,000	4.40%	2,000,000	5.50%	—	—
Directors and Executive Officers of Pubco Post-Proposed Transactions(2)
Bev Dew	—	—	—	—	—	—	—	—
Michael Mauer	—	—	—	—	—	—	—	—
Pamela Jackson	—	—	36,000	*	36,000	*	36,000	*
Gilbert Kamieniecky	—	—	—	—	—	—	—	—
Federico Minoli	—	—	—	—	—	—	—	—
Roberta Vezzoli	—	—	—	—	—	—	—	—
Bill Birnie	—	—	—	—	—	—	—	—
Peter Waker	—	—	—	—	—	—	—	—
Lisa Arrowsmith	—	—	—	—	—	—	—	—
Giles Walker	—	—	—	—	—	—	—	—
Thomas Peistrup	—	—	—	—	—	—	—	—
All executive officers and directors as a group (12 individuals)	—	—	36,000	*	36,000	*	36,000	*

*	Less than one percent.
1.

ITSF is controlled by Ebrahim H. Ebrahim, Dean Clinton and Ahmen Abdulrahim, who are the directors of ITV Limited. ITV Limited is the general partner of Investcorp Technology Secondary Fund 2018 GP Limited Partnership, which is the general partner of ITSF.

2.	The business address for the directors and executive officers of Pubco is 40 Phoenix Road, Washington, NE38 0AD, United Kingdom.

In addition, officers of Zacco and Dr. Selvaratnam own an aggregate of 3,794,120 Class B ordinary shares of Orca Midco. It is currently expected that these individuals will exchange their shares of Orca Midco for Pubco Ordinary Shares on a date following April 17, 2025 (or such earlier date as may be determined by Pubco). Certain members of OpSec’s management hold OpSec Options that will be converted into Pubco Options pursuant to the Business Combination Agreement.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

IVC Europe Related-Party Transactions

IVC Europe Class B Ordinary Shares

On April 1, 2021, the Sponsor purchased 8,625,000 shares of IVC Europe’s IVC Europe Class B Ordinary Shares for an aggregate purchase price of $25,000. On October 25, 2021, the Sponsor effected a surrender of 1,437,500 IVC Europe Class B Ordinary Shares to IVC Europe for no consideration, resulting in a decrease in the number of IVC Europe Class B Ordinary Shares outstanding from 8,625,000 to 7,187,500, such that the total number of IVC Europe Class B Ordinary Shares would represent 20.0% of the total number of IVC Europe Ordinary Shares outstanding upon completion of the IVC Europe IPO. On November 3, 2021, the Sponsor sold 718,750 IVC Europe Class B Ordinary Shares to Baroness Ruby McGregor-Smith, 479,167 IVC Europe Class B Ordinary Shares to Peter McKellar, and 30,000 IVC Europe Class B Ordinary Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at $0.12 per share. On December 14, 2021, in connection with the increase in the size of the IVC Europe IPO, IVC Europe effected a capitalization increasing the number of IVC Europe Class B Ordinary Shares held by each Initial IVC Europe Shareholder by 20.0%, thereby increasing the aggregate number of issued and outstanding IVC Europe Class B Ordinary Shares to 8,625,000. The IVC Europe Class B Ordinary Shares currently constitute 31.2% of the outstanding IVC Europe Ordinary Shares.

The Sponsor and IVC Europe’s directors and executive officers have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the IVC Europe Class B Ordinary Shares until the earlier of (i) one year after the completion of a business combination and (ii) subsequent to a business combination, (x) if the last reported sale price of the IVC Europe Class A Ordinary Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a business combination, or (y) if IVC Europe consummates a transaction after the initial business combination which results in shareholders having the right to exchange their shares for cash, securities or other property.

IVC Europe Private Placement Warrants

Simultaneously with the closing of the IVC Europe IPO, IVC Europe consummated the private placement of 16,700,000 IVC Europe Private Placement Warrants, at a price of $1.00 per IVC Europe Private Placement Warrant with the Sponsor, generating gross proceeds of $16.7 million. The IVC Europe Private Placement Warrants are identical to the warrants sold in the IVC Europe IPO except that the IVC Europe Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by IVC Europe, (ii) may not (including the IVC Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of IVC Europe’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The IVC Europe Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Sponsor Loans

On April 1, 2021, the Sponsor issued an unsecured promissory note to IVC Europe (the “Promissory Note”), pursuant to which IVC Europe could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 (which was amended to March 31, 2022 on November 3, 2021) or the consummation of the IPO. On December 23, 2021, IVC Europe paid the remaining balance on the Promissory Note.

On March 7, 2023, IVC Europe entered into a non-interest bearing convertible unsecured loan (the “March 2023 Loan”) in the principal amount of up to $2.0 million from one of the Sponsor’s affiliates to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. If IVC Europe does not consummate an initial business combination by December 17, 2023, the March 2023 Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. The March 2023 Loan is convertible into IVC Europe Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the IVC Europe Private Placement Warrants.

In addition, on July 6, 2023 and November 15, 2023, IVC Europe entered into non-interest bearing unsecured loans in the principal amount of up to $1.7 million (the “July 2023 Loan”) and in the principal amount of up to $500,000 (the “November 2023 Loan”, collectively, together with the March 2023 Loan and the July 2023 Loan, the “Loans”) with an affiliate of the Sponsor to provide IVC Europe with additional working capital and to fund monthly contributions into the Trust Account until the earlier of a completion of a business combination or December 17, 2023. The July 2023 Loan and the November 2023 Loan bear no interest and shall be due and payable on the earlier of (i) the date on which IVC Europe consummates a business combination or (ii) the date of that the winding up of IVC Europe is effective. If IVC Europe does not consummate an initial business combination by December 17, 2023, the July 2023 Loan and the November 2023 Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. If at any time the IVC Europe Board determines that IVC Europe will not be able to consummate an initial business combination by December 17, 2023 and that IVC Europe shall instead liquidate, the Sponsor’s obligation to continue to make contributions shall cease immediately upon such determination.

As of September 30, 2023, the Loans amounted to a total principal amount of up to $4.2 million, and IVC Europe had made seven Contribution payments to the Trust Account, each in the amount of $350,000, under the Loans as described above, and no additional amounts remained outstanding under any of the Loans.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan IVC Europe funds as may be required. If IVC Europe completes a business combination, it may repay the Working Capital Loans out of the proceeds of the Trust Account released to IVC Europe. In the event that a business combination does not close, IVC Europe may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. At the lender’s discretion, up to $2.0 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The terms of the warrants would be identical to the IVC Europe Private Placement Warrants. As of September 30, 2023 and December 31, 2022, IVC Europe had no outstanding borrowings under any loans or Working Capital Loans.

The Proposed Transactions

IVC Europe’s majority owner is the Sponsor. OpSec’s majority owner is ITSF. The Sponsor and ITSF are both affiliates of Investcorp Holdings B.S.C.(c), which ultimately owns both the Sponsor and ITSF. Because IVC Europe and ITSF are ultimately controlled by the same entity, Investcorp Holdings B.S.C.(c), the Proposed Transactions are related-party transactions for IVC Europe. See the section titled “Proposal No. 1 — The Business Combination Proposal” in this proxy statement/prospectus for a full description of the Business Combination Agreement and related agreements.

OpSec Relationships and Related-Party Transactions

From time to time, the OpSec Group purchases IT services consisting of web hosting and software products from Calligo Limited. Calligo is a portfolio company of ITP IV L.P., which is an affiliate of ITSF, OpSec’s majority shareholder. Fees paid to Calligo by the OpSec Group totaled $927,000 in the year ended March 31, 2023. For the year ended March 31, 2022, fees paid to Calligo by the OpSec Group totaled $60,000.

ICR Inc. has provided OpSec with public relations and investor relations advice in connection with the Proposed Transactions. ICR is a portfolio company of Willfleet Holdco Inc., which is an affiliate of ITSF, OpSec’s majority shareholder. No costs were recognized in OpSec’s financial statements with respect to services provided by ICR for the year ended March 31, 2023 or March 31, 2022.

On March 17, 2023, Investcorp Funding Limited (“IFL”) made a loan to Orca Holdings Limited totaling $1.4 million. The purpose of the loan was to enable Orca Holdings Limited to pay a dividend of the same amount to ITSF, which permitted ITSF to pay interest due on a credit facility between ITSF and Investec. The liability for repaying the loan was novated from Orca Holdings Limited to ITSF pursuant to a deed of novation dated April 20, 2023. Under the terms of the deed of novation, ITSF can settle the loan by directing Pubco to issue or transfer such number of Pubco Ordinary Shares that ITSF would otherwise be entitled to receive pursuant to the Business Combination Agreement to IFL as represents the value of the loan. On June 20, 2023 a further loan was made to Orca Holdings Limited from IFL totaling $1.5 million for the same purpose. The liability of this loan was also novated from Orca Holdings Limited to ITSF pursuant to a deed of novation dated June 28, 2023, with the same settlement terms. On September 15, 2023, an additional loan was made to Orca Holdings Limited from IFL totaling $1.8 million for the same purpose as discussed above. The liability of this loan was also novated from Orca Holdings Limited to ITSF pursuant to a deed of novation dated the same date, with the same settlement terms.

On September 28, 2023, Orca Holdings Limited entered into a loan agreement with IFL pursuant to which IFL agreed to loan Orca Holdings Limited $10.0 million. The loan will be repaid by Pubco using a portion of the proceeds received by Pubco from of the Proposed Transactions. The date of repayment is to be the earlier of (i) the date of a written demand for repayment by IFL to OpSec and (ii) such other date as may be agreed between IFL and OpSec.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the securities of Pubco following the completion of the Proposed Transactions includes a summary of specified provisions of the Pubco Articles that will be in effect upon completion of the Proposed Transactions. This description is qualified by reference to the Pubco Articles as will be in effect upon consummation of the Proposed Transactions, a copy of which of is attached as Annex B to this proxy statement/prospectus. In this section, the terms “we”, “our” or “us” refer to Pubco following the completion of the Proposed Transactions.

Pubco is a Cayman Islands exempted company (company number 399337) and its affairs are governed by the Pubco Articles, the Companies Act and the common law of the Cayman Islands. Pubco is authorized to issue 500,000,000 ordinary shares, US$0.0001 par value (“Pubco Ordinary Shares”).

Pubco currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.

As of the date of this proxy statement/prospectus, there was one Pubco Ordinary Share issued and outstanding.

Pubco Ordinary Shares

Holders of Pubco Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of Pubco Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the ordinary shares.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Pubco Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Pubco’s overall financial condition, available distributable reserves and any other factors deemed relevant by the Pubco Board.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Pubco Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Differences in Company Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is permitted or not prohibited by the constitutional documents of the company incorporated in another jurisdiction and facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information.

That plan of merger or consolidation must then be authorized by either (i) a special resolution (usually the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting) of the shareholders of each company or (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company if a copy of the plan of merger or consolidation is given to every member of the subsidiary company unless that member agrees otherwise.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the Cayman Islands court waives such requirement or makes such order as the Cayman Islands court otherwise considers reasonable. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company and the surviving company is the Cayman Islands exempted company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in the jurisdiction in which the foreign company is existing; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows:

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the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote

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within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder that made a written objection

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a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares

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within seven days following the date of the expiration of the period set out in the third bullet above or within seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount and

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if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company shall (and any dissenting shareholder may) file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Cayman Islands court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (i) in respect a scheme of arrangement proposed between a company and its shareholders (or any class of shareholder), three fourths in value of the shareholders (or each class of shareholder) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose; or (ii) a scheme of arrangement proposed between a company and its creditors (or any class of creditors), a majority in number representing three fourths in value of the creditors (or each class of creditors) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the Cayman Islands court the view that the scheme of arrangement should not be sanctioned, the Cayman Islands court may be expected to sanction the scheme of arrangement if it satisfies itself that:

•	We are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with.

•	The shareholders have been fairly represented at the meeting in question.

•	The arrangement is such as a businessman would reasonably approve.

•	The arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement is sanctioned by the Cayman Islands court, the scheme of arrangement will be binding on all of the shareholders (or each class of shareholder) or creditors (or each class of creditor).

If a scheme of arrangement or takeover offer (as described below) is sanctioned by the Cayman Islands court, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this may not succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Walkers (Cayman), our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities which are binding on Cayman Islands courts at first instance, and on English authorities, which would in all likelihood be of persuasive authority and be applied by Cayman Islands’ courts, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority

•	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Walkers (Cayman), our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against a Cayman Islands company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, impose liabilities against a Cayman Islands company predicated upon the civil liability provisions of the federal securities laws of the United States or any state. In those circumstances, although there is no Cayman Islands statute which provides for automatic recognition or statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands may recognize and enforce an in personam foreign money judgment of a foreign court of competent jurisdiction by an action commenced on the judgment obtained in the United States in the courts of the Cayman Islands without retrial on the merits at common law based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be one in respect of which the relevant United States court had jurisdiction over a Cayman Islands company according to Cayman Islands conflict of law rules, final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty or similar fiscal or revenue obligations. A foreign judgment for in personam non-money-relief is unlikely to be enforceable in the Cayman Islands where it is inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). The Cayman Islands’ courts are unlikely to enforce a judgment obtained from a court of the United States under civil liability provisions of the federal securities laws of the United States if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from courts of the United States would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	An exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands.

•	An exempted company’s register of members is not open to the public for inspection.

•	An exempted company does not have to hold an annual general meeting.

•	An exempted company may issue shares with no par value.

•	An exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance).

•	An exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

•	An exempted company may register as a limited duration company.

•	An exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Pubco Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from dishonesty, willful default or fraud, which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Pubco Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Pubco Articles

Some provisions of the Pubco Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes the Pubco Board to issue preference shares in one or more classes and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

In certain scenarios, such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If the Pubco Board decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Pubco Articles with care and skill, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose

•	directors should not improperly fetter the exercise of future discretion

•	duty to exercise powers fairly as between different sections of shareholders

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of skill and care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Pubco Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Pubco Articles do not permit our shareholders to requisition either an annual general meeting or an extraordinary general meeting. However, if an annual general meeting or an extraordinary general meeting is called by the Directors, shareholders meeting certain minimum ownership thresholds who are entitled to vote at the meeting and who comply with the notice provisions in the Pubco Articles may put forth a proposal. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Pubco Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the proposed transactions or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Pubco Articles, if Pubco is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Pubco Articles, if the share capital of Pubco is divided into more than one class of shares, the rights attached to any such class may, whether or not Pubco is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of Pubco not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Pubco Articles may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Pubco Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Pubco Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Pubco Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Waiver of Certain Corporate Opportunities

Under the Pubco Articles, Pubco has renounced any interest or expectancy of Pubco in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in the Pubco Articles). This is subject to applicable law and may be waived by the relevant director.

Directors

There is no cumulative voting with respect to the appointment of directors. An ordinary resolution under Cayman Islands law, which usually requires the affirmative vote of the holders of a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, is required to appoint a director; provided, however, that under the Pubco Articles four (4) of the Pubco directors shall be appointed by the OpSec Shareholders (or their affiliates) (subject to increases or decreases as provided therein) and three (3) of the Pubco directors shall be appointed by the Sponsor Shareholder (as defined in the Pubco Articles) (subject to the terms and conditions therein). In the event that there is a vacancy on the Pubco Board in the time between an annual general meeting and an extraordinary general meeting, the vacancy shall be filled by any director appointed by the applicable shareholders of Pubco entitled to appoint the director whose office was so vacated; provided, that if no shareholder is entitled to appoint a director to fill the vacancy, then the majority of the currently appointed directors are able to fill the vacancy until the next annual general meeting or extraordinary general meeting is held.

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Pubco Articles, the office of a director shall be vacated (i) if a director (a) becomes bankrupt or makes and arrangement or composition with their creditors or (b) dies or is found to be or becomes of unsound mind or resigns by notice in writing to Pubco, (ii) by Ordinary Resolution (as defined in the Pubco Articles) or (iii) pursuant to any other provision of the Pubco Articles; provided, however, that, (i) a director appointed by the OpSec Shareholders may only be removed with the prior written consent of the OpSec Shareholders, and (ii) a director appointed by the Sponsor Shareholder may only be removed with the prior written consent of the Sponsor Shareholder; provided, further, however, that (without limiting, in any respect, the shareholders’ rights thereunder) any director may be removed upon the written consent of all of the other directors (being not less than two in number) upon the reasonable and good faith finding of all such other directors that such director engaged in criminal misconduct or willful or intentional misrepresentation or fraud.

Warrants

Pubco Public Shareholders’ Warrants

Each Pubco Warrant entitles the registered holder to purchase one Pubco Ordinary Share at a price of  $11.50 per share, subject to adjustment as discussed below, which will become exercisable on the later of 30 days after the completion of the Proposed Transactions and one year from the closing of the Business Combination. Pursuant to the Pubco Warrant Agreement, a holder of Pubco Warrants may exercise such Pubco Warrants only for a whole number of Pubco Ordinary Shares. This means only a whole warrant may be exercised at a given time by a holder of Pubco Warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Pubco Warrants will expire five years after the date on which the Business Combination is consummated, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Pubco Ordinary Shares pursuant to the exercise of Pubco Warrants and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Pubco Ordinary Shares underlying the Pubco Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Pubco Warrant will be exercisable, and we will not be obligated to issue a Pubco Ordinary Share upon exercise of a Pubco Warrant, unless the Pubco Ordinary Shares issuable upon such Pubco Warrants’ exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Pubco Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pubco Warrant, the holder of such Pubco Warrants will not be entitled to exercise such Pubco Warrants and such Pubco Warrants may have no value and expire worthless. In no event will we be required to net cash settle any Pubco Warrants.

We have agreed that as soon as practicable after the consummation of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Pubco Ordinary Shares issuable upon exercise of the Pubco Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Pubco Ordinary Shares until the Pubco Warrants expire or are redeemed, as specified in the Pubco Warrant Agreement; provided that if our Pubco Ordinary Shares are at the time of any exercise of Pubco Warrants not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Pubco Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Pubco Ordinary Shares issuable upon exercise of the Pubco Warrants is not effective by the 60th day after the closing of the initial business combination, holders of Pubco Warrants may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Pubco Ordinary Shares equal to the lesser of (i) the quotient obtained by dividing (x) the product of the number of Pubco Ordinary Shares underlying the Pubco Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Pubco Warrants by (y) the fair market value; and (ii) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Pubco Ordinary Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

No fractional Pubco Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Pubco Ordinary Shares to be issued to the holder.

A holder of Pubco Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Pubco Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Pubco Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Redemption of warrants for cash when the price per Pubco Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Pubco Warrants):

•	in whole and not in part

•	at a price of $0.01 per warrant

•	upon a minimum of 30 days’ prior written notice of redemption to each holder of Pubco Warrants

•

if, and only if, the closing price of the Pubco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the holders of Pubco Warrants.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Pubco Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each holder of Pubco Warrants will be entitled to exercise their Pubco Warrants prior to the scheduled redemption date. However, the price of the Pubco Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants for Pubco Ordinary Shares when the price per Pubco Ordinary Share equals or exceeds $10.00.    Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Pubco Ordinary Shares (as defined below) except as otherwise described below

•

if, and only if, the closing price of our Pubco Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the holders of Pubco Warrants

•

if the closing price of the Pubco Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Pubco Warrants is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”).

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Pubco Ordinary Shares that a holder of Pubco Warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Pubco Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Pubco Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our holders of Pubco Warrants with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Pubco Ordinary Shares
Redemption Date (period to expiration of warrants)	≤ $10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Pubco Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Pubco Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Pubco Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Pubco Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Pubco Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Pubco Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Pubco Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the IVC Europe Private Placement Warrants) when the trading price for the Pubco Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Pubco Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Pubco Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash when the price per Pubco Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to holders of Pubco Warrants if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to holders of Pubco Warrants.

As stated above, we can redeem the warrants when the Pubco Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing holders of Pubco Warrants with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Pubco Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the holders of Pubco Warrants receiving fewer Pubco Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Pubco Ordinary Shares if and when such Pubco Ordinary Shares were trading at a price higher than the exercise price of  $11.50.

Anti-Dilution Adjustments. If the number of outstanding Pubco Ordinary Shares is increased by a capitalization or share dividend payable in Pubco Ordinary Shares, or by a split-up of Pubco Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Pubco Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Pubco Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Pubco Ordinary Shares equal to the product of  (i) the number of Pubco Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Ordinary Shares) and (ii) one minus the quotient of  (x) the price per Pubco Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Pubco Ordinary Shares, in determining the price payable for Pubco Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Pubco Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Pubco Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Pubco Ordinary Shares on account of such Pubco Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Pubco Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Pubco Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pubco Ordinary Share in respect of such event.

If the number of outstanding Pubco Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Pubco Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Pubco Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Pubco Ordinary Shares.

Whenever the number of Pubco Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Pubco Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Pubco Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Pubco Ordinary Shares (other than those described above or that solely affects the par value of such Pubco Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Pubco Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Pubco Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Pubco Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Pubco Ordinary Shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Pubco Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such holder of Pubco Warrants had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Pubco Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Pubco Warrant Agreement. If less than 70% of the consideration receivable by the holders of Pubco Ordinary Shares in such a transaction is payable in the form of Pubco Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Pubco Warrant Agreement based on the Black-Scholes value (as defined in the Pubco Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a Pubco Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Pubco Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Pubco Warrant Agreement to the description of the terms of the warrants and the Pubco Warrant Agreement set forth in this prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Pubco Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Pubco Warrant Agreement as the parties to the Pubco Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Pubco Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The holders of Pubco Warrants do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Pubco Ordinary Shares. After the issuance of Pubco Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Pubco Ordinary Shares to be issued to the holders of Pubco Warrants.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct, is involved with terrorism or terrorist property or proliferation financing or is the business combination partner of an entity subject to financial sanctions and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to:

•

the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct, money laundering or proliferation financing or is the business combination partner of a financial sanction or

•

a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in Pubco you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal data for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in Pubco, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How Pubco May Use a Shareholder’s Personal Data

Pubco, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•	where this is necessary for the performance of our rights and obligations under any purchase agreements

•	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements)

•	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why Pubco May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures Pubco Takes

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of IVC Europe shareholders before the consummation of the Business Combination, and the rights of Pubco shareholders after the Business Combination. These differences in the shareholder rights result from the differences between the respective governing documents of IVC Europe and Pubco.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. IVC Europe shareholders are urged to carefully read the relevant provisions of the Pubco Articles that will be in effect as of consummation of the Business Combination (which form is included as Annex B), as noted in more detail below. This section is qualified in its entirety by reference to the complete text of the IVC Europe Articles and the Pubco Articles. References in this section to the Pubco Articles are references thereto as they will be in effect upon consummation of the Business Combination. However, the Pubco Articles may be amended at any time prior to consummation of the Business Combination by mutual agreement of IVC Europe and Pubco or after the consummation of the Business Combination by amendment by means of a special resolution of Pubco’s shareholders and otherwise in accordance with their terms. If the Pubco Articles are amended, the below summary may cease to accurately reflect the Pubco Articles.

IVC Europe	Pubco
Authorized Share Capital

IVC Europe is authorized to issue up to 441,000,000 shares, consisting of (i) 400,000,000 IVC Europe Class A Ordinary Shares, (ii) 40,000,000 IVC Europe Class B Ordinary Shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share.	The authorized share capital of Pubco is US$50,000 divided into 500,000,000 shares with a nominal or par value of US$0.0001 each.

Issue of Shares and Other Securities
The IVC Europe Board may allot, issue, grant options over or otherwise dispose of shares of IVC Europe with or without preferred, deferred or other rights or restrictions, provided that the IVC Europe Board will not do any of the foregoing to the extent it may affect the ability of IVC Europe to carry out the conversion of IVC Europe Class B Ordinary Shares set out in the IVC Europe Articles.	The Pubco Board may issue, allot and dispose of shares in Pubco to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as the Pubco Board may from time to time determine, and grant options with respect to such shares and issue warrants or similar instruments conferring on the holders of such instruments the right to subscriber for, purchase or receive shares in Pubco.

Number and Qualification of Directors
The IVC Europe Board must consist of not less than one person, provided, however, that IVC Europe may increase or reduce the limits in number of the IVC Europe Board by ordinary resolution.	The number of Directors to be appointed to the Board of Directors may be fixed by resolution of the Board of Directors; provided that the number of Directors to be appointed to the Board of Directors shall only be increased or decreased upon the mutual written agreement of the OpSec Shareholder and the Sponsor Shareholder; provided, further that no reduction of the authorized number of Directors shall have the

IVC Europe	Pubco
effect of removing any Director before that Director’s term of office expires. The Board of Directors shall initially consist of seven Directors.

Appointment/Removal of Directors

Prior to the closing of the Business Combination, IVC Europe may by ordinary resolution of holders of IVC Europe Class B Ordinary Shares appoint or remove any person to the IVC Europe Board.

In addition, the IVC Europe Board may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the IVC Europe Articles as the maximum number of directors.

Pubco may by Ordinary Resolution appoint any person to be a Director.

Directors may be removed from office by Ordinary Resolution.

A Director shall hold office for a term of one-year or until such time as they resign or are removed from office in accordance with Article 108.

In the event of a vacancy pursuant to Article 108, any Director appointed to fill such vacancy shall be appointed by the applicable Shareholder(s) responsible pursuant to Article 84(a) or Article 84(b), as applicable, for appointing the Director whose office was so vacated; provided, that if no Shareholder is entitled to appoint a Director to fill a vacancy, then such vacancy may be filled by the affirmative vote of a majority of the Directors then in office.

The appointment of the seven Directors noted above, shall be as follows:

•  three of which shall be appointed by the OpSec Shareholder (or its Affiliates) (collectively, the “OpSec Directors”); provided, that the number of OpSec Directors that the OpSec Shareholder shall be entitled to appoint shall increase (only in the event the number of Directors to be appointed to the Board of Directors is increased pursuant to Article 88) or decrease, as applicable, in proportion to the number of Shares Beneficially Owned by the OpSec Shareholder (and its Affiliates) divided by the total number of Shares issued and outstanding, rounded down to the nearest whole number of Directors

•  two of which shall be appointed by the Sponsor Shareholder (collectively, the “Sponsor Directors”); provided, that the

IVC Europe	Pubco

right of the Sponsor Shareholder to appoint the Sponsor Directors shall terminate upon the date the Sponsor Shareholder ceases to Beneficially Own at least 25% of the Shares held by the Sponsor Shareholder as of the Effective Date. If the Sponsor Shareholder is no longer entitled to appoint the Sponsor Directors pursuant to the terms of this Article 84(b), such Directors shall be nominated and elected in accordance with the terms of these Articles

•  two further directors who shall resign after each such Director’s term of office expires and replacement Directors shall be nominated and elected in accordance with the terms of the Pubco Articles.

Vacancies on the Board of Directors

The office of a director will be vacated if:

•  the direct gives notice in writing to IVC Europe that they resign the office of director

•  the director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the IVC Europe Board without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office

•  the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally

•  the director is found to be or becomes of unsound mind

•  all of the other directors (being not less than two in number) determine that they should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the IVC Europe Articles or by a resolution in writing signed by all of the other directors.

The office of Director shall be vacated if the Director:

•  becomes bankrupt or makes any arrangement or composition with their creditors

•  dies or is found to be or becomes of unsound mind

•  resigns their office by notice in writing to the Pubco

•  is removed from office by Ordinary Resolution

•  is removed from office by all of their co-Directors (not being less than two in number), upon the reasonable and good faith finding of all such other Directors that such Director engaged in criminal misconduct or willful or intentional misrepresentation or fraud.

An OpSec Director may only be removed with the prior written consent of the OpSec Shareholder.

A Sponsor Director may only be removed with the prior written consent of the Sponsor Shareholder.

Amendments to Articles of Association
Amendments of provisions in the IVC Europe Articles may be made by way of special resolution of the shareholders of IVC Europe.	Amendments of provisions in the Pubco Articles may be made by way of special resolution of the shareholders of Pubco.

IVC Europe	Pubco

Quorum for Board Meetings and General Meetings

IVC Europe Board: quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

General Meeting: Holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy will be a quorum. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Pubco Board: The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office from time to time; provided, that for so long as the OpSec Shareholder and the Sponsor Shareholder are entitled to appoint any OpSec Directors or Sponsor Directors, a quorum shall include at least one OpSec Director and at least one Sponsor Director.

General Meeting: one or more Pubco shareholders holding at least a majority of the paid up voting share capital of Pubco present in person or by proxy and entitled to vote at that meeting shall form a quorum. If the Board of Directors wish to make it available for a specific general meeting or all general meetings of Pubco, participation in any general meeting of Pubco may be by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

Shareholder Meeting

General meetings may be called by:

•  the IVC Europe Board

•  the chief executive officer of IVC Europe or

•  the chairman of the IVC Europe Board

and on a shareholders’ requisition, each shall proceed to convene an extraordinary general meeting. IVC Europe shareholders do not have the ability to call general meetings.

IVC Europe may, but will not (unless required by the Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting, and will specify the meeting as such in the notices calling it. Any annual general meeting will be held at such time and place as the IVC Europe Board will appoint.

General meetings may be called by:

•  the Pubco Board

•  any two shareholders (or if there is only one shareholder then that shareholder), if at any time there are no Directors, entitled to vote at general meetings of Pubco.

Notice of Shareholder Meetings
At least five clear days’ notice will be given of any general meeting. Every notice will specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting,	Not more than 60 nor less than 10 clear days’ notice of a general meeting will be given. Notice of a general meeting will be in writing counting from the date service is deemed to take place as provided in

IVC Europe	Pubco

provided that a general meeting of the IVC Europe will, whether or not the notice specified in the IVC Europe Articles has been given and whether or not the provisions of the IVC Europe Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

•  in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat

•  in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than ninety-five percent in par value of the shares giving that right.

the Pubco Articles specifying the place, including by means of electronic facility, the day and the hour of the meeting and the general nature of the business, or in such other manner (if any) as may be prescribed by Pubco by Ordinary Resolution to all persons entitled to receive such notices from Pubco.

With the consent of all the shareholders entitled to receive notice of a particular meeting and attend and vote thereat, that meeting may be convened on shorter or without notice and in such manner as those shareholders may think fit.

Indemnification, liability insurance of Directors and Officers

Every IVC Europe director and officer (which for the avoidance of doubt, will not include auditors of IVC Europe), together with every former director and officer will be indemnified out of IVC Europe’s assets against any liability, action, proceeding, claim, demand costs, damages, or expenses, including legal expenses, incurred as a result of any act or failure to act in carrying out their functions other than such liability that they may incur by reason of their own actual fraud, willful neglect or willful default.

Directors of IVC Europe, on behalf of IVC Europe, may purchase and maintain insurance for the benefit of any IVC Europe director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to IVC Europe.

Every Director (including any alternate Director appointed pursuant to the provisions of Pubco’s Articles), secretary, assistant secretary, or other officer (but not including Pubco’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified out of Pubco’s assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than in respect of any liability occurring as a result of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of Pubco’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Pubco or its affairs in any court whether in the Cayman Islands or elsewhere.

Dividends
Subject to the Companies Act and the IVC Europe Articles and except as otherwise provided by the rights attached to any shares, the directors of IVC Europe may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends	Subject to any rights and restrictions for the time being attached to any shares, or as otherwise provided for in the Companies Act and the Pubco Articles, the Pubco Board may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize

IVC Europe	Pubco

or other distributions out of the funds of IVC Europe lawfully available therefor.

A dividend will be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors of IVC Europe resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of IVC Europe, out of the share premium account or as otherwise permitted by law.

Any dividend which cannot be paid to a shareholder or remains unclaimed after six months from the date on which such dividend becomes payable may, in the discretion of the IVC Europe Board, be paid into a separate account in IVC Europe’s name, provided that the dividend shall remain as a debt due to the applicable IVC Europe shareholder.

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets.

payment of the same out of the funds of Pubco lawfully available therefor.

Subject to any rights and restrictions for the time being attached to any shares, Pubco by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Pubco Board.

The Pubco Board when paying dividends to the shareholders in accordance with the Pubco Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or Pubco, as a result of any action or inaction of the Pubco Shareholder) is liable).

Winding Up

The IVC Europe Articles provide that if IVC Europe does not consummate a business combination by December 17, 2023 (or such later time as the IVC Europe shareholders may approve in accordance with the IVC Europe Articles), IVC Europe will:

•  cease all operations except for the purpose of winding up

•  redeem the IVC Europe Class A Ordinary Shares issued in IVC Europe’s IPO for a redemption price equal to its trust account

•  as promptly as reasonably possible following the redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve.

If Pubco shall be wound up the liquidator shall apply the assets of Pubco in such manner and order as they think fit in satisfaction of creditors’ claims.

If Pubco shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the shareholders in specie or kind the whole or any part of the assets of Pubco.

Supermajority Voting Provisions
A special resolution, which requires a majority of not less than a two-thirds of the votes which are cast by those shareholders of IVC Europe who, being entitled to do so, attend and vote at a general meeting of IVC Europe, or approved in writing by all of the	A special resolution, which requires either a majority of not less than two-thirds of such Pubco shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Pubco, or approved in writing by

IVC Europe	Pubco

Shareholders entitled to vote at a general meeting of IVC Europe, is required to:

•  approve a merger or consolidation with one or more constituent companies

•  put IVC Europe into liquidation

•  change IVC Europe’s name

•  alter or add to the IVC Europe Articles

•  alter or add to IVC Europe’s memorandum of association

•  reduce its share capital or any capital redemption reserve fund

•  register by way of continuation in a jurisdiction outside of the Cayman Islands.

all of the Shareholders entitled to vote at a general meeting of Pubco, is required to:

•  approve a merger or consolidation with one or more constituent companies

•  put Pubco into liquidation

•  change Pubco’s name

•  alter or amend the Pubco Articles

•  alter or add to Pubco’s memorandum of association

•  reduce its share capital or any capital redemption reserve fund

•  register by way of continuation in a jurisdiction outside of the Cayman Islands.

Anti-Takeover Provisions
Some provisions of IVC Europe’s amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of IVC Europe or its management, including provisions that that authorize the IVC Europe Board to issue, shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the IVC Europe Board thinks proper.	Some provisions of the Pubco Articles may discourage, delay or prevent a change of control of Pubco or its management, including provisions that that authorize the Pubco Board to issue, shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the Pubco Board thinks proper.

Forum Selection Provisions
None .	The Pubco Articles provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction, to the extent permitted by law.

APPRAISAL RIGHTS

Shareholders of IVC Europe are entitled to give notice to IVC Europe prior to the Extraordinary General Meeting that they wish to exercise appraisal rights in connection with the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of their shares of IVC Europe if they follow the procedures set out in the Companies Act (as summarized below). It is IVC Europe’s view that such fair market value would equal the amount that IVC Europe shareholders would obtain if they exercise their redemption rights as described herein.

The procedure for IVC Europe shareholders to exercise appraisal rights under the Companies Act is as follows: (i) the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder that made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Shareholders of IVC Europe who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

HOUSEHOLDING INFORMATION

Unless IVC Europe has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if IVC Europe believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are IVC Europe shareholders will be “householding” this proxy statement/prospectus. IVC Europe shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address, such shareholder should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact IVC Europe by written request to Investcorp Europe Acquisition Corp I at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, Elgin Avenue, PO Box 111, George Town, Grand Cayman KY1-1102, Cayman Islands to

inform IVC Europe of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for IVC Europe and Pubco Ordinary Shares is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds an annual general meeting in 2023, it will provide notice of or otherwise publicly disclose the date on which such annual meeting will be held. If the annual general meeting for 2023 is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for such annual general meeting.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the IVC Europe Board, any committee chairperson or the non-management directors as a group by writing to the IVC Board or committee chairperson in care of Investcorp Europe Acquisition Corp I, Paget-Brown Financial Services Limited, Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands KY1-1102. Following the Business Combination, such communications should be sent in care of OpSec Holdings, 40 Phoenix Road, Washington NE38 0AD, United Kingdom. Each communication will be forwarded, depending on the subject matter, to the IVC Europe Board (or, if after the Business Combination, the Pubco Board), the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of IVC Europe as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of IVC Europe to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of OpSec as of March 31, 2022 and March 31, 2023 and for the years then ended included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance on the report of Grant Thornton UK LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Zacco as of December 31, 2022 and December 31, 2021 and for the years then ended have been included in this proxy statement/prospectus herein in reliance on upon the report of KPMG P/S, independent auditors, appearing elsewhere herein, and upon the authority of said firm as expert in accounting and auditing. The registered address of KPMG P/S is Statsautoriseret Revisionspartnerselskab, Dampfaergevej 28, DK-2100 Copenhagen, Denmark.

LEGAL MATTERS

The validity of the Pubco Ordinary Shares under the laws of the Cayman Islands offered hereby will be passed upon for Pubco by Walkers (Cayman). The validity of the Pubco Warrants offered hereby under New York law will be passed upon by Shearman & Sterling LLP.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, IVC Europe and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of IVC Europe’s annual report to shareholders and IVC Europe’s proxy statement. Upon written or oral request, IVC Europe will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that IVC Europe deliver single copies of such documents in the future. Shareholders may notify IVC Europe of their requests by calling or writing IVC Europe at its principal executive offices at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, Elgin Avenue, PO Box 111, George Town, Grand Cayman, Cayman Islands KY1-1102. Following the Business Combination, such requests should be made by calling or writing OpSec at OpSec Security Group Limited, 40 Phoenix Road, Washington NE38 0AD, United Kingdom and its telephone number is +44 191 417 5434.

WHERE YOU CAN FIND MORE INFORMATION

IVC Europe files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on IVC Europe at the SEC website at: http://www.sec.gov.

If you would like additional copies of this document or IVC Europe’s other filings with the SEC (excluding exhibits), or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact IVC Europe via telephone or in writing at:

Paget-Brown Financial Services Limited

Century Yard, Cricket Square, Elgin Avenue

P.O. Box 1111, George Town

Grand Cayman, Cayman Islands KY1-1102

Tel: +1 (345) 949-5122

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from IVC Europe’s proxy solicitor via phone or in writing at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Shareholders may call toll free: (800) 662-5200

Banks and Brokerage firms please call: (203) 658-9400

Email: IVCB.info@investor.morrowsodali.com

You will not be charged for any of the documents that you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an IVC Europe shareholder and would like to request documents, please do so no later than                 , 2023, or five business days prior to the Extraordinary General Meeting, in order to receive them before the Extraordinary General Meeting. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to IVC Europe has been supplied by IVC Europe, and all such information relating to OpSec has been supplied by OpSec. Information provided by one entity does not constitute any representation, estimate or projection of the other entity. All information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Pubco is organized under the laws of the Cayman Islands and is domiciled in the Cayman Islands, and its registered office is located at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102. Pubco’s principal place of business is 40 Phoenix Road, Washington NE38 0AD, United Kingdom. Moreover, a number of Pubco’s directors and executive officers are not residents of the United States, and a substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the United States upon Pubco or upon such persons or to enforce against them judgments obtained in United States courts, including judgments in actions predicated upon the civil liability provisions of U.S. federal securities laws.

Pubco has been advised by Walkers (Cayman), its Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against a Cayman Islands company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, impose liabilities against a Cayman Islands company predicated upon the civil liability provisions of the federal securities laws of the United States or any state. In those circumstances, although there is no Cayman Islands statute which provides for automatic recognition or statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands may recognize and enforce an in personam foreign money judgment of a foreign court of competent jurisdiction by an action commenced on the judgment obtained in the United States in the courts of the Cayman Islands without retrial on the merits at common law based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be one in respect of which the relevant United States court had jurisdiction over a Cayman Islands company according to Cayman Islands conflict of law rules, final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty or similar fiscal or revenue obligations or, in certain circumstances for in personam non-money-relief, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the courts of the Cayman Islands are unlikely to enforce a judgment obtained from a court of the United States under civil liability provisions of the federal securities laws of the United States if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from courts of the United States would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS OF ORCA HOLDINGS LIMITED AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm	F-2
Consolidated statement of profit and loss and other comprehensive income	F-3
Consolidated balance sheet	F-4
Consolidated statement of changes in equity	F-5
Consolidated cash flow statement	F-6
Notes	F-7

AUDITED FINANCIAL STATEMENTS OF ZACCO A/S AND SUBSIDIARIES
Independent auditor’s report	F-55
Consolidated statement of profit and loss and other comprehensive income	F-57
Consolidated statement of financial position	F-58
Consolidated statement of changes in equity	F-59
Consolidated cash flow statement	F-60
Notes	F-61

UNAUDITED FINANCIAL STATEMENTS OF INVESTCORP EUROPE ACQUISITION CORP I
Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-104
Condensed Statements of Operations for the three and nine months ended September 30, 2023 (unaudited) and the three and nine months ended September 30, 2022 (unaudited)	F-105
Condensed Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2023 (unaudited) and the three and nine months ended September 30, 2022 (unaudited)	F-106
Condensed Statements of Cash Flows for the nine months ended September 30, 2023 (unaudited) and the nine months ended September 30, 2022 (unaudited)	F-108
Notes to the Condensed Financial Statements (unaudited)	F-109
Condensed Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-129
Condensed Statements of Operations for the three and six months ended June 30, 2023 (unaudited) and the three and six months ended June 30, 2022 (unaudited)	F-130
Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2023 (unaudited) and the three and six months ended June 30, 2022 (unaudited)	F-131
Condensed Statements of Cash Flow for the six months ended June 30, 2023 (unaudited) and the six months ended June 30, 2022 (unaudited)	F-133
Notes to the Condensed Financial Statements (unaudited)	F-134

AUDITED FINANCIAL STATEMENTS OF INVESTCORP EUROPE ACQUISITION CORP I
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 688)	F-154
Balance Sheets as of December 31, 2022 and December 31, 2021	F-155
Statements of Operations for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021	F-156
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021	F-157
Statements of Cash Flows for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021	F-159
Notes to Financial Statements as of December 31, 2022	F-160

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Orca Holdings Limited

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Orca Holdings Limited (a Cayman Island limited company) and subsidiaries (the “Company”) as of 31 March 2023 and 2022, the related consolidated statements of profit and loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended 31 March 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of 31 March 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended 31 March 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton UK LLP

GRANT THORNTON UK LLP

We have served as the Company’s auditor since 2023.

London, United Kingdom

November 22, 2023

Consolidated statement of profit and loss and other comprehensive income for the year ended 31 March 2023

	Note	2023	2022
		$000	$000
Revenue	3,4	119,521	125,741
Cost of sales	4	(60,840)	(61,178)

Gross profit		58,681	64,563
Distribution expenses		(19,132)	(22,870)
Other administrative expenses		(25,315)	(30,137)
Exceptional administrative expenses	6	(8,510)	(899)
Exceptional credit	6	5,235	868
Intangible amortisation	12	(9,879)	(7,911)
Total administrative expenses		(38,469)	(38,079)

Operating profit		1,080	3,614
Financial income	9	20	73
Financial expenses	9	(4,172)	(1,822)
Share of profit of joint venture	13	342	423

(Loss)/profit before tax		(2,730)	2,288
Taxation	10	(657)	248

(Loss)/profit for the year		(3,387)	2,536

Other comprehensive expense
Items that are or may be reclassified subsequently to profit or loss
Foreign currency translation differences		(896)	(538)

Other comprehensive expense for the year, net of income tax		(896)	(538)

Total comprehensive (expense)/income for the year		(4,283)	1,998

		$	$
Basic (loss)/earnings per share	24	(3.39)	2.54
Diluted (loss)/earnings per share	24	(3.39)	2.54

The accompanying notes form an integral part of the consolidated financial statements.

Consolidated balance sheet

at 31 March 2023

	Note	31 March 2023	31 March 2022
		$000	$000
Non-current assets
Property, plant and equipment	11	11,531	11,480
Right-of-use assets	20	4,482	6,841
Intangible assets	12	67,334	69,169
Investment in joint venture	13	355	512
Deferred tax assets	14	5,046	3,436
Other receivables	15	831	1,398

		89,579	92,836

Current assets
Inventories	16	9,409	7,767
Trade and other receivables	17	27,624	25,308
Contract asset	3	795	—
Tax receivable	—	1,117	1,964
Derivative financial instrument	25	25	—
Cash and cash equivalents	18	10,131	17,653

		49,101	52,692

Total assets		138,680	145,5528

Current liabilities
Interest-bearing loans and borrowings	19	(1,400)	—
Lease liabilities	20	(3,480)	(3,515)
Trade and other payables	22	(27,119)	(27,408)
Contract liabilities	3	(14,511)	(17,015)
Tax payable	—	(258)	(229)
Provisions	21	(490)	(669)

		(47,258)	(48,836)

Non-current liabilities
Interest-bearing loans and borrowings	19	(37,785)	(34,532)
Lease liabilities	20	(3,060)	(6,208)
Provisions	21	(1,039)	(1,353)
Deferred tax liabilities	14	(1,114)	(780)

		(42,998)	(42,873)

Total liabilities		(90,256)	(91,709)

Net assets		48,424	53,819

Equity attributable to equity holders of the parent
Share capital	23	2	2
Share premium	23	61,873	63,312
Merger reserve	23	11,052	11,052
Translation reserve	23	(18,747)	(17,851)
Retained earnings	23	(5,756)	(2,696)

Total equity		48,424	53,819

The accompanying notes form an integral part of the consolidated financial statements.

Consolidated statement of changes in equity for the year ended 31 March 2023

	Share capital	Share premium	Merger reserve	Translation reserve	Retained earnings	Total
	$000	$000	$000	$000	$000	$000
Balance at 1 April 2021	2	68,345	11,052	(17,313)	(5,381)	56,705
Total comprehensive income for the period
Profit for the period	—	—	—	—	2,536	2,536
Other comprehensive expense	—	—	—	(538)	—	(538)

Total comprehensive income for the period	—	—	—	(538)	2,536	(538)

Transactions with owners, recorded directly in equity
Equity-settled share based payments	—	—	—	—	149	149
Dividend	—	(5,033)	—	—	—	(5,033)

Total transactions with owners	—	(5,033)	—	—	149	(4,884)

Balance at 31 March 2022	2	63,312	11,052	(17,851)	(2,696)	53,819

Balance at 1 April 2022	2	63,312	11,052	(17,851)	(2,696)	53,819
Total comprehensive loss for the period
(Loss) for the period	—	—	—	—	(3,387)	(3,387)
Other comprehensive expense	—	—	—	(896)	—	(896)

Total comprehensive expense for the period	—	—	—	(896)	(3,387)	(4,283)

Transactions with owners, recorded directly in equity
Equity-settled share based payments	—	—	—	—	327	327
Dividend	—	(1,400)	—	—	—	(1,400)
Other transactions with Shareholders	—	(39)	—	—	—	(39)

Total transactions with owners	—	(1,439)	—	—	327	(1,112)

Balance at 31 March 2023	2	61,873	11,052	(18,747)	(5,756)	48,424

The accompanying notes form an integral part of the financial statements.

Consolidated cash flow statement

for year ended 31 March 2023

	Note	2023	2022
		$000	$000
Cash flows from operating activities
(Loss)/profit for the year		(3,387)	2,536
Adjustments for:
Depreciation	11,20	5,370	5,752
Amortisation of intangible assets	12	9,867	7,911
Financial income	9	(20)	(73)
Financial expense	9	4,172	1,822
Share of profit of joint venture	13	(342)	(423)
Share based compensation charge	24	327	149
Taxation	10	657	(248)

		16,644	17,426
Increase in inventories	16	(1,642)	(1,775)
Increase in trade and other receivables	17	(2,350)	(1,793)
(Decrease)/increase in trade and other payables	22	(1,470)	1,487
(Decrease) in contract asset and liabilities	3	(3,299)	(499)
(Decrease)/increase in provisions	21	(493)	122

		7,390	14,968
Tax paid		(1,563)	(512)
Interest paid		(2,199)	(1,114)

Net cash from operating activities		3,628	13,341

Cash flows from investing activities
Interest received		20	73
Dividends received	13	500	250
Acquisition of property, plant and equipment	11	(3,051)	(3,733)
Capitalised development expenditure	12	(8,110)	(6,189)

Net cash used in investing activities		(10,641)	(9,599)

Cash flows from financing activities
Payment of lease liabilities	20	(3,716)	(4,108)
Proceeds from borrowings	19	4,105	—
Dividends paid	23	(1,400)	(5,033)

Net cash used in financing activities		(1,011)	(9,141)

Net decrease in cash and cash equivalents		(8,024)	(5,399)
Opening cash balance		17,653	23,124
Effect of exchange rate fluctuations on cash held		502	(72)

Cash and cash equivalents at 31 March	18	10,131	17,653

(Decrease)/increase

The accompanying notes form an integral part of the financial statements.

Notes

(forming part of the financial statements)

1 Nature of operations

The principal activity of Orca Holdings Limited and its subsidiaries (“the Company” or “Orca”) is the development, protection, and optimization of brand value, authenticity, and intellectual property on behalf of its customers. The principal activity is delivered using the following core capabilities:

•	On-product measures and related solutions, including overt/ covert physical and digital authenticators and product identifiers, supported by proprietary track and trace and rights management software

•

Technology-enabled managed services to protect brands and digital content online, including the monitoring and analysis of marketplaces, social networks, and other channels, using very large-scale data analytics techniques

•	Providing the full coverage of intellectual property protection including trademarks and content copyright

•	Enterprise class software that is scalable and employs cutting-edge data harvesting and analysis techniques

•	Optical/materials science and design that are combined to create high-security products and enhance brands

•	The Group is organised into two operating divisions, Authentication and Online. Both divisions operate within the umbrella brand of OpSec Security under which the Group trades globally.

The Group’s stated mission is to protect its client’s brand equity, reputation, supply chain integrity, and digital content. In so doing, Orca reduces revenue leakage from counterfeit selling and content piracy, protects brands against misuse and infringement of trademarks, prevents imitation and fraud, reduces and identifies trade diversion and channel conflicts/non-compliance, as well as providing brand owners with the tools to manage operational and brand risk.

Orca has continued its investment in its people, technology, manufacturing and distribution to continue its growth and broaden its product offerings, as well as integrating components into complete solutions. The Group will also continue to make acquisitions that fit into its core market strategy or enhance its technology portfolio.

The Group’s Online division protects its customers’ products, content, and brands globally from online counterfeit selling, content piracy, and reputational damage from on-line imitation and fraud (e.g., phishing) attacks.

The Group’s Authentication division provides its customers with a range of physical products, including security films and foils, security labels and trim, and digital authenticators and identifiers, which are enhanced significantly by associated digital platforms, such as licensing management, product traceability, and consumer engagement.

Orca’s customers are served globally with a “follow the sun” model from its principal facilities in the USA, the UK, Lithuania, Germany, Hong Kong, China, Japan and the Dominican Republic.

2 Accounting policies

Orca Holdings Limited (the “Company”) is a company incorporated and domiciled in the Cayman Islands. The consolidated financial statements consolidate those of the Company, its subsidiaries and equity account the Group’s interest in joint ventures (together referred to as the “Group”). The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Within the Group, the entity, Orca Bidco Limited (a subsidiary of the company) acts as an intermediate parent company and operates as a trading holding company for the other subsidiaries within the Group.

Notes (continued)

2 Accounting policies (continued)

The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these consolidated financial statements. Judgements made by the directors, in the application of these accounting policies that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in note 2.20.

These consolidated financial statements are presented in US dollars. The company’s functional currency is US dollars.

Management have considered climate change disclosures and do not deem there to be a material impact on the financial statements.

The following IFRSs issued by the IASB have been issued that are not mandatory for 31 March 2023 reporting periods and have not been early adopted by the Group. Their adoption is not expected to have a material effect on the financial statements unless otherwise indicated:

•

Amendments to IAS 1 Presentation of Financial Statements, IFRS Practice Statements 2 Making Materiality Judgements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors to introduce a new definition for accounting estimates (effective date from 1 January 2023).

•	Amendments to IAS 12 Income Taxes – Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction (effective from 1 January 2023).

•	Amendment to IAS 12 Income Taxes: International tax reform — pillar two model rules (effective from 1 January 2023).

•	Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current (effective from 1 January 2024).

•	Amendments to IFRS 16 Leases: Lease Liability in a Sale and Leaseback (effective from 1 January 2024).

•	Amendments to IAS 1 Presentation of Financial Statements: Non-current Liabilities with Covenants (effective from 1 January 2024).

•	Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current (effective from 1 January 2024).

2.1 Measurement convention

The financial statements are prepared on the historical cost basis except for derivative financial instruments which are included at fair value.

2.2 Going concern

The Group meets its day to day working capital requirements through its cash balances and facilities, held by Orca Bidco Limited, with HSBC and Lloyds and PDL Holdings, Orca Bidco Limited and its subsidiaries are the principal operating companies of the Group and its cash generation and liquidity provide the directors with comfort that the Group remains a going concern. The Group held $10.1m of cash at the end of the year and $40m of borrowings due to HSBC, Lloyds and PDL Holdings, which were repayable in full in April 2027 with no repayments before maturity. The Company has a short-term loan of $1.4m payable to the Principal on a mutually agreed date yet to be agreed, .

After the year end, and as referenced in note 19 and note 30, on 4th April 2023 the Group extended its facilities from $40m to c$135m including its revolving credit facility of $5m with a maturity date of April 2027. The facilities at the 31st of March had covenant targets which were met, by the Group throughout their term. The new facilities have different covenant targets which are forecast to be met based on the profitability forecast through to 30 November 2024.

Notes (continued)

2 Accounting policies (continued)

2.2 Going concern (continued)

The Group made an acquisition of Zacco A/S on 17 April 2023 as outlined in note 30.

As the Group pre- and post- acquisition has a history of operational profitability, positive operating cash flows and ready access to financial resources, the directors have considered the following when reviewing whether the going concern basis of accounting is appropriate.

-	The Group (including Zacco A/S) has a history of profitable operations.

-	The Group has headroom in its banking covenant forecasts.

-	The Group has long term financing facilities in place.

Based on this assessment, the directors are satisfied that, taking account of reasonably foreseeable changes in trading performance, these forecasts and projections show that the Group is expected to have a sufficient level of financial resources available through current facilities to continue in operational existence and meet its liabilities as they fall due for at least the next 12 months from the date of approval of the financial statements and for this reason they continue to adopt the going concern basis in preparing the financial statements.

2.3 Basis of consolidation

Subsidiaries

Subsidiaries are entities controlled by the subsidiary of Orca Holdings Limited and intermediate parent company of the Group, Orca Bidco Limited (“Bidco”). The Group and Bidco control an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In assessing control, the Group takes into consideration potential voting rights that are currently exercisable. The acquisition date is the date on which control is transferred to the acquirer. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Joint ventures

Joint ventures are those entities over whose activities the Group has joint control established by contractual agreement. The consolidated financial statements include the Group’s share of the total recognised gains and losses of joint ventures on an equity accounted basis, from the date that joint control commences until the date that joint control ceases.

Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Group’s share of movements in other comprehensive income of the investee in other comprehensive income. Dividends received or receivable from associates and joint ventures are recognised as a reduction in the carrying amount of the investment.

Where the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.

Unrealised gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in these entities. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of equity-accounted investees have been changed where necessary to ensure consistency with the policies adopted by the Group.

Notes (continued)

2 Accounting policies (continued)

2.3 Basis of consolidation (continued)

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

2.4 Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker.

The board of directors of Orca Bidco Limited, which acts and the principal operating company of the Group, has appointed an Executive Leadership Team (“ELT”) which assesses the financial performance and position of the Group and makes strategic decisions. The ELT, which has been identified as being the chief operating decision maker, consists of the chief executive officer, the chief financial officer, Divisional General Managers and Global Heads of other operating functions including HR, Legal, IT, Software Engineering, Product and Marketing.

2.5 Foreign currency

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the statement of profit and loss and other comprehensive income. Non- monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to the Group’s presentational currency, US Dollars, at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated at an average rate for the year where this rate approximates to the foreign exchange rates ruling at the dates of the transactions.

Exchange differences arising from this translation of foreign operations are reported as an item of other comprehensive income and accumulated in the translation reserve. When a foreign operation is disposed of, such that control, joint control or significant influence (as the case may be) is lost, the entire accumulated amount in the foreign currency translation reserve, net of amounts previously attributed to non-controlling interests, is recycled to profit or loss as part of the gain or loss on disposal. When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while still retaining control, the relevant proportion of the accumulated amount is reattributed to non-controlling interests. When the Group disposes of only part of its investment in an associate or joint venture that includes a foreign operation while still retaining significant influence or joint control, the relevant proportion of the cumulative amount is recycled to profit or loss.

Notes (continued)

2 Accounting policies (continued)

2.6 Financial instruments

(i) Recognition and initial measurement

Financial assets and financial liabilities are initially recognised when the company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at Fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

(ii) Classification and subsequent measurement

Financial assets

(a) Classification

On initial recognition, a financial asset is classified as measured at: amortised cost or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortised cost if it meets both of the following conditions:

-	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

-	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial assets not classified as measured at amortised cost as described above are measured at FVTPL. This includes all derivative financial assets.

Investments in joint ventures and associates are carried at cost less impairment.

Cash and cash equivalents

Cash and cash equivalents comprise bank balances and call deposits.

(b) Subsequent measurement and gains and losses

Financial assets at FVTPL – these assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognised in profit or loss.

Financial assets at amortised cost – These assets are subsequently measured at amortised cost using the effective interest method. The amortised cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognised in profit or loss. Any gain or loss on derecognition is recognised in profit or loss.

Notes (continued)

2 Accounting policies (continued)

2.6 Financial instruments (continued)

Financial liabilities and equity

Financial instruments issued by the Group are treated as equity only to the extent that they meet the following two conditions:

(a)

they include no contractual obligations upon the Group to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the Group; and

(b)

where the instrument will or may be settled in the Group’s own equity instruments, it is either a non- derivative that includes no obligation to deliver a variable number of the Group’s own equity instruments or is a derivative that will be settled by the Group’s exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where the instrument so classified takes the legal form of the Group’s own shares, the amounts presented in these financial statements for called up share capital and share premium account exclude amounts in relation to those shares.

Financial liabilities are classified as measured at amortised cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognised in profit or loss. Other financial liabilities are subsequently measured at amortised cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognised in profit or loss. Any gain or loss on derecognition is also recognised in profit or loss.

Trade and other payables

Trade and other payables are recognised initially at fair value. Subsequent to initial recognition they are measured at amortised cost using the effective interest method.

Interest-bearing loans and borrowings

Interest-bearing borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost using the effective interest method.

Derivative financial instruments

Derivative financial instruments are recognised at fair value. The gain or loss on remeasurement to fair value is recognised immediately in profit or loss.

(iii) Impairment

The Group recognises loss allowances for expected credit losses (ECLs) on financial assets measured at amortised cost and contract assets (as defined in IFRS 15).

The Group measures loss allowances at an amount equal to lifetime ECL, except for other debt securities and bank balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition, which are measured as 12-month ECL.

Notes (continued)

2 Accounting policies (continued)

2.6 Financial instruments (continued)

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime ECL.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and including forward-looking information.

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due.

The Group considers a financial asset to be in default when:

-	the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realising security (if any is held); or

-	the financial asset is more than 90 days past due unless there are known reasons for the ageing of the assets and the Group expects the asset to be recovered

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e., the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive).

Write-offs

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery.

2.7 Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

The Group recognises in the carrying value of an item of property, plant and equipment the cost of replacing parts of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the Group and the item can be measured reliably. All other costs are recognised in the statement of profit and loss and other comprehensive income as an expense as incurred.

Notes (continued)

2 Accounting policies (continued)

2.7 Property, plant and equipment (continued)

Depreciation is charged to the statement of profit and loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. The estimated useful lives are as follows:

• Short Leasehold improvements	shorter of useful life or term of lease (5-15 years)
• Plant and equipment	4-10 years
• Fixtures and fittings	3-5 years

Depreciation methods, useful lives and residual values are reviewed at each balance sheet date.

2.8 Business combinations

Business combinations are accounted for using the acquisition method when the acquired set of activities and assets meets the definition of business and control is transferred to the Group. The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The consideration transferred for the acquisition is measured as the fair value of the assets transferred, equity instruments issued, and liabilities incurred or assumed at the date of exchange.

Identifiable assets acquired and liabilities assumed in a business combination (including contingent liabilities) are initially measured at their fair values at the acquisition date.

The excess of the consideration transferred over the fair value of the Group’s share of identifiable net assets, including intangible assets acquired; amount of any non-controlling interest in the acquired entity; and acquisition date fair value of any previous equity interest in the acquired entity, is recorded as goodwill. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets.

If the consideration transferred is lower than the fair value of the net assets acquired then the difference is recorded as a gain in the statement of profit or loss.

2.9 Intangible assets and goodwill

Goodwill

Goodwill is measured as the excess of the cost of an acquisition over the Group’s interest in acquisition-date identifiable assets acquired less liabilities assumed.

Goodwill is not amortised but is reviewed for impairment at least annually.

For the purpose of impairment testing, goodwill is allocated to cash-generating units expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes, being the operating segments.

Cash generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss for goodwill is not reversed in a subsequent period.

Notes (continued)

2 Accounting policies (continued)

2.9 Intangible assets and goodwill (continued)

On disposal of a subsidiary, associate or joint venture, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

Research and development expenditure

Expenditure on research activities is recognised in the statement of profit and loss and other comprehensive income as an expense as incurred. The amount expensed during the year was $11,200,000 (2022: $12,900,000).

Expenditure on development activities is capitalised if the product or process is technically and commercially feasible and the Group intends to and has the technical ability and sufficient resources to complete development, future economic benefits are probable and if the Group can measure reliably the expenditure attributable to the intangible asset during its development. This is booked as Capitalised Development expenditure and is stated at cost less accumulated amortisation and less accumulated impairment losses. Development activities involve a plan or design for the production of new or substantially improved products or processes. Other development expenditure is recognised in statement of profit and loss and other comprehensive income as an expense as incurred.

Other intangible assets

Other intangible assets that are acquired by the Group are stated at cost less accumulated amortisation and accumulated impairment losses.

Amortisation

Amortisation is charged to the statement of profit and loss and other comprehensive income on a straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Other intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

• Technology - (Including product IP)	5 years
• Capitalised Development Expenditure	3 years
• Customer relationships	5-8 years

The above are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. All assets are subsequently reassessed for indications that an impairment loss previously recognised may no longer exist. An impairment loss is reversed if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised.

2.10 Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is based on the first-in first-out principle and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of overheads based on normal operating capacity. A provision is made against any aged inventory which has not been sold or used within a range of 3-6 months dependant on type of product and location. In addition, any inventory which is quarantined is provided for. Any inventory which is discontinued or known to be impaired will be fully written off and expensed trough the statement of profit and loss and other comprehensive income.

Notes (continued)

2 Accounting policies (continued)

2.11 Dividends

Dividends

A liability for dividend is recognised when it is declared, being appropriately authorised and no longer at the discretion of the Group. In the case of interim dividends, this occurs when the dividends are paid. For final dividends, liability is recognised when they are recommended by the Board and approved by shareholders.

Dividend income is recognised in the statement of profit or loss on the date the entity’s right to receive payments is established.

2.12 Employee benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which the company pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an expense in the statement of profit and loss in the periods during which services are rendered by employees.

Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Share-based payment transactions

The grant date fair value of share-based payment awards granted to employees is recognised as an employee expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the awards. The fair value of the options granted is measured using an option valuation model, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognised as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date.

2.13 Provisions

A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, that can be reliably measured, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects risks specific to the liability.

2.14 Revenue

Revenue is generated from the sale of authentication products, software service arrangements, web development services and online protection services.

Customer contracts can include combinations of goods and services, which are generally capable of being distinct and accounted for as separate performance obligations.

Notes (continued)

2 Accounting policies (continued)

2.14 Revenue (continued)

To determine whether to recognise revenue, the Group follows a 5-step process:

1.	Identifying the contract with a customer.

2.	Identifying the performance obligations.

3.	Determining the transaction price.

4.	Allocating the transaction price to the performance obligation.

5.	Revenue is recognised when the associated performance obligations from its contracts with customers have been satisfied.

Sale of authentication products

Revenue is generated from sale of security films and foil, labels, hangtags, licensed products, laminate, and manufactured holograms. Revenue from sale of products is recognised at a point in time when control of goods has been transferred to the customer on despatch or delivery dependent on the terms entered into with the customer.

Where the Group enters into bill-and-hold arrangements in a revenue contract with customers, the Group determines when it has satisfied its performance obligation to transfer a product by evaluating when a customer obtains control of that product. Control is transferred when the products are manufactured, separately stored and ready for physical transfer to the customer. These revenues are part of the Authentication division revenue.

Sale of software services

The sale of software service involves set up activities and then providing access to the software. Revenue from set up fees is recognised at a point in time on the completion of the system set up activity.

Revenues for software access are recognised over time using a straight-line method. Customers access the functionality of a hosted software over the contract period without taking possession of the software, so the Group recognises revenue over the license period on a straight-line basis.

Revenue contracts for software services may also include provision of unique code identifiers that are available for download at the request of the customer. Revenue for provision of unique code identifiers is recognised at a point in time when the file download is triggered and sent to the customer’s servers.

These revenues are part of the Authentication division revenue.

Web development services

The Group provides web-portal development services to its customers. Revenue from web development services is recognised overtime based on the monthly review of progress against the project plan and delivery schedule. The Group will recognise revenue overtime if an asset is created that the customer controls as the asset is created or the asset has no alternative use to the Group and has an enforceable right to payment for performance completed. The Group uses an input method of recognition and is based on the level of resource that has been input to date relative to the total resource required to satisfy the overall performance obligation. The Group determines the input method as the most appropriate measure of progress being the entity’s efforts or inputs to the satisfaction of a performance obligation. These revenues are part of the Authentication division revenue.

Notes (continued)

2 Accounting policies (continued)

2.14 Revenue (continued)

Online protection services

Revenue is generated from subscription services for brand protection, anti-fraud services and anti-piracy services. In addition, revenue is derived from other services such as separate test purchases; investigative services; fraudulent site shutdown services; and audio and visual review services. Revenue from subscriptions is recognised on a straight-line basis over the length of term of the contract. Revenue from other services is recognised at a point in time when the agreed activity has been performed and the performance obligation has been satisfied as they are transactional in nature. These revenues are part of the Online division revenue.

The transaction price is measured based on consideration specified in the terms contained in the contract with a customer. Contracts typically do not contain any variable consideration elements.

Revenue is allocated to the various performance obligations on a stand-alone selling price basis.

Where revenue contracts include bundled services with a single transaction price, allocating the transaction price to performance obligations requires estimation when the stand-alone selling price for each performance obligation is not directly observable. The Group exercises judgement to establish the standard stand-alone selling price based on similar services for each performance obligation and allocate the transaction price accordingly.

Contract balances

The Group records contract liabilities when customer payments are received in advance of the performance obligations being satisfied. A contract asset is recognised within the consolidated balance sheet when revenue is recognised for services rendered but not yet invoiced. No contracts have a significant financing component.

2.15 Expenses

Cost of Sales

Cost of sales cover direct and indirect costs associated with the manufacture or delivery of the products and services to our customers and include direct material and labour costs, and indirect labour costs and related production overheads.

Distribution expenses

Distribution expenses cover sales support and marketing costs associated with customer relationship, development and lead generation.

Administrative expenses

Administrative expenses cover other group related support costs including product and technical support costs, physical research and development costs, software development costs, and general finance and admin expenses.

Any material costs are disclosed in the respective notes to the consolidated financial statements.

2.16 Exceptional credit/(expenses)

Exceptional are significant items disclosed separately in the financial statements due to their size, nature, and incidence of occurrence. These expenses are disclosed separately in the financial statements to help provide an

Notes (continued)

2 Accounting policies (continued)

2.16 Exceptional credit/(expenses) (continued)

indication of the Group’s underlying business performance. They relate to a number of acquisitions, related post-acquisition integration costs, reorganisation, refinancing, COVID 19 related costs, impairment, employee retention credit, and other legal and professional costs. The exceptional costs and credits are reviewed on a case-by-case basis.

The Employee Retention Credit relates to an amount claimed under a US refundable tax credit program against certain employment taxes paid to employees during the years ended March 31, 2020, and 2021, respectively, due to the COVID-19 pandemic. This has been credited through the statement of profit and loss within expenses as it relates to a credit on employment taxes, as an exceptional item in the year and as a receivable in the balance sheet.

2.17 Government grants

Government grants that compensate the Group for expenses incurred, are credited and recognised at fair value in the statement of profit or loss on a systematic basis in the same periods in which the expenses are incurred. The research and development tax incentive scheme in the UK referred to in 2.18 is recognised in this way as the Group has reasonable assurance that it has complied with the conditions attached to the receipt of the credit and that it will be received.

2.18 Taxation

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the consolidated statement of profit and loss and other comprehensive income except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised.

Companies within the group might be entitled to claim special tax deductions for investments in qualifying assets or in relation to qualifying expenditure (for example, the research and development Tax Incentive regime in the UK or US or other investment allowances). The group accounts for such allowances as tax credits, which means that the allowance reduces income tax payable and current tax expense other than noted below. A deferred tax asset is recognised for unclaimed tax credits that are carried forward as deferred tax assets.

In respect of the research and development Tax incentive scheme in the UK, the gross value of the credit is credited to administrative expenses in the statement of profit and loss account with the corresponding tax balance on the credit charged through current tax expense. The net value of the receipt is booked as tax receivable in the balance sheet.

Notes (continued)

2 Accounting policies (continued)

2.19 Leases

At inception of a contract, the Group assesses whether a contract is, or contains a lease. A contract is, or contains, a lease if the contact conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

-

the contract involves the use of an identified asset—this may be specified explicitly or implicitly and should be physically distinct or represent substantially of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

-	the Group has the right to obtain substantially of the economic benefits from the use of the asset throughout the period of use; and

-

the Group has the right to direct the use of the asset. The Group has the right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where all the decisions about how and for what purposes the asset is used are predetermined, the Group has the right to direct the use of the asset if either:

-	the Group has the right to operate the asset; or

-	the Group designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract of each lease component on the basis of their relative stand-alone prices. However, for the leases of land and buildings in which it is a lessee the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

As a lessee

The Group recognises a right of use asset and a lease liability at the lease commencement date. The right of use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right of use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right of use asset or the end of the lease term. The estimated useful lives of right of use assets are determined on the same basis as those of property and machinery. In addition, the right of use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The estimated useful lives are as follows.

• Right of use assets	term of lease (2-15 years)

The lease liability is initially measured at the present value of the lease payments that are not paid as the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

Notes (continued)

2 Accounting policies (continued)

2.19 Leases (continued)

Lease payments included in the measurement of the lease liability comprise:

•	fixed payments, including in substance fixed payments;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as the commencement date;

•	amounts expected to be payable under a residual value guarantee; and

•

the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is any change in the Group’s estimate of the account expected to be payable under a residual value guarantee or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right of use asset or is recorded in profit or loss if the carrying amount of the right of use asset has been reduced to zero.

i. Property leases

The Group leases land and buildings for its office and manufacturing facilities at 19 sites. The terms of the leases range from 1 years to 15 years.

ii. Other leases

The Group leases equipment with typical terms of five years.

The Group also leases storage facilities on rolling monthly contracts and other low value items. These leases are short-term and/or leases of low value items which are not recognised as lease liabilities and right of use assets, but are recognised as an expense straight-line over the lease term.

As a sub-lessor

The Group may lease out properties to third parties as a sub-lessor where such properties are in excess of the Group’s real estate requirements.

Sub-leases for which the Group is a sub-lessor are classified as finance or operating leases. Whenever the terms of the sub-lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other sub-leases are classified as operating leases.

When the Group is an intermediate lessor, it accounts for the head lease and the sub-lease as two separate contracts. The sub-lease is classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease.

Notes (continued)

2 Accounting policies (continued)

2.19 Leases (continued)

If a sub-lease is classified as an operating lease, the Group continues to recognise the right-of-use asset associated with the head lease. Rental income from the sub-lease is recognised on a straight-line basis over the term of the relevant sub-lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

During the financial period, all of the Group’s sub-leases are classified as finance leases. For such leases, the Group de-recognises the right-of-use asset (to the extent that it is subject to the sub-lease) and recognises a lease receivable equal to the amount of the Group’s net investment in the lease. This is recognised in the consolidated balance sheet as ‘other receivables’ split between non-current and current. The Group uses the rate implicit in the lease to calculate the net investment in the lease. The implicit rate is the rate of interest that causes the present value of the lease payments and the unguaranteed residual value to equal the sum of the fair value of the underlying asset and any initial direct costs of the lessor. If the Group is unable to determine the rate implicit in a sub-lease, it applies the discount rate used for the head lease, adjusted for any initial direct costs associated with the sub-lease. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Subsequent to initial recognition of a finance lease, the Group regularly reviews the estimated unguaranteed residual value, if any, and applies the impairment requirements of IFRS 9, recognising an allowance for expected credit losses on the lease receivable.

2.20 Accounting estimates and judgements

The preparation of financial statements requires directors to make judgements, estimates and assumptions that may affect the application of accounting policies and the reported amounts of assets and liabilities, and income and expenses. The key areas requiring the use of estimates and judgements which may significantly affect the financial statements are considered to be:

Measurements of the recoverability of cash generating units including goodwill

This requires the identification of appropriate cash generating units and the allocation of goodwill to these units. The assessment of impairment involves assumptions on the estimated future cash flows from these cash generating units and the comparison of these cash flows to the carrying value of the investments in these cash generating units and any related goodwill. As described in Note 12 management have assessed the sensitivity of the carrying value of cash generating units containing goodwill to reasonably possible changes in key assumptions.

Notes (continued)

3 Revenue

The following table shows information for Total Revenue by geographic area and material countries:

	2023 $000	2022 $000
UK	4,631	5,258
European Union	14,622	14,622
Other Europe	2,614	4,962
North America	59,937	66,187
South America	4,764	3,996
Asia and Australia	29,198	28,365
Other	3,755	2,351

	119,521	125,741

Revenue is allocated to countries on the basis of the location of the customer. Revenue allocated to the US represents $57,100,000 (47.8%) (2022: $63,300,000 (50.4%) of the Total Revenue.

The Group’s revenue disaggregated by pattern of revenue recognition is as follows:

	Authentication $000	Online $000	Total Revenue $000
Year ended 31 March 2023
Revenue
Timing of revenue
At a point in time	73,850	5,828	79,678
Over time	2,092	37,751	39,843

	75,942	43,579	119,521

	Authentication $000	Online $000	Total Revenue $000
Year ended 31 March 2022
Revenue
Timing of revenue
At a point in time	74,241	9,234	83,475
Over time	752	41,514	42,266

	74,993	50,748	125,741

The Group has recognised the following assets and liabilities related to contracts with customers:

	2023 $000		2022 $000
Accrued income at start of period	—		—
Revenue recognised in statement of profit or loss	1,345		—
Invoices raised during the period	(550)		—

Total contract assets	795		—

Contract liabilities at start of period Contract liabilities arising during the period	(17,015 (40,929	) )	(17,813 (49,039	) )
Amount recognised in statement of profit or loss	43,433		49,837

Total current contract liabilities	(14,511)		(17,015)

Notes (continued)

3 Revenue (continued)

Contract assets have increased year-on-year predominantly due to a contract secured during the year ended 31 March 2023 for the development of an online electoral platform resulting in the cumulative revenue recognised for this contract to be greater than the cumulative amounts invoiced.

Revenue for the year ended 31 March 2023 includes $15,912,000 (2022: $16,567,000) which was included in contract liabilities at the beginning of the year.

The contractual value of undelivered performance obligations at the year end is $15,023,000 (2022: $17,015,000).

The Group has applied the practical expedient under IFRS 15 Revenue from Contracts with Customers and has not disclosed the aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period due to the following reasons:

•	the performance obligation is part of a contract that has an original expected duration of one year or less; or

•	the Group has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date.

No single customer accounts for more than 10% of the Group’s revenue.

4 Segment reporting

The Group’s Executive Leadership Team consisting of the Chief Executive, Chief Financial Officer, General Managers and Global Heads of other operating functions examines the group’s performance and has identified two operating segments of the business:

-	Authentication

-	Online

The Other category covers corporate costs which covers costs associated with the executive leadership team and direct holding company and strategic group related costs.

With effect from 1 April 2023, the Group has integrated these segments into one segment, OpSec Solutions. See note 31 for further details.

The Group’s executive leadership team is the chief operating decision maker and primarily uses a measure of the operating profit for the purposes of making decisions about allocating resources and assessing performance. No information is provided to the Group’s executive leadership team at the segment level concerning finance income, finance expense, share of profit of joint venture or taxation.

Notes (continued)

4 Segment reporting (continued)

Segment information for the reporting period is as follows:

	Year ended 31 March 2023
	Authentication $000	Online $000	Corporate $000	Total $000
Segment Revenue	75,942	43,579	—	119,521
Cost of sales	(36,814)	(24,026)	—	(60,840)

Gross profit	39,128	19,553	—	58,681
Distribution expenses	(11,338)	(7,602)	(192)	(19,132)
Other administrative expenses	(10,853)	(10,921)	(3,541)	(25,315)
Exceptional administrative expenses	(1,533)	(1,287)	(5,690)	(8,510)
Exceptional credit	2,045	3,190	—	5,235
Intangible amortisation	(1,478)	(8,401)	—	(9,879)
Total administrative expenses	(11,819)	(17,419)	(9,231)	(38,469)

Operating profit	15,971	(5,468)	(9,423)	1,080
Segment Assets
Non-current assets	43,322	21,833	24,133	89,288
Current assets	33,121	15,582	432	49,135
Total assets	76,443	37,415	24,565	138,423
Segment Liabilities
Current liabilities	(17,263)	(22,125)	(7,870)	(47,258)
Non-current liabilities	(3,762)	(1,450)	(37,786)	(42,998)
Total liabilities	(21,025)	(23,575)	(45,656)	(90,256)

	Year ended 31 March 2022
	Authentication $000	Online $000	Corporate $000	Total $000
Segment Revenue	74,993	50,748	—	125,741
Cost of sales	(34,033)	(27,145)	—	(61,178)

Gross profit	40,960	23,603	—	64,563
Distribution expenses	(13,380)	(9,200)	(290)	(22,870)
Other administrative expenses	(12,877)	(12,383)	(4,877)	(30,137)
Exceptional administrative expenses	(441)	(106)	(352)	(899)
Exceptional credit	868	—	—	868
Intangible amortisation	(983)	(6,928)	—	(7,911)
Total administrative expenses	(13,433)	(19,417)	(5,229)	(38,079)

Operating profit	14,147	(5,014)	(5,519)	3,614
Segment Assets
Non-current assets	44,809	25,320	22,333	92,462
Current assets	36,002	15,249	1,441	52,692
Total assets	80,811	40,569	23,774	145,154
Segment Liabilities
Non-current liabilities	(19,972)	(25,492)	(3,372)	(48,836)
Current liabilities	(5,585)	(2,756)	(34,532)	(42,873)
Total liabilities	(25,557)	(28,248)	(37,904)	(91,709)

Notes (continued)

5 Auditor’s remuneration

Auditor’s remuneration:

	2023 $000	2022 $000
Audit of these financial statements	125	100
Amounts receivable by the company’s auditor and its associates in respect of:
Audit of financial statements of subsidiaries of the company	1,707	189
Taxation services	—	186
Other services	231	41

During the year ended 31 March 2023 Grant Thornton were appointed as auditor following the resignation of KPMG. The prior year costs relate to remuneration in respect of KPMG fees and services. The increase in costs for the 2023 fees are a result of the audit being performed under PCAOB standards for 2022 comparatives and 2023 financials.

6 Exceptional items

	2023 $000	2022 $000
Exceptional Expenses
Reorganisation costs	276	185
Write off of prepaid financing costs	468	—
Employee Retention Credit associated costs	590	—
Acquisition Costs Corporate Project Costs – 1	2,252 1,019	— —
Corporate Project Costs – 2	1,700	—
Other personnel costs	785	—
Post-Acquisition integration costs	522	334
COVID related costs	—	16
Employee claims	—	250
Other legal and professional costs	898	114

Total exceptional administrative expenses	8,510	899

The reorganisation costs relate to specific non-recurring management restructuring changes across separate departments and divisions which took place in the current and prior year.

Prepaid refinancing costs relate to the pre-paid term loan arrangement fees carried forward which were written off as a result of the refinancing undertaken in April 2022. Refinancing is considered non-recurring as this is not an activity that will be recurring on an ongoing basis despite the further refinancing undertaken post balance sheet in April 2023.

The Employee Retention Credit associated costs refer to related advisor and other costs associated with the preparation and collation of data for the claim which have been treated as an exceptional expense. The details of the credit are noted below.

Acquisition costs relates to costs incurred ahead of an acquisition made post balance sheet and disclosed in the Post Balance Sheet Note 30. These costs are specific to this particular acquisition and non-recurring in nature.

Notes (continued)

6 Exceptional items (continued)

Whilst the Group has made acquisitions historically the acquisition process and associated costs are disclosed as exceptional by their scale and non-recurring nature.

Corporate Project Costs – 1 relate to advisor and consulting fees in respect of a potential acquisition during FY23 which did not follow through to final acquisition. The costs were specific to the potential acquisition and are non-recurring.

Corporate Project Costs – 2 relate to advisor and consulting fees incurred in respect of a project to move towards a potential listing for the group during the forthcoming year as noted in the Post Balance Sheet Note 30. These costs were specific to the potential listing project and non-recurring given that the listing will not be a recurring event.

Other personnel costs relate to discretionary one-off subsidy payments made to certain employees by the group. These are considered exceptional due to the payment being non-contractual, discretionary, non-recurring, payable to only certain employees and as a result of exceptional external economic factors. In addition, other project management personnel costs are considered exceptional as they related to external specific project management restructuring costs.

Post acquisition integration costs relate to Datacenter and Hosting migration activity costs scheduled to occur as a result of the Mark Monitor acquisition in 2020 but delayed due to the COVID-19 pandemic.

Covid related costs represent one-off costs due to compliance with COVID site protocols in the prior year.

The employee claim relates to a potential settlement of a US related Fair Labour Standards Act claim for back dated overtime costs and employee expenses.

Other legal costs in the current year relate to various legal and professional costs covering third party witness costs on customer copyright claims, costs associated with some ad hoc employee claims and in prior year represent costs of property surveys, share option advice and transfer pricing project support costs. All of these costs represent one-off non-recurring matters, projects or undertakings.

	2023 $000	2022 $000
Exceptional Credit
Employee Retention Credit	(5,235)	—
ROU asset reversal	—	(868)

Total exceptional credit	(5,235)	(868)

The Employee Retention Credit relates to an amount claimed under a US refundable tax credit scheme against certain employment taxes paid to employees during 2020 and 2021 due to the COVID-19 pandemic. The gross value of the credit claimed, and receivable is $5.2m. Related advisor and other costs associated with the preparation and collation of data for the claim have been treated as an exceptional expense. This claim is non-recurring and one-off due to the specific nature of the claim related to COVID-19.

ROU asset reversal refers to the reversal of a write off in respect of the Boston office asset following office closure. The reason for the partial reversal is that the office has been sublet for the remaining term of the lease.

Notes (continued)

7 Staff numbers and costs

The average number of persons employed by the Group (including directors) during the year, analysed by category, was as follows:

	Number of employees
	2023	2022
Production & Digital product delivery	503	483
Administrative	272	265

	775	748

The aggregate payroll costs of these persons were as follows:

	2023 $000	2022 $000
Wages and salaries	51,085	53,391
Share based compensation charge (note 24)	327	149
Social security costs	4,801	4,558
Other pension costs (note 24)	1,651	1,500

	57,864	59,598

8 Remuneration of key management personnel

	2023 $000	2022 $000
Remuneration	920	1,450
Company contributions to money purchase plans	12	14

The aggregate of remuneration and amounts receivable under long term incentive schemes of the highest paid director was $567,000 (2022: $872,000) and pension contributions of $nil (2022: $nil) were made to a money purchase scheme on the director’s behalf.

Retirement benefits accrued to 1 director (2022: 1) under money purchase schemes.

	2023 $000	2022 $000
The number of directors who exercised share options was:	—	—

The number of directors in respect of whose qualifying services shares were received or receivable under long term incentive schemes was:	2	2

Notes (continued)

9 Financial income and expense

	2023 $000	2022 $000
Financial income
Interest income	20	73

Total financial income	20	73

Financial expense
Interest expense on Term Loan	(3,189)	(1,128)
Interest expense on Principal Loan	(5)	—
Interest expense on lease liabilities	(375)	(353)
Amortisation of debt issuance fees	(548)	(126)
Net foreign exchange loss	(55)	(215)

Total financial expense	(4,172)	(1,822)

10 Taxation

	2023 $000	2022 $000
Current tax expense
Current year	2,225	817
Adjustments for prior years	(257)	(24)

Current tax charge	1,968	793

Deferred tax expense
Origination and reversal of temporary differences	(1,723)	(1,919)
Adjustment for prior years	412	878

Deferred tax credit	(1,311)	(1,041)

Total tax charge/(credit)	657	(248)

Reconciliation of effective tax rate

	2023 $000	2022 $000
(Loss)/Profit excluding taxation	(2,730)	2,288

Tax using the UK corporation tax rate of 19% (2022: 19%)	(519)	435
Effect of tax rates in foreign jurisdictions	179	76
Non-deductible expenses	803	40
Temporary difference	655	—
Movement in deferred tax not recognised	1,319	49
Prior year adjustment – corporation tax	(257)	(24)
Prior year adjustment – deferred tax	412	878
R&D tax credits	(1,867)	(1,521)
Rate change	(124)	(155)
Other	56	(26)

Total tax charge/ (credit)	657	(248)

Notes (continued)

10 Taxation (continued)

Cayman Islands income tax

The group is liable to Cayman Islands income tax at 0%.

UK income tax

As a result of the Group’s operations in the UK, the group is subject to UK corporate income tax – the statutory tax rate for the group operations in the year was 19%.

Factors affecting the future tax charge

The Finance Act 2021 increased the corporation tax rate in the United Kingdom to 25% from 1 April 2023.

11 Property, plant and equipment

	Short leasehold improvements $000	Plant and equipment $000	Fixtures & fittings $000	Total $000
Group
Cost
At 1 April 2021	4,941	42,052	11,396	58,389
Additions	—	3,401	372	3,773
Disposals	(142)	(304)	(170)	(616)
Effect of movements in foreign exchange	(144)	(1,212)	(81)	(1,437)

At 31 March 2022	4,655	43,937	11,517	60,109

Cost
At 1 April 2022	4,655	43,937	11,517	60,109
Additions	40	1,971	1,040	3,051
Disposals	(9)	(2,149)	(290)	(2,448)
Effect of movements in foreign exchange	(165)	(1,577)	(59)	(1,801)

At 31 March 2023	4,521	42,182	12,208	58,911

Depreciation
At 1 April 2021	3,107	35,985	8,701	47,793
Charged in period	217	1,127	1,248	2,592
Released on disposal	(101)	(304)	(170)	(575)
Effect of movements in foreign exchange	(101)	(1,024)	(56)	(1,181)

At 31 March 2022	3,122	35,784	9,723	48,629

Depreciation
At 1 April 2022	3,122	35,784	9,723	48,629
Charged in period	193	1,421	1,026	2,640
Released on disposal	(9)	(2,149)	(286)	(2,444)
Effect of movements in foreign exchange	(131)	(1,267)	(47)	(1,445)

At 31 March 2023	3,175	33,789	10,416	47,380

Net book value
At 31 March 2022	1,533	8,153	1,794	11,480

At 31 March 2023	1,346	8,393	1,792	11,531

Notes (continued)

12 Intangible assets

	Goodwill $000	Technology $000	Capitalised development expenditure $000	Customer relationships $000	Total $000
Group
Cost
Balance at 1 April 2021	51,766	8,273	19,595	40,140	119,774
Additions	—	—	6,189	—	6,189
Effect of movements in foreign exchange	(63)	—	—	—	(63)

Balance at 31 March 2022	51,703	8,273	25,784	40,140	125,900

Cost
Balance at 1 April 2022	51,703	8,273	25,784	40,140	125,900
Additions	—	—	8,110	—	8,110
Effect of movements in foreign exchange	—	—	—	—	—
Transfers	(78)	—	—	—	(78)

Balance at 31 March 2023	51,625	8,273	33,894	40,140	133,932

Amortisation and impairment
Balance at 1 April 2021	—	8,273	7,885	32,662	48,820
Amortisation for the year	—	—	5,917	1,994	7,911

Balance at 31 March 2022	—	8,273	13,802	34,656	56,731

Amortisation and impairment
Balance at 1 April 2022	—	8,273	13,802	34,656	56,731
Amortisation for the year	—	—	7,873	1,994	9,867
Effect of movement in foreign exchange	—	—	—	—	—

Balance at 31 March 2023	—	8,273	21,675	36,650	66,598

Net book value
At 31 March 2022	51,703	—	11,982	5,484	69,169

At 31 March 2023	51,625	—	12,219	3,490	67,334

The remaining Capitalised Development Expenditure net book value will be amortised over a range of 0-3 years. The remaining amortisation period for the Customer Relationships balance is 21 months from the 31 March 2023.

Amortisation and impairment charge

The amortisation and impairment charge is recognised in the following line items in the consolidated statement of profit and loss and other comprehensive income:

	2023 $000	2022 $000
Administrative expenses	9,879	7,911

Notes (continued)

12 Intangible assets (continued)

Impairment loss and subsequent reversal

Goodwill has been allocated to cash generating units (or groups of cash generating units) as follows:

	2023 $000	2022 $000
Authentication business	45,057	45,135
Online business	6,568	6,568

	51,625	51,703

The cash generating units used for the impairment testing at 31 March 2023 were the Authentication and Online divisions.

The recoverable amount for each cash generating unit was determined based on a value in use calculation Those calculations are based upon a three-year business plan starting from the current year budget approved by the Board of Directors, together with a perpetuity calculation reflecting a forecast growth rate at the end of the third year.

The present value of the expected cash flows of each segment are determined by applying a suitable discount rate which represents management’s best estimate of the average weighted average cost of capital. Impairment testing is dependent on management estimates and judgements, particularly as they relate to the forecasting of future cash flows, the discount rates selected and expected long term growth rates.

The recoverable amount of each cash generating unit is:

	2023 $000	2022 $000
Authentication business	150,569	107,809
Online business	30,674	13,877

The carrying value of net assets of each cash generating unit is:

	2023 $000	2022 $000
Authentication business	67,177	59,388
Online business	13,598	11,906

The Authentication division has significant headroom under the annual impairment review in both current and prior period, which remains after allowing for reasonably possible changes in assumptions.

The estimate of recoverable amount for the Online segment in 2022 is sensitive to the assumptions around discount rate and working capital movements. If the discount rate moved by +2% then an impairment loss of $0.7m would occur. The discount rate has been considered a reasonable assumption by management. If the working capital assumptions reduced by $0.5m in perpetuity then an impairment of $1.6m would occur. However, management consider the working capital assumptions to be prudent in the value in use calculation.

The estimate of recoverable amount for the Online segment in 2023 is sensitive to the assumptions around forecasted Revenue and EBITDA for 2024 and future years. If the budgeted EBITDA is adjusted by 6% and growth rate set at 2% in future years and into perpetuity, then an impairment of $1.2m would occur. However, management consider the EBITDA and growth assumptions in the budget are achievable in the value in use calculations.

Notes (continued)

12 Intangible assets (continued)

The pre-tax discount rates and the growth rates used in the calculations are shown below:

	2023	2022
Discount rate	12%	12%
Long term growth rate	2%	2%

13 Investments in subsidiaries and joint ventures

The Group and Company have the following investments in subsidiaries and joint ventures:

Subsidiary Undertakings	Principal place of business/ Country of Incorporation	Principal Activity	Class and ownership of shares held	Registered office
Orca Midco Ltd	Great Britain	Holding Company	100% Ordinary	40 Phoenix Road, Washington NE38 0AD, UK
Orca Bidco Ltd	Great Britain	Holding Company	100% Ordinary	40 Phoenix Road, Washington NE38 0AD, UK
OpSec Security Group Ltd*	Great Britain	Holding Company	100% Ordinary	40 Phoenix Road, Washington NE38 0AD, UK
OpSec Security Group Holdings (Europe) Ltd*	Great Britain	Holding Company	100% Ordinary	40 Phoenix Road, Washington NE38 0AD, UK
OpSec Security Ltd*	Great Britain	Manufacturer of optical security products	100% Ordinary	40 Phoenix Road, Washington NE38 0AD, UK
OpSec Security Group Inc*	USA	Holding Company	100% Ordinary	1857 Colonial Village Lane Lancaster, PA, USA, 17601
OpSec Security Inc*	USA	Manufacturer of optical security products	100% Ordinary	1857 Colonial Village Lane Lancaster, PA, USA, 17601
OpSec Security GmbH*	Germany	Provider of internet monitoring services	100% Ordinary	Inselkammerstrasse 2, Munich, 82008, Germany
OpSec DR SRL*	Dominican Republic	Software development	100% Ordinary	Amelia Francasci esq. José López #26, Santo Domingo D.N. 10132, Dominican Republic
OpSec Delta (HK) Ltd*	Hong Kong	Distribution of brand protection products	100% Ordinary	10/F Prosperity Center, 25 ChongYip Street, Kwun Tong, Hong Kong
OpSec Security Malta Ltd*	Malta	Distribution of high security products	100% Ordinary	33, Triq Carini, Santa Venera, Malta
OpSec Online Ltd*	Great Britain	Internet monitoring services	100% Ordinary	40 Phoenix Road, Washington NE38 OAD, UK
OpSec Online Aps*	Denmark	Internet monitoring services	100% Ordinary	c/o Regus, Frederiksborgorde 15, Copenhagen, Denmark

Notes (continued)

13 Investments in subsidiaries and joint ventures (continued)

Subsidiary Undertakings	Principal place of business/ Country of Incorporation	Principal Activity	Class and ownership of shares held	Registered office
UAB OpSec Online*	Lithuania	Internet monitoring services	100% Ordinary	Lvovo g. 101 Vilnius, Lithuania
OpSec Online LLC*	USA	Internet monitoring services	100% Ordinary	1857 Colonial Village, Lane, Lancaster, Pennsylvania, USA 17601
OpSec Investigative Services LLC*	USA	Test Purchase Services	100% Ordinary	4113 Neptune Road, Saint Cloud FL 34769
OpSec Security Vietnam Company Limited*	Vietnam	Distribution of brand protection products	100% Ordinary	Floor 16, Becamex Tower Building, 230 Bong Duong Boulevard, Thus Dau Mot City, Bing Doung Province
OpSec Online India Private Limited*	India	Internet monitoring services and software development	100% Ordinary	108, HSIDC Industrial Estate, Sector 31m Faridabad, India, 121008
Shanghai OpSec Security Information Technology Co Limited*	China	Distribution of products and internet monitoring services	100% Ordinary	Room 205, West Zone, 2nd floor, No 707 Zhangyang Road, China
Orca Holdings Denmark Aps*	Denmark	Holding Company	100% Ordinary	Gustav Adolfs Gade 5, Copenhagen

Joint ventures
3dcd LLC*	USA	Application of holograms to disks	50% Ordinary	1857 Colonial Village Lane Lancaster, Pennsylvania, USA, 17601

*	Denotes those investments not held directly by Orca Holdings Limited

The following tables summarise the financial information of 3dcd in which the Group has a 50% interest.

	2023	2022
	$000	$000
Current assets	1,312	1,538
Current liabilities	(603)	(514)

Net assets (100%)	709	1,024

Carrying amount of investment in joint ventures	355	512

	2023	2022
	$000	$000
Revenue	733	987
Expenses	(49)	(141)

Total profit (100%)	684	846

Group’s share of profit of joint ventures	342	423

Notes (continued)

13 Investments in subsidiaries and joint ventures (continued)

Group	joint ventures
$000
Cost
1 April 2021	339
Share of result	423
Share of distributions	(250)

31 March 2022	512

Balance at 1 April 2022	512
Share of result	343
Share of distributions	(500)

Balance at 31 March 2023	355

Carrying value
At 31 March 2022	512

At 31 March 2023	355

14 Deferred tax assets and liabilities

Movements in deferred tax assets

Deferred tax $000
1 April 2021	1,553
Amounts credited to the statement of profit and loss and other comprehensive income	1,624
Reclassification from corporation tax	266
Exchange rate adjustment	(7)

31 March 2022	3,436

1 April 2022	3,436
Amounts credited to the statement of profit and loss and other comprehensive income	1,645
Exchange rate adjustment	(35)

31 March 2023	5,046

Deferred tax assets are attributable to the following:

	2023	2022
	$000	$000
Tax value of losses carried forward	1,471	1,697
Temporary timing differences	2,373	220
R&D tax credit	1,202	1,519

	5,046	3,436

The R&D tax credit relates to amounts claimed but not yet realised within the United States.

Notes (continued)

14 Deferred tax assets and liabilities (continued)

	2023	2022
	$000	$000
Fixed Assets	(1,558)	(1,351)
Intangibles	1,880	1,579
R&D	194	(2,126)
Other	1,857	2,118

	2,373	220

The temporary timing differences relate to capital allowances on tangible fixed assets, movements on other non-current assets and liabilities including right of use assets, lease liabilities and intangibles and movements on current assets and liabilities including payroll accruals and other expenses.

The above deferred tax assets are recognised as management consider it probable that future taxable profits will be available against which the assets can be utilised.

Movements in deferred tax liabilities.

$000
1 April 2021	197
Other amounts charged to the statement of profit and loss and other comprehensive income	583

31 March 2022	780

1 April 2022	780
Other amounts charged to the statement of profit and loss and other comprehensive income	334

31 March 2023	1,114

Deferred tax liabilities are attributable to the following:

	2023	2022
	$000	$000
Short term timing differences	1,114	780

The Group also had an additional unrecognised deferred tax asset of $4,356,000 (2022: $2,613,000) in respect of unutilised tax losses and tax depreciation. This asset has not been recognised due to uncertainty relating to the utilisation of those tax assets in the UK and Germany and utilisation restrictions in the US as a result of 382 NOL limitations.

Deferred tax assets not recognised in the accounts comprise:

	2023	2022
	$000	$000
Tax losses	2,443	699
Restricted Use	1,913	1,913

Group deferred tax assets and liabilities are recognised at 25%, the rate of corporation tax substantively enacted at the balance sheet date.

Notes (continued)

15 Non-current assets — other receivables

	2023	2022
	$000	$000
Sub-lease asset	726	1,291
Rent deposit	105	107

	831	1,398

During the prior year the lease at Boston was sub-let creating a finance lease asset. Lease term is the same as the head lease ending in October 2025.

The rent deposit relates to the Vilnius property, with a deposit paid for the lease period to September 2024.

16 Inventories

	2023	2022
	$000	$000
Raw materials and consumables	3,518	2,945
Work in progress	1,998	1,562
Finished goods	3,893	3,260

Total (net of inventory provision)	9,409	7,767

The value of the inventory provision is $1,997,000 (2022: $2,338,000). Raw materials, consumables and changes in finished goods and work in progress recognised as cost of sales in the year amounted to $14,827,000 (2022: $11,994,000). The amount of the write-down of inventories recognised as an expense in the period was $354,000 (2022: $75,000). The amount of the reversal of write-down recognised as a reduction in the amount recognised as an expense in the period was $nil (2022: $164,000). This was in relation to stock that was sold which had previously been fully provided for.

17 Trade and other receivables

	2023	2022
	$000	$000
Trade receivables (net of ECL provision)	18,319	21,094
Other receivables and prepayments	4,065	4,214
Employee Retention Credit receivable	5,235	—

	27,624	25,308

The Employee Retention Credit is explained in note 6. The balance was outstanding at 31 March 2023.

The ECL for trade receivables is $347,000 (2022: $782,000) and covered in note 26 (a).

18 Cash and cash equivalents

	2023	2022
	$000	$000
Bank balances	10,131	17,653

Notes (continued)

19 Interest-bearing loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, which are measured at amortised cost. For more information about the Group’s exposure to interest rate and foreign currency risk, see note 25.

	Group
	2023	2022
	$000	$000
Current liabilities
Principal Loan	1,400	—

	1,400	—

	Group 2023	Group 2023
	$000	$000
Non-current liabilities
Secured bank loans	37,785	37,785

	37,785	37,785

The Principal Loan relates to a short-term loan provided by Investcorp Funding Limited. The loan agreement with Investcorp Funding Limited carries an interest rate calculated as the Secured Overnight Financing Rate (SOFR) plus 300 basis points per annum. No arrangement fee was charged in connection with the establishment of this loan facility.

Terms and debt repayment schedule

Group	Currency	Nominal interest rate	Covenant Test Ratio	Year of maturity	Face value 2023 $000	Carrying amount 2023 $000	Face value 2022 $000	Carrying amount 2022 $000
HSBC/Lloyds/PDL Loan	US Dollar	8.17%	3.8:1	2027	40,000	37,785	—	—
HSBC Loan	US Dollar	3.74%	2.75:1	2026	—	—	35,000	34,532

In April 2022 the Group refinanced its facilities and entered into a new term loan facility of $40m through a senior facilities agreement with HSBC UK Bank Plc, Lloyds Bank Plc and PDL Europe Holdings LP.

The split of the face value of the facilities is as follows:

Group	2023 $000	2022 $000
HSBC UK Bank Plc	20,000	35,000
Lloyds Bank Plc	10,000	—
PDL Europe Holdings LP	10,000	—
Total	40,000	35,000

Notes (continued)

19 Interest-bearing loans and borrowings (continued)

The previous loan of $35,000,000 was effectively repaid to HSBC as part of the refinancing exercise and new Term Loan facilities entered into as above with the three providers. As part of the arrangements for receiving the funds the repayment of the prior year loan and issuance of the new facilities were arranged between the banks and the Group were to receive the net balance of $5,000,000. Arrangement fees of $2,295,000 were deducted from the receipt and the Group received the amount of $2,705,000 in cash receipt. The new and prior year facilities are secured on the Group’s assets. Carrying amounts shown above are net of prepaid advisor fees of $2,215,000 (2022: $468,000).

The new US Dollar loan principal balance is repayable in full in April 2027. Current interest rates are variable. Interest expense on the new Term facility during the year was $2,625,000 (2022: $nil) and on the repaid loan was a credit of $26,000 (2022: $1,120,000) This expense is included within finance expenses in note 9. As part of the new facilities the revolving credit facility was increased from $1,000,000 (as at 31 March 2022) to $5,000,000 (as at 31 March 2023). Part of the revolving credit facility—$2,430,000 (2022: $nil) – was utilised to provide bonds, guarantees and credit card lines. Interest payable on this was $591,000 (2022: $8,000).

In addition, a committed additional $40m capex/acquisition facility was made available to the company as part of the refinancing in April 2022. This remained unutilised at 31 March 2023.

On the 28 February 2023, the Group entered into an amended and restated agreement relating to the senior facilities agreement which made available to the Group a further $28,750,000 and £20,833,333 incremental facility in addition to those referred to above. These facilities were not utilised at 31 March 2023.

The value of undrawn facilities at the year-end is as follows:

	2023 $’000	2022 $’000
Capex/Acquisition facility	40,000	—
RCF	2,570	1,000

Total	42,570	1,000

The Covenant Ratio calculation is consistent under both facilities and is an adjusted leverage ratio of Total Debt on the last day of a measurement period to Adjusted EBITDA for the measurement period. Measurement periods are typically on a quarterly basis. The group has complied with these covenants throughout the reporting period. As at 31 March 2023, the covenant ratio was 2.24:1 (1.39:1 as at 31 March 2022).

20 Leases

This note provides information about the contractual terms of the Group’s lease liabilities which are measured at amortised cost and right of use assets.

	2023	2022
	$000	$000
Non-current liabilities	3,060	6,208
Current liabilities	3,480	3,515

Total Lease Liabilities	6,540	9,723

Notes (continued)

20 Leases (continued)

Terms and debt repayment schedule

	Currency	Nominal interest rate	Year of maturity	Face value 2023 $000	Carrying amount 2023 $000	Face value 2022 $000	Carrying amount 2022 $000
Lease liabilities	Various	Various	Various	6,540	6,540	9,723	9,723

	Less than one year	One to two years	Two to three years	Three to four years	Four to five years	More than five years
	$000	$000	$000	$000	$000	$000
31 March 2023
Lease payments	3,631	2,470	390	167	111	—
Finance charges	(151)	(56)	(14)	(7)	(1)	—
Net present value	3,480	2,414	376	160	110	—

31 March 2022
Lease payments	3,760	3,411	2,267	460	178	118
Finance charges	(255)	(142)	(53)	(14)	(6)	(1)
Net present value	3,505	3,269	2,214	446	172	117

Total cash outflow for leases for the year ended 31 March 2023 was $3,716,000 (2022: $3,892,000)

Right of Use Assets

	2023	2022
	$000	$000
Cost
Balance at 1 April	15,227	15,331
Additions	496	216
Disposals	(1,136)	—
Effect of movements in foreign exchange	(294)	(320)
Balance at 31 March	14,293	15,227

Accumulated Depreciation
Balance at 1 April	8,386	5,354
Depreciation charge for the year	2,730	3,160
Released on Disposal	(1,136)	—
Effect of movements in foreign exchange	(169)	(128)
Balance at 31 March	9,811	8,386
Net Book Value	4,482	6,841

Notes (continued)

20 Leases (continued)

The Group leases a number of assets including property and machinery. Information about leases for which the Group is a lessee is presented below.

Right of use assets	Property $000	Machinery $000	Total $000

2022
Cost at 31 March	15,101	126	15,227
Depreciation charge for the year	3,142	18	3,160

2023
Cost at 31 March	14,174	119	14,293
Depreciation charge for the year	2,717	16	2,733

Short term lease and leases of low value assets

The Group has elected not to recognise right of use assets and lease liabilities for short-term leases of machinery that have a lease term of 12 months or less and leases of low value assets. The Group recognised the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Amounts recognised in statement of profit or loss

	2023	2022
	$000	$000
Interest on lease liabilities	(375)	(353)
Expenses relating to short-term leases	(523)	(503)
Expenses relating to low-value assets, excluding short-term leases of low value assets	(21)	(20)
Depreciation on right of use assets	(2,730)	(3,160)

The Group sub-leases some property which is not utilised by the Group. The carrying value of the sub-lease assets is set out below:

	2023	2022
	$000	$000
Sub-lease asset at 1 April	1,825	1,240
New Sub-lease asset	—	925
Amounts received	(585)	(389)
Amount recognised in statement of profit or loss	47	49

Sub-lease asset at 31 March	1,287	1,825

Notes (continued)

21 Provisions

Group	Dilapidations	Legal costs	Total
	$000	$000	$000
Balance at 1 April 2021	1,406	493	1,899
Additional provisions	—	350	350
Provisions released during the year	—	—	—
Provisions used during the year	—	(163)	(163)
Exchange movements	(53)	(11)	(64)

Balance at 31 March 2022	1,353	669	2,022

Non-current	1,353	—	1,353
Current	—	669	669

	1,353	669	2,022

Balance at 1 April 2022	1,353	669	669
Provisions released during the year	(247)	(126)	(373)
Provisions used during the year	—	(39)	(39)
Exchange movements	(67)	(14)	(81)

Balance at 31 March 2023	1,039	490	1,529

Non-current	1,039	—	1,039
Current	—	490	490

	1,039	490	1,529

Dilapidation costs

The provision for dilapidation costs represents management’s best estimate at the year end of the amounts payable to the landlords at the time the Group exits its leasehold property. Uncertainty exists as to both the amount and the timing of these payments, which will not be resolved until the decision has been taken to exit a lease and the amount of dilapidations agreed with the landlord.

Legal costs

The Group is involved in a small number of lawsuits or potential lawsuits incidental to its operations. The provision for legal costs is associated with these disputes. Both the amount and the timing of payments made in relation to such disputes is uncertain. The provision at the year-end represents management’s best estimate of the amounts payable to settle the disputes, and the legal costs of reaching such settlements, which is arrived at after consultation with the Group’s legal advisors.

22 Trade and other payables

	Group
	2023	2022
	$000	$000
Trade payables	12,481	11,742
Balance due to related parties	74	412
Non-trade payables and accrued expenses	14,564	15,254

	27,119	27,408

The Directors consider that the carrying amounts for trade and other payables and accrued expenses approximate to their fair value.

Notes (continued)

23 Capital and reserves

Share capital

	2023	2022
	$000	$000
Allotted, called up and fully paid
1,000,000 (2022: 1,000) ordinary shares of £0.001 (2022: £1.00) each	2	2

On 19th April 2023 the Company effected a share split to divide its authorised share capital from 25,000 ordinary shares of £1 par value each to 25,000,000 shares of £0.001 par value each. The issued share capital was divided from 1,000 ordinary shares of £1 par value each into 1,000,000 shares of £0.001 par value each. There is no change to the value of the share capital as a result of this change.

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

Share premium

Proceeds received in addition to the nominal value of the shares issued in prior years has been included in share premium.

Merger reserve

The merger reserve of $11,052,000 (2022: $11,052,000) arose as a result of a Group reorganisation in prior years.

Translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations, as well as from the translation of goodwill relating to the Company’s investment in foreign subsidiaries.

Dividends

During the year, dividends of $1,400,000 (2022: $5,033,000) were paid to the Principal.

Notes (continued)

24 Earnings per share disclosures

Reconciliations of earnings used in calculating earnings per share

	2023	2022
Basic and diluted earnings per share	$000	$000
(Loss)/Profit attributable to the ordinary equity holders of the company used in calculating basic earnings per share	(3,387)	2,536
Weighted average number of shares used as the denominator
Weighted average number of ordinary shares used as the denominator in calculating basic earnings per share	1,000,000	1,000,000
Adjustments for calculation of diluted earnings per share:
Options	—	—

Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating diluted earnings per share	1,000,000	1,000,000

25 Employee benefits

Defined contribution plans

The Group operates a number of defined contribution pension plans. The total expense relating to these plans in the current year was $1,651,000 (2022: $1,500,000).

Share-based payments

Orca Executive Share Option Scheme 2015 (varied in 2021)

The Company adopted a management incentive scheme at the Orca Bidco Limited level, the Orca Executive Option Scheme 2015 (ESOS), in November 2015, which was varied in 2021. Under the ESOS, the Bidco grants options (Options) to the management team and Directors whereby they are entitled to acquire, at a specified price per Ordinary Share, up to the number of Ordinary Shares set out in their award.

Following a variation on certain conditions in 2021, the Options will vest, on a fixed quantity of Ordinary Shares under option, on a time basis or on a qualifying change of control (the ‘Option A’) and, as to another fixed quantity of the Shares under option, if a qualifying change of control occurs (the ‘Option B’).

In addition, if there is a qualifying change of control of the Company the scheme accelerates, and the Option A and the Option B Options will (to the extent that they have not already vested) vest.

In February 2023 granted options to certain management and Directors whereby they are entitled to acquire, at a specified price per Ordinary Share, up to the number of Ordinary Shares set out in their award.

The Options will vest only on a qualifying change of control.

Notes (continued)

25 Employee benefits (continued)

Share-based payments (continued)

All awards are settled by physical delivery of shares:

Name of scheme	Date of grant	Number of Instruments	Exercise price	Contractual life of options
Orca Executive Share Option Scheme	Dec 15	11,915,000	38p	4 years
Orca Executive Share Option Scheme	Feb 16	1,063,151	38p	4 years
Orca Executive Share Option Scheme	Nov 16	1,038,142	38p	4 years
Orca Executive Share Option Scheme	Nov 17	682,507	55p	4 years
Orca Executive Share Option Scheme	Sep 18	687,502	55p	4 years
Orca Executive Share Option Scheme	Jan 21	6,350,000	55p	4 years
Orca Executive Share Option Scheme	Apr 21	500,000	55p	4 years
Orca Executive Share Option Scheme	Jan 22	500,000	55p	4 years
Orca Executive Share Option Scheme	Oct 22	350,000	55p	4 years
Orca Executive Share Option Scheme	Feb 23	1,150,000	55p	n/a

The number and weighted average exercise prices of share options are as follows:

	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	2023	2023	2022	2022
Outstanding at 1 April	51p	9,660,053	49p	10,039,449
Granted during the year	55p	1,500,000	55p	1,000,000
Lapsed during the year	51p	(437,502)	43p	(1,379,396)
Exercised during the year	—	—	—	—

Outstanding at 31 March	51p	10,722,551	51p	9,660,053

Exercisable at 31 March	39p	1,471,593	39p	1,330,027

The fair value of services received in return for share options granted are measured by reference to the fair value of share options granted. The fair value of employee share options is measured using a binomial lattice model for the time-based options.

The amounts charged to the consolidated statement of profit and loss and other comprehensive income relating to share based compensation were as follows:

	2023	2022
	$000	$000
ESOS option awards December 2015	9	(31)
ESOS option awards February 2016	(2)	(2)
ESOS option awards November 2016	(4)	(39)
ESOS option awards November 2017	1	5
ESOS option awards September 2020	—	(2)
ESOS option awards January 2021	147	218
ESOS option awards April 2021	11	—
ESOS option awards January 2022	5	—
ESOS option awards October 2022	4	—
ESOS option awards February 2023	1	—
Prior adjustments to options charges	155	—

	327	149

Notes (continued)

26 Financial instruments

Capital Management

The Group’s capital management objectives are to ensure the Group’s ability to continue as a going concern and to ensure it can satisfy the terms of the debt facilities in place. Management assesses the Group’s capital requirements in order to maintain an efficient overall financing structure to enable the group to satisfy its working capital requirements, debt financing requirements and to fund any acquisitions.

Risks

Exposure to credit, interest and currency risks arise in the normal course of the Group’s business.

The entire Group’s surplus cash is invested as cash placed on deposit.

The Group’s treasury policy has as its principal objective the achievement of the maximum interest rate on cash balances whilst maintaining an acceptable level of risk. Other than mentioned below there are no financial instruments, derivatives or commodity contracts used.

Financial Assets and Liabilities	Amortised cost	FVTPL	Total carrying value
	$000	$000	$000
Financial assets
Trade receivables	21,094	—	21,094
Cash and cash equivalents	17,653	—	17,653

Balance at 31 March 2022	38,747	—	38,747

Financial liabilities
Interest-bearing loans and borrowings	(34,532)	—	(34,532)
Lease liabilities	(9,723)	—	(9,723)
Trade and other payables	(27,408)	—	(27,408)

Balance at 31 March 2022	(71,663)	—	(71,663)

Financial assets
Trade receivables	18,319	—	18,319
Derivative financial instrument	—	25	25
Cash and cash equivalents	10,131	—	10,131

Balance at 31 March 2023	28,450	25	28,475

Notes (continued)

26 Financial instruments (continued)

Financial Assets and Liabilities	Amortised cost	FVTPL	Total carrying value
	$000	$000	$000
Financial liabilities
Interest-bearing loans and borrowings	(39,185)	—	(39,185)
Lease liabilities	(6,540)	—	(6,540)
Trade and other payables	(27,119)	—	(27,119)

Balance at 31 March 2023	(72,844)	—	(72,844)

The Group’s main financial assets comprise cash and cash equivalents and trade receivables arising from the Group’s activities.

Derivative financial instruments represent forward contracts that were entered into during the period to mitigate against foreign currency risk relating to the conversion of GBP and USD to DKK. The derivative financial instruments are accounted for at fair value through statement of profit and loss.

As at 31 March 2023 the Group had loans of $40,000,000 (2022: $35,000,000). Details of terms and repayments are given in note 19.

The Group also had a Principal Loan of $1,400,000 (2022: $nil). Details of terms and repayments are given in note 19.

Other than the loans and lease liabilities noted above and trade and other payables, the Group had no financial liabilities within the scope of IFRS 9 as at 31 March 2023.

26 (a) Credit risk

Credit risk is the risk that a counterparty fails to discharge an obligation to the Group. The Group is exposed to credit risk from financial assets including cash and cash equivalents held at banks, trade and other receivables.

The credit risk in respect of cash balances held with banks and deposits with banks are managed through accounts and transactions are only with major reputable financial institutions.

The credit risk in respect of trade receivables is managed by taking credit references, requesting payment in advance should this be considered necessary and getting a letter of credit where deemed appropriate. Trade receivables consist of a large number of customers in various industries and geographical areas.

The ageing of trade receivables at the balance sheet date was:

		2023			2022
	Expected credit loss rate	Gross	Expected credit loss	Expected credit loss rate	Gross	Expected credit loss
	%	$000	$000%		$000	$000
Not past due	1%	14,670	(172)	1%	13,573	(172)
Past due (0 to 30 days)	1%	2,517	(15)	1%	2,526	(34)
Past due (31 to 120 days)	5%	855	(46)	1%	4,020	(35)
More than 120 days	18%	623	(114)	31%	1,757	(541)

		18,665	(347)		21,876	(782)

Notes (continued)

26 Financial instruments (continued)

26 (a) Credit risk (continued)

The Group applies the IFRS 9 simplified model of recognising lifetime expected credit losses for all trade receivables as these items do not have a significant financing component.

In measuring the expected credit losses, the trade receivables have been assessed on a collective basis as they possess shared credit risk characteristics. They have been grouped based on the days past due and also according to the geographical location of subsidiary trading entities.

The expected loss rates are based on the payment profile for sales over the past 12 months before 31 March 2023 and 31 March 2022 respectively as well as the corresponding historical credit losses during that period and a forward looking assessment of the potential credit risks.

Trade receivables are written off (i.e., derecognised) when there is no reasonable expectation of recovery. Failure to engage with the Group on alternative payment arrangement amongst others is considered indicators of no reasonable expectation of recovery. Management assess the necessity for impairment on an item-by-item basis. Management incorporates, amongst other criteria, their knowledge and understanding of the business along with the age of the item.

The movement in the ECL provision in respect of trade receivables during the year was as follows:

	2023	2022
	$000	$000
Balance at 1 April	782	601
Loss allowance recognised in year	135	161
Loss allowance unused and reversed in year	(282)	35
Balances written off	(277)	—
Foreign exchange movements	(11)	(15)

Balance at 31 March	347	782

The impairment provision in respect of trade receivables is used to record impairment losses unless the Group is satisfied that no recovery of the amount is possible.

Notes (continued)

26 Financial instruments (continued)

26 (b) Market risk – Foreign currency risk

The Group’s exposure to foreign currency risk is as follows. This is based on the carrying amount for monetary financial instruments.

	Sterling	Euro	US Dollar	Other	Total
	$000	$000	$000	$000	$000
Balance at 31 March 2023
Cash and cash equivalents	481	997	7,833	820	10,131
Trade receivables	733	3,317	13,818	451	18,319
Secured bank loans	—	—	(37,785)	—	(37,785)
Principal Loan	—	—	(1,400)	—	(1,400)
Lease liabilities	(1,891)	(625)	(3,859)	(165)	(6,540)
Trade payables	(2,641)	(1,361)	(7,597)	(882)	(12,481)

	(3,318)	2,328	(28,990)	224	(29,756)

Balance at 31 March 2022
Cash and cash equivalents	646	525	15,821	661	17,653
Trade receivables	1,171	3,341	15,505	1,077	21,094
Secured bank loans	—	—	(34,532)	—	(34,532)
Lease liabilities	(2,217)	(1,054)	(6,007)	(445)	(9,723)
Trade payables	(3,579)	(724)	(6,368)	(1,071)	(11,742)

	(3,979)	2,088	(15,581)	222	(17,250)

The significant exchange rates applied during the year are shown below.

	Average		Closing
	2023	2022	2023	2022
£/US$	0.73	0.73	0.76	0.76
€/US$	0.86	0.86	0.90	0.90
Hong Kong$/US$	7.79	7.79	7.83	7.83

Sensitivity analysis

The difference between the average and closing exchange rates, particularly in the sterling and euro is such that if the results for the year ended 31 March 2023 were translated at the closing rates rather than the average rate, revenue would be increased by $646,000 (2022: decreased by $1,161,000) and operating profit decreased by $22,000 (2022: increased by $181,000).

The Group’s functional currency is US Dollar, a 5% appreciation of the US Dollar vs Sterling would result in an increase in revenue of $1,172,000 (2022: $1,094,000) and an increase in operating profit of $38,000 (2022: $66,000).

Notes (continued)

26 Financial instruments (continued)

26 (c) Market risk – Interest rate risk

In respect of interest-earning financial assets and liabilities the following table indicates their effective rate at the balance sheet date.

	2023		2022
	Effective interest rate	$000	Effective interest rate	$000
Bank balances	0.14%	10,131	0.36%	17,653
HSBC US Dollar Loan	7.97%	40,000	3.16%	35,000
Lease liabilities	3%-7%	6,540	3%-7%	9,723

Sensitivity analysis

A 1% increase in the interest of the secured bank loans would result in a decrease in profit of $400,000 (2022: $350,000).

26 (d) Liquidity risk

Liquidity risk is that the Group might be unable to meet its obligations. The Group manages its liquidity needs by monitoring scheduled interest payments on its Term loan facilities as well as forecasted cash inflows and outflows due in day-to-day operational business. The data used for analysing these cash flows is consistent with that used in the contractual maturity analysis below and other working capital assumptions.

Liquidity needs are monitored in various time bands, on a day-to-day and week-to-week basis, as well as on the basis of a rolling 13-week basis. Net cash requirements are compared to available facilities and working capital assumptions in order to determine excess or any shortfalls. This analysis shows that available facilities are expected to be sufficient over the lookout period.

The Group’s objective is to maintain cash to meet its liquidity requirements on an ongoing basis. This objective was met for the reporting period.

The Group considers expected cash flows from financial assets in assessing and managing liquidity risk, in particular its cash resources and trade receivables. The Group’s existing cash resources and trade receivables exceeds the current cash outflow requirements (less than one year in the table below).

Notes (continued)

26 Financial instruments (continued)

26 (d) Liquidity risk (continued)

The table below shows the contractual cashflows of the Group’s financial instruments.

31 March 2023	Carrying amount	Contractual cashflows	Less than one year	One to two years	Two to five years	More than five years
	$000	$000	$000	$000	$000	$000
Secured bank loans	(37,785)	(52,266)	(3,268)	(3,268)	(45,730)	—
Principal Loan	(1,400)	(1,400)	(1,400)	—	—	—
Lease liabilities	(6,540)	(6,823)	(3,631)	(2,470)	(722)	—
Trade payables	(12,481)	(12,481)	(12,481)	—	—	—

31 March 2022	Carrying amount	Contractual cashflows	Less than one year	One to two years	Two to five years	More than five years
	$000	$000	$000	$000	$000	$000
Secured bank loans	(34,532)	(39,205)	(1,120)	(1,120)	(36,965)	—
Lease liabilities	(9,723)	(10,184)	(3,761)	(3,410)	(2,896)	(117)
Trade payables	(11,742)	(11,741)	(11,741)	—	—	—

27 Commitments

Capital commitments

At the end of the year capital commitments were:

	2023	2022
	$000	$000
Contracted for but not provided in the accounts	437	1,269

Capital commitments relate primarily to orders placed for plant and machinery.

Off-balance sheet arrangements

There are no parties with whom the Group or the Company has contractual or other arrangements that are considered material to the Group or Company’s financial position other than those arrangements disclosed in the financial statements.

28 Contingencies

As at 31 March 2023 the Group had contingent liabilities in respect of bank and contractual performance guarantees in respect of bid and tender requirements which are covered as part of our revolving credit facility utilisation (note 19) and other matters arising in the ordinary course of business entered into for or on behalf of certain subsidiary undertakings. It is not expected that any material liability will arise in respect thereof.

29 Related parties

Identity of related parties with which the Group has transacted

The Group has a related party relationship with its subsidiaries, joint ventures and its directors.

Notes (continued)

29 Related parties (continued)

Transactions with affiliate companies

From time to time, OpSec purchases IT services consisting of web hosting and software products from Calligo Limited (“Calligo”). Calligo is an affiliate company of Orca Holdings Limited. OpSec’s majority shareholder is ITSF, an affiliate of Investcorp Holdings B.S.C.(c). Fees paid to Calligo Limited by OpSec totalled $927,000 in the year ended March 31, 2023. For the year ended March 31, 2022, fees paid to Calligo Limited by OpSec totalled $60,000. The balance due to Calligo at the end of March 23 was $74,000 (2022: $117,000). This is included as the balance due to related parties within trade and other payables. For the year ended 31 March 2022 the Group’s outstanding balance for management fees due to related companies was $295,000. Fees charged to this account in the year ended 31 March 2022 were $5,000. This balance was waived in the year ended 31 March 2023.

Transactions with subsidiaries and joint ventures—Group

Transactions between the Company’s subsidiaries, which are related parties, have been eliminated on consolidation and are therefore not disclosed.

30 Ultimate parent company and parent company of larger group

The Company is an entity controlled by Investcorp Technology Secondary Fund 2018, L.P. and Mill Reef Capital Fund ScS, both of which are established in the Cayman Islands and Luxembourg, respectively.

31 Post balance sheet event

Refinancing

On 4 April 2023, the capex/acquisition facility and incremental facilities referred to in note 19 were utilised bringing the total borrowings to $134,517,000 (using year end exchange rates) with variable interest rates.

Foreign currency and interest rate swaps

The Group entered into interest rate and foreign currency swap contracts in May 2023 to remove the variability of any interest rate movements in favour of or against the Group. The outcome of which is to fix Group interest rates on its banking facilities to a weighted average of 8.7% for 3 years.

Acquisition of Zacco AS Subsequent to Year-End

On 17 April 2023, the Group acquired 99.9724% of the shares of Zacco AS (“Zacco”) followed by acquisition of the remaining 0.276% of the shares held by minority shareholders on 26 May 2023 pursuant to a statutory redemption process such that as of that date 100% of the issued and outstanding securities of Zacco is held by the Group.

The consideration paid for the Zacco acquisition consist of DKK 660 million (equivalent to $95 million using the closing rate 31 March 2023) in cash and an aggregate of 2,182,420 shares of Orca Midco at a price of $1.82 per share pursuant to share purchase agreement (“SPA”) dated 1 March 2023, subject to an adjustment for net debt and working capital. Within the SPA there were a number of conditions that had to be satisfied prior to completion of the acquisition. These were not completed until 17 April 2023, the date of acquisition.

Notes (continued)

31 Post balance sheet event (continued)

Orca Midco was incorporated on 17 February 2023 and is a wholly owned subsidiary of Orca Holdings Limited at 31 March 2023. Shares in Orca Midco were issued after 31 March 2023 as part of the acquisition consideration of Zacco. This will be shown as part of the purchase consideration when the purchase price allocation for the acquisition has been finalised.

Zacco offers a suite of products and services designed to help its customers identify and protect all of their intellectual property and other intangible assets. Zacco’s service offering primarily provides customers with advice and regulatory approvals at the creation of intellectual property, this is an extension of the Group’s existing intellectual property portfolio. The Group incurred $2.25 million of related acquisition costs in the financial year ended 31 March 2023 which are reflected in administrative expenses in the consolidated statement of profit or loss. The acquisition qualifies as a business combination under IFRS 3—Business Combinations and will be accounted for using the acquisition method of accounting.

As at the authorisation date of these consolidated financial statements, the initial accounting for the acquisition has not been fully completed. However, provisional values have been determined and ss a result, the Group sets out below the provisional amounts that would be recognized as of the acquisition date for the major classes of assets acquired and liabilities assumed, pre-acquisition contingencies, identifiable intangible assets such as trademarks or customer relationships, and goodwill.

The following fair values have been determined on a provisional basis

Recognised values on acquisition
$000
Acquiree’s net assets at the acquisition date:
Right of Use Assets	7,154
Intangible assets	2,720
Other non-current assets	2,391
Trade and other receivables	23,377
Contract assets	5,383
Cash and cash equivalents	13,760
Lease liabilities	(8,311)
Trade and other payables	(14,305)
Contract Liabilities	(1,417)

Net identifiable assets and liabilities	30,752

Consideration paid:
Initial cash consideration relating to business combination	105,989
Equity instruments issued	3,972

Total consideration	109,961
NCI	687

Intangible Assets
Trademarks	9,735
Customer Relationships	50,191
Deferred Tax Liabilities	(13,244)
Goodwill	33,214

Notes (continued)

31 Post balance sheet event (continued)

Business Combination Agreement

On 25 April 2023, the Group and Investcorp Europe Acquisition Corp I (“IVC Europe”), a special purpose acquisition company, entered into the Business Combination Agreement. Pursuant to the terms, and subject to the conditions, contained in the Business Combination Agreement. The transaction is expected to close before 31 December 2023, subject to the approval of IVC Europe’s stockholders and other customary closing conditions, including applicable regulatory approvals. If the transaction is consummated, the combined company will operate as the Group and plans to trade on the Nasdaq Stock Market. It is too early in the process to estimate the potential financial effect that this combination will have on the Group.

On 28 September 2023, Orca Holdings Limited, entered into a loan agreement with Investcorp Funding Limited (“IFL”), following which the Group received loan proceeds from IFL amounting to $10.0 million. The loan will be repaid to IFL by OpSec Holdings, a Cayman Islands company recently incorporated in connection with the proposed transactions pursuant to the Business Combination Agreement, at a date to be determined by IFL using a portion of proceeds received by OpSec Holdings following the proposed transactions.

Acquisition of Global Trim Sales LLC subsequent to Year-End

On 10 October 2023, the Group acquired 100% of the shares of Global Trim Sales LLC, (“GTS”).

The consideration paid for the GTS acquisition consists of $8,000,000 in cash plus earn-out payments dependant on achievement of certain performance targets through to the end of calendar year 2026.

The acquisition was funded using the proceeds of a loan the Group obtained from a related party, Investcorp Funding Limited”) of $10,000,000 in September 2023. The loan’s interest rate is 4.5% plus an agreed funding rate and the loan is repayable either on written demand from Investcorp Funding Limited or an agreed date between Investcorp Funding Limited and the Group.

GTS is a provider of trim and hardware products such as woven labels, printed labels, hangtags and patches with its main customers being from the apparel industry. This is an extension of the Group’s existing brand protection business. The acquisition qualifies as a business combination under IFRS 3—Business Combinations and will be accounted for using the acquisition method of accounting. As at the authorisation date of these consolidated financial statements, the initial accounting for the acquisition has not been completed. As a result, the Group is unable to provide the amounts recognized as of the acquisition date for the major classes of assets acquired and liabilities assumed, pre-acquisition contingencies, identifiable intangible assets such as trademarks or customer relationships, and goodwill.

Adjustment to authorised share capital

On 19th April 2023 the Company effected a share split of its authorised share capital from 25,000 ordinary shares of £1 par value each to 25,000,000 shares of £0.001 par value each. The issued share capital was divided from 1,000 ordinary shares of £1 par value each into 1,000,000 shares of £0.001 par value each. There is no change to the value of the share capital as a result of this change.

Changes to segmental reporting

With effect from 1 April 2023, the Group integrated the existing online and authentication operating segments into one operating segment, OpSec Solutions. In addition, following the Zacco acquisition, the Zacco’s results of operations are presented in a separate operating segment, Zacco Solutions. The new segmental structure is consistent with how the chief operating decision maker reviews financial information for purposes of making operating decisions, allocating resources and evaluating financial performance.

Independent Auditors’ Report

To the shareholders and Board of Directors of

Zacco A/S:

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Zacco A/S and its subsidiaries (the Group), which comprise the consolidated statement of financial position as of December 31, 2022 and 2021, and the related consolidated statement of profit and loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Niklas R. Filipsen

Copenhagen, 6 October 2023

KPMG

Statsautoriseret Revisionspartnerselskab

CVR no. 25 57 81 98

Consolidated statement of profit and loss and other comprehensive income

	Note	2022	2021
		DKK ‘000	DKK ‘000
Revenue	4	679,981	631,586
Other expenses	5	-315,580	-280,441
Work performed by the entity and capitalized		5,798	12,279
Staff costs	6	-297,300	-304,754
Other operating income		907	1,911
Other operating expenses		-1,596	-1,111
Amortization and depreciation	7	-31,305	-31,482

Result before financial income and expenses		40,905	27,988
Financial income	8	18,899	8,843
Financial expenses	8	-22,622	-13,312

Result before tax		37,182	23,519
Tax on profit for the year	9	-8,634	-1,998

Profit for the year (Group share)		28.548	21,521

Non-controlling interests		—	-129

Profit for the year		28.548	21,392

	Note	2022	2021
		DKK ‘000	DKK ‘000
Profit for the year		28.548	21,521
Comprehensive income that may be reclassified to profit or loss
Translation adjustments		-6,811	-87

Total other comprehensive income		-6,811	-87

Total comprehensive income for the period		21,737	21,434

Consolidated statement of financial position

	Note	December 31, 2022	December 31, 2021	January 1, 2021
		DKK ‘000	DKK ‘000	DKK ‘000
Assets
Goodwill	10	3,778	3,778	3,778
Other intangible assets	11	20,992	23,200	13,558
Right-of-use assets	12	55,187	56,342	81,175
Property, plant and equipment	13	4,852	4,314	5,340
Other financial assets	14	5,680	6,361	3,267
Lease receivables	12	2,659	573	—
Deferred tax assets	9	4,607	8,167	5,140

Non-current assets		97,755	102,735	112,258

Current income tax	9	—	1,895	1,743
Lease receivables	12	3,304	573	—
Trade receivables	15	170,528	154,950	137,944
Contract assets	16	33,414	25,672	19,793
Prepayments	17	3,501	3,560	5,177
Other receivables	18	6,116	7,232	834
Cash and cash equivalent	19	72,530	63,817	97,322

Current assets		289,393	257,699	262,813

Assets		387,148	360,434	375,071

	Note	December 31, 2022	December 31, 2021	January 1, 2021
		DKK ‘000	DKK ‘000	DKK ‘000
Equity and liabilities
Share capital	20	57,302	55,731	55,637
Treasury Shares		-733	-853	-926
Retained earnings		148,450	123,357	101,180

Equity (Group share)		205,019	178,235	155,891
Non-controlling interests		—	-129	—

Equity		205,019	178,106	155,891

Long-term provisions	21	2,189	2,354	2,471
Long-term lease liabilities	12	43,178	39,306	57,897
Frozen holiday allowances		—	—	10,988
Deferred tax liabilities	9	4,483	5,145	2,983

Non-current liabilities		49,850	46,805	74,339

Income taxes	9	413	—	—
Short-term lease liabilities	12	20,990	17,771	19,991
Trade payables		33,422	33,773	25,362
Contract liabilities	16	12,466	11,379	9,530
Other payables	18	64,988	72,600	89,958

Current liabilities		132,279	135,523	144,841

Liabilities		182,129	182,328	219,180

Equity and liabilities		387,148	360,434	375,071

Consolidated statement of changes in equity

	Share capital	Other including Treasury Shares	Retained earnings	Group share	Non- controlling interests	Total Group
	DKK ‘000	DKK’000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Equity at 1 January 2021	55,637	-926	101,180	155,891	—	155,891

Profit of the year	—	—	21,521	21,521	-129	21,392
Other comprehensive income	—	—	-87	-87	—	-87

Total comprehensive income	—	—	21,434	21,434	-129	21,305

Capital increase	95	—	542	637	—	637
Share-based payments	—	—	201	201	—	201
Treasury shares	—	73	—	73	—	73

Transactions with owners	95	73	743	911	—	911

Equity at 31 December 2021	55,731	-853	123,357	178,235	-129	178,106

Profit of the year	—	—	28,548	28,548	—	28,548
Other comprehensive income	—	—	-6,811	-6,811	—	-6,811

Total comprehensive income	—	—	21,737	21,737	—	21,737

Capital increase	1,571	—	3,371	4,942	—	4,942
Treasury shares	—	120	—	120	—	120
Share-based payments	—	—	103	103	—	103
Changes in scope of consolidation	—	—	-129	-129	129	—

Transactions with owners	1,571	120	3,345	5,036	129	5,165

Other movements	—	—	10	10	—	10

Equity at 31 December 2022	57,302	-733	148,450	205,019	—	205,019

Consolidated cash flow statement

	Note	2022	2021
		DKK ‘000	DKK ‘000
Profit for the year		28,548	21,392
Share-based payments	6	103	201
Amortization and depreciation	7	31,305	31,482
Net finance costs	8	1,666	1,888
Tax on profit of the year	9	8,634	1,998
Other Adjustments		-1,752	814
Change in working capital	25	-27,156	-45,249

Cash flows from ordinary activities before net finance costs		41,348	12,526
Interests received*	8	543	349
Interests paid	8	-2,209	-2,237

Cash flows from ordinary activities		39,681	10,638
Paid Income taxes	9	-3,428	-3,013

Cash flows from operating activities		36,253	7,625

Purchase of other intangible assets, net	11	-5,798	-14,223
Purchase of property, plant and equipment, net	13	-2,940	-1,478
Acquisition of other investments	14	-1,813	-2,932
Proceeds from sale of investments	14	4,829	—
Other		-414	-34

Cash flows from investing activities		-6,136	-18,666

Treasury shares, net		-9	73
Transactions with non-controlling interests		-296	—
Capital increase	20	4,942	637
Repayment of lease liabilities, net	12	-18,857	-22,798
Deferred payments on business combinations		-14	-493

Cash flows from financing activities		-14,234	-22,581

+/- Effect of movements in foreign exchange rates on cash held		-7,170	116

Total change in cash and cash equivalents		8,713	-33,505

Cash and cash equivalents at 1 January		63,817	97,322
Cash and cash equivalents at 31 December		72,530	63,817

*	Interests received correspond to interests on lease receivables and interests on cash and bank deposits.

Note 1 – Information about the Group and key events

1.1	Company presenting the consolidated financial statements

Zacco A/S (the “Company”) is a company incorporated under the laws of Denmark and registered under number 26 00 05 56. The Company’s registered office is located at Arne Jacobsens Allé 15, 2300 Copenhagen (Denmark).

These consolidated financial statements comprise the Company and its subsidiaries (together referred to as “the Group”).

Zacco is an international IP consultancy firm handling more than 250,000 active IP rights. The Group provides diverse and class leading services within the extended IP field. The Group is the clear market leader in Scandinavia and is positioned amongst the three largest IP companies in Europe, providing services from 28 offices in Sweden, Denmark, Norway, Germany, the United Kingdom and India, and subcontracting to international IP firms through an extensive global network with 200 preferred agents in more than 120 countries.

Figures are presented in thousands of Danish Krones (DKK). Rounding to the nearest thousand Danish krone may, in some cases, lead to immaterial discrepancies in the totals and subtotals shown in the tables.

On April 17th, 2023, OpSec Security acquired 100% of the Group (99.97% on April 17th, 2023, followed by the acquisition of the remaining 0.03% of shares held by Minority shareholders on May 26, 2023) for 660 million Danish Krones. OpSec Security is the global leader in brand protection solutions and the combined business will offer full lifecycle IP and brand optimization, monetization, protection solutions to some of the world´s most recognized brands.

As OpSec Group and Investcorp Europe Acquisition Corp I (Nasdaq: IVCB) (“Investcorp Europe”), a special purpose acquisition company, announced they have entered into a definitive business combination agreement that would result in OpSec Group becoming a public company, Zacco has been required to prepare consolidated financial statements in accordance with International Financial Reporting Standards as adopted by IASB to be included in OpSec registration statement Form F-4.

Note 2 – Accounting principles

2.1	Basis of preparation

The consolidated financial statements of Zacco Group have been prepared in compliance with IFRS as issued by the International Accounting Standards Board (IASB) as of December 31, 2022.

The consolidated financial statements have been prepared in accordance with the IFRS general principles of fair presentation, going concern, accrual basis of accounting, consistency of presentation, materiality, and aggregation.

These financial statements, covering the years ended December 31, 2022 and December 31, 2021, are the Group’s first consolidated financial statements prepared in accordance with IFRS.

This single set of consolidated financial statements for two financial years corresponds to additional consolidated financial statements compared with the statutory consolidated financial statements for the years ended December 31, 2022, and December 31, 2021, prepared in accordance with the provisions of the Danish Financial Statements Act applying to large companies of reporting class C. Such statutory consolidated financial statements have been restated to reflect the correction of accounting errors related to capitalization of costs and bad debt provisions. Detailed information about the impact of correction is presented in note First Time adoption of IFRS under the paragraph “Correction of Accounting Error”.

2.2	Current standards and interpretations

As these are the first consolidated financial statements to be prepared in accordance with IFRS, IFRS 1 has been applied. For this purpose, the date of transition to IFRS has been set at January 1, 2021. The note “First-time adoption of IFRS” sets out the general principles and procedures for first-time adoption of IFRS, together with the main reversals and their impact on the opening statement of financial position as of January 1, 2021, and on the consolidated statement of financial positions and statements of profit or loss as of and for the years ended December 31, 2022, and December 31, 2021.

Standards, amendments and interpretations published by the IASB that are not yet mandatory

The IASB has issued a number of new or amended accounting standards and interpretations, effective after 31 December 2022. The approved, though not yet effective, standards and IFRICs will be applied as they become mandatory for the Group. Management does not expect the remaining new or amended standards and IFRICs to materially affect the coming financial years.

2.3 Consolidated methods

These consolidated financial statements include Zacco A/S (the “Company”) and its subsidiaries (together referred to as the “Group”).

Subsidiaries are entities controlled by the Group directly or indirectly. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

Intra-group balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated.

2.4 Foreign currency

These consolidated financial statements are presented in Danish krone, which is the Group’s functional currency.

Foreign operations

Items included in the financial statements of each Group entity are initially measured using the currency of the primary economic environment in which that entity operates, i.e., its “functional currency”.

The accounts of all Group entities whose functional currency differs from the Group’s presentation currency are translated into Danish krone as follows:

•	Assets and liabilities, including goodwill and fair value adjustments arising on acquisition, are translated into Danish krone at the exchange rate at the reporting date,

•

Income, expenses, and cash flows of foreign operations are translated in Danish krone at the average exchange rate for the period where this average rate approximates the exchange rate on the transaction date in the absence of significant fluctuations during the period.

Foreign currency differences are recognized in Other comprehensive income under Comprehensive income that may be reclassified to profit or loss and accumulated in translation reserve within equity, except to the extent that the translation difference is allocated to non-controlling interests.

When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to non-controlling interest.

Foreign currency transactions

Transactions denominated in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rate applicable on the transaction date.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction.

Foreign currency differences are recognized in the profit or loss for transactions related to operating items and within Other financial income and costs for transactions of a financial nature.

Exchange rates

The applicable exchange rates for the translation of the main foreign currencies used within the Group are as follows:

	Currency	Opening rate January 1, 2021	Closing rate December 31, 2021	Closing rate December 31, 2022	Average rate 2021	Average rate 2022
EUR	Euro	7.439	7.437	7.437	7.437	7.440
GBP	Great Britain Pound	8.238	8.860	8.385	8.649	8.728
INR	Indian Rupee	0.083	0.088	0.084	0.085	0.090
NOK	Norwegian Krone	0.705	0.746	0.707	0.732	0.737
SEK	Swedish Krone	0.740	0.726	0.669	0.733	0.700
USD	US Dollar	6.058	6.561	6.972	6.287	7.076

2.5 Use of judgments and estimates

The preparation of these financial statements in accordance with IFRS as adopted by IASB requires judgments, estimates and assumptions that affect the reported amount of revenue, expenses, assets and liabilities, and the accompanying note disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require adjustment to the carrying amount of assets or liabilities affected in future periods.

The assumptions and estimates that can materially influence the net worth, financial position and financial performance are explained below. In preparing these financial statements, management has made judgments and estimates that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

These financial statements include the following significant items whose carrying amounts depend substantially on judgments and the underlying assumptions and estimates:

Judgments

Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the financial statements is included in the following notes:

•

Note 12 – Determining the lease terms: whether the Group is reasonably certain to exercise extension options. The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group has several lease contracts that include extension and termination options. The Group applies judgment in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. The Group does not include optional periods as it is not reasonably certain that renewal option will be exercised, considering the further development of the Group, the evolution of the business model and integration of subsidiaries.

Assumptions and estimation uncertainties

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

•

Note 9 — Movements in Deferred Tax Balance. Availability of future taxable profit against which deductible temporary differences can be used as well as the future utilization of tax losses carried forward according to IAS 12. Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits.

•

Note 10 – Goodwill and impairment test of goodwill. The Group’s Management has conducted the tests on the basis of best expectations for future valuations of the businesses of the units concerned, taking into account the discount rate.

•

Note 11 — Other Intangible assets: key assumptions about underlying useful lives and future utilization of the assets value. The Group capitalizes costs for product development projects. Initial capitalization of costs is based on management’s judgment that technological and economic feasibility is confirmed. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of benefits. Regarding impairment considerations, impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The value in use calculation is based on a DCF model. The cash flows are derived from the budget for the next four years. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

•

Note 14 – Fair value measurement of Other Financial Assets. When the fair values of financial assets recorded in the consolidated statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using appropriate valuation techniques. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. Judgments include considerations of inputs such as credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments.

•

Note 21 — Provisions: The recognition and measurement of provisions are equally influenced by the assumptions made on the probability of occurrence, timing, discount factor applied if any, and absolute amount of the risk.

2.6 Consolidated statement of profit and loss presentation

Revenue

IFRS 15 establishes a model that applies to revenue from contracts with customers. Under IFRS 15, revenue is recognized to reflect the transfer of promised goods and services to customers at amounts that reflect the consideration to which an entity expects to be entitled in exchange for those goods and services.

Performance obligations

The principal service provided by the Group is where the customer contracts with the Group to ensure the proper registration of its IP, either as trademark or patent. There are a number of component steps involved in the delivery of this broader service including, but not limited to the determination of the appropriateness of IP registration, the engagement of third-party experts and local providers, the payment of the correct fees, on a timely basis, for the correct and accurate documentation associated with the IP registration, etc.

Pursuant to IFRS 15, the Group has determined that the above component steps are part of one single performance obligation which is the IP registration and do not constitute distinct performance obligations because the services are not separately identifiable from other promises in the contract, as the nature of the Group’s promise is to provide the registration of IP, to which the individual services are inputs.

The Group is also providing other distinct and straigtforward services to customers like IT license management, standalone consultancy or training services. These services are not interrelated to the general IP management and are therefore distinct performance obligations.

Transaction price and allocation

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer, excluding the amount collected on behalf of third parties.

The transaction price in each contract can easily be identified as the sum of the different components for the IP registration (or as the fixed fee for other performance obligations. A large portion of the Group’s pricing is based on billing customers per worked hour. External fees are considered fixed consideration and are charged to the customer with a mark-up. The transaction price in each contract can be identified as the fixed consideration or fixed rates multiplied with hours occurred.

The group has not identified in substance variable or contingent payment terms.

Some contracts contain a discount on the rates per grade. It’s very uncommon that external costs are discounted.

As the promise of IP registration is recognized as a single performance obligation, the transaction price is allocated based on the aggregate agreed price in each contract.

Revenue recognition period

The Group is recognizing the revenue for the IP registration on an input basis related to costs incurred (either internal based on hours spent by employees or external based on third-party services provided to Group) and is then recognized over time using time and material approach. For other performance obligations the revenue is recognized over time either based on the billable periods or internal hours spent.

Services rendered not yet invoiced or partially invoiced are presented on the statement of financial position as Contract assets. Services invoiced but not totally fulfilled are presented on the statement of financial position under Contract liabilities. Customer contract assets and liabilities are presented on a net basis for each individual contract. These items are described in more details in Note 16.

The normal credit term is 60 days.

Zacco generally requests advance payment of larger disbursements and always requests advance payment of fees and disbursements when our invoices have remained unpaid after one or more reminders, the performance of an assignment will exceed the client’s credit limit or the client’s credit status is negative.

Other expenses

Other expenses mainly comprise costs incurred to generate revenue for the year (official fees, agent fees etc.), out of pocket expenses paid by Danish and foreign employees and charges to public authorities, distribution costs and costs related to sales, sales campaigns, administration, office premises, operating leases. Other expenses also include development costs that do not meet capitalization criteria.

Staff costs

Staff costs comprise wages and salaries, including holiday allowance, pension and other social security costs, etc., to the Group’s employees, reduced by reimbursements from public authorities.

Share-based payments

Equity-settled share-based payments to employees are recognized at the fair value of the equity instruments at the date of grant. This fair value is recognized in the consolidated statement of profit or loss under the item “staff costs” on a straight-line basis over the vesting period, based on the Group’s estimate of the number of equity instruments expected to vest, with a corresponding direct entry to equity.

At each reporting date, the Group reviews its estimate of the number of equity instruments expected to vest. When appropriate, the impact of this revision is recognized in the consolidated statement of profit or loss under “staff costs” so that the cumulative expense reflects the revised estimate with a corresponding adjustment to the share-based employee benefits reserve. Employer contributions relating to the plans in place are recognized as an expense under the same item in the consolidated statement of profit or loss.

Financial income and expenses

Financial income and expenses mainly include interest expenses on lease liabilities and exchange adjustments on financial items.

Tax on profit for the year

The Company is subject to the Danish rules on compulsory joint taxation of the Group’s Danish subsidiaries. The subsidiaries are included in the joint taxation from the date when they are included in the consolidated financial statements and up to the date when they are excluded from the consolidation.

The Company is the administrative company for the joint taxation and accordingly settles all payments of corporation tax to the tax authorities.

On payment of joint taxation contributions, current Danish corporation tax is allocated between the jointly taxed entities in proportion to their taxable income. Entities with tax losses receive joint taxation contributions from entities that have used the losses to reduce their own taxable profit.

Tax for the year comprises current corporation tax for the year and changes in deferred tax, including changes in tax rates. The tax expense relating to the profit or loss for the year is recognized in the consolidated statement of profit or loss, and the tax expense relating to amounts directly recognized in equity is recognized directly in equity.

2.7 Consolidated statement of financial position presentation

Current and non-current classification

The Group presents assets and liabilities in the consolidated statement of financial position according to their current/non-current classification.

An asset is classified as current when it is:

•	expected to be realized or is intended to be sold or consumed in the normal operating cycle,

•	held primarily for trading purposes,

•	expected to be realized within twelve months of the reporting period,

Or

•	constitutes cash or cash equivalents, unless restricted from exchange or use to settle a liability for at least twelve months after the reporting period.

A liability is classified as current when it is:

•	expected to be settled within the normal operating cycle,

•	held primarily for trading purposes,

•	expected to be settled within twelve months after the reporting period,

Or

•	There is no unconditional right to defer settlement of the liability for at least twelve months after the reporting period.

All other assets and liabilities are classified as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

Intangible assets

Goodwill

Goodwill is measured as the excess of the cost of an acquisition over the Group’s interest in acquisition-date identifiable assets acquired less liabilities assumed. Goodwill is not amortized but is reviewed for impairment at least annually.

Research and development expenses

Expenses on research activities are recognized in the statement of profit and loss and other comprehensive income as an expense as incurred.

Expenses on development activities are capitalized if the product or process is technically and commercially feasible and the Group intends to and has the technical ability and sufficient resources to complete development, future economic benefits are probable and if the Group can measure reliably the expenses attributable to the intangible asset during its development.

This is recognized as Capitalized Development expenditure and is stated at cost less accumulated amortization and less accumulated impairment losses. Development activities involve a plan or design for the production of new or substantially improved products or processes. Other development expenses are recognized in statement of profit and loss as an expense as incurred.

Capitalized development costs are amortized on a straight-line basis over 3 years.

Property, plant and equipment

Property, plant and machinery and fixtures and fittings, tools and equipment are measured at cost less accumulated depreciation and impairment losses.

Cost comprises the purchase price and any costs directly attributable to the acquisition until the date on which the asset is available for use. Where individual components of an item of property, plant and equipment have different useful lives, they are accounted for as separate items, which are depreciated separately.

The basis of depreciation is cost less any projected residual value after the end of the useful life. Depreciation is provided on a straight-line basis over the estimated useful life. The estimated useful lives are as follows:

Right-of-use assets	term of lease (2 to 6 years)
Fixtures, fittings and equipment	3-5 years
Computer, hardware and software	3 years
Leasehold improvements	5 years

The useful life and residual value are reassessed annually. Changes are treated as accounting estimates, and the effect on depreciation is recognized prospectively.

Gains and losses related to the sale of Property, plant and equipment are recognized in the consolidated statement of profit or loss, under other operating income (gains) or other operating expenses (losses).

Leases (as a lessee)

In application of IFRS 16 Leases, all leases that meet the criteria of the standard are recognized as assets by accounting for a right-of-use asset and as liabilities by accounting for a lease liability corresponding to the present value of future lease payments.

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently amortized using the straight-line method from the commencement date to the earlier of the end of the useful life of the right of use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right of use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid as the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise:

-	fixed payments, including in substance fixed payments,

-	variable lease payments that depend on an index or a rate, initially measured using the index or rate as the commencement date,

-	amounts expected to be payable under a residual value guarantee; and

-

the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

Subsequently, the lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is any change in the Group’s estimate of the account expected to be payable under a residual value guarantee or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

To determine the lease term, judgment is required, considering the termination or renewal options available under certain leases. In particular, for one-year term leases that automatically renew, the Group generally applies a two-year time frame considering automatic renewal option.

Sub-leases

When the Group acts as an intermediate lessor, it determines at sub-lease inception whether each sub-lease is a finance lease or an operating lease.

To classify each sub-lease, the Group makes an overall assessment of whether the sub-lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the sub-lease is a finance lease; if not, then it is an operating lease. As part of this assessment, the Group considers certain indicators such as whether the sub-lease is for the major part of the economic life of the asset.

The Group has a number of sub-leases on properties, where either all or part of the property under the head lease is leased to a third party. The lease term may end before or on the date of the head lease, but each sub-lease generally covers substantially all of the remaining periods, and the Group assesses that its sub-leases transfer substantially all of the risks and rewards incidental to ownership of the underlying asset. Thus, the Group classifies its sub-leases as finance leases. Thus, at the commencement date of the sub-lease, the Group:

-	Derecognizes the right-of-use asset relating to the proportion of the head lease that has been sub-let (usually based on area);

-	Recognizes any difference in carrying amount of the right of use asset and finance lease asset as profit or loss;

-	Continues to recognize the lease liability relating to the head lease, which represents the lease payments owed to the head lessor;

-	During the term of the sublease, recognizes both interest income on the sublease and interest expense on the head lease.

Impairment of fixed assets

Impairment of Goodwill

The carrying amounts of goodwill is reviewed for impairment at least annually and whenever events or circumstances indicate that they may be impaired. These events or circumstances are linked to significant, unfavorable and lasting changes that have an impact on the economic environment and the assumptions or targets set at the time of acquisition.

Impairment tests are carried out on all property, plant and equipment and intangible assets of the CGUs and groups of CGUs. When the carrying amount of all the property, plant and equipment and intangible assets of the CGUs and groups of CGUs becomes greater than their recoverable amount, an impairment provision is recognized and first charged against goodwill.

The recoverable amount of the CGUs or groups of CGUs to which the tested assets belong is the higher of the fair value net of disposal costs, which is generally estimated on the basis of earnings multiples, and the value in use, which is assessed with reference to expected future discounted cash flows of the CGU or group of CGUs concerned.

Impairment of fixed assets other than goodwill

The cash flows used to determine value in use of the CGUs or groups of CGUs and the recoverable amount of the brands with indefinite useful lives are derived from the annual budgets and strategic plans of the CGUs or groups of CGUs, which are drawn up by Management and cover a period of four years, and are extended, where appropriate, on the basis of the most recent forecasts.

Future cash flows are extrapolated using a long-term growth rate that is specific to each CGU or group of CGUs. The long-term growth rate is determined for each CGU or group of CGUs taking into account its average growth rate in recent years and its geographical area (macro-economic fundamentals, demographics, etc.).

Finally, future cash flows are discounted using the weighted average cost of capital method, according to which the cost of debt and the after-tax cost of equity are weighted based on their respective proportions in the business sector concerned. It is calculated for the Group and increased, for certain CGUs or groups of CGUs, by a premium to take into account the risk factors affecting certain countries.

The carrying amount of intangible assets and property and plant and equipment in group entities and associates is subject to an annual test for indications of impairment other than the decrease in value reflected by depreciation or amortization.

Impairment tests are conducted of individual assets or groups of assets when there is an indication that they may be impaired. Write-down is made to the recoverable amount if this is lower than the carrying amount.

The recoverable amount is the higher of an asset’s net selling price and its value in use. The value in use is determined as the present value of the forecast net cash flows from the use of the asset or the group of assets, including forecast net cash flows from the disposal of the asset or the group of assets after the end of the useful life.

Other Financial Assets

Other financial assets mainly comprise security deposits and investments in other unlisted non-consolidated companies.

Investments in other non-consolidated companies are recognized at fair value in the consolidated statement of financial position. Changes in fair value and gains or losses on disposals are recognized in profit or loss in Financial income (expenses). For unlisted companies, fair value is assessed based on recent transaction entered into with third parties, put or call options negotiated with third parties or external appraisals.

Security deposits are mainly guarantee deposits in connection with lease contracts. These non-interest-bearing deposits are maintained at their nominal value, given that the effect of discounting is not material.

Financial instruments

(i)	Recognition and initial measurement

Trade receivables that do not have a significant financing component are measured on initial recognition at their transaction price as defined in IFRS 15. All financial assets and financial liabilities are initially recognized when the company becomes a party to the contractual provisions of the instrument. A financial asset (unless if it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at Fair Value Through Profit and Loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

(ii)	Classification and subsequent measurement

On initial recognition, a financial asset is classified as measured at: amortized cost or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions:

-	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and,

-	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial assets not classified as measured at amortized cost as described above are measured at FVTPL. This includes all derivative financial assets.

Receivables

Receivables are initially measured at their nominal value, which generally equates to the fair value of the consideration to be received, and subsequently measured at amortized cost. An expected credit loss allowance is recognized when the probable recovery of the receivable is less than its carrying amount. Depending on the nature of the receivables, the risk associated is assessed individually or using statistical methods based on their age and estimated expected credit losses over their lifetime. The gross carrying amount of a receivable is written off when the Group has no reasonable expectations of recovering a receivable in its entirety or a portion thereof.

Contract assets

Contract assets are rights to consideration in exchange for services that the entity has transferred to a customer when that right is conditional on something other than the passage of time.

Cash and cash equivalents

In accordance with IAS 7 “Cash Flow Statements”, the line-item Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks, bank demand deposits, and other highly liquid investments with initial maturities not exceeding three months.

Share capital

Ordinary shares

Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity. Income tax relating to transaction costs of an equity transaction is accounted for in accordance with IAS 12.

Repurchase and reissue of ordinary shares (treasury shares)

When shares recognized as equity are repurchased, the amount of the consideration paid, which includes directly attributable costs, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are presented in the treasury shares reserve. When treasury shares are sold or reissued subsequently, the amount received is recognized as an increase in equity and the resulting surplus or deficit on the transaction is presented within share premium.

Provisions

To the extent that pension obligations are not covered by insurance, they are recognized in the consolidated statement of financial position as liability. The calculation of the liability is based on actuarial computations or on the capitalized values.

Provisions are recognized when – in consequence of an event occurred before or on the consolidated statement of financial position date – the Group has a legal or constructive obligation, and it is probable that economic benefits must be given up to settle the obligation.

Liabilities other than provisions

Financial liabilities are initially recognized at fair value net of transaction costs and subsequently recognized at amortized cost; any difference between the principal amount borrowed (net of transaction costs) and the amount repayable is recognized in the statement of profit or loss over the term of the borrowings using the effective interest rate method.

The portion of financial debt due within 12 months from the reporting date is classified in current liabilities.

Contract liabilities

Contract liabilities are obligations to transfer goods or services to a customer for which the entity has received consideration, or for which an amount of consideration is due from the customer.

Corporation tax and deferred tax

Corporation tax

Current tax comprises the estimated amount of tax due (or receivable) in respect of the taxable profit (or loss) for a period, together with any adjustment to the amount of current tax in respect of previous periods. Tax payable (or receivable) is calculated using tax rates enacted or substantively enacted at the reporting date.

Deferred taxes

Deferred taxes are recognized based on temporary differences between the book value of assets and liabilities and their tax value (with some exceptions). They are calculated on the basis of the latest tax rates enacted or substantively enacted at the reporting date, which are expected to apply to the period during which the asset will be realized, and the liability settled.

Deferred tax liabilities are always recognized, except in specific cases.

Deferred tax assets are recognized for deductible temporary differences, unused tax losses and unused tax credits only to the extent that it is probable that future taxable profits will be available against which they can be utilized, based on the business plan of each of the Group’s subsidiaries (budget and mid-term plan), the probable timing and level of future taxable profits, and future tax planning strategies.

Uncertain tax treatments

An “uncertain tax treatment” is a tax treatment for which there is uncertainty as to whether the relevant tax authority will accept the tax treatment under the tax legislation.

If the Group concludes that it is likely that the tax authorities will accept an uncertain tax position, all tax-related items (taxable income, tax bases, tax rates, tax loss carryforwards, tax credits, taxes) will be determined in accordance with that position.

If the Group concludes that acceptance by the tax authorities is not probable, this uncertainty will be incorporated into the calculation of tax-related items, resulting in the recognition of a tax liability or asset. In fiscal year 2021 and 2022, the Group has not recognized a provision for uncertain tax treatment.

2.8 Consolidated cash flow statement presentation

The cash flow statement shows the Group’s cash flows from operating, investing and financing activities for the year, the year’s changes in cash and cash equivalents as well as the Group’s cash and cash equivalents at the beginning and end of the year.

The cash flow effect of acquisitions and divestment of entities is shown separately in cash flows from investing activities. Cash flows relating to acquired entities are recognized in the cash flow statement from the date of acquisition, and cash flows relating to divested entities are recognized up to the date of divestment.

Cash flows from operating activities

Cash flows from operating activities are calculated as the profit/loss for the year adjusted for non-cash operating items, changes in working capital and corporation tax paid.

Cash flows from investing activities

Cash flows from investing activities comprise payments in connection with acquisitions and disposals of entities and activities, intangible assets, property, plant and equipment and investments.

Cash flows from financing activities

Cash flows from financing activities comprise changes in size or composition of the Group’s contributed capital and costs in this respect as well as raising of loans, instalments on interest-bearing debt and distribution of dividends to owners.

Note 3 – Scope of consolidation

As of December 31, 2022, the Group consisted of 11 consolidated companies.

Entity	Control %	Interests %	City	Country
Zacco A/S (parent company)	100	100	Copenhagen	Denmark
Zacco Denmark A/S	100	100	Copenhagen	Denmark
Zacco Norway AS	100	100	Oslo	Norway
Zacco Sweden AB	100	100	Stockholm	Sweden
Zacco GmbH	100	100	Münich	Germany
Zacco India R&D Private Limited	100	100	Bangalore	India
Zacco Cyber Security Private Limited.	100	100	Coimbatore	India
Zacco UK Ltd	100	100	Birmingham	United Kingdom
Zacco Digital Trust Denmark A/S	100	100	Copenhagen	Denmark
Zacco IP Services A/S	100	100	Copenhagen	Denmark
Zacco Digital Trust Sweden AB	100	100	Gothenburg	Sweden

Changes in the scope of consolidation between January 1, 2022 and December 31, 2022

The Group controlled 92% of Tandberg Innovation AS as of January 1, 2022, and purchased the remaining shares in 2022, bringing control of the entity to 100%. Tandberg Innovation AS was merged into its parent company Zacco Norway AS on November 1, 2022.

Note 4 – Revenue

From an operational point of view, the management monitors the Group’s activity by geographical markets.

	2022	2021
	DKK ‘000	DKK ‘000

Denmark	187,367	182,646
Sweden	331,951	288,098
Norway	114,946	105,220
India	29,005	23,009
Great Britain	4,212	3,496
Germany	12,500	29,117

Revenue	679,981	631,586

Zacco is applying the practical expedient according to IFRS 15.121 and consequently does not disclose the information required in IFRS 15.120. Since the material part of the revenues relates to the one distinct service of IP registration as described in the accounting policies for revenue, a further split based on services is not deemed necessary.

Note 5 – Other expenses

	2022	2021
	DKK ‘000	DKK ‘000

Foreign and domestic disbursement	-140,857	-127,631
Official fees	-124,321	-102,891
IT costs	-8,449	-10,066
Consultants	-8,203	-5,871
Office expenses	-5,557	-4,191
Fees (lawyers, audit, other)	-5,194	-3,962
Insurances	-4,039	-3,697
Other property costs	-4,015	-3,827
Travel	-3,217	-1,217
Marketing	-2,244	-2,586
Other salary costs	-1,900	-2,380
Telephone & internet costs	-1,828	-1,829
Temps and contract assignments	-1,653	-2,106
Rental costs	-382	-886
Other	-3,721	-7,301

Other expenses	-315,580	-280,441

Other expenses also include research and development costs that do not meet capitalization criteria for 1,169 thousand Danish Krones and 57 thousand Danish Krones for the years ended December 31, 2021, and 2022.

Other expenses increased by 35.1 million DKK in 2022 compared to 2021, mainly driven by the increase of:

-	Official fees for 21.4 million DKK and Foreign and domestic disbursement for 13.2 million DKK due to the activity growth,

-	Fees (consulting, lawyer, audit and other) and travel expenses (Covid-19 having significantly reduced travel expenses in 2021)

-	Partly offset by a decrease of IT costs.

Note 6 – Staff costs and headcount

Personnel expenses mainly include compensation and social costs, vacation and share-based payments recognized in accordance with IFRS 2.

Staff costs have decreased following a shift of activities from Scandinavia to India, as average annual salaries are relatively lower in India compared to remuneration in Scandinavia. FTEs in Sweden and Denmark decreased while FTEs in India increased as activities were shifted from Scandinavia to India.

Staff costs

	2022	2021
	DKK ‘000	DKK ‘000

Salaries	-241,642	-248,056
Other social security costs	-37,641	-38,304
Pensions	-17,914	-18,193
Share-based payments	-103	-201

Total staff costs	-297,300	-304,754

Average headcount

The average number of employees in the Group for the year ended December 31, 2022, amounts to 509 employees (475 employees for the year ended December 31, 2021).

Incentive scheme

The Group has per December 31, 2022, a total of 3.045.000 call options to employees outstanding (6.969.500 as of December 31, 2021). The options give the option holder a right to purchase one (1) share for each option.

As of December 31, 2022, the exercise price is DKK 1,63 and the exercise period is from August 2023 to October 2023. As of December 31, 2021, the exercise price range was DKK 1,50 to DKK 3,68 and the exercise period was from April 2022 to October 2023. The purchase price for the options has been calculated using the Black-Scholes formula to ensure a market price and the strike price is also based on the prevailing market price plus an annual mark-up.

Share-based payments

Share-based payments are detailed in Note 24.

Note 7 – Amortization and depreciation expenses

	2022	2021
	DKK ‘000	DKK ‘000

Right-of-use assets	-21,103	-24,459
Development costs	-7,324	-3,933
Property, plant and equipment	-2,264	-2,442
Customer rights	-614	-648

Amortization and depreciation expenses	-31,305	-31,482

Note 8 – Financial income and expenses

	2022	2021
	DKK ‘000	DKK ‘000

Exchange adjustments	16,458	8,229
Other financial income	1,898	265
Interests on lease receivables	104	33
Interests on cash & bank deposits	439	316

Financial income	18,899	8,843

Exchange adjustments	-18,747	-9,274
Interests on lease liabilities	-2,209	-2,237
Other financial expenses	-1,358	-1,359
Commissions and interests on guarantees	-308	-442

Financial expenses	-22,622	-13,312

For the two years presented, financial income and expenses are mainly composed of foreign exchange gains and losses. Further, financial income and expenses comprise interest income and expenses as well as interest on lease liabilities.

During the year ended December 31, 2022, the Group paid 2,209 thousand Danish Krones and received 104 thousand Danish Krones of interest related to lease liabilities. During the year ended December 31, 2021, the

Group paid 2,237 thousand Danish Krones and received 33 thousand Danish Krones of interest related to lease liabilities.

Net finance costs in the cash flow statement amount to 1,666 thousands Danish Krones in 2022 (of which 2,209 thousand Danish Krones of interests on lease liabilities, -104 thousand Danish Krones of interests on lease receivables and -439 thousand Danish Krones on interests on cash & bank deposits) and 1,888 thousands Danish Krones in 2021 (of which 2,237 thousand Danish Krones of interests on lease liabilities, -33 thousand Danish Krones of interests on lease receivables and -316 thousand Danish Krones on interests on cash & bank deposits).

Note 9 – Income taxes

Income before tax and tax expense

	2022	2021
	DKK ‘000	DKK ‘000

Income before tax	37,182	23,519
Current tax (expense) income	-5,915	-2,826
Deferred tax (expense) for the year	-2,732	1,256
Adjustments of tax regarding previous years	13	-428

Tax on profit of the year	-8,634	-1,998

Effective tax rate	23%	8%

Zacco forms a tax group with all of its Danish subsidiaries in which it owns, directly or indirectly more than 50% of the share capital, enabling taxable profits and losses to be offset subject to certain limits and conditions.

For the year ended December 31, 2022, and 2021, the Group effective tax rate were 23% and 8%, respectively. The effective tax rate in 2021 was very low as a result of the acquisition of Tandberg and the use of its tax loss carryforward, which has been fully utilized by Zacco Norway.

Difference between effective tax rate and country tax rate in Denmark

	2022		2021
	DKK ‘000%		DKK ‘000%
Country tax rate in Denmark	-9,526	22%	-3,584	22%
Difference between Danish and Foreign tax rates	-479		-479
Non-taxable income	1,116		955
Non-deductible costs	-1,328		-165
Utilized tax loss carried forward	4,303		447
Current tax for the year	-5,914	14%	-2,826	17%
Deferred tax for the year	-2,732		1,256
Adjustment of tax regarding previous year	12		-428

Total Tax expense	-8,634	23%	-1,998	8%

Deferred taxes

	December 31, 2022	December 31, 2021
	DKK ‘000	DKK ‘000
Property, plant and equipment	-266	249
Leases	1,255	423
Accrued costs	335	553
Tax losses carryforward	3,283	6,942

Deferred tax asset	4,607	8,167

	December 31, 2022	December 31, 2021
	DKK ‘000	DKK ‘000
Other intangible assets	4,483	4,819
Property, plant and equipment	—	326

Deferred tax liabilities	4,483	5,145

	December 31, 2022	December 31, 2021
	DKK ‘000	DKK ‘000
Tax losses – recognized portion
Recognized tax loss carryforwards (a) (b)	14,791	31,544
Tax savings	3,285	6,941

Tax losses – unrecognized portion
Tax loss carryforwards and tax credits not yet used (d)	22,281	18,012

(a)	Basis amount
(b)	In 2021 they mainly come from the Danish consolidated tax group and Tandberg and in 2022, they mainly come from the Danish consolidated tax group.
(c)	Corresponds to deferred tax assets based on tax loss carryforwards.
(d)	Correspond to tax loss carryforward in Germany and in UK

As disclosed above, only tax loss carryforward in the tax Danish Group have been capitalized. This tax loss has indefinite life. Based on tax forecast, it is expected that these losses will be utilized over a period of five years.

Unrecognized portion of tax losses are related to subsidiaries in Germany and in UK, as management considered it is not probable, or there is no sufficient evidence, that future taxable profit will be available against which the Group can use the benefits therefrom.

Note 10 – Goodwill

Changes in Goodwill

	December 31, 2021	Acquisition	Impairment loss	December 31, 2022
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Gross value	3,778	—	—	3,778

Net value	3,778	—	—	3,778

	January 1, 2021	Acquisition	Impairment loss	December 31, 2021
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Gross value	3,778	—	—	3,778

Net value	3,778	—	—	3,778

Goodwill relates to the acquisition of Lakshya in 2019.

The Group performed an impairment test on the CIU Zacco Cyber Security Private Limited (Former Lakshya). The recoverable amount was based on its value in use. Value in use was determined by discounting the future cash flows generated from the continuing use of the unit. The discounted Cash Flows up to 2026 was calculated using a Cost of Equity of 23.07% based on a Risk-Free premium of 7.34%, a Market Risk Premium of 5.94% and a Country Risk Premium of 3.8%. The cash flows up to 2026 have been determined using a revenue growth at a CAGR of 10% and an average gross margin of 25% and are consistent with the growth rate of revenue and gross margin over the historical financial years.

The total recoverable value of the CGU is 22,104 thousand of Danish Krones which exceeds the carrying value of the CGU (4,032 thousand of Danish Krones) and therefore following the goodwill impairment test of this CGU, the Group did not recognize any impairment provision.

Note 11 – Other intangible assets

	Development projects	Customer rights	Total
	DKK ‘000	DKK ‘000	DKK ‘000
Net value at January 1, 2021	13,558	0	13,558

Additions for the year	12,279	1,944	14,223

Gross value at December 31, 2021	25,837	1,944	27,781
Amortization expense for the year	-3,933	-648	-4,581
Accumulated amortization at December 31, 2021	-3,933	-648	-4,581

Net value at December 31, 2021	21,904	1,296	23,200

Additions for the year	5,798	0	5,798
Exchange adjustments	0	-101	-101

Gross value at December 31, 2022	31,635	1,843	33,478
Amortization expense for the year	-7,324	-614	-7,938
Exchange adjustments	0	33	33
Accumulated amortization at December 31, 2022	-11,257	-1,229	-12,486

Net value at December 31, 2022	20,378	614	20,992

Intangible assets mainly correspond to:

•	Development projects related to an access management system for future client requirement, a new customer portal, digital brand platform and a robot process automation,

•	Customer rights in relation to trademark renewals and patent annuities following the acquisition of Tandberg.

Note 12 – Leases

	Office leases	Car rentals	Right-of-use assets	Lease liabilities
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Net value at January 1, 2021	80,220	955	81,175	77.888

Additions (non-cash transactions)	583	914	1,497	1,497
Translation adjustments and other	-284	-19	-302	491
Derecognition of right-of-use assets	-1,569	—	-1,569	—
Interest expense on lease liabilities	—	—	—	2,238
Interest paid on lease liabilities	—	—	—	-2,238
Repayment of lease liabilities	—	—	—	-22.798

Gross Value at December 31, 2021	78,950	1,850	80,800	57,077
Amortization	-24,008	-450	-24,458	—

Net value at December 31, 2021	54,942	1,400	56,342	57,077

Addition (non-cash transactions)	27,794	—	27,794	27,794
Translation adjustments and other	-1,327	-85	-1,412	-1,847
Derecognition of right-of-use assets	-6,433	—	-6,433	—
Interest expense on lease liabilities	—	—	—	2,209
Interest paid on lease liabilities	—	—	—	-2,209
Repayment of lease liabilities	—	—	—	-18,857

Gross Value at December 31, 2022	98,984	1,765	100,749	64,168
Amortization	-20,549	-554	-21,103	—
Accumulated depreciation at December 31, 2022	-44,558	-1,004	-45,562	—

Net value at December 31, 2022	54,426	761	55,187	64,168

Lease contracts within the scope of IFRS 16 correspond mainly to real estate leases with maturities between 2 and 5 years as of December 31, 2022.

Derecognition of right-of-use assets is related to the classification of sub-lease as finance lease. In this instance, the Group recognize a new asset representing a net investment in the sublease and derecognize all or a portion of the right-of-use asset from the head lease.

Cash flows arising from leases within the scope of IFRS 16 for the years ended December 31, 2022 consist of:

•	Repayment of lease liabilities for 18,857 thousand Danish Krones (against 22.798 thousand Danish Krones for the year ended December 31, 2021),

•	Interest payments on lease liabilities for 2,209 thousand Danish Krones (against 2,238 thousand Danish Krones for the year ended December 31, 2021).

Rental expenses not covered by IFRS 16 amounted to 382 thousand Danish Krones for the year ended December 31, 2022 (against 886 thousand Danish Krones for the year ended December 31, 2021). These expenses correspond to short term leases for 362 thousand Danish Krones and low value assets leases for 20 thousand Danish Krones (against respectively 881 thousand Danish Krones and 5 thousand Danish Krones for the year ended December 31, 2021).

The Group has several lease contracts that include extension and termination options. The Group applies judgment in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. The Group does not include optional periods as it is not reasonably certain that renewal option will be exercised, considering the further development of the Group, the evolution of the business model and integration of subsidiaries.

Maturity of lease liabilities

The following table shows the maturity of lease liabilities (discounted) as of December 31, 2021 and 2022:

	December 31, 2021	< 1 year	1-5 years	> 5 years
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease liabilities	57,077	17,771	39,306	—

	December 31, 2022	< 1 year	1-5 years	> 5 years
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease liabilities	64,168	20,990	43,178	—

Undiscounted lease payments to be paid after the reporting date are showed in Note 23.

Lease receivables

The Group subleases parts of its offices; these sub-leased are accounted for as finance leases. The lease receivables associated to these sub-leases amounted to 5,963 thousand Danish Krones as of December 31, 2022 (1,145 thousand Danish Krones as of December 31, 2021) and are recognized in current assets.

Lease income amounted to 33 thousand Danish Krones and 104 thousand Danish Krones for the year ended December 31, 2021 and the year ended December 31, 2022, respectively.

Lease receivables
DKK ‘000
Net value at January 1, 2021	—

Additions	1,569
Rent income received	-456
Interest received on lease receivables	33

Gross Value at December 31, 2021	1,146

Net value at December 31, 2021	1,146

Additions	6,433
Rent income received	-1,430
Interest received on lease receivables	104
Translation adjustments and other	-290

Gross Value at December 31, 2022	5,963

Net value at December 31, 2022	5,963

Maturity of lease receivables

The following table sets out a maturity analysis of lease receivables, showing the lease payments to be received after the reporting date:

	Contractual cash flows (*)
December 31,2021	Total	< 1 year	1-5 years	> 5 years
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease receivables	1,186	574	612	—

December 31,2022	Contractual cash flows (*)
	Total	< 1 year	1-5 years	> 5 years
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease receivables	6,798	3,374	3,424	—

December 31,2021	Carrying value
	Total	< 1 year	1-5 years	> 5 years
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease receivables	1,146	573	573	—

December 31,2022	Carrying value
	Total	< 1 year	1-5 years	> 5 years
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease receivables	5,963	3,304	2,659	—

(*)	Contractual cash flows reflect the undiscounted lease payments to be received.

Note 13 – Property, plant and equipment

	2022	2021
	DKK ‘000	DKK ‘000
Other fixtures and fittings, tools and equipment
Gross value at January 1	23,640	22,295
Translation adjustment	-1,008	-4
Additions	2,940	1,478
Disposals	-818	-129

Gross value at December 31	24,754	23,640

Accumulated depreciation at January 1	-19,326	-16,955
Translation adjustment	793	45
Depreciation	-2,264	-2,442
Translation adjustment	104	26
Disposals	791	—

Accumulated depreciation at December 31	-19,902	-19,326

Net value at December 31	4,852	4,314

The Group has a significant amount of IT equipment necessary for the conduct of its business and administrative work and fixtures.

Note 14 – Other financial assets

As of December 31, 2022, financial assets consist of 3,856 thousand Danish Krones of deposits related to Zacco’s leased premises (against 3,417 thousand Danish Krones as of December 31, 2021) and 1,823 thousand Danish Krones related to minority investments (against 1,823 thousand Danish Krones as of December 31, 2021).

	Deposits	Other investments	Total
	DKK ‘000	DKK ‘000	DKK ‘000

Net value at January 1, 2021	3,255	12	3,267

Additions	162	2,932	3,094

Net value at December 31, 2021	3,417	2,944	6,361

Additions	439	1,813	2,252
Disposals	—	-2,933	-2,933

Net value at December 31, 2022	3,856	1,824	5,680

For the year ended December 31, 2022, proceeds from sale of investments included in the statement of cash flows for an amount of 4,829 thousand Danish Krones include a financial gain of 1,897 thousand Danish Krones.

Note 15 – Trade receivables

	December 31, 2022	December 31, 2021
	DDK ‘000	DDK ‘000
Trade receivables, net	170,528	154,950

Note 16 – Contract assets and contract liabilities

	December 31, 2022	December 31, 2021
	DDK ‘000	DDK ‘000
Contract assets	33,414	25,672

Total Contract assets	33,414	25,672

	December 31, 2022	December 31, 2021
	DDK ‘000	DDK ‘000
Contract liabilities	12,466	11,379

Total Contract liabilities	12,466	11,379

The contract assets increased by 7,742 thousand Danish Krones between December 31, 2021 and December 31, 2022 and the contract liabilities increased by 1,087 Danish Krones between December 31, 2021 and December 31, 2022, mainly driven by an increase in business activity.

All contract assets recognized as of the year ended December 31, 2021, have been reclassified as receivables in the years 2022, as the right to consideration becomes unconditional.

Contract liabilities from customers primarily relate to Digital Brands, where clients are invoiced upfront for the following 12 months, then contract liabilities related to these contracts are generally settled within one year. In this instance, contract liabilities as of December 31, 2021 have been entirely recognized in 2022.

Note 17 – Prepayments

Prepayments are stable between December 31, 2021 and December 31, 2022. Prepayments correspond to prepaid expenses mainly related to insurance fees, license and subscription fees.

Note 18 – Other receivables and payables

	December 31, 2022	December 31, 2021
	DDK ‘000	DDK ‘000
Bank deposits (restricted cash)	3,540	3,636
Insurances	763	690
Other	1,813	2,906

Total Other receivables	6,116	7,232

	December 31, 2022	December 31, 2021
	DDK ‘000	DDK ‘000
Holiday commitment	25,919	28,950
Payroll- and social security tax	12,547	16,492
VAT	10,992	10,206
Salaries and pension	9,420	8,473
Bonuses and PFP accruals	2,929	5,473
Other	3,181	3,006

Total Other payables	64,988	72,600

Other payables decreased by 7,612 thousand Danish Krones in 2022 compared to 2021, mainly driven by the decrease of holiday commitment and payroll taxes, due to a slight decrease in personnel costs.

Note 19 – Cash and cash equivalents

Cash and cash equivalents amount to 72,530 thousand Danish Krones as of December 31, 2022 (63,817 thousand Danish Krones as of December 31, 2021) and correspond to bank balances at closing date.

Note 20 – Share Capital and Capital Management

As of December 31, 2022, the share capital consists of 114,602,991 ordinary shares (against 111,461,991 ordinary shares as of December 31, 2021) fully paid up with a nominal value of 0.5 Danish Krone. No shares have special rights.

The Group has issued 3,141,000 shares in 2022 through a capital increase (189,500 issued shares in 2021).

	Share capital (in DKK ‘000)	Share capital (in number of shares)
Share capital
Ordinary shares	55,731	111,462

At December 31, 2021	55,731	111,462

Share capital
Capital increase	1,571	3,141
Ordinary shares	57,302	114,603

At December 31, 2022	57,302	114,603

As of December 31, 2022, the Group has 86,885 treasury shares of nominally 0.5 Danish Krone, which is 0.08% of the share capital. During 2022 the Group has acquired 32,316 shares from former and current employees and 26,316 shares has been sold to employees.

Zacco’s policy is to maintain a strong capital base so as to maintain investor and creditor confidence and to sustain future development of the business. Management monitors the Return on Equity and Solvency ratios. Over the last two years, Zacco improved both ratios. As of December 31, 2022, Solvency ratio (1) was 53.0% compared to 49.5% as of December 31, 2021, and 41.6% as of January 1, 2021. In parallel, Management improved its Return on Equity (2) from 12.8% in 2021 to 14.9% in 2022.

Excluding lease liabilities, Zacco has no financial debt and a total of cash and cash equivalent as of December 31, 2022, and 2021 of 72,530 thousand Danish Krones and 63,817 thousand Danish Krones, respectively. Zacco finances its development through cash generated by its operating cash flows.

As described in Note 24, currently Management and some other key employees are awarded warrants.

As disclosed above, from time to time, the Group purchases its own shares. Such shares are intended for employees. Buy and sell decisions are made on a specific transaction basis and decided by the Board of Directors. Zacco does not have a defined share buy-back plan.

(1)	Solvency = Equity at Year End x 100 / Total Assets

(2)	Return On Equity = Net Profit x 100 / Average Equity

Note 21 – Long-term provisions

	December 31, 2022	December 31, 2021	January 1, 2021
	DKK ‘000	DKK ‘000	DKK ‘000
Pension commitments	2,189	2,354	2,471

Total Long-term provisions	2,189	2,354	2,471

Pension commitments are mainly made of employee commitments related to four employees in Sweden as a result of a loss of benefits (following an acquisition). The amount is fixed, and changes are related to foreign exchange effects,

See below information regarding long-term provisions:

DKK ‘000
January 1, 2021	2,471
Cash Paid	-112
Foreign Currency impact	-5
December 31, 2021	2,354
Cash Paid	-104
Foreign Currency impact	-61

Total Long-term provisions	2,189

Note 22 – Financial instruments classification and fair values

		Classification according to IFRS 9
At December 31, 2022 DKK ‘000	Amortized cost	Fair value to P&L	Faire value to OCI	Book value	Fair value
Other investments		x		1,824	1,824
Deposits	x			3,856	3,856
Trade receivables and contract assets	x			203,942	203,942
Other receivables	x			6,116	6,116
Cash and cash equivalents	x			72,530	72,530
Total financial assets				288,268	288,268

Trade payables and other payables	x			99,574	99,574
Total financial liabilities				99,574	99,574

		Classification according to IFRS 9
At December 31, 2021 DKK ‘000	Amortized cost	Fair value to P&L	Faire value to OCI	Book value	Fair value
Other investments		x		2,944	2,944
Deposits	x			3,417	3,417
Trade receivables and contract assets	x			180,622	180,622
Other receivables	x			7,234	7,234
Cash and cash equivalents	x			63,817	63,817
Total financial assets				258,034	258,034

Trade payables and other payables	x			107,590	107,590
Total financial liabilities				107,590	107,590

The fair value of current receivables, trade payables and other current assets and liabilities is identical to their carrying amount, given their short-term nature. The fair value of deposits included in other financial assets is considered to be close to their carrying amount, as the effect of discounting is considered to be immaterial.

Note 23 – Risk management

The risk management function within the Group is carried out in respect of financial risks, operational risks, and legal risks. Financial risk comprises market risk (including currency risk and interest risk), credit risk and liquidity risk. The primary objectives of the financial risk management function are to establish risk limits and ensure that exposure to risks stays within these limits. The operational and legal risk management functions are intended to ensure proper functioning of internal policies and procedures to minimize operational and legal risks. Risk management is carried out by finance and legal department under the control of management.

The Group’s senior management oversees the management of these risks. The Group’s senior management advises on financial risks and the appropriate financial risk governance framework for the Group, ensuring that the Group’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured, and managed in accordance with the Group’s policies and risk objectives. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Operating risks

The Group’s business area is the provision of diverse consulting services within patent, trademark and IP and, for this reason, the Group’s most important and exposed resource is continued access to talent. Zacco has invested in developing a new world-class platform, but improvements to IT infrastructure, data systems and processes are still necessary to ensure seamless and efficient operations.

Financial risks

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flow of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to risk of change in foreign exchange rates relates primarily to the Group´s operating activities (when revenue or expense is denominated in a foreign currency). Zacco has considerable trade with other countries. The major currency exposure is in the following currencies between DKK and SEK and NOK. The Group is also exposed to INR, EUR, GBP, and USD, but to a minor level. The Group does not use currency hedging instruments.

The following significant exchange rates have been applied for SEK and NOK currencies:

	Average (2022)	Average (2021)	As of December 31, 2022	As of December 31, 2021	As of January 1, 2021
SEK	0.700	0.733	0.669	0.726	0.740
NOK	0.737	0.732	0.707	0.746	0.705

Some other transactions are made in foreign currency that are not in USD or in GBP but are deemed immaterial by the Group.

In the year ended December 31, 2022, foreign currency translation resulted in a net loss of 2,289 thousand Danish Krones. In the year ended December 31, 2021, foreign currency translation resulted in a loss of 1,045 thousand Danish Krones.

The Group level currency exposure is the basis for the sensitivity analysis. Assuming Danish Krones to appreciate by 10% against SEK and NOK, the impact on the Result before financial income and expense would be an increase of the profit by 3,954 thousand Danish Krones in 2022 and 1,570 thousand Danish Krones in 2021.

Interest rate risk

In general, interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The Group deems not to be materially affected by interest risks, as the Group has no financial debt.

Market risk

The Group operates in a growing, evolving market and our position as an international, dynamic and market-oriented organization ensures we are in a good position to adapt to most changes. Globalization has resulted in the long-term trend of legislation becoming more and more harmonized, e.g. Unitary Patents, which add pressure and increase competition as the need for local agencies will be reduced.

Credit risk

The Group’s policy of assessment of credit risks results in current credit assessments of large customers and trading partners. The Group’s credit risk arises mainly from trade receivables. The Group undertakes regular review of its overall receivables portfolio and also reviews receivables on a client-by-client basis. Noting that the Group’s services are business critical to its client protection of their Intellectual Property portfolios and that the risk exposure is spread over many well-diversified counterparties and customers, the Group notes no significant credit risk as of 31st December 2022. The carrying amounts of trade receivables disclosed in note 15 represent the Group’s maximum exposure to credit risk. The effects from covid-19 have been limited.

The amounts of trade receivables due and not due are the followings:

	December 31, 2022	December 31, 2021
	DKK ‘000	DKK ‘000
Not due	127,388	124,451
Past due	43,140	30,499

Trade receivables, net	170,528	154,950

The Group is generating 100% of its revenue in Europe and India and monitors the economic environment in these specific regions. The Group may take actions to limit its exposure to customers in countries experiencing particular economic volatility. Based on actual economic forecasts for these regions the Group does not anticipate any high volatility.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset.

The Group has no bank debt and finance asset acquisition thanks to operating cash flow.

The Group’s main contractual commitments relate to leases.

The following table shows the remaining contractual liabilities of the Group’s financial liabilities as of December 31, 2021 and 2022:

	Carrying amount Total	Contractual cash flows
		Total	< 1 year	1-5 years	> 5 years
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease liabilities*	57,077	60,420	13,650	46,770	—
Trade payables and other liabilities	106,371	106,371	106,371	—	—

As of December 31, 2021	163,448	166,791	102,021	46,770	—

	Carrying amount Total	Contractual cash flows
		Total	< 1 year	1-5 years	> 5 years
	DKK ’000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Lease liabilities*	64,168	69,882	22,014	47,868	—
Trade payables and other liabilities	98,410	98,410	98,410	—	—

As of December 31, 2022	162,578	168,292	120,424	47,868	—

(*) Contractual cash flows related to lease liabilities are undiscounted.

Note 24 – Share-based payments

Presentation of the warrants plans

On November 2019 and July 2020, the Group granted Managers and some key employees warrants through various plans. Within the initial framework of these plans, the beneficiaries, as employee of the Group, were granted warrants. The key terms and conditions related to the grants under these programs are as follows; all warrants are to be settled by the physical delivery of shares.

Characteristics of the free share plans in place as of December 31, 2022

Plan	Initial date of grant	Remaining shares to be delivered on January 1st, 2022	Remaining shares to be delivered as of December 31, 2022	Vesting Dates	Condition of service
2019 - 1	Apr. 19	310,000	—	30-Apr-22	No
2019 - 2	Apr. 19	247,000	—	30-Apr-22	Yes
2019 - 3	Nov. 19	322,500		31-Dec-22	Yes
2020 - 1	Jul. 20	1,553,000	—	31-Oct-22	Yes
2020 - 2	Jul. 20	1,552,000	1,552,000	31-Oct-23	Yes
2020 - 3	Jul. 20	1,492,000	—	31-Oct-22	No
2020 - 4	Jul. 20	1,493,000	1,493,000	31-Oct-23	No

Reconciliation of the warrants

The number and weighted-average exercise prices of warrants were as follows:

	2022		2021
	Warrants	Weighted average exercise price	Warrants	Weighted average exercise price
Outstanding at 1 January	6,969,500	1.85	9,134,500	2.13
Forfeited	-904,500	3.62	-1,975,500	2.97
Exercised	-3,020,000	1.50	-189,500	3.36
Outstanding at 31 December	3,045,000	1.68	6,969,500	1.85

Determination of the fair value of warrants plans

	2019 - 1	2019 - 2	2019 - 3	2020 - 1	2020 - 2	2020 - 3	2020 - 4
Date of board approval	Apr. 19	Apr. 19	Nov. 19	Jul. 20	Jul. 20	Jul. 20	Jul. 20
Number of shares granted at initial date	310,000	310,000	322,500	1,740,000	1,740,000	1,492,000	1,493,000
Valuation of shares at granting date (in DKK)	2.83	2.83	2.83	1.25	1.25	1.25	1.25
Exercise price (in DKK)	3.68	3.68	3.68	1.50	1.68	1.5	1.68
Vesting date	30-Apr-22	30-Apr-22	31-Dec-22	31-Oct-22	31-Oct-23	31-Oct-22	31-Oct-23

The grant date fair values of the warrants were calculated using the Black-Scholes formula.

Impact of warrants plans on the consolidated statement of profit or loss

The total impact of the warrants plans on the consolidated statement of profit or loss for the year ended December 31, 2022 amounts to 201 thousand Danish Krones (103 thousand Danish Krones for the year ended December 31, 2021).

Note 25 – Changes in working capital

	December 31, 2022	December 31, 2021
	DKK ‘000	DKK ‘000
Change in receivables	-20,424	-27,242

Lease receivables	1,720	424
Trade receivables	-15,578	-17,006
Contract work in progress	-7,742	-5,879
Other receivables	1,118	-6,400
Prepayments	58	1,619
Change in trade payables, other payables, etc	-6,729	-17,715

Pension commitment	-165	-117
Frozen Holiday allowances	-	-10,988
Prepayments received from customers	1,087	1,849
Trade payables	-351	8,411
Other payables	-7,610	-17,361
Other	310	491

Foreign exchange adjustments	-3	-292

Cash flow statement - working capital changes	-27,156	-45,249

Note 26 – Off-balance sheet items

The Group is regularly party to lawsuits, disputes and similar. Management does not believe these cases to significantly influence the Group’s financial position.

As of December 31, 2021, and 2022, a security in debtors and all other assets is granted as security for the total bank commitment with SEB, Skandinaviska Enskilda Banken AB by Zacco Denmark A/S and Zacco Sweden AB. Zacco Denmark has granted securities by 58 million Danish Krones and Zacco Sweden AB by 37,9 million Swedish Krona.

As of December 31, 2022, the companies in the Group have provided security to credit institutions by way of guarantee of 30 million Danish Krones (65 million Danish Krones as of December 31, 2021) corresponding to the limit for operating credit facility.

Finally, the Parent company has issued a Letter of Support in favor of Zacco UK Ltd. The guarantee will be in force until the annual general meeting in 2024.

Note 27 – Information on transactions with related parties

Controlling influence

No related parties have a controlling interest.

Other related parties

In 2021 and 2022, no transactions have been carried out to the Board of Directors, the Executive Management and family members, senior employees, major shareholders or other related parties, apart from ordinary remuneration.

Compensation of Key Management Personnel

To the best of the Group’s knowledge, apart from remuneration paid to members of the management and administrative bodies, there are no agreements other than those relating to ordinary transactions and entered into under normal conditions, either directly or through an intermediary. The Group has not paid any other compensation to the Group’s Key Management Personnel that falls within the scope of IAS 24.

Expenses recorded in respect of remuneration and similar benefits granted to executive management are as follows:

	2022	2021
	DKK ‘000	DKK ‘000
Remuneration for Executive Directors	12,604	10,865

Remuneration for Board of Directors	520	520

Key management compensation	13,124	11,385

Remuneration of Executive Directors can be derived as follows:

	2022	2021
	DKK ‘000	DKK ‘000
Salaries	11,598	9,972
Pension	342	232
Other Social Security costs	1,184	1,181

Total	13,124	11,385

Note 28 – Fees of the auditors and members of their network

The Auditors’ fees break down as follows:

	2022	2021
	DKK ‘000	DKK ‘000
Audit fees	785	749
Income taxes	35	33
Other services	2,017	18

Audit fees	2,837	800

For the year ended December 31, 2022, the Auditors’ fees amount to 2 837 thousand Danish Krones (800 thousand Danish Krones for the year ended December 31, 2021).

First-time adoption of IFRS

This note explains the main adjustments made by the Group as a result of adopting IFRS to restate its consolidated financial statements previously prepared under Danish GAAP as of and for the year ended December 31, 2022, and December 31, 2021. This note includes a reconciliation for

•	Consolidated Statement of Profit and Loss for the 12 months period ended December 31, 2022, and 2021,

•	Consolidated statement of financial position as of January 1, 2021, December 31, 2021 and December 31, 2022,

•	Consolidated statement of cash flows for the years ended December 31, 2021 and December 31, 2022.

Mandatory exceptions and optional exemptions applied

IFRS 1 establishes two categories of exceptions to the principle that an entity’s opening IFRS statement of financial position must comply with each IFRS standard:

•	Exceptions to retrospective application of certain requirements of other standards,

•	Exemptions from certain requirements of other standards.

In addition, the estimates made by the Group in accordance with the standards at the date of transition to IFRS as adopted by IASB are consistent with the estimates made at the same date under Danish GAAP, after adjustments to reflect any differences in accounting policies.

The Group has applied the following mandatory exception:

Estimates

The estimates used by the Group to determine the IFRS reversals at the transition date reflect the conditions existing as of January 1, 2021.

The other mandatory exemptions are not applicable to the Group.

The Group has applied the following optional exemptions:

Amortization of goodwill prior to transition date

The Group has elected not to apply IFRS 3 Business Combinations retrospectively to business combinations that occurred before the transition date. This exemption implies that the net value of goodwill as of January 1, 2021 under Danish accounting principles has been included in the Group’s IFRS financial statements without reversal, as no differences in accounting policies were identified.

Leases

The Group has reviewed all existing leases as of January 1, 2021 to determine whether a contract contains a lease based on the terms in force at that date, and applies the following approach to all its leases as of January 1, 2021:

•

Lease liabilities have been measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the transition date, determined on the basis of the remaining lease terms at that date,

•	Right-of-use assets have been valued at an amount equal to the lease liability,

•

Lease payments associated with contracts with a residual term of less than 12 months at the date of transition to IFRS and contracts for which the underlying assets are of low value (less than $5,000) have been expensed on a straight-line basis over the term of the contracts.

The Group also used the following optional exemptions at the date of transition:

•

A single discount rate has been applied to portfolios of leases with similar characteristics (i.e., similarity of the leases in their residual term, in the nature of the underlying assets and in the economic environment),

•	Hindsight has been used to determine the term of leases that contain extension or termination options.

Share-based Payment

IFRS 2 Share-based Payment has not been applied to equity instruments in share-based payment transactions that were granted on or before 7 November 2002, nor has it been applied to equity instruments granted after 7 November 2002 that vested before 1 January 2020, as permitted by IFRS 1. D2.

Notes to the reconciliation of shareholders’ equity as of January 1, 2021, and December 31, 2022, the consolidated statement of financial position as of January 1, 2021 and December 31, 2022, the statement of profit or loss for the years ended December 31, 2021 and 2022 and statement of cash flows for the years ended December 31, 2022 and 2021.

Reconciliation of equity as of January 1, 2021 (IFRS transition date):

	January 1, 2021
				A	B
	Danish GAAP	Correction of accounting error	Presentation adjustments	Goodwill	IFRS 16	IFRS
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Share Capital	55,637	—	—	—	—	55,637	Share Capital
Group treasury shares	—	—	-926	—	—	-926	Group treasury shares
Retained earnings	82,003	18,251	926	—	—	101,180	Retained earnings

Equity before minority interests	137,640	18,251	—	—	—	155,891	Equity (Group share)
Minority interests	—	—	—	—	—	—	Non-controlling interests

Equity	137,640	18,251	—	—	—	155,891	Equity

Reconciliation of equity as of December 31, 2021 (last period presented under Danish GAAP):

	December 31, 2021
				A	B
	Danish GAAP	Correction of accounting error	Presentation adjustments	Goodwill	IFRS 16	IFRS
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Share Capital	55,731	—	—	—	—	55,731	Share Capital
Group treasury shares	—	—	-853	—	—	-853	Group treasury shares
Retained earnings	98,611	23,889	853	361	-356	123,357	Retained earnings

Equity before minority interests	154,342	23,889	—	361	-356	178,236	Equity (Group share)
Minority interests	-129	—	—	—	—	-129	Non-controlling interests

Equity	154,213	23,889	—	361	-356	178,107	Equity

Reconciliation of equity as of December 31, 2022 (last period presented under Danish GAAP):

	December 31, 2022
				A	B
	Danish GAAP	Correction of accounting error	Presentation adjustments	Goodwill	IFRS 16	IFRS
	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Share Capital	57,302	—	—	—	—	57,302	Share Capital
Group treasury shares	—	—	-733	—	—	-733	Group treasury shares
Retained earnings	128,191	22,584	733	1,147	-4,205	148,449	Retained earnings

Equity before minority interests	185,493	22,584	—	1,147	-4,205	205,019	Equity (Group share)
Minority interests	—	—	—	—	—	—	Non-controlling interests

Equity	185,493	22,584	—	1,147	-4,205	205,019	Equity

Reconciliation of the consolidated statement of financial position as of January 1, 2021 for the Group (IFRS transition date):

		January 1, 2021
	Notes	Danish GAAP	Correction of accounting error	Presentation adjustments	IFRS transition impacts	IFRS
		DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Goodwill	A	3,271	—	—	507	3,778	Goodwill
Intangible assets		—	13,558	—	—	13,558	Other intangible assets
	B	—	—	—	81,175	81,175	Right -of-use assets
Property, plant and equipment		5,340	—	—	—	5,340	Property, plant and equipment
Fixed assets investments		3,267	—	—	—	3,267	Other financial assets
		—	—	—	—	—	Lease receivables
		—	-801	5,941	—	5,140	Deferred tax assets

Fixed assets		11,878	12,757	5,941	81,682	112,258	Non-current assets

Income taxes		1,743	—	—	—	1,743	Current income tax
	B	—	—	—	—	—	Lease receivables
Trade receivables		129,467	8,477	—	—	137,944	Trade receivables
Contract work in progress		19,793	—	—	—	19,793	Contract assets
Prepayments		8,464	—	-3,287	—	5,177	Prepayments
Other receivables		835	—	—	—	835	Other receivables
Deferred tax assets		5,941	—	-5,941	—	—

Receivables		166,243	8,477	-9,228	—	165,491

Cash and cash equivalent		97,322	—	—	—	97,322	Cash and cash equivalent

		263,565	8,477	-9,228	—	262,813	Current assets

Assets		275,443	21,234	-3,287	81,682	375,071	Assets

Equity and liabilities							Equity and liabilities
Share capital		55,637	—	—	—	55,637	Share capital
		—	—	-926	—	-926	Treasury Share
Retained earnings	A,B,C	82,003	18,251	926	—	101,180	Retained earnings

Equity (Group share)		137,640	18,251	—	—	155,891	Equity (Group share)

Minority interests		—	—	—	—	—	Non-controlling interests

Equity		137,640	18,251	—	—	155,891	Equity

Provisions		2,471	—	—	—	2,471	Long-term provisions
	B	—	—	—	57,897	57,897	Long-term lease liabilities
		10,988	—	—	—	10,988	Frozen holiday allowances
	D	—	2,983	—	—	2,983	Deferred tax liabilities

		13,459	2,983	—	57,897	74,339	Non-current liabilities
		—	—	—	—	—	Income taxes
	B	—	—	-3,287	23,278	19,991	Short-term lease liabilities
Trade payables		25,362	—	—	—	25,362	Trade payables
Prepayments received from customers		9,530	—	—	—	9,530	Contract liabilities
Other payables	B	89,452	—	—	507	89,958	Other payables

Current liabilities		124,344	—	-3,287	23,785	144,841	Current liabilities

Liabilities other than provisions		137,803	2,983	-3,287	81,682	219,180	Liabilities other than provisions

Equity and liabilities		275,443	21,234	-3,287	81,682	375,071	Equity and liabilities

Reconciliation of the consolidated statement of financial position of December 31, 2021 for the Group (closing date of the last period presented under Danish GAAP)

		December 31, 2021
	Notes	Danish GAAP	Correction of accounting error	Presentation adjustments	IFRS transition impacts	IFRS
		DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Goodwill	A	3,403	—	—	375	3,778	Goodwill
Intangible assets		1,296	21,904	—	—	23,200	Other intangible assets
	B	—	—	—	56,342	56,342	Right -of-use assets
Property, plant and equipment		4,314	—	—	—	4,314	Property, plant and equipment
Fixed assets investments		6,361	—	—	—	6,361	Other financial assets
		—	—	573	—	573	Lease receivables
	B, D	—	-646	8,389	424	8,167	Deferred tax assets

Fixed assets		15,374	21,258	8,962	57,141	102,735	Non-current assets

Income taxes		1,895	—	—	—	1,895	Current income tax
	B	—	—	-573	1,145	573	Lease receivables
Trade receivables		147,500	7,450	—	—	154,950	Trade receivables
Contract work in progress		25,672	—	—	—	25,672	Contract assets
Prepayments		7,124	—	-3,564	—	3,560	Prepayments
Other receivables		7,234	—	—	—	7,234	Other receivables
Deferred tax assets		8,389	—	-8,389	—	—

Receivables		197,814	7,450	-12,526	1,145	193,882

Cash and cash equivalent		63,817	—	—	—	63,817	Cash and cash equivalent

		261,632	7,450	-12,526	1,145	257,699	Current assets

Assets		277,006	28,708	-3,564	58,283	360,434	Assets

Equity and liabilities							Equity and liabilities
Share capital		55,731	—	—	—	55,731	Share capital
		—	—	-853	—	-853	Treasury Share
Retained earnings	A, B, C	98,611	23,889	853	4	123,357	Retained earnings

Equity (Group share)		154,342	23,889	—	4	178,235	Equity (Group share)

Minority interests		-129	—	—	—	-129	Non-controlling interests

Equity		154,213	23,889	—	4	178,106	Equity

Provisions		2,354	—	—	—	2,354	Long-term provisions
	B	—	—	—	39,306	39,306	Long-term lease liabilities
		—	—	—	—	—	Frozen holiday allowances
	D	—	4,819	—	326	5,145	Deferred tax liabilities

		2,354	4,819	—	39,633	46,805	Non-current liabilities

	B	—	—	-2,345	20,116	17,771	Short-term lease liabilities
Trade payables		34,992	—	-1,219	—	33,773	Trade payables
Prepayments received from customers		11,379	—	—	—	11,379	Contract liabilities
Other payables	B	74,068	—	—	-1,470	72,600	Other payables

Current liabilities		120,439	—	-3,564	18,646	135,523	Current liabilities

Liabilities other than provisions		120,439	—	-3,564	58,279	182,328	Liabilities other than provisions

Equity and liabilities		277,006	28,708	-3,564	58,283	360,434	Equity and liabilities

Reconciliation of the consolidated statement of financial position as of December 31, 2022, for the Group (closing date of the last period presented under Danish GAAP)

		December 31, 2022
	Notes	Danish GAAP	Correction of accounting error	Presentation adjustments	IFRS transition impacts	IFRS
		DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Goodwill	A	2,631	—	—	1,147	3,778	Goodwill
Intangible assets		614	20,378	—	—	20,992	Other intangible assets
	B	—	—	—	55,187	55,187	Right -of-use assets
Property, plant and equipment		4,852	—	—	—	4,852	Property, plant and equipment
Fixed assets investments		5,680	—	—	—	5,680	Other financial assets
				2,659		2,659	Lease receivables
	B, D	—	-859	4,212	1,255	4,607	Deferred tax assets

Fixed assets		13,777	19,519	6,870	57,589	97,755	Non-current assets

		—	—	—	—	—	Current income tax
	B	—	—	-2,659	5,963	3,304	Lease receivables
Trade receivables		162,979	7,549	—	—	170,528	Trade receivables
Contract work in progress		33,414	—	—	—	33,414	Contract assets
Prepayments		7,107	—	-3,606	—	3,501	Prepayments
Other receivables		6,116	—	—	—	6,116	Other receivables
Deferred tax assets		4,212	—	-4,212	—	—

Receivables		213,828	7,549	-10,476	5,963	216,864

Cash and cash equivalent		72,530	—	—	—	72,530	Cash and cash equivalent

		286,358	7,549	-10,476	5,963	289,393	Current assets

Assets		300,135	27,068	-3,606	63,552	387,148	Assets

Equity and liabilities							Equity and liabilities
Share capital		57,302	—	—	—	57,302	Share capital
		—	—	-733	—	-733	Treasury Share
Retained earnings	A, B, C	128,191	22,584	733	-3,059	148,450	Retained earnings

Equity (Group share)		185,494	22,584	—	-3,059	205,019	Equity (Group share)

Minority interests		—	—	—	—	—	Non-controlling interests

Equity		185,494	22,584	—	-3,059	205,019	Equity

Provisions		2,189	—	—	—	2,189	Long-term provisions
	B	—	—	—	43,178	43,178	Long-term lease liabilities
		—	—	—	—	—	Frozen holiday allowances
	D	—	4,483	—	—	4,483	Deferred tax liabilities

		2,189	4,483	—	43,178	49,850	Non-current liabilities

Income taxes		413	—	—	—	413	Income taxes
	B	—	—	-2,442	23,432	20,990	Short-term lease liabilities
Trade payables		34,586	—	-1,164	—	33,422	Trade payables
Prepayments received from customers		12,466	—	—	—	12,466	Contract liabilities
Other payables		64,988	—	—	—	64,988	Other payables

Current liabilities		112,453	—	-3,606	23,432	132,279	Current liabilities

Liabilities other than provisions		114,642	4,483	-3,606	66,610	182,129	Liabilities

Equity and liabilities		300,136	27,068	-3,606	63,552	387,148	Equity and liabilities

Reconciliation of the Group’s consolidated statement of profit or loss for the year ended December 31, 2021 (first comparative year)

		2021
	Notes	Danish GAAP	Correction of accounting error	Presentation adjustments	IFRS transition impacts	IFRS
		DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Revenue		632,613	-1,027	—	—	631,586	Revenue
	B	—	—	-307,905	27,464	-280,441	External expenses
		—	12,279	—	—	12,279	Work performed by the entity and capitalized
Cost of sales		-232,783	—	232,783	—	—
Other external expenses		-75,122	—	75,122	—	—

Gross profit		324,708
Staff costs	C	-304,553	—	—	-201	-304,754	Staff costs
Other operating income		1,911	—	—	—	1,911	Other operating income
	B	—	—	—	-1,111	-1,111	Other operating expenses
Amortisation and depreciation	A,B	-3,512	-3,933	—	-24,037	-31,482	Amortization and depreciation

Result before financial income and expenses		18,554	7,319	—	2,115	27,988	Result before financial income and expenses
Financial income		8,810	—	—	33	8,843	Financial income
Financial expenses	B	-11,075	—	—	-2,237	-13,312	Financial expenses

Result before tax		16,289	7,319	—	-89	23,519	Result before tax
Tax on profit for the year	D	-413	-1,681	—	97	-1,997	Tax on profit for the year

Result before minority interests		15,876	5,638	—	8	21,523	Profit for the period
Minority interests share of subsidiaries’ profit/loss		-129	—	—	—	-129	Non-controlling interests

Profit / (Loss) for the year		15,747	5,638	—	8	21,393	Profit for the year

Reconciliation of the Group’s consolidated statement of profit or loss for the year ended December 31, 2022

		2022
	Notes	Danish GAAP	Correction of accounting error	Presentation adjustments	IFRS transition impacts	IFRS
		DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000

Revenue		679,882	99		—	679,981	Revenue
	B	—	—	-335,148	19,568	-315,580	External expenses
		—	5,798	—	—	5,798	Work performed by the entity and capitalized
Cost of sales		-264,165	—	264,165	—	—
Other external expenses		-70,983	—	70,983	—	—

Gross profit		344,734				—
Staff costs	C	-297,197	—	—	-103	-297,300	Staff costs
Other operating income		907	—	—	—	907	Other operating income
	B	—	—	—	-1,596	-1,596	Other operating expenses
Amortisation and depreciation	A,B	-3,523	-7,324	—	-20,457	-31,305	Amortization and depreciation

Result before financial income and expenses		44,921	-1,427	—	-2,589	40,905	Result before financial income and expenses
Financial income		18,795	—	—	104	18,899	Financial income
Financial expenses	B	-20,413	—	—	-2,209	-22,622	Financial expenses

Result before tax		43,303	-1,427	—	-4,694	37,182	Result before tax
Tax on profit for the year	D	-9,915	123	—	1,158	-8,634	Tax on profit for the year

Result before minority interests		33,388	-1,305	—	-3,536	28,548	Profit for the period
Minority interests share of subsidiaries’ profit/loss		—	—	—	—	—	Non-controlling interests

Profit / (Loss) for the year		33,388	-1,305	—	-3,536	28,548	Profit for the year

Reconciliation of Group’s statement of cash flows for the year ended December 31, 2022

		2022
	Notes	Danish GAAP	Correction of accounting error	Presentation adjustments	IFRS transition impacts	IFRS
		DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Profit for the year	A, B, C	33,388	-1,092	—	-3,749	28,548	Profit for the year
	C		—	—	103	103	Share-based payments
Adjustments		6,418	—	-6,418	—	—
Amortization and depreciation	A, B	—	7,324	3,523	20,457	31,305	Amortization and depreciation
Net finance costs	B	—	—	-543	2,209	1,666	Net finance costs
	D	—	-336	9,915	-945	8,634	Tax on profit of the year
Other Adjustments		—	—	7,170	-8,922	-1,752	Other Adjustments
Change in working capital	B	-30,650	-99	323	3,269	-27,156	Total Change in working capital

Cash flows from operating activities before net financials		9,156	5,798	13,970	12,423	41,348	Cash flows from operating activities before net financials
Interest income and similar	B	17,744	—	-17,201	—	543	Interests received
Interest expenses and similar	B	-19,366	—	17,157	—	-2,209	Interests paid
Cash flows from ordinary activities		7,534	5,798	13,926	12,423	39,681	Cash flows from ordinary activities
Paid income taxes		-3,428	—	—	—	-3,428	Paid income taxes

Cash flows from operating activities		4,106	5,798	13,926	12,423	36,253	Cash flows from operating activities
Purchase of Goodwill		-14	—	14	—	—
Purchase of other intangible assets, net		—	-5,798	—	—	-5,798	Purchase of other intangible assets, net
Purchase of property, plant and equipment		-2,913	—	-27	—	-2,940	Purchase of property, plant and equipment
Purchase of shares		-1,815	—	—	2	-1,813	Acquisition of other investments
Increase/decrease in deposits		-440	—	440	—	—
Sale of fixed assets		27	—	-27	—	—	Proceeds from sale of investments
Purchase of shares		4,829	—	—	—	4,829	Sale of shares
				-414	—	-414	Other

Cash flows from investing activities		-326	-5,798	-14	2	-6,137	Cash flows from investing activities
Treasury shares, net		-9	—	—	—	-9	Treasury shares, net
		—	—	-296	—	-296	Transactions with non-controlling interests
Capital increase		4,942	—	—	—	4,942	Capital increase
	B	—	—	—	-18,857	-18,857	Repayment of lease liabilities
		—	—	-14	—	-14	Deferred payments on business combinations

Cash flows from financing activities		4,933	—	-310	-18,857	-14,234	Cash flows from financing activities
		—	—	-7,170	—	-7,170	+/- Effect of movements in foreign exchange rates on cash held

Increase in cash and cash equivalents		8,713	—	6,431	-6,431	8,713	Increase in cash and cash equivalents
Cash and cash equivalent at 1 January		63,817	—	—	—	63,817	Cash and cash equivalent at 1 January

Cash and cash equivalent at 31 December		72,530	—	6,431	-6,431	72,530	Cash and cash equivalent at 31 December

Reconciliation of Group’s statement of cash flows for the year ended December 31, 2021

		2021
	Notes	Danish GAAP	Correction of accounting error	Presentation adjustments	IFRS transition impacts	IFRS
		DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000	DKK ‘000
Profit for the year	A, B, C	15,747	5,638	—	8	21,393	Profit for the year
	C	—	—	—	201	201	Share-based payments
Adjustments		6,340	—	-6,340	—	—
Amortization and depreciation	A, B	—	3,933	3,512	24,037	31,482	Amortization and depreciation
Net finance costs	B	—	—	-349	2,237	1,888	Net finance costs
	D	—	1,681	413	-96	1,998	Tax on profit of the year
Other Adjustments		—	—	34	780	814	Other Adjustments
Change in working capital	B	-43,984	1,027	128	-2,420	-45,249	Total Change in working capital

Cash flows from operating activities before net financials		-21,897	12,279	-2,602	24,747	12,526	Cash flows from operating activities before net financials
Interest income and similar	B	8,542	—	-8,193	—	349	Interests received
Interest expenses and similar	B	-11,096	—	8,859	—	-2,237	Interests paid
Cash flows from ordinary activities		-24,451	12,279	-1,936	24,747	10,638	Cash flows from ordinary activities
Paid income taxes		-3,013	—	—	—	-3,013	Paid income taxes

Cash flows from operating activities		-27,464	12,279	-1,936	24,747	7,625	Cash flows from operating activities
Purchase of Goodwill		-493	—	493	—	—
Purchase of customer rights (badwill)		-1,944	-12,279	—	—	-14,223	Purchase of other intangible assets, net
Purchase of property, plant and equipment		-1,349	—	-128	—	-1,478	Purchase of property, plant and equipment
Purchase of shares		-2,932	—	—	—	-2,932	Acquisition of other investments
Increase/decrease in deposits		-162	—	162	—	—
Sale of fixed assets		128	—	-128	—	—	Proceeds from sale of investments
Purchase of shares		—	—	—	—	—	Sale of shares
				-34	—	-34	Other

Cash flows from investing activities		-6,752	-12,279	365	—	-18,666	Cash flows from investing activities
Treasury shares, net		73	—	—	—	73	Treasury shares, net
		—	—	—	—	—	Transactions with non-controlling interests
Capital increase		637	—	—	—	637	Capital increase
	B	—	—	—	-22,798	-22,798	Repayment of lease liabilities
		—	—	-493	—	-493	Deferred payments on business combinations

Cash flows from financing activities		710	—	-493	-22,798	-22,581	Cash flows from financing activities

		—	—	116	—	116	+/- Effect of movements in foreign exchange rates on cash held

Increase in cash and cash equivalents		-33,506	—	-1,948	1,949	-33,505	Increase in cash and cash equivalents
Cash and cash equivalent at 1 January		97,322	—	—	—	97,322	Cash and cash equivalent at 1 January

Cash and cash equivalent at 31 December		63,817	—	-1,948	1,948	63,817	Cash and cash equivalent at 31 December

Correction of accounting error

Adjustments included in tables above relate to the correction of accounting errors under consolidated financial statements prepared under Danish GAAP. The correction result in:

•

Capitalization of costs incurred in connection with internally generated intangible assets. The impact of correction result in the recognition of 13,558 thousand Danish Krones, 21,904 thousand Danish Krones and 20,378 thousand Danish Krones of capitalized costs in the conslidated statement of financial position as of January 1, 2021, December 31, 2021 and December 31, 2022, respectively, the capitalization of costs of 12,279 thousand Danish Krones and 5,798 thousand Danish Krones and amortization expenses of -3,933 thousand Danish Krones and -7,324 thousand Danish Krones in the result before tax and -1,836 and 336 thousand Danish Krones of deferred tax effects in the consolidated statement of profit or loss for the twelve months ended December 31, 2021 and 2022, respectively.

•

Cancellation of bad debt reserve on accounts receivable. The impact of correction result in the recognition of 8,477 thousand Danish Krones, 7,450 thousand Danish Krones and 7,549 thousand Danish Krones of trade receivables in the consolidated statement of financial position as of January 1, 2021, December 31, 2021 and December 31, 2022, respectively, the revenue for -1,027 thousand Danish Krones and 99 thousand Danish Krones in the result before tax and 155 thousand Danish Krones and -213 thousand Danish Krones of deferred tax effects in the consolidated statement of profit or loss for the twelve months ended December 31, 2021 and 2022, respectively.

Presentation adjustments

Adjustments presented in such column relate to reclassification from consolidated financial statement prepared under Danish GAAP to comply with consolidated financial statements prepared in accordance with IFRS as issued by IASB.

A.	Goodwill

Under Danish GAAP, the Goodwill is amortized over its expected economic life. If the expected economic life is regarded as indefinable, goodwill must be amortized over 10 years.

Under IFRS, the Goodwill is not amortized but is tested for impairment at least every year (and when occurs an indication of impairment loss or a significant change in market conditions).

Consequently, the adjustments on the Goodwill are as follows:

•

On the consolidated statement of financial position as of January 1, 2021, adjustment of 507 thousand Danish Krones corresponding to the deferred payments related to the acquisition of Lakshya in 2019,

•

On the consolidated statement of financial position as of December 31, 2021, adjustment of 375 thousand Danish Krones, corresponding to the reversal of Goodwill amortization over the period (551 thousand Krones) and the foreign exchange reflected in translation reserves in IFRS for -176 thousand Danish Krones.

•

On the consolidated statement of financial position as of December 31, 2022, adjustment of 1,147 thousand Danish Krones, corresponding to the reversal of Goodwill amortization over the period (673 thousand Krones), the foreign exchange reflected in translation reserves in IFRS for -77 thousand Danish Krones and the adjustment on previous years for 551 thousand Krones.

•

On the Consolidated statement of profit or loss of the years ending December 31, 2021 and 2022, the adjustments correspond to the reversal of Goodwill amortization and amount to respectively 551 thousand Danish Krones and 673 thousand Danish Krones.

Goodwill is presented in Note 10.

B.	Leases

Under Danish GAAP, a lease is classified as either a finance lease or an operating lease. Operating lease payments are recognized as an operating expense in the statement of profit or loss on a straight-line basis over the term of the lease. Finance leases are recognized as an asset with a corresponding liability in the statement of financial position, and depreciation and finance interest are recognized in the statement of profit or loss over the lease term.

Under IFRS, the Group applies a single recognition and measurement approach to all leases, except for short-term leases (and leases with less than 12 months residual term at the transition date) and leases of low-value assets.

On the consolidated statement of financial position, impact of IFRS reversals in respect of leases is as follows:

•	As of January, 2021, the Group recognized 81,175 thousand Danish Krones of lease liabilities and 81,175 thousand Danish Krones of rights-of-use assets,

•

As of December 31, 2021 the Group recognized 59,422 thousand Danish Krones of lease liabilities and 56,342 thousand Danish Krones of rights-of-use assets and lease receivables corresponding to subleased offices for 1,145 thousand Danish Krones,

•

As of December 31, 2022 the Group recognized 66,610 thousand Danish Krones of lease liabilities and 55,187 thousand Danish Krones of rights-of-use assets and lease receivables corresponding to subleased offices for 5,963 thousand Danish Krones.

On the consolidated statement of profit or loss of 2021 and 2022, impact of IFRS reversals in respect of leases is as follows:

•	Cancellation of rents for respectively 25,980 thousand Krones and 21,052 thousand Danish Krones,

•	Amortization of right-of-use assets for respectively -24,459 thousand Danish Krones and -21,103 Danish Krones,

•	Interests expenses on lease liabilities for respectively -2,237 thousand Danish Krones and -2,209 thousand Danish Krones,

•	Cancellation of rental income for respectively -1,239 thousand Danish Krones and -1,624 thousand Danish Krones.

Leases are presented in Note 12.

C.	Share based payments

Under Danish GAAP, the Group does not recognize any impact related to the grant of warrants. Under IFRS, the grant of warrants has an impact on the consolidated statement of profit or loss for the years ended December 31, 2021 and 2022, for respectively -201 thousand Danish Krones and -103 thousand Danish Krones.

Share-based payments are presented in Note 24.

D.	Deferred taxes

Tax effects related to IFRS adjustments have resulted in various temporary differences leading to the recognition of deferred tax assets or liabilities.

PART I - FINANCIAL INFORMATION

Item  1. Financial Statements

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED BALANCE SHEETS

	As of September 30, 2023 (Unaudited)	As of December 31, 2022
Assets
Current Assets
Cash	$31,052	$479,009
Prepaid expenses	113,423	589,702

Total Current Assets	144,475	1,068,711
Marketable securities held in Trust Account	206,459,256	356,976,644

Total Assets	$206,603,731	$358,045,355

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$7,153,522	$1,284,291
Note payable to Sponsor	3,315,000	—

Total Current Liabilities	10,468,522	1,284,291
Warrant liabilities	10,109,000	1,552,250
Deferred underwriting fee payable	12,075,000	12,075,000

Total Liabilities	$32,652,522	$14,911,541

Commitments and Contingencies (Note 10)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 19,005,667 shares at $10.86 and 34,500,000 shares at $10.35 per share redemption value at September 30, 2023 and December 31, 2022, respectively	206,459,256	356,976,644
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, none issued and outstanding at September 30, 2023 and December 31, 2022 (excluding 19,005,667 and 34,500,000 shares subject to possible redemption, respectively)	—	—
Class B ordinary shares, $0.0001 par value, 40,000,000 shares authorized, 8,625,000 issued and outstanding shares at September 30, 2023 and December 31, 2022	863	863
Accumulated deficit	(32,508,910)	(13,843,693)

Total Shareholders’ Deficit	(32,508,047)	(13,842,830)

Total Liabilities, Shares Subject to Redemption and Shareholders’ Deficit	$206,603,731	$358,045,355

The accompanying notes are an integral part of these condensed financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Formation and operating costs	$1,058,457	$860,671	$7,653,872	$1,622,634

Loss from Operations	(1,058,457)	(860,671)	(7,653,872)	(1,622,634)
Other income (expense)
Change in fair value of warrant liabilities	(3,292,000)	2,067,000	(8,556,750)	23,443,500
Interest earned on Marketable securities held in Trust Account	2,647,851	1,588,336	8,638,982	2,098,957
Gain (loss) on foreign exchange	(4,595)	—	(4,595)	9,239

Total other income (expense)	(648,744)	3,655,336	77,637	25,551,696

Net Income (Loss)	$(1,707,201)	$2,794,665	$(7,576,235)	$23,929,062

Basic and diluted weighted average redeemable Class A ordinary shares outstanding	19,005,667	34,500,000	22,865,061	34,500,000

Basic and diluted net income (loss) per redeemable Class A ordinary share	$(0.06)	$0.06	$(0.24)	$0.55

Basic and diluted weighted average non-redeemable Class B ordinary shares outstanding	8,625,000	8,625,000	8,625,000	8,625,000

Basic and diluted net income (loss) per non-redeemable Class B ordinary share	$(0.06)	$0.06	$(0.24)	$0.55

The accompanying notes are an integral part of these condensed financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary Shares Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2022 (audited)	8,625,000	$863	$—	$(13,843,693)	$(13,842,830)
Extension Contribution	—	—	—	(350,000)	(350,000)
Remeasurement of redeemable shares to redemption value	—	—	—	(3,608,818)	(3,608,818)
Net loss	—	—	—	(2,116,311)	(2,116,311)

Balance – March 31, 2023 (unaudited)	8,625,000	$863	$—	$(19,918,822)	$(19,917,959)
Extension Contribution	—	—	—	(1,050,000)	(1,050,000)
Remeasurement of redeemable shares to redemption value	—	—	—	(2,382,313)	(2,382,313)
Net loss	—	—	—	(3,752,723)	(3,752,723)

Balance – June 30, 2023 (unaudited)	8,625,000	$863	$—	$(27,103,858)	$(27,102,995)

Extension Contribution	—	—	—	(1,050,000)	(1,050,000)
Remeasurement of redeemable shares to redemption value	—	—	—	(2,647,851)	(2,647,851)
Net loss	—	—	—	(1,707,201)	(1,707,201)

Balance – September 30, 2023 (unaudited)	8,625,000	$863	—	$(32,508,910)	$(32,508,047)

The accompanying notes are an integral part of these condensed financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary Shares Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2021 (audited)	8,625,000	$863	$—	$(35,828,005)	$(35,827,142)
Remeasurement of redeemable shares to redemption value	—	—	—	94,443	94,443
Net income	—	—	—	15,891,664	15,891,664

Balance – March 31, 2022 (unaudited)	8,625,000	$863	$—	$(19,841,898)	$(19,841,035)
Net income	—	—	—	5,242,733	5,242,733

Balance – June 30, 2022 (unaudited)	8,625,000	$863	$—	$(14,599,165)	$(14,596,302)
Remeasurement of redeemable shares to redemption value	—	—	—	(2,099,844)	(2,099,844)
Net income	—	—	—	2,794,665	2,794,665

Balance – September 30, 2022 (unaudited)	8,625,000	$863	—	$(13,904,344)	$(13,903,481)

The accompanying notes are an integral part of these condensed financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS

	For the nine months ended
	September 30, 2023	September 30, 2022
Cash Flows from Operating Activities:
Net income (loss)	$(7,576,235)	$23,929,062
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(8,638,982)	(2,098,956)
Change in fair value of warrant liabilities	8,556,750	(23,443,500)
Changes in operating assets and liabilities:
Prepaid expenses	476,279	414,579
Accounts payable and accrued expenses	5,869,231	(650,405)
Accrued offering expenses	—	(205,244)

Net cash used in operating activities	(1,312,957)	(2,054,464)
Cash Flows from Investing Activities:
Extension Contribution	(2,450,000)	—
Withdrawal from Trust Account for redemptions	161,606,370	—

Net cash provided by investing activities	159,156,370	—
Cash Flows from Financing Activities:
Proceeds from affiliate promissory note	3,315,000	—
Payment to Redeeming Shareholders	(161,606,370)	—

Net cash used in financing activities	(158,291,370)	—

Net change in cash	(447,957)	(2,054,464)
Cash at beginning of period	479,009	2,632,930

Cash at end of period	$31,052	$578,466

Supplemental disclosure of cash flow information:

Remeasurement of Class A Ordinary Shares to redemption value	$8,638,982	$2,099,844

The accompanying notes are an integral part of these condensed financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1—Organization and Business Operation

Investcorp Asia Acquisition Corp I was incorporated in the Cayman Islands on March 22, 2021. On October 7, 2021, the Company changed its name to Investcorp Europe Acquisition Corp I (the “Company”). The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2023, the Company had not commenced any operations. All activity for the period from March 22, 2021 (inception) through September 30, 2023 relates to the Company’s formation and Initial Public Offering of units (the “IPO”) described below, and since the IPO, the search for a target business. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company expects to generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective on December 14, 2021 (the “Effective Date”). On December 17, 2021, the Company consummated its IPO of 34,500,000 units, which included the full exercise of the underwriter’s over-allotment option of 4,500,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $345,000,000, which is discussed further in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 16,700,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to Europe Acquisition Holdings Limited (the “Sponsor”), generating proceeds of $16,700,000.

Following the closing of the IPO on December 17, 2021, $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account (“Trust Account”), located in the United States at a nationally recognized financial institution, with Continental Stock Transfer & Trust Company acting as trustee (“Continental”), and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee will not be permitted to invest in other securities or assets. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the time frame to consummate the business combination period (the “Business Combination Period”) as defined in its Articles or during any extended time that the Company has to consummate a Business Combination as a result of a shareholder vote to amend its Articles (an “Extension Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity; and (iii) absent an initial Business Combination within the Business Combination Period or Extension Period from the closing of the initial public offering, the return of the funds held in the Trust Account to the Company’s public shareholders as part of the redemption of the Public Shares. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act.

If the Company were deemed to be subject to the Investment Company Act, compliance with these additional regulatory obligations would require additional expenses for which the Company has not allotted funds and may hinder the ability to complete a Business Combination. If the Company has not consummated the initial Business Combination within the required time period, the public shareholders may receive only approximately $10.20 per Public Share, or less in certain circumstances, on the liquidation of the Trust Account and the warrants will expire worthless.

The Company will proceed with a Business Combination if the Company seeks shareholder approval and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Extension Period and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Extension Period. However, if the Sponsor acquires Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 10) held in the Trust Account in the event the Company does not complete a Business Combination within the Extension Period; and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.20 per Public Share

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extraordinary General Meeting

On March 14, 2023, the Company convened an Extraordinary General Meeting (the “Extraordinary General Meeting”) virtually, to vote on the proposals described below. A total of 34,372,929 of the Company’s Class A ordinary shares and Class B ordinary shares (the “Ordinary Shares”), or 79.1% of the Company’s outstanding shares as of February 22, 2023, the record date for the Extraordinary General Meeting, were represented virtually or by proxy at the Extraordinary General Meeting.

As approved by its shareholders at the Extraordinary Meeting, the Company filed an amendment (the “Extension Amendment”). The Extension Amendment (i) extends the date by which the Company must consummate its initial business combination from March 17, 2023 to December 17, 2023 and (ii) remove the limitation that the Company shall not redeem public shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001.

Additionally, at the Extraordinary General Meeting holders of Public Shares were afforded the opportunity to require the Company to redeem their Public Shares for their pro rata share of the Trust Account. In connection with the vote to approve the Extension Amendment and the Redemption Limitation, the holders of 15,494,333 Class A ordinary shares properly exercised their rights to redeem their shares for cash at a redemption price of approximately $10.43 per share for an aggregate redemption amount of approximately $161.6 million, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the Trust Account was approximately $198.2 million.

In connection with the approval of the Extension Amendment, the Sponsor has agreed, by making monthly advancements on the Loan (as defined below), to contribute (each such contribution, an “Extension Contribution”) into the Trust Account the lesser of (x) an aggregate of $350,000 or (y) $0.03 per share for each public share that was not redeemed at the Extraordinary General Meeting for each monthly period (commencing on March 17, 2023 and ending on the 17th day of each subsequent month), or prior thereof, until the earlier of the completion of the initial business combination and the end of the Extension Period. As of September 30, 2023, the Company has made seven contribution payments, each in the amount of $350,000, under the Loan as described below under “—Liquidity, Capital Resources and Going Concern.”

On November 9, 2023, the Company filed a definitive proxy statement on Schedule 14A (“the Extension Proxy”) with respect to an extraordinary general meeting to seek approval from the shareholders of an amendment to its Articles to extend the date by which the Company must consummate its initial business combination from December 17, 2023 to June 17, 2024, as more fully described in the Extension Proxy.

While the funds in the Trust Account have, since the IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of

185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, to mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company would, on or prior to the 24-month anniversary of the effective date of the registration statement relating to the IPO, instruct Continental to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (which may include demand deposit accounts) until the earlier of consummation of the Company’s initial business combination or liquidation.

Liquidity, Capital Resources and Going Concern

As of September 30, 2023, the Company had $31,052 in its operating bank accounts and working capital deficit of $10,324,047. As of September 30, 2023, $8,638,982 of the amount on deposit in marketable securities held in the Trust Account represented interest income and $2,450,000 represented an Extension Contribution, all of which are available to pay the Company’s tax obligations, if any.

To finance transaction costs in connection with the Business Combination, the Company’s Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans, as defined below (see Note 6).

On March 7, 2023, the Company entered into a non-interest bearing convertible unsecured loan (the “Loan”) in the principal amount of up to $2,000,000 from one of the Sponsor’s affiliates to provide the Company with additional working capital and to fund the Extension Contributions. The Loan represents a Working Capital Loan (see Note 6). The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Trust Account. If the Company does not consummate an initial business combination by the Extension Period, the Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. The Loan is convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

On July 6, 2023, the Company entered into a non-interest bearing unsecured loan in the principal amount of up to $1,700,000 from the Sponsor to fund monthly contributions into the Trust Account until the earlier of a completion of the Business Combination or December 17, 2023. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Trust Account. This brought the full related party loan available to the Company to $3,700,000.

As of September 30, 2023 there was $3,315,000 outstanding under the Loans entered into on March 7, 2023 and July 6, 2023 as described above. As of December 31, 2022, there were no amounts outstanding under any Working Capital Loans (as defined below).

If the Company is not able to consummate a Business Combination before the end of the Extension Period, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution also raises substantial doubt about the Company’s ability to continue as a going concern. While management intends to complete a Business Combination, it is uncertain whether the Company will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities.

Under Accounting Standards Update (ASU) 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), these conditions, including the working capital deficit as well as the remaining time in the Extension Period, raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plan to consummate a Business Combination will be successful within the Extension Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on April 24, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10- K for the year ended December 31, 2022, as filed with the SEC on April 24, 2023.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Start-ups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, and short-term debentures, with original periods to maturity not exceeding three months, to be cash equivalents. The Company had cash of $31,052 and $479,009 as of September 30, 2023 and December 31, 2022. The Company had no cash equivalents as of September 30, 2023 and December 31, 2022.

Marketable Securities Held in Trust Account

Investments in money market funds are recognized at fair value and are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from marketable securities held in the Trust Account in the accompanying statement of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information. As of September 30, 2023 and December 31, 2022, the assets held in the Trust Account consisted of cash and money market mutual funds in the amount of $206,459,256 and $356,976,644, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are charged to shareholders’ equity or the statement of operations based on the relative value of the Units that consist of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrants”) and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on December 17, 2021 offering costs totaling $20,078,227 (consisting of $6,900,000 of underwriting fee, $12,075,000 of deferred underwriting fee and $1,103,227 of other offering costs) were recognized with $854,057 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants. Subsequent to the IPO, upon invoice receipt, other offering costs were adjusted downwards by $94,443 to true up estimates to the actual expenses incurred.

Net Income (Loss) Per Ordinary Share

The Company’s statements of operations include a presentation of net income (loss) per share for ordinary shares subject to possible redemption and applies the two-class method in calculating net income (loss) per share. Net income (loss) per ordinary share, basic and diluted, is calculated by dividing the pro- rata allocation of net income (loss) for each class, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Net income (loss) is allocated pro-rata between

Class A redeemable and Class B non-redeemable shares based on their respective weighted average shares outstanding for the period. As of September 30, 2023, the potential ordinary shares for outstanding Public and Private Warrants to purchase the Company’s ordinary shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2023 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the period.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the three months ended
	September 30, 2023		September 30, 2022
	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$(1,174,293)	$(532,908)	$2,235,732	$558,933

Denominator:
Weighted-average shares outstanding	19,005,667	8,625,000	34,500,000	8,625,000

Basic and diluted net income (loss) per share	$(0.06)	$(0.06)	$0.06	$0.06

	For the nine months ended
	September 30, 2023		September 30, 2022
	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$(5,501,135)	$(2,075,100)	$19,143,250	$4,785,812

Denominator:
Weighted-average shares outstanding	22,865,061	8,625,000	34,500,000	8,625,000

Basic and diluted net income (loss) per share	$(0.24)	$(0.24)	$0.55	$0.55

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The 33,950,000 warrants issued in connection with the Initial Public Offering and the Private Placement (including the 17,250,000 Public Warrants included in the Units and the 16,700,000 Private Placement Warrants) were recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Accordingly, as of September 30, 2023 and December 31, 2022, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

As of September 30, 2023 and December 31, 2022, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

	September 30, 2023	December 31, 2022
As of beginning of the period	$356,976,644	$351,900,000
Less:
Redemptions as a result of Extraordinary General Meeting	(161,606,370)
Plus:
Extension Contribution	2,450,000	—
Remeasurement of carrying value to redemption value	8,638,982	5,076,644

Class A ordinary shares subject to possible redemption	$206,459,256	$356,976,644

Income taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability, method as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liabilities are settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

There were no unrecognized tax benefits as of September 30, 2023. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2023, there were no unrecognized tax benefits, and no amounts were accrued for the payment of interest and penalties.

There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at amortized cost and more convertible preference shares will be accounted for as a single equity instrument measured at historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 upon its incorporation. The impact to the balance sheet, statements of operations and cash flows was not material.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3— Initial Public Offering

On December 17, 2021 the Company sold 34,500,000 Units, which included 4,500,000 units from the underwriters full exercise of their over-allotment option, at a price of $10.00 per Unit, generating gross proceeds to the Company of $345,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9).

Following the closing of the IPO on December 17, 2021 an aggregate of $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

Transaction costs of the IPO amounted to $20,078,227 consisting of $6,900,000 of underwriting fee, $12,075,000 of deferred underwriting fee and $1,103,227 of other offering costs. Of the transaction costs, $19,224,170 was included in Additional Paid-in Capital and $854,057 was included in accumulated deficit.

Note 4— Potential Business Combination Agreement

On April 25, 2023, the Company entered into a business combination agreement with OpSec Holdings, a Cayman Islands exempted company with limited liability (“Pubco”), Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and wholly-owned subsidiary of Pubco (“Merger Sub I”), Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and wholly-owned Subsidiary of Pubco (“Merger Sub II”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (“OpSec”), Orca Midco Limited, a private limited company incorporated under the Laws of England and Wales (“Orca Midco”), Orca Bidco Limited, a private limited company incorporated under the Laws of England and Wales and a subsidiary of OpSec (“Orca”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), and Mill Reef Capital Fund ScS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “OpSec Shareholders”), pursuant to which, among other things and subject to certain terms and conditions, (1) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding ordinary shares of OpSec (the “OpSec Ordinary Shares”) in exchange for (a) ordinary shares of Pubco (“Pubco Ordinary Shares”) and (b) an aggregate amount in cash equal to $10,000,000 (collectively, the

“Share Contribution” and with respect to the date it occurs, the “Share Contribution Closing”), (2) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec shall cease and Merger Sub I shall continue as the surviving company (the “First Merger”), and (3) following the First Merger, the Company will merge with and into Merger Sub II (the “Second Merger”), as a result of which (a) the separate corporate existence of Merger Sub II shall cease and the Company shall continue as the surviving company, (b) the issued and outstanding Class A ordinary shares immediately prior to the effective time of the Second Merger (the “Second Merger Effective Time”) shall be exchanged for Pubco Ordinary Shares concurrently with the Second Merger, (c) the issued and outstanding Class B ordinary shares immediately prior to the Second Merger Effective Time shall be transferred to Pubco in exchange for Pubco Ordinary Shares and (d) the warrants of the Company outstanding immediately prior to the Second Merger Effective Time shall cease to represent a right to acquire the number of Class A ordinary shares set forth in such warrant and will instead be assumed by Pubco and automatically converted into warrants issued by Pubco (“Pubco Warrants”) to acquire an equal number of Pubco Ordinary Shares.

Following consummation of the transactions, the Company will be a wholly-owned subsidiary of Pubco and OpSec will be a wholly-owned subsidiary of Pubco. OpSec will hold approximately 97% of the issued and outstanding equity of its underlying operating subsidiaries. The Transactions are expected to close in the second half of 2023, subject to customary closing conditions, including the required approval by the shareholders of the Company. Other than pursuant to the terms and conditions set forth in the Backstop Agreement, there are no other financial closing conditions of the Transactions that would preclude closing once shareholder approval is obtained.

Each public unit of the Company outstanding immediately prior to the Second Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Class A ordinary share and one-half of a warrant, which underlying securities shall be converted as set forth below and in accordance with the terms and conditions of the Business Combination Agreement.

At the Second Merger Effective Time, by virtue of the Second Merger and without any further action required on the part of any Party or the holders of securities of the Company or Merger Sub II:

(1)

Class A ordinary shares: Each Class A ordinary share issued and outstanding immediately prior to the Second Merger Effective Time (after giving effect to redemptions) shall be exchanged for one Pubco Ordinary Share.

(2)

Warrants: Each warrant outstanding immediately prior to the Second Merger Effective Time shall cease to represent a right to acquire the number of Class A ordinary shares set forth in such warrant and will be exchanged for a warrant to acquire one Pubco Ordinary Share. Each of the Pubco Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Company public warrants.

Concurrently with the Second Merger and after giving effect to the Share Cancellation described below, the Sponsor and certain shareholders of the Company (together with the Sponsor, the “Sponsor Members”) will sell and transfer to Pubco, and Pubco will purchase, the outstanding Class B ordinary shares in exchange for an equal number of Pubco Ordinary Shares and immediately after the Second Merger Effective Time each such Class B ordinary share will be converted into a Class A ordinary share.

In connection with the Share Contribution, the OpSec Shareholders will receive, in aggregate, (1) 23,577,550 Pubco Ordinary Shares, (2) an aggregate amount in cash equal to $10,000,000 and (3) the right to receive in aggregate an additional 1,277,550 Pubco Ordinary Shares upon the satisfaction of either of the following conditions (each, “Triggering Event”):

(1)

if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period; and

(2)	if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time there is a change of control of Pubco.

In connection with the Business Combination Agreement, the Company entered into the following agreements:

Backstop Agreement: On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company, OpSec and Pubco entered into a backstop agreement (the “Backstop Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor has committed to purchase, prior to the Second Merger Closing, equity securities of Pubco, in a private placement, for an aggregate purchase price not to exceed $50 million, to backstop certain redemptions by Shareholders of the Company.

Insider Letter Amendment: On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Company and the Sponsor Members have entered into an amendment to that certain Letter Agreement, dated as of December 14, 2021, by and among the Company and the Sponsor Members (the “Insider Letter”), pursuant to which, among other things, the Insider Letter was amended to reduce period of time during which the Sponsor Members have agreed not to transfer their Pubco Ordinary Shares issued in respect of the exchange of their Class B ordinary shares.

Sponsor Support Agreement: On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Sponsor Members, Pubco and the Company have entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (1) each Sponsor Member agreed (a) to vote all ordinary shares of the Company held by such Sponsor Member in favor of the Business Combination Agreement and the Transactions, (b) 50% of the Pubco Ordinary Shares held by such Sponsor Member as of immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation (as defined below) shall be placed in escrow pursuant to an escrow agreement to be mutually agreed upon, by and among the Sponsor Members, Pubco and a mutually agreed upon escrow agent (the “Sponsor Earnout Shares”) and (c) to abstain from exercising any redemption rights in connection with the redemption of any Class A ordinary shares, and (2) the Sponsor further agreed to (a) along with certain other Sponsor Members, surrender for nil consideration and cancel immediately prior to the Share Contribution, but subject to the consummation of the Second Merger, in aggregate, 2,555,100 Class B ordinary shares held by such Sponsor Member as of immediately prior to the Share Contribution (the “Share Cancellation”), (b) transfer to the OpSec Shareholders immediately following the Share Contribution, but subject to the consummation of the Second Merger, 2,050,000 Warrants held by the Sponsor and (c) reimburse the Company for expenses in excess of $20,000,000, unless such excess expenses have otherwise been approved in writing by OpSec, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Earnout Shares shall be released from escrow pursuant to such escrow agreement and delivered to such Sponsor Member upon the occurrence of a Triggering Event.

In connection with the Closing, the Company will enter into, among others, the following agreements:

Lock-Up Agreement: At the Share Contribution Closing, the OpSec Shareholders and Pubco shall enter into a lock-up agreement, pursuant to which, the OpSec Shareholders agree, subject to customary exceptions, not to transfer their Pubco Ordinary Shares during the period commencing on the date of the Share Contribution Closing and ending on the earlier of (1) the date that is nine months after the Share Contribution Closing and (2) the date on which Pubco undergoes a change of control.

Registration Rights Agreement: In connection with the Transactions, at the Second Merger Closing, and subject to the consummation thereof, (1) the Registration Rights Agreement, dated December 14, 2021, by and among the Company and the Sponsor Members, shall be terminated and (2) Pubco, the OpSec Shareholders and the Sponsor Members shall enter into a registration rights agreement, pursuant to which, among other things, the OpSec Shareholders and the Sponsor Members shall be granted customary registration rights, on the terms and subject to the conditions set forth therein.

Warrant Assignment, Assumption and Amendment: In connection with the Transactions, at or prior to the Second Merger Effective Time, the Company, Pubco and Continental will enter into a warrant assignment, assumption and amendment agreement, which amends that certain Warrant Agreement, dated December 14, 2021, by and between the Company and Continental, pursuant to which, among other things, (1) the Company will assign to Pubco, and Pubco will assume, all of the Company’s right, title and interest in and to the Warrant Agreement and (2) each warrant shall be modified to no longer entitle the holder thereof to purchase Class A ordinary shares and instead acquire an equal number of Pubco Ordinary Shares.

Note 5—Private Placement Warrants

Simultaneously with consummation of the IPO, the Sponsor purchased an aggregate of 16,700,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($16,700,000 in the aggregate). Each whole Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Extension Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Note 6—Related Party Transactions

Founder Shares

On April 1, 2021, the Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On November 3, 2021, the Sponsor transferred 718,750 Founder Shares to Baroness Ruby McGregor-Smith, 479,167 Founder Shares to Peter McKellar, and 30,000 Founder Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. This resulted in a benefit to the Company from the excess fair value of shares issued over the nominal purchase price. The excess fair value of the Founder Shares over their nominal purchase price is estimated to be $5,292,600 and will be recorded as compensation expense upon closing of the Business Combination.

The Sponsor and the Company’s directors and executive officers have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) if the Company consummates a transaction after the initial Business Combination which results in shareholders having the right to exchange their shares for cash, securities or other property.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The terms of the warrants would be identical to the terms of the Private Placement Warrants.

On March 7, 2023, the Company entered into a non-interest bearing convertible unsecured loan in the principal amount of up to $2,000,000 from one of the Sponsor’s affiliates to provide the Company with additional working capital and to fund the Extension Contributions. The Loan constitutes a Working Capital Loan as defined above. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Trust Account. If the Company does not consummate an initial business combination during the Extension Period, the Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. The Loan is convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The conversion option represents an embedded derivative under ASC 815-15, “Embedded Derivatives.” The Company has determined that based on the valuation of its Private Placement Warrants and the fact that a Business Combination is not considered probable until such time as it is consummated, the value of this conversion option is de minimis.

On July 6, 2023, the Company entered into a non-interest bearing unsecured loan in the principal amount of up to $1,700,000 from the Sponsor to fund monthly contributions into the Trust Account until the earlier of a completion of the Business Combination or December 17, 2023. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Trust Account.

The Loan bears no interest and shall be due and payable on the earlier of (i) the date on which the Borrower consummates the transaction or (ii) the date of that the winding up of the Borrower is effective. If the Company does not consummate an initial business combination by December 17, 2023, the Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. If at any time the Board of Directors determines that the Company will not be able to consummate an initial business combination by December 17, 2023 and that the Company shall instead liquidate, the Sponsor’s obligation to continue to make contributions shall cease immediately upon such determination.

An initial amount of $350,000 was drawn down from the Loan on March 17, 2023 for the first Extension Contribution, and an additional $1,050,000 and $2,100,000 was drawn down in the three months and nine months ended September 30, 2023, respectively for three and six further Extension Contributions, respectively. In addition, $865,000 was drawn in order to fund the working capital requirements of the Company in three tranches of $250,000 in April 2023, $350,000 in May 2023 and $265,000 in July. The total amount outstanding under the Loans entered into on March 7, 2023 and July 6, 2023 described above and any other Working Capital Loans as of September 30, 2023 was $3,315,000. There was no amount outstanding under any Working Capital Loans as of December 31, 2022.

Note 7—Class A Ordinary Shares Subject to Possible Redemption

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued or outstanding (excluding 19,005,667 and 34,500,000 shares subject to possible redemption, respectively).

On March 14, 2023 at the Extraordinary General Meeting, holders of Public Shares were afforded the opportunity to require the Company to redeem their public shares for their pro rate share of the Trust Account. 15,494,333 out of 34,500,000 Public Shares were redeemed at a redemption price of approximately $10.43 per share, leaving 19,005,667 Public Shares remaining outstanding.

Note 8—Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 8,625,000 shares of Class B ordinary shares issued and outstanding.

Holders of Ordinary Shares will vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

Class B ordinary shares (the Founder Shares) will convert into Class A ordinary shares following the consummation of the initial Business Combination on a one-for-one basis, in accordance with the following schedule: (i) 50% on the trading day following the consummation of a Business Combination, and (ii) 50% if, post consummation of a Business Combination and prior to the ten year anniversary of the initial Business Combination, the volume weighted average trading price of the Class A ordinary shares for any 10 trading days within a 15 trading day period exceeds $12.00, on the trading day following such trading period, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the initial public offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the initial public offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

Note 9—Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of Class A ordinary shares as described above under Redemption of warrants for Class A ordinary shares). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company accounts for the 33,950,000 warrants issued in connection with the IPO (including 17,250,000 Public Warrants and 16,700,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the Business Combination is payable in the form of equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference.

Note 10—Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights and shareholder agreement to be signed prior to or on the effective date of the IPO, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were granted the option to purchase up to 4,500,000 additional units at the IPO price of $10.00 within 45 days of the consummation of the IPO. The underwriters fully exercised this option at the time of the IPO. The underwriters earned a cash underwriting discount of $0.20 per Unit, or $6,900,000 in the aggregate, which was paid upon the closing of the IPO.

In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Legal Fees

The Company has an agreement in place whereby if its legal counsel assists in the Business Combination efforts and the Business Combination is successful, it could receive up to $893,755 (the “Success Fee”). The Success Fee will only become due and payable in the event of a successful Business Combination. In accordance with ASC 805, Business Combinations, this fee will not be recorded until such time as a Business Combination is consummated.

Consulting Agreements

In April 2023, the Company entered into two agreements with each of the IPO underwriters, each to act as a capital markets advisor and as a placement agent in relation to the Business Combination. On June 9, 2023, the Company terminated the two engagement letters with one of the IPO underwriters, and such termination nullified the Company’s obligation to pay any fees under such agreements. With respect to the other IPO underwriter, as compensation for their services, half of a placement fee of 3.0% of the gross proceeds of securities sold in the placement will be paid to the agent upon consummation of the placement (the “Placement Fee”) and $4,000,000 will be paid to the agent upon consummation of the Business Combination (the “Transaction Fee”). The Placement Fee and the Transaction fee will only become payable in the event the placement and the Business Combination are consummated, respectively, and as such nothing will be recorded until that time.

In June 2023, the Company entered into an agreement with a third-party consultant to provide advisory services in relation to the Business Combination. As compensation for those services, an advisory fee of $2,000,000 is payable in the event the transaction is consummated (the “Advisory Fee”). This fee will only become payable in the event the Business Combination is consummated and as such nothing will be recorded until that time.

Additionally, the agent and the consultant are eligible to be reimbursed in the aggregate up to $500,000 in expenses in the event the Business Combination is not consummated and $1,000,000 in the event it is consummated. As of September 30, 2023, approximately $1,161,000 has been incurred by the third parties. As the Business Combination is not yet considered probable, $500,000 of the approximately $1,161,000 is accrued in the Accounts Payable and Accrued Expenses line on the balance sheet.

Note 11—Recurring Fair Value Measurements

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2023 and December 31, 2022:

As of September 30, 2023	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in Trust Account	$206,459,256	$—	$—
Liabilities
Public Warrants	5,135,000	—	—
Private Placement Warrants	—	—	4,974,000

Total	$211,594,256	$—	$4,974,000

As of December 31, 2022	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in Trust Account	$356,976,644	$—	$—
Liabilities
Public Warrants	776,250	—	—
Private Placement Warrants	—	—	776,000

Total	$357,752,894	$—	$776,000

Marketable Securities held in Trust Account

As of September 30, 2023, the assets held in the Trust Account were held in a money market mutual fund. During the period from March 22, 2021 (inception) through September 30, 2023, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

The composition of the Company’s fair value of held to maturity securities on September 30, 2023 and December 31, 2022 is as follows:

	Fair Value as of September 30, 2023	Fair Value as of December 31, 2022
Money Market Mutual Fund	$206,459,256	$356,976,644

	$206,459,256	$356,976,644

Warrant Liabilities

As of September 30, 2023, the Company’s warrant liabilities were valued at $10,109,000. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liabilities is classified within Level 3 of the fair value hierarchy.

The Company established the initial fair value for the warrants on December 17, 2021, the date of the consummation of the Company’s IPO. The fair value of the Public Warrants and the Private Placement Warrants were measured using a Monte Carlo simulation model. The estimated fair value of the Public Warrants and the Private Placement Warrants were determined using Level 3 inputs. The Monte Carlo simulation utilizes certain known inputs such as the Company’s stock price, the warrant exercise price, the time to expiration and the fact that there is a call condition. The risk-free interest rate is based on the U.S. Treasury curve. The expected life of the instruments are assumed to be equivalent to their remaining contractual term plus the amount of time assumed to consummate a Business Combination. Additionally, inherent in a Monte Carlo simulation model is an assumption related to the unknown expected share-price volatility. The Company estimates the implied volatility of its warrants based on the volatility required to produce a model price equal to the market price for the Company’s Public Warrants.

The following table presents a summary of the changes in the fair value of the Warrants liabilities classified as Level 3, measured on a recurring basis.

Private Warrant Liability
Fair Value as of December 31, 2022	776,000
Change in fair value	1,064,340

Fair value as of March 31, 2023	$1,840,340
Change in fair value	1,617,660

Fair value as of June 30, 2023	$3,458,000
Change in fair value	1,516,000
Fair value as of September 30, 2023	$4,974,000

The following table provides the significant inputs into the Monte Carlo method for the fair value of the Public and Private Warrants:

Input	9/30/2023	12/31/2022
Share price	$10.88	$10.30
Exercise price	$11.50	$11.50
Risk-free rate of interest	4.60%	3.99%
Volatility	60.02%	10.70%
Term (in years)	5.31	5.29
Dividend yield	—%	—%

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The Public Warrants underlying the units sold in the IPO began separately trading on February 3, 2022 and as such were reclassified to Level 1 in the quarter ended March 31, 2022. There were no other transfers in or out of Level 3 from other levels in the fair value hierarchy for the three months ended September 30, 2023.

Note 12—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events, other than those detailed below, that would have required adjustment or disclosure in the financial statement.

In October the Company drew down an additional $385,000 comprised of $350,000 for the October Extension payment and $35,000 for working capital purposes. This left the total $3,700,000 from the Loans entered into on March 7, 2023 and July 6, 2023 to the Company fully drawn.

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED BALANCE SHEETS

	As of June 30, 2023 (Unaudited)	As of December 31, 2022
Assets
Current Assets
Cash	$234,234	$479,009
Prepaid expenses	272,183	589,702

Total Current Assets	506,417	1,068,711
Marketable securities held in Trust Account	202,761,405	356,976,644

Total Assets	$203,267,822	$358,045,355

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$6,717,412	$1,284,291
Note payable to Sponsor	2,000,000	—

Total Current Liabilities	8,717,412	1,284,291
Warrant liabilities	6,817,000	1,552,250
Deferred underwriting fee payable	12,075,000	12,075,000

Total Liabilities	$27,609,412	$14,911,541

Commitments and Contingencies (Note 10)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 19,005,667 shares at $10.86 and 34,500,000 shares at $10.35 per share redemption value at June 30, 2023 and December 31, 2022, respectively	202,761,405	356,976,644
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, none issued and outstanding at June 30, 2023 and December 31, 2022 (excluding 19,005,667 and 34,500,000 shares subject to possible redemption, respectively)	—	—
Class B ordinary shares, $0.0001 par value, 40,000,000 shares authorized, 8,625,000 issued and outstanding shares at June 30, 2023 and December 31, 2022	863	863
Accumulated deficit	(27,103,858)	(13,843,693)

Total Shareholders’ Deficit	(27,102,995)	(13,842,830)

Total Liabilities and Shareholders’ Deficit	$203,267,822	$358,045,355

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Formation and operating costs	$2,885,101	$365,191	$6,595,415	$761,963

Loss from Operations	(2,885,101)	(365,191)	(6,595,415)	(761,963)
Other income (expense)
Change in fair value of warrant liabilities	(3,249,935)	5,123,000	(5,264,750)	21,376,500
Interest earned on Marketable securities held in Trust Account	2,382,313	475,185	5,991,131	510,621
Gain on foreign exchange	—	9,239	—	9,239

Total other income (expense)	(867,622)	5,607,924	726,381	21,896,360

Net Income (Loss)	$(3,752,723)	$5,242,733	$(5,869,034)	$21,134,397

Basic and diluted weighted average redeemable Class A ordinary shares outstanding	19,005,667	34,500,000	24,826,742	34,500,000

Basic and diluted net income (loss) per redeemable Class A ordinary share	$(0.14)	$0.12	$(0.18)	$0.49

Basic and diluted weighted average non-redeemable Class B ordinary shares outstanding	8,625,000	8,625,000	8,625,000	8,625,000

Basic and diluted net income (loss) per non-redeemable Class B ordinary share	$(0.14)	$0.12	$(0.18)	$0.49

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary Shares Class B		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2022 (audited)	8,625,000	$863	$—	$(13,843,693)	$(13,842,830)
Extension Contribution	—	—	—	(350,000)	(350,000)
Remeasurement of redeemable shares to redemption value	—	—	—	(3,608,818)	(3,608,818)
Net loss	—	—	—	(2,116,311)	(2,116,311)

Balance – March 31, 2023 (unaudited)	8,625,000	$863	$—	$(19,918,822)	$(19,917,959)
Extension Contribution	—	—	—	(1,050,000)	(1,050,000)
Remeasurement of redeemable shares to redemption value	—	—	—	(2,382,313)	(2,382,313)
Net loss	—	—	—	(3,752,723)	(3,752,723)

Balance – June 30, 2023 (unaudited)	8,625,000	$863	—	$(27,103,858)	$(27,102,995)

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary Shares Class B		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2021 (audited)	8,625,000	$863	$—	$(35,828,005)	$(35,827,142)
Remeasurement of redeemable shares to redemption value	—	—	—	94,443	94,443
Net income	—	—	—	15,891,664	15,891,664

Balance – March 31, 2022 (unaudited)	8,625,000	$863	$—	$(19,841,898)	$(19,841,035)
Net income	—	—	—	5,242,733	5,242,733

Balance – June 30, 2022 (unaudited)	8,625,000	$863	—	$(14,599,165)	$(14,598,302)

INVESTCORP EUROPE ACQUISITION CORP I

CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS

	For the six months ended
	June 30, 2023	June 30, 2022
Cash Flows from Operating Activities:
Net income (loss)	$(5,869,034)	$21,134,397
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on Investment held in Trust Account	(5,991,130)	(510,621)
Change in fair value of warrant liabilities	5,264,750	(21,376,500)
Changes in operating assets and liabilities:
Prepaid expenses	317,519	256,688
Accounts payable and accrued expenses	5,433,120	(1,034,761)
Accrued offering expenses	—	(205,244)

Net cash used in operating activities	(844,775)	(1,736,041)
Cash Flows from Investing Activities:
Extension Contribution	(1,400,000)	—

Net cash used in investing activities	(1,400,000)	—
Cash Flows from Financing Activities:
Proceeds from affiliate promissory note	2,000,000	—

Net cash provided by financing activities	2,000,000	—

Net change in cash	(244,775)	(1,736,041)
Cash at beginning of period	479,009	2,632,930

Cash at end of period	$234,234	$896,889

Supplemental disclosure of cash flow information:

Remeasurement of Ordinary Shares to redemption value	$5,991,131	$94,443

INVESTCORP EUROPE ACQUISITION CORP I

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1—Organization and Business Operation

Investcorp Asia Acquisition Corp I was incorporated in the Cayman Islands on March 22, 2021. On October 7, 2021, the Company changed its name to Investcorp Europe Acquisition Corp I (the “Company”). The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from March 22, 2021 (inception) through June 30, 2023 relates to the Company’s formation and Initial Public Offering of units (the “IPO”) described below, and since the IPO, the search for a target business. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company expects to generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds expected to be derived from the IPO. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective on December 14, 2021 (the “Effective Date”). On December 17, 2021, the Company consummated its IPO of 34,500,000 units, which included the full exercise of the underwriter’s over-allotment option of 4,500,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $345,000,000, which is discussed further in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 16,700,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to Europe Acquisition Holdings Limited (the “Sponsor”), generating proceeds of $16,700,000.

Following the closing of the IPO on December 17, 2021, $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account (“Trust Account”), located in the United States at a nationally recognized financial institution, with Continental Stock Transfer & Trust Company acting as trustee (“Continental”), and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee will not be permitted to invest in other securities or assets. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the time frame to consummate the business combination period (the “Business Combination Period”) as defined in its amended and restated memorandum and articles of association or during any extended time that the Company has to consummate a Business Combination as a result of a shareholder vote to amend its amended and restated memorandum and articles of association (an “Extension Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity; and (iii) absent an initial Business Combination within the Business Combination Period or Extension Period from the closing of the initial public offering, the return of the funds held in the Trust Account to the Company’s public shareholders as part of the redemption of the Public Shares. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act.

If the Company were deemed to be subject to the Investment Company Act, compliance with these additional regulatory obligations would require additional expenses for which the Company has not allotted funds and may hinder the ability to complete a Business Combination. If the Company has not consummated the initial Business Combination within the required time period, the public shareholders may receive only approximately $10.20 per Public Share, or less in certain circumstances, on the liquidation of the Trust Account and the warrants will expire worthless.

The Company will proceed with a Business Combination if the Company seeks shareholder approval and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Extension Period and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Extension Period. However, if the Sponsor acquires Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 10) held in the Trust Account in the event the Company does not complete a Business Combination within the Extension Period; and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.20 per Public Share

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extraordinary General Meeting

On March 14, 2023, the Company convened an Extraordinary General Meeting (the “Extraordinary General Meeting”) virtually, to vote on the proposals described below. A total of 34,372,929 of the Company’s Class A ordinary shares and Class B ordinary shares (the “Ordinary Shares”), or 79.1% of the Company’s outstanding shares as of February 22, 2023, the record date for the Extraordinary General Meeting, were represented virtually or by proxy at the Extraordinary General Meeting.

As approved by its shareholders at the Extraordinary Meeting, the Company filed an amendment (the “Extension Amendment”). The Extension Amendment (i) extends the date by which the Company must consummate its initial business combination from March 17, 2023 to December 17, 2023 and (ii) remove the limitation that the Company shall not redeem public shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment”).

Additionally, at the Extraordinary General Meeting holders of Public Shares were afforded the opportunity to require the Company to redeem their Public Shares for their pro rata share of the Trust Account. In connection with the vote to approve the Extension Amendment and the Redemption Limitation, the holders of 15,494,333 Class A ordinary shares properly exercised their rights to redeem their shares for cash at a redemption price of approximately $10.43 per share for an aggregate redemption amount of approximately $161.6 million, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the Trust Account was approximately $198.2 million.

In connection with the approval of the Extension Amendment, the Sponsor has agreed, by making monthly advancements on the Loan, to contribute (each such contribution, an “Extension Contribution”) into the Trust Account the lesser of (x) an aggregate of $350,000 or (y) $0.03 per share for each public share that was not redeemed at the Extraordinary General Meeting for each monthly period (commencing on March 17, 2023 and ending on the 17th day of each subsequent month), or prior thereof, until the earlier of the completion of the initial business combination and the end of the Extension Period. As of June 30, 2023, the Company has made five contribution payments, each in the amount of $350,000, under the Loan as described below under “—Liquidity, Capital Resources and Going Concern.”

Liquidity, Capital Resources and Going Concern

As of June 30, 2023, the Company had $234,234 in its operating bank accounts and working capital deficit of $8,210,995. As of June 30, 2023, $5,991,131 of the amount on deposit in marketable securities held in the Trust Account represented interest income and $1,400,000 represented an Extension Contribution, all of which are available to pay the Company’s tax obligations, if any.

To finance transaction costs in connection with the Business Combination, the Company’s Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans, as defined below (see Note 6).

On March 7, 2023, the Company entered into a non-interest bearing convertible unsecured loan (the “Loan”) in the principal amount of up to $2,000,000 from one of the Sponsor’s affiliates to provide the Company with additional working capital and to fund the Extension Contributions. The Loan represents a Working Capital Loan (see Note 6). The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Trust Account. If the Company does not consummate an initial business combination by the Extension Period, the Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. The Loan is convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

As of June 30, 2023 there was $2,000,000 outstanding under the Loan. As of June 30, 2023 and December 31, 2022, there were no amounts outstanding under any other Working Capital Loans (as defined below).

Under Accounting Standards Update (ASU) 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plan to consummate a Business Combination will be successful within the Extension Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If the Company is not able to consummate a Business Combination before the end of the Extension Period, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution also raises substantial doubt about the Company’s ability to continue as a going concern. While management intends to complete a Business Combination, it is uncertain whether the Company will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on April 24, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10- K for the year ended December 31, 2022, as filed with the SEC on April 24, 2023.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Start-ups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, and short-term debentures, with original periods to maturity not exceeding three months, to be cash equivalents. The Company had cash of $234,234 and $479,009 as of June 30, 2023 and December 31, 2022. The Company had no cash equivalents as of June 30, 2023 and December 31, 2022.

Marketable Securities Held in Trust Account

Investments in money market funds are recognized at fair value and are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from marketable securities held in the Trust Account in the accompanying statement of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information. As of June 30, 2023 and December 31, 2022, the assets held in the Trust Account consisted of cash and money market mutual funds in the amount of $202,761,405 and $356,976,644, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are charged to shareholders’ equity or the statement of operations based on the relative value of the Units that consist of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrants”) and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on December 17, 2021 offering costs totaling $20,078,227 (consisting of $6,900,000 of underwriting fee, $12,075,000 of deferred underwriting fee and $1,103,227 of other offering costs) were recognized with $854,057 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants. Subsequent to the IPO, upon invoice receipt, other offering costs were adjusted downwards by $94,443 to true up estimates to the actual expenses incurred.

Net Income (Loss) Per Ordinary Share

The Company’s statements of operations include a presentation of net income (loss) per share for ordinary shares subject to possible redemption and applies the two-class method in calculating net income (loss) per share. Net income (loss) per ordinary share, basic and diluted, is calculated by dividing the pro- rata allocation of net income (loss) for each class, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Net income (loss) is allocated pro-rata between Class A redeemable and Class B non-redeemable shares based on their respective weighted average shares outstanding for the period. As of June 30, 2023, the potential ordinary shares for outstanding Public and Private Warrants to purchase the Company’s ordinary shares were excluded from diluted earnings per share for the three and six months ended June 30, 2023 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the period.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the three months ended
	June 30, 2023		June 30, 2022
	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$(2,581,299)	$(1,171,424)	$4,194,186	$1,048,547

Denominator:
Weighted-average shares outstanding	19,005,667	8,625,000	34,500,000	8,625,000

Basic and diluted net income (loss) per share	$(0.14)	$(0.14)	$0.12	$0.12

	For the six months ended
	June 30, 2023		June 30, 2022
	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$(4,355,797)	$(1,513,237)	$16,907,518	$4,226,879

Denominator:
Weighted-average shares outstanding	24,826,742	8,625,000	34,500,000	8,625,000

Basic and diluted net income (loss) per share	$(0.18)	$(0.18)	$0.49	$0.49

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The 33,950,000 warrants issued in connection with the Initial Public Offering and the Private Placement (including the 17,250,000 Public Warrants included in the Units and the 16,700,000 Private Placement Warrants) were recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Accordingly, as of June 30, 2023 and December 31, 2022, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

As of June 30, 2023 and December 31, 2022, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

	June 30, 2023	December 31, 2022
As of beginning of the period	$356,976,644	$351,900,000
Less:
Redemptions as a result of Extraordinary General Meeting	(161,606,370)
Plus:
Extension Contribution	1,400,000	—
Remeasurement of carrying value to redemption value	5,991,131	5,076,644

Class A ordinary shares subject to possible redemption	$202,761,405	$356,976,644

Income taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability, method as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liabilities are settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

There were no unrecognized tax benefits as of June 30, 2023. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties.

There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at amortized cost and more convertible preference shares will be accounted for as a single equity instrument measured at historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 upon its incorporation. The impact to the balance sheet, statement of operations and cash flows was not material.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3— Initial Public Offering

On December 17, 2021 the Company sold 34,500,000 Units, which included 4,500,000 units from the underwriters full exercise of their over-allotment option, at a price of $10.00 per Unit, generating gross proceeds to the Company of $345,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9).

Following the closing of the IPO on December 17, 2021 an aggregate of $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

Transaction costs of the IPO amounted to $20,078,227 consisting of $6,900,000 of underwriting fee, $12,075,000 of deferred underwriting fee and $1,103,227 of other offering costs. Of the transaction costs, $19,224,170 was included in Additional Paid-in Capital and $854,057 was included in accumulated deficit.

Note 4— Potential Business Combination Agreement

On April 25, 2023, the Company entered into a business combination agreement with OpSec Holdings, a Cayman Islands exempted company with limited liability (“Pubco”), Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and wholly-owned subsidiary of Pubco (“Merger Sub I”), Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and wholly-owned Subsidiary of Pubco (“Merger Sub II”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (“OpSec”), Orca Midco Limited, a private limited company incorporated under the Laws of England and Wales (“Orca Midco”), Orca Bidco Limited, a private limited company incorporated under the Laws of England and Wales and a subsidiary of OpSec (“Orca”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), and Mill Reef Capital Fund ScS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “OpSec Shareholders”), pursuant to which, among other things and subject to certain terms and conditions, (1) the OpSec Shareholders will contribute to Pubco all of the issued and outstanding ordinary shares of OpSec (the “OpSec Ordinary Shares”) in exchange for (a) ordinary shares of Pubco (“Pubco Ordinary Shares”) and (b) an aggregate amount in cash equal to $10,000,000 (collectively, the “Share Contribution” and with respect to the date it occurs, the “Share Contribution Closing”), (2) following the Share Contribution, OpSec will merge with and into Merger Sub I, as a result of which the separate corporate existence of OpSec shall cease and Merger Sub I shall continue as the surviving company (the “First Merger”), and (3) following the First Merger, the Company will merge with and into Merger Sub II (the “Second Merger”), as a result of which (a) the separate corporate existence of Merger Sub II shall cease and the Company shall continue as the surviving company, (b) the issued and outstanding Class A ordinary shares immediately prior to the effective time of the Second Merger (the “Second Merger Effective Time”) shall be exchanged for Pubco Ordinary Shares concurrently with the Second Merger, (c) the issued and outstanding Class B ordinary shares immediately prior to the Second Merger Effective Time shall be transferred to Pubco in exchange for Pubco Ordinary Shares and (d) the warrants of the Company outstanding immediately prior to the Second Merger Effective Time shall cease to represent a right to acquire the number of Class A ordinary shares set forth in such warrant and will instead be assumed by Pubco and automatically converted into warrants issued by Pubco (“Pubco Warrants”) to acquire an equal number of Pubco Ordinary Shares.

Following consummation of the transactions, the Company will be a wholly-owned subsidiary of Pubco and OpSec will be a wholly-owned subsidiary of Pubco. OpSec will hold approximately 97% of the issued and outstanding equity of its underlying operating subsidiaries. The Transactions are expected to close in the second half of 2023, subject to customary closing conditions, including the required approval by the shareholders of the Company. Other than pursuant to the terms and conditions set forth in the Backstop Agreement, there are no other financial closing conditions of the Transactions that would preclude closing once shareholder approval is obtained.

Each public unit of the Company outstanding immediately prior to the Second Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one Class A ordinary share and one-half of a warrant, which underlying securities shall be converted as set forth below and in accordance with the terms and conditions of the Business Combination Agreement.

At the Second Merger Effective Time, by virtue of the Second Merger and without any further action required on the part of any Party or the holders of securities of the Company or Merger Sub II:

(1)

Class A ordinary shares: Each Class A ordinary share issued and outstanding immediately prior to the Second Merger Effective Time (after giving effect to redemptions) shall be exchanged for one Pubco Ordinary Share.

(2)

Warrants: Each warrant outstanding immediately prior to the Second Merger Effective Time shall cease to represent a right to acquire the number of Class A ordinary shares set forth in such warrant and will be exchanged for a warrant to acquire one Pubco Ordinary Share. Each of the Pubco Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Company public warrants.

Concurrently with the Second Merger and after giving effect to the Share Cancellation described below, the Sponsor and certain shareholders of the Company (together with the Sponsor, the “Sponsor Members”) will sell and transfer to Pubco, and Pubco will purchase, the outstanding Class B ordinary shares in exchange for an equal number of Pubco Ordinary Shares and immediately after the Second Merger Effective Time each such Class B ordinary share will be converted into a Class A ordinary share.

In connection with the Share Contribution, the OpSec Shareholders will receive, in aggregate, (1) 23,577,550 Pubco Ordinary Shares, (2) an aggregate amount in cash equal to $10,000,000 and (3) the right to receive in aggregate an additional 1,277,550 Pubco Ordinary Shares upon the satisfaction of either of the following conditions (each, “Triggering Event”):

(1)

if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time the volume-weighted average price of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period; and

(2)	if at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time there is a change of control of Pubco.

In connection with the Business Combination Agreement, the Company entered into the following agreements:

Backstop Agreement: On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company, OpSec and Pubco entered into a backstop agreement (the “Backstop Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor has committed to purchase, prior to the Second Merger Closing, equity securities of Pubco, in a private placement, for an aggregate purchase price not to exceed $50 million, to backstop certain redemptions by Shareholders of the Company.

Insider Letter Amendment: On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Company and the Sponsor Members have entered into an amendment to that certain Letter Agreement, dated as of December 14, 2021, by and among the Company and the Sponsor Members (the “Insider Letter”), pursuant to which, among other things, the Insider Letter was amended to reduce period of time during which the Sponsor Members have agreed not to transfer their Pubco Ordinary Shares issued in respect of the exchange of their Class B ordinary shares.

Sponsor Support Agreement: On April 25, 2023, concurrently with the execution of the Business Combination Agreement, the Sponsor Members, Pubco and the Company have entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (1) each Sponsor Member agreed (a) to vote all ordinary shares of the Company held by such Sponsor Member in favor of the Business Combination Agreement and the Transactions, (b) 50% of the Pubco Ordinary Shares held by such Sponsor Member as of immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation (as defined below) shall be placed in escrow pursuant to an escrow agreement to be mutually agreed upon, by and among the Sponsor Members, Pubco and a mutually agreed upon escrow agent (the “Sponsor Earnout Shares”) and (c) to abstain from exercising any redemption rights in connection with the redemption of any Class A ordinary shares, and (2) the Sponsor further agreed to (a) along with certain other Sponsor Members, surrender for nil consideration and cancel immediately prior to the Share Contribution, but subject to the consummation of the Second Merger, in aggregate, 2,555,100 Class B ordinary shares held by such Sponsor Member as of immediately prior to the Share Contribution (the “Share Cancellation”), (b) transfer to the OpSec Shareholders immediately following the Share Contribution, but subject to the consummation of the Second Merger, 2,050,000 Warrants held by the Sponsor and (c) reimburse the Company for expenses in excess of $20,000,000, unless such excess expenses have otherwise been approved in writing by OpSec, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Earnout Shares shall be released from escrow pursuant to such escrow agreement and delivered to such Sponsor Member upon the occurrence of a Triggering Event.

In connection with the Closing, the Company will enter into, among others, the following agreements:

Lock-Up Agreement: At the Share Contribution Closing, the OpSec Shareholders and Pubco shall enter into a lock-up agreement, pursuant to which, the OpSec Shareholders agree, subject to customary exceptions, not to transfer their Pubco Ordinary Shares during the period commencing on the date of the Share Contribution Closing and ending on the earlier of (1) the date that is nine months after the Share Contribution Closing and (2) the date on which Pubco undergoes a change of control.

Registration Rights Agreement: In connection with the Transactions, at the Second Merger Closing, and subject to the consummation thereof, (1) the Registration Rights Agreement, dated December 14, 2021, by and among the Company and the Sponsor Members, shall be terminated and (2) Pubco, the OpSec Shareholders and the Sponsor Members shall enter into a registration rights agreement, pursuant to which, among other things, the OpSec Shareholders and the Sponsor Members shall be granted customary registration rights, on the terms and subject to the conditions set forth therein.

Warrant Assignment, Assumption and Amendment: In connection with the Transactions, at or prior to the Second Merger Effective Time, the Company, Pubco and Continental will enter into a warrant assignment, assumption and amendment agreement, which amends that certain Warrant Agreement, dated December 14, 2021, by and between the Company and Continental, pursuant to which, among other things, (1) the Company will assign to Pubco, and Pubco will assume, all of the Company’s right, title and interest in and to the Warrant Agreement and (2) each warrant shall be modified to no longer entitle the holder thereof to purchase Class A ordinary shares and instead acquire an equal number of Pubco Ordinary Shares.

Note 5—Private Placement Warrants

Simultaneously with consummation of the IPO, the Sponsor purchased an aggregate of 16,700,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($16,700,000 in the aggregate). Each whole Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Extension Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Note 6—Related Party Transactions

Founder Shares

On April 1, 2021, the Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On November 3, 2021, the Sponsor transferred 718,750 Founder Shares to Baroness Ruby McGregor-Smith, 479,167 Founder Shares to Peter McKellar, and 30,000 Founder Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. This resulted in a benefit to the Company from the excess fair value of shares issued over the nominal purchase price. The excess fair value of the Founder Shares over their nominal purchase price is estimated to be $5,292,600 and will be recorded as compensation expense upon closing of the Business Combination.

The Sponsor and the Company’s directors and executive officers have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) if the Company consummates a transaction after the initial Business Combination which results in shareholders having the right to exchange their shares for cash, securities or other property.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The terms of the warrants would be identical to the terms of the Private Placement Warrants.

On March 7, 2023, the Company entered into a non-interest bearing convertible unsecured loan in the principal amount of up to $2,000,000 from one of the Sponsor’s affiliates to provide the Company with additional working capital and to fund the Extension Contributions. The Loan constitutes a Working Capital Loan as defined above. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Trust Account. If the Company does not consummate an initial business combination during the Extension Period, the Loan will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. The Loan is convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The conversion option represents an embedded derivative under ASC 815-15, “Embedded Derivatives.” The Company has determined that based on the valuation of its Private Placement Warrants and the fact that a Business Combination is not considered probable until such time as it is consummated, the value of this conversion option is de minimis.

An initial amount of $350,000 was drawn down from the Loan on March 17, 2023 for the first Extension Contribution and an additional $1,050,000 was drawn down in the three months ended June 30, 2023 for three further Extension Contributions. In addition, $600,000 was drawn in order to fund the working capital requirements of the Company in two tranches of $250,000 in April 2023 and $350,000 in May 2023. The total amount outstanding under the Loan and any other Working Capital Loans as of June 30, 2023 was $2,000,000. There was no amount outstanding under any Working Capital Loans as of December 31, 2022.

Note 7—Class A Ordinary Shares Subject to Possible Redemption

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued or outstanding (excluding 19,005,667 and 34,500,000 shares subject to possible redemption, respectively).

On March 14, 2023 at the Extraordinary General Meeting, holders of Public Shares were afforded the opportunity to require the Company to redeem their public shares for their pro rate share of the Trust Account. 15,494,333 out of 34,500,000 Public Shares were redeemed at a redemption price of approximately $10.43 per share, leaving 19,005,667 Public Shares remaining outstanding.

Note 8—Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 8,625,000 shares of Class B ordinary shares issued and outstanding.

Holders of Ordinary Shares will vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

Class B ordinary shares (the Founder Shares) will convert into Class A ordinary shares following the consummation of the initial Business Combination on a one-for-one basis, in accordance with the following schedule: (i) 50% on the trading day following the consummation of a Business Combination, and (ii) 50% if, post consummation of a Business Combination and prior to the ten year anniversary of the initial Business Combination, the volume weighted average trading price of the Class A ordinary shares for any 10 trading days within a 15 trading day period exceeds $12.00, on the trading day following such trading period, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the initial public offering and related to the closing of a Business

Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the initial public offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

Note 9—Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of Class A ordinary shares as described above under Redemption of warrants for Class A ordinary shares). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company will account for the 33,950,000 warrants to be issued in connection with the IPO (including 17,250,000 Public Warrants and 16,700,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the Business Combination is payable in the form of equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference.

Note 10—Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights and shareholder agreement to be signed prior to or on the effective date of the IPO, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were granted the option to purchase up to 4,500,000 additional units at the IPO price of $10.00 within 45 days of the consummation of the IPO. The underwriters fully exercised this option at the time of the IPO. The underwriters earned a cash underwriting discount of $0.20 per Unit, or $6,900,000 in the aggregate, which was paid upon the closing of the IPO.

In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Legal Fees

The Company has an agreement in place whereby if its legal counsel assists in the Business Combination efforts and the Business Combination is successful, it could receive up to $893,755 (the “Success Fee”). The Success Fee will only become due and payable in the event of a successful Business Combination. In accordance with ASC 805, Business Combinations, this fee will not be recorded until such time as a Business Combination is consummated.

Consulting Agreements

In April 2023, the Company entered into two agreements with each of the IPO underwriters, each to act as a capital markets advisor and as a placement agent in relation to the Business Combination. On June 9, 2023, the Company terminated the two engagement letters with one of the IPO underwriters, and such termination nullified the Company’s obligation to pay any fees under such agreements. With respect to the other IPO underwriter, as compensation for their services, half of a placement fee of 3.0% of the gross proceeds of securities sold in the placement will be paid to the agent upon consummation of the placement (the “Placement Fee”) and $4,000,000 will be paid to the agent upon consummation of the Business Combination (the “Transaction Fee”). The Placement Fee and the Transaction fee will only become payable in the event the placement and the Business Combination are consummated, respectively, and as such nothing will be recorded until that time.

In June 2023, the Company entered into an agreement with a third-party consultant to provide advisory services in relation to the Business Combination. As compensation for those services, an advisory fee of $2,000,000 is payable in the event the transaction is consummated (the “Advisory Fee”). This fee will only become payable in the event the Business Combination is consummated and as such nothing will be recorded until that time.

Additionally, the agent and the consultant are eligible to be reimbursed in the aggregate up to $500,000 in expenses in the event the Business Combination is not consummated and $1,000,000 in the event it is consummated. As of June 30, 2023, $780,000 has been incurred by the third parties. As the Business Combination is not yet considered probable, $500,000 of the $780,000 is accrued in the Accounts Payable and Accrued Expenses line on the balance sheet.

Note 11—Recurring Fair Value Measurements

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2023 and December 31, 2022:

As of June 30, 2023	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in Trust Account	$202,761,405	$—	$—
Liabilities
Public Warrants	3,359,000	—	—
Private Placement Warrants	—	—	3,458,000

Total	$206,120,405	$—	$3,458,000

As of December 31, 2022	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in Trust Account	$356,976,644	$—	$—
Liabilities
Public Warrants	776,250	—	—
Private Placement Warrants	—	—	776,000

Total	$357,752,894	$—	$776,000

Marketable Securities held in Trust Account

As of June 30, 2023, the assets held in the Trust Account were held in a money market mutual fund. During the period from March 22, 2021 (inception) through June 30, 2023, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

The composition of the Company’s fair value of held to maturity securities on June 30, 2023 and December 31, 2022 is as follows:

	Fair Value as of June 30, 2023	Fair Value as of December 31, 2022
Money Market Mutual Fund	$202,761,405	$356,976,644
Cash held in Trust Account	—	—

	$ 202,761,405	$ 356,976,644

Warrant Liabilities

As of June 30, 2023, the Company’s warrant liabilities were valued at $6,817,000. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liabilities is classified within Level 3 of the fair value hierarchy.

The Company established the initial fair value for the warrants on December 17, 2021, the date of the consummation of the Company’s IPO. The fair value of the Public Warrants and the Private Placement Warrants were measured using a Monte Carlo simulation model. The estimated fair value of the Public Warrants and the Private Placement Warrants were determined using Level 3 inputs. The Monte Carlo simulation utilizes certain known inputs such as the Company’s stock price, the warrant exercise price, the time to expiration and the fact that there is a call condition. The risk-free interest rate is based on the U.S. Treasury curve. The expected life of the instruments are assumed to be equivalent to their remaining contractual term plus the amount of time assumed to consummate a Business Combination. Additionally, inherent in a Monte Carlo simulation model is an assumption related to the unknown expected share-price volatility. The Company estimates the implied volatility of its warrants based on the volatility required to produce a model price equal to the market price for the Company’s Public Warrants.

The following table presents a summary of the changes in the fair value of the Warrants liabilities classified as Level 3, measured on a recurring basis.

	Private Warrant Liability	Public Warrant Liability	Total Warrant Liability
Fair Value as of March 22, 2021 (inception)	$—	$—	$—
Initial measurement as of December 17, 2021 (IPO date)	13,749,000	13,990,000	27,739,000
Change in fair value	(974,000)	(926,000)	(1,900,000)

Fair Value as of December 31, 2021	12,775,000	13,064,000	25,839,000
Transfer to Level 1	—	(13,064,000)	(13,064,000)
Change in fair value	(11,999,000)	—	(11,999,000)

Fair Value as of December 31, 2022	776,000	—	776,000
Change in fair value	1,064,340	—	1,064,340

Fair value as of March 31, 2023	$1,840,340	$—	$1,840,340
Change in fair value	1,617,660	—	1,617,660

Fair value as of June 30, 2023	$3,458,000	$—	$3,458,000

The following table provides the significant inputs into the Monte Carlo method for the fair value of the Public and Private Warrants:

Input	6/30/2023	12/31/2022
Share price	$10.66	$10.30
Exercise price	$11.50	$11.50
Risk-free rate of interest	4.13%	3.99%
Volatility	13.21%	10.70%
Term (in years)	5.31	5.29
Dividend yield	—%	—%

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The Public Warrants underlying the units sold in the IPO began separately trading on February 3, 2022 and as such were reclassified to Level 1 in the quarter ended March 31, 2022. There were no other transfers in or out of Level 3 from other levels in the fair value hierarchy for the three months ended June 30, 2023.

Note 12—Subsequent Events

On July 6, 2023, the Company entered into a non-interest bearing unsecured loan in the principal amount of up to $1,700,000 from the Sponsor to fund monthly contributions into the trust account until the earlier of a completion of the Business Combination or December 17, 2023. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the trust account. The Company drew down $265,000 on July 11, 2023 and an additional $350,000 on July 17, 2023 on the Loan.

The Loan bears no interest and shall be due and payable on the earlier of (i) the date on which the Borrower consummates the transaction or (ii) the date of that the winding up of the Borrower is effective. If the Company does not consummate an initial business combination by December 17, 2023, the Loan will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven. If at any time the Board of Directors determines that the Company will not be able to consummate an initial business combination by December 17, 2023 and that the Company shall instead liquidate, the Sponsor’s obligation to continue to make contributions shall cease immediately upon such determination.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Investcorp Europe Acquisition Corp I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Investcorp Europe Acquisition Corp I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 22, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

West Palm Beach, FL

April 24, 2023

INVESTCORP EUROPE ACQUISITION CORP I

BALANCE SHEETS

	As of	As of
	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash	$479,009	$2,632,930
Prepaid expenses	589,702	570,838

Total Current Assets	1,068,711	3,203,768
Prepaid expenses	—	498,702
Marketable securities held in Trust Account	356,976,644	351,900,888

Total Assets	$358,045,355	$355,603,358

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$1,284,291	$1,316,814
Accrued offering costs	—	299,686

Total Current Liabilities	1,284,291	1,616,500
Warrant liabilities	1,552,250	25,839,000
Deferred underwriting fee payable	12,075,000	12,075,000

Total Liabilities	$14,911,541	$39,530,500

Commitments and Contingencies (Note 9)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 34,500,000 shares at $10.35 and $10.20 per share redemption value at December 31, 2022 and December 31, 2021, respectively	356,976,644	351,900,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, none issued and outstanding at December 31, 2022 and December 31, 2021 (excluding 34,500,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value, 40,000,000 shares authorized, 8,625,000 issued and outstanding shares at December 31, 2022 and December 31, 2021	863	863
Accumulated deficit	(13,843,693)	(35,828,005)

Total Shareholders’ Deficit	(13,842,830)	(35,827,142)

Total Liabilities and Shareholders’ Deficit	$358,045,355	$355,603,358

The accompanying notes are an integral part of these financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

STATEMENTS OF OPERATIONS

	For the Year ended	For the period from March 22, 2021 (inception) through
	December 31, 2022	December 31, 2021
Formation and operating costs	2,405,232	135,804

Loss from Operations	(2,405,232)	(135,804)
Other income (expense)
Offering expense charged to warrant liabilities	—	(854,057)
Change in fair value of warrant liabilities	24,286,750	1,900,000
Interest earned on Investments held in Trust Account	5,075,756	888
Gain on Foreign Exchange	9,239	—

Total other income	29,371,745	1,046,831

Net Income	$26,966,513	$911,027

Basic and diluted weighted average redeemable Class A ordinary shares outstanding	34,500,000	1,815,789

Basic and diluted net income per redeemable Class A ordinary share	$0.63	$0.09

Basic and diluted weighted average non-redeemable Class B ordinary shares outstanding	8,625,000	8,322,368

Basic and diluted net income per non-redeemable Class B ordinary share	$0.63	$0.09

The accompanying notes are an integral part of these financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total Shareholder’s Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2021	—	—	8,625,000	863	—	(35,828,005)	(35,827,142)
True up for over-accrual of offering costs						94,443	94,443
Remeasurement of redeemable shares to redemption value	—	—	—	—	—	(5,076,644)	(5,076,644)
Net income	—	—	—	—	—	26,966,513	26,966,513

Balance - December 31, 2022	—	—	8,625,000	863	—	(13,843,693)	(13,842,830)

The accompanying notes are an integral part of these financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM MARCH 22, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class B
	Ordinary Shares		Additional		Total
	No. of	Amount	Paid-in	Accumulated	Shareholders’
	Shares		Capital	Deficit	Deficit
Balance as of March 22, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	8,625,000	863	24,137	—	25,000
Proceeds received in excess of fair value of $13,749,000 for Private Placement Warrants, net of offering costs	—	—	3,805,057	—	3,805,057
Accretion of Class A ordinary shares to redemption value	—	—	(3,829,194)	(36,739,032)	(40,568,226)
Net income	—	—	—	911,027	911,027

Balance as of December 31, 2021	8,625,000	$863	$—	$(35,828,005)	$(35,827,142)

The accompanying notes are an integral part of these financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

STATEMENTS OF CASH FLOWS

	For the Year ended	For the period from March 22 (inception) through
	December 31, 2022	December 31, 2021
Cash Flows from Operating Activities:
Net income	26,966,513	911,027
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Offering costs allocated to warrant liabilities	—	854,057
Interest earned on Investment held in Trust Account	(5,075,756)	(888)
Change in fair value of warrant liabilities	(24,286,750)	(1,900,000)
Changes in operating assets and liabilities:
Prepaid expenses	479,838	(1,069,540)
Accounts payable and accrued expenses	(32,522)	1,316,814
Accrued offering expenses	(205,244)	—

Net cash (used in) provided by operating activities	(2,153,921)	111,470
Cash Flows from Investing Activities:
Investments of cash in Trust Account	—	(351,900,000)

Net cash used by investing activities	—	(351,900,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	338,100,000
Proceeds from promissory note	—	265,911
Proceeds from sale of Private Placement Warrants	—	16,700,000
Repayment of promissory note	—	(265,911)
Payment of offering costs	—	(403,540)

Net cash provided by financing activities	—	354,421,460

Net change in cash	(2,153,921)	2,632,930
Cash at beginning of period	2,632,930	—

Cash at end of period	$479,009	$2,632,930

Supplemental disclosure of cash flow information:
Deferred underwriting fee payable	$—	$12,075,000

Remeasurement of ordinary shares to redemption value	$5,076,644	$40,926,291

Deferred offering costs included in accrued offering costs	$—	$299,687

The accompanying notes are an integral part of these financial statements.

INVESTCORP EUROPE ACQUISITION CORP I

NOTES TO FINANCIAL STATEMENTS

Note 1—Organization and Business Operation

Investcorp Asia Acquisition Corp I was incorporated in the Cayman Islands on March 22, 2021. On October 7, 2021, the Company changed its name to Investcorp Europe Acquisition Corp I (the “Company”). The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination but is focused on identifying a Business Combination target with operations or prospective operations in Western Europe, including the United Kingdom, or Northern Europe and, opportunistically, in Turkey, and businesses focusing on business services, consumer and lifestyle, niche manufacturing and technology. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 22, 2021 (inception) through December 31, 2022 relates to the Company’s formation and Initial Public Offering of units (the “IPO”) described below, and since the IPO, the search for a target business. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company expects to generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds expected to be derived from the IPO. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective on December 14, 2021 (the “Effective Date”). On December 17, 2021, the Company consummated its IPO of 34,500,000 units, which included the full exercise of the underwriter’s over-allotment option of 4,500,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $345,000,000, which is discussed further in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 16,700,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to Europe Acquisition Holdings Limited (the “Sponsor”) generating proceeds of $16,700,000.

Following the closing of the IPO on December 17, 2021, $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account (“Trust Account”), located in the United States at a nationally recognized financial institution, with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee will not be permitted to invest in other securities or assets. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the time frame to consummate the business combination period (the “Business Combination Period”) as defined in its amended and restated memorandum and articles of association or during any extended time that the Company has to consummate a Business Combination as a result of a shareholder vote to amend its amended and restated

memorandum and articles of association (an “Extension Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity; and (iii) absent an initial Business Combination within the business combination period or Extension Period from the closing of the initial public offering, the return of the funds held in the Trust Account to the Company’s public shareholders as part of the redemption of the Public Shares. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act.

The Company’s amended and restated memorandum and articles of association defined the Business Combination Period as within 15 months from the closing of the initial public offering, or up to 21 months, if the Company extended the time to complete a Business Combination. On March 14, 2023, the Company convened an Extraordinary General Meeting (the “Extraordinary General Meeting”) virtually, to vote on a proposal to extend the Business Combination Period from 15 months ending on March 17, 2023 to December 17, 2023 (the “Extension Amendment Proposal”). This proposal was passed which gives the Company 24 months to consummate its Business Combination under the Extension Period (see Note 11).

Additionally, at the Extraordinary General Meeting holders of public shares were afforded the opportunity to require the Company to redeem their public shares for their pro rate share of the trust account. 15,494,333 out of 34,500,000 public shares were redeemed at a redemption price of approximately $10.43 per share, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the trust account was approximately $198.2 million (see Note 11).

If the Company were deemed to be subject to the Investment Company Act, compliance with these additional regulatory obligations would require additional expenses for which the Company has not allotted funds and may hinder the ability to complete a Business Combination. If the Company has not consummated the initial Business Combination within the required time period, the public shareholders may receive only approximately $10.20 per Public Share, or less in certain circumstances, on the liquidation of the Trust Account and the warrants will expire worthless.

The Company will proceed with a Business Combination if the Company seeks stockholder approval and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

The Company’s amended and restated memorandum and articles of incorporation stated that a Business Combination would proceed only if the Company had net tangible assets of at least $5,000,001 prior to or upon such Business Combination. At the Extraordinary General Meeting, in addition to the Extension Amendment Proposal, a proposal was made and passed to remove the net tangible asset requirement (see Note 11).

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Business Combination Period or the Extension Period and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Business Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Business Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 9) held in the Trust Account in the event the Company does not complete a Business Combination within the Business Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.20 per Public Share

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $479,009 in its operating bank accounts, and working capital deficit of $215,580. As of December 31, 2022, $5,076,644 of the amount on deposit in marketable securities held in the Trust Account represented interest income, which is available to pay the Company’s tax obligations, if any.

The Company’s liquidity needs up to December 17, 2021 had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of up to $300,000 (see Note 5). In addition, in order to finance transaction costs in connection with the Business Combination, the Company’s Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loans.

On March 7, 2023, the Company entered into a non-interest bearing convertible unsecured loan (the “Loan”) in the principal amount of up to $2,000,000 from one of the Sponsor’s affiliates to provide the Company with additional working capital and to fund the initial Contributions described below. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Company’s trust account. If the Company does not consummate an initial business combination by December 17, 2023 (the “Combination Period”) the Loan will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven. The Loan is convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants (see Note 11).

On March 14, 2023 at the Extraordinary General Meeting, in connection with the approval of the Extension Amendment Proposal, the Sponsor has agreed, by making monthly advancements on the Loan, to contribute (each such contribution, a “Contribution”) into the trust account the lesser of (x) an aggregate of $350,000 or (y) $0.03 per share for each public share that was not redeemed at the Extraordinary General Meeting for each monthly period (commencing on March 17, 2023 and ending on the 17th day of each subsequent month), or prior thereof, until the earlier of the completion of the initial business combination and the end of the Combination Period (see Note 11).

These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plan to consummate a Business Combination will be successful within the Business Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If the Company is not able to consummate a Business Combination before the end of the Business Combination Period, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution also raises substantial doubt about the Company’s ability to continue as a going concern. While management intends to complete a Business Combination, it is uncertain whether the Company will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities.

Risk and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s planned results of its operations and/or search for a target Company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Start-ups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth Company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use, and short-term debentures, with original periods to maturity not exceeding three months, to be cash equivalents. The Company had cash of $479,009 and $2,632,930 as of December 31, 2022 and December 31, 2021. The Company had no cash equivalents as of December 31, 2022 and December 31, 2021.

Marketable Securities Held in Trust Account

Investments in money market funds are recognized at fair value and are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2022 and December 31, 2021, the assets held in the Trust Account consisted of cash and money market mutual funds in the amount of $356,976,644 and $351,900,888, respectively.

On March 14, 2023 at the Extraordinary General Meeting holders of public shares were afforded the opportunity to require the Company to redeem their public shares for their pro rate share of the trust account. 15,494,333 out of 34,500,000 public shares were redeemed at a redemption price of approximately $10.43 per share, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the trust account was approximately $198.2 million (see Note 11).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are charged to shareholders’ equity or the statement of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on December 17, 2021 offering costs totaling $20,078,227 (consisting of $6,900,000 of underwriting fee, $12,075,000 of deferred underwriting fee and $1,103,227 of other offering costs) were recognized with $854,057 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants. Subsequent to the IPO, upon invoice receipt, other offering costs were adjusted downwards by $94,443 to true up estimates to the actual expenses incurred.

Net Income Per Ordinary Share

The Company’s statements of operations include a presentation of net income per share for ordinary shares subject to possible redemption and applies the two-class method in calculating net income per share. Net income per ordinary share, basic and diluted, is calculated by dividing the pro- rata allocation of net income for each class, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Net income is allocated pro-rata between Class A redeemable and Class B non-redeemable shares based on their respective weighted average shares outstanding for the period. As of December 31, 2022, the potential ordinary shares for outstanding Public and Private Warrants to purchase the Company’s ordinary shares were excluded from diluted earnings per share for the period ended December 31, 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the period.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts) for the year ended December 31, 2022 and the period from March 22, 2021 (inception) through December 31, 2021:

	For the Year ended		For the period from March 22, 2021 (inception) through
	December 31, 2022		December 31, 2021
	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares	Redeemable Class A ordinary shares	Non- Redeemable Class B ordinary shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income	$21,573,210	$5,393,303	$163,169	$747,858

Denominator:
Weighted-average shares outstanding	34,500,000	8,625,000	1,815,789	8,322,368

Basic and diluted net income per share	$0.63	$0.63	$0.09	$0.09

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The 33,950,000 warrants issued in connection with the Initial Public Offering and the Private Placement (including the 17,250,000 Public Warrants included in the Units and the 16,700,000 Private Placement Warrants) were recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Accordingly, as of December 31, 2022 and December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

As of December 31, 2022 and December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

	December 31, 2022	December 31, 2021
As of beginning of the period	$351,900,000	$—
Gross Proceeds	—	345,000,000
Less:
Class A ordinary share issuance costs	—	(20,036,291)
Proceeds allocated to Public Warrants	—	(13,990,000)
Plus:
Remeasurement of carrying value to redemption value	5,076,644	40,926,291

Class A ordinary shares subject to possible redemption	$356,976,644	$351,900,000

Income taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability, method as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liabilities are settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

There were no unrecognized tax benefits as of December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties.

There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at amortized cost and more convertible preference shares will be accounted for as a single equity instrument measured at historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 upon its incorporation. The impact to the balance sheet, statement of operations and cash flows was not material.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3— Initial Public Offering

On December 17, 2021 the Company sold 34,500,000 Units, which included 4,500,000 units from the underwriters full exercise of their over-allotment option, at a price of $10.00 per Unit, generating gross proceeds to the Company of $345,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Following the closing of the IPO on December 17, 2021 an aggregate of $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

On March 14, 2023 at the Extraordinary General Meeting holders of public shares were afforded the opportunity to require the Company to redeem their public shares for their pro rate share of the trust account. 15,494,333 out of 34,500,000 public shares were redeemed at a redemption price of approximately $10.43 per share, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the trust account was approximately $198.2 million (see Note 11).

Transaction costs of the IPO amounted to $20,078,227 consisting of $6,900,000 of underwriting fee, $12,075,000 of deferred underwriting fee and $1,103,227 of other offering costs. Of the transaction costs, $19,224,170 was included in Additional Paid-in Capital and $854,057 was included in accumulated deficit.

Note 4—Private Placement Warrants

Simultaneously with consummation of the IPO, the Sponsor purchased an aggregate of 16,700,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($16,700,000 in the aggregate). Each whole Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Business Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Note 5—Related Party Transactions

Founder Shares

On April 1, 2021, the Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On November 3, 2021, the Sponsor transferred 718,750 Founder Shares to Baroness Ruby McGregor-Smith, 479,167 Founder Shares to Peter McKellar, and 30,000 Founder Shares to each of Pam Jackson, Laurence Ponchaut and Adah Almutairi, at approximately $0.12 per share. This resulted in a benefit to the Company from the excess fair value of shares issued over the nominal purchase price. The excess fair value of the Founder Shares over their nominal purchase price is estimated to be $5,292,600 and will be recorded as compensation expense upon closing of the Business Combination.

The Sponsor and the Company’s directors and executive officers have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) if the Company consummates a transaction after the initial Business Combination which results in shareholders having the right to exchange their shares for cash, securities or other property.

Promissory Note—Related Party

On April 1, 2021, the Sponsor issued an unsecured non-interest bearing Promissory Note to the Company (the “Promissory Note”), pursuant to which the Company was permitted to borrow an aggregate principal amount of $300,000. The Promissory Note was payable on the earlier of March 31, 2022 or the consummation of the IPO. As of December 17, 2021, the date of the IPO, there was $265,911 outstanding under the Promissory Note. This amount was repaid on December 23, 2021, and there are no borrowing outstanding under the Promissory Note as of December 31, 2022 and December 31, 2021.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. At the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The terms of the warrants would be identical to the terms of the Private Placement Warrants. As of December 31, 2022 and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.

On March 7, 2023, the Company entered into a non-interest bearing convertible unsecured loan (the “Loan”) in the principal amount of up to $2,000,000 from one of the Sponsor’s affiliates to provide the Company with additional working capital and to fund the initial Contributions described below. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Company’s trust account. If the Company does not consummate an initial business combination by December 17, 2023 (the “Combination Period”) the Loan will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven. The Loan is convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants (see Note 11).

Note 6—Class A Ordinary Shares Subject to Possible Redemption

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share.

As of December 31, 2022 and December 31, 2021, there were no Class A ordinary shares issued or outstanding (excluding 34,500,000 shares subject to possible redemption).

On March 14, 2023 at the Extraordinary General Meeting holders of public shares were afforded the opportunity to require the Company to redeem their public shares for their pro rate share of the trust account. 15,494,333 out of 34,500,000 public shares were redeemed at a redemption price of approximately $10.43 per share, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the trust account was approximately $198.2 million (see Note 11).

Note 7—Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were no Class A ordinary shares issued or outstanding (excluding 34,500,000 shares subject to possible redemption).

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were 8,625,000 shares of Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

Class B ordinary shares (the Founder Shares) will convert into Class A ordinary shares following the consummation of the initial Business Combination on a one-for-one basis, in accordance with the following schedule: (i) 50% on the trading day following the consummation of a Business Combination, and (ii) 50% if, post consummation of a Business Combination and prior to the ten year anniversary of the initial Business Combination, the volume weighted average trading price of the Class A ordinary shares for any 10 trading days within a 15 trading day period exceeds $12.00, on the trading day following such trading period, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the initial public offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the initial public offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

Note 8—Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the

Securities Act with respect to Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class ordinary share equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of Class A ordinary shares as described above under Redemption of warrants for Class A ordinary shares). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company will account for the 33,950,000 warrants to be issued in connection with the IPO (including 17,250,000 Public Warrants and 16,700,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary shares in the Business Combination is payable in the form of equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference.

Note 9—Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights and shareholder agreement to be signed prior to or on the effective date of the IPO, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were granted the option to purchase up to 4,500,000 additional units at the IPO price of $10.00 within 45 days of the consummation of the IPO. The underwriters fully exercised this option at the time of the IPO. The underwriters earned a cash underwriting discount of $0.20 per Unit, or $6,900,000 in the aggregate, which was paid upon the closing of the IPO.

In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Legal Fees

The Company has an agreement in place whereby if its legal counsel assists in the Business Combination efforts and the Business Combination is successful, it could receive up to $893,755 (the “Success Fee”). The Success Fee will only become due and payable in the event of a successful Business Combination. In accordance with ASC 805, Business Combinations, this fee will not be recorded until such time as a Business Combination is consummated.

Note 10—Recurring Fair Value Measurements

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 and December 31, 2021:

As of December 31, 2022	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in Trust Account	$356,976,644	$—	$—
Liabilities
Public Warrants	$776,250	$—	$—
Private Placement Warrants	$—	$—	$776,000
Total	$357,752,894	$—	$776,000

As of December 31, 2021	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in Trust Account	$351,900,888	$—	$—
Liabilities
Public Warrants	$—	$—	$13,064,000
Private Placement Warrants	$—	$—	$12,775,000
Total	$351,900,888	$—	$25,839,000

Marketable Securities held in Trust Account

As of December 31, 2022, the assets held in the Trust Account were held in a money market mutual fund. During the period from March 22, 2021 (inception) through December 31, 2022, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

The composition of the Company’s fair value of held to maturity securities on December 31, 2022 and 2021 is as follows:

	Fair Value as of December 31, 2022	Fair Value as of December 31, 2021
Money Market Mutual Fund	356,976,644	351,900,591
Cash held in Trust Account	—	297

	$356,976,644	$351,900,888

Warrant Liabilities

As of December 31, 2022, the Company’s warrant liabilities were valued at $1,552,250. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liabilities is classified within Level 3 of the fair value hierarchy.

The Company established the initial fair value for the warrants on December 17, 2021, the date of the consummation of the Company’s IPO. The fair value of the Public Warrants and the Private Placement Warrants were measured using a Monte Carlo simulation model. The estimated fair value of the Public Warrants and the Private Placement Warrants were determined using Level 3 inputs. Inherent in a Monte Carlo simulation model are assumptions related to expected share-price volatility, expected life(term) and the risk-free rate of interest rate. The Company estimates the volatility of its warrants based on implied volatility from the historical volatility of Public Warrants for SPACs which have recently had an IPO and have not yet consummated a merger. The risk-free interest rate is based on the U.S. Treasury curve. The expected life of the instruments are assumed to be equivalent to their remaining contractual term plus one year.

The following table presents a summary of the changes in the fair value of the Warrants liabilities classified as Level 3, measured on a recurring basis.

	Private Warrant Liability	Public Warrant Liability	Total Warrant Liability
Fair Value as of March 22, 2021 (inception)	$—	$—	$—
Initial measurement as of December 17, 2021 (IPO date)	13,749,000	13,990,000	27,739,000
Change in fair value	(974,000)	(926,000)	(1,900,000)

Fair Value as of December 31, 2021	12,775,000	13,064,000	25,839,000
Transfer to Level 1	—	(13,064,000)	(13,064,000)
Change in fair value	(11,999,000)	—	(11,999,000)

Fair Value as of December 31, 2022	$776,000	$—	$776,000

The following table provides the significant inputs into the Monte Carlo method for the fair value of the Public and Private Warrants:

Input	12/31/2022	12/31/2021
Share price	$10.30	$9.71
Exercise price	$11.50	$11.50
Risk-free rate of interest	3.99%	1.34%
Volatility	10.70%	13.24%
Term (in years)	5.29	5.96
Dividend yield	—%	—%

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The Public Warrants underlying the units sold in the IPO began separately trading on February 3, 2022 and as such were reclassified to Level 1 in the quarter ended March 31, 2022. There were no other transfers in or out of Level 3 from other levels in the fair value hierarchy for the year ended December 31, 2022.

Note 11—Subsequent Events

On March 7, 2023, the Company entered into a non-interest bearing convertible unsecured loan (the “Loan”) in the principal amount of up to $2,000,000 from one of the Sponsor’s affiliates to provide the Company with additional working capital and to fund the initial Contributions described below. The portion of the Loan used to provide the Company with additional working capital will not be deposited into the Company’s trust account. If the Company does not consummate an initial business combination by December 17, 2023 (the “Combination Period”) the Loan will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven. The Loan is convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

On March 14, 2023, the Company convened an Extraordinary General Meeting (the “Extraordinary General Meeting”) virtually, solely with respect to voting on the proposal to extend the date by which the Company must complete its initial Business Combination from March 17, 2023 to December 17, 2023 (the “Extension Amendment Proposal”) and the proposal to remove the limitation that the Company shall not redeem public shares to the extent that such redemption would cause the Company’s net tangible assets to be less than

$5,000,001 (the “Redemption Limitation Amendment Proposal”, and together with the Extension Limitation Proposal, the “Proposals”). In connection with the Proposals, holders of public shares were afforded the opportunity to require the Company to redeem their public shares for their pro rate share of the trust account. 15,494,333 out of 34,500,000 public shares were redeemed at a redemption price of approximately $10.43 per share, leaving 19,005,667 public shares remaining outstanding. Following this redemption, the balance in the trust account was approximately $198.2 million. In connection with the approval of the Extension Amendment Proposal, the Sponsor has agreed, by making monthly advancements on the Loan, to contribute (each such contribution, a “Contribution”) into the trust account the lesser of (x) an aggregate of $350,000 or (y) $0.03 per share for each public share that was not redeemed at the Extraordinary General Meeting for each monthly period (commencing on March 17, 2023 and ending on the 17th day of each subsequent month), or prior thereof, until the earlier of the completion of the initial business combination and the end of the Combination Period. The funds in the trust account will remain invested in U.S. government treasury obligations with a maturity of 185 days of less or in money market funds investing solely in U.S. government treasury obligations.

Through the date of the issuance of these financials, the Company has made 2 Contribution payments, each in the amount of $350,000, under the Loan as described above.

ANNEXES

Annex A: Business Combination Agreement

Annex B: Form of Amended and Restated Memorandum and Articles of Association of Pubco

Annex C: Form of Plan of Merger

Annex D: Opinion of Kroll, LLC

Annex E: Form of Pubco Warrant Agreement

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

OPSEC HOLDINGS,

OPAL MERGER SUB I,

OPAL MERGER SUB II,

ORCA HOLDINGS LIMITED,

ORCA MIDCO LIMITED,

ORCA BIDCO LIMITED,

INVESTCORP TECHNOLOGY SECONDARY FUND 2018, L.P.,

MILL REEF CAPITAL FUND SCS

and

INVESTCORP EUROPE ACQUISITION CORP I

Dated as of April 25, 2023

A-i

A-ii

A-iii

A-iv

SCHEDULES

Schedule I – Sponsor Members

Schedule II – Knowledge of Pubco and Merger Subs

Schedule III – Knowledge of SPAC

Schedule IV – Knowledge of the Company

Schedule V – Knowledge of the Company Shareholders

EXHIBITS

Exhibit A – Form of Backstop Agreement

Exhibit B – Form of Sponsor Support Agreement

Exhibit C – Form of Insider Letter Amendment

Exhibit D – Form of Lock-Up Agreement

Exhibit E – Form of New Registration Rights Agreement

Exhibit F – Form of First Plan of Merger

Exhibit G – Form of Amended Company Charter

Exhibit H – Form of Second Plan of Merger

Exhibit I – Form of Amended SPAC Charter

Exhibit J – Form of Warrant Assignment, Assumption and Amendment Agreement

Exhibit K – Form of Amended Pubco Charter

A-v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of April 25, 2023, (this “Agreement”) is made and entered by and among OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“Pubco”), Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco (“Merger Sub I”), Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Company”), Orca Midco Limited, a private limited company incorporated under the Laws of England and Wales having its registered office at 40 Phoenix Road, Washington, Tyne & Wear, United Kingdom, NE38 0AD (“Orca Midco”), Orca Bidco Limited, a private limited company incorporated under the Laws of England and Wales and a Subsidiary of the Company (“Orca”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), Mill Reef Capital Fund SCS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “Company Shareholders”), and Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company incorporated with limited liability, with registered number 373300 and whose registered office is at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“SPAC”, together with Pubco, the Merger Subs, the Company, Orca Midco, Orca and the Company Shareholders, collectively, the “Parties” and individually a “Party”).

RECITALS

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company incorporated with limited liability that is owned entirely by a nominee who is not a U.S. citizen or resident;

WHEREAS, each of the Merger Subs is a newly incorporated Cayman Islands exempted company incorporated with limited liability, wholly-owned by Pubco;

WHEREAS, Merger Sub I will elect effective as of its date of formation to be treated as an entity that is disregarded as separate from Pubco for U.S. federal income tax purposes;

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company directly and indirectly, through the Company Subsidiaries, provides integrated brand protection and authentication solutions;

WHEREAS, (a) ITSF owns, beneficially and of record, 955,131.1 Company Ordinary Shares, representing 95.51% of the issued and outstanding share capital of the Company, and (b) Mill Reef owns, beneficially and of record, 44,868.9 Company Ordinary Shares, representing 4.49% of the issued and outstanding share capital of the Company, and ITSF and Mill Reef collectively own 100% of the issued and outstanding share capital of the Company;

WHEREAS, the Company and the Orca Midco Equityholders own, beneficially and of record, 100% of the issued and outstanding share capital of Orca Midco;

WHEREAS, as of the date of this Agreement, Orca Midco owns, beneficially and of record, 100% of the non-diluted issued and outstanding share capital of Orca;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) the Company Shareholders will contribute all of the issued and outstanding Company Ordinary Shares to Pubco in exchange for (i) Pubco Ordinary Shares (the “Share Contribution”), and (ii) an amount in cash equal to their respective Pro Rata Portion of the Cash Consideration Amount, (b) the Company will merge with and into Merger Sub I, as a result of which the separate corporate existence of the Company shall cease and Merger Sub I shall continue as the surviving company (the “First Merger”), and (c) SPAC will merge with and into Merger Sub II, as a result of which (i) the separate corporate existence of Merger Sub II shall cease and SPAC shall continue as the surviving company, (ii) the issued and outstanding SPAC Class A Shares immediately prior to the Second Merger Effective Time shall be exchanged for Pubco Ordinary Shares concurrently with the Second Merger, (iii) the issued and outstanding SPAC Class B Shares immediately prior to the Second Merger Effective Time shall be transferred to Pubco in exchange for Pubco Ordinary Shares, and (iv) the SPAC Warrants outstanding immediately prior to the Second Merger Effective Time shall be converted into warrants issued by Pubco and exercisable for Pubco Ordinary Shares (the “Second Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the board of directors of Pubco (the “Pubco Board”) has (a) determined that it is advisable for Pubco to enter into this Agreement and the other Ancillary Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the First Merger and the Second Merger), and (c) recommended the adoption and approval of this Agreement and other Ancillary Documents to which it is a party and the Transactions (including the First Merger and the Second Merger) by Selva Selvaratnam in his capacity as the sole shareholder of Pubco (the “Pubco Shareholder”);

WHEREAS, the board of directors of Merger Sub I (the “Merger Sub I Board”) has (a) determined that it is advisable for Merger Sub I to enter into this Agreement and the other Ancillary Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the First Merger), and (c) recommended the adoption and approval of this Agreement and other Ancillary Documents to which it is a party and the Transactions (including the First Merger) by Pubco in its capacity as the sole shareholder of Merger Sub I;

WHEREAS, the board of directors of Merger Sub II (the “Merger Sub II Board”) has (a) determined that it is advisable for Merger Sub II to enter into this Agreement and the other Ancillary Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Second Merger), and (c) recommended the adoption and approval of this Agreement and other Ancillary Documents to which it is a party and the Transactions (including the Second Merger) by Pubco in its capacity as the sole shareholder of Merger Sub II;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is advisable for the Company to enter into this Agreement and the other Ancillary Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the First Merger), and (c) recommended the adoption and approval of this Agreement and other Ancillary Documents to which it is a party and the Transactions (including the First Merger) by the Company Shareholders;

WHEREAS, the Company Shareholders have (a) determined that it is advisable for the Company to enter into this Agreement and the other Ancillary Documents to which it is a party and (b) adopted and approved the execution and delivery of this Agreement and the other Ancillary Documents to which the Company is a party and the Transactions (including the First Merger);

WHEREAS, the board of directors of Orca Midco (the “Orca Midco Board”) has (a) determined that it is advisable for Orca Midco to enter into this Agreement and the other Ancillary Documents to which it is a party, and (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions;

WHEREAS, the board of directors of Orca (the “Orca Board”) has (a) determined that it is advisable for Orca to enter into this Agreement and the other Ancillary Documents to which it is a party, and (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has established a special committee of the SPAC Board (such committee, the “Special Committee”) and has delegated to the Special Committee, in accordance with SPAC’s Organizational Documents, the authority to recommend to the SPAC Board that it approve, on behalf of SPAC, among other things, this Agreement, the Ancillary Documents to which SPAC is a party and the Transactions;

WHEREAS, the Special Committee has unanimously (a) determined that it is in the best interests of SPAC and the shareholders of SPAC (the “SPAC Shareholders”) (other than Sponsor), and declared it advisable, to enter into this Agreement providing for the Second Merger in accordance with this Agreement, (b) approved this Agreement, the Second Merger and the other Transactions, on the terms and subject to the conditions of this Agreement, and (c) adopted a resolution recommending that the SPAC Board adopt resolutions approving and adopting this Agreement and recommending that the Second Plan of Merger set forth in this Agreement be approved by the SPAC Board and authorized by the SPAC Shareholders;

WHEREAS, the SPAC Board has (a) determined that it is advisable for SPAC to enter into this Agreement and the other Ancillary Documents to which SPAC is a party, (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Second Merger), and (c) recommended the adoption and approval of the Shareholder Approval Matters by the SPAC Shareholders;

WHEREAS, following the date of this Agreement and prior to the date on which the Required Shareholder Approval is obtained, Pubco and SPAC intend to enter into the PIPE Subscription Agreements (as amended or modified from time to time, the “PIPE Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which, and on the terms and subject to the conditions therein, such PIPE Investors will agree to purchase Pubco Securities (such agreements to purchase Pubco Securities, the “PIPE Subscriptions”) promptly following the consummation of the First Merger and prior to the Second Merger Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Europe Acquisition Holdings Limited, a Cayman Islands exempted company (“Sponsor”), Pubco and SPAC are entering into that certain Backstop Agreement, dated as of the date hereof (the “Backstop Agreement”) in substantially the same form as set forth on Exhibit A, pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor has agreed to subscribe for and purchase a number of Pubco Securities for an aggregate purchase price not to exceed $50,000,000 (the “Sponsor Commitment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Sponsor and certain SPAC Shareholders as set forth on Schedule I (together with Sponsor, the “Sponsor Members”) are entering into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) with Pubco and SPAC in substantially the same form as set forth on Exhibit B, pursuant to which, among other things (a) each Sponsor Member has agreed (i) to vote all SPAC Ordinary Shares held by such Sponsor Member in favor of this Agreement and all other Shareholder Approval Matters, (ii) 50% of the Pubco Ordinary Shares held by such Sponsor Member as of immediately following the Second Merger Effective Time and after giving effect to the Share Cancellation will be subject to forfeiture and vesting as set forth in such

Sponsor Support Agreement and (iii) to abstain from exercising any redemption rights in connection with the Redemption, and (b) the Sponsor has further agreed to (i) along with certain other Sponsor Members, surrender for nil consideration and cancel immediately prior to the Share Contribution, but subject to the consummation of the Second Merger, in aggregate, 2,555,100 SPAC Class B Shares held by such Sponsor Member as of immediately prior to the Share Contribution (the “Share Cancellation”), (ii) transfer to the Company Shareholders immediately following the Share Contribution, but subject to the consummation of the Second Merger, 2,050,000 SPAC Private Placement Warrants held by Sponsor (the “Warrant Transfer”) and (iii) reimburse SPAC for Expenses in excess of $20,000,000, unless such excess Expenses have otherwise been approved in writing by the Company, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor Members, SPAC and the other parties thereto are entering into an amendment of that certain Letter Agreement, dated as of December 14, 2021, by and between the Sponsor Members and SPAC to modify the lock-up restrictions set forth therein (the “Insider Letter Amendment”) in substantially the same form as set forth on Exhibit C;

WHEREAS, at the Share Contribution Closing, the Company Shareholders and Pubco will enter into lock-up agreements with respect to the Pubco Ordinary Shares issued to them (the “Lock-Up Agreement”) in substantially the same form as set forth on Exhibit D; and

WHEREAS, on December 14, 2021, SPAC entered into a Registration Rights Agreement with the Sponsor Members (the “Sponsor Registration Rights Agreement”), and at the Second Merger Closing (and subject to the consummation thereof) (a) SPAC and the Sponsor Members shall terminate the Sponsor Registration Rights Agreement and (b) Pubco, the Company Shareholders and the Sponsor Members shall enter into a registration rights agreement (the “New Registration Rights Agreement”) in substantially the same form as set forth on Exhibit E.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SHARE CONTRIBUTION

1.1 Exchange of Company Ordinary Shares. At the Share Contribution Closing and upon the terms and subject to the conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall contribute, assign, transfer and convey to Pubco, and Pubco shall accept from the Company Shareholders, all of the legal and beneficial title to the Company Ordinary Shares, free from all Liens and together with all rights attaching to the Company Ordinary Shares at the Share Contribution Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Ordinary Shares after the Share Contribution Closing).

1.2 Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, in exchange for the Company Ordinary Shares, Pubco shall, without duplication, (i) issue to the Company Shareholders (or such other Affiliate as such Company Shareholder may elect in writing, subject to such Affiliate executing such documentation (including without limitation a Lock-Up Agreement and the Registration Rights Agreement) as shall be reasonably required by the SPAC) their Pro Rata Portion of the Exchange Shares, (ii) pay to each of the Company Shareholders an amount in cash in accordance with the terms of Section 3.19 and (iii) conditional upon the occurrence of either of the following events set out at Sections 1.2(a)(i) or 1.2(a)(ii) below, issue to the Company Shareholders their Pro Rata Portion of the Deferred Founder Shares:

(i) at any time from the Second Merger Effective Time through the date that is the tenth anniversary of the Second Merger Effective Time if the VWAP of Pubco Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30- day trading period; provided, that, the price target shall be equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Pubco Ordinary Shares. As used herein, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc; or

(ii) immediately prior to a Change of Control of Pubco after the Second Merger Effective Time and prior to the date that is ten years following the Second Merger Effective Time. As used herein, a “Change of Control” means the occurrence of any of the following events: (A) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) is or becomes the beneficial owner, directly or indirectly, of securities of Pubco representing more than 50% of the combined voting power of, or economic interests in, Pubco’s then outstanding voting securities; (B) there is consummated a merger or consolidation of Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (1) the Pubco Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof or (2) the voting securities of Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; (C) the shareholders of Pubco approve a plan of complete liquidation or dissolution of Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Pubco of 50% or more of the assets of Pubco and its Subsidiaries, taken as a whole.

(b) Prior to the Share Contribution Closing, the Company Shareholders shall provide written instructions to Pubco and its Transfer Agent to issue the Exchange Shares in accordance with their Pro Rata Portion.

(c) At the Share Contribution Closing, Pubco shall cause the Exchange Shares to be issued fully paid to the Company Shareholders in accordance with Section 1.2(b).

1.3 Transfer of Company Ordinary Shares and Other Undertakings.

(a) At the Share Contribution Closing, each Company Shareholder shall deliver or procure the delivery to Pubco and SPAC of:

(i) a duly executed share transfer form in respect of its Company Ordinary Shares to effect the transfer of its Company Ordinary Shares (the “Company STFs”);

(ii) to the extent issued, any share certificates representing its Company Ordinary Shares (each, a “Company Certificate”). In the event that any issued Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder may instead deliver to the Company an indemnity for lost certificate in form and substance reasonably acceptable to the Company and Pubco;

(iii) an irrevocable power of attorney in Agreed Form given by each Company Shareholder in favor of Pubco in respect of rights attaching to its Company Ordinary Shares;

(iv) a copy of any power of attorney in Agreed Form under which any document to be executed by any Company Shareholder under this Agreement has been executed; and

(v) a copy of the executed and undated resolutions of the Company Board (A) approving the form of the Company STFs and the transfer of the Company Ordinary Shares from the Company Shareholders to Pubco, and (B) instructing the Company’s registered office provider to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Ordinary Shares.

(b) At the Share Contribution Closing, Pubco shall deliver or procure the delivery to the Company Shareholders and SPAC (i) the Lock-Up Agreement, duly executed by Pubco and (ii) evidence that the Amended Pubco Charter has been adopted and is in effect in Agreed Form.

(c) At the Share Contribution Closing, SPAC shall deliver or procure the delivery to Pubco and the Company Shareholders, evidence of the Share Cancellation and the Warrant Transfer in Agreed Form.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

1.4 Orca Options.

(a) Subject to Section 1.4(b) and Section 1.4(d) below, Pubco shall grant, on or as soon as reasonably practicable following the Share Contribution Closing, upon the terms and subject to the conditions of this Agreement, in exchange for the cancellation and release of each Orca Option, options over Pubco Ordinary Shares of equivalent value and on equivalent terms and status as regards vesting, exercise, indemnities and other provisions relating to tax as the Orca Options (unless otherwise determined by the Company with SPAC’s consent (not to be unreasonably withheld)) (such option, the “Pubco Options”).

(b) Notwithstanding anything to the contrary in this Agreement, Section 1.4(a) shall not apply to any Orca Option granted to, or held by, a holder that is subject to taxation in the United States (each such Orca Option, a “U.S.-Held Option”). In lieu thereof, the following provisions of this Section 1.4(b) shall apply to the U.S.-Held Options:

(i) the U.S.-Held Options set forth on Section 1.4(b)(i) of the Target Companies Disclosure Schedules (the “Cashed-Out Options”), whether vested or unvested (and to the extent not previously forfeited or canceled in accordance with their terms), shall, no later than immediately prior to the Share Contribution Closing, be canceled and converted into the right to receive, subject to the applicable holder’s execution and delivery of a fully effective and irrevocable option cancellation agreement and release of claims in a form reasonably acceptable to Orca (which form shall be subject to the review and consent of SPAC, not to be unreasonably withheld, conditioned, or delayed) (the “Option Cancellation Agreement”) an amount in cash equal for each such holder to the product of (x) the number of Orca Shares underlying such holder’s Cashed-Out Options, multiplied by (y) the excess, if any, of (A) $1.82, less (B) the exercise price per Orca Share applicable to such Cashed-Out Options as of immediately prior to such cancellation (the “Option Cashout Amount”), paid within 60 days following such cancellation. Orca shall, or shall cause, any withholding Taxes or other applicable deductions to be deducted and withheld from the Orca Cashout

Amount as required or authorized by applicable Law. Orca shall use commercially reasonable efforts to cause Orca Optionholders holding Cashed-Out Options to direct that a portion of their after-Tax proceeds (as determined by Orca) following such cancellation and cash-out of the Cashed-Out Options be used to subscribe for Pubco Ordinary Shares at the Share Contribution Closing at the same price per Pubco Ordinary Share as the Exchange Shares;

(ii) any U.S.-Held Options that are not Cashed-Out Options, but that are otherwise outstanding immediately prior to the Share Contribution Closing (each, an “Assumed U.S.-Held Option”), shall, without any action on the part of the holder thereof, be canceled and automatically converted into an option to purchase a number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the product of (x) the number of Orca Shares subject to such Assumed U.S.-Held Option as of immediately prior to the Share Contribution Closing, multiplied by (y) 0.182, at an exercise price per Pubco Ordinary Share equal to the quotient of (A) the exercise price per Orca Share applicable to such Assumed U.S.-Held Option as of immediately prior to the Share Contribution Closing, divided by (B) 0.182 (with such quotient rounded up to the nearest whole cent); provided, however, that such conversion shall be made in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder (or, in the case of an Assumed U.S.-Held Option subject to Section 422 of the Code, the requirements of Section 424(a) of the Code and the regulations promulgated thereunder). Except as expressly set forth in this Section 1.4(b)(ii) and any other terms rendered inoperative by reason of the Transactions or for any appropriate administrative or ministerial changes, each Assumed U.S.-Held Option shall be subject to the same terms and conditions (including, without limitation, vesting, forfeiture, and expiration provisions) that were applicable to such Assumed U.S.-Held Option as of immediately prior to the Share Contribution Closing; and

(iii) Prior to the payment of any consideration therefor in accordance with this Section 1.4, Orca, as applicable, will (A) use commercially reasonable efforts to obtain from each holder of Cashed-Out Options an Option Cancellation Agreement, in each case, which provides for such holder’s consent to the application of Section 1.4(b)(i) to the Participant’s Cashed-Out Options, as applicable, in full satisfaction of any rights such holder may have under the Orca Option Scheme with respect to such Cashed-Out Options, (B) adopt resolutions to effectuate the treatment of the Orca Options pursuant to this Section 1.4, and (C) take any other actions that are necessary to effectuate the treatment of the Orca Options pursuant to this Section 1.4. Each Option Cancellation Agreement will include a provision regarding the release of all claims related to the payment, withholding of amounts, and operation of the Cashed-Out Options and Orca Option Scheme.

(c) At the Share Contribution Closing, Pubco shall assume the Orca Option Scheme. The Parties shall cooperate in good faith to effectuate the provisions of this Section 1.4.

(d) Orca Optionholders to whom shares in Orca or Orca Midco are issued as a result of the exercise of Orca Options in accordance with their terms prior to and conditional upon Share Contribution Closing (if any) shall be required to exchange such shares for Pubco Ordinary Shares in the same ratio as results from the exchange of Company Ordinary Shares for Exchange Shares by the Company Ordinary Shareholders pursuant to Section 1.1 and Section 1.2 above.

1.5 Company Shareholder Consent. Each Company Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholders as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) that may have been conferred on it under the Company’s Organizational Documents (or any other document) or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organizational Documents (or any other document) to the extent they relate to the Transactions.

1.6 Termination of Certain Agreements. Without limiting the provisions of Section 1.5 or Section 13.2, the Company and the Company Shareholders hereby agree that, effective at the Share Contribution Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the Transactions, and any failure of the parties to comply with the terms thereof in connection with the Transactions.

1.7 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Contribution Closing.

1.8 Appointment of Transfer Agent. Prior to the Share Contribution Closing, Pubco shall appoint a transfer agent reasonably acceptable to SPAC (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Company Ordinary Shares for Pubco Ordinary Shares, and (b) delivering the Exchange Shares. The Transfer Agent shall (a) exchange Company Ordinary Shares for Pubco Ordinary Shares, and (b) deliver the Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

ARTICLE II

FIRST MERGER

2.1 First Merger. At the First Merger Effective Time, upon the terms and subject to the conditions of this Agreement and the plan of merger (the “First Plan of Merger”) substantially the same form as set forth on Exhibit F, and in accordance with the applicable provisions of the Cayman Companies Act, the Company, as a constituent company for the purpose of the Cayman Companies Act, and Merger Sub I, as a constituent company for the purpose of the Cayman Companies Act, shall consummate the First Merger, pursuant to which the Company shall be merged with and into Merger Sub I with Merger Sub I being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of the Company shall cease and Merger Sub I shall continue as the surviving company. Merger Sub I, as the surviving company after the First Merger, is hereinafter sometimes referred to as the “First Merger Surviving Company” (provided, that references to Merger Sub I for periods after the First Merger Effective Time shall include the First Merger Surviving Company).

2.2 First Merger Effective Time. The Company and Merger Sub I shall cause the First Merger to be consummated by filing the First Plan of Merger and other Cayman First Merger Filing Documents to be filed with the Cayman Registrar. The First Merger shall become effective on the First Merger Closing Date when the First Plan of Merger is approved by the Cayman Registrar or at such other, later date and time as is agreed between the Parties and specified in the First Plan of Merger (such date and time is hereinafter referred as the “First Merger Effective Time”).

2.3 Effect of the First Merger. At the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Plan of Merger and the applicable provisions of the Cayman Companies

Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub I shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the First Merger Surviving Company, which shall include the assumption by the First Merger Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub I set forth in this Agreement to be performed after the First Merger Effective Time.

2.4 Organizational Documents of the First Merger Surviving Company. At the First Merger Effective Time, the First Merger Surviving Company shall be renamed “OpSec Holdings Limited” and shall adopt a new amended and restated memorandum and articles of association in the form of the amended and restated memorandum and articles of association of the First Merger Surviving Company (the “Amended Company Charter”) in substantially the same form as set forth on Exhibit G.

2.5 Directors and Officers of the First Merger Surviving Company. At the First Merger Effective Time, the board of directors and officers of the First Merger Surviving Company shall be the directors and officers of the Company, each to hold office in accordance with the Organizational Documents of the First Merger Surviving Company until their respective successors are duly elected or appointed and qualified.

2.6 Effect of the First Merger on Company Ordinary Shares. At the First Merger Effective Time, by virtue of the First Merger and without any further action required on the part of any Party or the holders of securities of the Company or Merger Sub I:

(a) Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior the First Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable ordinary share of the First Merger Surviving Company, and such share shall constitute the only outstanding share of the First Merger Surviving Company as of immediately following the First Merger Effective Time.

(b) Cancellation of Company Ordinary Shares Owned by the Company. At the First Merger Effective Time, if there are any Company Ordinary Shares that are owned by the Company as treasury shares, such shares shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the First Merger Surviving Company, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.7 Effect of the First Merger on Merger Sub I. At the First Merger Effective Time, the one share issued and outstanding in Merger Sub I shall be cancelled.

2.8 Lost, Stolen or Destroyed Company Ordinary Share Certificates. In the event any certificates representing Company Ordinary Shares shall have been lost, stolen or destroyed, the First Merger Surviving Company shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.6.

2.9 Taking of Necessary Action; Further Action. If, at any time after the First Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Merger Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors of the Company and Merger Sub I are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

SECOND MERGER

3.1 Second Merger. At the Second Merger Effective Time, upon the terms and subject to the conditions of this Agreement and the plan of merger (the “Second Plan of Merger”) substantially the same form as set forth on Exhibit H, and in accordance with the applicable provisions of the Cayman Companies Act, SPAC, as a constituent company for the purpose of the Cayman Companies Act, and Merger Sub II, as a constituent company for the purpose of the Cayman Companies Act, shall consummate the Second Merger, pursuant to which SPAC shall be merged with and into Merger Sub II with SPAC being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Merger Sub II shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the Second Merger, is hereinafter sometimes referred to as the “Second Merger Surviving Company” (provided, that references to SPAC for periods after the Second Merger Effective Time shall include the Second Merger Surviving Company).

3.2 Second Merger Effective Time. SPAC and Merger Sub II shall cause the Second Merger to be consummated by filing the Second Plan of Merger and other Cayman Second Merger Filing Documents to be filed with the Cayman Registrar. The Second Merger shall become effective on the Second Merger Closing Date when the Second Plan of Merger is approved by the Cayman Registrar or at such other, later date and time as is agreed between the Parties and specified in the Second Plan of Merger (such date and time is hereinafter referred as the “Second Merger Effective Time”).

3.3 Effect of the Second Merger. At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Second Merger Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Second Merger Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub II set forth in this Agreement to be performed after the Second Merger Effective Time.

3.4 Organizational Documents of the Second Merger Surviving Company. At the Second Merger Effective Time, the Second Merger Surviving Company shall be renamed “OpSec Group, Inc.” and shall adopt a new amended and restated memorandum and articles of association in the form of the amended and restated memorandum and articles of association of the Second Merger Surviving Company (the “Amended SPAC Charter”) in substantially the same form as set forth on Exhibit I.

3.5 Directors and Officers of the Second Merger Surviving Company. At the Second Merger Effective Time, the board of directors and officers of the Second Merger Surviving Company shall be the directors and officers of Merger Sub II, each to hold office in accordance with the Organizational Documents of the Second Merger Surviving Company until their respective successors are duly elected or appointed and qualified.

3.6 Effect of the Second Merger on SPAC Pubic Units, Class A Shares and SPAC Warrants. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action required on the part of any Party or the holders of securities of SPAC or Merger Sub II:

(a) SPAC Public Units. Each SPAC Public Unit outstanding immediately prior to the Second Merger Effective Time shall be automatically detached pursuant to the terms of this Agreement and the holder thereof shall be deemed to hold one SPAC Class A Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Public Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of Section 3.6(b) and (c) below.

(b) SPAC Class A Shares. The SPAC Class A Shares issued and outstanding immediately prior to the Second Merger Effective Time (other than those described in Section 3.6(d) below) shall be exchanged for Pubco Ordinary Shares such that each holder of record of SPAC Class A Shares immediately prior to the Second Merger Effective Time shall receive, in the aggregate, a number of Pubco Ordinary Shares equal to the product of (i) the total number of SPAC Class A Shares held of record by such holder immediately prior to the Second Merger Effective Time, multiplied by (ii) the Exchange Ratio, subject to adjustment in accordance with Section 3.15. The holders of SPAC Class A Shares outstanding immediately prior to the Second Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class A Shares (if any) shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 3.6 and Section 3.8.

(c) SPAC Warrants. Each SPAC Warrant that is outstanding immediately prior to the Second Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of SPAC Class A Shares set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Second Merger Effective Time, into a right to acquire that number of Pubco Ordinary Shares equal to (i) the number of SPAC Class A Shares set forth in such SPAC Warrant multiplied by (ii) the Exchange Ratio (each, a “Pubco Warrant” and collectively, the “Pubco Warrants”) on substantially the same terms as were in effect immediately prior to the Second Merger Effective Time under the terms of the SPAC Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.6(c), including entering into, together with the Warrant Agent, the Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assignment, Assumption and Amendment Agreement”) in substantially the same form as set forth on Exhibit J. At or prior to the Second Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d) Cancellation of SPAC Class A Shares and SPAC Warrants Owned by SPAC. At the Second Merger Effective Time, if there are any SPAC Class A Shares and SPAC Warrants that are owned by SPAC as treasury shares, such shares shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(e) Transfers of Ownership. If any certificate for Pubco Ordinary Shares is to be issued in a name other than that in which the certificate surrendered, or transferred to Pubco, in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered, or transferred to Pubco, will be accompanied by an appropriate instrument of transfer and that the Person requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for Pubco Ordinary Shares in any name other than that of the registered holder of the certificate surrendered or transferred, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 3.6, none of the First Merger Surviving Company, Second Merger Surviving Company, SPAC or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Dissenters’ Rights.

(i) Subject to Section 3.17(b) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, SPAC Ordinary Shares that are issued and outstanding immediately prior to the Second Merger Effective Time and that are held by the SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares” and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and such Dissenting SPAC Shareholders shall have no right to receive, the applicable merger consideration as contemplated herein unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ rights under the Cayman Companies Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be the Dissenting SPAC Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Second Merger Effective Time, the right to receive the applicable merger consideration as contemplated herein, without any interest thereon.

(ii) Prior to the Second Merger Closing, SPAC shall give the Company (A) prompt written notice of any demands for dissenters’ rights received by SPAC from the SPAC Shareholders and any withdrawals of such demands and (B) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the Second Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

3.7 Transfer of SPAC Class B Shares. Concurrently with, and as part of the same transaction as, the Second Merger, and effective as at the Second Merger Effective Time, and upon the terms and subject to the conditions of this Agreement and SPAC’s Organizational Documents, the Sponsor Members shall sell to Pubco and transfer to the Exchange Agent (for further transfer to Pubco), and Pubco shall purchase from the Sponsor Members, all of the legal and beneficial title to the SPAC Class B Shares, free from all Liens and together with all rights attaching to the SPAC Class B Shares at the Second Merger Effective Time (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the SPAC Class B Shares after the Second Merger Effective Time). In consideration for the purchase of each one SPAC Class B Share, Pubco shall issue, and shall deposit with the Exchange Agent for the benefit of the Sponsor Members, and shall cause the Exchange Agent to deliver to the Sponsor Members, one duly authorized, validly allotted, issued, fully paid and nonassessable Pubco Ordinary Share (deemed to have a value of $10.00 per share). At the Second Merger Effective Time, each of such Sponsor Members shall deliver or procure the delivery to Pubco and the Exchange Agent of:

(a) a duly executed share transfer form in respect of the SPAC Class B Shares to effect the transfer of SPAC Class B Shares (the “SPAC STFs”);

(b) an irrevocable power of attorney in Agreed Form in favor of Pubco in respect of rights attaching to the SPAC Class B Shares;

(c) a copy of any power of attorney in Agreed Form under which any document to be executed by such Sponsor Member under this Section 3.7 has been executed; and

(d) a copy of the executed and undated resolutions of the SPAC Board (i) approving the SPAC STFs and the transfer of the SPAC Class B Shares from the Sponsor Members to Pubco, and (ii) instructing the SPAC’s transfer agent to update SPAC’s register of members such that Pubco is entered in the register of members as the sole holder of all of SPAC Class  B Shares.

3.8 Reclassification of SPAC Class B Shares. Immediately after the Second Merger Effective Time, each SPAC Class B Share transferred to Pubco under Section 3.7 shall be converted into a SPAC Class A Share in accordance with SPAC’s Organizational Documents.

3.9 Effect of the Second Merger on Pubco. At the Second Merger Effective Time, without any further action required on the part of any Party or any equityholder of SPAC or Pubco (save as referred to in this Section 3.9), all of the Pubco Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time standing in the name of the Pubco Shareholder in the register of members of Pubco (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued (a) at the Second Merger Effective Time or (b) to any other shareholder of Pubco (other than the Pubco Shareholder)) shall be irrevocably surrendered by the Pubco Shareholder to Pubco for cancellation and for nil consideration, and the Pubco Shareholder (as sole holder of such Pubco shares being surrendered) hereby irrevocably consents to such surrender. For the avoidance of doubt, upon such surrender and cancellation of such Pubco Ordinary Shares, Pubco shall continue to have shares in issue.

3.10 Effect of the Second Merger on Merger Sub II. At the Second Merger Effective Time, all issued and outstanding shares in Merger Sub II shall cease to be outstanding and shall automatically be cancelled and shall cease to exist.

3.11 Satisfaction of Rights. All securities issued upon the surrender, conversion or transfer of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale, exchange and transfer of SPAC Securities shall also apply to the Pubco Securities so issued in exchange.

3.12 Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates representing SPAC Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section  3.6.

3.13 Taking of Necessary Action; Further Action. If, at any time after the Second Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Second Merger Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub II, the officers and directors of SPAC and Merger Sub II are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.14 Tax Consequences. The Parties agree and acknowledge that for U.S. federal, and applicable state and local, income Tax purposes, it is intended that: (a) the Share Contribution, together with the purchase of Pubco Ordinary Shares under the PIPE Subscription Agreements and the share for share exchange in the Second Merger is intended to qualify as a transaction described in Section 351 of the Code; (b) the Share Contribution, together with the First Merger, is also intended to qualify as a “reorganization” described in Section 368(a) of the Code; and (c) this Agreement constitutes, and is adopted as, a separate “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for the Share Contribution and First Merger for purposes of Sections 354, 361 and 368 of the Code and the U.S. Treasury Regulations promulgated thereunder (collectively, the “Intended Tax Treatment”). No Party shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action, if such action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the extent required to do so under applicable Law, the Parties agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain legal and Tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify for the Intended Tax Treatment.

3.15 Anti-Dilution Adjustments. The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, subdivision, split-up, reverse stock split, consolidation, stock dividend or distribution of SPAC Class A Shares, SPAC Class B Shares or Pubco Ordinary Shares, as applicable, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to SPAC Class A Shares, SPAC Class B Shares or Pubco Ordinary Shares, as applicable, having a record date occurring on or after the date of this Agreement and prior to the Second Merger Effective Time; provided that nothing in this Section 3.15 shall be construed to permit Pubco or SPAC to take any action with respect to its securities that is prohibited by the terms of this Agreement or applicable Law.

3.16 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, Pubco and the Target Companies shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Law. For the avoidance of doubt, the ability to make deductions required by Law shall apply to any payments made to the Company Shareholders, the Orca Optionholders and the Orca Midco Equityholders. If SPAC, Pubco or the Target Companies determine that any payments to the Company Shareholders or the Orca Optionholders under this Agreement, excluding any compensatory payments to be made pursuant to this Agreement, is subject to deduction or withholding, then such Person shall use reasonable best efforts to provide notice to the Person in respect of whom such amounts are intended to be deducted or withheld as soon as reasonably practicable after such determination. SPAC, Pubco or any of the Target Companies, as applicable, shall use reasonable best efforts to provide the payment recipient with reasonable opportunity to provide any forms or other documentation and otherwise reasonably cooperate with the relevant Parties in good faith to avoid or minimize such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (including with respect to payments, if any, made to the Company Shareholders, the Orca Optionholders and the Orca Midco Equityholders). In the case of any such payment payable to employees of the Target Companies in connection with the Transactions that is treated as compensation, the relevant Parties shall reasonably cooperate to pay such amounts through the applicable Target Company’s payroll to facilitate applicable withholding.

3.17 Notice to SPAC Shareholders Delivering Written Objection. If any SPAC Shareholder gives to SPAC, before the Required Shareholder Approval is obtained at the Special Shareholder Meeting, written objection to the Second Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(a) SPAC shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Second Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and

(b) unless SPAC and the Company elect by agreement in writing to waive this Section 3.17(b), no Party shall be obligated to commence the Second Merger Closing, and the Second Plan of Merger shall not be filed with the Registrar until at least 20 days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article XI hereof.

3.18 Sponsor Commitment; PIPE Investment. Substantially simultaneously with the Second Merger Closing, the PIPE Subscriptions (including, if necessary, the Sponsor Commitment) shall be consummated pursuant to, and in the amounts set forth in, the PIPE Subscription Agreements.

3.19 Payment of Cash Consideration Amount. Pursuant to the terms of Section 1.2(a), substantially simultaneously with the Second Merger Closing, immediately following the consummation of the PIPE Subscriptions (including, if necessary, the Sponsor Commitment), Pubco shall use a portion of the cash proceeds from the PIPE Subscriptions to pay to each of the Company Shareholders such Company Shareholder’s Pro Rata Portion of the Cash Consideration Amount, which such amounts shall be paid by wire transfer of immediately available funds to the account designated in writing by each of the Company Shareholders prior to the Second Merger Closing.

3.20 Exchange Procedures.

(a) Exchange Agent. On the Second Merger Closing Date and upon the Second Merger Effective Time, in accordance with Section 3.6(b) and Section 3.7, Pubco shall issue, and shall deposit with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the SPAC Ordinary Shares, for exchange in accordance with Section 3.7 and this Section 3.19, the number of Pubco Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the Pubco Ordinary Shares Consideration (the “Exchange Fund”). Pubco shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Pubco Ordinary Shares Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.19, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Second Merger Effective Time, but in any event within two Business Days thereof, Pubco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of the SPAC Class A Shares entitled to receive the Pubco Ordinary Shares Consideration pursuant to Section 3.6(b) a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”), along with instructions for use in effecting the surrender of the certificates evidencing such SPAC Class A Shares (collectively, the “Certificates”) pursuant to the Letter of Transmittal. Within five Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Pubco shall cause the Exchange Agent to deliver, the applicable Pubco Ordinary Shares Consideration, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.19, each Certificate entitled to receive a portion of the Pubco Ordinary Shares Consideration in accordance with Section 3.6(b) shall be deemed at all times after the Second Merger Effective Time, as the case may be, to represent only the right to receive the Pubco Ordinary Shares Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.6(b).

(c) The Pubco Ordinary Shares Consideration delivered upon the exchange of the SPAC Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Ordinary Shares.

(d) No Liability. None of the Exchange Agent, SPAC, Pubco, the Second Merger Surviving Company or any of their respective Affiliates shall be liable to any holder of SPAC Ordinary Shares for any such SPAC Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.19.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Pubco Ordinary Shares Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.6(b).

ARTICLE IV

CLOSING

4.1 Closing. The closing of the Share Contribution (the “Share Contribution Closing”) shall occur on the third Business Day following the satisfaction or waiver of the conditions set forth in Article XI (other than (a) those conditions that by their nature are to be fulfilled at the Share Contribution Closing, but subject to the satisfaction or waiver of such conditions, (b) those conditions that by their nature are to be fulfilled at the First

Merger Closing and (c) those conditions that by their nature are to be fulfilled at the Second Merger Closing), or at such other date as SPAC, Pubco and the Company may agree in writing. Subject to the consummation of the Share Contribution Closing and the satisfaction or waiver of the conditions set forth in Section 11.5 (other than (a) those conditions that by their nature are to be fulfilled at the First Merger Closing, but subject to the satisfaction or waiver of such conditions and (b) those conditions that by their nature are to be fulfilled at the Second Merger Closing) the closing of the First Merger (the “First Merger Closing”) shall occur on the same day as, but immediately following, the Share Contribution Closing. Subject to the consummation of the Share Contribution Closing and the First Merger Closing and the satisfaction or waiver of the conditions set forth in Section 11.6 (other than those conditions that by their nature are to be fulfilled at the Second Merger Closing, but subject to the satisfaction or waiver of such conditions) the closing of the Second Merger (the “Second Merger Closing”) shall occur on the same day as, but immediately following, the First Merger Closing. The date of the Share Contribution Closing shall be referred to herein as the “Share Contribution Closing Date”. The date of the First Merger Closing shall be referred to herein as the “First Merger Closing Date”. The date of the Second Merger Closing shall be referred to herein as the “Second Merger Closing Date”. Each of the Share Contribution Closing, the First Merger Closing and the Second Merger Closing shall take place virtually by telephone or video conference and/or through the electronic exchange of transaction document or at such other place or form as SPAC, Pubco and the Company may agree in writing, and at such times on the Share Contribution Closing Date, the First Merger Closing Date and the Second Merger Closing Date as SPAC, Pubco and the Company agree in writing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Target Companies and the Company Shareholders on the date hereof (the “SPAC Disclosure Schedules”) or (b) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures under the headings “Qualitative Disclosures About Market Risk”, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature); provided, however, that nothing set forth in or disclosed in the SEC Reports shall qualify, or be deemed to qualify, the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.5, Section 5.14, Section 5.16 and Section 5.20, SPAC hereby represents and warrants to the other Parties, as follows:

5.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board and the Special Committee and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The Special Committee, at a duly called and held meeting or in writing as permitted by SPAC’s Organizational Documents, has unanimously (i) determined that this Agreement, the Ancillary Documents to which SPAC is a party, including the Second Plan of Merger and the consummation of the Transactions, including the Second Merger, are advisable, fair to and in the best interests of SPAC and the SPAC Shareholders (other than Sponsor) in accordance with the Cayman Companies Act, (ii) authorized and approved the execution, delivery and performance of this Agreement, the Ancillary Documents to which SPAC is a party, including the Second Plan of Merger and the consummation of the Transactions, including the Second Merger, and (iii) recommended that the SPAC Board approve and adopt this Agreement and recommend that the SPAC Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents to which SPAC is a party, including the Second Plan of Merger and the other Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Special Committee Recommendation”). The SPAC Board, at a duly called and held meeting or in writing as permitted by SPAC’s Organizational Documents and following the Special Committee Recommendation, has unanimously (A) determined that this Agreement, the Ancillary Documents to which SPAC is a party, including the Second Plan of Merger and the consummation of the Transactions, including the Second Merger, are advisable, fair to and in the best interests of SPAC and the SPAC Shareholders (other than Sponsor) in accordance with the Cayman Companies Act, (B) authorized and approved the execution, delivery and performance of this Agreement, the Ancillary Documents to which SPAC is a party, including the Second Plan of Merger and the consummation of the Transactions, including the Second Merger, (C) recommended that the SPAC Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents to which SPAC is a party, including the Second Plan of Merger, the consummation of the Transactions, including the Second Merger, and the other Shareholder Approval Matters in accordance with the Cayman Companies Act (the “SPAC Board Recommendation”) and (D) directed that this Agreement, the Ancillary Documents to which SPAC is a party, including the Second Plan of Merger and the Shareholder Approval Matters be submitted to the SPAC Shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

5.3 Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions, other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act and the Exchange Act, and (c) registration of the Second Merger by the Cayman Registrar.

5.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for in cases of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

5.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 5.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding SPAC preferred shares. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 5.5(a) or Section 5.5(b) of the SPAC Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed in Section 5.5(c) of the SPAC Disclosure Schedules. No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, or (iii) the ability of SPAC to grant any Lien on its properties or assets. As of the date hereof, SPAC does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

5.6 SEC Filings; SPAC Financial Statements; Internal Controls.

(a) Except as set forth in Section 5.6(a) of the SPAC Disclosure Schedules, SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Contribution Closing. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year that SPAC filed such reports, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports in each of the fiscal years of SPAC, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (i) the SPAC Public Units, the SPAC Class A Shares and the SPAC Public Warrants are listed on Nasdaq under the ticker symbols IVCBU, IVCB and IVCBW, respectively, (ii) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority, Inc. with respect to any intention by such entity to suspend, prohibit or terminate the listing of such SPAC Securities on Nasdaq, and (iv) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financial Statements”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) in the case of audited financial statements, PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the SPAC Financial Statements, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financial Statements, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act. As of the date of this Agreement, no financial statements other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Since the IPO, neither SPAC nor SPAC’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act)

designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.7 Absence of Certain Changes. As of the date of this Agreement, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a SPAC Material Adverse Effect.

5.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a SPAC Material Adverse Effect, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

5.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which would reasonably be expected to have a SPAC Material Adverse Effect. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a SPAC Material Adverse Effect.

5.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all material Taxes required to be paid, other than such Taxes for which adequate reserves in the SPAC Financial Statements have been established in accordance with GAAP.

(b) There are no claims, assessments, audits, examinations, investigations or other Actions pending or in progress against SPAC, in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC.

(c) There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens.

(d) SPAC has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.

(e) There is no Action currently pending or threatened against SPAC by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(f) SPAC has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) SPAC has not been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

(h) SPAC has not knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

(i) SPAC is not resident for tax purposes outside the jurisdiction of its incorporation and is not managed or controlled outside such jurisdiction for income Tax purposes. SPAC does not, or has never had, a permanent establishment in any country other than the country of its organization.

5.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Section 5.11 of the SPAC Disclosure Schedules, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii)  result in the acceleration of the time of payment or vesting of any such payment or benefit.

5.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

5.13 Material Contracts.

(a) Except as set forth on Section 5.13 of the SPAC Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

5.14 Transactions with Affiliates. Section 5.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent of SPAC’s outstanding shares as of the date hereof, on the other hand.

5.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.16 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC. Section 5.16 of the SPAC Disclosure Schedules shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Share Contribution Closing or the Second Merger Closing, be due.

5.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Russia, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clause (i) or (ii). SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Russia, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five fiscal years. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

5.18 Insurance. Section 5.18 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

5.19 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders or the Pubco Shareholder and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.20 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $199,000,000. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 5.20 of the SPAC Disclosure Schedules or Taxes, (b) the SPAC Shareholders prior to the Second Merger Effective Time who shall have elected to redeem their SPAC Class A Shares pursuant to SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination, or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then the SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Share Contribution Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Class A Shares pursuant to SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Relevant Date, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Relevant Date, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. As of the date hereof, assuming the accuracy of the warranties of the Target Companies contained herein and the compliance by the Company, Pubco and the Merger Subs with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Share Contribution Closing Date.

5.21 Investigation; No Additional Representations or Warranties. SPAC acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and has been afforded satisfactory access to the books and records, facilities and personnel of the Target Companies for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in Article VI, Article VII and Article VIII (in each case, including the related portions of the Pubco and Merger Subs Disclosure Schedules, the Target Companies Disclosure Schedules or the Company Shareholders Disclosure Schedules, respectively), no other representations or warranties, either express or implied, have been made by Pubco, the Merger Subs, the Company, Orca, the Company Shareholders or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

5.22 Litigation. Since SPAC’s formation, there are: (a) no Actions pending or, to the Knowledge of SPAC, threatened against SPAC or any of its properties or assets, or any of the directors or officers of SPAC in their capacity as such; (b) to the Knowledge of SPAC, no facts or circumstances that would reasonably be expected to give rise to any material Action; (c) no pending or, to the Knowledge of SPAC, threatened in writing to SPAC, audits, examinations or investigations by any Governmental Authority of SPAC; (d) no pending or threatened in writing Actions by SPAC against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on the SPAC; and (f) no Orders imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its properties or assets, or any of the directors or officers of SPAC in their capacity as such.

5.23 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company, Pubco or the Merger Subs or any of their respective Representatives of any documentation or other information (including financial projections or other supplemental data) the representations of SPAC in this Article V constitute the sole and exclusive representations and warranties of SPAC in connection with the transactions contemplated hereby and except for the representations of SPAC in this Article V, SPAC has not made any other express or implied representation or warranty with respect to SPAC, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available by SPAC or its Affiliates or Representatives in expectation of the Transactions, including meetings, calls or correspondence with management of any of the Company, Pubco or the Merger Subs, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of SPAC, or the quality, quantity or condition of SPAC) are specifically disclaimed by SPAC.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PUBCO, MERGER SUB I AND MERGER SUB II

Except as set forth in the disclosure schedules delivered by Pubco, Merger Sub I and Merger Sub II to SPAC on the date hereof (the “Pubco and Merger Subs Disclosure Schedules”), Pubco, Merger Sub I and Merger Sub II hereby represent and warrant to the other Parties, as follows:

6.1 Organization and Standing. Each of Pubco, Merger Sub I and Merger Sub II is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco, Merger Sub I and Merger Sub II has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, Merger Sub I and Merger Sub II is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Each of Pubco, Merger Sub I and Merger Sub II has heretofore made available to SPAC and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Each of Pubco, Merger Sub I and Merger Sub II is not in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. Subject to obtaining the Required Shareholder Approval and the adoption of the Amended SPAC Charter, each of Pubco, Merger Sub I and Merger Sub II has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the Pubco Board, the Merger Sub I Board and the Merger Sub II Board and shareholder of each of Pubco, Merger Sub I and Merger Sub II and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the adoption of the Amended Pubco Charter), on the part of Pubco, Merger Sub I and Merger Sub II are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Pubco, Merger Sub I or Merger Sub II is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Pubco, Merger Sub I or Merger Sub II is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco, Merger Sub I and Merger Sub II (as applicable) and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of Pubco, Merger Sub I and Merger Sub II, enforceable against each of Pubco, Merger Sub I and Merger Sub II in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco, Merger Sub I or Merger Sub II is required to be obtained or made in connection with the execution, delivery or performance by Pubco, Merger Sub I and Merger Sub II of this Agreement and each Ancillary Document to which Pubco, Merger Sub I or Merger Sub II is a party or the consummation by each of Pubco, Merger Sub I and Merger Sub II of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended SPAC Charter, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and (d) registration of the First Plan of Merger and Second Plan of Merger by the Cayman Registrar.

6.4 Non-Contravention. The execution and delivery by each of Pubco, Merger Sub I and Merger Sub II of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Pubco, Merger Sub I and Merger Sub II of the Transactions, and compliance by each of Pubco, Merger Sub I and Merger Sub II with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended SPAC Charter, conflict with or violate any provision of the Organizational Documents of each of Pubco, Merger Sub I and Merger Sub II; (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to each of Pubco, Merger Sub I and Merger Sub II or any of Pubco’s, Merger Sub I’s and Merger Sub II’s properties or assets; or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by each of Pubco, Merger Sub I and Merger Sub II under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of each of Pubco, Merger Sub I and Merger Sub II under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of each of Pubco, Merger Sub I and Merger Sub II, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a material adverse effect on each of Pubco, Merger Sub I and Merger Sub II (as applicable).

6.5 Pubco Capitalization.

(a) As of the date hereof, Pubco is authorized to issue a maximum of 500,000,000 Pubco Ordinary Shares, of which one Pubco Ordinary Share is issued and outstanding, which is owned by the Pubco Shareholder. Prior to giving effect to the Transactions, Pubco does not have any Subsidiaries or own any equity interests in any other Person, other than the Merger Subs. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

(b) On the Share Contribution Closing Date all of the issued and outstanding Pubco Ordinary Shares (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person in an agreement to which Pubco is a party or by which it is bound.

(c) Except as set forth in Section 6.5(c) of the Pubco and Merger Subs Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights; (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights; or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Pubco, (B) obligating Pubco to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating Pubco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Pubco to repurchase, redeem or otherwise acquire any shares of Pubco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Pubco is a party with respect to the voting or transfer of any shares of Pubco.

6.6 Capitalization of the Merger Subs.

(a) As of the date hereof, Merger Sub I is authorized to issue a maximum of 500,000,000 Merger Sub I Ordinary Shares, of which one Merger Sub I Ordinary Share is issued and outstanding, which is owned by Pubco. Prior to giving effect to the Transactions, Merger Sub I does not have any Subsidiaries or own any equity interests in any other Person.

(b) As of the date hereof, Merger Sub II is authorized to issue a maximum of 500,000,000 Merger Sub II Ordinary Shares, of which one Merger Sub II Ordinary Share is issued and outstanding, which is owned by Pubco. Prior to giving effect to the Transactions, Merger Sub II does not have any Subsidiaries or own any equity interests in any other Person.

6.7 Activities. Since its formation, each of Pubco, Merger Sub I and Merger Sub II (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, other than Pubco’s ownership of the Merger Subs, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

6.8 Finders and Brokers. Except as set forth on Section 6.8 of the Pubco and Merger Subs Disclosure Schedules, no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Merger Subs, the Company, Orca, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of each of Pubco, Merger Sub I and Merger Sub II.

6.9 Investment Company Act. Each of Pubco, Merger Sub I and Merger Sub II is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

6.10 Information Supplied. None of the information supplied or to be supplied by each of Pubco, Merger Sub I and Merger Sub II expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to the SPAC Shareholders, the Pubco Shareholder or the Merger Subs’ shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by each of Pubco, Merger Sub I and Merger Sub II expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, each of Pubco, Merger Sub I and Merger Sub II does not make any warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

6.11 Taxes and Returns.

(a) Pubco and each of the Merger Subs have or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Pubco and each of the Merger Subs have timely paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all material Taxes required to be paid, collected, withheld or remitted, other than such Taxes for which adequate reserves have been established in accordance with GAAP or IFRS.

(b) There are no claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any of Pubco, Merger Sub I or Merger Sub II, in respect of any Tax, and none of Pubco,

Merger Sub I or Merger Sub II have been notified in writing of any proposed Tax claims or assessments against any of Pubco, Merger Sub I or Merger Sub II (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP or IFRS).

(c) There are no Liens with respect to any Taxes upon any of Pubco’s, Merger Sub I’s or Merger Sub II’s assets, other than Permitted Liens.

(d) None of Pubco, Merger Sub I or Merger Sub II have requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.

(e) There is no Action currently pending or threatened against Pubco, Merger Sub I or Merger Sub II by a Governmental Authority in a jurisdiction where Pubco, Merger Sub I and Merger Sub II do not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(f) Pubco has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) None of Pubco, Merger Sub I or Merger Sub II have been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

(h) None of Pubco, Merger Sub I or Merger Sub II have knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

(i) Each of Pubco, Merger Sub I and Merger Sub II is not resident for tax purposes outside the jurisdiction of its incorporation and is not managed or controlled outside such jurisdiction for income Tax purposes. None of Pubco, Merger Sub I or Merger Sub II has, or has ever had, a permanent establishment in any country other than the country of its organization.

6.12 PIPE Subscription Agreements. Each PIPE Subscription Agreement will be, upon execution thereof, a legal, valid and binding obligation of Pubco and each PIPE Investor relating to any PIPE Subscription Agreement. The PIPE Subscription Agreements will contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Pubco the applicable portion of investment amount thereunder on the terms therein.

6.13 Investigation; No Additional Representations or Warranties. Each of Pubco, Merger Sub I and Merger Sub II acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and SPAC and has been afforded satisfactory access to the books and records, facilities and personnel of the Target Companies and SPAC for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of Pubco, Merger Sub I and Merger Sub II, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in Article V, Article VII and Article VIII (in each case, including the related portions of the SPAC Disclosure Schedules, the Target Companies Disclosure Schedules or the Company Shareholders Disclosure Schedules, respectively), no other representations or warranties, either express or implied, have been made by SPAC, the Company, Orca Midco, Orca, the Company Shareholders or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

6.14 Litigation. Since each of Pubco’s, Merger Sub I’s and Merger Sub II’s formation, there are: (a) no Actions pending or, to the Knowledge of Pubco and Merger Subs, threatened against either of Pubco or the Merger Subs or any of their respective properties or assets, or any of the directors or officers of Pubco or either of the Merger Subs in their capacity as such; (b) to the Knowledge of Pubco and Merger Subs, no facts or circumstances that would reasonably be expected to give rise to any material Action; (c) no pending or, to the Knowledge of Pubco and Merger Subs, threatened in writing to Pubco or either of the Merger Subs, audits, examinations or investigations by any Governmental Authority of Pubco or either of the Merger Subs; (d) no pending or threatened in writing Actions by Pubco or either of the Merger Subs against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on Pubco or either the Merger Subs; and (f) no Orders imposed or, to the Knowledge of Pubco and Merger Subs, threatened to be imposed upon Pubco or the Merger Subs or any of their respective properties or assets, or any of the directors or officers of Pubco or either of the Merger Subs in their capacity as such.

6.15 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to SPAC or the Company or any of their respective Representatives of any documentation or other information (including financial projections or other supplemental data) the representations of Pubco, Merger Sub I and Merger Sub II in this Article VI constitute the sole and exclusive representations and warranties of Pubco, Merger Sub I and Merger Sub II in connection with the transactions contemplated hereby and except for the representations of Pubco, Merger Sub I and Merger Sub II in this Article VI, none of Pubco, Merger Sub I or Merger Sub II have made any other express or implied representation or warranty with respect to Pubco, Merger Sub I or Merger Sub II, respectively, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Pubco, Merger Sub I or Merger Sub II or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available by either of Pubco or the Merger Subs or their respective Affiliates or Representatives in expectation of the Transactions, including meetings, calls or correspondence with management of any of SPAC or the Company, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of Pubco or either of the Merger Subs, or the quality, quantity or condition of Pubco or either of the Merger Subs) are specifically disclaimed by Pubco, Merger Sub I and Merger Sub II.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

Except as set forth in the disclosure schedules delivered by the Target Companies to SPAC on the date hereof (the “Target Companies Disclosure Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company, Orca Midco and Orca hereby represent and warrant to the other Parties, as follows:

7.1 Organization and Standing. Each Target Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization, and, except as would not reasonably be expected to be material to the Target Companies taken as a whole, each Target Company has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each Target Company is duly qualified or licensed and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate have, or reasonably be expected to be material to the business of the Target Companies, taken as a whole, or the ability of the Target Companies to perform on a timely basis their respective obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound. The Target Companies have provided to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

7.2 Authorization; Binding Agreement. Each Target Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to consummate the Transactions and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party and the consummation of the Transactions (a) have been, or will be, duly and validly authorized by all necessary company or corporate actions, as applicable, and (b) except as set forth in this clause (a), no other corporate proceedings on the part of any Target Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which any Target Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Target Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Party hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Target Company, in each case, enforceable against such Target Company in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Capitalization.

(a) The authorized share capital of the Company is £25,000,000 divided into 25,000,000 ordinary shares with a nominal or par value of £1 per share, of which there are 1,000,000 ordinary shares issued and outstanding, and there are no other issued or outstanding equity interests of the Company. As of the date of this Agreement, the Company Shareholders are the legal and beneficial owners of all of the issued Company Ordinary Shares, with each Company Shareholder owning the Company Ordinary Shares set forth opposite the name of such Company Shareholder on Section 7.3(a) of the Target Companies Disclosure Schedules, all of which Company Ordinary Shares are owned by the Company Shareholders free from any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws or as set forth on Section 7.3(a) of the Target Companies Disclosure Schedules. After giving effect to the Share Contribution, Pubco shall own all of the issued share capital of the Company free from any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the issued shares of the Company have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b) Except as otherwise set forth in this Section 7.3 or on Section 7.3(b) of the Target Companies Disclosure Schedules, (i) the Company has not, during the past three years, had any stock option or other equity incentive plans, and (ii) there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 1.5, nor are there any Contracts, commitments, arrangements or restrictions to which the Target Companies or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Section 7.3(b) of the Target Companies Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Ordinary Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its Equity Securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Section 7.3(b) of the Target Companies Disclosure Schedules, as a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since March 31, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

(d) The allotted and issued share capital of Orca Midco consists of 117,186,732 Class A Ordinary Shares and 3,482,571 Class B Ordinary Shares, and there are no other issued or outstanding equity interests of Orca Midco (the “Orca Midco Shares”). As of the date of this Agreement, the Company and the Orca Midco Equityholders are the legal and beneficial owners of all of the issued Orca Midco Shares, with each of the Company and the Orca Midco Equityholders owning the Orca Midco Shares set forth opposite the name of such Person on Section 7.3(d) of the Target Companies Disclosure Schedules, all of which Orca Midco Shares are owned by the Company and the Orca Midco Equityholders, as applicable, free from any Liens other than those imposed under Orca Midco’s Organizational Documents, applicable securities Laws or as set forth on Section 7.3(d) of the Target Companies Disclosure Schedules. Except as set forth on Section 7.3(d) of the Target Companies Disclosure Schedules, after giving effect to the First Merger, Pubco shall indirectly own all of the issued share capital of Orca Midco free from any Liens other than those imposed under Orca Midco’s Organizational Documents and applicable securities Laws. All of the issued shares of Orca Midco have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, Orca Midco’s Organizational Documents or any Contract to which Orca Midco is a party or by which Orca Midco or its securities are bound.

(e) Except as set forth on Section 7.3(e) of the Target Companies Disclosure Schedules in respect of the Orca Options, Orca Midco has no convertible securities or pre-emptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Orca Midco or, to the Knowledge of the Company, any of the Company, the Orca Midco Equityholders or any of their respective Affiliates are a party or bound relating to any Orca Midco Shares, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Orca Midco. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Orca Midco Shares. Except as set forth in Orca Midco’s Organizational Documents, there are no outstanding contractual obligations of Orca Midco to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has Orca Midco granted any registration rights to any Person with respect to its Equity Securities. All of the issued and outstanding securities of Orca Midco have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Section 7.3(e) of the Target Companies Disclosure Schedules, as a result of the consummation of the Transactions, no Equity Securities of Orca Midco are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Orca accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Since March 31, 2022, Orca Midco has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any Equity Securities of Orca Midco, and the Orca Midco Board has not authorized any of the foregoing.

(f) The allotted and issued share capital of Orca consists of 119,369,152 Class A Ordinary Shares, and there are no other issued or outstanding equity interests of Orca (the “Orca Shares”). As of the date of this Agreement, Orca Midco is the legal and beneficial owner of all of the Orca Shares free from any Liens other than those imposed under Orca’s Organizational Documents, applicable securities Laws or as set forth on

Section 7.3(f) of the Target Companies Disclosure Schedules. After giving effect to the First Merger, Pubco shall indirectly own all of the issued share capital of Orca free from any Liens other than those imposed under Orca’s Organizational Documents and applicable securities Laws. All of the issued shares of Orca have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, Orca’s Organizational Documents or any Contract to which Orca is a party or by which Orca or its securities are bound.

(g) Except as set forth on Section 7.3(g) of the Target Companies Disclosure Schedules in respect of the Orca Options, Orca has no convertible securities or pre-emptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Orca or, to the Knowledge of the Company, any of the Orca Optionholders or any of their respective Affiliates are a party or bound relating to any Orca Shares, whether or not outstanding. Other than the Orca Options, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Orca. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Orca Shares. Except as set forth in Orca’s Organizational Documents, there are no outstanding contractual obligations of Orca to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has Orca granted any registration rights to any Person with respect to its Equity Securities. All of the issued and outstanding securities of Orca have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Section 7.3(g) of the Target Companies Disclosure Schedules, as a result of the consummation of the Transactions, no Equity Securities of Orca are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Orca accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Since March 31, 2022, Orca has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any Equity Securities of Orca, and the Orca Board has not authorized any of the foregoing.

(h) Section 7.3(h) of the Target Companies Disclosure Schedules sets forth for each Target Company (other than the Company, Orca Midco and Orca) (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the owner(s) of all of the outstanding share capital or Equity Securities of such Target Company. All of the outstanding share capital or Equity Securities of each Target Company (other than the Company, Orca Midco and Orca) are owned by the Company, Orca or another Target Company, free from any Liens other than those imposed under the Organizational Documents of such Target Company and applicable securities Laws. The outstanding share capital or Equity Securities or each Target Company (other than the Company, Orca Midco and Orca) have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, such Target Company’s Organizational Documents or any Contract to which the Target Company is a party or by which the Target Company or its securities are bound.

(i) Except as set forth on Section 7.3(i) of the Target Companies Disclosure Schedules, there are no outstanding contractual obligations of any Target Company to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

7.4 Governmental Approvals. No Consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of any Target Company with respect to such Target Company’s execution, delivery or performance of this Agreement or any other Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by such Target Company of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and (c) except for such Consents, waivers, approvals or authorizations of, or designations, declarations or filings with, or notifications to, any Governmental Authority, as would not, individually or in the aggregate, be material to the business of the Target Companies, taken as a whole.

7.5 Non-Contravention. The execution and delivery of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party and the consummation of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents; (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets; or (c) except as set forth on Section 7.5(c) of the Target Companies Disclosure Schedules, (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Target Company Material Adverse Effect, or materially impair or delay the ability of the such Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

7.6 Financial Statements.

(a) True and correct copies of the Management Accounts have been provided to Pubco and SPAC. As used herein, the term “Management Accounts” means, collectively, the unaudited consolidated monthly management accounts of the Target Companies, consisting for each of a profit and loss account for the period beginning April 2022 and ended February 2023.

(b) The Management Accounts were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Target Companies for the periods presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments.

(c) The Company has delivered to Pubco and SPAC, true and complete copies of (i) the audited consolidated statement of financial positions and statements of comprehensive income, changes in equity and cash flows (including any related notes thereto) of the Company for the fiscal years ended March 31, 2022, March 31, 2021 and March 31, 2020 (together with the Updated Company Financial Statements, when delivered pursuant to Section 9.7, the “Audited Company Financial Statements”) and (ii) the unaudited consolidated statement of financial positions and statements of comprehensive income, changes in equity and cash flows of the Company as of and for the nine-month period ending December 31, 2022 (the “Interim Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as set forth on Section 7.6(c) of the Target Companies Disclosure Schedules, the Company Financial Statements (A) were (or in the case of the Updated Company Financial Statements will be) prepared from the books and records of the Company as of the times and for the periods referred to therein, (B) were (or in the case of the Updated Company Financial Statements will be) prepared in accordance with IFRS, consistently applied throughout and among the periods involved, (C) fairly present in all material respects the assets, liabilities and financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated and (D) in the case of the Updated Company Financial Statements, will be audited in accordance with the auditing standards of the PCAOB.

(d) Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. During the past three years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(e) As of the date hereof, the Target Companies do not have any indebtedness for borrowed money other than the Indebtedness set forth on Section 7.6(e) of the Target Companies Disclosure Schedules, and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as set forth on Section 7.6(e) of the Target Companies Disclosure Schedules, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(f) No Target Company is subject to any material Liabilities of a kind that would be required to be reflected on a balance sheet prepared in accordance with IFRS, except for those that either (i) will be reflected or reserved on or provided for in the balance sheet contained in the Company Financial Statements or disclosed in any notes thereto, (ii) were incurred after March 31, 2022 in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law), (iii) arising under this Agreement or the other Ancillary Documents and/or the performance by the Target Companies of their respective obligations hereunder and thereunder, including Expenses, (iv) executory obligations under Company Material Contracts (excluding any Liabilities related to a breach of Contract), or (v) disclosed in the Target Companies Disclosure Schedules.

(g) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Pubco and SPAC or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

7.7 Absence of Certain Changes. Except with respect to actions expressly contemplated by this Agreement and the negotiation and execution of the Zacco Acquisition Agreement, or as set forth on Section 7.7 of the Target Companies Disclosure Schedules, since March 31, 2022, (a) the Target Companies have conducted their business in the ordinary course of business, (b) there has been no Target Company Material Adverse Effect, and (c) the Target Companies have not taken any action or committed or agreed to take any action that would be prohibited by Section 9.2(b)(i), (ii), (iii), (iv), (vi), (vii), (ix), (xi), (xiv), (xv), (xvii), (xviii), (xix), (xx) or (xxvi) (without giving effect to Section 9.2) if such action were taken on or after the date hereof without the consent of SPAC.

7.8 Compliance with Laws. Except as set forth on Section 7.8 of the Target Companies Disclosure Schedules and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company and Orca to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, during the past three years has been, in compliance with all applicable Laws, and no Target Company has received, during the past three years, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound, in each case, in any material respect.

7.9 Company Permits. Each Target Company (and each of its directors, officers or employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to any Target Company), holds all Permits necessary to lawfully conduct its business as presently conducted, and to develop, own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company and Orca to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and during the past three years, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any material Actions relating to the cancellation, restriction, termination, revocation or modification of any Company Permit.

7.10 Litigation. Except as described on Section 7.10 of the Target Companies Disclosure Schedules, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened during the past three years), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority during the past three years, in either case of clauses (a) or (b) by or against any Target Company, its current or, to the Knowledge of the Company, former directors, officers or equity holders in their capacity as such, its business, Equity Securities or assets, in each case, except as would not reasonably be expected to have a Target Company Material Adverse Effect. During the past three years, none of the current or, to the Knowledge of the Company, former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any offence or any crime involving fraud carried out, or alleged to have been carried out, during their tenure as officers, senior managers or directors of any Target Company.

7.11 Material Contracts.

(a) Section 7.11(a) of the Target Companies Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company is bound, in each case, as of the date hereof (each Contract required to be set forth on Section 7.11(a) of the Target Companies Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, in each case in any material respect, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) is with a Top Supplier or Top Customer;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(vi) involves any grants, subsidies or financial assistance from any Governmental Authority;

(vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 or shares or other equity interests of any Target Company or another Person;

(viii) is for any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets, in each case, that contains material ongoing obligations thereunder;

(ix) by its terms, individually or with all related Contracts, calls for aggregate payments to or receipts by the Target Companies under such Contract or Contracts of at least $750,000 per year;

(x) contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is not included in or linked (in a technical sense) to any Company Products or any Company Software and is commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year (“Material Inbound Licenses”);

(xi) pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xii) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to SPAC entered into in the ordinary course of business, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(xiii) for the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that provides for annual base compensation in excess of $200,000 and that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law);

(xiv) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xv) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xvi) obligates the Target Companies to make any capital commitment or expenditure with a remaining outstanding commitment in excess of $500,000 (including pursuant to any joint venture);

(xvii) relates to a settlement of any Action entered into within two years prior to the date of this Agreement or under which any Target Company has outstanding obligations in excess of $500,000 (other than customary confidentiality or non-disparagement obligations);

(xviii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xx) is the Zacco Acquisition Agreement.

(b) Except as disclosed in Section 7.11(b) of the Target Companies Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in breach or default in any material respect, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; and (iv) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect.

7.12 Intellectual Property.

(a) Section 7.12(a)(i) of the Target Companies Disclosure Schedules sets forth, as of the date hereof, a list of all registered and applied for Intellectual Property owned (or purported to be owned) by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (i) the title of the item, if applicable, (ii) the owner of the item, (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (iv) the issuance, registration or application numbers and dates. Section 7.12(a)(ii) of the Target Companies Disclosure Schedules sets forth, as of the date hereof, a list of all material unregistered Intellectual Property owned (or purported to be owned) by a Target Company. Except as set forth on Section 7.12(a)(ii) of the Target Companies Disclosure Schedules, the Target Companies solely and exclusively own all Company Owned IP that is material to any Target Company, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable (and there have been no acts or omissions that to the Knowledge of the Company would prejudice the enforcement by the Target Companies, including acquiescence by any Target Company in any unauthorized use by third parties).

(b) The Target Companies either own, or have valid licenses to use, all material Intellectual Property required to carry on the business of the Target Companies in the same manner as carried on it the twelve months prior to this Agreement (the “Business Intellectual Property”) and such ownership and license shall survive unchanged following the consummation of the Transactions; provided that this Section 7.12(b), shall not constitute a representation regarding non-infringement of Intellectual Property rights of any third party.

(c) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Material Inbound Licenses applicable to such Target Company. No Target Company is in material breach or material default under any Material Inbound License. No notice of termination of any Material Inbound Licenses has been received or served by any Target Company and, to the Knowledge of the Company, there are no grounds on which they would reasonably be likely to be terminated. No material disputes have arisen in the past three years and, to the Knowledge of the Company, no circumstances exist which are likely to give rise to a material dispute under the Material Inbound Licenses.

(d) No Action is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability, ownership, registration, or right to use, sell, exploit, license or sublicense any Intellectual Property. During the past three years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, asserting that any Infringement of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to any such claim or Action, and during the past three years, none of the Target Companies has received written notice, or to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company in any respect that is material to the business of such Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any material Intellectual Property owned by a Target Company. No Target Company is currently Infringing, or has, in the past three years, Infringed Intellectual Property of any other Person. To the Knowledge of the Company, no third party is Infringing any Company Owned IP in a manner that would be material to the business of any Target Company. Except as could not be material to the business of any Target Company, during the past three years, no Target Company has notified any third party or otherwise alleged in writing to any third party that such third party is, Infringing any Company Owned IP.

(e) All past and present founders, officers, employees, consultants and independent contractors who created any material Intellectual Property included in any Company Product or otherwise material to the business of any Target Company (each, a “Contributor”) have executed a valid written agreement that assigned to a Target Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP that is material to any Target Company.

(f) Each Target Company has taken commercially reasonable efforts to protect and maintain the secrecy and confidentiality of all Trade Secrets and confidential information owned or held by the Target Companies, and to the Knowledge of the Company, has not been subject to unauthorized access or disclosure by a third party. Without limiting the generality of the foregoing, each past and present employee, consultant or contractor of any Target Company who has access to any Trade Secrets or other confidential information of the Target Company has entered into a written agreement pursuant to which such Person agrees to protect the confidentiality of such Trade Secrets and other confidential information. To the Knowledge of the Company, no such Person has breached any such agreement.

(g) Except as specified in Section 7.12(g) of the Target Companies Disclosure Schedules, (i) no funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP that is material to any Target Company, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP that is material to any Target Company. The Target Companies are not now, and have never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates a Target Company to grant or offer to any other Person any license or other right to any Company Owned IP that is material to any Target Company.

(h) The consummation of the Transactions will not result in the release of source code for Company Software that is material to any Target Company. Following the Share Contribution Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under the Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(i) No Target Company is in material breach of any terms or conditions of any relevant licenses of Open Source Materials incorporated into any Company Products. No Company Product or Company Software incorporates, is integrated with, or, links (in a technical sense) to any Open Source Materials in such a manner that, taking into account the Target Company’s current conduct, requires the Target Company to distribute any proprietary source code for any Company Software that is material to any Target Company or Company Product under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party. During the past three years, no Target Company has received any such written claim from a third party.

(j) No source code for any Company Software that is material to any Target Company has been (or is required to be) and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to require such source code to be, in each case of the foregoing, delivered, licensed or made available to any escrow agent, or other Person who is not an employee, officer, consultant or independent contractor required to keep such source code confidential and only use such source code for the benefit of a Target Company.

(k) None of the Company Software that is material to any Target Company or Company Products contain any bug, defect, or error that is materially affecting the use, functionality, or performance of such Company Products or Company Software and, to the Knowledge of the Company, none of the Company Software that is material to any Target Company or Company Products contain any such bug, defect or error.

7.13 IT Systems.

(a) The IT Systems that are material to any Target Company are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct the business of the Target Companies as currently conducted. Each Target Company has implemented commercially reasonable operational, managerial, physical, and technical safeguards and controls to protect Company Owned IP, Company Products, Company Software, and any Personal Data under its control, where applicable, against loss, damage, and unauthorized access, use, modification, or other misuse. None of the Target Companies has experienced within the past three years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Each Target Company has implemented and maintains commercially reasonable measures, consistent with industry practice, that are designed or intended (i) to provide for the back-up and recovery of all data and information necessary to the conduct of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the ordinary course), (ii) to safeguard the security of the IT Systems, and (iii) to, where there is a disruptive event, replace or substitute affected IT Systems without causing a material adverse effect on the Target Companies’ business as currently conducted.

(b) Except as could not be material to the business of any Target Company, none of the Company Software or, to the Knowledge of the Company, other IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device (“Malicious Code”) that is: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent. To the Knowledge of the Company, no Company Software or other IT System contains any Malicious Code designed or intended to have any of the functions described in clauses (i)-(ii) of the previous sentence.

(c) To the Knowledge of the Company, there has been no unauthorized intrusion or breach of the security of the IT Systems in the three years prior to the date of this Agreement.

7.14 Taxes and Returns. Except as set forth on Section 7.14 of the Target Companies Disclosure Schedules:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, collected, withheld or remitted, or caused to be paid, all material Taxes required to be paid, collected, withheld or remitted, other than such Taxes for which adequate reserves have been established in accordance with the generally accepted accounting principles applicable to the relevant Target Company.

(b) There are no claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any Target Company, in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company.

(c) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(d) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.

(e) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where any such Target Company does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(f) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Second Merger Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Second Merger Closing Date; (ii) any change in method of accounting on or prior to the Second Merger Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) or the use of an improper method of accounting on or prior to the Second Merger Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Second Merger Closing Date; (iv) any intercompany transaction described in U.S. Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Target Company which agreement, clearance or ruling would be effective after the Share Contribution Closing Date and could reasonably be expected to have a material effect on the Tax treatment of any Target Company after the Share Contribution Closing Date.

(h) Each Target Company is not a resident for tax purposes outside the jurisdiction of its incorporation and is not managed or controlled outside such jurisdiction for income Tax purposes. No Target Company has, or has ever had, a permanent establishment in any country other than the country of its organization.

(i) No Target Company has any liability for the Taxes of another Person (other than another Target Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business the primary matter of which is not Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements solely among the Target Companies, Pubco or SPAC or customary commercial agreements entered into in the ordinary course of business the primary matter of which is not Taxes) with respect to Taxes (including advance pricing agreements, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion of any period) following the Second Merger Closing Date.

(j) In the five years prior to the date of this Agreement, no Target Company is or has been a member of any consolidated, combined, unitary, affiliated or other group for any Tax purposes other than a group of which the common parent was another Target Company.

(k) Each Target Company is registered for value added tax and makes only taxable supplies for the purposes of value added tax.

(l) All documents which are in the possession of a Target Company, to which a Target Company is a party and which are required to: (i) establish the title of any Target Company to any material asset, or (ii) enforce any material rights of any Target Company, and in respect of which any stamp duty, registration, transfer or other similar Tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar Tax has been paid in respect of such documents.

(m) No Target Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(n) No Target Company has been a party within the past two years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(o) Neither the Company nor Orca is a “controlled foreign corporation” within the meaning of Section 957 of the Code, and neither the Company nor Orca is or was a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p) No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

(q) No election has been made under U.S. Treasury Regulations Section 301.7701-3 with respect to the Company or Orca.

(r) No Target Company has knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

7.15 Real Property. Section 7.15 of the Target Companies Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company or occupied or used by a Target Company, and of all current leases related thereto as of the date of this Agreement, including all amendments, terminations and material modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or, to the Knowledge of the Company, any other party under any of the Company Real Property Leases, and no

Target Company has received notice of any such default. No Target Company owns or, during the past three years, has owned, leased, licensed, used or occupied any real property or had any interest in real property (other than the leasehold interests in the Company Real Property Leases).

7.16 Personal Property. Except as set forth in Section 7.16 of the Target Companies Disclosure Schedules, all items of Personal Property with a book value or fair market value of greater than $50,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable in all material respects for their intended use in the business of the Target Companies. The operation of the business by the Target Companies as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

7.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet of the Company or in the consolidated balance sheet of the Target Companies and (d) Liens set forth on Section 7.17 of the Target Companies Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Target Companies, taken together, are in all material respects adequate and sufficient for the operation of the business by the Target Companies as currently conducted.

7.18 Employee Matters.

(a) Except as set forth in Section 7.18(a) of the Target Companies Disclosure Schedules, no Target Company is a party to, or bound by, or in the preceding three year period was party to or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (each, a “Collective Bargaining Agreement”). There are no Collective Bargaining Agreements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) To the Knowledge of the Company, there are not, and in the past three years have not been, any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company or form new works councils applicable to a Target Company. No labor union, labor organization, works council, or group of employees of any Target Company has made a pending demand in writing for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with any labor relations tribunal or authority with respect to a Target Company or employees of the Target Company. No labor dispute, strike, work stoppage or other similar labor activity against a Target Company is now pending, has occurred in the past three years, or, to the Knowledge of the Company, is now threatened in writing.

(c) Except as set forth in Section 7.18(c) of the Target Companies Disclosure Schedules, no Target Company has any legal or contractual duty to bargain or consult with any labor union, labor organization, or works council in connection with the execution of this Agreement or the Transactions.

(d) Section 7.18(d) of the Target Companies Disclosure Schedules sets forth all material claims or Actions against any Target Company under any Employment Law, including by current or former employee, independent contractor or other service provider (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened in writing between any Target Company and such Persons.

(e) To the Knowledge of the Company, no current officer of a Target Company has provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

(f) Except as set forth in Section 7.18(f) of the Target Companies Disclosure Schedules, each Target Company (i) is and during the past three years has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, equal opportunity, hours of work, payment of wages and overtime wages, collective bargaining, classification of workers, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations (collectively, “Employment Laws”), and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any payments in arrears occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Employment Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g) No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, in the last five years, no allegations of sexual harassment or other discrimination have been made against any employee or officer of a Target Company.

(h) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company; or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(i) No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company that is not a Target Company.

(j) Since January 1, 2021, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and as of the date hereof the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six months.

(k) (i) Copies of standard form employment agreements applicable to the employees of each Target Company have been made available to SPAC by the Company, and no such employee is engaged on terms which materially deviate from these standard forms, except for any forms otherwise made available to SPAC and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation.

(l) The Company has made available to SPAC a true and complete list (redacted as necessary to comply with applicable privacy laws) of all employees and independent contractors (who are natural persons) of each Target Company (including, as applicable, their position, salary, fee schedule and commencement date) as of April 18, 2023.

(m) No employee has transferred into employment with a Target Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.

7.19 Benefit Plans.

(a) Set forth on Section 7.19(a) of the Target Companies Disclosure Schedules is a true and complete list of each material Company Benefit Plan, with each Company Benefit Plan maintained outside of the United States (each, a “Non-U.S. Company Benefit Plan”) listed separately by jurisdiction. A “Company Benefit Plan” means a Benefit Plan of a Target Company.

(b) With respect to each Company Benefit Plan, the Company has made available to SPAC (to the extent applicable): (i) the plan documents (including amendments and individual agreements relating thereto), (ii) the most recent summary plan descriptions and summaries of material modifications, (iii) each trust, insurance, annuity, or other funding Contract related thereto, (iv) the most recent favorable determination letter, or opinion letter or advisory letter received from the Internal Revenue Service, (v) the last three Form 5500 Annual Reports (including all schedules thereto) with all applicable attachments, and (vi) any material non-routine communications since January 1, 2020, with a Governmental Authority relating thereto.

(c) With respect to each Company Benefit Plan, (i) such Company Benefit Plan has been, maintained, funded, administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities and each Group Company has, in all material respects, performed all obligations required to be performed by it under any Company Benefit Plan, (ii) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made and (iii) the fair market value of the assets of each funded Company Benefit Plan, the liability of each insurer for any Company Benefit Plan funded through insurance or the book reserve established for any Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan. No Target Company has any commitment to, and to the Knowledge of the Company, intention to, create, modify or terminate any Company Benefit Plan, except as otherwise contemplated by this Agreement.

(d) No Target Company sponsors, maintains or contributes to (or has within the past six years maintained, contributed to, or sponsored), or has any liability under or with respect to: (i) any Multiemployer Plan or any “employee pension benefit plan” as defined under Section 3(2) of ERISA or subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA, (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iii) a plan or arrangement providing for post-employment or post-retiree health, life or welfare benefits or coverage to any individual (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state applicable Laws, and at the sole expense of such individual). No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred, or to the Knowledge of the Company, is reasonably expected to occur with respect to any Company Benefit Plan.

(e) With respect to each Non-U.S. Company Benefit Plan: (i) each Non-U.S. Company Benefit Plan required to be registered with a Governmental Authority has been registered, and has been maintained in good standing with the appropriate Governmental Authority, (ii) each Non-U.S. Company Benefit Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified, registered or similarly determined to satisfy the requirements of such Tax Laws, and (iii) no Non-U.S. Company Benefit Plan has any unfunded liabilities, nor are such liabilities reasonably expected to occur in connection with any of the Transactions.

(f) Each Company Benefit Plan that is required or intended to be registered, qualified or approved under applicable Law, to Knowledge of the Company, has been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities, including any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a current favorable determination letter or may rely upon an opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan.

(g) With respect to each Company Benefit Plan, no claims or Actions (other than routine claims for benefits in the ordinary course), audits or inquiries are pending or, to the Knowledge of the Company, threatened in writing against or with respect to any Company Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Company Benefit Plan with respect to the operation thereof.

(h) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in compliance with Section 409A in all material respects. No Target Company maintains any obligation to gross-up or reimburse any employee or service provider that is a natural Person for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i) No amount that could be received (whether in cash or property or the vesting of property) as a result of the execution of this Agreement (either alone or contingent upon any other event) or the consummation of the Transactions by any employee, director or independent contractor who qualifies as a “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) shall give rise to any “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(j) Except as set forth in Section 7.19(j) of the Target Companies Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transactions (either alone or contingent upon any other event) will: (i) entitle any current or former employees, independent contractors, officers, consultants, commission agents and/or service providers of any Target Company to any compensation, benefits, or property under any Company Benefit Plan or otherwise, including any bonus, retention, change in control or severance payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits for any current or former employee, independent contractor, officer, consultant, commission agent and/or service provider of any Target Company under any Company Benefit Plan, (iii) increase any amount of compensation or benefits otherwise payable to any current or former employee, independent contractor, officer, consultant, commission agent and/or service provider of any Target Company under any Company Benefit Plan, or (iv) limit the right to merge, amend or terminate any Company Benefit Plan (except any limitations imposed by applicable Law, if any).

7.20 Environmental Matters. Except as set forth in Section 7.20 of the Target Companies Disclosure Schedules:

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, each Target Company is and during the past three years has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Knowledge of the Company, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, (i) no Target Company is the subject of any outstanding Order from any Governmental Authority in respect of any (A) Environmental Laws, (B) Remedial Action, or (C) Release or threatened Release of a Hazardous Material and (ii) no Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities of any other Person under any Environmental Laws.

(c) Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, no Action is pending, or to the Knowledge of the Company, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company is in violation of any Environmental Law or Environmental Permit or has any Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability of any Target Company under applicable Environmental Laws.

7.21 Transactions with Target Company Related Persons. Except as set forth on Section 7.21 of the Target Companies Disclosure Schedules, no Company Shareholder, Orca Optionholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any Company Shareholder, Orca Optionholder, or officer or director of a Target Company (each of the foregoing, a “Target Company Related Person”) is presently, or in the past three years, has been, a party to any transaction with a Target Company (in each case, other than pursuant to a Company Benefit Plan or any Contract with respect to such Person’s status as a holder of equity of any Target Company), including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Target Company Related Person or any Person in which any Target Company Related Person has a position as an officer, manager, director, trustee or partner or in which any Target Company Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Section 7.21 of the Target Companies Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, no Target Company Related Person owns any material real property, Personal Property, right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Section 7.21 of the Target Companies Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Target Company Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Target Company Related Person.

7.22 Insurance.

(a) Section 7.22(a) of the Target Companies Disclosure Schedules lists all material insurance policies (including the applicable policy number, insurer and type of policy) held by, or for the benefit of the Target Companies, relating to a Target Company or its business, properties, assets, directors, officers and employees, true and complete copies of which have been provided to SPAC, and all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Contribution Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since March 31, 2021, no Target Company has received any written, or to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) No Target Company has in the past three years made any insurance claim in excess of $50,000. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has in the past three years made any material claim against an insurance policy as to which the insurer is denying coverage.

7.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 7.23, the terms “controller,” “data subject,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the GDPR.

(b) Each Target Company complies in all material respects with all Data Protection Laws, contractual obligations in contracts that are material to the relevant Target Company, and such Target Company’s posted or publicly facing privacy policies relating to the privacy, security, processing, storage, transmission, transfer, disclosures, confidentiality and use of Personal Data (including Personal Data of employees, directors, officers, partners, consultants, contractors, third parties who have provided information to a Target Company, and any information which may be re-identified or associated with a unique identifier). Each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of Personal Data (including cross-border transfer) and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance with Data Protection Laws, (ii) maintained and keeps up-to-date records of its Personal Data processing activities as required under Data Protection Laws, (iii) issued fair processing notices to the relevant data subjects in accordance with Data Protection Laws, (iv) made all disclosures to, and obtained all appropriate consents, approvals and/or authorization from, users, customers, employees, directors, officers, partners, consultants, contractors, and other applicable Persons required in all material respects by applicable Data Protection Laws to process and transfer such Personal Data lawfully and in accordance with Data Protection Laws, and (v) has filed all registrations required in all material respects under Data Protection Laws with the applicable data protection authority.

(c) Each Target Company has implemented and maintains appropriate technical and organizational measures designed or otherwise intended to protect Personal Data and other data relating to the business of the Target Company against Personal Data breaches and cybersecurity incidents. Each Target Company has undertaken, and resolved in all material respects any material issues identified by, all necessary surveys, audits, inventories, reviews, analysis and/or assessments (including any necessary risk assessments and risk analyses) of all areas of its business and operations, in each case required by Data Protection Laws. To the Knowledge of the Company, in the five years prior to the date of this Agreement there has been no material loss of, damage to, unauthorized access to, or unauthorized use, modification, or misuse of, any Personal Data in the possession or control of a Target Company.

(d) In the past five years, no Target Company has (i) to the Knowledge of the Company, been subject to any actual, pending, or, to the Knowledge of the Company, threatened investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (ii) received any actual, pending, or threatened claims from individuals or Governmental Authorities alleging any breach of Data Protection Laws. The execution, delivery, and performance by each Target Company of this Agreement and the consummation of the Transactions complies (and the disclosure to and use by the Second Merger Surviving Company of such information immediately after the Second Merger Effective Time will comply) in all material respects with all Data Protection Laws (including any such Laws in the jurisdictions where the applicable information is collected).

(e) To the extent any Personal Data originating in the United Kingdom or European Economic Area is transferred by a Target Company outside of the United Kingdom or European Economic Area (as applicable), this is carried out in accordance with Data Protection Laws and, where applicable, with appropriate safeguards in place for such transfer in all material respects.

(f) Each Target Company that processes Personal Data is registered with the United Kingdom Information Commissioner, and has paid any relevant fees, in each case, to the extent it is required to do so under Data Protection Laws.

(g) No Target Company is, or has been, an operator of essential services or a relevant digital service provider under the NIS Directive and has no reason to believe it would be so classified in the future.

7.24 Certain Business Practices.

(a) During the past three years, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) promised, made or offered to make any unlawful payment or provided or offered to provide anything of value to any official or employee of a Governmental Authority, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws, or (iii) made any other unlawful payment. During the past three years, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, official or employee of a Governmental Authority or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. To the Knowledge of the Company, no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b) During the past three years, the operations of each Target Company are and have been conducted at all times and in all material respects in compliance with all Anti-Corruption Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) a Sanctioned Person, (ii) organized, resident, or located in, or a national of a comprehensively Sanctioned Country, or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clause (i) or (ii); and, to the Knowledge of the Company, no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any Sanctions Laws or Export Control Laws in the last five fiscal years. No Target Company or any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation of any applicable Sanctions Laws or Export Control Laws. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

7.25 Customers and Suppliers.

(a) Section 7.25(a) of the Target Companies Disclosure Schedules sets forth, as of the date of this Agreement, the top 10 suppliers based on the aggregate Dollar value of the Target Companies’ transaction volume with such counterparty during the trailing twelve months for the period ending March 31, 2023 (the “Top Suppliers”).

(b) Section 7.25(b) of the Target Companies Disclosure Schedules sets forth, as of the date of this Agreement, the top 10 customers based on the aggregate Dollar value of the Target Companies’ transaction volume with such counterparty during the trailing twelve months for the period ending March 31, 2023 (the “Top Customers”).

(c) Except as set forth on Section 7.25(c) of the Target Companies Disclosure Schedules, none of the Top Suppliers or the Top Customers has, as of the date of this Agreement, informed in writing any of the Target Companies, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with a Target Company (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Suppliers or the Top Customers is, as of the date of this Agreement, threatening a material dispute against a Target Company or its respective business.

7.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

7.27 Finders and Brokers. Except as set forth on Section 7.27 of the Target Companies Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Merger Subs, the Company, Orca, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

7.28 Information Supplied. None of the information supplied or to be supplied by the Target Companies expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Target Companies expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Target Companies make no warranty or covenant with respect to any information supplied by or on behalf of SPAC, Pubco or any of their respective Affiliates.

7.29 Zacco Acquisition. As of the date hereof, to the Knowledge of the Company, no party to the Zacco Acquisition Agreement is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default, or permit acceleration by the other party thereto, under the Zacco Acquisition Agreement.

7.30 Investigation; No Additional Representations or Warranties. Each of the Target Companies acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of SPAC, Pubco, Merger Sub I and Merger Sub

II and has been afforded satisfactory access to the books and records, facilities and personnel of SPAC, Pubco, Merger Sub I and Merger Sub II for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Target Companies, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in Article V and Article VI (in each case, including the related portions of the SPAC Disclosure Schedules or the Pubco and Merger Subs Disclosure Schedules, respectively), no other representations or warranties, either express or implied, have been made by SPAC, Pubco, Merger Sub I, Merger Sub II, or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

7.31 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to SPAC, Pubco or the Merger Subs or any of their respective Representatives of any documentation or other information (including financial projections or other supplemental data) the representations of the Target Companies in this Article VII constitute the sole and exclusive representations and warranties of the Target Companies in connection with the transactions contemplated hereby and, except for the representations of the Target Companies in this Article VII, each of Target Companies has not made any other express or implied representation or warranty with respect to the Target Companies, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available by the Target Companies or their respective Affiliates or Representatives in the Data Room, management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any of SPAC, Pubco or the Merger Subs, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Target Companies, or the quality, quantity or condition of the Target Companies) are specifically disclaimed by the Target Companies.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Except as set forth in the disclosure schedules delivered by the Company Shareholders (the “Company Shareholders Disclosure Schedules”), each Company Shareholder, solely on behalf of itself, hereby warrants severally (not jointly, and not jointly and severally) to the other Parties, as of the date hereof and as of the Share Contribution Closing, as follows:

8.1 Organization and Standing. Such Company Shareholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

8.2 Authorization; Binding Agreement. Such Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform such Company Shareholder’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Company Shareholder is a party and the consummation of the Transactions have been duly and validly authorized by the applicable parties as required in accordance with the Company Co-Investment Agreement and no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of such Company Shareholder is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which such Company Shareholder is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which such Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

8.3 Ownership. Such Company Shareholder owns good, valid and marketable title to all of the Company Ordinary Shares set forth opposite the name of such Company Shareholder on Section 8.3 of the Company Shareholders Disclosure Schedules, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which such Company Shareholder is a party or by which such Company Shareholder is bound, with respect to the voting or transfer of any of the Company Ordinary Shares other than this Agreement, the Company Co-Investment Agreement and as set forth in the Company’s Organizational Documents. Upon transfer of such Company Shareholder’s Company Ordinary Shares to Pubco on the Share Contribution Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Ordinary Shares and good, valid and marketable title to such Company Ordinary Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

8.4 Governmental Approvals. No Consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of such Company Shareholder with respect to such Company Shareholder’s execution, delivery or performance of this Agreement or any other Ancillary Documents to which it is party or the consummation by such Company Shareholder of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to (A) perform on a timely basis its obligations under this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or (B) consummate the Transactions.

8.5 Non-Contravention. The execution and delivery by such Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by such Company Shareholder of the Transactions, and compliance by such Company Shareholder with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such Company Shareholder’s Organizational Documents; (b) conflict with or violate any Law, Order or Consent applicable to such Company Shareholder or any of its properties or assets; or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Company Shareholder is a party or such Company Shareholder or its properties or assets are otherwise bound, except in the cases of clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to (A) perform on a timely basis its obligations under this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or (B)  consummate the Transactions.

8.6 No Litigation. Except as set forth on Section 8.6 of the Company Shareholders Disclosure Schedules, there is no Action pending or, to the Knowledge of such Company Shareholder, threatened, nor any Order is outstanding, against or involving such Company Shareholder, whether at law or in equity, before or by any

Governmental Authority, in each case, except as would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to consummate the Transactions, and perform its obligations under, this Agreement and the Ancillary Documents to which such Company Shareholder is or is required to be a party. Such Company Shareholder has not been charged with, indicted for, arrested for, or convicted of fraud carried out, or alleged to have been carried out, during their tenure as a Company Shareholder.

8.7 Investment Representation and Warranties. Such Company Shareholder does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. Such Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, SPAC or their respective Representatives to such Company Shareholder or such Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as such Company Shareholder has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Company Shareholder. Such Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the Control of such Company Shareholder. Such Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for such Company Shareholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by SPAC or their respective Representatives. Such Company Shareholder acknowledges and agrees that, except as set forth in Article V and Article VI, no warranties have been made by Pubco, Merger Sub I, Merger Sub II, SPAC or any of their respective Representatives, and that such Company Shareholder has not been guaranteed or represented to by any Person, (a) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (b) the profitability or value of the Exchange Shares in any manner whatsoever. Such Company Shareholder (i) has carefully read and understands this Agreement in its entirety, (ii) is fully aware of the contents hereof and the meaning, intent and legal effect thereof, and (iii) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

8.8 Finders and Brokers. Except as set forth on Section 8.8 of the Company Shareholders Disclosure Schedules, No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Merger Subs, the Company, Orca Midco, Orca and the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of such Company Shareholder.

8.9 Information Supplied. None of the information supplied or to be supplied by such Company Shareholder expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders and/or prospective investors with respect to the consummation of the Transactions (including any amendment to any of documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Company Shareholder expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Company Shareholder makes no warranty or covenant with respect to any information supplied by or on behalf of SPAC, Pubco, the Merger Subs or their respective Affiliates.

8.10 Investigation; No Additional Representations or Warranties. Such Company Shareholder acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of SPAC, Pubco, Merger Sub I and Merger Sub II and has been afforded satisfactory access to the books and records, facilities and personnel of SPAC, Pubco, Merger Sub I and Merger Sub II for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, such Company Shareholder, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in Article V and Article VI (in each case, including the related portions of the SPAC Disclosure Schedules or the Pubco and Merger Subs Disclosure Schedules, respectively) no other representations or warranties, either express or implied, have been made by SPAC, Pubco, Merger Sub I, Merger Sub II or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

8.11 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to SPAC, Pubco or the Merger Subs or any of their respective Representatives of any documentation or other information (including financial projections or other supplemental data) the representations of the Company Shareholders in this Article VIII constitute the sole and exclusive representations and warranties of the Company Shareholders in connection with the transactions contemplated hereby and except for the representations of the Company Shareholders in this Article VIII, each of the Company Shareholders has not made any other express or implied representation or warranty with respect to the Company Shareholders.

ARTICLE IX

COVENANTS

9.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 12.1 or the Second Merger Closing (the “Interim Period”), subject to Section 9.18, the Company, Orca Midco and Orca shall give, and shall cause their respective Representatives to give, each of Pubco and SPAC and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as each of Pubco and SPAC and their respective Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects, and cause each of the Representatives of the Target Companies to reasonably cooperate with each of Pubco and SPAC and their respective Representatives in their investigation; provided, however, that each of Pubco and SPAC and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Each of Pubco, Pubco, Merger Sub I, Merger Sub II and SPAC hereby agree that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of such Target Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Target Companies shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 9.18, SPAC shall give, and shall cause its Representatives to give, each of the Company, Orca Midco and Orca and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC, as each of the Company, Orca Midco and Orca or their respective Representatives may reasonably request regarding SPAC and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects, and cause each of the Representatives of SPAC to reasonably cooperate with each of the Company, Orca Midco and Orca and their respective Representatives in their investigation; provided, however, that each of the Company, Orca Midco and Orca and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(c) During the Interim Period, subject to Section 9.18, Pubco, Merger Sub I and Merger Sub II shall give, and shall cause their respective Representatives to give, each of SPAC, the Company, Orca Midco and Orca and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Pubco, Merger Sub I and Merger Sub II, as each of SPAC, the Company, Orca Midco and Orca or their respective Representatives may reasonably request regarding Pubco, Merger Sub I and Merger Sub II and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects, and cause each of the Representatives of Pubco, Merger Sub I and Merger Sub II to reasonably cooperate with each of SPAC, the Company, Orca Midco and Orca and their respective Representatives in their investigation; provided, however, that each of SPAC, the Company, Orca Midco and Orca and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, Merger Sub I and Merger Sub II. Notwithstanding the foregoing, Pubco, Merger Sub I and Merger Sub II shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

9.2 Conduct of Business of the Target Companies during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 9.5 and Section 9.6, except (a) as expressly contemplated by this Agreement or any Ancillary Document, (b) as set forth on Section 9.2(b) of the Target Companies Disclosure Schedules or (c) as required by applicable Law, each of the Company, Orca Midco and Orca shall, and shall cause the other Target Companies to use commercially reasonable efforts to: (i) to conduct the business of the Target Companies, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 9.2(a)and except (v) as expressly contemplated by this Agreement or any Ancillary Document, (w) as set forth on Section 9.2(b) of the Target Companies Disclosure Schedules, (x) as required by applicable Law (including in respect of any COVID-19 Measures), (y) as is reasonably undertaken by any Target Company in connection with the integration of Zacco and the Zacco business with the business of the Target Companies, or (z) as is contemplated in the Target Companies’ current business plan and/or budget, copies of which have been provided to the SPAC prior to the date of this Agreement, during the Interim Period and subject always to Section 9.5 and Section 9.6, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company,

Orca Midco or Orca shall (and the Company Shareholders shall, to the extent within their power and if provided the opportunity, vote their Company Ordinary Shares such that the Company shall not), and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) other than issuances of shares pursuant to exercises of Orca Options set forth on Section 7.3(g) of the Target Companies Disclosure Schedules or intercompany issuances, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) other than issuances of shares pursuant to exercises of Orca Options set forth on Section 7.3(g) of the Target Companies Disclosure Schedules, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests (other than any dividend or distribution between Target Companies) or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $4,000,000 individually or $8,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $4,000,000 individually or $8,000,000 in the aggregate;

(v) except (A) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement or (B) as required by applicable Law (1) increase the wages, salaries or compensation of any employee other than in the ordinary course of business for employees with annual target cash compensation of less than $300,000, (2) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Section 9.2(b)(v) of the Target Companies Disclosure Schedules or in the ordinary course of business, (3) grant any severance, retention, change in control or termination or similar pay, other than as required under any Company Benefit Plan in effect on the date of this Agreement and listed on Section 7.19(a) of the Target Companies Disclosure Schedules, (4) establish any trust or take any other action to secure the payment of any compensation payable by any Target Company, (5) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Section 9.2(b)(v) of the Target Companies Disclosure Schedules in connection with the Transactions, (6) hire any employee or engage an independent contractor (who is a natural person) with annualized compensation greater than or equal to $300,000, or (7) terminate the employment of any employee with annual base salary greater than $300,000 other than for cause or in the ordinary course of business;

(vi) unless required by applicable Law, (A) modify, extend or enter into any Collective Bargaining Agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body, other than as required pursuant to a Collective Bargaining Agreement for purposes of annual salary increases for unionized employees subject to collective bargaining, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(vii) make, amend, or change any material claim, election, or disclaimer relating to Taxes, settle or otherwise compromise any Action relating to material Taxes, file any amended income or other material Tax Return, surrender any right to claim a refund of material Taxes accrued in the ordinary course of business, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return) or enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority;

(viii) other than in the ordinary course of business, (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP (other than in connection with non-material Company Registered IP the maintenance of which is uneconomic), or (C) disclose any Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(ix) other than in the ordinary course of business, terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(xi) establish any Subsidiary or enter into any material new line of business that requires capital investment exceeding $5,000,000;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect in a manner materially detrimental to any Target Company;

(xiii) except in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any material change in accounting methods, principles or practices, other than changes that are made in accordance PCAOB standards, or otherwise required by IFRS or U.S. Securities Laws;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements;

(xv) close or materially reduce its activities, or effect any mass layoff or other similar personnel reduction or change, at any of its facilities other than in the ordinary course of business;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvii) make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate), other than in respect of any capitalized software development capital expenditure that does not exceed 20% of the Target Companies’ current budget, a copy of which has been provided to SPAC prior to the date of this Agreement;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) enter into, amend or terminate any Company Real Property Lease other than in the ordinary course of business;

(xx) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 9.2 during the Interim Period, or pursuant to a Company Benefit Plan, in each case other than in the ordinary course of business of the Company;

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of or create a Lien over any material portion of its properties, assets or rights, other than in the ordinary course of business;

(xxii) other than in connection with the Orca Option Scheme, enter into any agreement, understanding or arrangement with respect to the voting or transfer of Equity Securities of any Target Company, in each case other than in the ordinary course of business;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business;

(xxiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions (other than in connection with the provision of registrar services);

(xxv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Target Company Related Person (other than compensation and benefits and advancement of expenses or loans to employees, in each case, provided in the ordinary course of business); or

(xxvi) authorize or agree (whether in writing or orally) to do any of the foregoing actions or authorize or agree (whether in writing or orally) any action or omission that would result in any of the foregoing.

(c) Without limiting Sections 9.2(a) and 9.2(b), during the Interim Period, except as expressly contemplated by Schedule 7.3(a), without the prior written consent of SPAC, the Company Shareholders shall not sell, transfer or dispose of, or create any Lien over, any Company Ordinary Shares owned by the Company Shareholders.

9.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless Pubco and the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 9.3 of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall: (i) conduct its business, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to SPAC and its business, assets and employees.

(b) Without limiting the generality of Section 9.3(a) and except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 9.3 of the SPAC Disclosure Schedules, or as required by applicable Law, during the Interim Period and subject to Section 9.5 and Section 9.6, without the prior written consent of Pubco and the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 9.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions from Sponsor;

(v) amend, waive or otherwise change the Trust Agreement;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting SPAC’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $100,000 (individually or in the aggregate);

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Second Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 9.3 during the Interim Period;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its Equity Securities;

(xviii) make, change or rescind any material election relating to Taxes, settle or otherwise compromise any Action relating to material Taxes, file any amended income or other material Tax Return,

surrender any right to claim a refund of material Taxes accrued in the ordinary course of business, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code or any similar settlement or agreement with any Governmental Authority; or

(xix) authorize or agree to do any of the foregoing actions.

9.4 Conduct of Business of Pubco and the Merger Subs during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, each of Pubco, Merger Sub I and Merger Sub II shall conduct its business, in all material respects, in the ordinary course of business.

(b) Without limiting the generality of Section 9.4(a) and except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), each of Pubco, Merger Sub I and Merger Sub II shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses or loans to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) establish any Subsidiary or enter into any new line of business;

(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting of Equity Securities; or

(x) authorize or agree to do any of the foregoing actions.

9.5 Permitted Actions. Section 9.2 shall not operate so as to restrict or prevent:

(i) completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to the Target Companies prior to the date of this Agreement;

(ii) the management of the Tax affairs of the Target Companies in the ordinary course of business;

(iii) any matter required by the Agreement or any Ancillary Document or necessary to satisfy a condition to this Agreement;

(iv) the provision of information to any regulatory body or Governmental Authority in the ordinary course of business provided that SPAC is informed and consulted in advance of the provision of the information, to the extent lawful and practicable and otherwise informed as soon as lawful and reasonably practicable afterwards;

(v) any matter undertaken at the written request, or with the written consent, of SPAC.

9.6 Conduct of Business of the Target Companies after the Relevant Date. In furtherance and not in limitation of Section 9.2, and except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 12.1 or the Second Merger Closing, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), each of the Company, Orca Midco and Orca shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business, and (b) not to (i) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (ii) make a loan or advance to or investment in any third party (other than advancement of expenses or loans to employees in the ordinary course of business), or (iii) guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business.

9.7 Updated Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Pubco and SPAC true and complete copies of (i) the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended March 31, 2023 and March 31, 2022, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by Grant Thornton (or such other internationally recognized audit firm as is reasonably acceptable to SPAC) (the “PCAOB Company Financial Statements”) and (ii) pro forma financial statements in respect of the Company as of and for the year ended March 31, 2021, prepared in accordance with IFRS and the PCAOB standards (the “Pro Forma Company Financial Statements”, together with the PCAOB Company Financial Statements, the “Updated Company Financial Statements”).

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Pubco and SPAC (i) a true and complete copy of the audited consolidated statement of financial positions and statements of comprehensive income, changes in equity and cash flows (including any related notes thereto) of Zacco for the fiscal years ended of as of December 31, 2022, prepared in accordance with IFRS by KPMG (or such other internationally recognized audit firm as is reasonably acceptable to SPAC) (the “Audited Zacco Financial Statements”), and (ii) such pro forma consolidated financial statements of the Company, taking into account the Zacco Acquisition, as may be required to be included in the Registration Statement pursuant to applicable Law (the “Pro Forma Zacco Financial Statements”, together with the Audited Zacco Financial Statements, the “Updated Zacco Financial Statements”).

(c) Upon delivery of the Updated Company Financial Statements and the Updated Zacco Financial Statements, such financial statements (other than the Pro Forma Company Financial Statements and the Pro Forma Zacco Financial Statements) shall (i) be deemed to be included in “Audited Company Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 7.6 (other than Section 7.6(g)) shall be deemed to apply to such Audited Company Financial Statements mutatis mutandis with the same force and effect as if the Updated Company Financial Statements (other than the Pro Forma Company Financial Statements) and the Updated Zacco Financial Statements (other than the Pro Forma

Zacco Financial Statements) were delivered prior to the date of this Agreement; and (ii) the Pro Forma Company Financial Statements and the Pro Forma Zacco Financial Statements shall be deemed to be included in the representations and warranties set forth in Section  7.6(g).

9.8 Other Financial Information. During the Interim Period, the Company shall deliver to SPAC and Pubco all financial information delivered by the Company to its lenders substantially concurrently with the delivery thereof to such lenders.

9.9 SPAC Public Filings. During the Interim Period, SPAC will keep current and use its reasonable best efforts to timely file all of its public filings with the SEC and otherwise comply with applicable securities Laws and shall use reasonable best efforts prior to the Second Merger to maintain the listing of the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units on Nasdaq.

9.10 No Trading. Pubco, the Merger Subs and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised), of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “U.S. Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, Pubco and the Company Shareholders hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

9.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article XI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the First Merger Closing, the Second Merger Closing or the Share Contribution Closing, as applicable, have been satisfied or in determining whether or not any of the representations, warranties, covenants, obligations or agreements contained in this Agreement have been breached.

9.12 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to (i) prepare and file with Governmental Authorities requests for approval of the Transactions and (ii) have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Share Contribution Closing or after the Second Merger Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as in violation of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(c) Prior to the Share Contribution Closing, each Party shall use reasonable best efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, SPAC, Pubco and the Company shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Share Contribution Closing.

9.13 Further Assurances. The Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

9.14 Exclusivity; Solicitation.

(a) During the Interim Period, SPAC shall not and shall cause its officers, directors and other Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly facilitate or knowingly encourage (including by means of furnishing or disclosing information), or respond to any inquiries or proposals (written or oral) by any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, in connection with any SPAC Acquisition Proposal, (ii) enter into any Contract, agreement or other arrangement or understanding providing for, relating to or in connection with any SPAC Acquisition Proposal, (iii) furnish or disclose any information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal, (iv) commence, continue or renew any due diligence investigation regarding any SPAC Acquisition Proposal or (v) continue, assist or participate in, or knowingly facilitate or knowingly encourage, any negotiations or discussions, in connection with, or that would reasonably be expected to lead to, any SPAC Acquisition Proposal or otherwise cooperate in any way in any effort or attempt by any Person to do any of the foregoing. SPAC shall and shall cause its respective officers, directors and other Representatives to (A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a

SPAC Acquisition Proposal or any other proposal, inquiry or offer that would reasonably be expected to lead to a SPAC Acquisition Proposal and (B) no later than three Business Days after the execution of this Agreement, request from each Person that has executed a confidentiality agreement in connection with a potential SPAC Acquisition Proposal that remains in effect the prompt return or destruction of all SPAC Confidential Information previously made available by or on behalf of SPAC. If either SPAC or any of its Affiliates or their respective Representatives receives any inquiry or proposal with respect to any SPAC Acquisition Proposal, then SPAC shall (i) promptly notify Pubco and the Company in writing, and in such notice shall describe the material terms and conditions of such inquiry or proposal in reasonable detail and (ii) keep Pubco and the Company reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

(b) During the Interim Period, the Company and the Company Shareholders shall not, and shall cause the other Target Companies and its and their respective officers, directors and other Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly facilitate or knowingly encourage (including by means of furnishing or disclosing information), or respond to any inquiries or proposals (written or oral) by any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, in connection with any Company Acquisition Proposal, (ii) enter into any Contract, agreement or other arrangement or understanding providing for, relating to or in connection with any Company Acquisition Proposal, (iii) furnish or disclose any information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal, (iv) commence, continue or renew any due diligence investigation regarding any Company Acquisition Proposal or (v) continue, assist or participate in, or knowingly facilitate or knowingly encourage, any negotiations or discussions, in connection with, or that would reasonably be expected to lead to, any Company Acquisition Proposal or otherwise cooperate in any way in any effort or attempt by any Person to do any of the foregoing. The Company and the Company Shareholders shall and shall cause the other Target Companies and its and their respective officers, directors and other Representatives to (A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal or any other proposal, inquiry or offer that would reasonably be expected to lead to a Company Acquisition Proposal and (B) no later than three Business Days after the execution of this Agreement, request from each Person that has executed a confidentiality agreement in connection with a potential Company Acquisition Proposal that remains in effect the prompt return or destruction of all Company Confidential Information previously made available by or on behalf of the Target Companies. If the Company, the Company Shareholders or any of their respective Affiliates or its or their Representatives receives any inquiry or proposal with respect to any Company Acquisition Proposal, then the Company shall (i) promptly notify SPAC in writing, and in such notice shall describe the material terms and conditions of such inquiry or proposal in reasonable detail and (ii) keep SPAC reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

9.15 The Registration Statement; Recommendation.

(a) As promptly as practicable after the date the Updated Company Financial Statements are delivered to Pubco and SPAC, Pubco, SPAC and the Target Companies shall jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Warrants to be issued under this Agreement to the holders of SPAC Securities prior to the Second Merger Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the SPAC Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at an extraordinary general meeting of the

SPAC Shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Documents to which SPAC is a party and the consummation of the Transactions by the SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Cayman Companies Act (which shall include a special resolution as required under the Cayman Companies Act and SPAC’s Organizational Documents) and the rules and regulations of the SEC and Nasdaq, (ii) such other matters as the Company, Orca Midco, Orca and SPAC shall hereafter mutually determine to be necessary or appropriate in order to consummate the Transactions (the approvals described in foregoing clauses (i) and (ii), collectively, the “Shareholder Approval Matters”), and (iii) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) Subject to Section 9.15(c), SPAC, acting through the SPAC Board and the Special Committee, (i) shall include the Special Committee Recommendation and the SPAC Board Recommendation in the Proxy Statement, (ii) shall use reasonable best efforts to solicit from the SPAC Shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters and (iii) shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Special Committee Recommendation or the SPAC Board Recommendation. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Special Shareholder Meeting, provided, that the Special Shareholder Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten Business Days after the date for which the Special Shareholder Meeting was originally scheduled or the most recently adjourned Special Shareholder Meeting (excluding any adjournments required by applicable Law) and (y) shall not be held later than four Business Days prior to the Outside Date. In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Required Shareholder Approval, the Special Committee may effect a SPAC Adverse Recommendation Change solely in response to an Intervening Event (an “Intervening Event Recommendation Change”) if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Shareholders under applicable Law; provided, however, that the Special Committee shall not be entitled to make, or agree to resolve to make, any Intervening Event Recommendation Change, unless (i) SPAC provides written notice to Pubco and the Company advising Pubco and the Company that the Special Committee is contemplating making an Intervening Event Recommendation Change at least five Business Days in advance thereof (provided, however, that if there are less than five Business Days remaining before the Special Shareholder Meeting is scheduled, then, on the written request of Pubco and the Company, such period may be shortened or the Special Shareholder Meeting shall be postponed or adjourned to allow for such time period to elapse), which notice shall specify the applicable Intervening Event in reasonable detail (including all of the material facts and information constituting the basis for such contemplated determination) and that the failure to make an Intervening Event Recommendation Change would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Shareholders under applicable Law, (ii) during such five Business Day period (or applicable period), as requested by Pubco, SPAC and its Representatives shall have negotiated in good faith with Pubco and the Company and their respective Representatives regarding any changes or modifications proposed by Pubco and the Company to this Agreement as would enable the Special Committee and the SPAC Board to proceed with the Special Committee Recommendation and the SPAC Board Recommendation, respectively, and not make such Intervening Event Recommendation Change and (iii) SPAC may make an Intervening Event Recommendation Change only if the Special Committee and the SPAC Board, after considering in good faith any changes or modifications to the terms and conditions of this Agreement proposed by Pubco and the Company during such five Business Day period (or applicable period), continues to determine and reaffirms in good faith, after consultation with its outside legal counsel, that failure to make such Intervening Event Recommendation Change would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Shareholders under applicable Law. Provided that SPAC shall have complied with the terms of Section 9.14(a), nothing contained in this Section 9.15(c) or anywhere else in this Agreement shall be deemed to prohibit SPAC, the Special Committee or the SPAC Board from (A) complying with Rule 14e-2(a) under the Exchange Act with regard to a SPAC Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 9.15(c), or (B) making any legally required disclosure to the SPAC Shareholders if, in the good faith judgment of the Special Committee, after consultation with its outside legal counsel, failure to do so would constitute a breach of SPAC Board’s fiduciary duties under applicable Law; but for the avoidance of doubt, any such disclosure that does not recommend to the SPAC Shareholders that such shareholders approve and adopt the Shareholder Approval Matters shall constitute a SPAC Adverse Recommendation Change. For the avoidance of doubt, a “stop, look and listen” disclosures or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be an Intervening Event Recommendation Change. For avoidance of doubt, SPAC’s obligations to duly give notice of and convene and hold the Special Shareholder Meeting, and to submit the Shareholder Approval Matters for approval at the Special Shareholder Meeting, shall not be affected by any Intervening Event Recommendation Change.

(d) SPAC, the Company, the Merger Subs and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of SPAC, Pubco, Pubco, Merger Sub I, Merger Sub II and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, the Merger Subs, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company, the Merger Subs and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(e) SPAC, the Company, the Merger Subs and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to the SPAC Shareholders and, SPAC shall call the Special Shareholder Meeting in accordance with the Cayman Companies Act as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the Shareholder Approval Matters, obtaining the Required Shareholder Approval (including, if necessary, any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and providing the SPAC Shareholders with the opportunity to elect to effect a Redemption and such other matters as may be mutually agreed by SPAC and the Company.

(g) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

9.16 PIPE Subscription Agreements. Prior to entry by Pubco into any PIPE Subscription Agreements or any other agreement related to the issuance of any Equity Securities, unless SPAC is a party to, or otherwise consents to the terms of, any such agreement, Pubco shall provide SPAC with each such agreement prior to its execution and provide SPAC reasonable time to review and comment thereon and shall consider in good faith any comments from SPAC with respect to any such agreement. Pubco will promptly deliver to the Company true, correct and complete copies of each of the fully executed PIPE Subscription Agreements upon execution thereof, pursuant to which the PIPE Investors will have committed, subject to the terms and conditions therein, to purchase Pubco Ordinary Shares immediately following the Share Contribution Closing and prior to the Second Merger Closing. Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions therein, including maintaining in effect the PIPE Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the PIPE Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied following the Share Contribution, but subject to their satisfaction following the Share Contribution) have been satisfied, consummate the PIPE Subscriptions immediately following the Share Contribution; (c) confer with the other parties regarding timing of the expected Share Contribution Effective Time (as defined in the PIPE Subscription Agreements); (d) deliver notices to the counterparties to the PIPE Subscription Agreements sufficiently in advance of the Share Contribution Effective Time to cause them to fund their obligations as far in advance of the Share Contribution Effective Time as permitted by the PIPE Subscription Agreements; and (e) cause each PIPE Investor to pay to (or as directed by) Pubco the applicable portion of its investment amount, set forth in the respective PIPE Subscription Agreement, in accordance with its terms. Pubco shall take all actions required under the PIPE Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing Pubco Ordinary Shares as and when required under any such PIPE Subscription Agreements. Without limiting the generality of the foregoing, Pubco shall give SPAC and the Company prompt (and, in any event within five Business Days) written notice: (x) of any breach or default (or any event or circumstance that, with notice, could give rise to any breach or default) by any party to any PIPE Subscription Agreement known to Pubco; (y) of the receipt of any written notice or other communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (z) if Pubco does not expect to receive all or any portion of the investment amounts on the terms or in the manner contemplated by the PIPE Subscription Agreements.

9.17 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Pubco, SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Pubco, SPAC and the Company shall as promptly as practicable after the execution of this Agreement (but in any event within two Business Days thereafter), issue a press release in the Agreed Form announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four Business Days after the execution of this Agreement), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by U.S. Securities Laws, which Pubco and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than two Business Days prior to the Signing Filing). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Share Contribution Closing (but in any event within two Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the First Merger Closing, the Second Merger Closing and/or the Share Contribution Closing as required by U.S. Securities Laws which SPAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

9.18 Confidential Information.

(a) Pubco, the Merger Subs, the Company, Orca Midco, the Orca Midco Equityholders, Orca and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XII, for a period of three years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that Pubco, the Merger Subs, the Company, Orca Midco, the Orca Midco Equityholders, Orca and the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of three years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek a protective Order or other remedy or waive compliance with this Section 9.18(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 9.18(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, Pubco, the Merger Subs, the Company, Orca Midco, the Orca Midco Equityholders, Orca and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the U.S. Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XII, for a period of three years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations under this Agreement or the Ancillary Documents or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of three years after such termination, becomes legally compelled to disclose any Company Confidential

Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 9.18(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 9.18(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the U.S. Securities Laws, and (y) SPAC shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

9.19 Post-Closing Board of Directors and Officers of Pubco.

(a) With effect from the Second Merger Closing, and subject to the Amended Pubco Charter, the Pubco Board (the “Post-Closing Pubco Board”) will consist of nine members that are reasonably acceptable to the Company and SPAC, with four designated by the Company, three designated by SPAC and the remaining members appointed jointly by the Company and SPAC (collectively, the “Post-Closing Directors”). Four of the Post-Closing Directors to be designated by the Company and SPAC shall be “independent directors” as defined under Rule 10A-3 of the Exchange Act.

(b) Except as otherwise agreed in writing by the Company, SPAC and the Company Shareholders prior to the Second Merger Closing, the Parties shall take all necessary action so that all of the members of the Pubco Board in office prior to the Second Merger Closing resign effective as of the Second Merger Closing.

(c) Except as otherwise agreed in writing by the Company, SPAC and the Company Shareholders prior to the Second Merger Closing, the Parties shall take all necessary action so that all the executive officers of Pubco in office prior to the Second Merger Closing resign effective as of the Second Merger Closing, so that the individuals serving as executive officers of Pubco immediately after the Second Merger Closing will be the persons who were serving as officers of the Company immediately prior to the Second Merger Closing.

(d) Following the date hereof and prior to the Second Merger Closing, the Parties shall reasonably cooperate to select an initial chair of the Board of Directors of Pubco reasonably acceptable to the Company and SPAC, who shall serve in such capacity upon the Second Merger Closing in accordance with the Amended Pubco Charter.

9.20 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Pubco and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, Pubco, the Merger Subs and SPAC, in each case as in effect on the date of this Agreement, shall survive the Share Contribution Closing and continue in full force and effect for a period of six years from the Share Contribution Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Second Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and SPAC to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law.

(b) At or prior to the Second Merger Effective Time, SPAC shall purchase and maintain in effect, for a period of six years from the Second Merger Effective Time directors’ and officers’ liability insurance covering those Persons who are currently covered by SPAC’s or any of the Target Companies or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or the Target Companies, as applicable) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall SPAC be required to pay an annual premium for such insurance in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by any of SPAC or any Target Company for any such insurance policy for the 12-month period ended on the date of this Agreement; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Second Merger Effective Time, and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 9.20 shall be continued in respect of such claim until the final disposition thereof.

(c) The rights of each D&O Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of SPAC, any of the Target Companies or any of their respective Subsidiaries, any other indemnification arrangement, any applicable Law or otherwise. Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 9.20 shall survive the Share Acquisition Closing, the First Merger Closing and the Second Merger Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 9.20.

9.21 Trust Account Proceeds. The Parties agree that, simultaneously with or as promptly as practicable after the Second Merger Closing, the funds held by SPAC either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption, shall be used to pay (a) first, SPAC’s accrued Expenses, including SPAC’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Second Merger Closing and (b) second, any loans owed by SPAC to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Second Merger Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

9.22 Lock-Up Agreement. At the Share Contribution Closing, the Company Shareholders shall each enter into a Lock-Up Agreement with Pubco.

9.23 Orca Midco Agreements. Following the execution and delivery of this Agreement, each of Orca Midco and Pubco shall use commercially reasonable efforts to enter into an exchange agreement with the Orca Midco Equityholders prior to the Share Contribution Closing in a form reasonably acceptable to Orca (which form shall be subject to the review and consent of SPAC, not to be unreasonably withheld, conditioned, or delayed).

9.24 New Registration Rights Agreement. At the Second Merger Closing, (a) SPAC and the Sponsor Members shall terminate the Sponsor Registration Rights Agreement and (b) Pubco, the Company Shareholders and the Sponsor Members shall enter into the New Registration Rights Agreement.

9.25 Pubco Equity Incentive Plan. Prior to the Share Contribution Closing, Pubco will approve and, subject to approval of the Pubco Shareholder, adopt an equity incentive plan in a form reasonably acceptable to Orca (which form shall be subject to the review and consent of SPAC, not to be unreasonably withheld, conditioned, or delayed), with such changes or modifications thereto as the Company and Pubco may mutually agree (subject to Section 9.4) (the “Pubco Equity Incentive Plan”). Within seven Business Days following the expiration of the 60-day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco will file an effective registration statement on Form S-8 (or other applicable form) with respect to Pubco Ordinary Shares issuable under the Pubco Equity Incentive Plan, the Pubco Options, and the Assumed U.S.-Held Options.

9.26 Pubco Charter Amendment. Prior to the Share Contribution Closing, Pubco will cause the Pubco Shareholder to amend and restate the Pubco Charter substantially in the same form as set forth on Exhibit K (the “Amended Pubco Charter”).

9.27 Tax Matters.

(a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest, but for the avoidance of doubt, excluding any Taxes on income or capital gains) incurred by any of the Parties in connection with or by reason of the execution of this Agreement and the Transactions shall be borne by the Target Companies, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(b) Tax Agreements. SPAC, Pubco and the Target Companies shall terminate or cause to be terminated all Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings to which SPAC, Pubco or the Target Companies are a party to or bound by, or under which the SPAC, Pubco or the Target Companies have any obligation (other than customary commercial agreements entered into in the ordinary course of business the primary matter is not Taxes or ) in effect, written or unwritten, on the Second Merger Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises. There shall be no continuing obligation for SPAC, Pubco or the Target Companies to make any payments under any such agreement, arrangements or undertakings.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available information reasonably necessary to compute any income of any holder (or its direct or indirect owners) arising, if applicable, as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any taxable period ending on or prior to, or which includes, the Second Merger Closing Date, including using commercially reasonable efforts to provide (i) a “PFIC Annual Information Statement” to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for any such taxable period.

9.28 Transaction Litigation. Each of SPAC, Pubco and the Company shall cooperate with each other and use commercially reasonable efforts in the defense or settlement of any third-party Action relating to the Transactions which is brought or threatened in writing against (a) SPAC and/or any of its directors or officers, (b) Pubco and/or any of its respective directors or officers or (c) any of the Target Companies and/or any of their respective directors or officers. Such cooperation between the Parties shall include (other than with respect to any such Action where the parties identified in the immediately preceding sentence are adverse to each other or in the context of any Action related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition

Proposal) (i) keeping each other Party reasonably and promptly informed of any developments in connection with any such Action, (ii) giving each other Party a reasonable opportunity to participate in any such Action or settlement thereof (and consider in good faith the suggestions of each other Party in connection therewith), (iii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed), and (iv) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of each other Party (such consent not to be unreasonably withheld, conditioned or delayed).

9.29 Extension of SPAC Business Combination Deadline. If SPAC, Pubco and the Company mutually agree that an extension of the period of time that SPAC is afforded under its Organizational Documents and the IPO Prospectus to consummate an initial business combination (the “SPAC Business Combination Deadline”) is necessary in order to consummate the Transactions, then SPAC shall use, and shall cause its Affiliates to use, commercially reasonable efforts to obtain the approval of the SPAC Shareholders to approve extension of the SPAC Business Combination Deadline to a date reasonably determined by SPAC, Pubco and the Company. SPAC shall take, and shall cause its Affiliates to take, such actions as may be necessary to effectuate such extension, including holding one or more special meetings of the SPAC Shareholders, including all necessary adjournments or postponements thereof, to approve one or more amendments to SPAC’s Organizational Documents to so extend the SPAC Business Combination Deadline.

9.30 Pubco Cash Matters. Immediately prior to the First Merger Closing, Pubco shall borrow a principal amount of cash equal to $1,000 and issue to the lender in respect thereof a promissory note in a principal amount equal $1,000, which such promissory note shall be in form and substance reasonably acceptable to the Company and SPAC and shall be repaid in accordance with its terms.

ARTICLE X

SURVIVAL

10.1 Survival. None of the representations, warranties, covenants, obligations or other agreements of Pubco, the Merger Subs, SPAC, the Company, Orca Midco, Orca and the Company Shareholders contained in this Agreement or in any other Ancillary Document (including all schedules and exhibits hereto and thereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Second Merger Closing, except that Fraud Claims shall survive the Second Merger Closing.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

11.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by Pubco, the Company and SPAC of the following conditions:

(a) Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of SPAC’s Organizational Documents and the Cayman Companies Act (the “Required Shareholder Approval”).

(b) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(d) Listing. The Pubco Ordinary Shares and the Pubco Warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

11.2 Conditions to Obligations of Pubco, Merger Sub I and Merger Sub II. In addition to the conditions specified in Section 11.1, the obligations of Pubco, Merger Sub I and Merger Sub II to consummate the Transactions are subject to the satisfaction or written waiver by Pubco of the following conditions:

(a) Representations and Warranties.

(i) All the representations and warranties of (A) SPAC contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), and 5.16 (Finders and Brokers), (B) the Target Companies contained in Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), the second sentence of 7.3(h) (Subsidiaries), and 7.27 (Finders and Brokers) and (C) the Company Shareholders contained in Sections 8.1, (Organization and Standing), 8.2 (Authorization; Binding Agreement) and 8.8 (Finders and Brokers), shall in each case be true and correct in all material respects on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

(ii) The representations and warranties of (A) SPAC contained in Section 5.5 (Capitalization) (B) the Target Companies contained in Section 7.3(a) and (d) and (f) (Capitalization) and (C) the Company Shareholders contained in Section 8.3 (Ownership), shall, in each case, be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

(iii) All of the other representations and warranties of SPAC, the Target Companies and the Company Shareholders set forth in this Agreement, in each case, without giving effect to any qualifications or limitations as to materiality or material adverse effect, shall be true and correct on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (B) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect, Target Company Material Adverse Effect or a material adverse effect on, or with respect to, a Company Shareholder’s ability to consummate the Transactions, as applicable.

(b) Agreements and Covenants. SPAC, the Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Share Contribution Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a SPAC Material Adverse Effect or Target Companies Material Adverse Effect that is continuing.

(d) Officer’s Certificate.

(i) SPAC shall have delivered to Pubco a certificate, duly executed by an authorized officer of SPAC, dated as of the Share Contribution Closing Date, confirming that the conditions set out in Sections 11.1(a), 11.1(b) and 11.1(c) with respect to SPAC have been satisfied.

(ii) The Company shall have delivered to SPAC a certificate, duly executed by an authorized officer of the Company, dated as of the Share Contribution Closing Date, confirming that the conditions set out in Sections 11.1(a), 11.1(b) and 11.1(c) with respect to the Company and the Company Shareholders have been satisfied.

(e) Share Contribution Closing Deliveries. The Company Shareholders shall have delivered to Pubco and SPAC copies of the documents listed in Section 1.3(a) and SPAC shall have delivered to Pubco and the Company Shareholders copies of the documents listed in Section 1.3(c).

11.3 Conditions to Obligations of the Company, Orca Midco, Orca and the Company Shareholders. In addition to the conditions specified in Section 11.1, the obligations of the Company, Orca Midco, Orca and the Company Shareholders to consummate the Share Contribution are subject to the satisfaction or written waiver by the Company of the following conditions:

(a) Representations and Warranties.

(i) All of the representations and warranties of (A) SPAC contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), and 5.16 (Finders and Brokers) and (B) Pubco, Merger Sub I and Merger Sub II contained in Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement) and 6.8 (Finders and Brokers), shall in each case be true and correct in all material respects on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

(ii) The representations and warranties of (A) SPAC contained in Section 5.5 (Capitalization) and (B) Pubco contained in Section 6.5 (Pubco Capitalization) and the Merger Subs contained in Section 6.6 (Capitalization of the Merger Subs), shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

(iii) All of the other representations and warranties of SPAC, Pubco, Merger Sub I and Merger Sub II set forth in this Agreement, in each case, without giving effect to any qualifications or limitations as to materiality or material adverse effect, shall be true and correct on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true correct as of such date), and (B) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect or material adverse effect on, or with respect to, Pubco, Merger Sub I and Merger Sub II, taken together, as applicable.

(b) Agreements and Covenants. Each of SPAC, Pubco, Merger Sub I and Merger Sub II shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Share Contribution Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a SPAC Material Adverse Effect that is continuing.

(d) Officer’s Certificate.

(i) Pubco shall have delivered to the Company a certificate, duly executed by an authorized officer of Pubco, dated as of the Share Contribution Closing Date, confirming that the conditions set out in Sections 11.3(a) and 11.3(b) with respect to Pubco, Merger Sub I and Merger Sub II have been satisfied.

(ii) SPAC shall have delivered to the Company a certificate, duly executed by an authorized officer of SPAC, dated as of the Share Contribution Closing Date, confirming that the conditions set out in Sections 11.3(a), 11.3(b) and 11.3(c) with respect to SPAC have been satisfied.

(e) Share Contribution Closing Deliveries. Pubco shall have delivered to SPAC and the Company Shareholders copies of the documents listed in Section 1.3(b) and SPAC shall have delivered to the Company Shareholders and Pubco copies of the documents listed in Section 1.3(c).

11.4 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 11.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a) Representations and Warranties.

(i) All the representations and warranties of (A) Pubco, Merger Sub I and Merger Sub II contained in Sections 6.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), and 6.8 (Finders and Brokers), (B) the Target Companies contained in Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), the second sentence of 7.3(h) (Subsidiaries), and 7.27 (Finders and Brokers) and (C) the Company Shareholders contained in Sections 8.1 (Organization and Standing), 8.2 (Authorization; Binding Agreement) and 8.8 (Finders and Brokers), shall in each case be true and correct in all material respects on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date).

(ii) The representations and warranties of (A) Pubco contained in Section 6.5 (Pubco Capitalization) and the Merger Subs contained in Section 6.6 (Capitalization of the Merger Subs), (B) the Target Companies contained in Section 7.3(a) and (d) and (f) (Capitalization) and (C) the Company Shareholders contained in Section 8.3 (Ownership), shall, in each case, shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(iii) All of the other representations and warranties of Pubco, Merger Sub I, Merger Sub II, the Target Companies and the Company Shareholders set forth in this Agreement, in each case, without giving effect to any qualifications or limitations as to materiality or material adverse effect, shall be true and correct on and as of the date of this Agreement and on and as of the Share Contribution Closing Date as if made on the Share Contribution Closing Date, except for (A) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date), and (B) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect or material adverse effect on, or with respect to, Pubco, Merger Sub I and Merger Sub II, taken together, or a material adverse effect on, or with respect to, a Company Shareholder’s ability to consummate the Transactions, as applicable.

(b) Agreements and Covenants. Pubco, the Merger Subs, the Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Share Contribution Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Target Company Material Adverse Effect that is continuing.

(d) Officer’s Certificate.

(i) Pubco shall have delivered to SPAC a certificate, duly executed by an authorized officer of Pubco, dated as of the Share Contribution Closing Date, confirming that the conditions set out in Sections 11.4(a) and 11.4(b) with respect to Pubco, Merger Sub I and Merger Sub II have been satisfied.

(ii) The Company shall have delivered to SPAC a certificate, duly executed by an authorized officer of the Company, dated as of the Share Contribution Closing Date, confirming that the conditions set out in Sections 11.4(a), 11.4(b) and 11.4(c) with respect to the Company have been satisfied.

(e) Share Contribution Closing Deliveries. The Company Shareholders shall have delivered to Pubco and SPAC copies of the documents listed in Section 1.3(a), and Pubco shall have delivered to SPAC and the Company Shareholders copies of the documents listed in Section 1.3(b).

11.5 Conditions to Obligations of Parties to Consummate the First Merger

(a) Conditions to Obligations of Merger Sub I. In addition to the conditions specified in this Article XI, the obligations of Merger Sub I to consummate the First Merger are subject to the satisfaction or written waiver by Merger Sub I of the following conditions:

(i) the Share Contribution Closing shall have occurred; and

(ii) the conditions set forth in Sections 11.2(a), 11.2(b) and 11.2(c) with respect to the Company shall be satisfied (replacing for purposes of this Section 11.5(a)(ii) the phrase “Share Contribution Closing Date” with “First Merger Closing Date”).

(b) Conditions to Obligations of the Company. In addition to the conditions specified in this Article XI, the obligations of the Company to consummate the First Merger are subject to the satisfaction or written waiver by the Company of the following conditions:

(i) the Share Contribution Closing shall have occurred; and

(ii) the conditions set forth in Sections 11.3(a), 11.3(b) and 11.3(c) with respect to Merger Sub I shall be satisfied (replacing for purposes of this Section 11.5(b)(ii) the phrase “Share Contribution Closing Date” with “First Merger Closing Date”).

11.6 Conditions to Obligations of Parties to Consummate the Second Merger.

(a) Conditions to Obligations of Pubco and Merger Sub II. In addition to the conditions specified in this Article XI, the obligations of Pubco and Merger Sub II to consummate the Second Merger are subject to the satisfaction or written waiver by Pubco of the following conditions:

(i) the Share Contribution Closing and the First Merger Closing shall have occurred;

(ii) the conditions set forth in Sections 11.2(a) , 11.2(b) and 11.2(c) with respect to SPAC shall be satisfied (replacing for purposes of this Section 11.6(a)(ii) the phrase “Share Contribution Closing Date” with “Second Merger Closing Date”);

(iii) the holders of SPAC Class B Shares shall have delivered to Pubco copies of the documents listed in Section 3.7; and

(iv) to the extent required under the Sponsor Support Agreement, the escrow agreement referenced therein shall have been executed and delivered by the parties thereto.

(b) Conditions to Obligations of SPAC. In addition to the conditions specified in this Article XI, the obligations of SPAC to consummate the Second Merger are subject to the satisfaction or written waiver by SPAC of the following conditions:

(i) the Share Contribution Closing and the First Merger Closing shall have occurred; and

(ii) the conditions set forth in Sections 11.4(a), 11.4(b) and 11.4(c) with respect to Pubco and Merger Sub II shall be satisfied (replacing for purposes of this Section 11.6(b)(ii) the phrase “Share Contribution Closing Date” with “Second Merger Closing Date”).

11.7 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, or the Company Shareholders) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE XII

TERMINATION AND EXPENSES

12.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Share Contribution Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article XI have not been satisfied or waived by December 17, 2023 (as it may be extended pursuant to the immediately following proviso, the “Outside Date”); provided, however, that to the extent the SPAC Business Combination Deadline is extended to a subsequent date pursuant to Section 9.29, then such subsequent date shall be deemed for purposes of this Agreement to be the Outside Date hereunder; provided, further, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders, Pubco, Merger Sub I and Merger Sub II) of any warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Share Contribution Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or materially inaccurate, in each case, which would result in a failure of a condition applicable to SPAC set forth in Section 11.3(a) or Section 11.3(b) to be satisfied (treating the Second Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 Business Days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if at such time any of the Company, the Company Shareholders, Pubco, Merger Sub I or Merger Sub II is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 11.4(a) or Section 11.4(b) from being satisfied;

(e) by written notice by SPAC to the Company if (i) there has been a material breach by the Company, the Company Shareholders, Pubco, Merger Sub I or Merger Sub II of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in each case, which would result in a failure of a condition set forth in Section 11.4(a) or Section 11.4(b) to be satisfied (treating the Second Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 Business Days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 12.1(e) if at such time SPAC is in material uncured breach of this Agreement which would result in a failure of any condition applicable to SPAC set forth in Section 11.3(a) or Section 11.3(b) from being satisfied; or

(f) by written notice by either SPAC or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained; and

(g) by written notice from the Company to Pubco and SPAC if there has been a SPAC Adverse Recommendation Change.

12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 9.17, 9.18, 12.3, 13.1, Article XIV and this Section 12.2 shall remain in full force and effect and (b) nothing in this Section 12.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or in respect of any Fraud Claim or (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 12.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section  13.1.

12.3 Fees and Expenses.

(a) Subject to Section 13.1, unless otherwise provided for in this Agreement or the Sponsor Support Agreement, all Expenses incurred in connection with entering into this Agreement or the Transactions shall be paid by the Party incurring such expenses; provided, that if the Share Contribution is consummated, all third party Expenses of the Target Companies and the Company Shareholders incurred in connection with entering into this Agreement or the Transactions shall be borne by Pubco. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the Transactions (including the preparation of any required financial statements). With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination.

(b) SPAC will reimburse the Company for up to $3,000,000 of the Company’s Expenses in the event this Agreement is terminated by (i) the Company pursuant to Section 12.1(d) to the extent arising from a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement or (ii) either the Company or SPAC pursuant to Section 12.1(b) (at a time, in the case of a termination by SPAC, when the Company would have been entitled to terminate this Agreement pursuant to Section 12.1(b)) if at the time of termination the SPAC Business Combination Deadline has not been extended beyond December 17, 2023. Upon payment of any Expenses required to reimbursed pursuant to this Section 12.3(b), SPAC shall have no further liability with respect to this Agreement or the Transactions to the Company; provided that nothing herein shall release any Party from liability for any Fraud Claim. Each Party acknowledges and agrees that in no event shall SPAC be required to pay any Expenses required to be reimbursed pursuant to this Section 12.3(b) on more than one occasion. Any Expenses required to be reimbursed pursuant to this Section 12.3(b) shall be paid no later than three Business Days after receipt of documentation supporting the Expenses; provided, however, no Expenses shall be payable by SPAC until an initial Business Combination as described in the IPO Prospectus has been consummated.

ARTICLE XIII

WAIVERS AND RELEASES

13.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders hereby warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the SPAC Shareholders in the event they elect to redeem their SPAC Class A Shares (or Pubco Ordinary Shares upon the Second Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination; (b) to the SPAC Shareholders if SPAC fails to consummate a Business Combination within 15 months after the closing of the IPO, subject to further extension by amendment to SPAC’s Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco, Orca and the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of Pubco, Merger Sub I, Merger Sub II, the Company, Orca Midco,

Orca and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 13.1 shall survive termination of this Agreement for any reason.

13.2 Release and Covenant Not to Sue.

(a) Without prejudice to Section 9.20, effective as of the Second Merger Effective Time, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its controlled Affiliates (the “Shareholder Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Shareholder Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Second Merger Effective Time, in each case, solely to the extent arising out of their ownership of the Company Ordinary Shares. From and after the Second Merger Effective Time, each Shareholder Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to (a) any claims a Shareholder Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document and (b) any rights of any director or officer of any Target Company to indemnification or reimbursement from a Target Company, whether pursuant to the Organizational Documents of a Target Company, Contract or otherwise.

(b) Without prejudice to Section 9.20, effective as of the Second Merger Effective Time, to the fullest extent permitted by applicable Law, each Target Company, on behalf of itself and its controlled Affiliates (the “Company Releasing Persons”), hereby releases and discharges the Company Shareholders from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Company Releasing Person now has, has ever had or may hereafter have against the Company Shareholders arising on or prior to the Second Merger Effective Time, in each case, solely to the extent arising out of the Company Shareholder’s ownership of the Company Ordinary Shares. From and after the Second Merger Effective Time, each Company Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company Shareholders or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to (a) any claims a Company Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document and (b) any rights of any director or officer of any Target Company to indemnification or reimbursement from a Target Company, whether pursuant to the Organizational Documents of a Target Company, Contract or otherwise.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (having obtained electronic delivery confirmation thereof), (c) by reputable, internationally recognized overnight courier service, or (d) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, Merger Sub I or Merger Sub II or, following the Second Merger Closing, the Company, Orca Midco, Orca, SPAC or the Company Shareholders, to:

Paget-Brown Financial Services Limited

Century Yard

Cricket Square

P.O. Box 1111

George Town, Grand Cayman

KY1-1102, Cayman Islands

Attn: The Directors
Email: notices@pagetbrownfs.com

with a copy (which will not constitute notice) to: Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299 Attn: Michael E. Ellis; Kunal Dogra Email: mellis@proskauer.com; KDogra@proskauer.com

If to the Company, Orca Midco or Orca at or prior to the Second Merger Closing, to:

Orca Holdings Limited
Paget-Brown Financial Services Limited

Century Yard

Cricket Square

P.O. Box 1111

George Town, Grand Cayman

KY1-1102, Cayman Islands

Attn: The Directors
Email: notices@pagetbrownfs.com

with a copy (which will not constitute notice) to: Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299 Attn: Michael E. Ellis; Kunal Dogra Email: mellis@proskauer.com; KDogra@proskauer.com

If to ITSF, as Company Shareholder, to:

Investcorp Technology Secondary Fund 2018, L.P.

Paget-Brown Financial Services Limited

Century Yard

Cricket Square

P.O. Box 1111

George Town, Grand Cayman

KY1-1102, Cayman Islands

Attn: The Directors
Email: notices@pagetbrownfs.com

with a copy (which will not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299
Attn: Michael E. Ellis; Kunal Dogra; Steven Davis
Email: mellis@proskauer.com;

KDogra@proskauer.com; sdavis@Proskauer.com

If to Mill Reef, as Company Shareholder, to:

Mill Reef Capital Fund SCS

15, Boulevard F.W. Raiffeisen

L - 2411 Luxembourg

Luxembourg

Email: luxgp@millreefcap.lu,

finance@millreefcap.com, millreefcap@alterdomus.com,

legal@millreefcap.com (legal), tax@millreefcap.com (tax)

with a copy (which will not constitute notice) to:

Mill Reef Capital AG

Dufourstrasse 90

8008 Zurich

Switzerland

Attn: Gregor Hasler and Ekaterina Nazarova

Email: gregor.hasler@millreefcap.com and ekaterina.nazarova@millreefcap.com

If to SPAC at or prior to the Second Merger Closing, to:

Investcorp Europe Acquisition Corp I
Investcorp Europe Acquisition Corp I

Paget-Brown Financial Services Limited

Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town Grand Cayman, Cayman Islands KY1-1102

Attn: The Directors and Craig Sinfield-Hain

Email: notices@pagetbrownfs.com and

csinfieldhain@Investcorp.com

with a copy (which will not constitute notice) to:

Shearman & Sterling LLP

2601 Olive Street, 17th Floor

Dallas, TX 75201
Attn: Alain Dermarkar
Email: alain.dermarkar@shearman.com

and

Shearman & Sterling LLP

Bank of America Tower

800 Capitol Street, Suite 2200

Houston, TX 77022
Attn: William B. Nelson; Emily Leitch
Email: bill.nelson@shearman.com;

emily.leitch@shearman.com

and

Maples and Calder (Dubai) LLP

Level 14, Burj Daman

Dubai International Finance Centre

PO Box 119980

Attn: Oliver Simpson

Email: oliver.simpson@maples.com

and

Travers Thorp Alberga

Harbour Place, 2nd Floor

103 South Church Street

P.O. Box 472

George Town, Grand Cayman

KY1-1106, Cayman Islands

Attn: Richard Mansi; Michelle Richie

Email: rmansi@traversthorpalberga.com; mrichie@traversthorpalberga.com

14.2 Binding Effect; Assignment. Subject to Section 14.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Pubco, Merger Sub I, Merger Sub II and the Company, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

14.3 Third Parties. Except for the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 9.20 and Section 13.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

14.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the state and federal courts sitting in the State of New York located in New York County and the United States District Court for the Southern District of the State of New York, respectively, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (d) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.4.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

14.5 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

14.6 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

14.7 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Pubco, SPAC, the Company and the Company Shareholders.

14.8 Waiver. Subject to the following sentence, each of SPAC, Pubco, the Merger Subs and the Company, on behalf of itself and its Affiliates, and the Company Shareholders, may seek to (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or

Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

14.9 Disclosure Schedules. The Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the SPAC Disclosure Schedules, the Pubco and Merger Subs Disclosure Schedules, the Target Companies Disclosure Schedules or the Company Shareholders Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Schedule, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedule shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Schedule only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

14.10 Entire Agreement. This Agreement and the Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document. Nothing in this Section 14.10 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

14.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(h) the term “or” means “and/or”;

(i) the word “day” means calendar day unless Business Day is expressly specified;

(j) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Second Merger Effective Time provided that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(k) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(l) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(m) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(n) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(o) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(p) Each of the exhibits to this Agreement shall form part of this Agreement;

(q) All representations, warranties, covenants, agreements and obligations given or entered into by more than one Company Shareholder under this Agreement are given or entered into severally (and thus not jointly and not jointly and severally) and accordingly the liability of each Company Shareholder in respect of any breach of any such obligation, undertaking or liability shall extend only to any losses or damage arising from its own breach;

(r) reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of 12 months immediately prior to the date of this Agreement;

(s) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form; and

(t) any reference to the “Target Companies” shall only be deemed to include Zacco, together with each of its Subsidiaries, only from and after the Zacco Closing.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

14.12 Counterparts. This Agreement may be executed and delivered (including by email or other electronic transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

14.14 Legal Representation.

(a) SPAC hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Second Merger Closing, the Target Companies), and each of their respective successors and assigns (all such parties, the “SPAC Waiving Parties”), that Proskauer Rose LLP may represent the Target Companies or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Target Companies or other SPAC Waiving Parties, and each of SPAC and the Company on behalf of itself and the SPAC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. SPAC and the Company acknowledge that the foregoing provision applies whether or not Proskauer Rose LLP provides legal services to any Target Companies after the Second Merger Closing Date.

(b) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Shearman & Sterling LLP may represent SPAC, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (including following the Second Merger Closing, the Target Companies), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of SPAC or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Shearman & Sterling LLP provides legal services to SPAC or Sponsor after the Second Merger Closing Date.

ARTICLE XV

DEFINITIONS

15.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to (but not following) the Second Merger Effective Time. Notwithstanding anything in this Agreement to the contrary, in no event will SPAC or Sponsor be deemed to be an Affiliate of the Company, or any Target Company or any Company Shareholder for purposes of this Agreement and any Ancillary Document.

“Agreed Form” means, in relation to any document, the form of that document which has been agreed in writing (including by e-mail) by or on behalf of Pubco, SPAC and the Company to be the agreed form of such document, with such changes as Pubco, SPAC and the Company may mutually agree in writing (including by e-mail) before the Share Contribution Closing.

“Ancillary Documents” means each agreement, instrument or document including the SPAC Disclosure Schedules, the Pubco and Merger Subs Disclosure Schedules, the Target Companies Disclosure Schedules, the Company Shareholders Disclosure Schedules, the Lock-Up Agreement, the First Plan of Merger, the Second Plan of Merger, the Pubco Equity Incentive Plan, the Amended SPAC Charter, the Amended Pubco Charter, the Backstop Agreement, the Sponsor Support Agreement, the New Registration Rights Agreement, the PIPE Subscription Agreements, the Insider Letter Amendment, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement and the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering (including the Cayman Islands’ Anti-Corruption Act (As Revised)).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any current or former employee or other individual service provider (or their dependents) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Act” means the Companies Act (As Revised), of the Cayman Islands.

“Cayman First Merger Filing Documents” means the First Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the First Merger effective, including (a) in respect of the Company (i) the approval of the First Merger by the Company Board, (ii) the approval of the First Merger by a majority of at least two-thirds of the votes of the Company Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Company Shareholders, (iii) the declaration and undertaking by a director of the Company in connection with the First Merger in accordance with Section 233 of the Cayman Companies Act, and (iv) a certificate of good standing of the Company dated as at a recent date; and (b) in respect of Merger Sub I, (i) the approval of the First Merger by way of special resolution by Pubco as the sole shareholder of Merger Sub I, (ii) the approval of the First Merger by the Pubco Board and the Merger Sub I Board, (iii) the declaration and undertaking by a director of Merger Sub I in connection with the First Merger in accordance with Section 233 of the Cayman Companies Act, and (iv) a certificate of good standing of Merger Sub I dated as at a recent date.

“Cayman Second Merger Filing Documents” means the Second Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Second Merger effective, including (a) in respect of SPAC (i) the approval of the Second Merger by the SPAC Board, (ii) the approval of the Second Merger by a majority of at least two-thirds of the votes of the SPAC Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the SPAC Shareholders, (iii) the declaration and undertaking by a director of SPAC in connection with the Second Merger in accordance with Section 233 of the Cayman Companies Act, and (iv) a certificate of good standing of SPAC dated as at a recent date; and (b) in respect of Merger Sub II, (i) the approval of the Second Merger by way of special resolution by Pubco as the sole shareholder of Merger Sub II, (ii) the approval of the Second Merger by the Pubco Board and the Merger Sub II Board, (iii) the declaration and undertaking by a director of Merger Sub II in connection with the Second Merger in accordance with Section 233 of the Cayman Companies Act, and (iv) a certificate of good standing of Merger Sub II dated as at a recent date.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Cash Consideration Amount” means $10,000,000.

“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid U.S. Treasury regulation promulgated thereunder (including proposed and temporary regulations).

“Company Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than an offer or proposal made by a Party to this Agreement) relating to, in a single transaction or series of related transactions, under which any Person(s), directly or indirectly, acquires or otherwise purchases (a) Control of the Target Companies whose assets, individually or in the aggregate, represent 25% or more of the consolidated assets of the Target Companies, (b) 25% or more of the assets of the Target Companies or (c) 25% or more of the Equity Securities of any Target Company whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Target Companies (whether by way of merger, consolidation, liquidation, recapitalization, purchase or issuance of Equity Securities, share exchange or other business combination, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a Company Acquisition Proposal.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to SPAC or its Representatives (a) was available publicly and was not disclosed in breach of this Agreement, or (b) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares of the Company.

“Company IP Licenses” means, collectively, (a) the Material Inbound Licenses and (b) the Material Outbound Licenses.

“Company Ordinary Shares” means the ordinary shares of £0.00001 each in the capital of the Company.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Target Companies, and including the Company Registered IP.

“Company Product” means each of the products and services (including all versions thereof) that are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

“Company Co-Investment Agreement” means the Co-Investment Agreement, dated as of June 29, 2021, by and among the Company, ITSF and Mill Reef.

“Company Software” means all Software owned or purported to be owned by the Target Companies.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company, including, without limitation, Orca Midco and Orca.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewals and extensions thereof, and non-registered copyrights.

“Data Protection Laws” means the following, to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act

2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Data Protection Act (As Revised) of the Cayman Islands; and (c) any other data protection, privacy or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice that have the force of law applicable to the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, retaining, destroying, transferring, storing and processing or security of Personal Data, in each case as amended and/or replaced from time to time.

“Data Room” means the electronic data room hosted by Datasite titled “Project Opal” made available to SPAC no less than two Business Days prior to the date of this Agreement comprising the actual copies of documents and other information relating to the Target Companies made available to SPAC online.

“Deferred Founder Shares” means 1,277,550 Pubco Ordinary Shares.

“Disclosure Schedules” means, as applicable, the SPAC Disclosure Schedules, the Pubco and Merger Subs Disclosure Schedules, the Target Companies Disclosure Schedules or the Company Shareholders Disclosure Schedules.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the Wall Street Journal first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in New York as at such date.

“Exchange Ratio” means one Pubco Ordinary Share for one SPAC Class A Share.

“Exchange Shares” means 23,577,550 Pubco Ordinary Shares.

“Export Control Laws” means any Law or Order related to import and export controls administered and enforced by the European Union, the United Kingdom or United States, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection.

“Fraud” means an act, committed by a Party hereto, that constitutes common law fraud under the Laws of the State of New York in relation to the representations or warranties contained in this Agreement; provided that, for the avoidance of doubt, “Fraud” shall not include constructive fraud, negligent misrepresentation or other similar theory.

“Fraud Claim” means any claim based in whole or in part upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any national or supra-national, federal, state, local or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body of any jurisdiction.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical”) under any Environmental Law, or any other material regulated or for which standards of conduct are imposed, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a non-disclosure agreement; (b) non-exclusive license rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with customers or end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a non-exclusive license to use the Trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies, (ii) supplier Contract that includes permission for the supplier to identify a Target Company as a customer of the supplier, (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights that are not material to the business of the Target Company, or (iv) license for the use of unmodified, commercially available Software that is preconfigured, preinstalled, or embedded on hardware or other equipment and is not included in any Company Product.

“Indebtedness” of any Person means, without duplication:

(a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest);

(b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not;

(c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn;

(d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person;

(e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled;

(f) all obligations of such Person in respect of acceptances issued or created;

(g) all derivative, hedging, interest rate, currency, swap or similar arrangements, including swaps, caps, collars, hedges or similar agreements under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency;

(h) all obligations secured by a Lien on any property or asset of such Person;

(i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person; and

(j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Infringement” or “Infringe” shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise), under applicable Law, infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, or right of publicity of, any Person.

“Intellectual Property” means all rights in or to intellectual property of any type or nature, in any jurisdiction throughout the world, including: Patents, utility models, Trademarks, social media accounts and handles, Copyrights (including rights in Software), design rights, moral rights, database rights, topography rights, Trade Secrets, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), intellectual property rights in Software, databases and collections of data and data analytics and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.

“Intervening Event” means a material Event affecting the SPAC and occurring or arising after the date hereof, that was not known to and was not reasonably foreseeable by SPAC as of or prior to the date hereof, and that becomes known to the Special Committee after the date hereof and prior to the Special Shareholders Meeting; provided, however, that, notwithstanding anything herein or otherwise to the contrary, none of the following Events (or the result, consequences or effect of any of the following), each individually or when taken together, shall constitute, or be taken into account in determining whether there has been or will be, an Intervening Event: (a) any change in the price or trading volume of capital stock of SPAC, (b) any litigation filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions (except for any litigation filed or threatened by any Governmental Authority), (c) any Event that has had or would reasonably be expected to have an adverse effect on the business, results of operations or financial condition of the Target Companies, unless such Event constitutes a Target Company Material Adverse Effect, or (d) a SPAC Acquisition Proposal.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of the SPAC Class A Shares and the SPAC Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of December 14, 2021, and filed with the SEC on December 17, 2021 (File No. 333-261301).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms) (including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing) which are owned, used, leased or licensed in by or to any Target Company (including for hosting or colocation).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge of Pubco and Merger Subs” means the knowledge of the individuals identified on Schedule II, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

“Knowledge of SPAC” means the knowledge of the individuals identified on Schedule III, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

“Knowledge of the Company” means, with respect to the Target Companies, the knowledge of the individuals identified on Schedule IV, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

“Knowledge of such Company Shareholder” means the knowledge of the individuals identified on Schedule V, with respect to ITSF or Mill Reef as indicated thereon, as applicable, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports; provided that, with respect to ITSF, such direct reports shall mean Mouna Sarih and Christine Ma.

“Law” means any national or supra-national, federal, state, local, municipal or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (including Taxes), whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards.

“Lien” means any mortgage, pledge, security interest, license, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under applicable Law.

“Merger Sub I Ordinary Shares” means the ordinary shares, with a par value of $0.0001, of Merger Sub I.

“Merger Sub II Ordinary Shares” means the ordinary shares, with a par value of $0.0001, of Merger Sub II.

“Nasdaq” means the Nasdaq Capital Market.

“NIS Directive” means Directive (EU) 2016/1148 concerning measures for a high common level of security of network and information systems across the European Union, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the foregoing directive, including the UK Network and Information Systems Regulations 2008, in each case as amended, consolidated, re-enacted or replaced from time to time.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European

Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Orca Midco Equityholders” means the holders of shares of Orca Midco (other than the Company).

“Orca Optionholders” means the option holders of Orca set forth on Section 7.3(g) of the Target Companies Disclosure Schedules who collectively hold options in respect of shares of Orca equal to 10.47% of the fully diluted share capital of Orca.

“Orca Option Plan” means the Rules of the Orca Executive Share Option Plan 2015 approved by the Orca Board on November 20, 2015 and amended by Orca Board on December 3, 2020, as amended from time to time.

“Orca Options” means the 10,657,554 options granted by Orca in accordance with the Orca Option Scheme, exercisable for ordinary shares in Orca or (at the election of Orca) Orca Midco.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association, shareholders agreement or similar documents which governs its establishment and/or its governance or organization, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisional, provisionals, continuations, continuations-in-part, substitutions, re-examinations, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto; (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (c) Liens incurred or deposits made in the ordinary course of business in connection with social security; (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (e) Liens arising under this Agreement or any Ancillary Document; (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice; or (g) Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the use of the assets of a Person as currently used in the conduct of such Person’s business.

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means information that constitutes “personal information,” “personal data, “personally identifiable information” or any analogous term under applicable Laws, or Data Protection Laws provided or disclosed by, accessible to, or generated or collected by, the Target Companies by or at the direction of any customer, employee, contractor or other third party, including any such information that (a) identifies or can be used to identify an individual (including names, signatures, addresses, telephone numbers, e-mail addresses, IP addresses and other unique identifiers), or (b) can be used to authenticate an individual (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Portion” means, with respect to each Company Shareholder and as of immediately prior to the Share Contribution Closing, the number of Company Ordinary Shares held by such shareholder, respectively, divided by (b) the total number of issued and outstanding Company Ordinary Shares.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco Ordinary Shares” means the ordinary shares, with a par value of $0.0001, of Pubco.

“Pubco Ordinary Shares Consideration” means the Pubco Ordinary Shares exchanged for the SPAC Ordinary Shares pursuant to Section 3.6(b) and Section 3.7.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Date” means (a) the Share Contribution Closing Date, if the Share Contribution Closing is occurring on the last day of a calendar month, or (b) the date falling on the last day of the calendar month immediately prior to the Share Contribution Closing Date, if the Share Contribution Closing is not occurring on the last day of a calendar month.

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Sanctions Laws (which currently comprise Russia, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means: (a) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including, without limitation, the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial

Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (b) any Person that is ordinarily resident in or organized under the laws of a Sanctioned Country; (c) any Governmental Authority of a Sanctioned Country; or (d) any Person that is owned or controlled by one or more persons described in clause (a), (b), or (c) above.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury of the United Kingdom, or (e) United Kingdom sanctions extended to the Cayman Islands by Orders of His Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any computer software programs or firmware, in source code and object code form, including application programming interfaces, development tools, user interfaces, any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, all media and other tangible property necessary for the delivery or transfer thereof, and all documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“SPAC Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than an offer or proposal made by a Party to this Agreement) relating to, in a single transaction or series of related transactions, any transaction constituting a “Business Combination” (as defined in SPAC’s Organizational Documents). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a SPAC Acquisition Proposal.

“SPAC Adverse Recommendation Change” means any action by the Special Committee or the SPAC Board to (a) (i) change, withdraw, withhold, amend, modify or qualify, or publicly propose to change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Pubco, the Special Committee Recommendation or the SPAC Board Recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the SPAC Board for recommendation to the SPAC Shareholders any SPAC Acquisition Proposal; (b) make any public statement inconsistent with the Special Committee Recommendation or the SPAC Board Recommendation; (c) resolve or agree to take any of the foregoing actions or (d) authorize, cause or permit SPAC or any of its Representatives to enter into any SPAC Acquisition Agreement. For the avoidance of doubt, an Intervening Event Recommendation Change shall constitute a SPAC Adverse Recommendation Change.

“SPAC Class A Shares” means the Class A ordinary shares of a par value of $0.0001 in the share capital of SPAC.

“SPAC Class B Shares” means the Class B ordinary shares of a par value of $0.0001 in the share capital of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement, or (b) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Share Contribution Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Material Adverse Effect” means any event, state of facts, result, change, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of SPAC to consummate the Transactions; provided, however, that in no event will any of the following Events (or the effect of any of the following Events), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred: (i) war (whether or not declared), acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, pandemics or other natural or man-made disasters; (iii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (iv) changes or proposed changes in IFRS or other applicable accounting principles (or any interpretation thereof) after the date of this Agreement; (v) general, global, national, regional, state or local economic, regulatory, political or social conditions, or conditions generally affecting the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vi) events or conditions generally affecting the industries and markets in which SPAC operates; (vii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; (viii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees but in each case, only to the extent attributable to such announcement or pendency of the Transactions); provided, however, that if any such Event related to clauses (i), (ii), (iii), (iv), (v) or (vi) above materially and disproportionately adversely affects the business, assets, financial condition or results of operations of SPAC, taken as a whole, relative to similarly situated participants in the industries and jurisdictions in which SPAC conducts its operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Private Placement Warrants” means each warrant of SPAC entitling the holder thereof to purchase SPAC Class A Shares pursuant to the terms of that certain Private Placement Warrants Purchase Agreement, dated as of December 14, 2021, by and between SPAC and Sponsor.

“SPAC Public Units” means the units of SPAC, each unit consisting of one Class A ordinary share and one-half of one redeemable warrant of SPAC.

“SPAC Public Warrants” means each warrant of SPAC entitling the holder thereof to purchase SPAC Class A Shares pursuant to the terms of the SPAC Warrant Agreement as described in the IPO Prospectus.

“SPAC Securities” means the SPAC Ordinary Shares and the SPAC Warrants, collectively.

“SPAC Warrant” means SPAC Public Warrants and the SPAC Private Placement Warrants.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated as of December 14, 2021, by and between SPAC and Warrant Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company, Orca Midco, Orca and the other Company Subsidiaries, and “Target Company” means any of them.

“Target Company Material Adverse Effect” means any Event that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Target Companies, taken as a whole, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Target Companies to consummate the Transactions; provided, however, that in no event will any of the following Events (or the effect of any of the following Events), alone or in combination, be taken into account in determining whether a Target Company Material Adverse Effect pursuant to clause (a) has occurred: (i) war (whether or not declared), acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, pandemics or other natural or man-made disasters; (iii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (iv) changes or proposed changes in IFRS or other applicable accounting principles (or any interpretation thereof) after the date of this Agreement; (v) general, global, national, regional, state or local economic, regulatory, political or social conditions, or conditions generally affecting the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vi) events or conditions generally affecting the industries and markets in which the Target Companies operate; (vii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Target Company Material Adverse Effect; (viii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees but in each case, only to the extent attributable to such announcement or pendency of the Transactions); provided, however, that if any such Event related to clauses (i), (ii), (iii), (iv), (v) or (vi) above materially and disproportionately adversely affects the business, assets, financial condition or results of operations of the Target Companies, taken as a whole, relative to similarly situated participants in the industries and jurisdictions in which the Target Companies conducts its operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Company Material Adverse Effect.

“Tax Authority” means any Governmental Authority responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, algorithms, source code, formulae, know-how, data, mask works, discoveries, inventions, invention disclosures, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, getup, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewals and extensions thereof.

“Transactions” means, collectively, the Share Contribution, the First Merger, the Second Merger, the PIPE Subscriptions, the Sponsor Commitment, the Share Cancellation, the Warrant Transfer and each of the other transactions contemplated by this Agreement and the other Ancillary Documents.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 14, 2021, as it may be amended (including to accommodate the Second Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Warrant Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company, in its capacity as warrant agent under the SPAC Warrant Agreement.

“Zacco Acquisition Agreement” means that certain share purchase agreement, dated as of March 2, 2023, a copy of which has been delivered to Pubco and SPAC, pursuant to which, among other things, Orca Holding Denmark ApS has agreed to acquire all of the issued and outstanding shares of Zacco A/S (“Zacco”).

“Zacco Acquisition” means the consummation of the transactions contemplated by the Zacco Acquisition Agreement.

“Zacco Closing” means the “Closing” of the Zacco Acquisition in accordance with the Zacco Acquisition Agreement as defined in the Zacco Acquisition Agreement.

15.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Agreement	Preamble
Amended Company Charter	2.4
Amended Pubco Charter	9.26
Amended SPAC Charter	3.4
Assumed U.S.-Held Option	1.4(b)(ii)
Audited Company Financial Statements	7.6(c)
Audited Zacco Financial Statements	9.7(b)
Authorization Notice	3.17(a)
Backstop Agreement	Recitals
Business Combination	13.1
Business Intellectual Property	7.12(b)
Cashed-Out Options	1.4(b)(i)
Certificates	3.20(b)
Change of Control	1.2(a)(ii)
Closing Filing	9.17(b)
Closing Press Release	9.17(b)
Collective Bargaining Agreement	7.18(a)
Company	Preamble
Company Benefit Plan	7.19(a)
Company Board	Recitals
Company Certificate	1.3(a)(ii)
Company Financial Statements	7.6(c)
Company Material Contract	7.11(a)
Company Permits	7.9
Company Real Property Leases	7.15
Company Registered IP	7.12(a)
Company Releasing Person	13.2(b)
Company Shareholders	Preamble
Company Shareholders Disclosure Schedule	Article VIII
Company STFs	1.3(a)(i)
Company Waiving Parties	14.14(b)
Contributor	7.12(e)
Controlled Person	Definition of “Control”
D&O Indemnified Persons	9.20(a)
Dissenting SPAC Shares	3.6(g)(i)
Dissenting SPAC Shareholders	3.6(g)(i)
DPA	Definition of “Data Protection Laws”
Employment Laws	7.18(f)
Enforceability Exceptions	5.2
Environmental Permits	7.20(a)
Events	Definition of “SPAC Material Adverse Effect”
Exchange Agent	3.20(a)
Exchange Fund	3.20(a)
Expenses	12.3(a)
First Merger	Recitals
First Merger Closing	4.1
First Merger Closing Date	4.1

Term	Section
First Merger Effective Time	2.2
First Merger Surviving Company	2.1
First Plan of Merger	2.1
GDPR	Definition of “Data Protection Laws”
Group	1.2(a)(ii)
Insider Letter Amendment	Recitals
Intended Tax Treatment	3.14
Interim Company Financial Statements	7.6(c)
Interim Period	9.1(a)
Intervening Event Recommendation Change	9.15(c)
ITSF	Preamble
Letter of Transmittal	3.20(b)
Lock-Up Agreement	Recitals
Malicious Code	7.13(b)
Management Accounts	7.6(a)
Material Inbound Licenses	7.11(a)(x)
Material Outbound License	7.11(a)(xi)
Merger	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub I Board	Recitals
Merger Sub II Board	Recitals
Mill Reef	Preamble
New Registration Rights Agreement	Recitals
Non-Recourse Parties	14.13
Non-U.S. Company Benefit Plan	7.19(a)
OFAC	5.17(c)
Option Cancellation Agreement	1.4(b)(ii)
Option Cashout Amount	1.4(b)(i)
Orca	Preamble
Orca Board	Recitals
Orca Midco	Recitals
Orca Midco Board	Recitals
Orca Midco Shares	7.3(d)
Orca Shares	7.3(d)
Outside Date	12.1(b)
Parties	Preamble
Party	Preamble
PCAOB Company Financial Statements	9.7(a)
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
PIPE Subscriptions	Recitals
Post-Closing Directors	9.19(a)
Post-Closing Pubco Board	9.19(a)
Pro Forma Company Financial Statements	9.7(a)
Pro Forma Zacco Financial Statements	9.7(b)
Proxy Statement	9.15(a)
Pubco	Preamble
Pubco and Merger Subs Disclosure Schedules	Article VI
Pubco Board	Recitals
Pubco Equity Incentive Plan	9.25

Term	Section
Pubco Options	1.4(a)
Pubco Shareholder	Recitals
Pubco Warrants	3.6(a)
Redemption	9.15(a)
Registration Statement	9.15(a)
Released Claims	13.1
Required Shareholder Approval	11.1(a)
SEC Reports	5.6(a)
Second Merger	Recitals
Second Merger Closing	4.1
Second Merger Closing Date	4.1
Second Merger Effective Time	3.2
Second Merger Surviving Company	3.1
Second Plan of Merger	3.1
Section 409A	7.19(h)
Share Contribution	Recitals
Share Contribution Closing	4.1
Share Contribution Closing Date	4.1
Share Cancellation	Recitals
Shareholder Approval Matters	9.15(a)
Shareholder Releasing Person	13.2(a)
Signing Filing	9.17(b)
Signing Press Release	9.17(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	5.2
SPAC Business Combination Deadline	9.29
SPAC Disclosure Schedules	Article V
SPAC Financial Statements	5.6(c)
SPAC Material Contract	5.13(a)
SPAC Shareholders	Recitals
SPAC STFs	3.7(a)
SPAC Waiving Parties	14.14(a)
Special Committee	Recitals
Special Committee Recommendation	5.2
Special Shareholder Meeting	9.15(a)
Sponsor	Recitals
Sponsor Commitment	Recitals
Sponsor Members	Recitals
Sponsor Registration Rights Agreement	Recitals
Sponsor Support Agreement	Recitals
Target Companies Disclosure Schedules	Article VII
Target Company Related Person	7.21
Top Customers	7.25(b)
Top Suppliers	7.25(a)
Transfer Agent	1.8
Updated Company Financial Statements	9.7(a)
Updated Zacco Financial Statements	9.7(b)
U.S.-Held Options	1.4(b)
U.S. Securities Laws	9.10

Term	Section
VWAP	1.2(a)(i)
Warrant Assignment, Assumption and Amendment Agreement	3.6(a)
Warrant Transfer	Recitals
Written Objection	3.17
Zacco	Definition of “Zacco Acquisition Agreement”

[SIGNATURE PAGES FOLLOW]

This Agreement has been entered into on the date stated at the beginning of it.

SPAC:

INVESTCORP EUROPE ACQUISITION CORP I

By:	/s/ Baroness Ruby McGregor-Smith
Name: Baroness Ruby McGregor-Smith
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Pubco:

OPSEC HOLDINGS

By: The Director Ltd.

By:	/s/ Toni Pinkerton
Name: Toni Pinkerton
Title: Director

[Signature Page to the Business Combination Agreement]

Merger Sub I:

OPAL MERGER SUB I

By: The Director Ltd.

By:	/s/ Toni Pinkerton
Name: Toni Pinkerton
Title: Director

[Signature Page to the Business Combination Agreement]

Merger Sub II:

OPAL MERGER SUB II

By: The Director Ltd.

By:	/s/ Toni Pinkerton
Name: Toni Pinkerton
Title: Director

[Signature Page to the Business Combination Agreement]

Company:

ORCA HOLDINGS LIMITED

By:	The Director Ltd.

By:	/s/ Toni Pinkerton
Name: Toni Pinkerton
Title: Director

[Signature Page to the Business Combination Agreement]

Orca Midco:

ORCA MIDCO LIMITED

By:	/s/ Selva Selvaratnam
Name: Selva Selvaratnam
Title: Director

[Signature Page to the Business Combination Agreement]

Orca:

ORCA BIDCO LIMITED

By:	/s/ Selva Selvaratnam
Name: Selva Selvaratnam
Title: Director

[Signature Page to the Business Combination Agreement]

As Company Shareholder:

INVESTCORP TECHNOLOGY SECONDARY FUND 2018, L.P.

By: Investcorp Technology Secondary Fund 2018 GP Limited Partnership, its general partner

By: ITV Limited, its general partner

By:	/s/ Dean Clinton
Name: Dean Clinton
Title: Director

[Signature Page to the Business Combination Agreement]

As Company Shareholder:

MILL REEF CAPITAL FUND SCS

By: Mill Reef Capital GP Sàrl, its general partner

By:	/s/ Damien Ottavino
Name: Damien Ottavino
Title: Manager

By:	/s/ Thomas Zoratti
Name: Thomas Zoratti
Title: Manager

[Signature Page to the Business Combination Agreement]

Exhibit D

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [●], 2023 between [NAME OF COMPANY SHAREHOLDER], a [●] (the “Holder”) and OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town. Grand Cayman KY1-1102, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Pubco, Merger Sub I, Merger Sub II, SPAC, the Company, Orca Midco, Orca, and the Company Shareholders entered into a business combination agreement, dated April 25, 2023 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions and upon consummation of such transactions the Holder will hold such number of Pubco Ordinary Shares set forth on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

(a) the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(b) the term “Change of Control” means the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Pubco representing more than 50% of the combined voting power of, or economic interests in, Pubco’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof or (B) the voting securities of Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (iii) the shareholders of Pubco approve a plan of complete liquidation or dissolution of Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Pubco of 50% or more of the assets of Pubco and its Subsidiaries, taken as a whole.

(c) the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(d) the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the earlier of (i) the date that is nine months after the Closing Date, or (ii) the consummation of a Change of Control of Pubco;

(e) the term “Lock-Up Shares” means the Shares and for the avoidance of any doubt shall exclude (i) Pubco Ordinary Shares acquired in the public market after the Closing Date, (ii) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (iii) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act;

(f) the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and

(g) the term “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.	Lock-Up Provisions.

(a) Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period (i) to the Holder’s officers, directors, managers or management committee members; (ii) to any Affiliates of the Holder or such Affiliate’s officers, directors, managers or management committee members; (iii) in the case of the Holder being an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in the case of the Holder being an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of the Holder being an individual, pursuant to a qualified domestic relations order; (vi) to any partners (general or limited), members, shareholders or holders of similar equity interests of the Holder (or, in each case, its nominee or custodian) or any of their respective Affiliates; (vii) by virtue of applicable Law, order of a Governmental Authority or the Holder’s Organization Documents upon liquidation or dissolution of the Holder; (viii) in connection with any pledge, hypothecation or other granting of a security interest in the Lock-Up Shares to one or more lending institutions as collateral or security for any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (ix) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case, made to all holders of Pubco Ordinary Shares, involving a Change of Control (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s Lock-Up Shares shall remain subject to the provisions of Section 2(b); provided, however, that in the case of clauses (i) through (ix) these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b) The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period.

(c) During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2023, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the Lock-Up Shares, including issuing new share certificates in respect of the Lock-Up Shares.

(d) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3.	Miscellaneous.

(a) Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b) Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares, as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the expiration of the Lock-Up Period.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be assigned, transferred or delegated by the Parties at any time.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e) Governing Law; Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated herein must be brought in the federal and state courts sitting in New York County, New York and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3(e).

(f) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “day” means calendar day unless Business Day is expressly specified; (vi) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America; (vii) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and (viii) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to Pubco, to:

OpSec Holdings

Paget-Brown Financial Services Limited

Century Yard

Cricket Square

P.O. Box 1111

George Town, Grand Cayman

KY1-1102, Cayman Islands

Attn: The Directors

Email: notices@pagetbrownfs.com

With a copy to (which shall not constitute notice): Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299 Attn: Michael E. Ellis; Kunal Dogra Email: mellis@proskauer.com; KDogra@proskauer.com

If to the Holder, to: [●] [●] [●] Attn: [●] Email: [●]	With a copy to (which shall not constitute notice): [●] [●] [●] Attn: [●] Email: [●]

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(l) Entire Agreement. This Agreement sets out the entire agreement among the Parties in respect of the subject matter contained herein and, save to the extent expressly set out in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(m) Further Assurances. From time to time, at the other Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts. This Agreement may be executed and delivered (including by email or other electronic transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

Name of Holder	Number of Shares
[●]	[●]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HOLDER:

[COMPANY SHAREHOLDER]

By:
Name: Title:

PUBCO:

OPSEC HOLDINGS

By:
Name: Title:

[Signature Page to Lock-Up Agreement]

Exhibit G

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

OPSEC HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2023)

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

OPSEC HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2023)

1.	The name of the company is OpSec Holdings Limited (the “Company”).

2.

The registered office of the Company will be situated at the offices of Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares with a nominal or par value of US$0.0001 each provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

OPSEC HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2023)

REF: RE/AP/O1958-182351

CLAUSE	PAGE
NON-RECOGNITION OF TRUSTS	G-24

WINDING UP	G-24

AMENDMENT OF ARTICLES OF ASSOCIATION	G-25

CLOSING OF REGISTER OR FIXING RECORD DATE	G-25

REGISTRATION BY WAY OF CONTINUATION	G-25

MERGERS AND CONSOLIDATION	G-25

DISCLOSURE	G-25

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPSEC HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2023)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to OpSec Holdings Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another; and

(h)	Sections 8 and 19(3) of the Electronic Transactions Act (As Amended) of the Cayman Islands shall not apply to these Articles or to any notices issued in connection herewith.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether they are the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by them or their estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

18.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

35.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

38.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

39.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

43.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law and/or amend the name of the Company.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

44.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

46.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

47.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

48.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

49.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

50.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

51.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

52.	The Directors may, whenever they think fit, convene a general meeting of the Company.

53.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

54.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

55.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

56.

At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

57.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

59.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

60.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

61.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.	The chair, if any, of the Directors shall preside as chair at every general meeting of the Company.

63.

If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

64.	The chair may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.	If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.

In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.

A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

69.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

70.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

72.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

73.	On a poll votes may be given either personally or by proxy.

74.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of their attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

75.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

76.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

79.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

80.

The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

81.	The Company may by Ordinary Resolution appoint any Person to be a Director.

82.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Ordinary Resolution.

83.

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

84.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

85.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

86.

The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

87.

Any Director may in writing appoint another Person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

88.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

89.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that their tenure of office be terminated.

90.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

91.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

93.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

94.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

95.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

97.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

98.

The Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS

99.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

100.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

101.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

102.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

103.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

104.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chair shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

105.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

106.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

107.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

108.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

109.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

110.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

111.

When the chair of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

112.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

113.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

114.

The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

115.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

116.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall have a second or casting vote.

117.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

118.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

119.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

120.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

121.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

122.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

123.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

124.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

125.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

126.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

127.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

128.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

129.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

130.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

131.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

132.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

133.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

134.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

135.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

136.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;
(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

137.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under them) in the Share.

138.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

139.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or actual fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

140.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or actual fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

141.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

142.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

143.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

144.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

145.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

146.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

147.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

148.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

149.	The Company may merge or consolidate in accordance with the Companies Act.

150.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

151.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Exhibit H

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] between Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company incorporated with limited liability, with registered number 373300 and whose registered office is at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Surviving Company”) and Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Merging Company”).

WHEREAS, the Merging Company is a Cayman Islands exempted company incorporated with limited liability and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised), of the Cayman Islands (the “Cayman Companies Act”).

WHEREAS, the Surviving Company is a Cayman Islands exempted company incorporated with limited liability and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Cayman Companies Act.

WHEREAS, the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated April 25, 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”), a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies (as defined in the Cayman Companies Act) to this Merger are the Surviving Company and the Merging Company.

2.	The surviving company (as defined in the Cayman Companies Act) is the Surviving Company.

3.

The registered office of the Surviving Company is c/o Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands and the registered office of the Merging Company is c/o Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands.

4.

Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$44,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 40,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 34,500,000 Class A ordinary shares and 8,625,000 Class B ordinary shares in issue.

5.

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$[●] divided into [●] ordinary shares of a par value of US$[●] each and the Merging Company will have one ordinary share in issue.

6.

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Cayman Companies Act (the “Effective Date”).

7.

The terms and conditions of the Merger, including the manner and basis of cancelling the one ordinary share of the Merging Company and converting shares in the Surviving Company into other property, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8.

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9.

[Upon the Effective Date, the authorised share capital of the Surviving Company shall be increased from [US$][●] divided into [●] shares of a par value of [US$][●] each to [US$][●] divided into [●] shares each of a par value of [US$][●] each by the creation of an additional [●] shares with a par value of [US$][●] each to rank pari passu in all respects with the existing shares.] / [Upon the Effective Date, the authorised share capital of the Surviving Company be decreased from [US$][●] divided into [●] shares of a par value of [US$][●] each to [US$][●] divided into [●] shares each of a par value of [US$][●] each by the cancellation of [●] shares of [US$][●] par value each.]

10.

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

11.	There are no amounts or benefits, which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

12.	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13.	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14.	The names and addresses of each director of the surviving company (as defined in the Cayman Companies Act) are:

a.	[Insert name of Director] of [Insert personal address of Director];

b.	[Insert name of Director] of [Insert personal address of Director];

c.	[repeat for all Directors of the surviving company (i.e. the merged entity)].

15.	Upon the Merger becoming effective, the Surviving Company shall be renamed “OpSec Group, Inc.”.

16.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Cayman Companies Act.

17.

This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Cayman Companies Act. This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Cayman Companies Act by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

18.	At any time prior to the Effective Date, this Plan of Merger may be:

a)	terminated by the board of directors of either the Surviving Company or the Merging Company;

b)	amended by the board of directors of both the Surviving Company and the Merging Company to:

i.	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not

H-2

materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19.	This Plan of Merger may be executed in counterparts.

20.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

H-3

In witness whereof, the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Investcorp Europe Acquisition Corp I	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Opal Merger Sub II	)

Annexure 1

Business Combination Agreement

(See attached).

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

(See attached).

Exhibit I

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OPSEC GROUP, INC.

(Adopted by special resolution dated [●], 2023)

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OPSEC GROUP, INC.

(Adopted by special resolution dated [●], 2023)

1.	The name of the company is OpSec Group, Inc. (the “Company”).

2.

The registered office of the Company will be situated at the offices of Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is [US$50,000 divided into 500,000,000 shares with a nominal or par value of US$0.0001] each provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPSEC GROUP, INC.

(Adopted by special resolution dated [●], 2023)

CLAUSE	PAGE
NON-RECOGNITION OF TRUSTS	I-24

WINDING UP	I-24

AMENDMENT OF ARTICLES OF ASSOCIATION	I-24

CLOSING OF REGISTER OR FIXING RECORD DATE	I-25

REGISTRATION BY WAY OF CONTINUATION	I-25

MERGERS AND CONSOLIDATION	I-25

DISCLOSURE	I-25

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPSEC GROUP, INC.

(Adopted by special resolution dated [●], 2023)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to OpSec Group, Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another; and

(h)	Sections 8 and 19(3) of the Electronic Transactions Act (As Amended) of the Cayman Islands shall not apply to these Articles or to any notices issued in connection herewith.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether they are the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by them or their estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

18.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

35.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

38.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

39.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

43.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law and/or amend the name of the Company.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

44.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

46.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

47.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

48.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

49.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

50.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

51.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

52.	The Directors may, whenever they think fit, convene a general meeting of the Company.

53.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

54.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

55.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

56.

At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

57.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

59.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

60.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

61.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.	The chair, if any, of the Directors shall preside as chair at every general meeting of the Company.

63.

If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

64.	The chair may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.	If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.

In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.

A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

69.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

70.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

72.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

73.	On a poll votes may be given either personally or by proxy.

74.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of their attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

75.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

76.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

79.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

80.

The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

81.	The Company may by Ordinary Resolution appoint any Person to be a Director.

82.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Ordinary Resolution.

83.

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

84.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

85.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

86.

The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

87.

Any Director may in writing appoint another Person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

88.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

89.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that their tenure of office be terminated.

90.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

91.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

93.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

94.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

95.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

97.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

98.

The Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS

99.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

100.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

101.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

102.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

103.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

104.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chair shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

105.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

106.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

107.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

108.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

109.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

110.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

111.

When the chair of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

112.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

113.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

114.

The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

115.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

116.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall have a second or casting vote.

117.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

118.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

119.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

120.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

121.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

122.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

123.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

124.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

125.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

126.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

127.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

128.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

129.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

130.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

131.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

132.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

133.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

134.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

135.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

136.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;
(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

137.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under them) in the Share.

138.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

139.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or actual fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

140.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or actual fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

141.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

142.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

143.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

144.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

145.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

146.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

147.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

148.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

149.	The Company may merge or consolidate in accordance with the Companies Act.

150.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

151.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex B

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OPSEC HOLDINGS

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2023)

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OPSEC HOLDINGS

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2023)

1.	The name of the company is OpSec Holdings (the “Company”).

2.

The registered office of the Company will be situated at the offices of Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands or at such other location as the Board of Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares with a nominal or par value of US$0.0001, provided always that subject to the Companies Act and the Articles of Association, the Company shall have the power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPSEC HOLDINGS

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2023)

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPSEC HOLDINGS

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to OpSec Holdings (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of any given Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than 50% of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Attorney” has the meaning set forth in Article 97.

“Audit Committee” means the audit committee of the Board of Directors established pursuant to the Articles, or any successor committee.

“Auditor” means the Person for the time being performing the duties of auditor of the Company (if any).

“Authorised Signatory” has the meaning set forth in Article 97.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” means “beneficially own”, “beneficially owned” or “beneficial ownership”, as applicable (as such terms are defined in Rule 13d-3 under the Exchange Act) and each such beneficial owner, a “Beneficial Owner”.

“Board of Directors” means the board of directors of the Company.

“Branch Register” means any branch Register of such category or categories of Shareholders as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Commission” means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Compensation Committee” means the compensation committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to the Nasdaq Stock Market LLC.

“Directors” means the directors of the Company for the time being.

“Disclosable Interests” has the meaning set forth in Article 60(d)(ii)

“Effective Date” means [●], 2023.

“Electronic Facility” means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

“Exchange Act” means, to the extent applicable to the Company, the Securities Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute of the United States of America and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Foreign Action” has the meaning set forth in Article 173.

“Indemnified Person” has the meaning set forth in Article 152.

“Indemnity” has the meaning set forth in Article 161.

“Independent Director” has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Lock-Up Agreements” means those certain Lock-Up Agreements entered into between the Company and certain Shareholders with respect to the Shares.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Nominating Committee” means the nominating committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Nominating Person” means (a) the Shareholder providing the notice of the nomination proposed to be made at the meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

“Nominee Information” has the meaning set forth in Article 61(f)(iii).

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“OpSec Directors” has the meaning set forth in Article 84(a).

“OpSec Shareholder” means Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“present in person” means that the Shareholder proposing that the business be brought before the annual general meeting of the Company, or a qualified representative of such proposing Shareholder, appear at such annual general meeting.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Board of Directors as a Branch Register.

“Proposing Person” shall mean (a) the Shareholder providing the notice of business proposed to be brought before an annual general meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the business proposed to be brought before the annual general meeting is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Shareholder in such solicitation.

“Public Disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

“qualified representative” means, with respect to a proposing Shareholder, a duly authorised officer, manager or partner of such Shareholder or any other Person authorised by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the annual general meeting of Shareholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual general meeting of Shareholder.

“Register” means the register of the Shareholders of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act or any listed shares register (as defined in the Companies Act).

“Sarbanes-Oxley Act” has the meaning set forth in Article 154(c).

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Board of Directors to perform any of the duties of the secretary of the Company.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes or sub-classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a Share.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“Shareholder” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Shareholder Information” has the meaning set forth in Article 60(d)(i).

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Specified Court” has the meaning set forth in Article 173.

“Sponsor Directors” has the meaning set forth in Article 84(b).

“Sponsor Shareholder” means Europe Acquisition Holdings Limited.

“Synthetic Equity Position” has the meaning set forth in Article 60(d)(ii).

“Tax Filing Authorised Person” means such Person as any Director shall designate from time to time, acting severally.

“Timely Notice” has the meaning set forth in Article 60(c).

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Voting Commitment” has the meaning set forth in Article 61(i).

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)

reference to any determination by the Board of Directors shall be construed as a determination by the Board of Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(h)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Board of Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board of Directors may from time to time determine.

6.

The expenses incurred in connection with the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Board of Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Board of Directors shall determine.

7.

The Board of Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Board of Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Board of Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange. Notwithstanding anything set out in these Articles and pursuant to Section 40B of the Companies Act, the Company is authorised to evidence and transfer title to listed shares (as defined in the Companies Act) of the Company in accordance with the laws applicable to and the rules and regulations of any Designated Stock Exchange.

SHARES

8.

Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Board of Directors who may, in their absolute discretion and without approval of the Shareholders:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)

grant options with respect to such Shares and issue warrants, convertible securities or similar instruments conferring the right upon the holders thereof to subscribe for, purchase or receive such Shares;

and, for such purposes, the Board of Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Board of Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board of Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Board of Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Board of Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article 12, the Board of Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Board of Directors may vary the rights attaching to any Class without the consent or approval of Shareholders; provided, that the rights will not, in the determination of the Board of Directors, be materially adversely varied or abrogated by such action.

13.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Board of Directors shall determine otherwise.

15.

Every share certificate, if any, of the Company shall bear any legends required under applicable laws, including the Securities Act, and shall be signed by any two Officers authorised to sign share certificates. The chair of the Board of Directors and any president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, the Secretary (or an assistant Secretary) of the Company shall specifically be authorised to sign share certificates. Any or all of the signatures on any certificate may be electronic. In case any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such Officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such Officer, transfer agent or registrar at the date of issue.

16.

If any share certificate is lost, destroyed or stolen, the Board of Directors may require the holder or holders of the relevant Share to provide an indemnity in a form acceptable to the Board of Directors. Upon such indemnity being provided, a new share certificate may be issued to the holder or holders entitled to such lost, destroyed or stolen share certificate, unless the Board of Directors determine otherwise. If a certificate representing Shares has been lost, destroyed or stolen, and the owner fails to notify the Company of that fact within a reasonable time after the owner has notice of such loss, destruction or wrongful taking and the Company registers a transfer of such Shares before receiving notification thereof, the owner shall be precluded from asserting against the Company any claim for registering such transfer or a claim to a new certificate representing such Shares or such Shares in uncertificated form.

FRACTIONAL SHARES

17.

The Board of Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

18.

The Company has a first and paramount lien on every Share (not being a share which is fully paid as to its par value and share premium) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share (including any premium payable). The Board of Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article 18. The Company’s lien on a Share extends to any amount payable in respect of it.

19.

The Company may sell, in such manner as the Board of Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

20.

For giving effect to any such sale, the Board of Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

21.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

22.

Subject to the terms of allotment, the Board of Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorising such call was passed.

23.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

24.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at such rate as the Board of Directors may determine, from the day appointed for the payment thereof to the time of the actual payment, but the Board of Directors shall be at liberty to waive payment of that interest wholly or in part.

25.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

26.

The Board of Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

27.

The Board of Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the Shareholder paying the sum in advance and the Board of Directors.

FORFEITURE OF SHARES

28.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Board of Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

29.

The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

30.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Board of Directors to that effect.

31.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board of Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board of Directors think fit.

32.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

33.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

34.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

35.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

36.

Subject to these Articles, the rules or regulations of the Designated Stock Exchange, any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), or any Lock-Up Agreement, a Shareholder may transfer all or any of their Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange, the Commission and/or any competent regulatory authority or in any other form approved by the Board of Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board of Directors may approve from time to time. If the Shares in question were issued in conjunction with rights, options and warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board of Directors shall refuse to register the transfer of any such Shares without evidence satisfactory to them of the like transfer of such right, option or warrant.

37.

The instrument of transfer of any Share shall be (a) in any usual or common form; (b) such form as is prescribed by the Designated Stock Exchange; or (c) in any other form the Board of Directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any competent regulatory authority) and if in respect of a nil or partly paid up Share, or if so required by the Board of Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

38.

Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register closed at such times and for such periods as the Board of Directors may from time to time determine.

39.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board of Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

40.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

41.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

42.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

43.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

44.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

45.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

46.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Board of Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Board of Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Board of Directors may determine.

47.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

48.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

49.

The Board of Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

50.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Board of Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

51.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

52.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

53.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Board of Directors.

GENERAL MEETINGS

54.	The Board of Directors may, whenever they think fit, convene a general meeting of the Company.

55.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Board of Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

56.

The Board of Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Board of Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Board of Directors may determine.

57.

No other Person may convene a general meeting of the Company; provided, that if at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Board of Directors.

NOTICE OF GENERAL MEETINGS

58.

Not more than 60 nor less than 10 clear days’ notice of a general meeting in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, including by means of

Electronic Facility, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

59.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

60.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board of Directors or of the Auditors, and the fixing of the remuneration of the Auditors.

(a)

No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

(b)

In addition, no business may be transacted at any general meeting or any annual general meeting, as applicable, other than business that is (i) specified in the notice of the meeting given by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (ii) otherwise properly brought before an annual general meeting (A) by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (B) by a Shareholder present in person who (1)(I) was a record owner of Shares both at the time of giving the notice provided for in Article 58 and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Article 60 in all applicable respects, or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (III) shall be the exclusive means for a Shareholder to propose business to be brought before an annual general meeting. The only matters that may be brought before a general meeting are the matters specified in the notice of meeting given by or at the director of the Board of Directors pursuant to clause (i), and Shareholders shall not be permitted to propose business to be brought before a general meeting. Shareholders seeking to nominate persons for election to the Board of Directors must comply with Article 61 and this Article 60 shall not be applicable to nominations except as expressly provided in Article 61.

(c)

Without qualification, for business to be properly brought before an annual general meeting by a Shareholder, the Shareholder must (i) provide Timely Notice (as defined in this Article 60(c)) thereof in writing and in proper form to the Board of Directors and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article 60. To be timely, (A) a Shareholder’s notice must be delivered to, or mailed and received at, the Office not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual general meeting or (B) in the case of the first annual general meeting following the date hereof, notice by the Shareholder to be timely must be so delivered, or mailed and received, not later than the 10th day following the day on which Public Disclosure of the date of such annual general meeting was first made by the Company (such notice within such time periods set forth in the foregoing clauses (A) and (B), as applicable, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(d)	To be in proper form for purposes of this Article 60, a Shareholder’s notice to the Board of Directors shall set forth:

(i)	As to each Proposing Person, (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the

Class and number of Shares that are, directly or indirectly, owned of record or Beneficially Owned by such Proposing Person, except that such Proposing Person shall in all events be deemed to Beneficially Own any Shares of any Class as to which such Proposing Person has a right to acquire Beneficial Ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)

As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any Shares of any Class; provided, that for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the Shares of any Class Beneficially Owned by such Proposing Person that are separated or separable from the underlying Shares, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its Officers, Directors, or Affiliates, (D) any other material relationship between such Proposing Person, on the one hand, and the Company or any of its Affiliates, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Company or any of its Affiliates (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the issued share capital of the Company required to approve or adopt the proposal or otherwise solicit proxies from Shareholders in support of such proposal, and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner; and

(iii)

As to each item of business that the Shareholder proposes to bring before the annual general meeting, (A) a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment),

(C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other record or Beneficial Owner(s) or Persons(s) who have a right to acquire Beneficial Ownership at any time in the future of the Shares of any Class (including their names) in connection with the proposal of such business by such Shareholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner.

(e)

A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 60 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the Shareholders.

(f)

Notwithstanding anything in these Articles to the contrary, no business shall be conducted at an annual general meeting that is not properly brought before the meeting in accordance with this Article 60. The presiding chair of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Article 60, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)

This Article 60 is expressly intended to apply to any business proposed to be brought before an annual general meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Company’s proxy statement. In addition to the requirements of this Article 60 with respect to any business proposed to be brought before an annual general meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article 60 shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

61.	Nominations for Election to the Board of Directors

(a)

Nominations of any person for election to the Board of Directors at an annual general meeting or at a general meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling such general meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or

Persons authorised to do so by the Board of Directors or these Articles, or (ii) by a Shareholder present in person (A) who was a record owner of Shares both at the time of giving the notice provided for in this Article 61 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article 61 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual general meeting or general meeting.

(b)

Without qualification, for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual general meeting, the Shareholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary, (ii) provide the information, agreements and questionnaires with respect to such Shareholder and its candidate for nomination as required to be set forth by this Article 61 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Article 61.

Without qualification, if the election of Directors is a matter specified in the notice of general meeting given by or at the direction of the Board of Directors calling a general meeting, then for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at a general meeting, the Shareholder must:

(i)	provide timely notice thereof in writing and in proper form to the Secretary at the Office;

(ii)	provide the information with respect to such Shareholder and its candidate for nomination as required by this Article 61; and

(iii)	provide any updates or supplements to such notice at the times and in the forms required by this Article 61.

(c)

To be timely, a Shareholder’s notice for nominations to be made at a general meeting must be delivered to, or mailed and received at, the Office not earlier than the 120th day prior to such general meeting and not later than the 90th day prior to such general meeting or, if later, the 10th day following the day on which Public Disclosure of the date of such general meeting was first made.

(d)

In no event shall any adjournment or postponement of an annual general meeting or general meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

(e)

In no event may a Nominating Person provide Timely Notice with respect to a greater number of Director candidates than are subject to election by Shareholders at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Article 61(c), or (iii) the 10th day following the date of Public Disclosure of such increase.

(f)	To be in proper form for purposes of this Article 61, a Shareholder’s notice to the Board of Directors shall set forth:

(i)

As to each Nominating Person, the Shareholder Information, except that for purposes of this Article 61 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 60(d)(i);

(ii)

As to each Nominating Person, any Disclosable Interests, except that for purposes of this Article 61 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 60(d)(ii) and the disclosure with respect to the business to be brought before the meeting in Article 60(d)(ii) shall be made with respect to the election of Directors at the meeting; and

(iii)

As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Shareholder’s notice pursuant to this Article 61 if such candidate for nomination were a

Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Article 61(i).

(g)

A Shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 61 shall be true and correct as of the record date for Shareholder entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(h)

In addition to the requirements of this Article 61 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)

To be eligible to be a candidate for election as a Director at an annual general meeting or general meeting, a candidate must be nominated in the manner prescribed in this Article 61 and the candidate for nomination, whether nominated by the Board of Directors or by a Shareholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Board of Directors at the Office, (i) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, Share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or general meeting and (ii) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a Director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any Person as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed to the Company, (C) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or Share ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as a Director, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a Director.

(j)

The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an Independent Director in accordance with the Company’s corporate governance guidelines.

(k)

A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Article 61, if necessary, so that the information provided or required to be provided pursuant to this Article 61 shall be true and correct as of the record date for Shareholder entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office (or any other office specified by the Company in any public announcement) not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a candidate for nomination as a Director, extend any applicable deadlines hereunder or enable or be deemed to permit a candidate for nomination as a Director who has previously submitted materials hereunder to amend or update any materials or to submit any new materials.

(l)

No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Article 61. The presiding chair at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 61, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(m)	Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Article 61.

62.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

63.

If within half an hour from the time appointed for the meeting a quorum is not present it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Board of Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

64.

If the Board of Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment (including by means of Electronic Facility) by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

65.	The chair, if any, of the Board of Directors shall preside as chair at every general meeting of the Company.

66.

If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Board of Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

67.	The chair of the general meeting may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for 14 days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

68.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

69.	If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

70.

In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

71.

A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

72.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

73.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

74.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

75.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

76.	On a poll votes may be given either personally or by proxy.

77.

An instrument appointing a proxy shall be in writing and shall be executed by or on behalf of the appointor. Such instrument appointing a proxy may be in any usual or common form or such other form as the Board of Directors may approve (including an appointment of proxy made by way of electronic communication). A proxy need not be a Shareholder.

78.

The instrument appointing a proxy shall be deposited at the Office or at such other place or in such other manner as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

79.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

80.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

81.

For so long as each of the OpSec Shareholder and the Sponsor Shareholder are entitled to nominate any Directors pursuant to Article 84, each such Shareholder shall vote or cause to be voted all Shares Beneficially Owned by such Shareholder on all matters submitted to the vote of the Shareholders, whether pursuant to any Ordinary Resolution, Special Resolution or otherwise, in favour of (a) any Director so nominated pursuant to Article 84 and (b) any recommendation of the Board of Directors.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

82.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Board of Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

83.

If a clearing house (or its nominee) is a Shareholder it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Shareholders; provided, that if more than one Person is so authorised, the authorisation shall specify the number and Class in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article 84 shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which they represent as that clearing house (or its nominee) could exercise if it were an individual Shareholder holding the number of Shares and Class specified in such authorisation.

DIRECTORS

84.	The Board of Directors shall consist of seven Directors, who shall be appointed to the Board of Directors as follows:

(a)

four of which shall be appointed by the OpSec Shareholder (or its Affiliates) (collectively, the “OpSec Directors”); provided, that the number of OpSec Directors that the OpSec Shareholder shall be entitled to appoint shall increase (only in the event the number of Directors to be appointed to the Board of Directors is increased pursuant to Article 88) or decrease, as applicable, in proportion to the number of Shares Beneficially Owned by the OpSec Shareholder (and its Affiliates) divided by the total number of Shares issued and outstanding, rounded down to the nearest whole number of Directors;

(i)	the OpSec Shareholder hereby appoints the following four individuals as the initial OpSec Directors as of the adoption date of these Articles: (A) [●], (B) [●], (C) [●] and (D) [●]; and

(b)

three of which shall be appointed by the Sponsor Shareholder (collectively, the “Sponsor Directors”); provided, that the right of the Sponsor Shareholder to appoint the Sponsor Directors shall terminate upon the date the Sponsor Shareholder ceases to Beneficially Own at least 25% of the Shares held by the Sponsor Shareholder as of the Effective Date. If the Sponsor Shareholder is no longer entitled to appoint the Sponsor Directors pursuant to the terms of this Article 84(b), such Directors shall be nominated and elected in accordance with the terms of these Articles; and

(i)	the Sponsor Shareholder hereby appoints the following three individuals as the initial Sponsor Directors as of the adoption date of these Articles: (A) [●], (B) [●] and (C) [●].

85.

The board of directors or equivalent governing body of each direct or indirect subsidiary of the Company shall mirror the Board of Directors, unless otherwise determined by the Board of Directors, in its sole discretion; provided, that (a) save in the case of any such subsidiary of the Company which the Board of Directors has determined shall be member-managed, the rights of the Shareholders to appoint Directors to the Board of Directors under the terms of these Articles shall apply mutatis mutandis with respect to each such subsidiary of the Company’s board of directors or equivalent governing body, and (b) no Shareholder shall be compelled to appoint any Person to any board of directors or equivalent governing body of any subsidiary of the Company.

86.	The Company may by Ordinary Resolution appoint any Person to be a Director.

87.	Subject to these Articles, a Director shall hold office for a term of one-year or until such time as they resign or are removed from office in accordance with Article 108.

88.

The number of Directors to be appointed to the Board of Directors may be fixed by resolution of the Board of Directors; provided that the number of Directors to be appointed to the Board of Directors shall only be increased or decreased upon the mutual written agreement of the OpSec Shareholder and the Sponsor

Shareholder; provided, further, that no reduction of the authorised number of Directors shall have the effect of removing any Director before that Director’s term of office expires.

89.	The remuneration of the Directors may be determined by the Board of Directors.

90.	There shall be no shareholding qualification for Directors.

91.

In the event of a vacancy pursuant to Article 108, any Director appointed to fill such vacancy shall be appointed by the applicable Shareholder(s) responsible pursuant to Article 84(a) or Article 84(b), as applicable, for appointing the Director whose office was so vacated; provided, that if no Shareholder is entitled to appoint a Director to fill a vacancy, then such vacancy may be filled by the affirmative vote of a majority of the Directors then in office.

ALTERNATE DIRECTOR

92.

Any Director may in writing appoint any other Director or any other Person approved by the Board of Directors (in accordance with these Articles) to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are a Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

93.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Board of Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Board of Directors that would have been valid if that resolution had not been passed.

94.

The Board of Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Board of Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board of Directors may think fit. Any Person so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution. The Board of Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

95.

The Board of Directors may appoint any Person to be the Secretary (and if need be, an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution.

96.

The Board of Directors may delegate any of their powers to committees (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee) consisting of one or more

Directors as they think fit; provided, that any such committee shall include a proportionate number of OpSec Directors and Sponsor Directors, respectively, as are members of the Board of Directors, with at least one OpSec Director and at least one Sponsor Director as members thereof.

(a)	Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors; and

(b)

The Board of Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and its charter and shall have such powers as the Board of Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board of Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law). For so long as any Class is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

97.

The Board of Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Board of Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

98.

The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article 98.

99.

The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any managers or agents of the Company to be members of such committees, local boards or agencies and may fix the remuneration of any such Person.

100.

The Board of Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and any such appointment or delegation may be made on such terms and subject to such conditions as the Board Directors may think fit and the Board of Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

101.	Any such delegates as aforesaid may be authorised by the Board of Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

102.

The Board of Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided, that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

103.

Subject to the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, the Board of Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of Section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator, in each case, without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS

104.

The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

105.

The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

106.

The Company may maintain a facsimile of the Seal in such countries or places as the Board of Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Board of Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose.

107.

Notwithstanding the foregoing, the Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

108.	The office of a Director shall be vacated if such Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company; or

(d)

is removed from office (i) by Ordinary Resolution, or (ii) pursuant to any other provision of these Articles; provided, however, that, (A) an OpSec Director may only be removed with the prior written consent of the OpSec Shareholder, and (B) a Sponsor Director may only be removed with the prior written consent of the Sponsor Shareholder; provided, further, however, that (without limiting, in any respect, the Shareholders’ rights hereunder) any Director may be removed upon the written consent of all of their co-Directors (not being less than two in number) upon the reasonable and good faith finding of all such other Directors that such Director engaged in criminal misconduct or wilful or intentional misrepresentation or fraud.

PROCEEDINGS OF DIRECTORS

109.

The Board of Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at such meeting. In case of an equality of votes the chair shall not have a second or casting vote. A Director may, and the Secretary (or an assistant Secretary) on the requisition of a Director shall, at any time summon a meeting of the Board of Directors upon at least 24 hours prior notice to each other Director (unless waived by the Board of Directors).

110.

A Director may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

111.

The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Directors in office from time to time; provided, that for so long as the OpSec Shareholder and the Sponsor Shareholder are entitled to appoint any OpSec Directors or Sponsor Directors pursuant to Article 84(a) and Article 84(b), respectively, a quorum shall include at least one OpSec Director and at least one Sponsor Director. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

112.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Board of Directors. A general notice given to the Board of Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Board of Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

113.

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Board of Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Board of Directors whereat they are or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement; provided, that the nature of the interest of any Director in any such appointment or arrangement shall be disclosed by them at or prior to its consideration and any vote thereon.

114.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided, that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

115.	The Board of Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Board of Directors;

(b)	the names of the Directors present at each meeting of the Board of Directors and of any committee of Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board of Directors and of committees of Directors.

116.

When the chair of a meeting of the Board of Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

117.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of the Board of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of the Board of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

118.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

119.

The Board of Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

(a)	the Board of Directors hereby appoint [●] as the initial chair of the Board of Directors as of the adoption date of these Articles.

120.

Subject to any regulations imposed on it by the Board of Directors, a committee appointed by the Board of Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

121.

A committee appointed by the Board of Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Board of Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall not have a second or casting vote.

122.

All acts done by any meeting of the Board of Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

123.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Board of Directors may from time to time declare dividends

(including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

124.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Board of Directors.

125.

The Board of Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Board of Directors, either be employed in the business of the Company or be invested in such investments as the Board of Directors may from time to time think fit.

126.

Any dividend may be paid in any manner as the Board of Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

127.

The Board of Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

128.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

129.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

130.	No dividend shall bear interest against the Company.

ACCOUNTS AND ANNUAL RETURN AND DECLARATION

131.

The books of account relating to the Company’s affairs (including a Register consisting of one or more records in which the names of all of the Shareholders of record, the address and number of Shares registered in the name of each such Shareholder, and all issuances and transfers of Shares of the Company are recorded in) shall be kept in such manner as may be determined from time to time by the Board of Directors. Such books of account must be retained for a minimum period of five years from the date on which they are prepared.

132.	The books of account shall be kept at the Office, or at such other place or places as the Board of Directors think fit, and shall always be open to inspection by the Directors.

133.

The Board of Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by Ordinary Resolution.

134.	The financial year of the Company shall end on 31 December of each year or such other date as the Board of Directors may determine.

135.

The Board of Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

136.

Each Director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Officers, agents or employees, or committees of the Board of Directors so designated, or by any other Person as to matters which such Director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company.

AUDIT

137.	The Board of Directors may appoint an Auditor who shall hold office on such terms as the Directors determine.

138.

Without prejudice to the freedom of the Board of Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law, the Board of Directors shall establish and maintain an Audit Committee as a committee of the Board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

139.

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

140.	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

141.

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Board of Directors shall fill the vacancy and determine the remuneration of such Auditor.

142.

Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

143.

Auditors shall, if so required by the Board of Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

CAPITALISATION OF RESERVES

144.	Subject to the Companies Act and these Articles, the Board of Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 144, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board of Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article 144.

SHARE PREMIUM ACCOUNT

145.

The Board of Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

146.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

147.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to an electronic mail address provided by such Shareholder, or by facsimile should the Board of Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

148.

Whenever notice is required to be given under any provision of the Companies Act or these Articles, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Neither the business to be transacted at, nor the purpose of, any general meeting of the Shareholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

149.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)

electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by the Board of Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

150.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

151.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

152.

Every Director (including for the purposes of this Article 152, any alternate Director appointed pursuant to the provisions of these Articles), the Secretary, an assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

153.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company;

(b)	for any loss on account of defect of title to any property of the Company;

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested;

(d)	for any loss incurred through any bank, broker or other similar Person;

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

154.	The Company shall not be obligated to indemnify any Person in connection with any action or proceeding (or any part thereof):

(a)

for which payment has actually been made to and received by or on behalf of such Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)

for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of national, federal, state or local statutory law or common law, if such Person is held liable therefor (including pursuant to any settlement arrangements);

(c)

for any reimbursement of the Company by such Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)

initiated by such Person, including any action or proceeding (or any part thereof) initiated by such Person against the Company, any legal entity which it controls, any Director or Officer thereof or any third party, unless (i) the Board of Directors has consented to the initiation of such action or proceeding or part thereof, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law (provided, however, that this Article 154(d)shall not apply to counterclaims or affirmative defences asserted by such Person in an action brought against such Person), (iii) otherwise required to be made under Article 156 or (iv) otherwise required by applicable law; or

(e)

if prohibited by applicable law; provided, however, that if any provision or provisions of this Indemnity (as defined in Article 161) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Indemnity (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Indemnity (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

155.

The Company, to the fullest extent permitted by law, may indemnify and advance expenses to any Indemnified Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company or any predecessor of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

156.

If a claim for indemnification (following the final disposition of the applicable action or proceeding) under this Indemnity is not paid in full within 60 days, or a claim for advancement of expenses under this Indemnity is not paid in full within 30 days after a written claim therefor has been received by the Company, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

157.

The rights conferred on any Indemnified Person by this Indemnity shall not be exclusive of any other rights which such Indemnified Person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of shareholders or disinterested Directors or otherwise.

158.

The Company may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Companies Act.

159.

The Company’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

160.

Subject to the terms of any provision of these Articles or agreement between the Company and any Director, Officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Indemnity shall continue notwithstanding that the Indemnified Person has ceased to be a Director, Officer, employee or agent of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Indemnified Person.

161.

Neither any amendment nor repeal of Article 152, Article 153, Article 154, Article 155, Article 156, Article 157, Article 158, Article 159, Article 160 or this Article 161 (collectively, the “Indemnity”), nor the adoption by amendment of these Articles of any provision inconsistent with the Indemnity, shall eliminate or reduce the effect of the Indemnity in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for the Indemnity, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

NON-RECOGNITION OF TRUSTS

162.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided, that notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Board of Directors.

WINDING UP

163.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

164.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

165.

Subject to the Companies Act, the rights attaching to the various Classes or any other provisions of these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

166.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Board of Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, the Commission and/or any competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

167.

In lieu of or apart from closing the Register, the Board of Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Board of Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

168.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article 168, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

169.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 169, the Board of Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

170.	The Company may merge or consolidate in accordance with the Companies Act.

171.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

172.

The Board of Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXCLUSIVE FORUM

173.

To the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Specified Court”) shall be the sole and exclusive forum for any Shareholder (including a Beneficial Owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, Officer or other employee, agent or Shareholder to the Company or to the Shareholders, (c) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or shareholders arising pursuant to any provision of the Companies Act or these Articles, or (d) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or Shareholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article 173 is filed in a court other than the Specified Court (a “Foreign Action”) by any Shareholder (including any Beneficial Owner), to the fullest extent permitted by law, such Shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the Specified Court in connection with any action brought in any such court to enforce this Article 173; and (ii) having service of process made upon such Shareholder in any such action by service upon such Shareholder’s counsel in the Foreign Action as agent for such Shareholder.

174.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by the Companies Act or these Articles, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

175.

To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of Article 173 and Article 174.

GENERAL

176.

If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any section or paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by the Companies Act or these Articles, in any way be affected or impaired thereby.

CERTAIN TAX FILINGS

177.

Each Tax Filing Authorised Person and any such other Person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other Person prior to the date of these Articles.

Annex C

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] between Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Surviving Company”) and Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Merging Company”).

WHEREAS, the Merging Company is a Cayman Islands exempted company incorporated with limited liability and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised), of the Cayman Islands (the “Cayman Companies Act”).

WHEREAS, the Surviving Company is a Cayman Islands exempted company incorporated with limited liability and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Cayman Companies Act.

WHEREAS, the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated April 25, 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”), a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies (as defined in the Cayman Companies Act) to this Merger are the Surviving Company and the Merging Company.

2.	The surviving company (as defined in the Cayman Companies Act) is the Surviving Company.

3.

The registered office of each of the Surviving Company and the Merging Company is c/o Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands.

4.

Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and the Surviving Company will have one ordinary share in issue.

5.

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be £25,000 divided into 25,000 ordinary shares with a par value of £1 per share and the Merging Company will have 1,000 ordinary shares in issue.

6.

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Cayman Companies Act (the “Effective Date”).

7.

The terms and conditions of the Merger, including the manner and basis of cancelling the one ordinary share of the Surviving Company and converting the ordinary shares of the Merging Company into one ordinary share of the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8.

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9.

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

10.	There are no amounts or benefits, which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11.	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12.	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13.	The names and addresses of each director of the surviving company (as defined in the Cayman Companies Act) are:

a.	[Insert name of Director] of [Insert personal address of Director];

b.	[Insert name of Director] of [Insert personal address of Director];

c.	[repeat for all Directors of the surviving company (i.e. the merged entity)].

14.	Upon the Merger becoming effective, the Surviving Company shall be renamed “OpSec Holdings Limited”.

15.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Cayman Companies Act.
16.

This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Cayman Companies Act by way of unanimous written resolutions of the shareholders of the Merging Company. This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Cayman Companies Act.

17.	At any time prior to the Effective Date, this Plan of Merger may be:

a)	terminated by the board of directors of either the Surviving Company or the Merging Company;

b)	amended by the board of directors of both the Surviving Company and the Merging Company to:

i.	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18.	This Plan of Merger may be executed in counterparts.

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

C-2

In witness whereof, the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

OPAL MERGER SUB I	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

ORCA HOLDINGS LIMITED	)

Annexure 1

Business Combination Agreement

(See attached).

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

(See attached).

Annex D

Confidential Investcorp Europe Acquisition Corp I Century Yard, Cricket Square, Elgin Avenue PO Box 1111 George Town, Grand Cayman Cayman Islands KY1-1102	April 23, 2023

Attention: The Special Committee of the Board of Directors

Ladies and Gentlemen:

Investcorp Europe Acquisition Corp I (the “Company”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to provide an opinion to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (in their capacity as members of the Special Committee) as to whether the Exchange Ratio (as defined below) provided for in the Second Merger (as defined below) pursuant to the Agreement (as defined below), after giving effect to the Related Transactions (as defined below), is fair, from a financial point of view, to the holders of Company Class A Shares (as defined below) other than the Sponsor Members and their affiliates (as defined below) (without giving effect to any impact of the Mergers or the Related Transactions on any particular holder of Company Class A Shares other than in its capacity as a holder of Company Class A Shares).

Description of the Transaction

It is Duff & Phelps’ understanding that the Company is contemplating entering into a Business Combination Agreement (the “Agreement”), by and among OpSec Holdings (“Pubco”), Opal Merger Sub I, a wholly owned subsidiary of Pubco (“Merger Sub I”), Opal Merger Sub II, a wholly owned subsidiary of Pubco (“Merger Sub II”), Orca Holdings Limited (the “Target”), Orca Midco Limited, a majority owned subsidiary of the Target (“Orca Midco”), Orca Bidco Limited, a wholly owned subsidiary of the Target (“Orca”), Investcorp Technology Secondary Fund 2018, L.P. (“ITSF”), Mill Reef Capital Fund ScS (“Mill Reef” and, together with ITSF, the “Target Shareholders”), and the Company, pursuant to which, among other things, (a) the Target Shareholders will contribute all of the outstanding ordinary shares of the Target, par value £0.00001 per share (the “Target Ordinary Shares”), to Pubco in exchange for (i) 23,577,550 ordinary shares of Pubco, par value of $0.0001 per share (“Pubco Ordinary Shares”), (ii) an aggregate amount of cash equal to $10,000,000 (the “Share Contribution”), and (iii) the right to receive an additional 1,277,550 Pubco Ordinary Shares upon satisfaction of certain vesting conditions, (b) the Target will merge with and into Merger Sub I (the “First Merger”), with Merger Sub I surviving the First Merger as a wholly owned subsidiary of Pubco and (c) the Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”) with the Company surviving the Second Merger as a wholly owned subsidiary of Pubco.

We in addition understand that as a result of the Mergers (a) each outstanding Target Ordinary Share shall be automatically converted for the right to receive one Pubco Ordinary Share, (b) each outstanding unit of the Company (the “Company Public Units”), consisting of one Class A ordinary share of the Company, par value $0.0001 per share (“Company Class A Share”) and one-half of one redeemable warrant of the Company

Kroll, LLC 55 E. 52nd St. Floor 17 New York, NY 10055	T +1 212 871 2000

Investcorp Europe Acquisition Corp I

April 23, 2023

(“Company Warrant”), shall be automatically detached and each holder shall be deemed to hold one Company Class A Share and one-half of a Company Warrant, (b) each outstanding Company Class A Share shall be exchanged for the right to receive one Pubco Ordinary Share (the “Exchange Ratio”) and (c) each outstanding Company Warrant shall cease to represent a right to acquire the number of Company Class A Shares set forth in such Company Warrant and shall be converted into a right to acquire an equal number of Pubco Ordinary Shares. We also understand that pursuant to the Agreement, concurrently with, and as part of the same transaction as, the Second Merger, Europe Acquisition Holdings Limited (the “Sponsor”) and other holders of Class B ordinary shares of the Company (collectively, the “Sponsor Members”), par value $0.0001 per share (“Company Class B Shares” and, together with the Company Class A Shares, the “Company Ordinary Shares”) will sell (the “Company Class B Share Sale”) their Company Class B Shares to Pubco in exchange for one Pubco Ordinary Share for each Company Class B Share.

We also understand that concurrently with the execution and delivery of the Agreement, the Sponsor Members will enter into a Sponsor Support Agreement, pursuant to which, among other things, certain of the Sponsor Members will, (a) immediately prior to the Share Contribution, but subject to the consummation of the Second Merger, surrender for nil consideration and cancel in aggregate, 2,555,100 Company Class B Shares (the “Share Cancellation”), (b) immediately following the Share Contribution, but subject to the consummation of the Second Merger, transfer to the Target Shareholders 2,050,000 Company Warrants held by Sponsor, (c) subject 50% of the Pubco Ordinary Shares held by such Sponsor Member as of immediately following consummation of the Second Merger to vesting and forfeiture conditions set forth therein. We in addition understand that, (a) prior to the Mergers, Pubco and the Company expect to enter into PIPE Subscription Agreements with certain investors, pursuant to which, and on the terms and subject to the conditions therein, such investors will purchase (the “PIPE Subscriptions”) equity securities of Pubco (“Pubco Securities”) promptly following the consummation of the First Merger and prior to the consummation of the Second Merger, and (b) concurrently with the execution and delivery of the Agreement, the Sponsor, Pubco and the Company will enter into a Backstop Agreement (the “Backstop Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Sponsor (or its designees) will purchase a number of Pubco Securities for an aggregate purchase price not to exceed $50,000,000 on the same terms and subject to the same conditions as the PIPE Subscriptions (the “Backstop”). We also understand that following the execution and delivery of the Agreement, each of Orca Midco and Pubco shall use commercially reasonable efforts to enter into an exchange agreement with the holders of equity in Orca Midco other than the Target prior to the Share Contribution in a form reasonably acceptable to the Company (the “Orca Midco Share Exchange Agreement”). The Company Class B Share Sale, the Share Contribution, the Share Cancellation (and the other transactions contemplated by the Support Agreement), the PIPE Subscriptions, the Backstop and the transactions contemplated by the Orca Midco Share Exchange Agreement are collectively referred to herein as the “Related Transactions,” and the Related Transactions, together with the Mergers, are referred to herein as the “Transaction.”

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s audited balance sheet as of December 31, 2021 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from March 22, 2021 (inception) through December 31, 2021 on Form 10-K filed with the Securities and Exchange

Investcorp Europe Acquisition Corp I

April 23, 2023

Commission (“SEC”) on April 1, 2022 and the Company’s unaudited interim financial statements for March 31, 2022, June 30, 2022 and September 30, 2022 included in the Company’s Forms 10-Q filed with the SEC on May 16, 2022, August 4, 2022 and November 14, 2022, respectively;

b.

Audited financial information for Orca for the fiscal years ended March 31, 2020 to March 31, 2022, and unaudited financial information for the Target for the fiscal year ended March 31, 2023, which the Target’s management identified as being the most current financial statements available and on which we were instructed to rely by management of the Company and by the Special Committee;

c.

Capitalization information for Pubco, prepared by the Company, pro forma for the Transaction, provided to us by management of the Company and on which we were instructed to rely by management of the Company and by the Special Committee;

d.

Other internal documents relating to the history, current operations, and probable future outlook of the Target, including financial projections for the years ended March 31, 2024 through March 31, 2025, prepared by the Target and provided to us by management of the Company (the “Financial Projections”) and on which we were instructed to rely by the management of the Company and by the Special Committee;

e.

A letter dated April 23, 2023 from the management of the Company which made certain representations as to historical financial statements, the Financial Projections and the assumptions underlying the Financial Projections;

f.	The Investor Presentation dated March 2023; and

g.	A draft of the Agreement, dated April 21, 2023;

2.	Discussed the information referred to above and the background and other elements of the Transaction with the management of the Company and with the management of the Target;

3.	Discussed with management of the Target the plans and intentions with respect to the management and operation of the Target following the completion of the Transaction;

4.	Performed certain financial and comparative analyses, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Transaction, Duff & Phelps, with the Special Committee’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.

Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken;

3.

Assumed that any estimates, evaluations, forecasts and projections and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions, including the assumption that the Related Transactions will be completed substantially concurrently with or prior to consummation of the Mergers;

Investcorp Europe Acquisition Corp I

April 23, 2023

4.

Assumed that information supplied by and representations made by Company and the Target management regarding the Company, the Target, and the Transaction are accurate in all respects, except as would not be material to our analyses or this Opinion;

5.	Assumed that the representations and warranties made in the Agreement are accurate in all respects, except as would not be material to our analyses or this Opinion;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Target since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.

Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the Agreement without any amendments thereto or waivers of any terms or conditions thereof that would be material to our analyses or this Opinion; and

9.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Target, or the contemplated benefits expected to be derived in the Transaction.

With the Special Committee’s consent, we have evaluated the fairness, from a financial point of view, to the holders of Company Class A Shares other than the Sponsor Members and their affiliates of the Exchange Ratio provided for in the Second Merger based solely on a comparison of (a)(i) the implied aggregate equity value reference ranges we believe are indicated by our financial analyses of Pubco after giving effect to the Transaction, multiplied by (ii) the aggregate ownership percentage of such holders in Pubco after giving effect to the Transaction assuming a range of redemptions by such holders, all as provided to us by Company management, and without taking into account the potential dilutive or other effects of warrants to purchase Pubco Ordinary Shares or any Pubco Ordinary Shares issued or issuable to the Target Shareholders or the Sponsor Members as contingent consideration, and (b) the aggregate amount of the trust account established by the Company for the benefit of such holders that would be payable to such holders in a redemption of their Company Class A Shares. In addition, given the Company’s nature as a special purpose acquisition company, for informational purposes in reviewing the value implied for Pubco by the Transaction, Duff & Phelps assumed that each Pubco Ordinary Share has a value of $10.00 per share, with such $10.00 value being based on the Exchange Ratio of one Pubco Ordinary Share for one Company Class A Share, the sale price of the Company Public Units sold in the Company’s initial public offering, and the approximate amount of cash contained in the Company’s trust account per outstanding Company Class A Share (which assumption does not take into account dilution from the Company Class B Shares, the Pubco Ordinary Shares to be issued in the Transaction, warrants to purchase Company Ordinary Shares, warrants to purchase Pubco Ordinary Shares, or any securities issued to investors pursuant to the PIPE Subscriptions, the Backstop or other financing and does not reflect or purport to reflect the amount of cash per Pubco Ordinary Share or per Company Ordinary Share to be available to Pubco or the Company on the consummation of the Transaction) .

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. At the Special Committee’s direction, for purposes of our analyses and this Opinion we have evaluated the Target as though all of the shares of Orca Midco were owned by the Target.

Investcorp Europe Acquisition Corp I

April 23, 2023

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the solvency of the Company, the Target, Pubco or any other party to the Transaction or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor was Duff & Phelps furnished with any such appraisals. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company or the Target, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective and that of the holders Company Class A Shares other than the Sponsor Members and their affiliates, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (c) advise the Special Committee or any other party with respect to alternatives to the Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company Ordinary Shares, the Pubco Ordinary Shares, the Target Ordinary Shares or any other securities of the Company, Pubco or the Target or other securities (or anything else) or how any such shares may trade at any time. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s, the Target’s or Pubco’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of Pubco’s, the Company’s, the Target’s or any other party’s officers, directors, or employees, or any class of such persons, whether relative to the consideration to be issued by Pubco in the Transaction pursuant to the Agreement or otherwise, or with respect to the fairness of any such compensation.

This Opinion is furnished for the use and benefit of the Special Committee (in its capacity as such), in connection with its consideration of the Transaction and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (a) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (b) other than assuming the consummation thereof in accordance with the Agreement, does not address any of the Related Transactions; (c) is not a recommendation as to how the Special Committee, the Board or any equityholder of the Company or the Target should vote or act with respect to any matters relating to the Transaction including, without limitation, whether any holder of Company Class A Shares should redeem their shares, or whether to proceed with the Transaction or any related transaction, and (d) does not indicate that the Exchange Ratio provided for in the Second Merger pursuant to the Agreement (or the Pubco Ordinary Shares issued as consideration in the Company Class B Share Sale or Share Contribution) is the best possibly attainable by the Company under any circumstances. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

Except for the Opinion expressed herein, Duff & Phelps does not express any view or opinion as to (a) any other term, aspect or implication of (i) the Transaction (including, without limitation, the form or structure of the Transaction) or the Agreement or (ii) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Transaction or (b) the fairness, financial or otherwise, of the Transaction and/or the Agreement to, or of any consideration to be paid to or received by, the holders of any class of securities of the Company, Pubco or the Target (including, without limitation, the fairness of the Exchange Ratio relative to the fairness of the number of Pubco Ordinary Shares to be issued in the

Investcorp Europe Acquisition Corp I

April 23, 2023

Company Class B Sale or the Share Contribution). This Opinion does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of the Company or any other party or person). Duff & Phelps also does not address, or express a view with respect to, any acquisition of control or effective control of the Company or Pubco by any equityholder or group of shareholders of the Target.

This Opinion does not in any way address the appropriate capital structure of Pubco, whether Pubco should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction, including, without limitation the PIPE Subscriptions, or the likelihood of obtaining such financing, or whether or not the Company, Pubco, the Target, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction.

Disclosure of Prior Relationships

Duff & Phelps will receive a fee for its services to the Special Committee. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of its engagement letter with the Company, the entirety of Duff & Phelps’ fee is deemed to be earned upon the delivery by Duff & Phelps of this Opinion to the Special Committee; a portion of such fee is payable upon delivery of this Opinion to the Special Committee and a substantial portion is payable upon the earliest to occur of (a) the closing of the Transaction, (b) the closing of a business combination or transaction, other than the Transaction, involving the Company, or (c) the dissolution of the Company. Other than this engagement, Duff & Phelps has provided and continues to provide valuation advisory services to affiliates of the Company. For these engagements, Duff & Phelps receives customary fees, expense reimbursement, and indemnification. In addition, Duff & Phelps may seek to provide the Company, the Target, Pubco and their respective affiliates and equity holders with financial advisory and other services in the future, for which services Duff & Phelps would expect to receive compensation.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Exchange Ratio provided for in the Second Merger pursuant to the Agreement, after giving effect to the Related Transactions, is fair, from a financial point of view, to the holders of Company Class A Shares other than the Sponsor Members and their affiliates (without giving effect to any impact of the Mergers or the Related Transactions on any particular holder of Company Class A Shares other than in its capacity as a holder of Company Class A Shares).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice

Kroll, LLC

Annex E

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated April [●], 2023, is made by and among Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company incorporated with limited liability (“SPAC”), OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability (“Pubco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated December 14, 2021, by and between SPAC and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, SPAC issued (i) 16,400,000 Private Placement Warrants to the Sponsor, and (ii) and 34,500,000 Units, each consisting of one Class A ordinary share of SPAC, par value $0.0001 per share (the “SPAC Class A Shares”), and one-half of one whole Public Warrant;

WHEREAS, on April 25, 2023, SPAC, Pubco, Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability, Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability (“Merger Sub II”), Orca Holdings Limited, Orca Midco Limited, Orca Bidco Limited, Investcorp Technology Secondary Fund 2018, L.P., and Mill Reef Capital Fund SCS entered into a business combination agreement (as amended, modified or supplemented, from time to time, the “Business Combination Agreement”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the Business Combination Agreement, SPAC will merge with and into Merger Sub II, with SPAC surviving such merger as a wholly owned subsidiary of Pubco (as defined in the Business Combination Agreement, the “Second Merger”), and as a result of the Second Merger, the holders of SPAC Class A Shares shall become holders of ordinary shares of Pubco (the “Pubco Ordinary Shares”);

WHEREAS, upon consummation of the Second Merger, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for SPAC Class A Shares but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for Pubco Ordinary Shares;

WHEREAS, the Board of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, in connection with the Second Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to Pubco and Pubco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders in any material respect under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1 Assignment and Assumption. As of and with effect on and from the Second Merger Closing (as defined in the Business Combination Agreement, the “Second Merger Closing”): SPAC hereby assigns to Pubco all of SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby); Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Second Merger Closing.

1.2 Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by SPAC to Pubco pursuant to Section 1.1 hereof and the assumption of the Existing Warrant Agreement by Pubco from SPAC pursuant to Section 1.1 hereof, in each case effective as of the Second Merger Closing, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Second Merger Closing.

2.	Amendment of Existing Warrant Agreement.

2.1 Effective as of the Second Merger Closing, SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the Second Merger and the transactions contemplated by the Business Combination Agreement).

2.2 Conversion of Warrants. Pursuant to Section 3.6(c) of the Business Combination Agreement, each Warrant that is outstanding immediately prior to the Second Merger Effective Time (as defined in the Business Combination Agreement) shall cease to represent a right to acquire the number of SPAC Class A Shares set forth in such Warrant and shall be converted at the Second Merger Effective Time into a right to acquire that number of Pubco Ordinary Shares equal to (i) the number of SPAC Class A Shares set forth in such Warrant multiplied by (ii) the Exchange Ratio (as defined in the Business Combination Agreement) on substantially the same terms as were in effect immediately prior to the Second Merger Effective Time under the terms of the Existing Warrant Agreement.

2.3 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.4 References to the “Company”. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Pubco.

2.5 References to Class A ordinary shares. All references to “Class A ordinary shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Pubco Ordinary Shares.

2.6 References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Second Merger Closing.

2.7 Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on Pubco shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by Pubco with the Warrant Agent), as follows:

If to Pubco, to:

Paget-Brown Financial Services Limited

Century Yard

Cricket Square

P.O. Box 1111

George Town, Grand Cayman

KY1-1102, Cayman Islands

Attn: The Directors

Email: notices@pagetbrownfs.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attn: Michael E. Ellis; Kunal Dogra

Email: mellis@proskauer.com; KDogra@proskauer.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by SPAC to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with SPAC), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1 Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Second Merger and substantially contemporaneous occurrence of the Second Merger Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of Pubco, SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of Pubco and SPAC hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of Pubco and SPAC hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INVESTCORP EUROPE ACQUISITION CORP I

By:
Name:
Title:

OPSEC HOLDINGS

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.

Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except where any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Pubco’s memorandum and articles of association permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred in their capacities as such, except through their own actual fraud, willful default, willful neglect or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, Pubco intends to enter into indemnification agreements with its directors and officers that will provide such persons with additional indemnification beyond that provided in Pubco’s memorandum and articles of association.

Item 21.

Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of April 25, 2023, by and among IVC Europe, Pubco, Merger Sub I, Merger Sub II, OpSec and the OpSec Shareholders (included as Annex A to the proxy statement/prospectus)

2.2	Form of Plan of Merger, by and between IVC Europe and Merger Sub II (included as Annex C to the proxy statement/prospectus)

3.1	Amended and Restated Memorandum and Articles of Association of IVC Europe

3.2	Amended and Restated Memorandum and Articles of Association of Pubco (included as Annex B to the proxy statement/prospectus)

4.1	Specimen IVC Europe Public Unit Certificate

4.2	Specimen IVC Europe Class A Ordinary Share Certificate

4.3	Specimen IVC Europe Public Warrant Certificate

4.4	Warrant Agreement, dated December 14, 2021, between IVC Europe and Continental, as warrant agent

4.5	Form of Warrant Assignment, Assumption and Amendment Agreement, between IVC Europe, Pubco and Continental, as warrant agent (included as Annex E to the proxy statement/prospectus)

4.6	Specimen Pubco Ordinary Share Certificate

4.7	Specimen Pubco Warrant Certificate

5.1*	Opinion of Walkers (Cayman) regarding the validity of Pubco Ordinary Shares to be issued

5.2*	Opinion of Shearman & Sterling LLP

8.1*	Tax Opinion of Shearman & Sterling LLP

10.1	Insider Letter Amendment, dated April 25, 2023, among IVC Europe, the Sponsor and each of the officers and directors of IVC Europe

10.2	Investment Management Trust Agreement, dated December 14, 2021, between IVC Europe and Continental, as trustee

10.3	Registration Rights Agreement, dated December 14, 2021, among IVC Europe, the Sponsor and certain other securityholders set forth therein

10.4	Private Placement Warrants Purchase Agreement, dated December 14, 2021, by and between IVC Europe and the Sponsor

10.5	Sponsor Support Agreement, dated April 25, 2023, by and among the Sponsor, IVC Europe and certain shareholders of IVC Europe specified therein.

10.6	Form of Indemnity Agreement, dated December 14, 2021, between IVC Europe and each of the officers and directors of IVC Europe

10.7	Form of Registration Rights Agreement by and among Pubco, Sponsor, IVC Europe, and other parties as set forth therein

10.8	Sponsor Support Letter by and among Pubco, IVC Europe, OpSec, and the parties named as set forth therein

10.9	Backstop Agreement, dated April 25, 2023, by and among the Sponsor, IVC Europe, OpSec and Pubco.

10.10*	Form of OpSec 2023 Incentive Award Plan

10.11†	Lease Agreement relating to Unit 40, Phoenix Road, Crowther Industrial Estate, Washington, Tyne and Wear NE38 0AD, dated September 10, 2020, by and between TLW Trading Properties Limited, OpSec Security Limited and Orca Bidco Limited

10.12†	Lease Agreement relating to 1857 Colonial Village Lane, Suite 101, Lancaster, Pennsylvania 17601, dated December 19, 2001, by and between High Properties and OpSec Advantage, Inc. as amended from time to time.

10.13#	Bank Commitment Facility agreement between Skandinaviska Enskilda Banken and Zacco A/S dated August 8, 2023

10.14†#	Share Purchase Agreement, dated March 1, 2023, relating to Zacco A/S by and among Orca Holding Denmark ApS, Orca Bidco Limited and the parties named as set forth therein

10.15#	Amended and Restated Senior Facilities Agreement, dated October 6, 2022 by and among Orca Bdico Limited, Lloyds Bank PLC, HSBC Bank PLC, HSBC UK BANK PLC and the parties named as set forth therein

21.1	List of Subsidiaries of Pubco

23.1	Consent of Grant Thornton UK LLP, independent registered public accounting firm for OpSec

23.2	Consent of Marcum LLP, independent registered public accounting firm for IVC Europe

23.3	Consent of KPMG P/S, independent registered public accounting firm for Zacco

23.4*	Consent of Walkers (Cayman) (included in Exhibit 5.1)

23.5*	Consent of Shearman & Sterling LLP (included in Exhibit 5.2 and Exhibit 8.1)

99.1*	Form of Proxy for IVC Europe Extraordinary General Meeting

99.2	Consent of Dr. Selva Selvaratnam to be named as a director

99.3	Consent of Bev Dew to be named as a director

99.4	Consent of Michael Mauer to be named as a director

99.5	Consent of Pam Jackson to be named as a director

99.6	Consent of Gilbert Kamieniecky to be named as a director

99.7	Consent of Roberta Vezzoli to be named as a director

99.8	Consent of Federico Minoli to be named as a director

99.9	Fairness Opinion from Kroll, LLC (included as Annex D to the proxy statement/prospectus)

107	Filing Fee Table

*	To be filed by amendment
†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
#

Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.

Item 22.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in George Town, Cayman Islands on November 22, 2023.

OPSEC HOLDINGS

By:	/s/ Gilbert Kamieniecky
Gilbert Kamieniecky
Director

Pursuant to the requires of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gilbert Kamieniecky	Director	November 22, 2023
Gilbert Kamieniecky

/s/ Bonnie Willkom	Director	November 22, 2023
The Director Ltd By Bonnie Willkom

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of OpSec Holdings, has signed this registration statement in the City of Dublin, State of California, on November 22, 2023.

/s/ THOMAS PEISTRUP
Name: Thomas Peistrup
Title: Authorized Representative